BEAR STEARNS ASSET BACKED SECURITIES I LLC

Depositor

EMC MORTGAGE CORPORATION

Seller, Master Servicer and Company

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

Trustee

____________________

POOLING AND SERVICING AGREEMENT

Dated as of April 1, 2007

________________________________________

BEAR STEARNS ASSET BACKED SECURITIES I TRUST 2007-AC4

ASSET-BACKED CERTIFICATES, SERIES 2007-AC4

ARTICLE I DEFINITIONS
Section 1.01	Defined Terms.
Section 1.02	Allocation of Certain Interest Shortfalls.
ARTICLE II CONVEYANCE OF TRUST FUND REPRESENTATIONS AND WARRANTIES
Section 2.01	Conveyance of Trust Fund.
Section 2.02	Acceptance of the Mortgage Loans.
Section 2.03	Representations, Warranties and Covenants of the Company, the Master Servicer, the Trustee and the Seller.
Section 2.04	Representations and Warranties of the Depositor.
Section 2.05	Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.
Section 2.06	Countersignature and Delivery of Certificates.
Section 2.07	Purposes and Powers of the Trust.
ARTICLE III ADMINISTRATION AND SERVICING OF EMC MORTGAGE LOANS BY COMPANY
Section 3.01	The Company.
Section 3.02	Due-on-Sale Clauses; Assumption Agreements.
Section 3.03	Subservicers.
Section 3.04	Documents, Records and Funds in Possession of Company To Be Held for Trustee.
Section 3.05	Maintenance of Hazard Insurance.
Section 3.06	Presentment of Claims and Collection of Proceeds.
Section 3.07	Maintenance of the Primary Mortgage Insurance Policies.
Section 3.08	Fidelity Bond, Errors and Omissions Insurance.
Section 3.09	Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.
Section 3.10	Servicing Compensation.
Section 3.11	REO Property.
Section 3.12	Liquidation Reports.
Section 3.13	Books and Records.
ARTICLE IV ADMINISTRATION AND MASTER SERVICING OF MORTGAGE LOANS BY MASTER SERVICER
Section 4.01	Master Servicer.
Section 4.02	REMIC-Related Covenants.
Section 4.03	Monitoring of Company and Servicer.
Section 4.04	Fidelity Bond.
Section 4.05	Power to Act; Procedures.
Section 4.06	Due-on-Sale Clauses; Assumption Agreements.
Section 4.07	Release of Mortgage Files.
Section 4.08	Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.
Section 4.09	Standard Hazard Insurance and Flood Insurance Policies.
Section 4.10	Presentment of Claims and Collection of Proceeds.
Section 4.11	Maintenance of the Primary Mortgage Insurance Policies.
Section 4.12	Trustee to Retain Possession of Certain Insurance Policies and Documents.
Section 4.13	Realization Upon Defaulted Mortgage Loans.
Section 4.14	Compensation for the Master Servicer.
Section 4.15	REO Property.
Section 4.16	Annual Statement as to Compliance.
Section 4.17	Assessments of Compliance and Attestation Reports.
Section 4.18	Reports Filed with Securities and Exchange Commission.
Section 4.19	Intention of the Parties and Interpretation.
Section 4.20	UCC.
Section 4.21	Optional Purchase of Certain Mortgage Loans.
ARTICLE V ACCOUNTS
Section 5.01	Collection of Mortgage Loan Payments; Protected Account.
Section 5.02	Permitted Withdrawals From the Protected Account.
Section 5.03	Reports to Master Servicer.
Section 5.04	Collection of Taxes; Assessments and Similar Items; Escrow Accounts.
Section 5.05	Servicer Protected Accounts.
Section 5.06	Master Servicer Collection Account.
Section 5.07	Permitted Withdrawals From the Master Servicer Collection Account.
Section 5.08	Distribution Account.
Section 5.09	Permitted Withdrawals and Transfers from the Distribution Account.
ARTICLE VI DISTRIBUTIONS AND ADVANCES
Section 6.01	Advances.
Section 6.02	Compensating Interest Payments.
Section 6.03	REMIC Distributions.
Section 6.04	Distributions.
Section 6.05	Allocation of Realized Losses.
Section 6.06	Monthly Statements to Certificateholders.
Section 6.07	REMIC Designations and REMIC Distributions.
Section 6.08	Reserve Fund.
Section 6.09	Class P Certificate Account.
Section 6.10	Class A-1/A-2 Net WAC Pass-Through Amount; Class A-3/A-2 Net WAC Pass-Through Amount; Class A-1/A-2/A-3 Net WAC Reserve Account.
ARTICLE VII THE CERTIFICATES
Section 7.01	The Certificates.
Section 7.02	Certificate Register; Registration of Transfer and Exchange of Certificates.
Section 7.03	Mutilated, Destroyed, Lost or Stolen Certificates.
Section 7.04	Persons Deemed Owners.
Section 7.05	Access to List of Certificateholders’ Names and Addresses.
Section 7.06	Book-Entry Certificates.
Section 7.07	Notices to Depository.
Section 7.08	Definitive Certificates.
Section 7.09	Maintenance of Office or Agency.
ARTICLE VIII THE COMPANY AND THE MASTER SERVICER
Section 8.01	Liabilities of the Depositor, the Company and the Master Servicer.
Section 8.02	Merger or Consolidation of the Depositor, the Company or the Master Servicer.
Section 8.03	Indemnification of the Master Servicer.
Section 8.04	Limitations on Liability of the Depositor, the Company, the Master Servicer and Others.
Section 8.05	Master Servicer and Company Not to Resign.
Section 8.06	Successor Master Servicer.
Section 8.07	Sale and Assignment of Master Servicing.
ARTICLE IX DEFAULT; TERMINATION OF MASTER SERVICER; TERMINATION OF COMPANY
Section 9.01	Events of Default.
Section 9.02	Trustee to Act; Appointment of Successor.
Section 9.03	Notification to Certificateholders and Rating Agencies.
Section 9.04	Waiver of Defaults.
Section 9.05	Company Default.
Section 9.06	Waiver of Company Defaults.
ARTICLE X CONCERNING THE TRUSTEE
Section 10.01	Duties of Trustee.
Section 10.02	Certain Matters Affecting the Trustee.
Section 10.03	Trustee Not Liable for Certificates or Mortgage Loans.
Section 10.04	Trustee May Own Certificates.
Section 10.05	Trustee’s Fees and Expenses.
Section 10.06	Eligibility Requirements for Trustee.
Section 10.07	Insurance.
Section 10.08	Resignation and Removal of Trustee.
Section 10.09	Successor Trustee.
Section 10.10	Merger or Consolidation of Trustee.
Section 10.11	Appointment of Co-Trustee or Separate Trustee.
Section 10.12	Tax Matters.
Section 10.13	Indemnification of the Trustee.
Section 10.14	Limitations on Liability of the Trustee.
ARTICLE XI TERMINATION
Section 11.01	Termination upon Liquidation or Repurchase of all Mortgage Loans.
Section 11.02	Final Distribution on the Certificates.
Section 11.03	Additional Termination Requirements.
ARTICLE XII MISCELLANEOUS PROVISIONS
Section 12.01	Amendment.
Section 12.02	Recordation of Agreement; Counterparts.
Section 12.03	Governing Law.
Section 12.04	Intention of Parties.
Section 12.05	Notices.
Section 12.06	Severability of Provisions.
Section 12.07	Assignment.
Section 12.08	Limitation on Rights of Certificateholders.
Section 12.09	Inspection and Audit Rights.
Section 12.10	Certificates Nonassessable and Fully Paid.

EXHIBITS

Exhibit A-1	Form of Class A Certificates
Exhibit A-2	Form of Class M Certificates
Exhibit A-3	Form of Class B Certificates
Exhibit A-4	Form of Class C Certificates
Exhibit A-5	Form of Class P Certificates
Exhibit A-6	Form of Class R Certificates
Exhibit B	Mortgage Loan Schedule
Exhibit C	Form of Transferee Affidavit and Agreement
Exhibit D	Form of Transferor Certificate
Exhibit E	Form of Investment Letter (Non-Rule 144A)
Exhibit F	Form of Rule 144A and Related Matters Certificate
Exhibit G	Form of Request for Release
Exhibit H	DTC Letter of Representations
Exhibit I	Schedule of Mortgage Loans with Lost Notes
Exhibit J-1	Form of Treasury Bank Custodial Agreement
Exhibit J-2	Form of Wells Fargo Custodial Agreement
Exhibit K	Form of Back-Up Certification to Form 10-K Certificate
Exhibit L	Form of Mortgage Loan Purchase Agreement
Exhibit M	[Reserved]
Exhibit N	Servicing Criteria to Be Addressed in Assessment of Compliance
Exhibit O	Form 10-D, Form 8-K and Form 10-K Reporting Responsibility
Exhibit P	Additional Disclosure Notification
Exhibit Q-1	Countrywide Servicing Agreement
Exhibit Q-2	Fifth Third Servicing Agreement
Exhibit Q-3	GreenPoint Servicing Agreement
Exhibit Q-4	HSBC Servicing Agreement
Exhibit Q-5	Mid America Servicing Agreement
Exhibit Q-6	National City Servicing Agreement
Exhibit R-1	Countrywide Assignment Agreement
Exhibit R-2	Fifth Third Assignment Agreement
Exhibit R-3	GreenPoint Assignment Agreement
Exhibit R-4	HSBC Assignment Agreement
Exhibit R-5	Mid America Assignment Agreement
Exhibit R-6	National City Assignment Agreement
Exhibit S	Remittance Overview Report
Exhibit T	Remittance Summary Report
Exhibit U	Calculation of Gain-Loss Delinquent Loans
Exhibit V	Form of Certification to be provided by the Trustee to the Depositor
Exhibit W	[Reserved]
Exhibit X	Claims Submitted
Exhibit Y	Default Overview Report
Exhibit Z	Delinquent Summary Report
Exhibit AA	Loss Severity Summary Report
Exhibit BB	Modified Loans Report
Exhibit CC	Form of Transferor Affidavit

POOLING AND SERVICING AGREEMENT, dated as of April 1, 2007, among BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company, as depositor (the “Depositor”), EMC MORTGAGE CORPORATION, a Delaware corporation, as seller (in such capacity, the “Seller”), as master servicer (in such capacity, the “Master Servicer”) and as company (in such capacity, the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee (the “Trustee”).

PRELIMINARY STATEMENT

The Depositor is the owner of the Trust Fund that is hereby conveyed to the Trustee in return for the Certificates.

REMIC I

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the Mortgage Loans and certain other related assets subject to this Agreement (other than the Reserve Fund, the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account and any Prepayment Charge Waiver Amounts) as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC I”. The Class R-1 Certificates will represent the sole class of Residual Interests in REMIC I for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC I Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC I Regular Interests. None of the REMIC I Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC I Pass-Through Rate	Latest Possible Maturity Date(1)
AA	$400,036,715.10	Variable(2)	May 25, 2037
A-1	$3,794,220.00	Variable(2)	May 25, 2037
M-1	$102,050.00	Variable(2)	May 25, 2037
M-2	$69,390.00	Variable(2)	May 25, 2037
B-1	$44,900.00	Variable(2)	May 25, 2037
B-2	$30,620.00	Variable(2)	May 25, 2037
ZZ	$4,122,834.59	Variable(2)	May 25, 2037
P	$100.00	0.00%	May 25, 2037
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC I Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC I Pass-Through Rate” herein.

REMIC II

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC I Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC II”. The Class R-2 Certificates will represent the sole class of Residual Interests in REMIC II for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC II Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC II Regular Interests. None of the REMIC II Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC II Pass-Through Rate	Latest Possible Maturity Date(1)
A-1	$379,422,000.00	(2)	May 25, 2037
M-1	$10,205,000.00	(2)	May 25, 2037
M-2	$6,939,000.00	(2)	May 25, 2037
B-1	$4,490,000.00	(2)	May 25, 2037
B-2	$3,062,000.00	(2)	May 25, 2037
C	$4,082,729.69	(2(3))	May 25, 2037
P	$100.00	0.00%	May 25, 2037
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC II Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC II Pass-Through Rate” herein.
(3)
REMIC II Regular Interest C will not accrue interest on its Uncertificated Principal Balance, but will accrue interest at the related Uncertificated REMIC II Pass-Through Rate on its Uncertificated Notional Amount which shall equal the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest P).

REMIC III

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC II Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC III”. The Class R-3 Certificates will represent the sole class of Residual Interests in REMIC III for purposes of the REMIC Provisions. The following table irrevocably sets forth the designation, the Uncertificated REMIC III Pass-Through Rate, the initial Uncertificated Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each of the REMIC III Regular Interests. None of the REMIC III Regular Interests will be certificated.

Designation	Initial Uncertificated Principal Balance	Uncertificated REMIC III Pass-Through Rate	Latest Possible Maturity Date(1)
A-1	$298,563,000.00	(2)	May 25, 2037
A-2	$63,237,000.00	(2)(3)	May 25, 2037
A-3	$10,000,000.00	(2)	May 25, 2037
A-4	$7,622,000.00	(2)	May 25, 2037
M-1	$10,205,000.00	(2)	May 25, 2037
M-2	$6,939,000.00	(2)	May 25, 2037
B-1	$4,490,000.00	(2)	May 25, 2037
B-2	$3,062,000.00	(2)	May 25, 2037
C	$4,082,729.69	(2(4))	May 25, 2037
P	$100.00	0.00%	May 25, 2037
___________________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each REMIC III Regular Interest.

(2)	Calculated in accordance with the definition of “Uncertificated REMIC III Pass-Through Rate” herein.
(3)
REMIC III Regular Interest A-2 will not accrue interest on its Uncertificated Principal Balance, but will accrue interest at the related Uncertificated REMIC III Pass-Through Rate on its Uncertificated Notional Amount which shall equal the Uncertificated Principal Balance of REMIC II Regular Interest A-1.

(4)	REMIC III Regular Interest C will not accrue interest on its Uncertificated Principal Balance, but will be entitled to 100% of the amounts distributed on REMIC II Regular Interest C.

REMIC IV

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the REMIC III Regular Interests as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC IV”. The Class R-4 Certificates will represent the sole class of Residual Interests in REMIC IV for purposes of the REMIC Provisions.

The following table irrevocably sets forth the designation, Pass-Through Rate, Initial Certificate Principal Balance (or initial Uncertificated Principal Balance, in the case of the Class C Interest or Class P Interest) and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for each class of Certificates and interests that represents ownership of one or more of the Regular Interests in REMIC IV created hereunder.

Designation	Initial Certificate or Uncertificated Principal Balance	Pass-Through Rate	Latest Possible Maturity Date(1)
A-1(2)	$298,563,000.00	Class A-1 Pass-Through Rate	May 25, 2037
A-2(3)	$63,237,000.00	Class A-2 Pass-Through Rate	May 25, 2037
A-3(2)	$10,000,000.00	Class A-3 Pass-Through Rate	May 25, 2037
A-4(2)	$7,622,000.00	Class A-4 Pass-Through Rate	May 25, 2037
A-5(3)	N/A(4)	Class A-5 Pass-Through Rate	May 25, 2037
M-1	$10,205,000.00	Class M-1 Pass-Through Rate	May 25, 2037
M-2	$6,939,000.00	Class M-2 Pass-Through Rate	May 25, 2037
B-1	$4,490,000.00	Class B-1 Pass-Through Rate	May 25, 2037
B-2	$3,062,000.00	Class B-2 Pass-Through Rate	May 25, 2037
Class C Interest	$4,082,729.69	(5)	May 25, 2037
Class P Interest	$100.00	0.00%	May 25, 2037
___________________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for each Class of Class A, Class M and Class B Certificates and the Class C Interest and the Class P Interest.

(2)
Each of the Class A-1, Class A-3 and Class A-4 Certificates represents ownership of a Regular Interest in REMIC IV, as well as the obligation to make payments in respect of Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts and Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, respectively, to the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account for distribution in respect of the Class A-2 Certificates and Class A-5 Certificates, which obligation shall not be an interest in any REMIC but a contractual obligation of the Holders of the Class A-1, Class A-3 and Class A-4 Certificates. For federal income tax purposes, the Regular Interest the ownership of which is represented by this Certificate shall accrue interest at the related Uncertificated REMIC IV Pass-Through Rate instead of the Pass-Through Rate applicable to such Certificate. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts and Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, as applicable, in Section 6.10.

(3)
Each of the Class A-2 Certificates and Class A-5 Certificates represents ownership of a Regular Interest in REMIC IV, as well as the right to receive payments from the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account in respect of Class A-2 Net WAC Pass-Through Allocation Amounts and Class A-5 Net WAC Pass-Through Allocation Amounts, respectively, which payments shall not be in respect of an interest in any REMIC. For federal income tax purposes, the Regular Interest the ownership of which is represented by the Class A-2 Certificates shall have a principal balance equal to the Certificate Principal Balance of such Certificates, but such Regular Interest shall not accrue interest on its principal balance and rather shall be entitled to 70% of the interest distributed on REMIC III Regular Interest A-2. For federal income tax purposes, the Regular Interest the ownership of which is represented by the Class A-5 Certificates shall not have a principal balance but shall rather be entitled to 30% of the interest distributed on REMIC III Regular Interest A-2. Any amount accrued on each Distribution Date by Holders of this Certificate in excess of, or less than, the amount specified in the foregoing sentence for the Regular Interest the ownership of which is represented by this Certificate shall be treated in accordance with the provisions relating to Class A-2 Net WAC Pass-Through Allocation Amounts and Class A-5 Net WAC Pass-Through Allocation Amounts, as applicable, in Section 6.10.

(4)
The Class A-5 Certificates do not have a Certificate Principal Balance but will accrue interest on a Notional Amount which shall be equal to the product of 1.500 and the Certificate Principal Balance of the Class A-2 Certificates.

(5)	The Class C Interest will not accrue interest on its Uncertificated Principal Balance, but will be entitled to 100% of the amounts distributed on REMIC III Regular Interest C.

REMIC V

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the Class C Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC V”. The Class R-5 Interest will represent the sole class of Residual Interests in REMIC V for purposes of the REMIC Provisions.

The following table sets forth the Class designation, Pass-Through Rate, Initial Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates that represents a Regular Interest in REMIC V created hereunder:

Class Designation	Pass-Through Rate	Initial Certificate Principal Balance	Latest Possible Maturity Date(1)
C	(2)	$ 4,082,729.69	May 25, 2037
_______________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for the Class C Certificates.

(2)	The Class C Certificates will receive 100% of the amounts received in respect of the Class C Interest.
REMIC VI

As provided herein, the Trustee shall elect to treat the segregated pool of assets consisting of the Class P Interest as a REMIC for federal income tax purposes, and such segregated pool of assets will be designated as “REMIC VI”. The Class R-6 Interest will represent the sole class of Residual Interests in REMIC VI for purposes of the REMIC Provisions.

The following table sets forth the Class designation, Pass-Through Rate, Initial Certificate Principal Balance and, for purposes of satisfying Treasury Regulation Section 1.860G-1(a)(4)(iii), the “latest possible maturity date” for the indicated Class of Certificates that represents a Regular Interest in REMIC VI created hereunder:

Class Designation	Pass-Through Rate	Initial Certificate Principal Balance	Latest Possible Maturity Date(1)
P	0.00%(2)	$ 100.00	May 25, 2037
_______________
(1)
For purposes of Section 1.860G-1(a)(4)(iii) of the Treasury regulations, the Distribution Date in the month following the maturity date for the Mortgage Loan with the latest maturity date has been designated as the “latest possible maturity date” for the Class P Certificates.

(2)	The Class P Certificates will receive 100% of the amounts received in respect of the Class P Interest.
The Trust Fund shall be named, and may be referred to as, the “Bear Stearns Asset Backed Securities I Trust 2007-AC4.” The Certificates issued hereunder may be referred to as “Asset-Backed Certificates Series 2007-AC4” (including for purposes of any endorsement or assignment of a Mortgage Note or Mortgage).

In consideration of the mutual agreements herein contained, the Depositor, the Master Servicer, the Seller, the Company and the Trustee agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Master Servicing Practices: With respect to any Mortgage Loan, those customary mortgage servicing practices of prudent mortgage servicing institutions that master service mortgage loans of the same type and quality as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, to the extent applicable to the Trustee or the Master Servicer (except in its capacity as successor to Servicer).

Accepted Servicing Practices: With respect to each EMC Mortgage Loan, the procedures, including prudent collection and loan administration procedures, and the standard of care (i) employed by prudent mortgage servicers which service mortgage loans of the same type as the EMC Mortgage Loans in the jurisdictions in which the related Mortgaged Properties are located or (ii) in accordance with the Fannie Mae Guide or Freddie Mac Guide, subject to any variances negotiated with Fannie Mae or Freddie Mac and subject to the express provisions of this Agreement. Such standard of care shall not be lower than that the Company customarily employs and exercises in servicing and administering similar mortgage loans for its own account and shall be in full compliance with all federal, state, and local laws, ordinances, rules and regulations.

Account: The Distribution Account, the Master Servicer Collection Account, the Reserve Fund, the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account and any Protected Account.

Additional Disclosure: As defined in Section 4.18.

Additional Form 10-D Disclosure: As defined in Section 4.18.

Additional Form 10-K Disclosure: As defined in Section 4.18.

Adjustable Rate Mortgage Loan: Each of the Mortgage Loans identified in the Mortgage Loan Schedule as having a Mortgage Rate that is subject to adjustment.

Adjustment Date: With respect to each Adjustable Rate Mortgage Loan, the first day of the month in which the Mortgage Rate of an Adjustable Rate Mortgage Loan changes pursuant to the related Mortgage Note. The first Adjustment Date following the Cut-off Date as to each Adjustable Rate Mortgage Loan is set forth in the Mortgage Loan Schedule.

Advance: An advance of delinquent payments of principal or interest in respect of a Mortgage Loan required to be made by the Company as provided in Section 6.01(a) hereof, by the related Servicer in accordance with the related Servicing Agreement or by the Master Servicer as provided in Section 6.01(b) hereof.

Agreement: This Pooling and Servicing Agreement and any and all amendments or supplements hereto made in accordance with the terms herein.

Amount Held for Future Distribution: As to any Distribution Date, the aggregate amount held in the Company’s or the related Servicer’s Protected Accounts at the close of business on the immediately preceding Remittance Date on account of (i) all Scheduled Payments or portions thereof received in respect of the Mortgage Loans due after the related Due Period and (ii) Principal Prepayments received in respect of such Mortgage Loans after the last day of the related Prepayment Period, (iii) Liquidation Proceeds and Insurance Proceeds received in respect of such Mortgage Loans after the last day of the calendar month immediately preceding such Distribution Date.

Annual Statement of Compliance: As defined in Section 4.16.

Applied Realized Loss Amount: With respect to any Distribution Date and a Class of Class A (other than the Class A-5 Certificates), Class M and Class B Certificates, the sum of the Realized Losses with respect to the Mortgage Loans which have been applied in reduction of the Certificate Principal Balance of a Class of Certificates pursuant to Section 6.05 of this Agreement which have not previously been reimbursed or reduced by any Subsequent Recoveries applied to such Applied Realized Loss Amount.

Appraised Value: With respect to any Mortgage Loan originated in connection with a refinancing, the appraised value of the Mortgaged Property based upon the appraisal made at the time of such refinancing or, with respect to any other Mortgage Loan, the lesser of (x) the appraised value of the Mortgaged Property based upon the appraisal made by a fee appraiser at the time of the origination of the related Mortgage Loan, and (y) the sales price of the Mortgaged Property at the time of such origination.

Assignment Agreement: Shall mean any of the Countrywide Assignment Agreement, Fifth Third Assignment Agreement, GreenPoint Assignment Agreement, HSBC Assignment Agreement, Mid America Assignment Agreement or National City Assignment Agreement.

Assessment of Compliance: As defined in Section 4.17.

Attesting Party: As defined in Section 4.17.

Attestation Report: As defined in Section 4.17.

Bankruptcy Code: Title 11 of the United States Code.

Basis Risk Shortfall Carry Forward Amount: With respect to any Distribution Date and any Class of Class A, Class M and Class B Certificates, an amount equal to the sum of (A) if the Pass-Through Rate for such Class for such Distribution Date is limited to the related Net Rate Cap, the excess, if any, of (a) the amount of Current Interest that such Class would have been entitled to receive on such Distribution Date had the Pass-Though Rate applicable to such Class not been reduced by the applicable Net Rate Cap on such Distribution Date, over (b) the amount of Current Interest that such Class received on such Distribution Date based on the applicable Net Rate Cap on such Distribution Date and (B) the Basis Risk Shortfall Carry Forward Amount for the previous Distribution Date not previously paid, together with interest thereon at a rate equal to the related Pass-Through Rate for the current Distribution Date.

Book-Entry Certificates: Any of the Certificates that shall be registered in the name of the Depository or its nominee, the ownership of which is reflected on the books of the Depository or on the books of a person maintaining an account with the Depository (directly, as a “Depository Participant”, or indirectly, as an indirect participant in accordance with the rules of the Depository and as described in Section 7.06). As of the Closing Date, each Class of Offered Certificates constitutes a Class of Book-Entry Certificates.

Business Day: Any day other than (i) a Saturday or a Sunday, or (ii) a day on which banking institutions in the City of New York, New York, Columbia, Maryland, Minneapolis, Minnesota or the city in which the Corporate Trust Office of the Trustee or the principal office of the Company or the Master Servicer is located are authorized or obligated by law or executive order to be closed.

Certificate: Any one of the certificates of any Class executed and authenticated by the Trustee in substantially the forms attached hereto as Exhibits A-1 through A-6.

Certificateholder or Holder: The person in whose name a Certificate is registered in the Certificate Register (initially, Cede & Co., as nominee for the Depository, in the case of any Book-Entry Certificates).

Certificate Owner: With respect to a Book-Entry Certificate, the Person that is the beneficial owner of such Book-Entry Certificate.

Certificate Principal Balance: As to any Certificate (other than the Class A-5, Class C or Class R Certificates) and as of any Distribution Date, the Initial Certificate Principal Balance of such Certificate plus any Subsequent Recoveries added to the Certificate Principal Balance of such Certificate pursuant to Section 6.04(b), less the sum of (i) all amounts distributed with respect to such Certificate in reduction of the Certificate Principal Balance thereof on previous Distribution Dates pursuant to Section 6.04, and (ii) any Applied Realized Loss Amounts allocated to such Certificate on previous Distribution Dates. As to the Class C Certificates and as of any Distribution Date, an amount equal to the Uncertificated Principal Balance of the Class C Interest.

Certificate Register: The register maintained pursuant to Section 7.02 hereof.

Class: All Certificates bearing the same Class designation as set forth in Section 7.01 hereof.

Class A Certificate: Any of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates.

Class A Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the Principal Distribution Amount for such Distribution Date and (y) the greater of (A) the excess, if any, of (i) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) immediately prior to such Distribution Date, over (ii) the lesser of (a) the product of (1) 85.90% and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), and (b) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus $2,041,004, and (B) the lesser of (I) $1,000, and (II) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) on such Distribution Date prior to principal distributions on such Certificates.

Class A-1 Certificate: Any Certificate designated as a “Class A-1 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the obligation to pay Class A-1/A-2/A-5 Net WAC Pass-Through Amounts.

Class A-1 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.300% per annum, with a maximum rate of 7.500% per annum and a minimum rate of 0.300% per annum, subject to the related Net Rate Cap for such Distribution Date.

Class A-1/A-2/A-5 Net WAC Pass-Through Amount: With respect to any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class A-1 Certificates at the related Uncertificated REMIC IV Pass-Through Rate, over (B) the amount of interest payable on such Distribution Date to the Class A-1 Certificates at the Class A-1 Pass-Through Rate.

Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account: Shall mean the separate trust account or subaccount created and maintained by the Trustee pursuant to Section 6.10(a) hereof.

Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account Deposit: With respect to the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account, an amount equal to $5,000, which the Depositor shall deposit initially into the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account pursuant to Section 6.10(a) hereof.

Class A-1/A-2/A-3/A-4/A-5 Target Rate: Shall mean (A) for any Distribution Date on or prior to the Optional Termination Date, 6.250% per annum, and (B) for any Distribution Date thereafter, 6.750% per annum.

Class A-2 Certificate: Any Certificate designated as a “Class A-2 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the right to receive Class A-2 Net WAC Pass-Through Allocation Amounts.

Class A-2 Net WAC Pass-Through Allocation Amount: With respect to any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Class A-2 Certificates at the Class A-2 Pass-Through Rate on its Certificate Principal Balance, over (B) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class A-2 Certificates.

Class A-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, 25.200% per annum minus the product of 3.500 and One-Month LIBOR, with a maximum rate of 25.200% per annum and a minimum rate of 0.000% per annum and (ii) for each Distribution Date thereafter, 27.300% per annum minus the product of 3.500 and One-Month LIBOR, with a maximum rate of 27.300% per annum and a minimum rate of 2.100%, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class A-3 Certificate: Any Certificate designated as a “Class A-3 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-3 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the obligation to pay Class A-3/A-2/A-5 Net WAC Pass-Through Amounts.

Class A-3 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.300% per annum, with a maximum rate of 7.500% per annum and a minimum rate of 0.300% per annum, subject to the related Net Rate Cap for such Distribution Date.

Class A-3/A-2/A-5 Net WAC Pass-Through Amount: Shall mean, with respect to any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class A-3 Certificates at the related Uncertificated REMIC IV Pass-Through Rate, over (B) the amount of interest payable on such Distribution Date to the Class A-3 Certificates at the Class A-3 Pass-Through Rate.

Class A-4 Certificate: Any Certificate designated as a “Class A-4 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-4 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the obligation to pay Class A-4/A-2/A-5 Net WAC Pass-Through Amounts.

Class A-4 Pass-Through Rate: Shall mean on any Distribution Date, One-Month LIBOR plus 0.300% per annum, with a maximum rate of 7.500% per annum and a minimum rate of 0.300% per annum, subject to the related Net Rate Cap for such Distribution Date.

Class A-4/A-2/A-5 Net WAC Pass-Through Amount: Shall mean, with respect to any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class A-4 Certificates at the related Uncertificated REMIC IV Pass-Through Rate, over (B) the amount of interest payable on such Distribution Date to the Class A-4 Certificates at the Class A-4 Pass-Through Rate.

Class A-5 Certificate: Any Certificate designated as a “Class A-5 Certificate” on the face thereof, in the form of Exhibit A-1 hereto, representing the right to the Percentage Interest of distributions provided for the Class A-5 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV, (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts and (iii) the right to receive Class A-5 Net WAC Pass-Through Allocation Amounts.

Class A-5 Net WAC Pass-Through Allocation Amount: With respect to any Distribution Date, the excess, if any, of (A) the amount of interest payable on such Distribution Date to the Class A-5 Certificates at the Class A-5 Pass-Through Rate on its Notional Amount, over (B) the amount of interest payable on such Distribution Date to the Regular Interest the ownership of which is represented by the Class A-5 Certificates.

Class A-5 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, 7.200% per annum minus One-Month LIBOR, with a maximum rate of 7.200% per annum and a minimum rate of 0.000% per annum and (ii) for each Distribution Date thereafter, 7.800% per annum minus One-Month LIBOR, with a maximum rate of 7.800% per annum and a minimum rate of 0.600%, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class B Certificates: Any of the Class B-1 Certificates and Class B-2 Certificates.

Class B-1 Certificate: Any Certificate designated as a “Class B-1 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class B-1 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (1) One-Month LIBOR plus 1.500% per annum and (2) 11.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (1) One-Month LIBOR plus 2.250% per annum and (2) 11.000% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class B-1 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount and the Class M-2 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment of the Class M-2 Principal Distribution Amount on such Distribution Date) and (4) the Certificate Principal Balance of the Class B-1 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 96.50% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus $2,041,004.

Class B-2 Certificate: Any Certificate designated as a “Class B-2 Certificate” on the face thereof, in the form of Exhibit A-3 hereto, representing the right to its Percentage Interest of distributions provided for the Class B-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class B-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (1) One-Month LIBOR plus 1.800% per annum and (ii) 11.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (1) One-Month LIBOR plus 2.700% per annum and (ii) 11.000% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class B-2 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount, the Class M-1 Principal Distribution Amount, the Class M-2 Principal Distribution Amount and the Class B-1 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the payment of the Class M-1 Principal Distribution Amount on such Distribution Date), (3) the Certificate Principal Balance of the Class M-2 Certificates (after taking into account the payment of the Class M-2 Principal Distribution Amount on such Distribution Date), (4) the Certificate Principal Balance of the Class B-1 Certificates (after taking into account the payment of the Class B-1 Principal Distribution Amount on such Distribution Date) and (5) the Certificate Principal Balance of the Class B-2 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 98.00% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus $2,041,004.

Class C Certificate: Any Certificate designated as a “Class C Certificate” on the face thereof, in the form of Exhibit A-4 hereto, representing the right to its Percentage Interest of distributions provided for the Class C Certificates herein and evidencing (i) a Regular Interest in REMIC V and (ii) the obligation to pay Basis Risk Shortfall Carry Forward Amounts.

Class C Distribution Amount: With respect to any Distribution Date, the sum of (i) the Current Interest for the Class C Interest for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A, Class M and Class B Certificates on such Distribution Date; provided, however that on any Distribution Date after the Distribution Date on which the Certificate Principal Balances of the Class A, Class M and Class B Certificates have been reduced to zero, the Class C Distribution Amount shall include the Overcollateralization Amount. For federal income tax purposes, the Class C Distribution Amount for any Distribution Date shall be an amount equal to 100% of the amounts distributed in respect of REMIC III Regular Interest C on such Distribution Date.

Class C Interest: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class C Certificates, evidencing a Regular Interest in REMIC IV for purposes of the REMIC Provisions.

Class M Certificates: Any of the Class M-1 Certificates and Class M-2 Certificates.

Class M-1 Certificate: Any Certificate designated as a “Class M-1 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-1 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-1 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (1) One-Month LIBOR plus 0.450% per annum and (ii) 11.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (1) One-Month LIBOR plus 0.675% per annum and (ii) 11.000% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-1 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date) and (2) the Certificate Principal Balance of the Class M-1 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 90.90% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus $2,041,004.

Class M-2 Certificate: Any Certificate designated as a “Class M-2 Certificate” on the face thereof, in the form of Exhibit A-2 hereto, representing the right to its Percentage Interest of distributions provided for the Class M-2 Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC IV and (ii) the right to receive Basis Risk Shortfall Carry Forward Amounts.

Class M-2 Pass-Through Rate: Shall mean (i) on any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (1) One-Month LIBOR plus 0.600% per annum and (ii) 11.000% per annum and (ii) for each Distribution Date thereafter, the lesser of (1) One-Month LIBOR plus 0.900% per annum and (ii) 11.000% per annum, in each case subject to a cap equal to the related Net Rate Cap for such Distribution Date.

Class M-2 Principal Distribution Amount: For any Distribution Date, an amount equal to the lesser of (x) the remaining Principal Distribution Amount for such Distribution Date after distribution of the Class A Principal Distribution Amount and the Class M-1 Principal Distribution Amount and (y) the excess, if any, of (a) the sum of (1) the aggregate Certificate Principal Balance of the Class A Certificates (other than the Class A-5 Certificates) (after taking into account the distribution of the Class A Principal Distribution Amount on such Distribution Date), (2) the Certificate Principal Balance of the Class M-1 Certificates (after taking into account the distribution of the Class M-1 Principal Distribution Amount on such Distribution Date) and (3) the Certificate Principal Balance of the Class M-2 Certificates immediately prior to such Distribution Date, over (b) the lesser of (1) the product of (x) 94.30% and (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), and (2) the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) minus $2,041,004.

Class P Certificate: Any Certificate designated as a “Class P Certificate” on the face thereof, in the form of Exhibit A-5 hereto, representing the right to its Percentage Interest of distributions provided for the Class P Certificates as set forth herein and evidencing (i) a Regular Interest in REMIC VI and (ii) the right to receive any Prepayment Charge Waiver Amounts.

Class P Certificate Account: The account established and maintained by the Trustee pursuant to Section 6.09 hereof.

Class P Interest: An uncertificated interest in the Trust Fund held by the Trustee on behalf of the Holders of the Class P Certificates, evidencing a Regular Interest in REMIC IV for purposes of the REMIC Provisions.

Class R Certificate: Any of the Class R-1, Class R-2, Class R-3, Class R-4 or Class RX Certificates.

Class R-1 Certificate: Any Certificate designated a “Class R-1 Certificate” on the face thereof, in the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC I and representing the right to the Percentage Interest of distributions provided for the Class R-1 Certificates as set forth herein.

Class R-2 Certificate: Any Certificate designated a “Class R-2 Certificate” on the face thereof, in the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC II and representing the right to the Percentage Interest of distributions provided for the Class R-2 Certificates as set forth herein.

Class R-3 Certificate: Any Certificate designated a “Class R-3 Certificate” on the face thereof, in the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC III and representing the right to the Percentage Interest of distributions provided for the Class R-3 Certificates as set forth herein.

Class R-4 Certificate: Any Certificate designated a “Class R-4 Certificate” on the face thereof, in the form set forth in Exhibit A-6 hereto, evidencing the Residual Interest in REMIC IV and representing the right to the Percentage Interest of distributions provided for the Class R-4 Certificates as set forth herein.

Class R-5 Interest: The uncertificated Residual Interest in REMIC V.

Class R-6 Interest: The uncertificated Residual Interest in REMIC VI.

Class RX Certificate: Any Certificate designated a “Class RX Certificate” on the face thereof, in the form set forth in Exhibit A-6 hereto, evidencing the ownership of the Class R-5 Interest and Class R-6 Interest and representing the right to the Percentage Interest of distributions provided for the Class RX Certificates as set forth herein.

Closing Date: April 30, 2007.

Code: The Internal Revenue Code of 1986, including any successor or amendatory provisions.

Company: EMC.

Company Information: As defined in Section 4.18(b).

Compensating Interest: An amount, not to exceed the Servicing Fee, to be deposited in the Distribution Account by the Company or the related Servicer with respect to the payment of a Prepayment Interest Shortfall on a Mortgage Loan subject to this Agreement.

Corporate Trust Office: With respect to the Trustee, the designated corporate trust office of the Trustee where at any particular time its corporate trust business with respect to this Agreement shall be administered, which office at the date of the execution of this agreement is located at 9062 Old Annapolis Road, Columbia, MD 21045, Attention: Corporate Trust Services, BSABS I 2007-AC4. For purposes of certificate transfer purposes, such term shall mean the office or agency of the Trustee located at Wells Fargo Bank, N.A., Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479, Attention: Corporate Trust Services, BSABS I 2007-AC4.

Corresponding Certificate: With respect to each REMIC III Regular Interest (other than REMIC III Regular Interests C and P), the Certificate with the corresponding designation.

Corresponding Interest: With respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA and ZZ), the REMIC II Regular Interest with the corresponding designation, and with respect to each REMIC II Regular Interest, the REMIC III Regular Interest with the corresponding designation.

Countrywide: Countrywide Home Loans Servicing LP, or its successor in interest.

Countrywide Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007 among the Seller, Countrywide Home Loans, Inc., Countrywide and the Trustee evidencing the assignment of the Countrywide Servicing Agreement to the Trust, attached hereto as Exhibit R-1.

Countrywide Servicing Agreement: The Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, by and between the EMC and Countrywide Home Loans, Inc., as amended by Amendment No. 1, dated January 1, 2003, Amendment No.2, dated September 1, 2004, Amendment No. 3, dated May 1, 2005 and Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, attached hereto as Exhibit Q-1, as modified by the Countrywide Assignment Agreement.

Current Interest: As of any Distribution Date, with respect to the Certificates and interests of each class (other than the Class P Interest, the Class P Certificates, the Residual Interests and the Residual Certificates), (i) the interest accrued on the Certificate Principal Balance or Notional Amount or Uncertificated Notional Amount, as applicable, during the related Interest Accrual Period at the applicable Pass-Through Rate, plus any amount previously distributed with respect to interest for such Certificate or interest that has been recovered as a voidable preference by a trustee in bankruptcy minus (ii) the sum of (a) any Prepayment Interest Shortfall for such Distribution Date, to the extent not covered by Compensating Interest and (b) any Relief Act Interest Shortfalls during the related Due Period, provided, however, that for purposes of calculating Current Interest for any such class, amounts specified in clause (ii) hereof for any such Distribution Date shall be allocated first to the Class C Certificates and the Class C Interest in reduction of amounts otherwise distributable to such Certificates and interest on such Distribution Date and then any excess shall be allocated to each Class of Class A, Class M and Class B Certificates pro rata based on the respective amounts of interest accrued pursuant to clause (i) hereof for each such Class on such Distribution Date.

Current Report: The Current Report pursuant to Section 13 or 15(d) of the Exchange Act.

Current Specified Enhancement Percentage: With respect to any Distribution Date, the percentage obtained by dividing (x) the sum of (i) the aggregate Certificate Principal Balance of the Class M Certificates and Class B Certificates and (ii) the Overcollateralization Amount, in each case prior to the distribution of the Principal Distribution Amount on such Distribution Date, by (y) the aggregate Stated Principal Balance of the Mortgage Loans as of the end of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month).

Custodial Agreements: The Treasury Bank Custodial Agreement or Wells Fargo Custodial Agreement, as applicable.

Custodians: (i) Treasury Bank or any successor custodian appointed pursuant to the provisions hereof and the Treasury Bank Custodial Agreement and (ii)Wells Fargo Bank, National Association, or any successor custodian appointed pursuant to the provisions hereof and the Wells Fargo Custodial Agreement.

Cut-off Date: April 1, 2007.

Cut-off Date Principal Balance: As to any Mortgage Loan, the unpaid principal balance thereof on the Cut-off Date after application of all Principal Prepayments received prior to the Cut-off Date and scheduled payments of principal due on or before the Cut-off Date, whether or not received, but without giving effect to any installments of principal received in respect of Due Dates after the Cut-off Date. The aggregate Cut-off Date Principal Balance of the Mortgage Loans is $408,200,729.69.

Debt Service Reduction: With respect to any Mortgage Loan, a reduction by a court of competent jurisdiction in a proceeding under the Bankruptcy Code in the Scheduled Payment for such Mortgage Loan that became final and non-appealable, except such a reduction resulting from a Deficient Valuation or any other reduction that results in a permanent forgiveness of principal.

Deficient Valuation: With respect to any Mortgage Loan, a valuation by a court of competent jurisdiction of the Mortgaged Property in an amount less than the then outstanding indebtedness under such Mortgage Loan, or any reduction in the amount of principal to be paid in connection with any Scheduled Payment that results in a permanent forgiveness of principal, which valuation or reduction results from an order of such court that is final and non-appealable in a proceeding under the Bankruptcy Code.

Definitive Certificates: As defined in Section 7.06.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Delinquency Event: A Delinquency Event shall have occurred and be continuing if at any time, (x) the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent (including for this purpose any such Mortgage Loans in bankruptcy or foreclosure and Mortgage Loans with respect to which the related Mortgaged Property is REO Property), and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) exceeds (y) 49.65% of the Current Specified Enhancement Percentage.

Delinquent: The delinquency method used for calculations with respect to the Mortgage Loans will be in accordance with the methodology used by lenders regulated by the Office of Thrift Supervision. Under this method, a mortgage loan is considered “30 days or more Delinquent” if the borrower fails to make a scheduled payment prior to the close of business on the mortgage loan’s first succeeding due date. For example, if a securitization had a closing date occurring in August and a cut-off date of August 1, a mortgage loan with a payment due on July 1 that remained unpaid as of the close of business on July 31 would not be described as 30 days delinquent as of the cut-off date. Such mortgage loan with a payment due on June 1 that remained unpaid as of the close of business on July 31 would be described as 30 days delinquent as of the cut-off date. A mortgage loan would be considered “60 days or more Delinquent” with respect to such scheduled payment if such scheduled payment were not made prior to the close of business on the mortgage loan’s second succeeding due date (or, in the preceding example, if the mortgage loan with a payment due on May 1 remained unpaid as of the close of business on July 31). Similarly for “90 days or more Delinquent” and so on. Unless otherwise specified, with respect to any date of determination, determinations of delinquency are made as of the last day of the prior calendar month. Mortgage Loans with Due Dates which are not the first of the month are treated as if the Due Date was the first of the following month. This method of determining delinquencies is referred to as the OTS method.

Denomination: With respect to each Certificate, the amount set forth on the face thereof as the “Initial Certificate Principal Balance” or the “Initial Certificate Notional Amount”.

Depositor: Bear Stearns Asset Backed Securities I LLC, a Delaware limited liability company, or its successor in interest.

Depositor Information: As defined in Section 4.18(b).

Depository: The initial Depository shall be The Depository Trust Company (“DTC”), the nominee of which is Cede & Co., or any other organization registered as a “clearing agency” pursuant to Section 17A of the Securities Exchange Act of 1934, as amended. The Depository shall initially be the registered Holder of the Book-Entry Certificates. The Depository shall at all times be a “clearing corporation” as defined in Section 8-102(a)(5) of the Uniform Commercial Code of the State of New York.

Depository Agreement: With respect to the Class of Book-Entry Certificates, the agreement between the Issuing Entity and the initial Depository, dated as of the Closing Date, substantially in the form of Exhibit H.

Depository Participant: A broker, dealer, bank or other financial institution or other Person for whom from time to time a Depository effects book-entry transfers and pledges of securities deposited with the Depository.

Determination Date: With respect to any Distribution Date, the 15th day of the month of such Distribution Date or, if such 15th day is not a Business Day, the immediately preceding Business Day.

Distribution Account Deposit Date: The Business Day prior to each Distribution Date.

Distribution Account: The separate Eligible Account created and maintained by the Trustee pursuant to Section 5.08 in the name of the Trustee for the benefit of the Certificateholders and designated “Wells Fargo Bank, National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC4” shall be held in trust for the Certificateholders for the uses and purposes set forth in this Agreement.

Distribution Date: The 25th day of each calendar month after the initial issuance of the Certificates, or if such 25th day is not a Business Day, the next succeeding Business Day, commencing in May 2007.

Distribution Report: The Asset-Backed Issuer Distribution Report pursuant to Section 13 or 15(d) of the Exchange Act.

Due Date: As to any Mortgage Loan, the date in each month on which the related Scheduled Payment is due, as set forth in the related Mortgage Note.

Due Period: With respect to any Distribution Date, the period from the second day of the calendar month preceding the calendar month in which such Distribution Date occurs through close of business on the first day of the calendar month in which such Distribution Date occurs.

EDGAR: As defined in Section 4.18.

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

EMC: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

EMC Mortgage Loans: Those Mortgage Loans serviced by the Company pursuant to the terms of this Agreement.

ERISA: The Employee Retirement Income Security Act of 1974, as amended.

ERISA Restricted Certificates: Any of the Class C, Class P and Residual Certificates.

Event of Default: As defined in Section 9.01 hereof.

Excess Cashflow: With respect to any Distribution Date, an amount, if any, equal to the sum of (a) the Remaining Excess Spread for such Distribution Date and (b) the Overcollateralization Release Amount for such Distribution Date.

Excess Liquidation Proceeds: To the extent not required by law to be paid to the related Mortgagor, the excess, if any, of any Liquidation Proceeds with respect to a Mortgage Loan over the Stated Principal Balance of such Mortgage Loan and accrued and unpaid interest at the related Mortgage Rate through the last day of the month in which the Mortgage Loan has been liquidated.

Excess Spread: With respect to any Distribution Date, the excess, if any, of (i) the Interest Funds for such Distribution Date, over (ii) the sum of the Current Interest on the Class A, Class M and Class B Certificates and Interest Carry Forward Amounts on the Class A Certificates (other than Interest Carry Forward Amounts paid pursuant to Section 6.04(a)(3)(A)), in each case for such Distribution Date.

Exchange Act: Securities Exchange Act of 1934, as amended.

Exchange Act Reports: Any reports required to be filed pursuant to Section 4.18 of this Agreement.

Exemption: Prohibited Transaction Exemption 90-30, as amended from time to time.

Extra Principal Distribution Amount: With respect to any Distribution Date, the lesser of (i) the excess, if any, of the Overcollateralization Target Amount for such Distribution Date, over the Overcollateralization Amount for such Distribution Date (after giving effect to distributions of principal on the Certificates other than any Extra Principal Distribution Amount) and (ii) the Excess Spread for such Distribution Date.

Fannie Mae: Fannie Mae (formally, Federal National Mortgage Association), or any successor thereto.

Fannie Mae Guide: The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fifth Third: Fifth Third Mortgage Company.

Fifth Third Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007, by and among the Seller, Fifth Third and the Trustee evidencing the assignment of the Fifth Third Servicing Agreement to the Trust, attached hereto as Exhibit R-2.

Fifth Third Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the Seller and Fifth Third, as amended by Amendment Number One, dated as of April 1, 2006, attached hereto as Exhibit Q-2, as modified by the Fifth Third Assignment Agreement.

Final Recovery Determination: With respect to any defaulted Mortgage Loan or any REO Property (other than a Mortgage Loan or REO Property purchased by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to or as contemplated by Section 2.03(f) or Section 11.01), a determination made by the Company pursuant to this Agreement or the applicable Servicer pursuant to the related Servicing Agreement that all Insurance Proceeds, Liquidation Proceeds and other payments or recoveries which the Company or such Servicer, in its reasonable good faith judgment, expects to be finally recoverable in respect thereof have been so recovered. The Master Servicer shall maintain records, based solely on information provided by the Company and each Servicer, of each Final Recovery Determination made thereby.

Final Scheduled Distribution Date: With respect to the Certificates, May 25, 2037.

Fiscal Quarter: December 1 to February 29 (or the last day in such month), March 1 to May 31, June 1 to August 31, or September to November 30, as applicable.

Form 8-K Disclosure Information: As defined in Section 4.18(a)(ii)(A).

Freddie Mac: Freddie Mac (formally, The Federal Home Loan Mortgage Corporation), or any successor thereto.

Freddie Mac Guide: The Freddie Mac Selling Guide and the Freddie Mac Servicing Guide and all amendments or additions thereto.

Global Certificate: Any Private Certificate registered in the name of the Depository or its nominee, beneficial interests in which are reflected on the books of the Depository or on the books of a Person maintaining an account with such Depository (directly or as an indirect participant in accordance with the rules of such depository).

GreenPoint: GreenPoint Mortgage Funding, Inc.

GreenPoint Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007, by and among the Seller, GreenPoint and the Trustee evidencing the assignment of the GreenPoint Servicing Agreement to the Trust, attached hereto as Exhibit R-3.

GreenPoint Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between the Seller and Greenpoint, as amended by Amendment Number One, dated as of January 1, 2006, attached hereto as Exhibit Q-3, as modified by the GreenPoint Assignment Agreement.

Gross Margin: With respect to each Adjustable Rate Mortgage Loan, the fixed percentage set forth in the related Mortgage Note that is added to the Index on each Adjustment Date in accordance with the terms of the related Mortgage Note used to determine the Mortgage Rate for such Mortgage Loan.

HSBC: HSBC Mortgage Corporation (USA).

HSBC Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007, by and among the Seller, HSBC and the Trustee evidencing the assignment of the HSBC Servicing Agreement to the Trust, attached hereto as Exhibit R-4.

HSBC Servicing Agreement: The Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, between EMC and HSBC, as amended by Amendment Reg AB, dated as of November 7, 2005, attached hereto as Exhibit Q-4, as modified by the HSBC Assignment Agreement.

Indemnified Persons: The Trustee, the Master Servicer, the Company and the Trust Fund and their officers, directors, agents and employees and, with respect to the Trustee, any separate co-trustee and its officers, directors, agents and employees.

Individual Certificate: Any Private Certificate registered in the name of the Holder other than the Depository or its nominee.

Initial Certificate Principal Balance: With respect to any Certificate (other than the Class A-5 Certificates), the Certificate Principal Balance of such Certificate or any predecessor Certificate on the Closing Date.

Insurance Policy: With respect to any Mortgage Loan included in the Trust Fund, any insurance policy or LPMI Policy, including all riders and endorsements thereto in effect with respect to such Mortgage Loan, including any replacement policy or policies for any Insurance Policies.

Insurance Proceeds: Proceeds paid in respect of the Mortgage Loans pursuant to any Insurance Policy or any other insurance policy covering a Mortgage Loan, to the extent such proceeds are payable to the mortgagee under the Mortgage, the Company, the related Servicer or the Trustee under the deed of trust and are not applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with the procedures that the Company or the related Servicer would follow in servicing mortgage loans held for its own account, in each case other than any amount included in such Insurance Proceeds in respect of Insured Expenses.

Insured Expenses: Expenses covered by an Insurance Policy or any other insurance policy with respect to the Mortgage Loans.

Interest Accrual Period: With respect to the Class A, Class M and Class B Certificates and any Distribution Date, the period from and including the 25th day of the calendar month preceding the month in which such Distribution Date occurs (or with respect to the Class M Certificates and Class B Certificates and the first Interest Accrual Period, the Closing Date) to and including the 24th day of the calendar month in which such Distribution Date occurs. With respect to the Class C Certificates and the Class C Interest and any Distribution Date, the calendar month immediately preceding such Distribution Date. The Class R Certificates and Class P Certificates are not entitled to distributions of interest and do not have an Interest Accrual Period. All calculations of interest on the Class M Certificates and Class B Certificates will be made on the basis of the actual number of days elapsed in the related Interest Accrual Period. All calculations of interest on the Class A Certificates, Class C Certificates and the Class C Interest will be made on the basis of a 360-day year consisting of twelve 30-day months.

Interest Carry Forward Amount: As of any Distribution Date and with respect to each Class of Certificates (other than the Class C, Class P and Residual Certificates), the sum of (i) the excess of (a) the Current Interest for such Class with respect to such Distribution Date and any prior Distribution Dates over (b) the amount actually distributed to such Class of Certificates with respect to interest on such Distribution Dates and (ii) interest thereon (to the extent permitted by applicable law) at the applicable Pass-Through Rate for such Class for the related Interest Accrual Period including the Interest Accrual Period relating to such Distribution Date.

Interest Determination Date: Shall mean the second LIBOR Business Day preceding the commencement of each Interest Accrual Period.

Interest Funds: For any Distribution Date, (i) the sum, without duplication, of (a) all scheduled interest during the related Due Period with respect to the related Mortgage Loans less the Servicing Fee, the Trustee Fee and the LPMI Fee, if any, (b) all Advances relating to interest with respect to the related Mortgage Loans remitted by the related Servicer, the Company or Master Servicer, as applicable, on or prior to the related Remittance Date, (c) all Compensating Interest with respect to the related Mortgage Loans required to be remitted by the Company pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement with respect to such Distribution Date, (d) Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries with respect to the related Mortgage Loans collected during the prior calendar month (to the extent such Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries relate to interest), (e) all amounts relating to interest with respect to each Mortgage Loan repurchased by the Seller pursuant to Sections 2.02 and 2.03 and by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to Section 4.21, (f) all amounts in respect of interest paid by the Master Servicer pursuant to Section 11.01, in each case to the extent remitted by the Company or the related Servicer, as applicable, to the Master Servicer Collection Account pursuant to this Agreement or the related Servicing Agreement and (g) the interest portion of any proceeds received from the exercise of an Optional Termination pursuant to Section 11.01 minus (ii) all amounts required to be reimbursed pursuant to Sections 5.02, 5.05, 5.07 and 5.09 or as otherwise set forth in this Agreement.

Issuing Entity: Bear Stearns Asset Backed Securities I Trust 2007-AC4.

Latest Possible Maturity Date: May 25, 2037, which is the Distribution Date in the month following the final scheduled maturity date of the Mortgage Loan in the Trust Fund having the latest scheduled maturity date as of the Cut-off Date. For purposes of the Treasury regulations under Sections 860A through 860G of the Code, the latest possible maturity date of each Regular Interest issued by REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI shall be the Latest Possible Maturity Date.

LIBOR Business Day: Shall mean a day on which banks are open for dealing in foreign currency and exchange in London and New York City.

LIBOR Certificates: Any of the Class A, Class M and Class B Certificates.

Liquidated Loan: With respect to any Distribution Date, a defaulted Mortgage Loan that has been liquidated through deed-in-lieu of foreclosure, foreclosure sale, trustee’s sale or other realization as provided by applicable law governing the real property subject to the related Mortgage and any security agreements and as to which the Company or the related Servicer has made a Final Recovery Determination with respect thereto.

Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property.

Loan-to-Value Ratio: The fraction, expressed as a percentage, the numerator of which is the original principal balance of the related Mortgage Loan and the denominator of which is the Appraised Value of the related Mortgaged Property.

Loss Allocation Limitation: The meaning specified in Section 6.05 hereof.

LPMI Fee: Shall mean the fee payable to the insurer for each Mortgage Loan subject to an LPMI Policy as set forth in such LPMI Policy and on the Mortgage Loan Schedule.

LPMI Policy: A policy of mortgage guaranty insurance issued by an insurer meeting the requirements of Fannie Mae and Freddie Mac in which the Company or the related Servicer of the related Mortgage Loan is responsible for the payment of the LPMI Fee thereunder from collections on the related Mortgage Loan.

Majority Class C Certificateholder: Shall mean the Holder of a 50.01% or greater Percentage Interest in the Class C Certificates.

Marker Rate: With respect to REMIC II Regular Interest C and any Distribution Date, a per annum rate equal to two (2) times the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interests AA and P), with the rate on each such REMIC I Regular Interest (other than REMIC I Regular Interest ZZ) subject to a cap equal to the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest for the purpose of this calculation for such Distribution Date, and with the rate on REMIC I Regular Interest ZZ subject to a cap of zero for the purpose of this calculation; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest (other than REMIC I Regular Interests AA, A-1, P and ZZ) shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period.

Master Funding: Master Funding LLC, a Delaware limited liability company, and its successors and assigns, in its capacity as the seller of the Master Funding Mortgage Loans to the Depositor.

Master Funding Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule for which Master Funding is the applicable seller.

Master Servicer: As of the Closing Date, EMC Mortgage Corporation and, thereafter, its respective successors in interest who meet the qualifications of the Servicing Agreements and this Agreement.

Master Servicer Collection Account: The trust account or accounts created and maintained pursuant to Section 5.01, which shall be denominated “EMC Mortgage Corporation, as Master Servicer for the benefit of the Wells Fargo Bank, National Association, in trust for registered Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC4 - Master Servicer Collection Account.” The Master Servicer Collection Account shall be an Eligible Account.

Master Servicer Information: As defined in Section 4.18(b).

Master Servicing Compensation: For any Distribution Date, any amounts earned on the investment of funds on deposit in the Master Servicer Collection Account.

Maximum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the maximum Mortgage Rate thereunder.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

Mid America: Mid America Bank, fsb.

Mid America Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007, by and among the Seller, Mid America and the Trustee evidencing the assignment of the Mid America Servicing Agreement to the Trust, attached hereto as Exhibit R-5.

Mid America Servicing Agreement: The Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between the Seller and Mid America, as amended by Amendment No. 1, dated as of February 1, 2006, attached hereto as Exhibit Q-5, as modified by the Mid America Assignment Agreement.

MIN: The Mortgage Identification Number for Mortgage Loans registered with MERS on the MERS® System.

Minimum Mortgage Rate: With respect to each Adjustable Rate Mortgage Loan, the percentage set forth in the related Mortgage Note as the minimum Mortgage Rate thereunder.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Monthly Statement: The statement delivered pursuant to Section 6.06.

Moody’s: Moody’s Investors Service, Inc., and any successor thereto.

Mortgage: The mortgage, deed of trust or other instrument creating a first lien on or first priority ownership interest in an estate in fee simple in real property securing a Mortgage Note.

Mortgage File: The mortgage documents listed in Section 2.01 hereof pertaining to a particular Mortgage Loan and any additional documents delivered to the Trustee or the related Custodian on its behalf to be added to the Mortgage File pursuant to this Agreement.

Mortgage Loans: Such of the Mortgage Loans transferred and assigned to the Trustee pursuant to the provisions hereof, as from time to time are held as a part of the Trust Fund (including any REO Property), the mortgage loans so held being identified in the Mortgage Loan Schedule, notwithstanding foreclosure or other acquisition of title of the related Mortgaged Property. Any mortgage loan that was intended by the parties hereto to be transferred to the Trust Fund as indicated by such Mortgage Loan Schedule which is in fact not so transferred for any reason including, without limitation, a breach of the representation contained in Section 2.03(b)(v) hereof, shall continue to be a Mortgage Loan hereunder until the Purchase Price with respect thereto has been paid to the Trust Fund.

Mortgage Loan Purchase Agreement: Shall mean the Mortgage Loan Purchase Agreement, dated as of April 30, 2007, among EMC, as a seller, Master Funding, as a seller and the Depositor, as purchaser in the form attached hereto as Exhibit L.

Mortgage Loan Purchase Price: The price, calculated as set forth in Section 11.01, to be paid in connection with the repurchase of the Mortgage Loans pursuant to Section 11.01.

Mortgage Loan Schedule: The list of Mortgage Loans (as from time to time amended by the Trustee to reflect the deletion of Deleted Mortgage Loans and the addition of Replacement Mortgage Loans pursuant to the provisions of this Agreement) transferred to the Trustee as part of the Trust Fund and from time to time subject to this Agreement, the initial Mortgage Loan Schedule being attached hereto as Exhibit B, setting forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;

(b)  the property type;

(c)  the Mortgage Interest Rate;

(d)  the Servicing Fee Rate;

(e)  [reserved];

(f)  the LPMI Fee, if applicable;

(g)  the Trustee Fee Rate, if applicable;

(h)  the Net Rate;

(i)  the maturity date;

(j)  the stated original term to maturity;

(k)  the stated remaining term to maturity;

(l)  the original Principal Balance;

(m)  the first payment date;

(n)  the principal and interest payment in effect as of the Cut-off Date;

(o)  the unpaid Principal Balance as of the Cut-off Date;

(p)  the Loan-to-Value Ratio at origination;

(q)  the insurer of any Primary Mortgage Insurance Policy;

(r)  the MIN with respect to each MOM Loan;

(s)  the Gross Margin, if applicable;

(t)  the next Adjustment Date, if applicable;

(u)  the Maximum Mortgage Rate, if applicable;

(v)  the Minimum Mortgage Rate, if applicable;

(w)  the Periodic Rate Cap, if applicable;

(x)  the Loan Group, if applicable;

(y)  a code indicating whether the Mortgage Loan is negatively amortizing;

(z)  which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;

(aa)  the Prepayment Charge, if any;

(bb)  lien position (e.g., first lien or second lien);

(cc)  a code indicating whether the Mortgage Loan is has a balloon payment;

(dd)  a code indicating whether the Mortgage Loan is an interest-only loan;

(ee)  the interest-only term, if applicable;

(ff)  the Mortgage Loan Seller; and

(gg)  the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

Mortgage Loan Seller: EMC or Master Funding, as applicable.

Mortgage Note: The original executed note or other evidence of indebtedness of a Mortgagor under a Mortgage Loan.

Mortgage Rate: The annual rate of interest borne by a Mortgage Note.

Mortgaged Property: The underlying property securing a Mortgage Loan.

Mortgagor: The obligors on a Mortgage Note.

National City: National City Mortgage Co.

National City Assignment Agreement: The Assignment, Assumption and Recognition Agreement, dated as of April 30, 2007, by and among the Seller, National City and the Trustee evidencing the assignment of the National City Servicing Agreement to the Trust, attached hereto as Exhibit R-6.

National City Servicing Agreement: The Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between the Seller and National City, as amended by Amendment Reg AB dated as of March 1, 2006, attached hereto as Exhibit Q-6, as modified by the National City Assignment Agreement.

Net Liquidation Proceeds: Amounts, other than Insurance Proceeds, received in connection with the partial or complete liquidation of a Mortgage Loan, whether through trustee’s sale, foreclosure sale or otherwise, or in connection with any condemnation or partial release of a Mortgaged Property and any other proceeds received with respect to an REO Property, less the sum of related unreimbursed Advances, Servicing Fees and Servicing Advances and all expenses of liquidation, including property protection expenses and foreclosure and sale costs, including court and reasonable attorneys fees reimbursable to the Master Servicer pursuant to this Agreement and the related Servicer pursuant to the related Servicing Agreement.

Net Mortgage Rate: As to each Mortgage Loan, and at any time, the per annum rate equal to the Mortgage Rate less the sum of (i) the related Servicing Fee Rate, (ii) the Trustee Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if any.

Net Rate Cap: With respect to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates and any Distribution Date will be calculated based on an assumed certificate with a Certificate Principal Balance equal to the aggregate Certificate Principal Balance of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates and a fixed pass-through rate of 6.250% per annum and a rate increase of 0.500% per annum after the Optional Termination Date, where if the weighted average of the Net Mortgage Rates on the Mortgage Loans for any Distribution Date is less than 6.250% per annum (or, after the Optional Termination Date, 6.750% per annum), the amount of the shortfall which would occur with respect to the assumed certificate for such Distribution Date will be allocated among the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates in proportion to their current entitlements to interest for such Distribution Date calculated without regard to this cap, and the Net Rate Cap for each such Class for such Distribution Date will be equal to the Pass-Through Rate for such Class for such Distribution Date (determined without regard to the related Net Rate Cap) reduced by the shortfall for such Distribution Date allocable to such Class as determined pursuant to this sentence. For the avoidance of doubt, the Net Rate Cap will not be applicable to the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates for any Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is equal to or greater than 6.250% per annum (or, after the Optional Termination Date, 6.750% per annum).

With respect to the Class M Certificates and Class B Certificates and any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates on the Mortgage Loans as of the first day of the related Due Period, adjusted for the actual numbers of days elapsed in the Interest Accrual Period.

For federal income tax purposes, the Net Rate Cap with respect to each of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates and any Distribution Date shall be equal to the Uncertificated REMIC IV Pass-Through Rate for such Distribution Date for the Regular Interest the ownership of which is represented by such Certificate. For federal income tax purposes, the Net Rate Cap with respect to each of the Class M Certificates and Class B Certificates and any Distribution Date shall be equal to a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Interest Accrual Period) of the Uncertificated REMIC III Pass-Through Rate for such Distribution Date for the REMIC III Regular Interest for which such Certificate is the Corresponding Certificate, weighted on the basis of the Uncertificated Principal Balance of such REMIC III Regular Interest immediately prior to such Distribution Date.

Non-Book-Entry Certificate: Any Certificate other than a Book-Entry Certificate.

Nonrecoverable Advance: Any portion of an Advance previously made or proposed to be made by the Company or the Master Servicer pursuant to this Agreement or the related Servicer pursuant to the related Servicing Agreement, that, in the good faith judgment of the Company, the Master Servicer or the related Servicer, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor, related Liquidation Proceeds, Insurance Proceeds or otherwise.

Notional Amount: With respect to the Class A-5 Certificates and any Distribution Date, an amount equal to the product of 1.500 and the Certificate Principal Balance of the Class A-2 Certificates for such Distribution Date. With respect to the Class C Certificates and any Distribution Date, an amount equal to the aggregate Stated Principal Balance of the Mortgage Loans. The initial Notional Amount of the Class C Certificates shall be $408,200,729.69. With respect to the Class C Certificates, an amount equal to the Uncertificated Notional Amount of the Class C Interest.

Offered Certificates: Any of the Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2 and Class B-1 Certificates.

Officer’s Certificate: A certificate (i) signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Vice President (however denominated), an Assistant Vice President, the Treasurer, the Secretary, or one of the assistant treasurers or assistant secretaries of the Depositor, the Seller, any Servicer or the Master Servicer (or any other officer customarily performing functions similar to those performed by any of the above designated officers and also to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with a particular subject) or (ii), if provided for in this Agreement, signed by a Servicing Officer, as the case may be, and delivered to the Depositor, the Seller, Master Funding, the Master Servicer and/or the Trustee, as the case may be, as required by this Agreement.

One-Month LIBOR: With respect to any Interest Accrual Period and the LIBOR Certificates, the rate determined by the Trustee on the related Interest Determination Date on the basis of the rate for U.S. dollar deposits for one month that appears on Reuters Screen LIBOR1 Page, which is the display page currently so designated on the Reuters Monitor Money Rates Service (or such other page as may replace that page on that service for the purpose of displaying comparable rates or prices), as of 11:00 a.m. (London time) on such Interest Determination Date. If such rate does not appear on such page (or such other page as may replace that page on that service, or if such service is no longer offered, such other service for displaying One-Month LIBOR or comparable rates as may be reasonably selected by the Trustee), One-Month LIBOR for the applicable Interest Accrual Period will be the Reference Bank Rate. If no such quotations can be obtained by the Trustee and no Reference Bank Rate is available, One-Month LIBOR shall be One-Month LIBOR applicable to the preceding Interest Accrual Period. The establishment of One-Month LIBOR on each Interest Determination Date by the Trustee and the Trustee’s calculation of the rate of interest applicable to the LIBOR Certificates for the related Interest Accrual Period shall, in the absence of manifest error, be final and binding. One-Month LIBOR for the Class M Certificates and Class B Certificates and any Interest Accrual Period shall be calculated as described above. One-Month LIBOR for the initial Interest Accrual Period will be approximately 5.320% with regard to the Class A Certificates.

Opinion of Counsel: A written opinion of counsel, who may be counsel for the Seller, the Depositor, the Company, the Trustee or the Master Servicer, reasonably acceptable to each addressee of such opinion; provided that with respect to Section 2.05, 8.05, 8.07 or 12.01, or the interpretation or application of the REMIC Provisions, such counsel must (i) in fact be independent of the Seller, the Depositor, the Company, the Trustee and the Master Servicer, (ii) not have any direct financial interest in the Seller, Depositor, the Company, the Trustee or the Master Servicer or in any affiliate of either, and (iii) not be connected with the Seller, Depositor, the Company, the Trustee or the Master Servicer as an officer, employee, promoter, underwriter, trustee, partner, director or person performing similar functions.

Optional Termination: The termination of the Trust created hereunder as a result of the purchase of all of the assets of the Trust and any related REO Property pursuant to Section 11.01.

Optional Termination Date: The Distribution Date on which the Stated Principal Balance of all of the Mortgage Loans is equal to or less than 10% of the Stated Principal Balance of all of the Mortgage Loans as of the Cut-off Date.

Original Value: The value of the property underlying a Mortgage Loan based, in the case of the purchase of the underlying Mortgaged Property, on the lower of an appraisal or the sales price of such property or, in the case of a refinancing, on an appraisal.

Originator: With respect to each Mortgage Loan, shall mean the originator set forth in the Mortgage Loan Schedule for such Mortgage Loan.

OTS: The Office of Thrift Supervision.

Outstanding: With respect to the Certificates as of any date of determination, all Certificates theretofore executed and authenticated under this Agreement except:

(a) Certificates theretofore canceled by the Trustee or delivered to the Trustee for cancellation; and

(b) Certificates in exchange for which or in lieu of which other Certificates have been executed and delivered by the Trustee pursuant to this Agreement.

Outstanding Mortgage Loan: As of any date of determination, a Mortgage Loan with a Stated Principal Balance greater than zero that was not the subject of a Principal Prepayment in full, and that did not become a Liquidated Loan, prior to the end of the related Prepayment Period.

Overcollateralization Amount: With respect to any Distribution Date, the excess, if any, of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month), over the aggregate Certificate Principal Balance of the Certificates (other than the Class C Certificates and the Class P Certificates) on such Distribution Date (after taking into account the payment of principal other than any Extra Principal Distribution Amount on such Certificates).

Overcollateralization Release Amount: With respect to any Distribution Date, the lesser of (x) the Principal Funds for such Distribution Date and (y) the excess, if any, of (i) the Overcollateralization Amount for such Distribution Date (assuming that 100% of the Principal Funds are applied as a principal payment on such Distribution Date), over (ii) the Overcollateralization Target Amount for such Distribution Date (with the amount pursuant to clause (y) deemed to be $0 if the Overcollateralization Amount is less than or equal to the Overcollateralization Target Amount on that Distribution Date).

Overcollateralization Target Amount: With respect to any Distribution Date (a) prior to the Stepdown Date, 1.00% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date, (b) on or after the Stepdown Date and if a Trigger Event is not in effect, the greater of (i) the lesser of (1) 1.00% of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date and (2) 2.00% of the aggregate Stated Principal Balance of the Mortgage Loans as of the last day of the related Due Period (after giving effect to scheduled payments of principal due during the related Due Period, to the extent received or advanced, and unscheduled collections of principal received during the related Prepayment Period, and after reduction for Realized Losses incurred during the prior calendar month) and (ii) $2,041,004 or (c) on or after the Stepdown Date and if a Trigger Event is in effect, the Overcollateralization Target Amount for the immediately preceding Distribution Date.

Ownership Interest: As to any Certificate, any ownership interest in such Certificate including any interest in such Certificate as the Holder thereof and any other interest therein, whether direct or indirect, legal or beneficial.

Pass-Through Rate: With respect to each Class of Certificates (other than the Class C Certificates and the Class C Interest), the Class A-1 Pass-Through Rate, Class A-2 Pass-Through Rate, Class A-3 Pass-Through Rate, Class A-4 Pass-Through Rate, Class A-5 Pass-Through Rate, Class M-1 Pass-Through Rate, Class M-2 Pass-Through Rate, Class B-1 Pass-Through Rate or Class B-2 Pass-Through Rate, as applicable.

With respect to the Class C Interest, the Class C Interest shall not have a Pass-Through Rate, but the Current Interest for such interest and each Distribution Date shall be an amount equal to 100% of the interest distributable to REMIC III Regular Interest C.

With respect to the Class C Certificates, the Class C Certificates shall not have a Pass-Through Rate, but Current Interest for such Certificates and each Distribution Date shall be an amount equal to 100% of the amounts distributable to the Class C Interest for such Distribution Date.

With respect to the Class P Certificate and the Class P Interest, 0.00% per annum.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of mortgage loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans.

Percentage Interest: With respect to any Certificate of a specified Class, the Percentage Interest set forth on the face thereof or the percentage obtained by dividing the Denomination of such Certificate by the aggregate of the Denominations of all Certificates of the such Class.

Periodic Rate Cap: With respect to each Adjustable Rate Mortgage Loan and any Adjustment Date therefor, the fixed percentage set forth in the related Mortgage Note, which is the maximum amount by which the Mortgage Rate for such Mortgage Loan may increase or decrease (without regard to the Maximum Mortgage Rate or the Minimum Mortgage Rate) on such Adjustment Date from the Mortgage Rate in effect immediately prior to such Adjustment Date.

Permitted Investments: At any time, any one or more of the following obligations and securities:

(i)  obligations of the United States or any agency thereof, provided such obligations are backed by the full faith and credit of the United States;

(ii)  general obligations of or obligations guaranteed by any state of the United States or the District of Columbia receiving the highest long-term debt rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iii)  commercial or finance company paper which is then receiving the highest commercial or finance company paper rating of each Rating Agency, or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(iv)  certificates of deposit, demand or time deposits, or bankers’ acceptances issued by any depository institution or trust company incorporated under the laws of the United States or of any state thereof and subject to supervision and examination by federal and/or state banking authorities (including the Trustee in its commercial banking capacity), provided that the commercial paper and/or long term unsecured debt obligations of such depository institution or trust company are then rated one of the two highest long-term and the highest short-term ratings of each such Rating Agency for such securities, or such lower ratings as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency;

(v)  demand or time deposits or certificates of deposit issued by any bank or trust company or savings institution to the extent that such deposits are fully insured by the FDIC;

(vi)  guaranteed reinvestment agreements issued by any bank, insurance company or other corporation containing, at the time of the issuance of such agreements, such terms and conditions as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any such Rating Agency;

(vii)  repurchase obligations with respect to any security described in clauses (i) and (ii) above, in either case entered into with a depository institution or trust company (acting as principal) described in clause (iv) above;

(viii)  securities (other than stripped bonds, stripped coupons or instruments sold at a purchase price in excess of 115% of the face amount thereof) bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States or any state thereof which, at the time of such investment, have one of the two highest long term ratings of each Rating Agency (except if the Rating Agency is Moody’s, such rating shall be the highest commercial paper rating of Moody’s for any such securities), or such lower rating as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

(ix)  interests in any money market fund (including any such fund managed or advised by the Trustee or any affiliate thereof) which at the date of acquisition of the interests in such fund and throughout the time such interests are held in such fund has the highest applicable long term rating by each Rating Agency rating such fund or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency;

(x)  short term investment funds sponsored by any trust company or banking association incorporated under the laws of the United States or any state thereof (including any such fund managed or advised by the Trustee or any affiliate thereof) which on the date of acquisition has been rated by each Rating Agency in their respective highest applicable rating category or such lower rating as will not result in the downgrading or withdrawal of the ratings then assigned to the Certificates by each Rating Agency; and

(xi)  such other investments having a specified stated maturity and bearing interest or sold at a discount acceptable to each Rating Agency as will not result in the downgrading or withdrawal of the rating then assigned to the Certificates by any Rating Agency, as evidenced by a signed writing delivered by each Rating Agency;

provided, that no such instrument shall be a Permitted Investment if such instrument (i) evidences the right to receive interest only payments with respect to the obligations underlying such instrument, (ii) is purchased at a premium or (iii) is purchased at a deep discount; provided further that no such instrument shall be a Permitted Investment (A) if such instrument evidences principal and interest payments derived from obligations underlying such instrument and the interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations, or (B) if it may be redeemed at a price below the purchase price (the foregoing clause (B) not to apply to investments in units of money market funds pursuant to clause (vi) above); provided further that no amount beneficially owned by any REMIC may be invested in investments (other than money market funds) treated as equity interests for federal income tax purposes, unless the Trustee shall receive an Opinion of Counsel, at the expense of the Trustee, to the effect that such investment will not adversely affect the status of any such REMIC as a REMIC under the Code or result in imposition of a tax on any such REMIC. Permitted Investments that are subject to prepayment or call may not be purchased at a price in excess of par.

Permitted Transferee: Any Person (x) other than (i) the United States, any State or political subdivision thereof, any possession of the United States or any agency or instrumentality of any of the foregoing, (ii) a foreign government, International Organization or any agency or instrumentality of either of the foregoing, (iii) an organization (except certain farmers’ cooperatives described in Section 521 of the Code) that is exempt from tax imposed by Chapter 1 of the Code (including the tax imposed by Section 511 of the Code on unrelated business taxable income) on any excess inclusions (as defined in Section 860E(c)(1) of the Code) with respect to any Residual Certificate, (iv) rural electric and telephone cooperatives described in Section 1381(a)(2)(C) of the Code or (v) an electing large partnership within the meaning of Section 775(a) of the Code, (y) that is a citizen or resident of the United States, a corporation, partnership (other than a partnership that has any direct or indirect foreign partners) or other entity (treated as a corporation or a partnership for federal income tax purposes), created or organized in or under the laws of the United States, any State thereof or the District of Columbia, an estate whose income from sources without the United States is includible in gross income for United States federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or a trust if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have authority to control all substantial decisions of the trust or if it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person and (z) other than any other Person so designated by the Trustee based upon an Opinion of Counsel addressed to the Trustee (which shall not be an expense of the Trustee) that states that the Transfer of an Ownership Interest in a Residual Certificate to such Person may cause REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to fail to qualify as a REMIC at any time that any Certificates are Outstanding. The terms “United States,” “State” and “International Organization” shall have the meanings set forth in Section 7701 of the Code or successor provisions. A corporation will not be treated as an instrumentality of the United States or of any State or political subdivision thereof for these purposes if all of its activities are subject to tax and, with the exception of Freddie Mac, a majority of its board of directors is not selected by such government unit.

Person: Any individual, corporation, partnership, joint venture, association, joint- stock company, limited liability company, trust, unincorporated organization or government, or any agency or political subdivision thereof.

Prepayment Assumption: The applicable rate of prepayment, as described in the Prospectus Supplement.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Prepayment Charge Waiver Amount: Any amount paid by the Company or related Servicer to the Master Servicer in respect of waived Prepayment Charges pursuant to Section 5.01(a) of this Agreement or the related Servicing Agreement.

Prepayment Interest Excess: With respect to any Distribution Date, for each EMC Mortgage Loan that was the subject of a Principal Prepayment in full during the portion of the related Prepayment Period occurring between the first day of the calendar month in which such Distribution Date occurs and the Determination Date of the calendar month in which such Distribution Date occurs, an amount equal to interest (to the extent received) at the applicable Net Mortgage Rate on the amount of such Principal Prepayment for the number of days commencing on the first day of the calendar month in which such Distribution Date occurs and ending on the last date through which interest is collected from the related Mortgagor.

Prepayment Interest Shortfall: With respect to any Distribution Date, for each Mortgage Loan that was the subject of a partial Principal Prepayment during the related Prepayment Period, or a Principal Prepayment in full during the related Prepayment Period, or that became a Liquidated Loan during the prior calendar month, (other than a Principal Prepayment in full resulting from the purchase of a Mortgage Loan pursuant to Section 2.02, 2.03, 4.21 or 11.01 hereof), the amount, if any, by which (i) one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such Mortgage Loan immediately prior to such prepayment (or liquidation) or in the case of a partial Principal Prepayment on the amount of such prepayment (or Liquidation Proceeds) exceeds (ii) the amount of interest paid or collected in connection with such Principal Prepayment or such Liquidation Proceeds less the sum of (a) the related Servicing Fee, (b) the Trustee Fee Rate and (c) the LPMI Fee, if any.

Prepayment Period: As to any Distribution Date (except the first Distribution Date) and each EMC Mortgage Loan, for each Principal Prepayment in full, the period commencing on the 16th day of the month prior to the month in which the related Distribution Date occurs and ending on the 15th day of the month in which such Distribution Date occurs (as to the first Distribution Date and any Mortgage Loan, the period commencing on the Cut-off Date and ending on the 15th day of the month in which such Distribution Date occurs) and for each partial Principal Prepayment, the calendar month prior to the month in which such Distribution Date occurs. As to any Distribution Date and each Mortgage Loan that is not an EMC Mortgage Loan, in accordance with the related Servicing Agreement

Primary Mortgage Insurance Policy: Any primary mortgage guaranty insurance policy issued in connection with a Mortgage Loan which provides compensation to a Mortgage Note holder in the event of default by the obligor under such Mortgage Note or the related security instrument, if any or any replacement policy therefor through the related Interest Accrual Period for such Class relating to a Distribution Date.

Principal Distribution Amount: With respect to each Distribution Date, an amount equal to (x) the Principal Funds for such Distribution Date plus (y) any Extra Principal Distribution Amount for such Distribution Date, less (z) any Overcollateralization Release Amount.

Principal Funds: With respect to any Distribution Date, (i) the sum, without duplication, of (a) all scheduled principal collected on the Mortgage Loans during the related Due Period, (b) all Advances relating to principal made with respect to the Mortgage Loans remitted by the related Servicer or Master Servicer, as applicable, on or prior to the Remittance Date, (c) Principal Prepayments with respect to the Mortgage Loans exclusive of Prepayment Charges or penalties collected during the related Prepayment Period, (d) the Stated Principal Balance of each Mortgage Loan that was repurchased by the Seller pursuant to Sections 2.02 or 2.03 or by EMC (on its own behalf as Seller and on behalf of Master Funding) pursuant to Section 4.21, (e) the aggregate of all Substitution Adjustment Amounts with respect to the Mortgage Loans for the related Determination Date in connection with the substitution of related Mortgage Loans pursuant to Section 2.03(f), (f) Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries with respect to the Mortgage Loans collected during the prior calendar month (to the extent such Net Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries relate to principal) and remitted by the Company or the related Servicer to the Master Servicer Collection Account pursuant to this Agreement or the related Servicing Agreement and (g) amounts in respect of principal paid by the Majority Class C Certificateholder pursuant to Section 11.01 minus (ii) all related amounts required to be reimbursed pursuant to Sections 5.02, 5.05, 5.07 and 5.09 or as otherwise set forth in this Agreement.

Principal Prepayment: Any Mortgagor payment or other recovery of (or proceeds with respect to) principal on a Mortgage Loan (including loans purchased or repurchased under Sections 2.02, 2.03, 4.21 and 11.01 hereof) that is received in advance of its scheduled Due Date and is not accompanied by an amount as to interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial Principal Prepayments shall be applied by the Company or the related Servicer, as appropriate, in accordance with the terms of the related Mortgage Note.

Private Certificates: Any of the Class B-2, Class C, Class P and Class R Certificates.

Prospectus Supplement: The Prospectus Supplement dated April 27, 2007 relating to the public offering of the Offered Certificates.

Protected Account: Each account established and maintained by the Company with respect to receipts on the Mortgage Loans and REO Property in accordance with Section 5.01 hereof or by the related Servicer in accordance with the related Servicing Agreement.

PUD: A Planned Unit Development.

Purchase Price: With respect to any Mortgage Loan (x) to be purchased pursuant to the applicable provisions of this Agreement or (y) that EMC has a right to purchase pursuant to Section 4.21 hereof, an amount equal to the sum of (i) 100% of the outstanding principal balance of the Mortgage Loan as of the date of such purchase plus (ii) accrued interest thereon at the applicable Mortgage Rate through the first day of the month in which the Purchase Price is to be distributed to Certificateholders, reduced by any portion of the Servicing Fee, Servicing Advances and Advances payable to the purchaser of the Mortgage Loan (iii) amounts advanced by the Company or the related Servicer in respect of such repurchased Mortgage Loan which are being held in the Master Servicer Collection Account for remittance to the Trustee and (iv) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any predatory lending laws.

Rating Agency: Each of Moody’s and S&P. If any such organization or its successor is no longer in existence, “Rating Agency” shall be a nationally recognized statistical rating organization, or other comparable Person, designated by the Depositor, notice of which designation shall be given to the Trustee. References herein to a given rating category of a Rating Agency shall mean such rating category without giving effect to any modifiers.

Realized Loss: With respect to each Mortgage Loan as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of such Mortgage Loan as of the commencement of the calendar month in which the Final Recovery Determination was made, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor or advanced through the end of the calendar month in which such Final Recovery Determination was made, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on such Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of such Mortgage Loan as of the close of business on the Distribution Date during such calendar month, minus (iii) the proceeds, if any, received in respect of such Mortgage Loan during the calendar month in which such Final Recovery Determination was made, net of amounts that are payable therefrom to the Master Servicer pursuant to this Agreement which have not been previously reimbursed. With respect to each Mortgage Loan which is the subject of a Servicing Modification during the calendar month immediately preceding the related Distribution Date, the sum of (a) the total amount of interest and principal which is forgiven with respect to the related Mortgage Loan and (b) the amount of any Advances and Servicing Advances made by the Master Servicer or the related Servicer with respect to such Mortgage Loan which are reimbursable from the Trust to the Master Servicer or the related Servicer with respect to that Servicing Modification, subject to the terms of this Agreement or the related Servicing Agreement, as applicable; provided that the amounts expressed in clause (a) above shall not include the amounts expressed in clause (b) above. In addition, to the extent the Master Servicer receives Subsequent Recoveries with respect to any Mortgage Loan, the amount of the Realized Loss with respect to that Mortgage Loan will be reduced to the extent such recoveries are distributed to any Class of Certificates or applied to increase Excess Spread on any Distribution Date pursuant to Section 6.04(b).

With respect to any REO Property as to which a Final Recovery Determination has been made, an amount (not less than zero) equal to (i) the unpaid principal balance of the related Mortgage Loan as of the date of acquisition of such REO Property on behalf of REMIC I, plus (ii) accrued interest from the Due Date as to which interest was last paid by the Mortgagor in respect of the related Mortgage Loan through the end of the calendar month immediately preceding the calendar month in which such REO Property was acquired, calculated in the case of each calendar month during such period (A) at an annual rate equal to the annual rate at which interest was then accruing on the related Mortgage Loan and (B) on a principal amount equal to the Stated Principal Balance of the related Mortgage Loan as of the close of business on the Distribution Date during such calendar month, plus (iii) REO Imputed Interest for such REO Property for each calendar month commencing with the calendar month in which such REO Property was acquired and ending with the calendar month in which such Final Recovery Determination was made, minus (iv) the aggregate of all unreimbursed Advances and Servicing Advances.

With respect to each Mortgage Loan which has become the subject of a Deficient Valuation, the difference between the principal balance of the Mortgage Loan outstanding immediately prior to such Deficient Valuation and the principal balance of the Mortgage Loan as reduced by the Deficient Valuation.

With respect to each Mortgage Loan which has become the subject of a Debt Service Reduction, the portion, if any, of the reduction in each affected Monthly Payment attributable to a reduction in the Mortgage Rate imposed by a court of competent jurisdiction. Each such Realized Loss shall be deemed to have been incurred on the Due Date for each affected Monthly Payment.

Record Date: With respect to any Distribution Date and the Class A, Class M and Class B Certificates, so long as such Classes of Certificates are Book-Entry Certificates, the Business Day preceding such Distribution Date, and otherwise, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs. With respect to the Class C, Class P and Residual Certificates, the close of business on the last Business Day of the month preceding the month in which such Distribution Date occurs.

Reference Banks: Shall mean leading banks selected by the Trustee and engaged in transactions in Eurodollar deposits in the international Eurocurrency market (i) with an established place of business in London, (ii) which have been designated as such by the Trustee and (iii) which are not controlling, controlled by, or under common control with, the Depositor, the Seller or the Trustee.

Reference Bank Rate: With respect to any Interest Accrual Period shall mean the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the offered rates for United States dollar deposits for one month that are quoted by the Reference Banks as of 11:00 a.m., New York City time, on the related Interest Determination Date to prime banks in the London interbank market for a period of one month in an amount approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates for such Interest Accrual Period, provided that at least two such Reference Banks provide such rate. If fewer than two offered rates appear, the Reference Bank Rate will be the arithmetic mean, rounded upwards, if necessary, to the nearest whole multiple of 0.03125%, of the rates quoted by one or more major banks in New York City, selected by the Trustee, as of 11:00 a.m., New York City time, on such date for loans in United States dollars to leading European banks for a period of one month in amounts approximately equal to the aggregate Certificate Principal Balance of the LIBOR Certificates for such Interest Accrual Period.

Regular Certificate: Any Certificate other than a Residual Certificate.

Regular Interest: A “regular interest” in a REMIC within the meaning of Section 860G(a)(1) of the Code.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Relief Act: The Servicemembers Civil Relief Act, as amended, or any similar state or local law.

Relief Act Interest Shortfall: With respect to any Distribution Date and any Mortgage Loan, any reduction in the amount of interest collectible on such Mortgage Loan for the most recently ended Due Period as a result of the application of the Relief Act.

Remaining Excess Spread: With respect to any Distribution Date, the Excess Spread less any Extra Principal Distribution Amount, in each case for such Distribution Date.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC I: The segregated pool of assets described in the Preliminary Statement and Section 6.07(a).

REMIC I Regular Interest: Any of the separate non-certificated beneficial ownership interests in REMIC I issued hereunder and designated as a Regular Interest in REMIC I. Each REMIC I Regular Interest shall accrue interest at the related Uncertificated REMIC I Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC I Regular Interests are set forth in the Preliminary Statement hereto.

REMIC I Interest Loss Allocation Amount: With respect to any Distribution Date, an amount equal to (a) the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) the Uncertificated REMIC I Pass-Through Rate for REMIC I Regular Interest AA minus the Marker Rate, divided by (b) 12.

REMIC I Overcollateralization Amount: With respect to any date of determination, (i) 1.00% of the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest P) minus (ii) the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest (other than REMIC I Regular Interest P) for which a REMIC II Regular Interest is a Corresponding Interest, in each case, as of such date of determination.

REMIC I Overcollateralization Target Amount: 1.00% of the Overcollateralization Target Amount.

REMIC I Principal Loss Allocation Amount: With respect to any Distribution Date, an amount equal to the product of (i) the aggregate Stated Principal Balance of the Mortgage Loans and REO Properties then outstanding and (ii) 1 minus a fraction, the numerator of which is two (2) times the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest (other than REMIC I Regular Interest P) for which a REMIC II Regular Interest is a Corresponding Interest and the denominator of which is the aggregate Uncertificated Principal Balance of each REMIC I Regular Interest (other than REMIC I Regular Interest P) for which a REMIC II Regular Interest is a Corresponding Interest and REMIC I Regular Interest ZZ.

REMIC I Regular Interest ZZ Maximum Interest Deferral Amount: With respect to any Distribution Date, the excess of (i) accrued interest at the Uncertificated REMIC I Pass-Through Rate applicable to REMIC I Regular Interest ZZ for such Distribution Date on a balance equal to the Uncertificated Principal Balance of REMIC I Regular Interest ZZ minus the REMIC I Overcollateralization Amount, in each case for such Distribution Date, over (ii) the Uncertificated Accrued Interest on each REMIC I Regular Interest (other than REMIC I Regular Interest P) for which a REMIC II Regular Interest is a Corresponding Interest for the purpose of this calculation for such Distribution Date, with the rate on each such REMIC I Regular Interest subject to a cap equal to the Uncertificated REMIC II Pass-Through Rate for the Corresponding Interest; provided, however, that solely for this purpose, the related cap with respect to each REMIC I Regular Interest (other than REMIC I Regular Interests A-1 and P) for which a REMIC II Regular Interest is a Corresponding Interest shall be multiplied by a fraction, the numerator of which is 30 and the denominator of which is the actual number of days in the related Interest Accrual Period.

REMIC II: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC I Regular Interests.

REMIC II Regular Interest: Any of the separate non-certificated beneficial ownership interests in REMIC II issued hereunder and designated as a Regular Interest in REMIC II. Each REMIC II Regular Interest shall accrue interest at the related Uncertificated REMIC II Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC II Regular Interests are set forth in the Preliminary Statement hereto.

REMIC II Regular Interest C Distribution Amount: With respect to any Distribution Date, the sum of (i) the Uncertificated Accrued Interest for REMIC II Regular Interest C for such Distribution Date, (ii) any Overcollateralization Release Amount for such Distribution Date and (iii) without duplication, any Subsequent Recoveries not distributed to the Class A, Class M and Class B Certificates on such Distribution Date; provided, however, that on and after the Distribution Date on which the Certificate Principal Balances of the Class A, Class M and Class B Certificates have been reduced to zero, the REMIC II Regular Interest C Distribution Amount shall include the Overcollateralization Amount.

REMIC III: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC II Regular Interests.

REMIC III Regular Interest: Any of the separate non-certificated beneficial ownership interests in REMIC III issued hereunder and designated as a Regular Interest in REMIC III. Each REMIC III Regular Interest shall accrue interest at the related Uncertificated REMIC III Pass-Through Rate in effect from time to time, and shall be entitled to distributions of principal, subject to the terms and conditions hereof, in an aggregate amount equal to its initial Uncertificated Principal Balance as set forth in the Preliminary Statement hereto. The designations for the respective REMIC III Regular Interests are set forth in the Preliminary Statement hereto.

REMIC III Regular Interest C Distribution Amount: With respect to any Distribution Date, 100% of the amounts distributed in respect of REMIC II Regular Interest C on such Distribution Date.

REMIC IV: The segregated pool of assets described in the Preliminary Statement consisting of the REMIC III Regular Interests.

REMIC V: The segregated pool of assets consisting of the Class C Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Class C Certificates and the Class RX Certificates (in respect of the Class R-5 Interest), with respect to which a separate REMIC election is to be made.

REMIC VI: The segregated pool of assets consisting of the Class P Interest conveyed in trust to the Trustee, for the benefit of the Holders of the Class P Certificates and the Class RX Certificates (in respect of the Class R-6 Interest), with respect to which a separate REMIC election is to be made.

REMIC Opinion: Shall mean an Opinion of Counsel to the effect that the proposed action will not have an adverse effect on any REMIC created hereunder.

REMIC Provisions: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of the Code, and related provisions, and proposed, temporary and final regulations and published rulings, notices and announcements promulgated thereunder, as the foregoing may be in effect from time to time, as well as provisions of applicable state laws.

REMIC Regular Interests: The REMIC I Regular Interests, REMIC II Regular Interests and REMIC III Regular Interests.

Remittance Date: Shall mean (i) with respect to the Company, the 18th day of any month or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day, and (ii) with respect to any other Servicer, the date specified in the related Servicing Agreement.

Remittance Report: As defined in Section 6.04(c).

REO Imputed Interest: As to any REO Property, for any calendar month during which such REO Property was at any time part of REMIC I, one month’s interest at the applicable Net Mortgage Rate on the Stated Principal Balance of such REO Property (or, in the case of the first such calendar month, of the related Mortgage Loan, if appropriate) as of the close of business on the Distribution Date in such calendar month.

REO Property: A Mortgaged Property acquired by the Company or the related Servicer through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Mortgage Loan.

Replacement Mortgage Loan: A Mortgage Loan or Mortgage Loans in the aggregate substituted by the Seller for a Deleted Mortgage Loan, which must, on the date of such substitution, as confirmed in a Request for Release, (i) have a Stated Principal Balance, after deduction of the principal portion of the Scheduled Payment due in the month of substitution, not in excess of, and not less than 90% of, the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a fixed Mortgage Rate not less than or more than 1% per annum higher than the Mortgage Rate of the Deleted Mortgage Loan; (iii) have the same or higher credit quality characteristics than that of the Deleted Mortgage Loan; (iv) have a Loan-to-Value Ratio no higher than that of the Deleted Mortgage Loan; (v) have a remaining term to maturity no greater than (and not more than one year less than) that of the Deleted Mortgage Loan; (vi) not permit conversion of the Mortgage Rate from a fixed rate to a variable rate; (vii) have the same lien priority as the Deleted Mortgage Loan; (viii) constitute the same occupancy type as the Deleted Mortgage Loan or be owner occupied; and (ix) comply with each representation and warranty set forth in Section 2.03 hereof.

Reportable Event: As defined in Section 4.18.

Request for Release: The Request for Release to be submitted by the Seller, the Company, the related Servicer or the Master Servicer to the respective Custodian substantially in the form of Exhibit G. Each Request for Release furnished to the respective Custodian by the Seller, the Company, the related Servicer or the Master Servicer shall be in duplicate and shall be executed by an officer of such Person or a Servicing Officer (or, if furnished electronically to the respective Custodian, shall be deemed to have been sent and executed by an officer of such Person or a Servicing Officer) of the Company or the related Servicer, as applicable.

Required Insurance Policy: With respect to any Mortgage Loan, any insurance policy that is required to be maintained from time to time under this Agreement or the related Servicing Agreement.

Reserve Fund: Shall mean the separate trust account created and maintained by the Trustee pursuant to Section 6.08 hereof.

Reserve Fund Deposit: With respect to the Reserve Fund, an amount equal to $5,000, which the Depositor shall initially deposit into the Reserve Fund pursuant to Section 6.08 hereof.

Residual Certificates: The Class R-1, Class R-2, Class R-3, Class R-4 and Class RX Certificates, each evidencing the sole class of Residual Interests in the related REMIC.

Residual Interest: The sole class of “residual interests” in a REMIC within the meaning of Section 860G(a)(2) of the Code.

Responsible Officer: With respect to the Trustee, any Vice President, any Assistant Vice President, the Secretary, any Assistant Secretary, or any Trust Officer with specific responsibility for the transactions contemplated hereby, any other officer customarily performing functions similar to those performed by any of the above designated officers or other officers of the Trustee specified by the Trustee, as to whom, with respect to a particular matter, such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

S&P: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

Scheduled Payment: The scheduled monthly payment on a Mortgage Loan due on any Due Date allocable to principal and/or interest on such Mortgage Loan.

Securities Act: The Securities Act of 1933, as amended, and the rules and regulations thereunder.

Seller: EMC in its capacity as seller of the Mortgage Loans to the Depositor.

Senior Certificates: Any of the Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates.

Servicer: Any of Countrywide, EMC, Fifth Third, GreenPoint, HSBC, Mid America and National City and their successors and assigns.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable legal fees) incurred in the performance by the Company or the related Servicer of its servicing obligations hereunder or under the related Servicing Agreement, including, but not limited to, the cost of (i) the preservation, restoration and protection of a Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, and including any expenses incurred in relation to any such proceedings that result from the Mortgage Loan being registered in the MERS® System, (iii) the management and liquidation of any REO Property (including, without limitation, realtor’s commissions) and (iv) compliance with any obligations under Section 3.07 hereof to cause insurance to be maintained.

Servicing Agreement: Any of the Countrywide Servicing Agreement, Fifth Third Servicing Agreement, GreenPoint Servicing Agreement, HSBC Servicing Agreement, Mid America Servicing Agreement or National City Servicing Agreement.

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time, or those Servicing Criteria otherwise mutually agreed to by EMC, the Master Servicer, the Trustee and the applicable Servicer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N.

Servicing Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the related Servicing Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loan as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Servicing Fee Rate: An amount ranging from 0.200% per annum to 0.625% per annum, each as set forth in the Mortgage Loan Schedule.

Servicing Modification: Any modification of a Mortgage Loan which is effected by the Company in accordance with the terms of this Agreement.

Servicing Officer: Any officer of the Company or the related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans (i) in the case of the Company, whose name and facsimile signature appear on a list of servicing officers furnished to the Trustee by the Company on the Closing Date pursuant to this Agreement, as such list may from time to time be amended and (ii) in the case of the related Servicer, as to which evidence reasonably acceptable to the Trustee, as applicable, of due authorization, by such party has been furnished from time to time to the Trustee.

Sponsor: EMC Mortgage Corporation, a Delaware corporation, and its successors and assigns, in its capacity as sponsor.

Startup Day: The Startup Day for each REMIC formed hereunder shall be the Closing Date.

Stated Principal Balance: With respect to any Mortgage Loan or related REO Property and any Distribution Date, the Cut-off Date Principal Balance thereof minus the sum of (i) the principal portion of the Scheduled Payments due with respect to such Mortgage Loan during each Due Period ending prior to such Distribution Date (and irrespective of any delinquency in their payment), (ii) all Principal Prepayments with respect to such Mortgage Loan received prior to or during the related Prepayment Period, and all Net Liquidation Proceeds and Insurance Proceeds to the extent applied by the Company or the related Servicer as recoveries of principal in accordance with Section 3.09 or the related Servicing Agreement with respect to such Mortgage Loan, that were received by the Company or the related Servicer as of the close of business on the last day of the calendar month immediately preceding such Distribution Date and (iii) any Realized Losses on such Mortgage Loan incurred during the prior calendar month. The Stated Principal Balance of a Liquidated Loan equals zero.

Stepdown Date: The later to occur of (a) the Distribution Date in May 2010 and (b) the first Distribution Date on which the Current Specified Enhancement Percentage is greater than or equal to 14.10%.

Subordinated Certificates: The Class M, Class B, Class C and Residual Certificates.

Subsequent Recoveries: As of any Distribution Date, amounts received by the Master Servicer or any Servicer (net of any related expenses permitted to be reimbursed pursuant to Section 6.05) or surplus amounts held by the Master Servicer and the related Servicer to cover estimated expenses (including, but not limited to, recoveries in respect of the representations and warranties made by the Seller pursuant to the Mortgage Loan Purchase Agreement) specifically related to a Mortgage Loan that was the subject of a liquidation or final disposition of any REO Property as of the end of the prior calendar month that resulted in a Realized Loss.

Subservicing Agreement: Any agreement entered into between the Company and a subservicer with respect to the subservicing of any Mortgage Loan hereunder by such subservicer.

Substitution Adjustment Amount: The meaning ascribed to such term pursuant to Section 2.03(f).

Successor Master Servicer: The meaning ascribed to such term pursuant to Section 9.01.

Tax Matters Person: The person designated as “tax matters person” in the manner provided under Treasury Regulation Sections 1.860F-4(d) and 301.6231(a)(7)-1T. The Holder of the greatest Percentage Interest in a Class of Residual Certificates shall be the Tax Matters Person for the related REMIC. The Trustee or any successor thereto or assignee thereof shall serve as tax administrator hereunder and as agent for the related Tax Matters Person.

Transferee Affidavit: As defined in Section 7.02(c).

Transferor Affidavit: As defined in Section 7.02(c).

Transfer: Any direct or indirect transfer or sale of any Ownership Interest in a Certificate.

Treasury Bank: Treasury Bank, a Division of Countywide Bank, FSB, and any successor in interest.

Treasury Bank Custodial Agreement: An agreement, dated as of April 30, 2007, among the Depositor, the Company as a seller, Master Funding as a seller, the Trustee, the Master Servicer and Treasury Bank as Custodian relating to the Mortgage Loans identified in such Custodial Agreement, in substantially the form of Exhibit J-1 hereto.

Trigger Event: With respect to any Distribution Date, a Trigger Event exists if (i) a Delinquency Event shall have occurred and be continuing or (ii) the aggregate amount of Realized Losses on the Mortgage Loans since the Cut-off Date as a percentage of the aggregate Cut-off Date Principal Balance of the Mortgage Loans exceeds the applicable percentages set forth below with respect to such Distribution Date:

Distribution Date	Percentage

May 2010 to April 2011	0.50% with respect to May 2010, plus an additional 1/12th of the difference between 0.85% and 0.50% for each month thereafter
May 2011 to April 2012	0.85% with respect to May 2011, plus an additional 1/12th of the difference between 1.20% and 0.85% for each month thereafter
May 2012 to April 2013	1.20% with respect to May 2012, plus an additional 1/12th of the difference between 1.45% and 1.20% for each month thereafter
May 2013 and thereafter	1.45%

Trust or Trust Fund: The corpus of the trust created hereunder consisting of (i) the Mortgage Loans and all interest accruing and principal due with respect thereto after the Cut-off Date to the extent not applied in computing the Cut-off Date Principal Balance thereof; (ii) the Class P Certificate Account, the Reserve Fund, the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account, the Distribution Account maintained by the Trustee, the Master Servicer Collection Account maintained by the Master Servicer and the Protected Accounts maintained by the Company and the Servicers and all amounts deposited therein pursuant to the applicable provisions of this Agreement and the Servicing Agreements; (iii) property that secured a Mortgage Loan and has been acquired by foreclosure, deed in lieu of foreclosure or otherwise; (iv) the mortgagee’s rights under the Insurance Policies with respect to the Mortgage Loans; (v) the Servicing Agreements and the Assignment Agreements; (vi) the rights under the Mortgage Loan Purchase Agreement; and (vii) all proceeds of the foregoing, including proceeds of conversion, voluntary or involuntary, of any of the foregoing into cash or other liquid property. The Reserve Fund, the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account and Prepayment Charge Waiver Amounts shall not be included in REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI.

Trustee: Wells Fargo Bank, National Association, a national banking association, as trustee for the benefit of the Certificateholders under this Agreement, and any successor thereto, and any corporation or national banking association resulting from or surviving any consolidation or merger to which it or its successors may be a party and any successor trustee as may from time to time be serving as successor trustee hereunder.

Trustee Fee: As to each Mortgage Loan and any Distribution Date, an amount equal to 1/12th of the Trustee Fee Rate multiplied by the Stated Principal Balance of such Mortgage Loans as of the Due Date in the month preceding the month in which such Distribution Date occurs.

Trustee Fee Rate: 0.014% per annum.

Trustee Information: As defined in Section 4.18(b).

Uncertificated Accrued Interest: With respect to each REMIC Regular Interest on each Distribution Date, an amount equal to one month’s interest at the related Uncertificated REMIC I Pass-Through Rate, Uncertificated REMIC II Pass-Through Rate or Uncertificated REMIC III Pass-Through Rate on the Uncertificated Principal Balance or Uncertificated Notional Amount, as applicable, of such REMIC Regular Interest. In each case, Uncertificated Accrued Interest will be reduced by any Prepayment Interest Shortfalls and Relief Act Interest Shortfalls (allocated to such REMIC Regular Interests as set forth in Section 1.02).

Uncertificated Notional Amount: With respect to REMIC II Regular Interest C and any Distribution Date, an amount equal to the aggregate Uncertificated Principal Balance of the REMIC I Regular Interests (other than REMIC I Regular Interest P) for such Distribution Date. With respect to REMIC III Regular Interest C and any Distribution Date, an amount equal to the Uncertificated Notional Amount of REMIC II Regular Interest C for such Distribution Date. With respect to the Class C Interest and any Distribution Date, an amount equal to the Uncertificated Notional Amount of REMIC III Regular Interest C for such Distribution Date.

With respect to REMIC III Regular Interest A-2 and any Distribution Date, an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest A-1 for such Distribution Date.

Uncertificated Principal Balance: With respect to each REMIC Regular Interest, the Class C Interest and the Class P Interest, the principal amount of such REMIC Regular Interest, Class C Interest and Class P Interest outstanding as of any date of determination. As of the Closing Date, the Uncertificated Principal Balance of each REMIC Regular Interest, Class C Interest and Class P Interest shall equal the amount set forth in the Preliminary Statement hereto as its initial uncertificated principal balance. On each Distribution Date, the Uncertificated Principal Balance of the REMIC Regular Interests and Class P Interest shall be reduced by all distributions of principal made on such REMIC Regular Interests and Class P Interest on such Distribution Date pursuant to Section 6.07 and, if and to the extent necessary and appropriate, shall be further reduced on such Distribution Date by Realized Losses as provided in Section 6.05, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by interest deferrals as provided in Section 6.07(b)(i). The Uncertificated Principal Balance of each REMIC Regular Interest, Class P Interest and Class C Interest shall never be less than zero. With respect to REMIC II Regular Interest C as of any date of determination, an amount equal to the excess, if any, of (A) the then aggregate Uncertificated Principal Balance of the REMIC I Regular Interests over (B) the then aggregate Certificate Principal Balance of the Class A, Class M, Class B and Class P Certificates then outstanding. With respect to REMIC III Regular Interest C as of any date of determination, an amount equal to the Uncertificated Principal Balance of REMIC II Regular Interest C. With respect to the Class C Interest as of any date of determination, an amount equal to the Uncertificated Principal Balance of REMIC III Regular Interest C.

Uncertificated REMIC I Pass-Through Rate: With respect to any REMIC I Regular Interest (other than REMIC I Regular Interest P) and any Distribution Date, a per annum rate equal to the weighted average of the Net Mortgage Rates of the Mortgage Loans as of the first day of the related Due Period, weighted on the basis of the Stated Principal Balances thereof as of the first day of the related Due Period. With respect to REMIC I Regular Interest P and any Distribution Date, 0.00% per annum.

Uncertificated REMIC II Pass-Through Rate: With respect to any Distribution Date and each REMIC II Regular Interest other than REMIC II Regular Interests C, P and A-1, a per annum rate equal to the Uncertificated REMIC III Pass-Through Rate for the Corresponding Interest for such Distribution Date; provided, however, that for this purpose the Net Rate Cap with respect to each Class of Corresponding Certificates for each such Corresponding Interest shall be equal to the weighted average (adjusted for the actual number of days elapsed in the related Interest Accrual Period) of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interest P), weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately prior to such Distribution Date.

With respect to REMIC II Regular Interest C, a per annum rate equal to the percentage equivalent of a fraction, (i) the numerator of which is the sum of the amount determined for each REMIC I Regular Interest (other than REMIC I Regular Interest P) equal to the product of (x) the excess, if any, of the Uncertificated REMIC I Pass-Through Rate for such REMIC I Regular Interest over the Marker Rate and (y) a notional amount equal to the Uncertificated Principal Balance of such REMIC I Regular Interest, and (ii) the denominator of which is the aggregate Uncertificated Principal Balance of such REMIC I Regular Interests.

With respect to REMIC II Regular Interest P and any Distribution Date, 0.00% per annum.

With respect to REMIC II Regular Interest A-1 and (i) any Distribution Date which occurs on or prior to the Optional Termination Date, the lesser of (a) 6.250% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interest P), weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately prior to such Distribution Date, and (ii) any Distribution Date thereafter, the lesser of (a) 6.750% per annum and (b) the weighted average of the Uncertificated REMIC I Pass-Through Rates for the REMIC I Regular Interests (other than REMIC I Regular Interest P), weighted on the basis of the Uncertificated Principal Balances of each such REMIC I Regular Interest immediately prior to such Distribution Date.

Uncertificated REMIC III Pass-Through Rate: With respect to any Distribution Date and each REMIC III Regular Interest other than REMIC III Regular Interests C, P, A-1, A-2, A-3 and A-4, a per annum rate equal to the Pass-Through Rate for the Corresponding Certificates for such Distribution Date; provided, however, that for this purpose the Net Rate Cap with respect to each such Class of Corresponding Certificates shall be equal to the weighted average (adjusted for the actual number of days elapsed in the related Interest Accrual Period) of the Uncertificated REMIC II Pass-Through Rate for such Distribution Date for the REMIC II Regular Interest for which such REMIC III Regular Interest is the Corresponding Interest, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest immediately prior to such Distribution Date.

With respect to REMIC III Regular Interest C and any Distribution Date, REMIC III Regular Interest C shall not have an Uncertificated REMIC III Pass-Through Rate, but the Uncertificated Accrued Interest for such REMIC III Regular Interest shall be an amount equal to 100% of the interest distributable to REMIC II Regular Interest C on such Distribution Date.

With respect to REMIC III Regular Interest P and any Distribution Date, 0.00% per annum.

With respect to REMIC III Regular Interest A-1 and any Distribution Date, a rate equal to the least of (A) One-Month LIBOR plus 0.30% per annum, (B) 7.50% per annum and (C) the product of (x) the weighted average of the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest, and (y) the quotient of (1) 1 over (2) 83.33333333333330%.

With respect to REMIC III Regular Interest A-3 and any Distribution Date, a rate equal to the least of (A) One-Month LIBOR plus 0.30% per annum, (B) 7.50% per annum and (C) the product of (x) the weighted average of the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest, and (y) the quotient of (1) 1 over (2) 83.33333333333330%.

With respect to REMIC III Regular Interest A-4 and any Distribution Date, a rate equal to the least of (A) One-Month LIBOR plus 0.30% per annum, (B) 7.50% per annum and (C) the product of (x) the weighted average of the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest, and (y) the quotient of (1) 1 over (2) 83.33333333333330%.

With respect to REMIC III Regular Interest A-2 and any Distribution Date, a rate equal to the excess, if any, of (A) the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 over (B) the least of (x) the product of (1) One-Month LIBOR plus 0.30% per annum and (2) 83.33333333333330%, (y) the product of (1) 7.50% per annum and (2) 83.33333333333330%, and (z) the weighted average of the Uncertificated REMIC II Pass-Through Rate for REMIC II Regular Interest A-1 for such Distribution Date, weighted on the basis of the Uncertificated Principal Balance of such REMIC II Regular Interest.

Uncertificated REMIC IV Pass-Through Rate: With respect each of the Regular Interests the ownership of which is represented by the Class A-1, Class A-3 and Class A-4 Certificates and any Distribution Date, a per annum rate equal to the weighted average (adjusted for the actual number of days elapsed in the related Interest Accrual Period) of the Uncertificated REMIC III Pass-Through Rate for such Distribution Date for the REMIC III Regular Interest for which such Certificates are the Corresponding Certificates, weighted on the basis of the Uncertificated Principal Balance of such REMIC III Regular Interest immediately prior to such Distribution Date.

With respect to the Regular Interest the ownership of which is represented by the Class A-2 Certificates and any Distribution Date, such Regular Interest shall not have an Uncertificated REMIC IV Pass-Through Rate, but rather shall be entitled to 70% of the Uncertificated Accrued Interest distributable to REMIC III Regular Interest A-2.

With respect to the Regular Interest the ownership of which is represented by the Class A-5 Certificates and any Distribution Date, such Regular Interest shall not have an Uncertificated REMIC IV Pass-Through Rate, but rather shall be entitled to 30% of the Uncertificated Accrued Interest distributable to REMIC III Regular Interest A-2.

Unpaid Realized Loss Amount: With respect to any Class A Certificates and as to any Distribution Date, is the excess of Applied Realized Loss Amounts with respect to such Class over the sum of all distributions in reduction of the Applied Realized Loss Amounts on all previous Distribution Dates. Any amounts distributed to the Class A Certificates in respect of any Unpaid Realized Loss Amount shall not be applied to reduce the Certificate Principal Balance of such Class.

Voting Rights: The portion of the voting rights of all the Certificates that is allocated to any Certificate for purposes of the voting provisions hereunder. Voting Rights shall be allocated (i) 90% to the Class A (other than the Class A-5 Certificates), Class M and Class B Certificates, (ii) 3% to the Class C Certificates until paid in full, and (iii) 1% to each of the Class A-5, Class P, Class R-1, Class R-2, Class R-3, Class R-4 and Class RX Certificates, with the allocation among the Certificates (other than the Class C and Residual Certificates) to be in proportion to the Certificate Principal Balance of each Class relative to the Certificate Principal Balance of all other such Classes. Voting Rights will be allocated among the Certificates of each such Class in accordance with their respective Percentage Interests.

Wells Fargo: Wells Fargo Bank, National Association, and any successor in interest.

Wells Fargo Custodial Agreement: An agreement, dated as of April 30, 2007, among the Depositor, the Company as a seller, Master Funding as a seller, the Trustee, the Master Servicer and Wells Fargo as Custodian relating to the Mortgage Loans identified in such Custodial Agreement, in substantially the form of Exhibit J-2 hereto.

Section 1.02  Allocation of Certain Interest Shortfalls.

For purposes of calculating the amount of Current Interest for the Class A, Class M, Class B and Class C Certificates for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement, the Company or the Master Servicer pursuant to Section 6.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to the Class C Interest based on, and to the extent of, one month’s interest otherwise distributable thereto and, thereafter, among the Class A, Class M and Class B Certificates, on a pro rata basis, based on, and to the extent of, one month’s interest at the then applicable respective Pass-Through Rates on the respective Certificate Principal Balances or Notional Amount of each such Certificate.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC I Regular Interests (other than REMIC I Regular Interest P) for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount, 98% and 2%, respectively, and thereafter among REMIC I Regular Interest AA, each REMIC I Regular Interest (other than REMIC I Regular Interest P) for which a REMIC II Regular Interest is the Corresponding Interest and REMIC I Regular Interest ZZ, pro rata, based on, and to the extent of, one month’s interest at the then applicable respective Uncertificated REMIC I Pass-Through Rates on the respective Uncertificated Principal Balances of each such REMIC I Regular Interest.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC II Regular Interests (other than REMIC II Regular Interest P) for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among such REMIC II Regular Interests in the same manner and priority as such amounts are allocable to the REMIC III Regular Interests that are Corresponding Interests for such REMIC II Regular Interests; provided, however, that solely for purposes of allocating such shortfalls to such REMIC II Regular Interests, any such shortfalls allocable to REMIC III Regular Interests A-2, A-3 and A-4 shall be deemed to be allocated to REMIC III Regular Interest A-1.

For purposes of calculating the amount of Uncertificated Accrued Interest for the REMIC III Regular Interests (other than REMIC III Regular Interest P) for any Distribution Date, the aggregate amount of any Prepayment Interest Shortfalls (to the extent not covered by payments by the related Servicer pursuant to the related Servicing Agreement or the Master Servicer pursuant to Section 6.02) and any Relief Act Interest Shortfalls incurred in respect of the Mortgage Loans for any Distribution Date shall be allocated among such REMIC III Regular Interests in the same manner and priority as such amounts are allocable to the Corresponding Certificates for such REMIC III Regular Interests and, in the case of REMIC III Regular Interest C, to the Class C Interest; provided, however, that solely for purposes of allocating such shortfalls to such REMIC III Regular Interests, any such shortfalls allocable to the Class A-5 Certificates shall be deemed to be allocated to the Class A-1, Class A-2, Class A-3 and Class 4 Certificates, pro rata, based on the entitlement of each such Class to Current Interest determined without regard to such shortfalls.

ARTICLE II

CONVEYANCE OF TRUST FUND
REPRESENTATIONS AND WARRANTIES

Section 2.01  Conveyance of Trust Fund.

Pursuant to the Mortgage Loan Purchase Agreement, the Seller sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of the Seller in and to the assets sold by it in the Trust Fund. Pursuant to the Mortgage Loan Purchase Agreement, Master Funding sold, transferred, assigned, set over and otherwise conveyed to the Depositor, without recourse, all the right, title and interest of Master Funding in and to the assets sold by it in the Trust Fund.

The Seller has entered into this Agreement in consideration for the purchase of the Mortgage Loans by the Depositor pursuant to the Mortgage Loan Purchase Agreement and has agreed to take the actions specified herein.

The Depositor, concurrently with the execution and delivery hereof, hereby sells, transfers, assigns, sets over and otherwise conveys to the Trustee for the use and benefit of the Certificateholders without recourse, all the right, title and interest of the Depositor in and to the Trust Fund.

In connection with such sale, the Depositor has delivered to, and deposited with, or caused to be delivered to and deposited with, the Trustee or the related Custodian, as its agent, the following documents or instruments with respect to each Mortgage Loan so assigned:

(i) the original Mortgage Note, including any riders thereto, endorsed without recourse (A) in blank or to the order of “Wells Fargo Bank, National Association, as Trustee for Certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2007-AC4”, or (B) in the case of a loan registered on the MERS system, in blank, and in each case showing an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the Sponsor acquired such mortgage loan,

(ii) the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form),

(iii) unless the Mortgage Loan is either a MOM Loan or has been assigned in the name of MERS®, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to blank or to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “Wells Fargo Bank, National Association, as Trustee for Certificateholders of Bear Stearns Asset Backed Securities I LLC, Asset Backed Certificates, Series 2007-AC4,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form)

(iv) an original or a copy of all intervening assignments of the Mortgage, if any, with evidence of recording thereon,

(v) with respect to any Mortgage Loan, the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy, or, in lieu thereof, a current lien search on the related Mortgaged Property; and

(vi) originals or copies of all available assumption, modification or substitution agreements, if any;

provided, however, that in lieu of the foregoing, EMC or Master Funding, as applicable, may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment thereof to or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Depositor may deliver, or cause to be delivered, a true copy thereof with a certification, on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification to such effect) the Depositor may deliver, or cause to be delivered, photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I, the Depositor may deliver, or cause to be delivered, a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Depositor, in lieu of delivering the above documents, may deliver, or cause to be delivered, to the Trustee and the related Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Protected Account, in the Master Servicer Collection Account or in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Depositor shall deliver, or cause to be delivered, such documents to the Trustee or the related Custodian promptly after they are received.

EMC (on its own behalf as Seller and on behalf of Master Funding) shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that, the Seller need not cause to be recorded (a) any assignment in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by EMC (on its own behalf as Seller and on behalf of Master Funding) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as the mortgagee of record solely as nominee for the Seller and Master Funding and its successors and assigns. In the event that the Seller, Master Funding, the Depositor or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, EMC (on its own behalf as Seller and on behalf of Master Funding) shall submit or cause to be submitted for recording as specified above each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust.

In connection with the assignment of any Mortgage Loan registered on the MERS® System, EMC (on its own behalf as Seller and on behalf of Master Funding) further agrees that it will cause, at the Seller’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by EMC (on its own behalf as Seller and on behalf of Master Funding) to the Depositor and by the Depositor to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. EMC (on its own behalf as Seller and on behalf of Master Funding) further agrees that it will not, and will not permit the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement or the Mortgage Loan Purchase Agreement.

All original documents relating to the Mortgage Loans that are not delivered to the Trustee or the related Custodian on its behalf are and shall be held by or on behalf of the Seller or the Depositor, as the case may be, in trust for the benefit of the Trustee on behalf of the Certificateholders. Any such original document delivered to or held by the Depositor, shall be delivered promptly to the related Custodian on the Trustee’s behalf.

Whenever it is provided for in this Agreement that any document, evidence or information relating to a Mortgage Loan to be included in a Mortgage File be delivered or supplied to the Trustee, such delivery or supply shall be made to the appropriate Custodian pursuant to the related Custodial Agreement.

Section 2.02  Acceptance of the Mortgage Loans.

(a)  Based on the Initial Certification received by it from the related Custodian, the Trustee acknowledges receipt of, subject to the further review and exceptions reported by the related Custodian pursuant to the procedures described below, the documents (or certified copies thereof) delivered to the Trustee or the related Custodian on its behalf pursuant to Section 2.01 and declares that it holds and will continue to hold directly or through a custodian those documents and any amendments, replacements or supplements thereto and all other assets of the Trust Fund delivered to it in trust for the use and benefit of all present and future Holders of the Certificates. On the Closing Date, the Trustee or the related Custodian on its behalf will deliver to EMC (on its behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Initial Certification substantially in the form of Exhibit One to the related Custodial Agreement confirming whether or not it has received the Mortgage File for each Mortgage Loan, but without review of such Mortgage File, except to the extent necessary to confirm whether such Mortgage File contains the original Mortgage Note or a lost note affidavit and indemnity in lieu thereof. No later than 90 days after the Closing Date, the Trustee or the related Custodian on its behalf shall, for the benefit of the Certificateholders, review each Mortgage File delivered to it and execute and deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and, if reviewed by the related Custodian, the Trustee, an Interim Certification substantially in the form of Exhibit Two to the related Custodial Agreement. In conducting such review, the Trustee or the related Custodian on its behalf will ascertain whether all required documents have been executed and received and whether those documents relate, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B to this Agreement, as supplemented (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). In performing any such review, the Trustee and the related Custodian may conclusively rely on the purported due execution and genuineness of any such document and on the purported genuineness of any signature thereon. If the Trustee or the related Custodian on its behalf finds any document constituting part of the Mortgage File not to have been executed or received, or to be unrelated to the Mortgage Loans identified in Exhibit B or to appear to be defective on its face (i.e. torn, mutilated, or otherwise physically altered), the Trustee or the related Custodian on its behalf shall include such information in the exception report. EMC (on its own behalf and on behalf of Master Funding) shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, EMC (on its own behalf and on behalf of Master Funding) may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf and on behalf of Master Funding) fails to correct or cure the defect or deliver such opinion within such period, EMC (on its own behalf and on behalf of Master Funding) will, subject to Section 2.03, within 90 days from the notification of the Trustee purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf and on behalf of Master Funding) to deliver the Mortgage, assignment thereof to the Trustee, or intervening assignments thereof with evidence of recording thereon because such documents have been submitted for recording and have not been returned by the applicable jurisdiction, EMC (on its own behalf and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf and on behalf of Master Funding) delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(b)  No later than 180 days after the Closing Date, the Trustee or the related Custodian on its behalf will review, for the benefit of the Certificateholders, the Mortgage Files and will execute and deliver or cause to be executed and delivered to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and, if reviewed by the related Custodian, to the Trustee, a Final Certification substantially in the form of Exhibit Three to the related Custodial Agreement. In conducting such review, the Trustee or the related Custodian on its behalf will ascertain whether each document required to be recorded has been returned from the recording office with evidence of recording thereon and the Trustee or the related Custodian on its behalf has received either an original or a copy thereof, as required in Section 2.01 (provided, however, that with respect to those documents described in subclauses (iv) and (vi) of Section 2.01, such obligations shall extend only to documents actually delivered pursuant to such subclauses). If the Trustee or the related Custodian on its behalf finds any document with respect to a Mortgage Loan has not been received, or to be unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in Exhibit B or to appear defective on its face, the Trustee or the related Custodian on its behalf shall note such defect in the exception report attached to the Final Certification and shall promptly notify EMC. EMC (on its own behalf and on behalf of Master Funding) shall correct or cure any such defect or, if prior to the end of the second anniversary of the Closing Date, EMC (on its own behalf and on behalf of Master Funding) may substitute for the related Mortgage Loan a Replacement Mortgage Loan, which substitution shall be accomplished in the manner and subject to the conditions set forth in Section 2.03 or shall deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf and on behalf of Master Funding) is unable within such period to correct or cure such defect, or to substitute the related Mortgage Loan with a Replacement Mortgage Loan or to deliver such opinion, EMC (on its own behalf and on behalf of Master Funding) shall, subject to Section 2.03, within 90 days from the notification of the Trustee, purchase such Mortgage Loan at the Purchase Price; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf and on behalf of Master Funding) to deliver the Mortgage, assignment thereof to the Trustee or intervening assignments thereof with evidence of recording thereon, because such documents have not been returned by the applicable jurisdiction, EMC (on its own behalf and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan, if EMC (on its own behalf and on behalf of Master Funding) delivers such documents promptly upon receipt, but in no event later than 360 days after the Closing Date.

(c)  In the event that a Mortgage Loan is purchased by EMC (on its own behalf and on behalf of Master Funding) in accordance with subsections 2.02(a) or (b) above or Section 2.03, EMC (on its own behalf and on behalf of Master Funding) shall remit the applicable Purchase Price to the Master Servicer, for deposit in the Master Servicer Collection Account and shall provide written notice to the Trustee detailing the components of the Purchase Price, signed by a Servicing Officer. Upon deposit of the Purchase Price in the Master Servicer Collection Account and upon receipt of a Request for Release with respect to such Mortgage Loan, the Trustee or the related Custodian will release to the Seller the related Mortgage File and the Trustee shall execute and deliver all instruments of transfer or assignment, without recourse, representation or warranty furnished to it by EMC (on its own behalf and on behalf of Master Funding), as are necessary to vest in the Seller title to and rights under the Mortgage Loan. Such purchase shall be deemed to have occurred on the date on which the deposit into the Master Servicer Collection Account was made. The Trustee shall promptly notify the Rating Agencies of such repurchase. The obligation of the Seller to cure, repurchase or substitute for any Mortgage Loan as to which a defect in a constituent document exists shall be the sole remedies respecting such defect available to the Certificateholders or to the Trustee on their behalf.

(d)  EMC (on its own behalf and on behalf of Master Funding) shall deliver to the Trustee or the related Custodian on its behalf, and Trustee agrees to accept the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan, which the Trustee or the related Custodian will review as provided in subsections 2.02(a) and 2.02(b), provided, that the Closing Date referred to therein shall instead be the date of delivery of the Mortgage File with respect to each Replacement Mortgage Loan.

Section 2.03  Representations, Warranties and Covenants of the Company, the Master Servicer, the Trustee and the Seller.

(a)  EMC as Company hereby represents and warrants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to an EMC Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each EMC Mortgage Loan, to service the EMC Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  It has the full corporate power and authority to service each EMC Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the servicing of the EMC Mortgage Loans by it under this Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a breach of any term or provision of its charter or by-laws or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  It is an approved servicer of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to service the EMC Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(vii)  The Company has delivered to the Depositor and the Trustee financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures (outside of the normal changes warranted by regulatory and product type changes in the portfolio), business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement.

(b)  EMC as Company hereby covenants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  As of the Closing Date and except as has been otherwise disclosed to the Trustee and the Depositor, or disclosed in any public filing: (1) no default or servicing related performance trigger has occurred as to any other Pass-Through Transfer due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other Pass-Through Transfer has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan Pass-Through Transfer, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans have occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

(ii)  If so requested by the Depositor or the Trustee on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in clause (b)(i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(iii)  As a condition to the succession to the Company or any subservicer as servicer or subservicer under this Agreement by any Person (i) into which the Company or such subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any subservicer, the Company shall provide to the Trustee and the Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Trustee and the Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Master Servicer and the Depositor, all information reasonably requested by the Trustee or the Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(c)  EMC as Master Servicer hereby covenants to the Depositor, the Company and the Trustee as follows, as of the Closing Date:

(i)  It is duly organized and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by it in any state in which a Mortgaged Property related to an EMC Mortgage Loan is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each EMC Mortgage Loan, to service the EMC Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(d)  Wells Fargo Bank, National Association, in its capacity as Trustee hereby represents and warrants to the Seller, the Master Servicer and the Depositor as follows, as of the Closing Date:

(i)  It is a national banking association duly formed, validly existing and in good standing under the laws of the United States of America and is duly authorized and qualified to transact any and all business contemplated by this Agreement to be conducted by the Trustee in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to master service the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof;

(ii)  It has the full corporate power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on its part the execution, delivery and performance of this Agreement; and this, assuming the due authorization, execution and delivery hereof by the other parties hereto, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by it, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in its ordinary course of business and will not (A) result in a material breach of any term or provision of its charter or by-laws or (B) materially conflict with, result in a material breach, violation or acceleration of, or result in a material default under, the terms of any other material agreement or instrument to which it is a party or by which it may be bound, or (C) constitute a material violation of any statute, order or regulation applicable to it of any court, regulatory body, administrative agency or governmental body having jurisdiction over it; and it is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair its ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending or, to the best of its knowledge, threatened, against it that would materially and adversely affect the execution, delivery or enforceability of this Agreement or its ability to perform any of its other obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for its execution, delivery and performance of, or compliance with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, it has obtained the same.

(e)  The Seller hereby represents and warrants to the Depositor, the Master Servicer and the Trustee as follows, as of the Closing Date:

(i)  The Seller is duly organized as a Delaware corporation and is validly existing and in good standing under the laws of the State of Delaware and is duly authorized and qualified to transact any and all business contemplated by this Agreement and to be conducted by the Seller in any state in which a Mortgaged Property is located or is otherwise not required under applicable law to effect such qualification and, in any event, is in compliance with the doing business laws of any such state, to the extent necessary to ensure its ability to enforce each Mortgage Loan, to sell the Mortgage Loans in accordance with the terms of this Agreement and to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(ii)  The Seller has the full corporate power and authority to sell each Mortgage Loan, and to execute, deliver and perform, and to enter into and consummate the transactions contemplated by this Agreement and has duly authorized by all necessary corporate action on the part of the Seller the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof by the other parties hereto or thereto, as applicable, constitutes a legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its terms, except that (a) the enforceability hereof may be limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

(iii)  The execution and delivery of this Agreement by the Seller, the sale of the Mortgage Loans by the Seller under the Mortgage Loan Purchase Agreement, the consummation of any other of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof and thereof are in the ordinary course of business of the Seller and will not (A) result in a breach of any term or provision of the charter or by-laws of the Seller or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Seller is a party or by which it may be bound, or (C) constitute a violation of any statute, order or regulation applicable to the Seller of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Seller; and the Seller is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Seller’s ability to perform or meet any of its obligations under this Agreement.

(iv)  The Seller is an approved seller of conventional mortgage loans for Fannie Mae or Freddie Mac and is a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act.

(v)  No litigation is pending or, to the best of the Seller’s knowledge, threatened, against the Seller that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Seller to sell the Mortgage Loans or to perform any of its other obligations under this Agreement in accordance with the terms hereof or thereof.

(vi)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Seller of, or compliance by the Seller with, this Agreement or the consummation of the transactions contemplated hereby or thereby, or if any such consent, approval, authorization or order is required, the Seller has obtained the same.

(vii)  As of the Closing Date, the representations and warranties concerning the Mortgage Loans set forth in Section 7 of the Mortgage Loan Purchase Agreement are true and correct in all material respects.

(f)  Upon discovery by any of the parties hereto of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, the party discovering such breach shall give prompt written notice thereof to the other parties of this Agreement. The Seller hereby covenants with respect to the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement, that within 90 days of the discovery of a breach of any representation or warranty set forth therein that materially and adversely affects the interests of the Certificateholders in any Mortgage Loan, it shall cure such breach in all material respects and, if such breach is not so cured, (i) if such 90-day period expires prior to the second anniversary of the Closing Date, remove such Mortgage Loan (a “Deleted Mortgage Loan”) from the Trust Fund and substitute in its place a Replacement Mortgage Loan, in the manner and subject to the conditions set forth in this Section; or (ii) repurchase the affected Mortgage Loan or Mortgage Loans from the Trustee at the Purchase Price in the manner set forth below; provided that, any such substitution pursuant to (i) above or repurchase pursuant to (ii) above shall not be effected prior to the delivery to the Trustee and the Master Servicer of an Opinion of Counsel if required by Section 2.05 hereof and any such substitution pursuant to (i) above shall not be effected prior to the additional delivery to the applicable Custodian of a Request for Release. The Seller shall, or cause the related Servicer to, furnish to the Master Servicer and the Trustee the Officer’s Certificate required under Section 2.03(f) relating to such cure. If the Trustee has received (or has given, as the case may be) written notice of such a breach of a representation or warranty, the Trustee shall give prompt written notice to the Master Servicer and the Seller, if within 90 days of its receipt (or giving, as the case may be) of such notice of breach, the Trustee does not receive an Officer’s Certificate as described in the preceding sentence certifying as to the cure of such breached representation or warranty. The Seller shall promptly reimburse the Trustee for any expenses reasonably incurred by the Trustee in respect of enforcing the remedies for such breach. To enable the Trustee to amend the Mortgage Loan Schedule, the Seller shall, unless it cures such breach in a timely fashion pursuant to this Section 2.03, promptly notify the Trustee whether it intends either to repurchase, or to substitute for, the Mortgage Loan affected by such breach. With respect to the representations and warranties in Section 7 of the Mortgage Loan Purchase Agreement that are made to the best of the Seller’s knowledge, if it is discovered by any of the Depositor, the Master Servicer, the Seller or the Trustee that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan, notwithstanding the Seller’s lack of knowledge with respect to the substance of such representation or warranty, the Seller shall nevertheless be required to cure, substitute for or repurchase the affected Mortgage Loan in accordance with the foregoing.

With respect to any Replacement Mortgage Loan or Loans, the Seller shall deliver to the Trustee for the benefit of the Certificateholders such documents and agreements as are required by Section 2.01. No substitution shall be made in any calendar month after the Determination Date for such month. Scheduled Payments due with respect to Replacement Mortgage Loans in the Due Period related to the Distribution Date on which such proceeds are to be distributed shall not be part of the Trust Fund and shall be retained by the Seller. For the month of substitution, distributions to Certificateholders will include the Scheduled Payment due on any Deleted Mortgage Loan for the related Due Period and thereafter the Seller shall be entitled to retain all amounts received in respect of such Deleted Mortgage Loan. The Trustee shall amend the Mortgage Loan Schedule for the benefit of the Certificateholders to reflect the removal of such Deleted Mortgage Loan and the substitution of the Replacement Mortgage Loan or Loans and the Trustee shall deliver the amended Mortgage Loan Schedule to the Master Servicer and the related Custodian. Upon such substitution, the Replacement Mortgage Loan or Loans shall be subject to the terms of this Agreement in all respects, and the Seller shall be deemed to have made with respect to such Replacement Mortgage Loan or Loans, as of the date of substitution, the representations and warranties set forth in Section 7 of the Mortgage Loan Purchase Agreement with respect to such Mortgage Loan. Upon any such substitution and the deposit into the Distribution Account of the amount required to be deposited therein in connection with such substitution as described in the following paragraph and receipt by the Trustee of a Request for Release for such Mortgage Loan, the Trustee or the related Custodian shall release to the Seller the Mortgage File relating to such Deleted Mortgage Loan and held for the benefit of the Certificateholders and the Trustee shall execute and deliver at the Seller’s direction such instruments of transfer or assignment as have been prepared by the Seller, in each case without recourse, representation or warranty as shall be necessary to vest in the Seller, or its respective designee, title to the Trustee’s interest in any Deleted Mortgage Loan substituted for pursuant to this Section 2.03.

For any month in which the Seller substitutes one or more Replacement Mortgage Loans for a Deleted Mortgage Loan, the Master Servicer will determine the amount (if any) by which the aggregate principal balance of all the Replacement Mortgage Loans as of the date of substitution is less than the Stated Principal Balance (after application of the principal portion of the Scheduled Payment due in the month of substitution) of such Deleted Mortgage Loan. An amount equal to the aggregate of such deficiencies, described in the preceding sentence for any Distribution Date (such amount, the “Substitution Adjustment Amount”) shall be deposited into the Distribution Account by the Trustee upon receipt from the Seller delivering such Replacement Mortgage Loan on the Determination Date for the Distribution Date relating to the Prepayment Period during which the related Mortgage Loan became required to be purchased or replaced hereunder.

In the event that the Seller shall have repurchased a Mortgage Loan, the Purchase Price therefor shall be deposited into the Master Servicer Collection Account maintained by the Master Servicer, on the Determination Date for the Distribution Date in the month following the month during which the Seller became obligated to repurchase or replace such Mortgage Loan and upon such deposit of the Purchase Price, the delivery of an Opinion of Counsel if required by Section 2.05 and the receipt of a Request for Release, the Trustee or the related Custodian shall release the related Mortgage File held for the benefit of the Certificateholders to the Seller, and the Trustee shall execute and deliver at such Person’s direction the related instruments of transfer or assignment prepared by the Seller, in each case without recourse, representation or warranty as shall be necessary to transfer title from the Trustee for the benefit of the Certificateholders and transfer the Trustee’s interest to EMC (on its own as Seller and on behalf of Master Funding) to any Mortgage Loan purchased pursuant to this Section 2.03. It is understood and agreed that the obligation under this Agreement of the Seller to cure, repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to the Certificateholders, the Depositor or the Trustee.

In connection with any repurchase or substitution of a Mortgage Loan or the cure of a breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement pursuant to this Section 2.03, the Seller shall, or cause the related Servicer to, promptly furnish to the Master Servicer and the Trustee an Officer’s Certificate, signed by a duly authorized officer of the Seller or the related servicer, as the case may be, to the effect that such repurchase, substitution or cure has been made in accordance with the terms and conditions of this Agreement and that all conditions precedent to such repurchase, substitution or cure have been satisfied, including the delivery to the Trustee of the Purchase Price or Substitution Adjustment Amount, as applicable, for deposit into the Distribution Account, together with copies of any Opinion of Counsel required to be delivered pursuant to this Agreement and the related Request for Release, on which the Master Servicer and the Trustee may rely. Solely for purposes of the Trustee providing an Assessment of Compliance, upon receipt of such documentation, the Trustee shall approve such repurchase, substitution or cure, as applicable, and which approval shall consist solely of the Trustee’s receipt of such documentation and deposits. It is understood and agreed that the obligation under this Agreement of the Seller to cure the breach of a representation or warranty set forth in Section 7 of the Mortgage Loan Purchase Agreement or to repurchase or replace any Mortgage Loan as to which a breach has occurred and is continuing shall constitute the sole remedies against the Seller respecting such breach available to Certificateholders, the Depositor or the Trustee.

(g)  The representations and warranties set forth in Section 2.03 hereof shall survive delivery of the respective Mortgage Loans and Mortgage Files to the Trustee or the related Custodian for the benefit of the Certificateholders.

Section 2.04  Representations and Warranties of the Depositor.

The Depositor hereby represents and warrants to the Master Servicer and the Trustee as follows, as of the date hereof and as of the Closing Date:

(i)  The Depositor is duly organized and is validly existing as limited liability company in good standing under the laws of the State of Delaware and has full power and authority necessary to own or hold its properties and to conduct its business as now conducted by it and to enter into and perform its obligations under this Agreement.

(ii)  The Depositor has the full power and authority to execute, deliver and perform, and to enter into and consummate the transactions contemplated by, this Agreement and has duly authorized, by all necessary action on its part, the execution, delivery and performance of this Agreement; and this Agreement, assuming the due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto, constitutes a legal, valid and binding obligation of the Depositor, enforceable against the Depositor in accordance with its terms, subject, as to enforceability, to (i) bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors’ rights generally and (ii) general principles of equity, regardless of whether enforcement is sought in a proceeding in equity or at law.

(iii)  The execution and delivery of this Agreement by the Depositor, the consummation of the transactions contemplated by this Agreement, and the fulfillment of or compliance with the terms hereof are in the ordinary course of business of the Depositor and will not (A) result in a breach of any term or provision of the organizational documents of the Depositor or (B) conflict with, result in a breach, violation or acceleration of, or result in a default under, the terms of any other material agreement or instrument to which the Depositor is a party or by which it may be bound or (C) constitute a violation of any statute, order or regulation applicable to the Depositor of any court, regulatory body, administrative agency or governmental body having jurisdiction over the Depositor; and the Depositor is not in breach or violation of any material indenture or other material agreement or instrument, or in violation of any statute, order or regulation of any court, regulatory body, administrative agency or governmental body having jurisdiction over it which breach or violation may materially impair the Depositor’s ability to perform or meet any of its obligations under this Agreement.

(iv)  No litigation is pending, or, to the best of the Depositor’s knowledge, threatened, against the Depositor that would materially and adversely affect the execution, delivery or enforceability of this Agreement or the ability of the Depositor to perform its obligations under this Agreement in accordance with the terms hereof.

(v)  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Depositor of, or compliance by the Depositor with, this Agreement or the consummation of the transactions contemplated hereby, or if any such consent, approval, authorization or order is required, the Depositor has obtained the same; and

(vi)  The Depositor has filed all reports required to be filed by Section 13 or Section 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the Depositor was required to file such reports) and it has been subject to such filing requirements for the past 90 days.

The Depositor hereby represents and warrants to the Trustee as of the Closing Date, following the transfer of the Mortgage Loans to it by the Mortgage Loan Sellers, the Depositor had good title to the Mortgage Loans and the related Mortgage Notes were subject to no offsets, claims, defenses or counterclaims.

It is understood and agreed that the representations and warranties set forth in the immediately preceding paragraph shall survive delivery of the Mortgage Files to the Trustee or the related Custodian for the benefit of the Certificateholders. Upon discovery by the Depositor, the Trustee of a breach of such representations and warranties, the party discovering such breach shall give prompt written notice to the others and to each Rating Agency.

Section 2.05  Delivery of Opinion of Counsel in Connection with Substitutions and Repurchases.

(a)  Notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which default is not reasonably foreseeable, no repurchase or substitution pursuant to Sections 2.02 or 2.03 shall be made unless the Seller delivers to the Trustee an Opinion of Counsel, addressed to the Trustee, to the effect that such repurchase or substitution would not (i) result in the imposition of the tax on “prohibited transactions” of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI or contributions after the Closing Date, as defined in Sections 860F(a)(2) and 860G(d) of the Code, respectively, or (ii) cause any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to fail to qualify as a REMIC at any time that any Certificates are outstanding. Any Mortgage Loan as to which repurchase or substitution was delayed pursuant to this paragraph shall be repurchased or the substitution therefor shall occur (subject to compliance with Sections 2.02 or 2.03) upon the earlier of (a) the occurrence of a default or a default becoming reasonably foreseeable with respect to such Mortgage Loan and (b) receipt by the Trustee of an Opinion of Counsel addressed to the Trustee to the effect that such repurchase or substitution, as applicable, will not result in the events described in clause (i) or clause (ii) of the preceding sentence.

(b)  Upon discovery by the Depositor, the Seller, the Custodians or the Master Servicer that any Mortgage Loan does not constitute a “qualified mortgage” within the meaning of Section 860G(a)(3) of the Code, the party discovering such fact shall promptly (and in any event within 5 Business Days of discovery) give written notice thereof to the other parties and the Trustee. In connection therewith, the Trustee, or the related Custodian on its behalf, shall require the Seller, at the Seller’s option, to either (i) cure such defect or breach, (ii) substitute, if the conditions in Section 2.03(f) with respect to substitutions are satisfied, a Replacement Mortgage Loan for the affected Mortgage Loan, or (iii) repurchase the affected Mortgage Loan within 90 days of such discovery in the same manner as it would for a defect or a breach described in Section 2.02 or Section 2.03, as applicable. The Trustee, or the related Custodian on its behalf, shall reconvey to the Seller the Mortgage Loan to be released pursuant hereto (and the related Custodian shall deliver the related Mortgage File) in the same manner, and on the same terms and conditions, as it would for a defect or a breach described in Section 2.02 or Section 2.03, as applicable.

Section 2.06  Countersignature and Delivery of Certificates.

(a)  The Trustee acknowledges the sale, transfer and assignment to it of the Trust Fund and, concurrently with such transfer and assignment, has executed, countersigned and delivered, to or upon the order of the Depositor, the Certificates in authorized denominations evidencing the entire ownership of the Trust Fund. The Trustee agrees to hold the Trust Fund and exercise the rights referred to above for the benefit of all present and future Holders of the Certificates and to perform the duties set forth in this Agreement in accordance with its terms.

(b)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC I Regular Interests and the other assets of REMIC II for the benefit of the holders of the REMIC II Regular Interests and the Class R-2 Certificates. The Trustee acknowledges receipt of the REMIC I Regular Interests (which are uncertificated) and the other assets of REMIC II and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC II Regular Interests and the Class R-2 Certificates.

(c)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC II Regular Interests and the other assets of REMIC III for the benefit of the holders of the REMIC III Regular Interests and the Class R-3 Certificates. The Trustee acknowledges receipt of the REMIC II Regular Interests (which are uncertificated) and the other assets of REMIC III and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the REMIC III Regular Interests and the Class R-3 Certificates.

(d)  The Depositor concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the REMIC III Regular Interests and the other assets of REMIC IV for the benefit of the holders of the Certificates (other than the Class C, Class P and Class R Certificates), the Class C Interest, the Class P Interest and the Class R-4 Certificates. The Trustee acknowledges receipt of the REMIC III Regular Interests (which are uncertificated) and the other assets of REMIC IV and declares that it holds and will hold the same in trust for the exclusive use and benefit of the holders of the Certificates (other than the Class C, Class P and Class R Certificates), the Class C Interest, the Class P Interest and the Class R-4 Certificates.

(e)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class C Interest for the benefit of the Holders of the Class C Certificates and the Class RX Certificates (in respect of the Class R-5 Interest). The Trustee acknowledges receipt of the Class C Interest (which is uncertificated) and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class C Certificates and the Class RX Certificates (in respect of the Class R-5 Interest).

(f)  The Depositor, concurrently with the execution and delivery hereof, does hereby transfer, assign, set over and otherwise convey in trust to the Trustee without recourse all the right, title and interest of the Depositor in and to the Class P Interest for the benefit of the Holders of the Class P Certificates and the Class RX Certificates (in respect of the Class R-6 Interest). The Trustee acknowledges receipt of the Class P Interest (which is uncertificated) and declares that it holds and will hold the same in trust for the exclusive use and benefit of the Holders of the Class P Certificates and the Class RX Certificates (in respect of the Class R-6 Interest).

Section 2.07  Purposes and Powers of the Trust.

The purpose of the common law trust, as created hereunder, is to engage in the following activities:

(a)  acquire and hold the Mortgage Loans and the other assets of the Trust Fund and the proceeds therefrom;

(b)  to issue the Certificates sold to the Depositor in exchange for the Mortgage Loans;

(c)  to make distributions on the Certificates;

(d)  to engage in those activities that are necessary, suitable or convenient to accomplish the foregoing or are incidental thereto or connected therewith; and

(e)  subject to compliance with this Agreement, to engage in such other activities as may be required in connection with conservation of the Trust Fund and the making of distributions to the Certificateholders.

(f)  The Trust is hereby authorized to engage in the foregoing activities. The Trust shall not engage in any activity other than in connection with the foregoing or other than as required or authorized by the terms of this Agreement while any Certificate is outstanding, and this Section 2.07.

ARTICLE III

ADMINISTRATION AND SERVICING OF
EMC MORTGAGE LOANS BY COMPANY

Section 3.01  The Company.

The Company shall service and administer the EMC Mortgage Loans in accordance with customary and usual standards of practice of prudent mortgage loan servicers in the respective states in which the related Mortgaged Properties are located. In connection with such servicing and administration, the Company shall have full power and authority, acting alone and/or through subservicers as provided in Section 3.03, to do or cause to be done any and all things that it may deem necessary or desirable in connection with such servicing and administration, including but not limited to, the power and authority, subject to the terms hereof (i) to execute and deliver, on behalf of the Certificateholders, the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any related Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages (but only in the manner provided herein), (iii) to collect any Insurance Proceeds and any Liquidation Proceeds or Subsequent Recoveries, and (iv) subject to Section 3.09, to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any EMC Mortgage Loan; provided that the Company shall take no action that is inconsistent with or prejudices the interests of the Trust Fund or the Certificateholders in any EMC Mortgage Loan or the rights and interests of the Depositor or the Trustee under this Agreement.

Without limiting the generality of the foregoing, the Company, in its own name or in the name of the Trust, the Depositor or the Trustee, is hereby authorized and empowered by the Trust, the Depositor and the Trustee, when the Company believes it appropriate in its reasonable judgment, to execute and deliver, on behalf of the Trustee, the Depositor, the Certificateholders or any of them, any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments, with respect to the EMC Mortgage Loans, and with respect to the related Mortgaged Properties held for the benefit of the Certificateholders. The Company shall prepare and deliver to the Depositor, the Master Servicer and/or the Trustee such documents requiring execution and delivery by any or all of them as are necessary or appropriate to enable the Company to service and administer the EMC Mortgage Loans. Upon receipt of such documents, the Depositor, the Master Servicer and/or the Trustee shall execute such documents and deliver them to the Company.

In accordance with the standards of the first paragraph of this Section 3.01, the Company shall advance or cause to be advanced funds as necessary for the purpose of effecting the payment of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans, which advances shall be reimbursable in the first instance from related collections from the Mortgagors pursuant to Section 5.04, and further as provided in Section 5.02. All costs incurred by the Company, if any, in effecting the timely payments of taxes and assessments on the Mortgaged Properties relating to the EMC Mortgage Loans and related insurance premiums shall not, for the purpose of calculating monthly distributions to the Certificateholders, be added to the Stated Principal Balance under the related EMC Mortgage Loans, notwithstanding that the terms of such Mortgage Loans so permit.

Section 3.02  Due-on-Sale Clauses; Assumption Agreements.

(a)  Except as otherwise provided in this Section 3.02, when any property subject to a Mortgage has been or is about to be conveyed by the Mortgagor, the Company shall to the extent that it has knowledge of such conveyance, enforce any due-on-sale clause contained in any Mortgage Note or Mortgage, to the extent permitted under applicable law and governmental regulations, but only to the extent that such enforcement will not adversely affect or jeopardize coverage under any Required Insurance Policy. Notwithstanding the foregoing, the Company is not required to exercise such rights with respect to an EMC Mortgage Loan if the Person to whom the related Mortgaged Property has been conveyed or is proposed to be conveyed satisfies the terms and conditions contained in the Mortgage Note and Mortgage related thereto and the consent of the mortgagee under such Mortgage Note or Mortgage is not otherwise so required under such Mortgage Note or Mortgage as a condition to such transfer. In the event that the Company is prohibited by law from enforcing any such due-on-sale clause, or if coverage under any Required Insurance Policy would be adversely affected, or if nonenforcement is otherwise permitted hereunder, the Company is authorized, subject to Section 3.02(b), to take or enter into an assumption and modification agreement from or with the person to whom such property has been or is about to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, unless prohibited by applicable state law, the Mortgagor remains liable thereon, provided that the Mortgage Loan shall continue to be covered (if so covered before the Company enters such agreement) by the applicable Required Insurance Policies. The Company, subject to Section 3.02(b), is also authorized with the prior approval of the insurers under any Required Insurance Policies to enter into a substitution of liability agreement with such Person, pursuant to which the original Mortgagor is released from liability and such Person is substituted as Mortgagor and becomes liable under the Mortgage Note. Notwithstanding the foregoing, the Company shall not be deemed to be in default under this Section 3.02(a) by reason of any transfer or assumption that the Company reasonably believes it is restricted by law from preventing.

(b)  Subject to the Company’s duty to enforce any due-on-sale clause to the extent set forth in Section 3.02(a), in any case in which a Mortgaged Property has been conveyed to a Person by a Mortgagor, and such Person is to enter into an assumption agreement or modification agreement or supplement to the Mortgage Note or Mortgage that requires the signature of the Trustee, or if an instrument of release signed by the Trustee is required releasing the Mortgagor from liability on the related EMC Mortgage Loan, the Company shall prepare and deliver or cause to be prepared and delivered to the Trustee for signature and shall direct, in writing, the Trustee to execute the assumption agreement with the Person to whom the Mortgaged Property is to be conveyed and such modification agreement or supplement to the Mortgage Note or Mortgage or other instruments as are reasonable or necessary to carry out the terms of the Mortgage Note or Mortgage or otherwise to comply with any applicable laws regarding assumptions or the transfer of the Mortgaged Property to such Person. In connection with any such assumption, no material term of the Mortgage Note (including, but not limited to, the Mortgage Rate, the amount of the Scheduled Payment and any other term affecting the amount or timing of payment on the EMC Mortgage Loan) may be changed. In addition, the substitute Mortgagor and the Mortgaged Property must be acceptable to the Company in accordance with its servicing standards as then in effect. The Company shall notify the Trustee that any such substitution or assumption agreement has been completed by forwarding to the Trustee the original of such substitution or assumption agreement, which in the case of the original shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. Any fee collected by the Company for entering into an assumption or substitution of liability agreement shall be retained by the Company as additional servicing compensation.

Section 3.03  Subservicers.

The Company shall perform all of its servicing responsibilities hereunder or may cause a subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of a subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of each subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees of each subservicer from its own funds, and a subservicer’s fee shall not exceed the Servicing Fee payable to the Company hereunder.

At the cost and expense of the Company, without any right of reimbursement from its Protected Account, the Company shall be entitled to terminate the rights and responsibilities of a subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related EMC Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.05, the Company shall at its own cost and expense terminate the rights and responsibilities of each subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of each subservicer from the Company’s own funds without reimbursement from the Trust Fund.

Notwithstanding the foregoing, the Company shall not be relieved of its obligations hereunder and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the EMC Mortgage Loans. The Company shall be entitled to enter into an agreement with a subservicer for indemnification of the Company by the subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the EMC Mortgage Loans involving a subservicer shall be deemed to be between such subservicer and the Company alone, and the Trustee shall not have any obligations, duties or liabilities with respect to such subservicer including any obligation, duty or liability of the Trustee to pay such subservicer’s fees and expenses. For purposes of remittances to the Master Servicer pursuant to this Agreement, the Company shall be deemed to have received a payment on an EMC Mortgage Loan when a subservicer has received such payment.

Section 3.04  Documents, Records and Funds in Possession of Company To Be Held for Trustee.

Notwithstanding any other provisions of this Agreement, the Company shall transmit to the Trustee as required by this Agreement all documents and instruments in respect of an EMC Mortgage Loan coming into the possession of the Company from time to time and shall account fully to the Trustee for any funds received by the Company or that otherwise are collected by the Company as Liquidation Proceeds or Insurance Proceeds in respect of any such Mortgage Loan. All Mortgage Files and funds collected or held by, or under the control of, the Company in respect of any EMC Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds, including but not limited to, any funds on deposit in the Protected Account maintained by the Company, shall be held by the Company for and on behalf of the Trustee and shall be and remain the sole and exclusive property of the Trustee, subject to the applicable provisions of this Agreement. The Company also agrees that it shall not create, incur or subject any Mortgage File or any funds that are deposited in the Protected Account maintained by the Company, or the Master Servicer Collection Account or the Distribution Account or in any Escrow Account, or any funds that otherwise are or may become due or payable to the Trustee for the benefit of the Certificateholders, to any claim, lien, security interest, judgment, levy, writ of attachment or other encumbrance, or assert by legal action or otherwise any claim or right of set off against any Mortgage File or any funds collected on, or in connection with, an EMC Mortgage Loan, except, however, that the Company shall be entitled to set off against and deduct from any such funds any amounts that are properly due and payable to the Company under this Agreement.

Section 3.05  Maintenance of Hazard Insurance.

The Company shall cause to be maintained, for each EMC Mortgage Loan, hazard insurance on buildings upon, or comprising part of, the Mortgaged Property against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the related Mortgaged Property is located with an insurer which is licensed to do business in the state where the related Mortgaged Property is located. Each such policy of standard hazard insurance shall contain, or have an accompanying endorsement that contains, a standard mortgagee clause. The Company shall also cause flood insurance to be maintained on property acquired upon foreclosure or deed in lieu of foreclosure of any EMC Mortgage Loan, to the extent described below. Pursuant to Section 5.01, any amounts collected by the Company under any such policies (other than the amounts to be applied to the restoration or repair of the related Mortgaged Property or property thus acquired or amounts released to the Mortgagor in accordance with the Company’s normal servicing procedures) shall be deposited in the Protected Account maintained by the Company. Any cost incurred by the Company in maintaining any such insurance shall not, for the purpose of calculating monthly distributions to the Certificateholders or remittances to the Trustee for their benefit, be added to the principal balance of the Mortgage Loan, notwithstanding that the terms of the EMC Mortgage Loan so permit. Such costs shall be recoverable by the Company out of late payments by the related Mortgagor or out of Liquidation Proceeds to the extent permitted by Section 3.09. It is understood and agreed that no earthquake or other additional insurance is to be required of any Mortgagor or maintained on property acquired in respect of a Mortgage other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance. If the Mortgaged Property is located at the time of origination of the related EMC Mortgage Loan in a federally designated special flood hazard area and such area is participating in the national flood insurance program, the Company shall cause flood insurance to be maintained with respect to such EMC Mortgage Loan. Such flood insurance shall be in an amount equal to the least of (i) the Stated Principal Balance of the related EMC Mortgage Loan, (ii) minimum amount required to compensate for damage or loss on a replacement cost basis or (iii) the maximum amount of such insurance available for the related Mortgaged Property under the Flood Disaster Protection Act of 1973, as amended.

In the event that the Company shall obtain and maintain a blanket policy insuring against hazard losses on all of the EMC Mortgage Loans, it shall conclusively be deemed to have satisfied its obligations as set forth in the first sentence of this Section 3.05, it being understood and agreed that such policy may contain a deductible clause on terms substantially equivalent to those commercially available and maintained by comparable servicers. If such policy contains a deductible clause, the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with the first sentence of this Section 3.05, and there shall have been a loss that would have been covered by such policy, deposit in the Protected Account maintained by the Company the amount not otherwise payable under the blanket policy because of such deductible clause. Such deposit shall be from the Company’s own funds without reimbursement therefor. In connection with its activities as administrator and servicer of the EMC Mortgage Loans, the Company agrees to present, on behalf of itself, the Depositor and the Trustee for the benefit of the Certificateholders, claims under any such blanket policy.

Section 3.06  Presentment of Claims and Collection of Proceeds.

The Company shall prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies relating to the EMC Mortgage Loans and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such Insurance Policies. Any proceeds disbursed to the Company in respect of such Insurance Policies shall be promptly deposited in the Protected Account maintained by the Company upon receipt, except that any amounts that are to be applied upon request to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related EMC Mortgage Loan under the applicable Insurance Policy, need not be so deposited (or remitted).

Section 3.07  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Company shall not take any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. The Company shall use its best efforts to keep in force and effect (to the extent that the EMC Mortgage Loan requires the Mortgagor to maintain such insurance), Primary Mortgage Insurance applicable to each EMC Mortgage Loan. The Company shall not cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the related Mortgage Note and is required to be kept in force hereunder.

(b)  The Company agrees to present on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies relating to the EMC Mortgage Loans and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted EMC Mortgage Loans. Pursuant to Section 5.01, any amounts collected by the Company under any Primary Mortgage Insurance Policies shall be deposited in the Protected Account maintained by the Company, subject to withdrawal pursuant to Section 5.02 hereof.

Section 3.08  Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the EMC Mortgage Loans and who handle funds, money, documents and papers relating to the EMC Mortgage Loans. The fidelity bond and errors and omissions insurance shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such persons. Such fidelity bond shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of an EMC Mortgage Loan which is not in accordance with Accepted Servicing Practices. No provision of this Section 3.08 requiring the fidelity bond and errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Accepted Servicing Practices. The Company shall deliver to the Master Servicer a certificate from the surety and the insurer as to the existence of the fidelity bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such fidelity bond or insurance policy shall in no event be terminated or materially modified without thirty days prior written notice to the Master Servicer and the Trustee. The Company shall notify the Master Servicer and the Trustee within five business days of receipt of notice that such fidelity bond or insurance policy will be, or has been, materially modified or terminated. The Trustee for the benefit of the Certificateholders must be named as loss payees on the fidelity bond and as additional insured on the errors and omissions policy.

The Company shall provide to the Master Servicer and the Depositor evidence of the authorization of the person signing any certification or statement, copies or other evidence of fidelity bond and errors and omissions insurance, financial information and reports, and such other information related to the Company or any subservicer engaged by it or the Company’s or such subservicer’s performance hereunder or under the related Subservicing Agreement as may be reasonably requested by the Master Servicer or the Depositor.

Section 3.09  Realization Upon Defaulted Mortgage Loans; Determination of Excess Liquidation Proceeds and Realized Losses; Repurchases of Certain Mortgage Loans.

(a)  The Company shall use reasonable efforts to foreclose upon or otherwise comparably convert the ownership of properties securing such of the EMC Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments. In connection with such foreclosure or other conversion, the Company shall follow such practices and procedures as it shall deem necessary or advisable and as shall be normal and usual in its general mortgage servicing activities and the requirements of the insurer under any Required Insurance Policy; provided that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration of any property unless it shall determine (i) that such restoration and/or foreclosure will increase the proceeds of liquidation of the EMC Mortgage Loan after reimbursement from the Master Servicer of such expenses and (ii) that such expenses will be recoverable to it through Insurance Proceeds or Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Protected Accounts maintained by the Company pursuant to Section 5.02 or reimbursement from the Master Servicer pursuant to Section 3.09, as applicable). If the Company reasonably believes that Liquidation Proceeds with respect to any such EMC Mortgage Loan would not be increased as a result of such foreclosure or other action, such EMC Mortgage Loan will be charged-off and will become a Liquidated Loan. The Company will give notice of any such charge-off to the Master Servicer. The Company shall be responsible for all other costs and expenses incurred by it in any such proceedings; provided that such costs and expenses shall be Servicing Advances and that it shall be entitled to reimbursement thereof from the proceeds of liquidation of the related Mortgaged Property, as contemplated in Section 5.02. If the Company has knowledge that a Mortgaged Property that the Company is contemplating acquiring in foreclosure or by deed- in-lieu of foreclosure is located within a one-mile radius of any site with environmental or hazardous waste risks known to the Company, the Company will, prior to acquiring the related Mortgaged Property, consider such risks and only take action in accordance with its established environmental review procedures.

With respect to any REO Property relating to an EMC Mortgage Loan, the deed or certificate of sale shall be taken in the name of the Trustee for the benefit of the Certificateholders (or the Trustee’s nominee on behalf of the Certificateholders). The Trustee’s name shall be placed on the title to such REO Property solely as the Trustee hereunder and not in its individual capacity. The Company shall ensure that the title to such REO Property references this Agreement and the Trustee’s capacity hereunder. Pursuant to its efforts to sell such REO Property, the Company shall either itself or through an agent selected by the Company protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Certificateholders, rent the same, or any part thereof, as the Company deems to be in the best interest of the Company and the Certificateholders for the period prior to the sale of such REO Property. The Company shall prepare for and deliver to the Trustee a statement with respect to each such REO Property that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Trustee to comply with the reporting requirements of the REMIC Provisions. The net monthly rental income, if any, from such REO Property shall be deposited in the Protected Account maintained by the Company no later than the close of business on each Determination Date. The Company shall perform the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required.

In the event that the Trust Fund acquires any Mortgaged Property as aforesaid or otherwise in connection with a default or a default becoming reasonably foreseeable on an EMC Mortgage Loan, the Company shall dispose of such Mortgaged Property prior to three years after its acquisition by the Trust Fund or, at the expense of the Trust Fund, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Trustee shall have been supplied with an Opinion of Counsel addressed to the Trustee (such opinion not to be an expense of the Trustee) to the effect that the holding by the Trust Fund of such Mortgaged Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI as defined in Section 860F of the Code or cause either REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to fail to qualify as a REMIC at any time that any Certificates are outstanding, in which case the Trust Fund may continue to hold such Mortgaged Property (subject to any conditions contained in such Opinion of Counsel). Notwithstanding any other provision of this Agreement, no Mortgaged Property acquired by the Trust Fund shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Trust Fund in such a manner or pursuant to any terms that would (i) cause such Mortgaged Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to the imposition of any federal, state or local income taxes on the income earned from such Mortgaged Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Trust Fund with respect to the imposition of any such taxes.

The decision of the Company to foreclose on a defaulted EMC Mortgage Loan shall be subject to a determination by the Company that the proceeds of such foreclosure would exceed the costs and expenses of bringing such a proceeding. The income earned from the management of any Mortgaged Properties acquired through foreclosure or other judicial proceeding, net of reimbursement to the Company for expenses incurred (including any property or other taxes) in connection with such management and net of unreimbursed Servicing Fees, Advances, Servicing Advances and any management fee paid or to be paid with respect to the management of such Mortgaged Property in each case to the extent permitted under Section 5.02, shall be applied to the payment of principal of, and interest on, the related defaulted EMC Mortgage Loans (with interest accruing as though such Mortgage Loans were still current) and all such income shall be deemed, for all purposes in the Agreement, to be payments on account of principal and interest on the related Mortgage Notes and shall be deposited into the Protected Accounts maintained by the Company. To the extent the income received during a Prepayment Period is in excess of the amount attributable to amortizing principal and accrued interest at the related Mortgage Rate on the related EMC Mortgage Loan, such excess shall be considered to be a partial Principal Prepayment for such Mortgage Loan for all purposes hereof.

The Liquidation Proceeds from any liquidation of a related EMC Mortgage Loan shall be deposited in the related Protected Account maintained by the Company on the next succeeding Determination Date following receipt thereof for distribution on the related Distribution Date, except that any Excess Liquidation Proceeds shall be retained by the Company as additional servicing compensation.

The proceeds of any Liquidated Loan, as well as any recovery resulting from a partial collection of related Liquidation Proceeds or any income from a related REO Property, shall be applied in the following order of priority: first, to reimburse the Company for any related unreimbursed Servicing Advances and Servicing Fees, pursuant to this Section 3.09 and subject to Section 5.02; second, to reimburse the Company for any unreimbursed Advances pursuant to this Section 3.09 and subject to Section 5.02; third, to accrued and unpaid interest (to the extent no Advance has been made for such amount) on the EMC Mortgage Loan or related REO Property, at the Net Mortgage Rate to the first day of the month in which such amounts are required to be distributed; and fourth, as a recovery of principal of the EMC Mortgage Loan.

(b)  On each Determination Date, the Company shall determine the respective aggregate amounts of Excess Liquidation Proceeds and Realized Losses, if any, for the prior calendar month.

(c)  The Company has no intent to foreclose on any EMC Mortgage Loan based on the delinquency characteristics as of the Closing Date; provided, that the foregoing does not prevent the Company from initiating foreclosure proceedings on any date hereafter if the facts and circumstances of such EMC Mortgage Loans including delinquency characteristics in the Company’s discretion so warrant such action.

(d)  The Master Servicer will fully reimburse the Company for Servicing Advances and Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit U hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer will provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation. The Company’s obligation to make such Servicing Advances and Advances as to any Mortgage Loan will continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 6.01.

Section 3.10  Servicing Compensation.

As compensation for its activities hereunder and under the Servicing Agreement, each Servicer shall be entitled to retain or withdraw from its Protected Accounts out of each payment of interest on a Mortgage Loan included in the Trust Fund an amount equal to the related Servicing Fee.

Additional servicing compensation in the form of any Excess Liquidation Proceeds, assumption fees, late payment charges, all Prepayment Interest Excess on any Mortgage Loan, all income and gain net of any losses realized from Permitted Investments with respect to funds in or credited to the Protected Accounts maintained by the related Servicer shall be retained by such Servicer to the extent not required to be deposited in the Protected Accounts maintained by the Company pursuant to Section 5.02 of this Agreement or pursuant to the related Servicing Agreement. Each Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder (including payment of any premiums for hazard insurance, as required by Section 3.05 or the related Servicing Agreement and maintenance of the other forms of insurance coverage required by Section 3.07 or the related Servicing Agreement) and shall not be entitled to reimbursement therefor except as specifically provided in Section 5.02 or the related Servicing Agreement.

Section 3.11  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related EMC Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the Certificateholders. The Company shall sell any such REO Property as expeditiously as possible and in accordance with the provisions of this Agreement. Pursuant to its efforts to sell such REO Property, the Company shall protect and conserve such REO Property in the manner and to the extent required herein, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Company shall deposit all funds collected and received in connection with the operation of any REO Property in respect of any EMC Mortgage Loan into the Protected Accounts maintained by the Company.

(c)  The Company, upon the final disposition of any REO Property in respect of any EMC Mortgage Loan, shall be entitled to reimbursement for any related unreimbursed Advances, unreimbursed Servicing Advances or Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Advances or Servicing Fees as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

Section 3.12  Liquidation Reports.

Upon the foreclosure of any Mortgaged Property relating to an EMC Mortgage Loan or the acquisition thereof by the Trust Fund pursuant to a deed-in-lieu of foreclosure, the Company shall submit a liquidation report to the Master Servicer containing such information as shall be mutually acceptable to the Company and the Master Servicer with respect to such Mortgaged Property.

Section 3.13  Books and Records.

The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans which shall be appropriately identified in the Company’s computer system to clearly reflect the ownership of the Mortgage Loans by the Trust. In particular, the Company shall maintain in its possession, available for inspection by the Trustee and shall deliver to the Trustee upon demand, evidence of compliance with all federal, state and local laws, rules and regulations. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including, but not limited to, optical imagery techniques so long as the Company complies with the requirements of Accepted Servicing Practices.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Trustee the related servicing file during the time such Mortgage Loan is subject to this Agreement and thereafter in accordance with applicable law.

Payments on the Mortgage Loans, including any payoffs, made in accordance with the related Mortgage File will be entered in the Company’s set of books and records no more than two business days after receipt and identification, and allocated to principal or interest as specified in the related Mortgage File.

ARTICLE IV
ADMINISTRATION AND MASTER
SERVICING OF MORTGAGE LOANS BY
MASTER SERVICER

Section 4.01  Master Servicer.

The Master Servicer shall, beginning on the Closing Date, supervise, monitor and oversee the obligation of the Company and the related Servicer to service and administer the Mortgage Loans in accordance with the terms of this Agreement and the related Servicing Agreement and shall have full power and authority to do any and all things which it may deem necessary or desirable in connection with such master servicing and administration. In performing its obligations hereunder, the Master Servicer shall act in a manner consistent with Accepted Master Servicing Practices. Furthermore, the Master Servicer shall oversee and consult with the Company and the related Servicer as necessary from time to time to carry out the Master Servicer’s obligations hereunder, shall receive, review and evaluate all reports, information and other data provided to the Master Servicer by the Company and the related Servicer and shall cause the Company and related Servicer to perform and observe the covenants, obligations and conditions to be performed or observed by such Person under this Agreement and the related Servicing Agreement. The Master Servicer shall independently and separately monitor the Company and the related Servicer’s servicing activities with respect to each related Mortgage Loan, reconcile the results of such monitoring with such information provided in the previous sentence on a monthly basis and coordinate corrective adjustments to the Company’s, the related Servicer’s and Master Servicer’s records, and based on such reconciled and corrected information, the Master Servicer shall provide such information to the Trustee as shall be necessary in order for it to prepare the statements specified in Section 6.06 by 2:00 p.m. Central Standard Time on the 5th Business Day prior to each Distribution Date, and prepare any other information and statements required to be forwarded by the Master Servicer hereunder; provided, however, in no event shall the Master Servicer be required to provide such information to the Trustee earlier than 2:00 p.m. Central Standard Time on the 19th calendar day of the month. The Master Servicer shall reconcile the results of its Mortgage Loan monitoring with the actual remittances of the Servicers pursuant to the applicable Servicing Agreement. The Master Servicer shall be entitled to conclusively rely on the Mortgage Loan data provided by the related Servicer and shall have no liability for any errors in such Mortgage Loan data.

In addition to the foregoing, in connection with a modification of any Mortgage Loan by a Servicer, if the Master Servicer is unable to enforce the obligations of the Servicer with respect to such modification, the Master Servicer shall notify the Depositor of such Servicer’s failure to comply with the terms of the Servicing Agreement or this Agreement. If the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the approval of the Master Servicer for a modification to a Mortgage Loan, the Master Servicer shall approve such modification if, based upon its receipt of written notification from the related Servicer outlining the terms of such modification and appropriate supporting documentation, the Master Servicer determines that the modification is permitted under the terms of the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) and that any conditions to such modification set forth in the Servicing Agreement or this Agreement have been satisfied. Furthermore, if the Servicing Agreement or this Agreement (in the case of the Company, as Servicer) requires the oversight and monitoring of loss mitigation measures with respect to the related Mortgage Loans, the Master Servicer will monitor any loss mitigation procedure or recovery action related to a defaulted Mortgage Loan (to the extent it receives notice of such from the related Servicer) and confirm that such loss mitigation procedure or recovery action is initiated, conducted and concluded in accordance with any timeframes and any other requirements set forth in the Servicing Agreement or this Agreement (in the case of the Company, as Servicer), and the Master Servicer shall notify the Depositor in any case in which the Master Servicer believes that the related Servicer is not complying with such timeframes and/or other requirements.

The Trustee shall furnish the Company, the Servicers and the Master Servicer, upon written request from a servicing officer, with any powers of attorney and other documents in form as provided to it necessary or appropriate to enable the Company, the Servicer and the Master Servicer to service and administer the related Mortgage Loans and REO Property.

The Trustee or the related Custodian on its behalf, the Company or the related Servicer shall provide access to the records and documentation in possession of the Trustee or the related Custodian on its behalf, the Company or the related Servicer regarding the related Mortgage Loans and REO Property and the servicing thereof to the Certificateholders, the FDIC, and the supervisory agents and examiners of the FDIC, such access being afforded only upon reasonable prior written request and during normal business hours at the office of the Trustee, the related Custodian, the Company or the related Servicer; provided, however, that, unless otherwise required by law, neither the Trustee, the related Custodian, the Company nor the related Servicer shall be required to provide access to such records and documentation if the provision thereof would violate the legal right to privacy of any Mortgagor. The Trustee, the related Custodian, the Company and the related Servicer shall allow representatives of the above entities to photocopy any of the records and documentation and shall provide equipment for that purpose at a charge that covers the Trustee’s, the related Custodian’s, the Company’s or the related Servicer’s actual costs.

The Trustee shall execute and deliver to the Company or the related Servicer and the Master Servicer, upon such party’s written instruction (which includes the documents to be signed) any court pleadings, requests for trustee’s sale or other appropriate documents necessary or desirable to (i) the foreclosure or trustee’s sale with respect to a Mortgaged Property; (ii) any legal action brought to obtain judgment against any Mortgagor on the Mortgage Note or Security Instrument; (iii) obtain a deficiency judgment against the Mortgagor; or (iv) enforce any other rights or remedies provided by the Mortgage Note or Security Instrument or otherwise available at law or equity.

Section 4.02  REMIC-Related Covenants.

For as long as each REMIC created hereunder shall exist, the Trustee shall act in accordance herewith to assure continuing treatment of such REMIC as a REMIC, and the Trustee shall comply with any directions of the Seller, the Company, the Servicers or the Master Servicer to assure such continuing treatment. In particular, the Trustee shall not (except as otherwise expressly permitted by this Agreement) (a) sell or permit the sale of all or any portion of the Mortgage Loans or of any investment of deposits in an Account unless such sale is as a result of a repurchase of the Mortgage Loans pursuant to this Agreement or the Trustee has received a REMIC Opinion addressed to the Trustee prepared at the expense of the Trust Fund; (b) other than with respect to a substitution pursuant to the Mortgage Loan Purchase Agreement or Section 2.02 or 2.03 of this Agreement, as applicable, accept any contribution to any REMIC after the Startup Day without receipt of a REMIC Opinion; or (c) acquire any assets for any REMIC other than any REO Property after the Startup Day without receipt of a REMIC Opinion.

Section 4.03  Monitoring of Company and Servicer.

(a)  The Master Servicer shall be responsible for reporting to the Trustee and the Seller the non-compliance by the Company and the related Servicer with its duties under this Agreement and the related Servicing Agreement. In the review of the Company’s and the related Servicer’s activities, the Master Servicer may rely upon an Officer’s Certificate of the Company and the related Servicer with regard to such Person’s compliance with the terms of this Agreement or the related Servicing Agreement. In the event that the Master Servicer, in its judgment, determines that a Servicer, other than the Company, should be terminated in accordance with this Agreement or the related Servicing Agreement, or that a notice should be sent pursuant to this Agreement or the related Servicing Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Seller and the Trustee and the Master Servicer shall issue such notice or take such other action as it deems appropriate. In the event that the Master Servicer, in its judgment, determines that the Company should be terminated in accordance with this Agreement, or that a notice should be sent pursuant to this Agreement with respect to the occurrence of an event that, unless cured, would constitute grounds for such termination, the Master Servicer shall notify the Seller and the Trustee thereof in writing. Pursuant to its receipt of such written notification from the Master Servicer, the Trustee shall issue such notice of termination to the Company or take such other action as it deems appropriate.

(b)  The Master Servicer, for the benefit of the Trustee and the Certificateholders, shall enforce the obligations of the Company under this Agreement and the related Servicer under the related Servicing Agreement, and shall, in the event that a Servicer, other than the Company, fails to perform its obligations in accordance with this Agreement or the related Servicing Agreement, subject to the preceding paragraph, terminate the rights and obligations of such Person thereunder and act as servicer of the related Mortgage Loans or to cause the Trustee to enter into a new Servicing Agreement with a successor Servicer selected by the Master Servicer; provided, however, it is understood and acknowledged by the parties hereto that there shall be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer. In the event that the Company fails to perform its obligations in accordance with this Agreement, subject to the preceding paragraph, the Master Servicer shall notify the Trustee in writing of such failure. Pursuant to its receipt of such notification from the Master Servicer, the Trustee shall terminate the rights and obligations of the Company under this Agreement and enter into a new Servicing Agreement with a successor Servicer selected by the Trustee; provided, however, it is understood and acknowledged by the parties hereto that there will be a period of transition (not to exceed 90 days) before the actual servicing functions can be fully transferred to such successor servicer. In either event, such enforcement, including, without limitation, the legal prosecution of claims, termination of the related Servicing Agreement and the pursuit of other appropriate remedies, shall be in such form and carried out to such an extent and at such time as the Master Servicer Servicer (or in the case the Company is terminated as the Servicer, the successor servicer or the Trustee, as applicable) in its good faith business judgment, would require were it the owner of the related Mortgage Loans. The Master Servicer shall pay the costs of such enforcement at its own expense, subject to its right of reimbursement pursuant to the provisions of this Agreement or the related Servicing Agreement, provided that the Master Servicer shall not be required to prosecute or defend any legal action except to the extent that the Master Servicer shall have received reasonable indemnity for its costs and expenses in pursuing such action. In the event that the Company is terminated as the Servicer, the Trustee shall pay the costs of such enforcement at its own expense, subject to its right to be reimbursed for such costs from the Distribution Account pursuant to Section 5.09; provided that the Trustee shall not be required to prosecute or defend any legal action except to the extent that the Trustee shall have received reasonable indemnity for its costs and expenses in pursuing such action. Nothing herein shall impose any obligation on the part of the Trustee to assume or succeed to the duties or obligations of the Company or the Master Servicer unless the Trustee has not been able to find a successor servicer or a successor master servicer.

(c)  To the extent that the costs and expenses of the Master Servicer or the Trustee, as applicable, related to any termination of a Servicer, or the enforcement or prosecution of related claims, rights or remedies or the appointment of a successor Servicer or the transfer and assumption of servicing by the Master Servicer or the Trustee, as applicable, with respect to this Agreement or the related Servicing Agreement (including, without limitation, (i) all legal costs and expenses and all due diligence costs and expenses associated with an evaluation of the potential termination of the Company or a Servicer as a result of an event of default by such Person and (ii) all costs and expenses associated with the complete transfer of servicing, including all servicing files and all servicing data and the completion, correction or manipulation of such servicing data as may be required by the successor servicer to correct any errors or insufficiencies in the servicing data or otherwise to enable the successor service to service the Mortgage Loans in accordance with this Agreement or the related Servicing Agreement) are not fully and timely reimbursed by the terminated Servicer, the Master Servicer or the Trustee, as applicable, shall be entitled to reimbursement of such costs and expenses from the Master Servicer Collection Account, pursuant to Section 5.07.

(d)  The Master Servicer shall require the Company and the related Servicer to comply with the remittance requirements and other obligations set forth in this Agreement or the related Servicing Agreement, as applicable.

(e)  If the Master Servicer acts as a servicer, it will not assume liability for the representations and warranties of the Company or the related Servicer, if any, that it replaces.

Section 4.04  Fidelity Bond.

The Master Servicer, at its expense, shall maintain in effect a blanket fidelity bond and an errors and omissions insurance policy, affording coverage with respect to all directors, officers, employees and other Persons acting on such Master Servicer’s behalf, and covering errors and omissions in the performance of the Master Servicer’s obligations hereunder. The errors and omissions insurance policy and the fidelity bond shall be in such form and amount generally acceptable for entities serving as master servicers or trustees.

Section 4.05  Power to Act; Procedures.

The Master Servicer shall master service the Mortgage Loans and shall have full power and authority, subject to the REMIC Provisions and the provisions of Article XI hereof, to do any and all things that it may deem necessary or desirable in connection with the master servicing and administration of the Mortgage Loans, including but not limited to the power and authority (i) to execute and deliver, on behalf of the Certificateholders and the Trustee, customary consents or waivers and other instruments and documents, (ii) to consent to transfers of any Mortgaged Property and assumptions of the Mortgage Notes and related Mortgages, (iii) to collect any Insurance Proceeds and Liquidation Proceeds, and (iv) to effectuate foreclosure or other conversion of the ownership of the Mortgaged Property securing any Mortgage Loan, in each case, in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable; provided, however, that the Master Servicer shall not (and, consistent with its responsibilities under Section 4.03, shall not authorize the Company or the related Servicer to) knowingly or intentionally take any action, or fail to take (or fail to cause to be taken) any action reasonably within its control and the scope of duties more specifically set forth herein, that, under the REMIC Provisions, if taken or not taken, as the case may be, would cause REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to fail to qualify as a REMIC or result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code) unless the Master Servicer has received an Opinion of Counsel (but not at the expense of the Master Servicer) to the effect that the contemplated action will not cause REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to fail to qualify as a REMIC or result in the imposition of a tax upon REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI as the case may be. The Trustee shall furnish the Master Servicer, upon written request from a Servicing Officer, with any powers of attorney empowering the Master Servicer, the Company or the related Servicer to execute and deliver instruments of satisfaction or cancellation, or of partial or full release or discharge, and to foreclose upon or otherwise liquidate Mortgaged Property, and to appeal, prosecute or defend in any court action relating to the Mortgage Loans or the Mortgaged Property, in accordance with the related Servicing Agreement and this Agreement, and the Trustee shall execute and deliver such other documents, as the Master Servicer may request, to enable the Master Servicer to master service and administer the Mortgage Loans and carry out its duties hereunder, in each case in accordance with Accepted Master Servicing Practices (and the Trustee shall have no liability for misuse of any such powers of attorney by the Master Servicer, the Company or the related Servicer). If the Master Servicer or the Trustee has been advised that it is likely that the laws of the state in which action is to be taken prohibit such action if taken in the name of the Trustee or that the Trustee would be adversely affected under the “doing business” or tax laws of such state if such action is taken in its name, the Master Servicer shall join with the Trustee in the appointment of a co-trustee pursuant to Section 10.11 hereof. In the performance of its duties hereunder, the Master Servicer shall be an independent contractor and shall not, except in those instances where it is taking action in the name of the Trust, be deemed to be the agent of the Trust.

Section 4.06  Due-on-Sale Clauses; Assumption Agreements.

To the extent provided in this Agreement or the related Servicing Agreement, to the extent Mortgage Loans contain enforceable due-on-sale clauses, the Master Servicer shall cause the Company and the related Servicer to enforce such clauses in accordance with this Agreement or the related Servicing Agreement. If applicable law prohibits the enforcement of a due-on-sale clause or such clause is otherwise not enforced in accordance with this Agreement or the related Servicing Agreement, and, as a consequence, a Mortgage Loan is assumed, the original Mortgagor may be released from liability in accordance with this Agreement or the related Servicing Agreement.

Section 4.07  Release of Mortgage Files.

(a)  Upon becoming aware of the payment in full of any Mortgage Loan, or the receipt by the Company or the related Servicer of a notification that payment in full has been escrowed in a manner customary for such purposes for payment to Certificateholders on the next Distribution Date, the Company or the related Servicer will, if required under the related Servicing Agreement (or if the Company or the related Servicer does not, the Master Servicer may), promptly furnish to the related Custodian, on behalf of the Trustee, two copies of a certification substantially in the form of Exhibit G (or as otherwise provided in the related Custodial Agreement) hereto signed by a Servicing Officer or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer (which certification shall include a statement to the effect that all amounts received in connection with such payment that are required to be deposited in the Protected Account maintained by the Company or the Servicer pursuant to Article V or by the related Servicer pursuant to the related Servicing Agreement have been or will be so deposited) and shall request that the related Custodian, on behalf of the Trustee, deliver to the Company or the related Servicer the related Mortgage File. Upon receipt of such certification and request, the related Custodian, on behalf of the Trustee, shall promptly release the related Mortgage File to the Company or the related Servicer and the Trustee and related Custodian shall have no further responsibility with regard to such Mortgage File. Upon any such payment in full, the Company or the related Servicer is authorized, to give, as agent for the Trustee, as the mortgagee under the Mortgage that secured the Mortgage Loan, an instrument of satisfaction (or assignment of mortgage without recourse, representation or warranty) regarding the Mortgaged Property subject to the Mortgage, which instrument of satisfaction or assignment, as the case may be, shall be delivered to the Person or Persons entitled thereto against receipt therefor of such payment, it being understood and agreed that no expenses incurred in connection with such instrument of satisfaction or assignment, as the case may be, shall be chargeable to the applicable Protected Account.

(b)  From time to time and as appropriate for the servicing or foreclosure of any Mortgage Loan and in accordance with this Agreement or the related Servicing Agreement, upon written instruction from such Servicer or the Master Servicer, the Trustee shall execute such documents as shall be prepared and furnished to the Trustee by the Company, the related Servicer or the Master Servicer (in form reasonably acceptable to the Trustee) and as are necessary to the prosecution of any such proceedings. The related Custodian, on behalf of the Trustee, shall, upon the request of the Company, the related Servicer or the Master Servicer, and delivery to the related Custodian, on behalf of the Trustee, of two copies of a request for release signed by a Servicing Officer substantially in the form of Exhibit G (or in a mutually agreeable electronic format which will, in lieu of a signature on its face, originate from a Servicing Officer), release the related Mortgage File held in its possession or control to the Company, the related Servicer or the Master Servicer, as applicable. Such trust receipt shall obligate the Company, the related Servicer or the Master Servicer to return the Mortgage File to the related Custodian on behalf of the Trustee, when the need therefor by such Person no longer exists unless the Mortgage Loan shall be liquidated, in which case, upon receipt of a certificate of a Servicing Officer similar to that hereinabove specified, the Mortgage File shall be released by the related Custodian, on behalf of the Trustee, to the Company, the related Servicer or the Master Servicer.

Section 4.08  Documents, Records and Funds in Possession of Master Servicer, Company and Servicer To Be Held for Trustee.

(a)  The Master Servicer shall transmit and the Company or the related Servicer (to the extent required by this Agreement or the related Servicing Agreement) shall transmit to the Trustee or the related Custodian such documents and instruments coming into the possession of such Person from time to time as are required by the terms hereof, or in the case of the related Servicer, the related Servicing Agreement, to be delivered to the Trustee or the related Custodian. Any funds received by the Master Servicer, the Company or by the related Servicer in respect of any Mortgage Loan or which otherwise are collected by the Master Servicer, the Company or by the related Servicer as Liquidation Proceeds or Insurance Proceeds in respect of any Mortgage Loan shall be held for the benefit of the Trustee and the Certificateholders subject to the Master Servicer’s right to retain or withdraw from the Master Servicer Collection Account, the Master Servicing Compensation and other amounts provided in this Agreement, and to the right of the Company and the related Servicer to retain its Servicing Fee and other amounts as provided in this Agreement or the related Servicing Agreement. The Master Servicer, the Company and the related Servicer shall provide access to information and documentation regarding the Mortgage Loans to the Trustee and, regarding the Mortgage Loans and their respective agents and accountants at any time upon reasonable request and during normal business hours, and to Certificateholders that are savings and loan associations, banks or insurance companies, the Office of Thrift Supervision, the FDIC and the supervisory agents and examiners of such Office and Corporation or examiners of any other federal or state banking or insurance regulatory authority if so required by applicable regulations of the Office of Thrift Supervision or other regulatory authority, such access to be afforded without charge but only upon reasonable request in writing and during normal business hours at the offices of the Master Servicer designated by it. In fulfilling such a request the Master Servicer shall not be responsible for determining the sufficiency of such information.

(b)  All Mortgage Files and funds collected or held by, or under the control of, the Master Servicer, in respect of any Mortgage Loans, whether from the collection of principal and interest payments or from Liquidation Proceeds or Insurance Proceeds, shall be held by the Master Servicer for and on behalf of the Trustee and the Certificateholders and shall be and remain the sole and exclusive property of the Trustee; provided, however, that the Master Servicer, the Company and the related Servicer shall be entitled to setoff against, and deduct from, any such funds any amounts that are properly due and payable to the Master Servicer or such Servicer to the extent provided under this Agreement or the related Servicing Agreement.

Section 4.09  Standard Hazard Insurance and Flood Insurance Policies.

(a)  For each Mortgage Loan, the Master Servicer shall enforce any obligation of the Company and the related Servicer under this Agreement or the related Servicing Agreement to maintain or cause to be maintained standard fire and casualty insurance and, where applicable, flood insurance, all in accordance with the provisions of this Agreement or the related Servicing Agreement. It is understood and agreed that such insurance shall be with insurers meeting the eligibility requirements set forth in this Agreement and the related Servicing Agreement and that no earthquake or other additional insurance is to be required of any Mortgagor or to be maintained on property acquired in respect of a defaulted loan, other than pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance.

(b)  Pursuant to Sections 5.01 and 5.06 any amounts collected by the Company, the Servicers or the Master Servicer, or by the Company or the Servicers, under any insurance policies (other than amounts to be applied to the restoration or repair of the property subject to the related Mortgage or released to the Mortgagor in accordance with this Agreement or the Servicing Agreements) shall be deposited by the Company in its Protected Account or by the related Servicer or the Master Servicer into the Master Servicer Collection Account, subject to withdrawal pursuant to Sections 5.02, 5.04, 5.05 and 5.07, as applicable. Any cost incurred by the Master Servicer, the Company or the related Servicer in maintaining any such insurance if the Mortgagor defaults in its obligation to do so shall be added to the amount owing under the Mortgage Loan where the terms of the Mortgage Loan so permit; provided, however, that the addition of any such cost shall not be taken into account for purposes of calculating the distributions to be made to Certificateholders and shall be recoverable by the Master Servicer, the Company or the related Servicer pursuant to Sections 5.02, 5.04, 5.05 and 5.07, as applicable.

Section 4.10  Presentment of Claims and Collection of Proceeds.

The Master Servicer shall (to the extent provided in this Agreement and the related Servicing Agreement) cause the Company or the Servicer to, prepare and present on behalf of the Trustee and the Certificateholders all claims under the Insurance Policies and take such actions (including the negotiation, settlement, compromise or enforcement of the insured’s claim) as shall be necessary to realize recovery under such policies. Any proceeds disbursed to the Master Servicer (or disbursed to the Company or the related Servicer and remitted to the Master Servicer) in respect of such policies, bonds or contracts shall be promptly deposited in the Master Servicer Collection Account upon receipt, except that any amounts realized that are to be applied to the repair or restoration of the related Mortgaged Property, which repair or restoration the owner of such Mortgaged Property or EMC, as applicable, has agreed to make as a condition precedent to the presentation of claims on the related Mortgage Loan to the insurer under any applicable Insurance Policy need not be so deposited (or remitted).

Section 4.11  Maintenance of the Primary Mortgage Insurance Policies.

(a)  The Master Servicer shall not take, or authorize the Company or the related Servicer (to the extent such action is prohibited under this Agreement or the related Servicing Agreement) to take, any action that would result in noncoverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Master Servicer, the Company or the related Servicer, would have been covered thereunder. The Master Servicer shall use its best reasonable efforts to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to keep in force and effect (to the extent that the Mortgage Loan requires the Mortgagor to maintain such insurance), primary mortgage insurance applicable to each Mortgage Loan (including any LPMI Policy) in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. The Master Servicer shall not, and shall not authorize the Company or the related Servicer (to the extent required under this Agreement or the related Servicing Agreement) to, cancel or refuse to renew any such Primary Mortgage Insurance Policy that is in effect at the date of the initial issuance of the Mortgage Note and is required to be kept in force hereunder except in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable.

(b)  The Master Servicer agrees to cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to present, on behalf of the Trustee and the Certificateholders, claims to the insurer under any Primary Mortgage Insurance Policies and, in this regard, to take such reasonable action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policies respecting defaulted Mortgage Loans. Pursuant to Sections 5.01 and 5.06, any amounts collected by the Company or the related Servicer under any Primary Mortgage Insurance Policies shall be deposited by the Company in its Protected Account or by the Master Servicer in the Master Servicer Collection Account, subject to withdrawal pursuant to Section 5.07.

Section 4.12  Trustee to Retain Possession of Certain Insurance Policies and Documents.

The Trustee (or the related Custodian, as directed by the Trustee), shall retain possession and custody of the originals (to the extent available) of any Primary Mortgage Insurance Policies, or certificate of insurance if applicable, and any certificates of renewal as to the foregoing as may be issued from time to time as contemplated by this Agreement. Until all amounts distributable in respect of the Certificates have been distributed in full and the Master Servicer otherwise has fulfilled its obligations under this Agreement, the Trustee (or its Custodian, if any, as directed by the Trustee) shall also retain possession and custody of each Mortgage File in accordance with and subject to the terms and conditions of this Agreement. The Master Servicer shall promptly deliver or cause to be delivered to the Trustee (or the related Custodian, as directed by the Trustee), upon the execution or receipt thereof the originals of any Primary Mortgage Insurance Policies, any certificates of renewal, and such other documents or instruments that constitute portions of the Mortgage File that come into the possession of the Master Servicer from time to time.

Section 4.13  Realization Upon Defaulted Mortgage Loans.

The Master Servicer shall cause the Company and the related Servicer (to the extent required under this Agreement and the related Servicing Agreement) to foreclose upon, repossess or otherwise comparably convert the ownership of Mortgaged Properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments, all in accordance with this Agreement or the related Servicing Agreement.

Section 4.14  Compensation for the Master Servicer.

The Master Servicer will be entitled to receive all income and gain realized from any investment of funds in the Master Servicer Collection Account for the performance of its activities hereunder. The Master Servicer shall be required to pay all expenses incurred by it in connection with its activities hereunder and shall not be entitled to reimbursement therefor except as provided in this Agreement.

Section 4.15  REO Property.

(a)  In the event the Trust Fund acquires ownership of any REO Property in respect of any related Mortgage Loan, the deed or certificate of sale shall be issued to the Trustee, or to its nominee, on behalf of the related Certificateholders. The Master Servicer shall, to the extent provided in this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to sell, any REO Property as expeditiously as possible and in accordance with the provisions of this Agreement and the related Servicing Agreement, as applicable. Pursuant to such efforts to sell such REO Property, the Master Servicer shall cause the Company or the related Servicer to protect and conserve, such REO Property in the manner and to the extent required by this Agreement or the related Servicing Agreement, in accordance with the REMIC Provisions and in a manner that does not result in a tax on “net income from foreclosure property” or cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code.

(b)  The Master Servicer shall, to the extent required by this Agreement or the related Servicing Agreement, cause the Company or the related Servicer to deposit all funds collected and received in connection with the operation of any REO Property in the related Protected Account.

(c)  The Master Servicer and the Company or the related Servicer, upon the final disposition of any REO Property, shall be entitled to reimbursement for any related unreimbursed Advances and other unreimbursed advances as well as any unpaid Servicing Fees from Liquidation Proceeds received in connection with the final disposition of such REO Property; provided, that any such unreimbursed Monthly Advances as well as any unpaid Servicing Fees may be reimbursed or paid, as the case may be, prior to final disposition, out of any net rental income or other net amounts derived from such REO Property.

(d)  To the extent provided in this Agreement or the related Servicing Agreement, the Liquidation Proceeds from the final disposition of the REO Property, net of any payment to the Master Servicer and the Company or the related Servicer as provided above, subject to approval by the Master Servicer, shall be deposited in the related Protected Account on or prior to the Determination Date in the month following receipt thereof and be remitted by wire transfer in immediately available funds to the Master Servicer for deposit into the related Master Servicer Collection Account on the next succeeding Remittance Date.

Section 4.16  Annual Statement as to Compliance.

The Company as a Servicer, the Master Servicer and the Trustee shall deliver (or otherwise make available) to the Depositor and the Trustee not later than March 15th of each calendar year beginning in 2008, an Officer’s Certificate (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of each such party during the preceding calendar year and of its performance under this Agreement or other applicable servicing agreement has been made under such officer’s supervision and (ii) to the best of such officer’s knowledge, based on such review, such party has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of the cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. The Master Servicer shall enforce the obligations of each Servicer, to the extent set forth in the related Servicing Agreement, to deliver a similar Annual Statement of Compliance by that Servicer to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer. In the event that certain servicing responsibilities with respect to any Mortgage Loan have been delegated by the Company, the Master Servicer, the Trustee or a Servicer to a subservicer or subcontractor, each such entity shall cause such subservicer or subcontractor (and with respect to each Servicer, the Master Servicer shall enforce the obligation of such Servicer to the extent required under the related Servicing Agreement) to deliver a similar Annual Statement of Compliance by such subservicer or subcontractor to the Depositor and the Trustee as described above as and when required with respect to the Master Servicer or the related Servicer (as the case may be).

Failure of the Company to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.16 (including with respect to the timeframes required herein) shall be deemed an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Trustee to comply with this Section 4.16 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall be deemed a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same. This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Company, the Master Servicer, the Trustee or any subservicer or subcontractor engaged by either such party is terminated or resigns pursuant to the terms of the Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 4.16 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be notwithstanding any such termination or resignation.

Section 4.17  Assessments of Compliance and Attestation Reports.

Pursuant to Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB, each of the Company as a Servicer, the Master Servicer, the Trustee and the Custodians (to the extent set forth in this Section) (each, an “Attesting Party”) each at its own expense shall deliver (or otherwise make available) to the Master Servicer, the Trustee and the Depositor on or before March 15th of each calendar year beginning in 2008, a report regarding such Attesting Party’s assessment of compliance (an “Assessment of Compliance”) with the Servicing Criteria during the preceding calendar year. The Assessment of Compliance, as set forth in Regulation AB, must contain the following:
(a)  A statement by an authorized officer of such Attesting Party of its authority and responsibility for assessing compliance with the Servicing Criteria applicable to the related Attesting Party;

(b)  A statement by an authorized officer that such Attesting Party used the Servicing Criteria attached as Exhibit N hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the related Attesting Party;

(c)  An assessment by such officer of the related Attesting Party’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving the related Attesting Party, that are backed by the same asset type as the Mortgage Loans;

(d)  A statement that a registered public accounting firm has issued an attestation report on the related Attesting Party’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e)  A statement as to which of the Servicing Criteria, if any, are not applicable to the related Attesting Party, which statement shall be based on the activities such Attesting Party performs with respect to asset-backed securities transactions taken as a whole involving such Attesting Party, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to the related Attesting Party.

On or before March 15th of each calendar year beginning in 2008, each Attesting Party shall furnish to the Master Servicer, the Depositor and the Trustee a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the related Attesting Party, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Master Servicer shall enforce the obligation of each Servicer to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided in the related Servicing Agreement. Each of the Company, the Master Servicer and the Trustee shall cause, and the Master Servicer shall enforce the obligation (as and when provided in the related Servicing Agreement) of each Servicer to cause, any subservicer and each subcontractor (to the extent such subcontractor is determined by the Company, the Master Servicer or the Trustee, as applicable, to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by the Company, such Servicer, the Master Servicer or the Trustee, as applicable, to deliver to the Trustee, the Master Servicer and the Depositor an Assessment of Compliance and Attestation Report as and when provided under the terms of the related Servicing Agreement.

Pursuant to this Agreement or the related Servicing Agreement, the related Servicer, or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in a servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, is obligated to provide such Assessment of Compliance and Attestation Report on the 1st of March and in no event later than the 15th of March each year that the related Mortgage Loans are serviced under this Agreement or the applicable Servicing Agreement. The Master Servicer shall deliver to the Trustee any such Assessment of Compliance and Attestation Report received from a Servicer or any subservicer and each subcontractor (to the extent such subcontractor is determined by the Master Servicer to be “participating in a servicing function” within the meaning of Item 1122 of Regulation AB) that is engaged by such Servicer, within two Business Days of such receipt but in no event later than two Business Days following the 15th day of March for each year for which a report on Form 10-K is required to be filed with respect to the Trust Fund. Such Assessment of Compliance, as to any subservicer or subcontractor, shall at a minimum address the applicable Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to any “primary servicer” to the extent such subservicer or subcontractor is performing any servicing function for the party who engages it and to the extent such party is not itself addressing the Servicing Criteria related to such servicing function in its own Assessment of Compliance. The Trustee shall confirm that each of the Assessments of Compliance delivered to it, taken as a whole, address all of the Servicing Criteria and taken individually address the Servicing Criteria for each party as set forth in Exhibit N and notify the Depositor of any exceptions. Notwithstanding the foregoing, as to any subcontractor, an Assessment of Compliance and Attestation Report is not required to be delivered unless it is required as part of a Form 10-K with respect to the Trust Fund.

In addition, for the avoidance of doubt and without duplication, the Company as a Servicer shall (and shall cause each subservicer engaged by it to) provide the following information to the Depositor and the Trustee: (A) any Company Default hereunder and any subservicer event of default under the terms of the related Subservicing Agreement, (B) any merger, consolidation or sale of substantially all of the assets of the Company or, to the best of the Company’s knowledge, any such subservicer, and (C) the Company’s entry into an agreement with a subservicer to perform or assist in the performance of any of the Company’s obligations as Servicer.

In addition, the Company as a Servicer, shall cause each subservicer engaged by it to provide the following information to the Depositor and the Trustee, to the extent applicable, within the timeframes that the Company would otherwise have to provide such information:

(A)  any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)  material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)  information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

The Custodians shall deliver to the Master Servicer, the Trustee and the Depositor an Assessment of Compliance and Attestation Report, as and when provided above, which shall at a minimum address each of the Servicing Criteria specified on Exhibit N hereto which are indicated as applicable to a “custodian”. Notwithstanding the foregoing, an Assessment of Compliance or Attestation Report is not required to be delivered by any Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

Failure of the Company to comply with this Section 4.17 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.17 (including with respect to the timeframes required herein) shall constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer’s rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Trustee to comply with this Section 4.17 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall constitute a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary.

In the event the Company, the Master Servicer, the Custodians, the Trustee or any subservicer or subcontractor engaged by any such party is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of the Agreement, the related Custodial Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.17 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Section 4.18  Reports Filed with Securities and Exchange Commission.

(a)  (i) (A) Within 15 days after each Distribution Date (subject to permitted exceptions under the Exchange Act), the Trustee shall, in accordance with industry standards, prepare and file with the Commission via the Electronic Data Gathering and Retrieval System (“EDGAR”), a Distribution Report on Form 10-D, signed by the Master Servicer, with a copy of the Monthly Statement to be furnished by the Trustee to the Certificateholders for such Distribution Date attached thereto; provided that, the Trustee shall have received no later than five (5) calendar days after the related Distribution Date, all information required to be provided to the Trustee as described in clause (a)(iv) below. Any disclosure that is in addition to the Monthly Statement and that is required to be included on Form 10-D (“Additional Form 10-D Disclosure”) shall be reported by the parties set forth on Exhibit O to the Trustee and the Depositor, pursuant to the paragraph immediately below, and approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-D Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  Within five (5) calendar days after the related Distribution Date, (i) the parties set forth in Exhibit O shall be required to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below, to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-D Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-D Disclosure on Form 10-D. Subject to the foregoing, the Trustee has no duty under this Agreement to monitor or enforce the performance by the other parties listed on Exhibit O of their duties under this paragraph or to proactively solicit or procure from such parties any Additional Form 10-D Disclosure information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-D Disclosure on Form 10-D pursuant to this Section.

(C)  After preparing the Form 10-D, the Trustee shall forward electronically a copy of the Form 10-D to the Depositor (in the case of any Additional 10-D Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within two Business Days after receipt of such copy, but no later than the 12th calendar day after the Distribution Date (provided that, the Trustee forwards a copy of the Form 10-D no later than the 10th calendar day after the Distribution Date), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-D. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-D is in final form and the Trustee may proceed with the execution and filing of the Form 10-D. No later than the 13th calendar day after the related Distribution Date, a duly authorized officer of the Master Servicer shall sign the Form 10-D and return an electronic or fax copy of such signed Form 10-D (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-D cannot be filed on time or if a previously filed Form 10-D needs to be amended, the Trustee shall follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website identified in Section 6.06 a final executed copy of each Form 10-D filed by the Trustee. The signing party for the Master Servicer can be contacted at 214-626-3287. Form 10-D requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than the fifth calendar day after the related Distribution Date with respect to the filing of a report on Form 10-D if the answer to the questions should be “no”. The Trustee shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 4.18(a)(i) and (v) related to the timely preparation, execution and filing of Form 10-D is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-D, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 10-D, not resulting from its own negligence, bad faith or willful misconduct.

(ii)  (A) Within four (4) Business Days after the occurrence of an event requiring disclosure on Form 8-K (each such event, a “Reportable Event”), the Trustee shall prepare and file, on behalf of the Trust, at the direction of the Depositor, any Form 8-K, as required by the Exchange Act; provided that, the Depositor shall file the initial Form 8-K in connection with the issuance of the Certificates. Any disclosure or information related to a Reportable Event or that is otherwise required to be included on Form 8-K (“Form 8-K Disclosure Information”) shall be, pursuant to the paragraph immediately below, reported by the parties set forth on Exhibit O to the Trustee and the Depositor and directed and approved for inclusion by the Depositor pursuant to the following paragraph, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Form 8-K Disclosure Information absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  For so long as the Trust is subject to the Exchange Act reporting requirements, (i) no later than the close of business on the 2nd Business Day after the occurrence of a Reportable Event the parties set forth in Exhibit O shall be required pursuant to Section 4.18(a)(iv) below to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide, to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other form as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Form 8-K Disclosure Information, if applicable, and (ii) the Depositor shall approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Form 8-K Disclosure Information on Form 8-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Form 8-K Disclosure Information on Form 8-K pursuant to this Section.

(C)  After preparing the Form 8-K, the Trustee shall forward electronically a copy of the Form 8-K to the Depositor and the Master Servicer for review. No later than the close of business New York City time on the 3rd Business Day after the Reportable Event, a duly authorized officer of the Master Servicer shall sign the Form 8-K and return an electronic or fax copy of such signed Form 8-K (with an original executed hard copy to follow by overnight mail) to the Trustee. Promptly, but no later than the close of business on the 3rd Business Day after the Reportable Event (provided that, the Trustee forwards a copy of the Form 8-K no later than noon New York time on the third Business Day after the Reportable Event), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 8-K. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 8-K is in final form and the Trustee may proceed with the execution and filing of the Form 8-K. If a Form 8-K cannot be filed on time or if a previously filed Form 8-K needs to be amended, the Trustee shall follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall, make available on its internet website a final executed copy of each Form 8-K filed by the Trustee. The signing party for the Master Servicer can be contacted at 212-272-7575. The parties to this Agreement acknowledge that the performance by Master Servicer and the Trustee of their respective duties under this Section 4.18(a)(ii) related to the timely preparation, execution and filing of Form 8-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under this Section 4.18(a)(ii). Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 8-K, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 8-K, not resulting from its own negligence, bad faith or willful misconduct.

(iii)  (A) On or prior to the 90th day after the end of each fiscal year of the Trust or such earlier date as may be required by the Exchange Act (the “10-K Filing Deadline”) (it being understood that the fiscal year for the Trust ends on December 31st of each year), commencing in March 2008, the Trustee shall prepare and file on behalf of the Trust a Form 10-K, in form and substance as required by the Exchange Act. Each such Form 10-K shall include the following items, in each case to the extent they have been delivered to the Trustee within the applicable timeframes set forth in this Agreement, (I) an annual compliance statement for the Company as a Servicer, the Master Servicer, each Servicer, the Trustee and any subservicer or subcontractor, as applicable, as described under Section 4.16, (II)(A) the annual reports on assessment of compliance with Servicing Criteria for the Company as a Servicer, each Servicer, the Master Servicer, each subservicer and subcontractor participating in the servicing function, the Trustee and the Custodians, as described under Section 4.17, and (B) if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such report on assessment of compliance with Servicing Criteria described under Section 4.17 is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, (III)(A) the registered public accounting firm attestation report for the Company, each Servicer, the Master Servicer, the Trustee, each subservicer, each subcontractor, as applicable, and the Custodians, as described under Section 4.17, and (B) if any registered public accounting firm attestation report described under Section 4.17 identifies any material instance of noncompliance, disclosure identifying such instance of noncompliance, or if any such registered public accounting firm attestation report is not included as an exhibit to such Form 10-K, disclosure that such report is not included and an explanation why such report is not included, and (IV) a Sarbanes-Oxley Certification as described in Section 4.18(a)(iii)(D) below (provided, however, that the Trustee, at its discretion, may omit from the Form 10-K any annual compliance statement, assessment of compliance or attestation report that is not required to be filed with such Form 10-K pursuant to Regulation AB). Any disclosure or information in addition to (I) through (IV) above that is required to be included on Form 10-K (“Additional Form 10-K Disclosure”) shall be reported by the parties set forth on Exhibit O to the Trustee and the Depositor and, pursuant to the paragraph immediately below, approved for inclusion by the Depositor, and the Trustee will have no duty or liability for any failure hereunder to determine or prepare any Additional Form 10-K Disclosure absent such reporting (other than in the case where the Trustee is the reporting party as set forth in Exhibit O) and approval.

(B)  No later than March 15th of each year that the Trust is subject to the Exchange Act reporting requirements, commencing in 2008, (i) the parties set forth in Exhibit O shall be required to provide, and the Master Servicer shall enforce the obligation of each Servicer (to the extent provided in the related Servicing Agreement) to provide, pursuant to Section 4.18(a)(iv) below to the Trustee and the Depositor, to the extent known by a responsible officer thereof, in EDGAR-compatible format, or in such other format as otherwise agreed upon by the Trustee and the Depositor and such party, the form and substance of any Additional Form 10-K Disclosure, if applicable, and (ii) the Depositor will approve, as to form and substance, or disapprove, as the case may be, the inclusion of the Additional Form 10-K Disclosure on Form 10-K. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Form 10-K Disclosure on Form 10-K pursuant to this Section.

(C)  After preparing the Form 10-K, the Trustee shall forward electronically a copy of the Form 10-K to the Depositor (only in the case where such Form 10-K includes Additional Form 10-K Disclosure and otherwise if requested by the Depositor) and the Master Servicer for review. Within three Business Days after receipt of such copy, but no later than March 25th (provided that, the Trustee forwards a copy of the Form 10-K no later than the third Business Day prior to March 25th), the Depositor shall notify the Trustee in writing (which may be furnished electronically) of any changes to or approval of such Form 10-K. In the absence of receipt of any written changes or approval, the Trustee shall be entitled to assume that such Form 10-K is in final form and the Trustee may proceed with the execution and filing of the Form 10-K. No later than the close of business Eastern Standard time on the 4th Business Day prior to the 10-K Filing Deadline, an officer of the Master Servicer in charge of the master servicing function shall sign the Form 10-K and return an electronic or fax copy of such signed Form 10-K (with an original executed hard copy to follow by overnight mail) to the Trustee. If a Form 10-K cannot be filed on time or if a previously filed Form 10-K needs to be amended, the Trustee will follow the procedures set forth in Section 4.18(a)(v)(B). Promptly (but no later than one (1) Business Day) after filing with the Commission, the Trustee shall make available on its internet website a final executed copy of each Form 10-K filed by the Trustee. The signing party for the Master Servicer can be contacted at 212-272-7575. Form 10-K requires the registrant to indicate (by checking “yes” or “no”) that it (1) has filed all reports required to be filed by Section 13 or 15(d) of the Exchange Act during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. The Depositor shall notify the Trustee in writing, no later than March 15th of each year in which the Trust is subject to the requirements of the Exchange Act with respect to the filing of a report on Form 10-K, if the answer to the questions should be “no”. The Trustee shall be entitled to rely on the representations in Section 2.04(vi) and in any such notice in preparing, executing and/or filing any such report. The parties to this Agreement acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under Sections 4.18(a)(iv) and (v) related to the timely preparation, execution and filing of Form 10-K is contingent upon such parties strictly observing all applicable deadlines in the performance of their duties under such Sections and Sections 4.16 and Section 4.17. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file such Form 10-K, where such failure results from the failure of any party hereto to deliver on a timely basis, any information needed to prepare, arrange for execution or file such Form 10-K.

(D)  Each Form 10-K shall include a certification (the “Sarbanes-Oxley Certification”) required to be included therewith pursuant to the Sarbanes-Oxley Act which shall be signed by the Certifying Person and delivered to the Trustee no later than March 15th of each year in which the Trust is subject to the reporting requirements of the Exchange Act. The Master Servicer shall cause any Servicer, and any subservicer or subcontractor engaged by it to, provide to the Person who signs the Sarbanes-Oxley Certification (the “Certifying Person”), by March 10th of each year in which the Trust is subject to the reporting requirements of the Exchange Act (or such other date specified in the related Servicing Agreement) and otherwise within a reasonable period of time upon request, a certification (each, a “Back-Up Certification”), in the form attached hereto as Exhibit K, upon which the Certifying Person, the entity for which the Certifying Person acts as an officer, and such entity’s officers, directors and Affiliates (collectively with the Certifying Person, “Certification Parties”) can reasonably rely. In addition, the Company as a Servicer and the Trustee shall sign a Back-Up Certification substantially in the form of Exhibit V; provided, however, that the Company and the Trustee shall not be required to undertake an analysis of any accountant’s report attached as an exhibit to the Form 10-K. An officer of the Master Servicer in charge of the master servicing function shall serve as the Certifying Person on behalf of the Trust. Such officer of the Certifying Person can be contacted at 212-272-7575.

(iv)  With respect to any Additional Form 10-D Disclosure, Additional Form 10-K Disclosure or any Form 8-K Disclosure Information (collectively, the “Additional Disclosure”) relating to the Trust Fund, the Trustee’s obligation to include such Additional Information in the applicable Exchange Act report is subject to receipt from the entity that is indicated in Exhibit O as the responsible party for providing that information, if other than the Trustee, as and when required as described in Section 4.18(a)(i) through (iii) above. Such Additional Disclosure shall be accompanied by a notice substantially in the form of Exhibit P. Each of the Company as a Servicer, the Master Servicer, the Seller, the Trustee and the Depositor hereby agrees to notify and provide, and the Master Servicer shall enforce the obligation (to the extent provided in the related Servicing Agreement) of each Servicer to notify and provide, to the extent known to the Company as a Servicer, the Master Servicer, the Seller, the Trustee and the Depositor all Additional Disclosure relating to the Trust Fund, with respect to which such party is indicated in Exhibit O as the responsible party for providing that information. The Depositor shall be responsible for any reasonable fees and expenses assessed or incurred by the Trustee in connection with including any Additional Disclosure information pursuant to this Section.

So long as the Depositor is subject to the filing requirements of the Exchange Act with respect to the Trust Fund, the Trustee shall notify the Depositor of any bankruptcy or receivership with respect to the Trustee or of any proceedings of the type described under Item 1117 of Regulation AB that have occurred as of the related Due Period, together with a description thereof, no later than the date on which such information is required of other parties hereto as set forth under this Section 4.18. In addition, the Trustee shall notify the Depositor of any affiliations or relationships that develop after the Closing Date between the Trustee and the Depositor, the Seller, the Master Servicer or the Custodians of the type described under Item 1119 of Regulation AB, together with a description thereof, no later than March 15 of each year that the trust is subject to the Exchange Act reporting requirements, commencing in 2008. Should the identification of any of the Depositor, the Seller, the Master Servicer or the Custodians change, the Depositor shall promptly notify the Trustee.

(v)  (A) On or prior to January 30th of the first year in which the Trustee is able to do so under applicable law, the Trustee shall prepare and file a Form 15 relating to the automatic suspension of reporting in respect of the Trust under the Exchange Act.

(B)  In the event that the Trustee is unable to timely file with the Commission all or any required portion of any Form 8-K, 10-D or 10-K required to be filed by this Agreement because required disclosure information was either not delivered to it or delivered to it after the delivery deadlines set forth in this Agreement or for any other reason, the Trustee shall promptly notify the Depositor and the Master Servicer. In the case of Form 10-D and 10-K, the Depositor, the Master Servicer and the Trustee shall cooperate to prepare and file a Form 12b-25 and a 10-DA and 10-KA as applicable, pursuant to Rule 12b-25 of the Exchange Act. In the case of Form 8-K, the Trustee will, upon receipt of all required Form 8-K Disclosure Information and upon the approval and direction of the Depositor, include such disclosure information on the next Form 10-D. In the event that any previously filed Form 8-K, 10-D or 10-K needs to be amended, and such amendment relates to any Additional Disclosure, the Trustee shall notify the Depositor and the parties affected thereby and such parties will cooperate to prepare any necessary Form 8-K, 10-DA or 10-KA. Any Form 15, Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K shall be signed by an appropriate officer of the Master Servicer. The parties hereto acknowledge that the performance by the Master Servicer and the Trustee of their respective duties under this Section 4.18(a)(v) related to the timely preparation, execution and filing of Form 15, a Form 12b-25 or any amendment to Form 8-K, 10-D or 10-K is contingent upon the Master Servicer and the Depositor timely performing their duties under this Section. Neither the Master Servicer nor the Trustee shall have any liability for any loss, expense, damage, claim arising out of or with respect to any failure to properly prepare, execute and/or timely file any such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from a party’s failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file such Form 15, Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K.

The Depositor agrees to promptly furnish to the Trustee, from time to time upon request, such further information, reports and financial statements within its control related to this Agreement, the Mortgage Loans as the Trustee reasonably deems appropriate to prepare and file all necessary reports with the Commission. The Trustee shall have no responsibility to file any items other than those specified in this Section 4.18; provided, however, the Trustee shall cooperate with the Depositor in connection with any additional filings with respect to the Trust Fund as the Depositor deems necessary under the Exchange Act. Fees and expenses incurred by the Trustee in connection with this Section 4.18 shall not be reimbursable from the Trust Fund.

(b)  The Trustee shall indemnify and hold harmless, the Company, the Depositor and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the Trustee’s obligations under Sections 4.16, 4.17 and 4.18 or the Trustee’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Trustee shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Trustee on its behalf or on behalf of any subservicer or subcontractor engaged by the Trustee pursuant to Section 4.16, 4.17 or 4.18 (the “Trustee Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Trustee Information and not to any other information communicated in connection with the Certificates, without regard to whether the Trustee Information or any portion thereof is presented together with or separately from such other information.

The Depositor shall indemnify and hold harmless the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Depositor under Sections 4.16, 4.17 and 4.18 or the Depositor’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Depositor shall indemnify and hold harmless the Master Servicer, the Trustee and each of their respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Additional Disclosure provided by the Depositor that is required to be filed pursuant to this Section 4.18 (the “Depositor Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Depositor Information that is required to be filed and not to any other information communicated in connection with the Certificates, without regard to whether the Depositor Information or any portion thereof is presented together with or separately from such other information.

The Master Servicer shall indemnify and hold harmless the Company, the Trustee and the Depositor and each of its respective officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Master Servicer under Sections 4.16, 4.17 and 4.18 or the Master Servicer’s negligence, bad faith or willful misconduct in connection therewith. In addition, the Master Servicer shall indemnify and hold harmless the Depositor and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Master Servicer on its behalf or on behalf of any subservicer or subcontractor engaged by the Master Servicer pursuant to Section 4.16, 4.17 or 4.18 (the “Master Servicer Information”), or (ii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Master Servicer Information and not to any other information communicated in connection with the Certificates, without regard to whether the Master Servicer Information or any portion thereof is presented together with or separately from such other information.

The Company shall indemnify and hold harmless the Depositor, the Trustee and the Master Servicer and each of its officers, directors and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach of the obligations of the Company under Sections 4.16, 4.17 and 4.18 or the Company’s negligence, bad faith or willful misconduct in connection therewith including any failure by the Company to identify any subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB. In addition, the Company shall indemnify and hold harmless the Depositor and the Master Servicer and each of their respective officers, directors and affiliates and the Master Servicer from and against any losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments and other costs and expenses arising out of or based upon (i) any untrue statement or alleged untrue statement of any material fact contained in any Back-Up Certification, any Annual Statement of Compliance, any Assessment of Compliance or any Additional Disclosure provided by the Company on its behalf or on behalf of any subservicer or subcontractor pursuant to Section 4.16, 4.17 or 4.18 (the “Company Information”), (ii) any breach by the Company of a representation, warranty or covenant set forth in Section 2.03(a)(vii) and Section 2.03(b)(i-iii) and (iii) any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading; provided, by way of clarification, that this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with the Certificates, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information.

If the indemnification provided for herein is unavailable or insufficient to hold harmless the Company, the Depositor, the Trustee or the Master Servicer, as applicable, then the defaulting party, in connection with any conduct for which it is providing indemnification under this Section 4.18(b), agrees that it shall contribute to the amount paid or payable by the other parties as a result of the losses, claims, damages or liabilities of the other party in such proportion as is appropriate to reflect the relative fault and the relative benefit of the respective parties.

The indemnification provisions set forth in this Section 4.18(b) shall survive the termination of this Agreement or the termination of any party to this Agreement.

(c)  Failure of the Company to comply with this Section 4.18 (including with respect to the timeframes required herein) shall be deemed a Company Default, and the Master Servicer shall, in addition to whatever rights the Master Servicer may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. Failure of the Master Servicer to comply with this Section 4.18 (including with respect to the timeframes required herein) shall, constitute an Event of Default, and at the written direction of the Depositor the Trustee shall, in addition to whatever rights the Trustee may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Master Servicer for the same (but subject to the Master Servicer rights to payment of any Master Servicing Compensation and reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). Failure of the Trustee to comply with this Section 4.18 (including with respect to the timeframes required in this Section) which failure results in a failure to timely file the related Form 10-K, shall, constitute a default and the Depositor shall, in addition to whatever rights the Depositor may have under this Agreement and at law or equity or to damages, including injunctive relief and specific performance, upon notice immediately terminate all of the rights and obligations of the Trustee under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Trustee for the same (but subject to the Trustee’s right to reimbursement of all amounts for which it is entitled to be reimbursed prior to the date of termination). This paragraph shall supersede any other provision in this Agreement or any other agreement to the contrary. In connection with the termination of the Master Servicer or the Trustee pursuant to this Section 4.18(c), the Trustee shall be entitled to reimbursement of all costs and expenses associated with such termination to the extent set forth in Section 10.05. Notwithstanding anything to the contrary in this Agreement, no Event of Default by the Master Servicer or default by the Trustee shall have occurred with respect to any failure to properly prepare, execute and/or timely file any report on Form 8-K, Form 10-D or Form 10-K, any Form 15 or Form 12b-25 or any amendments to Form 8-K, 10-D or 10-K, where such failure results from any party’s inability or failure to deliver, on a timely basis, any information from such party needed to prepare, arrange for execution or file any such report, Form or amendment, and does not result from its own negligence, bad faith or willful misconduct.

In the case of any failure of performance described above, the Company shall promptly reimburse the Depositor, the Master Servicer and the Trustee for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered pursuant to this Section 4.18 as required by the Company, any subservicer or any subcontractor.

(d)  Notwithstanding the provisions of Section 12.01, this Section 4.18 may be amended without the consent of the Certificateholders.

(e)  Any report, notice or notification to be delivered by the Company, the Master Servicer or the Trustee to the Depositor pursuant to this Section 4.18, may be delivered via email to RegABNotifications@bear.com or, in the case of a notification, telephonically by calling Reg AB Compliance Manager at 212-272-7525.

Section 4.19  Intention of the Parties and Interpretation.

Each of the parties acknowledges and agrees that the purpose of Sections 4.16, 4.17 and 4.18 of this Agreement is to facilitate compliance by the Seller, the Depositor, the Trustee and the Master Servicer with the provisions of Regulation AB. Therefore, each of the parties agrees that (a) the obligations of the parties hereunder shall be interpreted in such a manner as to accomplish that purpose, (b) the parties’ obligations hereunder will be supplemented and modified as necessary to be consistent with any such amendments, interpretive advice or guidance, convention or consensus among active participants in the asset-backed securities markets, advice of counsel, or otherwise in respect of the requirements of Regulation AB, (c) the parties shall comply with reasonable requests made by the Seller, the Depositor, the Master Servicer or the Trustee for delivery of additional or different information as the Seller, the Depositor, the Master Servicer or the Trustee may determine in good faith is necessary to comply with the provisions of Regulation AB, and (d) no amendment of this Agreement shall be required to effect any such changes in the obligations of the parties to this transaction as are necessary to accommodate evolving interpretations of the provisions of Regulation AB.

Section 4.20  UCC.

The Seller shall file any financing statements, continuation statements or amendments thereto required by any change in the Uniform Commercial Code.

Section 4.21  Optional Purchase of Certain Mortgage Loans.

With respect to any Mortgage Loan which as of the first day of a Fiscal Quarter is Delinquent in payment by 90 days or more or is an REO Property, EMC shall have the right to purchase any such Mortgage Loan or REO Property from the Trust at a price equal to the Purchase Price; provided, however, (i) that such Mortgage Loan is still 90 days or more Delinquent or is an REO Property as of the date of such purchase and (ii) this purchase option, if not theretofore exercised, shall terminate on the date prior to the last day of the related Fiscal Quarter. This purchase option, if not exercised, shall not be thereafter reinstated unless the delinquency is cured and the Mortgage Loan thereafter again becomes 90 days or more Delinquent or becomes an REO Property, in which case the option shall again become exercisable as of the first day of the related Fiscal Quarter. This right may be assigned by EMC to a third party, including a holder of a Class of Certificates.

In addition, EMC may, at its option, purchase any Mortgage Loan from the Trust for which the first Scheduled Payment due to the Trust after the Closing Date becomes thirty (30) days past due; provided, however, such Mortgage Loan was purchased by EMC or one of its affiliates from an originator pursuant to a loan purchase agreement that obligated such seller to repurchase such Mortgage Loan if one or more Scheduled Payments becomes 30 or more days delinquent (and such originator has agreed to repurchase such Mortgage Loan); provided, further, that such optional purchase shall be exercised no later than the 270th day after such Mortgage Loan is subject to such originator's repurchase obligation. Such purchase shall be made at a price equal to the Purchase Price.

If at any time EMC remits to the Master Servicer a payment for deposit in the Master Servicer Collection Account covering the amount of the Purchase Price for such a Mortgage Loan, and EMC provides to the Trustee a certification signed by a Servicing Officer stating that the amount of such payment has been deposited in the Master Servicer Collection Account, then the Trustee shall execute the assignment of such Mortgage Loan prepared and delivered to the Trustee, at the request of EMC, without recourse, representation or warranty, to EMC which shall succeed to all of the Trustee’s right, title and interest in and to such Mortgage Loan, and all security and documents relative thereto. Such assignment shall be an assignment outright and not for security. EMC will thereupon own such Mortgage, and all such security and documents, free of any further obligation to the Trustee or the Certificateholders with respect thereto.

ARTICLE V

ACCOUNTS

Section 5.01  Collection of Mortgage Loan Payments; Protected Account.

(a)  The Company shall make reasonable efforts in accordance with customary and usual standards of practice of prudent mortgage lenders in the respective states in which the Mortgaged Properties related to the EMC Mortgage Loans are located to collect all payments called for under the terms and provisions of the EMC Mortgage Loans to the extent such procedures shall be consistent with this Agreement and the terms and provisions of any related Required Insurance Policy. Consistent with the foregoing, the Company may in its discretion (i) waive any late payment charge and (ii) extend the due dates for payments due on a Mortgage Note related to an EMC Mortgage Loan for a period not greater than 125 days. In the event of any such arrangement, the Company shall make Advances on the related EMC Mortgage Loan during the scheduled period in accordance with the amortization schedule of such EMC Mortgage Loan without modification thereof by reason of such arrangements, and shall be entitled to reimbursement therefor in accordance with Section 6.01. The Company shall not be required to institute or join in litigation with respect to collection of any payment (whether under a Mortgage, Mortgage Note or otherwise or against any public or governmental authority with respect to a taking or condemnation) if it reasonably believes that enforcing the provision of the Mortgage or other instrument pursuant to which such payment is required is prohibited by applicable law. Consistent with and in addition to the terms set forth in this Agreement, if an EMC Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any EMC Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the EMC Mortgage Loan by adding such amount to the outstanding principal balance of the EMC Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such EMC Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Rate with respect to any EMC Mortgage Loan, (5) convert the Mortgage Rate on any EMC Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to an EMC Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence (A) is not materially adverse to the interests of the Certificateholders in the aggregate on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date; provided, further, with respect to any EMC Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Trustee a certification addressed to the Trustee, based on the advice of counsel or certified public accountants, in either case, that have a national reputation with respect to taxation of REMICs, that such modification of such EMC Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI, the Company may not permit any modification with respect to any EMC Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a Realized Loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

In accordance with the standards of the first paragraph of Section 3.01, the Company shall not waive (or permit a sub-servicer to waive) any Prepayment Charge related to an EMC Mortgage Loan unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related EMC Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge, for the benefit of Class P Certificates, by remitting such amount to the Master Servicer by the Remittance Date.

(b)  The Company shall establish and maintain a Protected Account (which shall at all times be an Eligible Account) with a depository institution in the name of the Company for the benefit of the Trustee on behalf of the Certificateholders and designated “Wells Fargo Bank, National Association, in trust for registered holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates Series 2007-AC4”. The Company shall deposit or cause to be deposited into the Protected Account on a daily basis within two Business Days of receipt and identification, except as otherwise specifically provided herein, the following payments and collections remitted by subservicers or received by it in respect of the EMC Mortgage Loans subsequent to the Cut-off Date (other than in respect of principal and interest due on the EMC Mortgage Loans on or before the Cut-off Date) and the following amounts required to be deposited hereunder:

(i)  all payments on account of principal, including Principal Prepayments, on the EMC Mortgage Loans;

(ii)  all payments on account of interest on the EMC Mortgage Loans net of the related Servicing Fee permitted under Section 3.10 and LPMI Fees, if any;

(iii)  all Liquidation Proceeds and Insurance Proceeds with respect to any EMC Mortgage Loans, other than proceeds to be applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with the Company’s normal servicing procedures;

(iv)  any amount required to be deposited by the Company pursuant to Section 5.01(c) in connection with any losses on Permitted Investments;

(v)  any amounts required to be deposited by the Company pursuant to Section 3.05;

(vi)  any Prepayment Charges collected on the EMC Mortgage Loans; and

(vii)  any other amounts required to be deposited hereunder.

The foregoing requirements for remittance by the Company into the Protected Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption fees, if collected, need not be remitted by the Company. In the event that the Company shall remit any amount not required to be remitted and not otherwise subject to withdrawal pursuant to Section 5.02, it may at any time withdraw or direct the institution maintaining the Protected Account, to withdraw such amount from the Protected Account, any provision herein to the contrary notwithstanding. Such withdrawal or direction may be accomplished by delivering written notice thereof to the institution maintaining the Protected Account, that describes the amounts deposited in error in the Protected Account. The Company shall maintain adequate records with respect to all withdrawals made pursuant to this Section. Reconciliations will be prepared for the Protected Account within 45 calendar days after the bank statement cut-off date. All items requiring reconciliation will be resolved within 90 calendar days of their original identification. All funds deposited in the Protected Account shall be held in trust for the Certificateholders until withdrawn in accordance with Section 5.02.

(c)  The institution that maintains the Protected Account shall invest the funds in the Protected Account, in the manner directed by the Company, in Permitted Investments which shall mature not later than the Remittance Date and shall not be sold or disposed of prior to its maturity. All such Permitted Investments shall be made in the name of the Trustee, for the benefit of the Certificateholders. All income and gain net of any losses realized from any such investment shall be for the benefit of the Company as servicing compensation and shall be remitted to it monthly as provided herein. The amount of any losses incurred in the Protected Account in respect of any such investments shall be deposited by the Company into the Protected Account, out of the Company’s own funds.

(d)  The Company shall give at least 30 days advance notice to the Trustee, the Mortgage Loan Sellers, the Master Servicer, each Rating Agency and the Depositor of any proposed change of location of the Protected Account prior to any change thereof.

Section 5.02  Permitted Withdrawals From the Protected Account.

(a)  The Company may from time to time make withdrawals from the Protected Account for the following purposes:

(i)  to pay itself (to the extent not previously paid to or withheld by the Company), as servicing compensation in accordance with Section 3.10, that portion of any payment of interest that equals the Servicing Fee for the period with respect to which such interest payment was made, and, as additional servicing compensation, those other amounts set forth in Section 3.10;

(ii)  to reimburse the Company for Advances made by it with respect to the Mortgage Loans, provided, however, that the Company’s right of reimbursement pursuant to this subclause (ii) shall be limited to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds, Insurance Proceeds and Subsequent Recoveries) that represent late recoveries of payments of principal and/or interest on such particular EMC Mortgage Loan(s) in respect of which any such Advance was made;

(iii)  to reimburse the Company for any previously made portion of a Servicing Advance or an Advance made by the Company that, in the good faith judgment of the Company, will not be ultimately recoverable by it from the related Mortgagor, any related Liquidated Proceeds, Insurance Proceeds or otherwise (a “Nonrecoverable Advance”), to the extent not reimbursed pursuant to clause (ii) or clause (v);

(iv)  to reimburse the Company from Insurance Proceeds for Insured Expenses covered by the related Insurance Policy;

(v)  to pay the Company any unpaid Servicing Fees and to reimburse it for any unreimbursed Servicing Advances, provided, however, that the Company’s right to reimbursement for Servicing Advances pursuant to this subclause (v) with respect to any EMC Mortgage Loan shall be limited to amounts received on particular EMC Mortgage Loan(s) (including, for this purpose, Liquidation Proceeds, Insurance Proceeds and purchase and repurchase proceeds) that represent late recoveries of the payments for which such Servicing Advances were made;

(vi)  to pay to the Seller, the Depositor or itself, as applicable, with respect to each EMC Mortgage Loan or property acquired in respect thereof that has been purchased pursuant to Section 2.02, 2.03 or 4.21 of this Agreement, all amounts received thereon and not taken into account in determining the related Stated Principal Balance of such repurchased EMC Mortgage Loan;

(vii)  to pay any expenses recoverable by the Company pursuant to Section 8.04 of this Agreement;

(viii)  to withdraw pursuant to Section 5.01 any amount deposited in the Protected Account and not required to be deposited therein; and

(ix)  to clear and terminate the Protected Account upon termination of this Agreement pursuant to Section 11.01 hereof.

Nothwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii), (iv) and (v) above shall be subject to the prior approval of the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company submits such claim with all supporting documentation. Pending such approval, such funds shall be remitted by the Company to the Master Servicer as set forth in the following paragraph.

In addition, no later than 1:00 p.m. Eastern time on the Remittance Date, the Company shall withdraw from the Protected Accounts and remit to the Master Servicer the amount required to be withdrawn therefrom pursuant to Section 5.05 hereof. With respect to any remittance received by the Master Servicer from the Company after the date on which such remittance was due, the Company shall pay to the Master Servicer interest on any such late remittance at an annual rate equal to the prime rate announced to be in effect from time to time as published as the average rate in The Wall Street Journal (Northeast Edition), plus two percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Company’s Protected Account by the Company on the date such late payment is made and shall cover the period commencing with the day following the date on which such remittance was due and ending with the Business Day on which such remittance is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default with respect to the Company.

The Company shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of justifying any withdrawal from the Protected Account pursuant to subclauses (i), (ii), (iv), (v) and (vi) above. Prior to making any withdrawal from the Protected Account pursuant to subclause (iii), the Company shall deliver to the Trustee an Officer’s Certificate of a Servicing Officer indicating the amount of any previous Advance or Servicing Advance determined by the Company to be a Nonrecoverable Advance and identifying the related EMC Mortgage Loan(s), and their respective portions of such Nonrecoverable Advance.

Section 5.03  Reports to Master Servicer.

(i)  On or before the fifth Business Day of each month (or, with respect to information as to Full Principal Prepayments and prepayment penalties no later than one (1) Business Day after the end of each Prepayment Period), the Company shall furnish to the Master Servicer electronically in a format acceptable to the Master Servicer loan accounting reports in the investor’s assigned loan number order to document the payment activity on each EMC Mortgage Loan on an individual mortgage loan basis and containing the data required by the forms attached hereto as Exhibit S, Exhibit T and Exhibit U, Exhibit X, Exhibit Y, Exhibit Z, Exhibit AA and Exhibit BB or in a format mutually agreed upon between the Company and the Master Servicer.

In addition, the Company shall provide to the Master Servicer and the Depositor:

(ii)  any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Depositor or any such other participant shall request upon reasonable demand; and

(iii)  such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Depositor and the Company or any such other participant.

Section 5.04  Collection of Taxes; Assessments and Similar Items; Escrow Accounts.

With respect to each EMC Mortgage Loan, to the extent required by the related Mortgage Note, the Company shall establish and maintain one or more accounts (each, an “Escrow Account”) and deposit and retain therein all collections from the Mortgagors (or advances by the Company) for the payment of taxes, assessments, hazard insurance premiums or comparable items for the account of the Mortgagors. Nothing herein shall require the Company to compel a Mortgagor to establish an Escrow Account in violation of applicable law.

Withdrawals of amounts so collected from the Escrow Accounts may be made only to effect timely payment of taxes, assessments, hazard insurance premiums, condominium or PUD association dues, or comparable items, to reimburse the Company out of related collections for any payments made with respect to each EMC Mortgage Loan pursuant to Section 3.01 (with respect to taxes and assessments and insurance premiums) and Section 3.05 (with respect to hazard insurance), to refund to any Mortgagors for any EMC Mortgage Loans any sums as may be determined to be overages, to pay interest, if required by law or the terms of the related Mortgage or Mortgage Note, to such Mortgagors on balances in the Escrow Account or to clear and terminate the Escrow Account at the termination of this Agreement in accordance with Section 11.01 thereof. The Escrow Account shall not be a part of the Trust Fund.

Section 5.05  Servicer Protected Accounts.

(a)  The Master Servicer shall enforce the obligation of the Company and the Servicers to establish and maintain a Protected Account in accordance with this Agreement and the Servicing Agreements, with records to be kept with respect thereto on a Mortgage Loan by Mortgage Loan basis, into which accounts shall be deposited within one Business Day (or as of such other time specified in the Servicing Agreements) of receipt all collections of principal and interest on any Mortgage Loan and with respect to any REO Property received by the Company or the related Servicer, including Principal Prepayments, Insurance Proceeds, Liquidation Proceeds, Subsequent Recoveries, and advances made from the Company’s or such Servicer’s own funds (less servicing compensation as permitted by this Agreement or the related Servicing Agreement) and all other amounts to be deposited in the Protected Accounts. Each of the Company and the Servicers are hereby authorized to make withdrawals from and deposits to the related Protected Account for purposes required or permitted by this Agreement. To the extent provided in this Agreement or any Servicing Agreement, the Protected Account shall be held in a Designated Depository Institution and segregated on the books of such institution in the name of the Trustee for the benefit of Certificateholders.

(b)  To the extent provided in this Agreement or any Servicing Agreement, amounts on deposit in a Protected Account may be invested in Permitted Investments in the name of the Trustee for the benefit of Certificateholders and, except as provided in the preceding paragraph, not commingled with any other funds, such Permitted Investments to mature, or to be subject to redemption or withdrawal, no later than the date on which such funds are required to be withdrawn for deposit in the Distribution Account, and shall be held until required for such deposit. The income earned from Permitted Investments made pursuant to this Section 5.05 shall be paid to the Company or the related Servicer under this Agreement or the related Servicing Agreement, and the risk of loss of moneys required to be distributed to the Certificateholders resulting from such investments shall be borne by and be the risk of the Company or the related Servicer, as the case may be. The Company or the related Servicer (to the extent provided in this Agreement or the related Servicing Agreement) shall deposit the amount of any such loss in the Protected Account within two Business Days of receipt of notification of such loss but not later than the second Business Day prior to the Distribution Date on which the moneys so invested are required to be distributed to the Certificateholders.

(c)  To the extent provided in this Agreement or the related Servicing Agreement and subject to this Article V, on or before each Remittance Date, the Company or the related Servicer shall withdraw or shall cause to be withdrawn from its Protected Account and shall immediately deposit or cause to be deposited in the Distribution Account amounts representing the following collections and payments (other than with respect to principal of or interest on the Mortgage Loans due on or before the Cut-off Date):

(i)  Scheduled Payments on the Mortgage Loans received or any related portion thereof advanced by the Company or the related Servicer pursuant to the related Servicing Agreement which were due on or before the related Due Date, net of the amount thereof comprising the Servicing Fees;

(ii)  Full Principal Prepayments and any Liquidation Proceeds received by the Company or the related Servicer with respect to such Mortgage Loans in the related Prepayment Period, with interest to the date of prepayment or liquidation, net of the amount thereof comprising the Servicing Fees and LPMI Fees, if any;

(iii)  Partial Principal Prepayments received by the Company or the related Servicer for such Mortgage Loans in the related Prepayment Period;

(iv)  Any amount to be used as an Advance; and

(v)  The amount of any Prepayment Charges collected with respect to the Mortgage Loans and the amount of any Prepayment Charges paid by the Company or the related Servicer in connection with the waiver of a Prepayment Charge in a manner that is not permitted under this Agreement or the related Servicing Agreement.

(d)  Withdrawals may be made from a Protected Account by the Company as described in Section 5.02 hereof and by the Master Servicer or the related Servicer only to make remittances as provided in Section 5.05(c); to reimburse the Master Servicer or the Servicer for Advances which have been recovered by subsequent collection from the related Mortgagor; to remove amounts deposited in error; to remove fees, charges or other such amounts deposited on a temporary basis; or to clear and terminate the account at the termination of this Agreement in accordance with Section 11.01. As provided in Section 5.05(c) certain amounts otherwise due to the related Servicer may be retained by the related Servicer and need not be deposited in the Master Servicer Collection Account.

Section 5.06  Master Servicer Collection Account.

The Master Servicer shall establish and maintain in the name of the Trustee, for the benefit of the Holders of the Certificates, the Master Servicer Collection Account as a segregated trust account or accounts. The Master Servicer Collection Account shall be an Eligible Account. The Master Servicer will deposit in the Master Servicer Collection Account as identified by the Master Servicer and as received by the Master Servicer, the following amounts:

(i)  any Advance and any Compensating Interest Payments;

(ii)  any Insurance Proceeds, Net Liquidation Proceeds or Subsequent Recoveries received by or on behalf of the Master Servicer or which were not deposited in a Protected Account;

(iii)  the Purchase Price with respect to any Mortgage Loans purchased by the Seller or Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 5.09 of this Agreement as the payment of such a Purchase Price, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 4.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Seller or its designee pursuant to Section 11.01;

(iv)  any amounts required to be deposited with respect to losses on investments of deposits in an Account; and

(v)  any other amounts received by or on behalf of the Master Servicer or the Trustee and required to be deposited in the Master Servicer Collection Account pursuant to this Agreement.

All amounts deposited to the Master Servicer Collection Account shall be held by the Master Servicer in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Master Servicer Collection Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of prepayment or late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges need not be credited by the Master Servicer or the related Servicer to the Distribution Account or the Master Servicer Collection Account, as applicable. Reconciliations will be prepared for the Master Servicing Collection Account within 45 calendar days after the bank statement cut-off date. In the event that the Master Servicer shall deposit or cause to be deposited in the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

Section 5.07  Permitted Withdrawals From the Master Servicer Collection Account.

The Master Servicer may from time to time make withdrawals from the Master Servicer Collection Account for the following purposes:

(i)  to reimburse the Master Servicer, the Company or the related Servicer for any Advance or Servicing Advance of its own funds, the right of the Master Servicer, the Company or the related Servicer to reimbursement pursuant to this subclause (i) being limited to amounts received on a particular Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late payments or recoveries of the principal of or interest on such Mortgage Loan respecting which such Advance or Servicing Advance was made;

(ii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds or Liquidation Proceeds relating to a particular Mortgage Loan for amounts expended by the Master Servicer, the Company or the related Servicer in good faith in connection with the restoration of the related Mortgaged Property which was damaged by an uninsured cause or in connection with the liquidation of such Mortgage Loan;

(iii)  to reimburse the Master Servicer, the Company or the related Servicer from Insurance Proceeds relating to a particular Mortgage Loan for insured expenses incurred with respect to such Mortgage Loan and to reimburse the Master Servicer, the Company or the related Servicer from Liquidation Proceeds from a particular Mortgage Loan for Liquidation Expenses incurred with respect to such Mortgage Loan; provided that the Master Servicer shall not be entitled to reimbursement for Liquidation Expenses with respect to a Mortgage Loan to the extent that (i) any amounts with respect to such Mortgage Loan were paid as Excess Liquidation Proceeds pursuant to clause (x) of this Subsection (a) to the Master Servicer; and (ii) such Liquidation Expenses were not included in the computation of such Excess Liquidation Proceeds;

(iv)  to reimburse the Master Servicer, the Company or a Servicer for advances of funds pursuant to this Agreement or the related Servicing Agreement, and the right to reimbursement pursuant to this subclause being limited to amounts received on the related Mortgage Loan (including, for this purpose, the Purchase Price therefor, Insurance Proceeds and Liquidation Proceeds) which represent late recoveries of the payments for which such advances were made;

(v)  to reimburse the Master Servicer, the Company or a Servicer for any Advance or advance, after a Realized Loss has been allocated with respect to the related Mortgage Loan if the Advance or advance has not been reimbursed pursuant to clauses (i) through (iv);

(vi)  to pay the Master Servicer as set forth in Section 4.14;

(vii)  to reimburse the Master Servicer for expenses, costs and liabilities incurred by and reimbursable to it pursuant to Sections 4.03, 8.04(c) and (d) and 12.02 or otherwise reimbursable to it pursuant to this Agreement;

(viii)  to pay to the Master Servicer, as additional servicing compensation, any Excess Liquidation Proceeds to the extent not retained by the Company or the related Servicer;

(ix)  to reimburse or pay the Company or the related Servicer any such amounts as are due thereto under this Agreement or the related Servicing Agreement and have not been retained by or paid to the Company or the related Servicer, to the extent provided herein and in the related Servicing Agreement;

(x)  the Purchase Price with respect to any Mortgage Loans purchased by the Seller or Section 2.02 or 2.03, any amounts which are to be treated pursuant to Section 5.09 of this Agreement as the payment of such a Purchase Price, the Purchase Price with respect to any Mortgage Loans purchased by EMC pursuant to Section 4.21, and all proceeds of any Mortgage Loans or property acquired with respect thereto repurchased by the Seller or its designee pursuant to Section 11.01;

(xi)  any amounts required to be deposited with respect to losses on investments of deposits in the Master Servicer Collection Account;

No later than noon New York time on the Distribution Account Deposit Date for each Distribution Date, after making all applicable withdrawals with respect to such Distribution Date, the Master Servicer shall transfer all funds on deposit in the Master Servicer Collection Account to the Trustee for deposit in the Distribution Account.

The Master Servicer will, from time to time on demand of the Company, a Servicer or the Trustee, make or cause to be made such withdrawals or transfers from the account as the Master Servicer has designated for such transfer or withdrawal pursuant to this Agreement and the related Servicing Agreement. The Master Servicer may clear and terminate the account pursuant to Section 11.01 and remove amounts from time to time deposited in error.

In addition, on or before the Business Day prior to each Distribution Date, the Master Servicer shall deposit in the Distribution Account (or remit to the Trustee for deposit therein) any Monthly Advances required to be made by the Master Servicer with respect to the Mortgage Loans.

The Master Servicer shall keep and maintain separate accounting, on a Mortgage Loan by Mortgage Loan basis, for the purpose of accounting for any reimbursement from the Master Servicer Collection Account pursuant to subclauses (i) through (iv), inclusive, and (vi) or with respect to any such amounts which would have been covered by such subclauses had the amounts not been retained by the Master Servicer without being deposited in the Master Servicer Collection Account.

Section 5.08  Distribution Account.

The Trustee shall establish and maintain in the name of the Trustee, for the benefit of the Certificateholders, the Distribution Account as a segregated trust account or accounts. The Distribution Account shall be an Eligible Account. No later than noon New York time on the Distribution Account Deposit Date for each Distribution Date, after making all applicable withdrawals with respect to such Distribution Date, the Master Servicer will transfer all funds on deposit in the Master Servicer Collection Account to the Trustee for deposit in the Distribution Account pursuant to Section 5.07 and any other amounts received by or on behalf of the Master Servicer and required to be deposited in the Distribution Account pursuant to this Agreement.

(a)  All amounts deposited in the Distribution Account shall be held by the Trustee in the name of the Trustee in trust for the benefit of the Certificateholders in accordance with the terms and provisions of this Agreement. The requirements for crediting the Distribution Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges or assumption, tax service, statement account or payoff, substitution, satisfaction, release and other like fees and charges, need not be credited by the Master Servicer or the related Servicer to the Distribution Account. In the event that the Master Servicer shall deposit or cause to be deposited in the Distribution Account any amount not required to be credited thereto, the Trustee, upon receipt of a written request therefor signed by a Servicing Officer of the Master Servicer, shall promptly transfer such amount to the Master Servicer, any provision herein to the contrary notwithstanding.

(b)  The Distribution Account shall constitute a trust account of the Trust Fund segregated on the books of the Trustee and held by the Trustee and the Distribution Account and the funds deposited therein shall not be subject to, and shall be protected from, all claims, liens, and encumbrances of any creditors or depositors of the Trustee (whether made directly, or indirectly through a liquidator or receiver of the Trustee. The amount at any time credited to the Distribution Account may be held either uninvested in a trust or deposit account of the Trustee with no liability for interest or other compensation thereof or invested in the name of the Trustee, in such Permitted Investments as may be selected by the Trustee which mature not later than the Business Day next preceding the succeeding Distribution Date, except if such Permitted Investment is an obligation of or is managed by the institution that maintains such fund or account, then such Permitted Investment shall mature not later than such Distribution Date. Permitted Investments in respect of the Distribution Account shall not be sold or disposed of prior to their maturity. All investment earnings on amounts on deposit in the Distribution Account or benefit from funds uninvested therein from time to time shall be for the account of the Trustee. The Trustee shall be permitted to receive distribution of any and all investment earnings from the Distribution Account on each Distribution Date. If there is any loss on a Permitted Investment or demand deposit, the Trustee shall deposit the amount of the loss in the Distribution Account. With respect to the Distribution Account and the funds deposited therein, the Trustee shall take such action as may be necessary to ensure that the Certificateholders shall be entitled to the priorities afforded to such a trust account (in addition to a claim against the estate of the Trustee) as provided by 12 U.S.C. § 92a(e), and applicable regulations pursuant thereto, if applicable, or any applicable comparable state statute applicable to state chartered banking corporations.

Section 5.09  Permitted Withdrawals and Transfers from the Distribution Account.

(a)  The Trustee will make such withdrawals or transfers from the Distribution Account:

(i)  to reimburse the Trustee or the Custodians for expenses, costs and liabilities incurred by or reimbursable to it pursuant to this Agreement;

(ii)  to pay the Trustee as set forth in Section 10.05;

(iii)  to remove amounts deposited in error;

(iv)  to clear and terminate the Distribution Account pursuant to Section 11.01; and

(v)  On each Distribution Date, the Trustee shall distribute the Interest Funds and Principal Funds to the extent of funds on deposit in the Distribution Account to the Holders of the Certificates in accordance with the Remittance Report upon which the Trustee may conclusively rely.

ARTICLE VI

DISTRIBUTIONS AND ADVANCES

Section 6.01  Advances.

(a)  The Company shall make an Advance with respect to any EMC Mortgage Loan and remit such Advance to the Master Servicer for deposit in the Master Servicer Collection Account no later than 1:00 p.m. Eastern time on the Remittance Date in immediately available funds. The Master Servicer shall cause the related Servicer to remit any such Advance required pursuant to the terms of the related Servicing Agreement. The Company or the related Servicer, as applicable, shall be obligated to make any such Advance only to the extent that such advance would not be a Nonrecoverable Advance. If the Company or the related Servicer shall have determined that it has made a Nonrecoverable Advance or that a proposed Advance or a lesser portion of such Advance would constitute a Nonrecoverable Advance, the Company or the related Servicer, as the case may be, shall deliver (i) to the Master Servicer for the benefit of the Certificateholders constituting the portion of such Advance that is not deemed nonrecoverable, if applicable, and (ii) to the Depositor, the Master Servicer, each Rating Agency and the Trustee an Officer’s Certificate setting forth the basis for such determination. Subject to the Master Servicer’s recoverability determination, in the event that a Servicer (other than the Company) fails to make a required Advance, the Master Servicer, as successor servicer, shall be required to remit the amount of such Advance to the Distribution Account. If the Company or the Master Servicer were required to make an Advance but failed to do so, the Trustee upon receiving notice or becoming aware of such failure, and pursuant to the applicable terms of this Agreement, shall appoint a successor servicer or master servicer, as applicable, who will make such Advance, or the Trustee as successor master servicer shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance. If the Trustee cannot find a successor servicer to replace the Company as Servicer the Trustee shall become the successor servicer and shall be required to remit the amount of such Advance to the Master Servicer Collection Account, unless the Trustee shall have determined that such Advance is a Nonrecoverable Advance.

In lieu of making all or a portion of such Advance from its own funds, the Company may (i) cause to be made an appropriate entry in its records relating to the Protected Account that any Amounts Held for Future Distribution has been used by the Company in discharge of its obligation to make any such Advance and (ii) transfer such funds from the Protected Account to the Master Servicer Collection Account. Any funds so applied and transferred shall be replaced by the Company by deposit in the Master Servicer Collection Account, no later than the close of business on the Remittance Date immediately preceding the Distribution Date on which such funds are required to be distributed pursuant to this Agreement.

The Company shall be entitled to be reimbursed from the Protected Account for all Advances of its own funds made pursuant to this Section as provided in Section 5.02. The obligation to make Advances with respect to any EMC Mortgage Loan shall continue until such EMC Mortgage Loan is paid in full or the related Mortgaged Property or related REO Property has been liquidated or until the purchase or repurchase thereof (or substitution therefor) from the Trust Fund pursuant to any applicable provision of this Agreement, except as otherwise provided in this Section 6.01.

(b)  If the Company or the related Servicer was required to make an Advance pursuant to this Agreement or the related Servicing Agreement and fails to make any required Advance, in whole or in part, the Master Servicer, as successor servicer, or an other successor servicer appointed by it, will remit to the Trustee, who in turn will deposit in the Distribution Account not later than the Business Day prior to the Distribution Date an amount equal to such required Advance to the extent not otherwise paid by the related Servicer, net of the Servicing Fee for such Mortgage Loan except to the extent the Master Servicer determines any such Advance to be nonrecoverable from Liquidation Proceeds, Insurance Proceeds or future payments on the Mortgage Loan for which such Advance was made. Subject to the foregoing, the Master Servicer shall continue to make such Advances through the date that the Company or the related Servicer is required to do so under this Agreement or the related Servicing Agreement, as applicable. If applicable, on the Business Day prior to the related Distribution Date, the Master Servicer shall present an Officer’s Certificate to the Trustee (i) stating that the Master Servicer elects not to make an Advance in a stated amount and (ii) detailing the reason it deems the advance to be nonrecoverable.

Subject to and in accordance with the provisions of Article IX hereof, in the event the Master Servicer fails to make such Advance, then the Trustee, as Successor Master Servicer, shall be obligated to make such Advance, subject to the provisions of this Section 6.01, in accordance with and subject to the terms of this Agreement (including its rights of reimbursement hereunder).

Section 6.02  Compensating Interest Payments.

(a)  In the event that there is a Prepayment Interest Shortfall arising from a voluntary Principal Prepayment in part or in full by the Mortgagor with respect to any EMC Mortgage Loan, the Company shall, to the extent of the Servicing Fee for such Distribution Date, deposit into the Distribution Account, as a reduction of the Servicing Fee for such Distribution Date, no later than the close of business on the Remittance Date immediately preceding such Distribution Date, an amount equal to the Prepayment Interest Shortfall; and in case of such deposit, the Company shall not be entitled to any recovery or reimbursement from the Depositor, the Trustee, the Seller, the Master Servicer, the Trust Fund or the Certificateholders.

(b)  The Master Servicer shall cause each Servicer under the related Servicing Agreement to remit any required Compensating Interest Payments to the Distribution Account on the Remittance Date..

Section 6.03  REMIC Distributions.

On each Distribution Date the Trustee shall be deemed to have allocated distributions to the REMIC Regular Interests, the Regular Interests the ownership of which is represented by each of the Class A Certificates, the Class C Interest and the Class P Interest in accordance with Section 6.07 hereof.

Section 6.04  Distributions.

(a)  On each Distribution Date, an amount equal to the Interest Funds and Principal Funds for such Distribution Date shall be withdrawn by the Trustee from the Distribution Account and distributed in the following order of priority:

(1)  Interest Funds shall be distributed in the following manner and order of priority:

(A)  To the Class A Certificates, the Current Interest and any Interest Carry Forward Amount for each such Class, pro rata in accordance with the amount of accrued interest due thereon; and

(B)  From remaining Interest Funds, sequentially, to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates, in that order, the Current Interest for each such Class.

Any Excess Spread to the extent necessary to meet a level of overcollateralization equal to the Overcollateralization Target Amount will be the Extra Principal Distribution Amount and will be included as part of the Principal Distribution Amount. Any Remaining Excess Spread together with any Overcollateralization Release Amount will be applied as Excess Cashflow and distributed pursuant to clauses (3)(A) through (H) below.

On any Distribution Date, any Relief Act Interest Shortfalls and any Prepayment Interest Shortfalls to the extent not covered by Compensating Interest will be allocated as set forth in the definition of “Current Interest” herein.

(2)  On each Distribution Date, the Principal Distribution Amount shall be distributed in the following manner and order of priority:

(A)  For each Distribution Date (i) prior to the Stepdown Date or (ii) on which a Trigger Event is in effect:

(i)  To the Class A Certificates (other than the Class A-5 Certificates), the Principal Distribution Amount for such Distribution Date, on a pro rata basis, based on the Certificate Principal Balance of each such Class, until the Certificate Principal Balances thereof are reduced to zero;

(ii)  To the Class M-1 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(iii)  To the Class M-2 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero;

(iv)  To the Class B-1 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero; and

(v)  To the Class B-2 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, until the Certificate Principal Balance thereof is reduced to zero.

(B)  For each Distribution Date on or after the Stepdown Date, so long as a Trigger Event is not in effect:

(i)  To the Class A Certificates (other than the Class A-5 Certificates), the Class A Principal Distribution Amount for such Distribution Date, on a pro rata basis, based on the Certificate Principal Balance of each such Class, until the Certificate Principal Balances thereof are reduced to zero;

(ii)  To the Class M-1 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-1 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(iii)  To the Class M-2 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class M-2 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero;

(iv)  To the Class B-1 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class B-1 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero; and

(v)  To the Class B-2 Certificates, from any remaining Principal Distribution Amount for such Distribution Date, the Class B-2 Principal Distribution Amount, until the Certificate Principal Balance thereof is reduced to zero.

(3)  Any Excess Cashflow shall be distributed in the following manner and order of priority:

(A)  To the Class A Certificates, any remaining Interest Carry Forward Amount for such Classes, pro rata, in accordance with the Interest Carry Forward Amount due with respect to each such Class, to the extent not fully paid pursuant to clause (1) (A) above;

(B)  To the Class A Certificates (other than the Class A-5 Certificates), any Unpaid Realized Loss Amount for such Classes for such Distribution Date, on a pro rata basis, in accordance with the Applied Realized Loss Amount allocated to each such Class;

(C)  From any remaining Excess Cashflow, sequentially, to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates, in that order, an amount equal to the Interest Carry Forward Amount for each such Class;

(D)  From any remaining Excess Cashflow otherwise distributable to the Class C Interest and the Class C Certificates, to the Reserve Fund, (i) first, to pay to the Classes of Class A Certificates, any Basis Risk Shortfall Carry Forward Amount for such Classes for such Distribution Date, on a pro rata basis, based on the amount of the Basis Risk Shortfall Carry Forward Amount for each such Class, to the extent such amount exceeds the amounts then on deposit in the Reserve Fund, and (ii) second, to maintain a balance in the Reserve Fund equal to the Reserve Fund Deposit;

(E)  From any remaining Excess Cashflow otherwise distributable to the Class C Interest and the Class C Certificates, to the Reserve Fund, (i) first, to pay to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates, sequentially in that order, any Basis Risk Shortfall Carry Forward Amount for each such Class, for such Distribution Date, if any, to the extent such amount exceeds the amounts then on deposit in the Reserve Fund, and (ii) second, to maintain a balance in the Reserve Fund equal to the Reserve Fund Deposit;

(F)  From any remaining Excess Cashflow, to the Class A Certificates, on a pro rata basis, based on the entitlement of each such Class, and then sequentially to the Class M-1, Class M-2, Class B-1 and Class B-2 Certificates, in that order, the amount of Relief Act Shortfalls and any Prepayment Interest Shortfalls allocated to such Classes of Certificates, to the extent not previously reimbursed;

(G)  From any remaining Excess Cashflow, to the Class C Interest and Class C Certificates, an amount equal to the Class C Distribution Amount reduced by amounts distributed in clauses (D) and (E) above; and

(H)  From any remaining Excess Cashflow, to each of the Class R-1, Class R-2, Class R-3, Class R-4 and Class RX Certificates, based on the related REMIC in which such amount remains.

In addition, notwithstanding the foregoing, on any Distribution Date after the Distribution Date on which the Certificate Principal Balance of the Class A (other than the Class A-5 Certificates), Class B or Class M Certificates has been reduced to zero, that Class of Certificates will be retired and will no longer be entitled to distributions, including distributions in respect of Prepayment Interest Shortfalls or Basis Risk Shortfall Carry Forward Amounts.

(b)  In addition to the foregoing distributions, with respect to any Subsequent Recoveries, the related Servicer shall deposit such funds into the related Protected Account pursuant to the related Servicing Agreement. If, after taking into account such Subsequent Recoveries, the amount of a Realized Loss is reduced, the amount of such Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the highest payment priority to which Realized Losses have been allocated, but not by more than the amount of Realized Losses previously allocated to that Class of Certificates pursuant to Section 6.05; provided, however, to the extent that no reductions to a Certificate Principal Balance of any Class of Certificates currently exists as the result of a prior allocation of a Realized Loss, such Subsequent Recoveries will be applied as Excess Spread. The amount of any remaining Subsequent Recoveries will be applied to increase the Certificate Principal Balance of the Class of Certificates with the next highest payment priority, up to the amount of such Realized Losses previously allocated to that Class of Certificates pursuant to Section 6.05, and so on. Holders of such Certificates will not be entitled to any payment in respect of Current Interest on the amount of such increases for any Accrual Period preceding the Distribution Date on which such increase occurs. Any such increases shall be applied to the Certificate Principal Balance of each Certificate of such Class in accordance with its respective Percentage Interest.

(c)  Subject to Section 11.02 hereof respecting the final distribution, on each Distribution Date the Trustee shall make distributions to each Certificateholder of record on the preceding Record Date either by wire transfer in immediately available funds to the account of such Holder at a bank or other entity having appropriate facilities therefor, if (i) such Holder has so notified the Trustee at least 5 Business Days prior to the related Record Date and (ii) such Holder shall hold Regular Certificates with aggregate principal denominations of not less than $1,000,000 or evidencing a Percentage Interest aggregating 10% or more with respect to such Class or, if not, by check mailed by first class mail to such Certificateholder at the address of such Holder appearing in the Certificate Register. Notwithstanding the foregoing, but subject to Section 11.02 hereof respecting the final distribution, distributions with respect to Certificates registered in the name of a Depository shall be made to such Depository in immediately available funds.

(d)  On or before 2:00 p.m. Central Standard Time on the fifth Business Day immediately preceding each Distribution Date, the Master Servicer shall deliver a report to the Trustee in the form of a computer readable magnetic tape (or by such other means as the Master Servicer and the Trustee may agree from time to time) containing such data and information, as agreed to by the Master Servicer and the Trustee such as to permit the Trustee to prepare the Monthly Statement to Certificateholders and to direct the Trustee in writing to make the required distributions for the related Distribution Date (the “Remittance Report”); provided, however, in no event shall the Master Servicer be required to deliver such information to the Trustee earlier than 2:00 p.m. Central Standard Time on the 19th calendar day of the month.

Section 6.05  Allocation of Realized Losses.

(a)  All Realized Losses on the Mortgage Loans shall be allocated by the Trustee on each Distribution Date as follows: first, to Excess Spread through an increased distribution of the Extra Principal Distribution Amount for such Distribution Date; second, to the Class C Interest and Class C Certificates, until the Certificate Principal Balance or Uncertificated Principal Balance thereof, as applicable, has been reduced to zero; third, to the Class B-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fourth, to the Class B-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; fifth, to the Class M-2 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; sixth, to the Class M-1 Certificates, until the Certificate Principal Balance thereof has been reduced to zero; and seventh, to the Class A Certificates (other than the Class A-5 Certificates), on a pro rata basis, in reduction of the Certificate Principal Balances thereof, until reduced to zero; provided, however, any Realized Losses otherwise allocable to the Class A-1 Certificates will first be allocated to the Class A-3 Certificates, until the Certificate Principal Balance of that Class has been reduced to zero, and then to the Class A-1 Certificates, and any Realized Losses otherwise allocable to the Class A-2 Certificates will first be allocated to the Class A-4 Certificates, until the Certificate Principal Balance of that Class has been reduced to zero, and then to the Class A-2 Certificates. All Realized Losses to be allocated to the Certificate Principal Balances of all Classes on any Distribution Date shall be so allocated after the actual distributions to be made on such date as provided above. All references above to the Certificate Principal Balance of any Class of Certificates shall be to the Certificate Principal Balance of such Class immediately prior to the relevant Distribution Date, before reduction thereof by any Realized Losses, in each case to be allocated to such Class of Certificates, on such Distribution Date.

(b)  Any allocation of Realized Losses to a Class of Certificates or to the Class C Interest on any Distribution Date shall be made by reducing the Certificate Principal Balance or Uncertificated Principal Balance thereof by the amount so allocated; any allocation of Realized Losses to Excess Spread shall be made by reducing the amount otherwise payable in respect of the Class C Interest and the Class C Certificates pursuant to clause (G) of Section 6.04(a)(3).

Notwithstanding the foregoing, no such allocation of any Realized Loss shall be made on a Distribution Date to any Class of Certificates to the extent that such allocation would result in the reduction of the aggregate Certificate Principal Balance of all the Certificates as of such Distribution Date (other than the Class C Certificates and Class P Certificates) after giving effect to all distributions and prior allocations of Realized Losses on the Mortgage Loans on such date, to an amount less than the aggregate Stated Principal Balance of all of the Mortgage Loans as of the first day of the month of such Distribution Date (such limitation, the “Loss Allocation Limitation”). In addition in no event will the Certificate Principal Balance of any Certificate be reduced more than once in respect of any particular amount both (i) allocable to such Certificate in respect of Realized Losses and (ii) payable as principal to the Holder of such Certificate from Remaining Excess Spread.

As used herein, an allocation of a Realized Loss on a “pro rata basis” among two or more specified Classes of Certificates means an allocation on a pro rata basis, among the various Classes so specified, to each such Class of Certificates on the basis of their then outstanding Certificate Principal Balances prior to giving effect to distributions to be made on such Distribution Date. All Realized Losses and all other losses allocated to a Class of Certificates hereunder will be allocated among the Certificates of such Class in proportion to the Percentage Interests evidenced thereby.

(i)  All Realized Losses on the Mortgage Loans shall be allocated by the Trustee on each Distribution Date to the following REMIC I Regular Interests in the following specified percentages: first, to Uncertificated Accrued Interest payable to REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Interest Loss Allocation Amount (without duplication of shortfalls allocated pursuant to Section 1.02), 98.00% and 2.00%, respectively; second, to the Uncertificated Principal Balances of REMIC I Regular Interest AA and REMIC I Regular Interest ZZ up to an aggregate amount equal to the REMIC I Principal Loss Allocation Amount, 98.00% and 2.00%, respectively; third, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-2 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-2 has been reduced to zero; fourth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest B-1 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest B-1 has been reduced to zero; fifth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-2 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-2 has been reduced to zero; sixth, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest M-1 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest M-1 has been reduced to zero; and seventh, to the Uncertificated Principal Balances of REMIC I Regular Interest AA, REMIC I Regular Interest A-1 and REMIC I Regular Interest ZZ, 98.00%, 1.00% and 1.00%, respectively, until the Uncertificated Principal Balance of REMIC I Regular Interest A-1 has been reduced to zero.

(ii)  All Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the REMIC II Regular Interests in the same manner and priority as Realized Losses are allocated to the REMIC III Regular Interests that are the Corresponding Interests for such REMIC II Regular Interests; provided, however, that solely for purposes of allocating such Realized Losses to the REMIC II Regular Interests, any such losses allocable to REMIC III Regular Interests A-2, A-3 and A-4 shall be deemed to be allocated to REMIC III Regular Interest A-1.

(iii)  All Realized Losses on the Mortgage Loans shall be allocated on each Distribution Date to the REMIC III Regular Interests in the same manner and priority as Realized Losses are allocated to the Corresponding Certificates for such REMIC III Regular Interests and, in the case of REMIC III Regular Interest C, to the Class C Interest, pursuant to Section 6.05(a).

Section 6.06  Monthly Statements to Certificateholders.

(a)  Not later than each Distribution Date, the Trustee shall prepare and make available to each Holder of Certificates, the Master Servicer and the Depositor a statement setting forth for the Certificates:

(i)  the applicable accrual periods for calculating distributions and general distribution dates;

(ii)  the total cash flows received and the general sources thereof;

(iii)  the amount, if any, of fees or expenses accrued and paid, with an identification of the payee and the general purpose of such fees including the related amount of the Servicing Fees paid to or retained by the related Servicer or the Company for the related Due Period;

(iv)  the amount of the related distribution to Holders of the Class A (other than the Class A-5 Certificates), Class M and Class B Certificates (by Class) allocable to principal, separately identifying (A) the aggregate amount of any Principal Prepayments included therein, (B) the aggregate of all scheduled payments of principal included therein and (C) the Extra Principal Distribution Amount (if any);

(v)  the amount of such distribution to Holders of each Class of Class A, Class M and Class B Certificates allocable to interest

(vi)  the amount of the distribution made on such Distribution Date to the Holders of the Class P Certificates allocable to Prepayment Charges

(vii)  the Interest Carry Forward Amounts and any Basis Risk Shortfall Carry Forward Amounts for each Class of Certificates (if any);

(viii)  the Pass-Through Rate for each Class of Class A, Class M and Class B Certificates with respect to the current Interest Accrual Period, and, if applicable, whether such Pass-Through Rate was limited by the applicable Net Rate Cap;

(ix)  the number and Stated Principal Balance of all of the Mortgage Loans for the related Distribution Date, together with updated pool composition information including the following: weighted average mortgage rate and weighted average remaining term;

(x)  the Certificate Principal Balance or Certificate Notional Amount, as applicable, of each Class before and after giving effect (i) to all distributions allocable to principal on such Distribution Date and (ii) the allocation of any Applied Realized Loss Amounts for such Distribution Date;

(xi)  the number and aggregate Stated Principal Balance of the Mortgage Loans (A) Delinquent (exclusive of Mortgage Loans in foreclosure and bankruptcy and those Liquidated Mortgage Loans as of the end of a Prepayment Period) (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, (B) in foreclosure and Delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent and (C) in bankruptcy and Delinquent (1) 30 days Delinquent, (2) 60 days Delinquent and (3) 90 days or more Delinquent, in each case as of the close of business on the last day of the calendar month preceding such Distribution Date;

(xii)  the amount of aggregate Advances included in the distribution on such Distribution Date (including the general purpose of such Advances), the aggregate amount of unreimbursed Advances as of the end of the Due Period, and the general source of funds for reimbursements;

(xiii)  the amount of, if any, of excess cashflow or excess spread and the application of such excess cashflow;

(xiv)  the cumulative amount of Applied Realized Loss Amounts through the end of the preceding month;

(xv)  unless otherwise previously reported in the Form 10-D, material modifications, extensions or waivers to Mortgage Loan terms, fees, penalties or payments during the preceding calendar month or that have become material over time;

(xvi)  with respect to any Mortgage Loan that was liquidated during the preceding calendar month, the aggregate Stated Principal Balance of, and Realized Loss on, such Mortgage Loans as of the close of business on the Determination Date preceding such Distribution Date;

(xvii)  unless otherwise previously reported in the Form 10-D, material breaches of pool asset representation or warranties or transaction covenants which have been reported to the Trustee in accordance with this Agreement or the related Servicing Agreement;

(xviii)  the total number and principal balance of any real estate owned or REO Properties as of the end of the related Due Period;

(xix)  the three month rolling average of the percent equivalent of a fraction, the numerator of which is the aggregate Stated Principal Balance of the Mortgage Loans that are 60 days or more Delinquent or are in bankruptcy or foreclosure or are REO Properties, and the denominator of which is the aggregate Stated Principal Balance of all of the Mortgage Loans in each case as of the end of the Prepayment Period;

(xx)  the Realized Losses as of the close of business on the last day of the calendar month preceding such Distribution Date and the cumulative Realized Losses through the end of the preceding month;

(xxi)  whether a Trigger Event exists;

(xxii)  information on loss and delinquency used for determining early amortization, liquidation, stepdowns or other performance triggers and whether the trigger was met;

(xxiii)  the amount of the Prepayment Charges remitted by the Servicers and the amount on deposit in the Reserve Fund; and

(xxiv)  updated pool composition data including the following: weighted average mortgage rate and weighted average remaining term.

The Trustee may make the foregoing Monthly Statement (and, at its option, any additional files containing the same information in an alternative format) available each month to Certificateholders via the Trustee’s internet website. The Trustee’s internet website shall initially be located at “www.ctslink.com”. Assistance in using the website can be obtained by calling the Trustee’s customer service desk at (866) 846-4526. Parties that are unable to use the above distribution options are entitled to have a paper copy mailed to them via first class mail by calling the customer service desk and indicating such. The Trustee may change the way Monthly Statements are distributed in order to make such distributions more convenient or more accessible to the above parties.

(b)  The Trustee’s responsibility for making the above information available to the Certificateholders is limited to the availability, timeliness and accuracy of the information derived from the Master Servicer, the Company and the Servicers. The Trustee will make available a copy of each statement provided pursuant to this Section 6.06 to each Rating Agency.

(c)  Within a reasonable period of time after the end of each calendar year, the Trustee shall furnish upon request to each Person who at any time during the calendar year was a Certificateholder, the information set forth in clauses (a)(iv) and (a)(v) of this Section 6.06 aggregated for such calendar year or applicable portion thereof during which such Person was a Certificateholder. Such obligation of the Trustee shall be deemed to have been satisfied to the extent that substantially comparable information shall be provided by the Trustee or the Trustee pursuant to any requirements of the Code as from time to time in effect.

(d)  Upon filing with the Internal Revenue Service, the Trustee shall furnish to the Holders of the Residual Certificates the applicable Form 1066 and each applicable Form 1066Q and shall respond promptly to written requests made not more frequently than quarterly by any Holder of a Residual Certificate with respect to the following matters:

(i)  The original projected principal and interest cash flows on the Closing Date on each class of Regular Interests and Residual Interests created hereunder and on the Mortgage Loans, based on the Prepayment Assumption;

(ii)  The projected remaining principal and interest cash flows as of the end of any calendar quarter with respect to each class of Regular Interests and Residual Interests created hereunder and the Mortgage Loans, based on the Prepayment Assumption;

(iii)  The applicable Prepayment Assumption and any interest rate assumptions used in determining the projected principal and interest cash flows described above;

(iv)  The original issue discount (or, in the case of the Mortgage Loans, market discount) or premium accrued or amortized through the end of such calendar quarter with respect to each class of Regular Interests or Residual Interests created hereunder and to the Mortgage Loans, together with each constant yield to maturity used in computing the same;

(v)  The treatment of Realized Losses with respect to the Mortgage Loans or the Regular Interests created hereunder, including the timing and amount of any cancellation of indebtedness income of a REMIC with respect to such Regular Interests or bad debt deductions claimed with respect to the related Mortgage Loans;

(vi)  The amount and timing of any non-interest expenses of a REMIC; and

(vii)  Any taxes (including penalties and interest) imposed on the REMIC, including, without limitation, taxes on “prohibited transactions,” “contributions” or “net income from foreclosure property” or state or local income or franchise taxes.

The information pursuant to clauses (i), (ii), (iii) and (iv) above shall be provided by the Depositor pursuant to Section 10.12.

Section 6.07  REMIC Designations and REMIC Distributions.

(a)  The Trustee shall elect that each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI shall be treated as a REMIC under Section 860D of the Code. Any inconsistencies or ambiguities in this Agreement or in the administration of this Agreement shall be resolved in a manner that preserves the validity of such REMIC elections. The assets of REMIC I shall include the Mortgage Loans and all interest owing in respect of and principal due thereon, the Distribution Account, the Protected Accounts, any REO Property, any proceeds of the foregoing and any other assets subject to this Agreement (other than the Reserve Fund, the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account and any Prepayment Charge Waiver Amounts). The REMIC I Regular Interests shall constitute the assets of REMIC II. The REMIC II Regular Interests shall constitute the assets of REMIC III. The REMIC III Regular Interests shall constitute the assets of REMIC IV. The Class C Interest shall constitute assets of REMIC V. The Class P Interest shall constitute assets of REMIC VI.

(b)  On each Distribution Date, the Interest Funds and Principal Funds, in the following order of priority, shall be deemed to be distributed by REMIC I to REMIC II on account of the REMIC I Regular Interests (other than REMIC I Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-1 Certificates, as the case may be:

(i)  to the holders of the REMIC I Regular Interests (other than REMIC I Regular Interest P), pro rata, in an amount equal to (A) the Uncertificated Accrued Interest for each such REMIC I Regular Interest for such Distribution Date, plus (B) any amounts in respect thereof remaining unpaid from previous Distribution Dates. Amounts payable as Uncertificated Accrued Interest in respect of REMIC I Regular Interest ZZ shall be reduced and deferred when the REMIC I Overcollateralization Amount is less than the REMIC I Overcollateralization Target Amount, by the lesser of (x) the amount of such difference and (y) the REMIC I Regular Interest ZZ Maximum Interest Deferral Amount, and such amount will be payable to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest, allocated in the same proportion as the Extra Principal Distribution Amount is allocated to the Corresponding Interests for each such REMIC I Regular Interest, and the Uncertificated Principal Balance of REMIC I Regular Interest ZZ shall be increased by such amount;

(ii)  from the remainder of the Interest Funds and Principal Funds for such Distribution Date after the distribution made pursuant to clause (i) above, allocated as follows:

(A)  98.00% of such remainder to the holders of REMIC I Regular Interest AA, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero; and

(B)  2.00% of such remainder, first, to the holders of each REMIC I Regular Interest for which a REMIC II Regular Interest is the Corresponding Interest, in an aggregate amount equal to 1.00% of and in the same proportion as principal payments are allocated to the Corresponding Interests for each such REMIC I Regular Interest, until the Uncertificated Principal Balances of such REMIC I Regular Interests are reduced to zero, and second, to the holders of REMIC I Regular Interest ZZ, until the Uncertificated Principal Balance of such REMIC I Regular Interest is reduced to zero; and

(iii) any remaining amount to the Holders of the Class R-1 Certificates.

(c)  On each Distribution Date, all amounts representing Prepayment Charges shall be deemed to be distributed in respect of REMIC I Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC I Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed to be distributed in respect of REMIC I Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(d)  On each Distribution Date, the Interest Funds and Principal Funds, in the following order of priority, shall be deemed to be distributed by REMIC II to REMIC III on account of the REMIC II Regular Interests (other than REMIC II Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-2 Certificates, as the case may be:

(i)  to the holders of the REMIC II Regular Interests (other than REMIC II Regular Interest P), in the same manner and priority as paid to the Corresponding Interests for each such REMIC II Regular Interest, the Uncertificated Accrued Interest (or, in the case of REMIC II Regular Interest C, the REMIC II Regular Interest C Distribution Amount) for such Distribution Date, plus any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  to the holders of the REMIC II Regular Interests (other than REMIC II Regular Interest P), in an amount equal to the remainder of the Interest Funds and Principal Funds for such Distribution Date after the distribution made pursuant to clause (i) above, allocated in the same manner and priority as paid to the Corresponding Interests for each such REMIC II Regular Interest, until the Uncertificated Principal Balances thereof have been reduced to zero, provided, however, that solely for purposes of allocating such principal payments to such REMIC II Regular Interests, any principal payments allocable to REMIC III Regular Interests A-2, A-3 and A-4 shall be deemed to be allocated to REMIC III Regular Interest A-1; and

(iii)  any remaining amount to the Holders of the Class R-2 Certificates.

(e)  On each Distribution Date, all amounts representing Prepayment Charges distributed in respect of REMIC I Regular Interest P shall be deemed to be distributed in respect of REMIC II Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC II Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed to be distributed in respect of REMIC II Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(f)  On each Distribution Date, the Interest Funds and Principal Funds, in the following order of priority, shall be deemed to be distributed by REMIC III to REMIC IV on account of the REMIC III Regular Interests (other than REMIC III Regular Interest P) or withdrawn from the Distribution Account and distributed to the Holders of the Class R-3 Certificates, as the case may be:

(i)  to the holders of the REMIC III Regular Interests (other than REMIC III Regular Interest P), in the same manner and priority as paid to the Corresponding Certificates for each such REMIC III Regular Interest, and, in the case of REMIC III Regular Interest C, as paid to the Class C Interest, the Uncertificated Accrued Interest (or, in the case of REMIC III Regular Interest C, the REMIC III Regular Interest C Distribution Amount) for such Distribution Date, plus any amounts in respect thereof remaining unpaid from previous Distribution Dates; and

(ii)  to the holders of the REMIC III Regular Interests (other than REMIC III Regular Interest P), in an amount equal to the remainder of the Interest Funds and Principal Funds for such Distribution Date after the distribution made pursuant to clause (i) above, allocated in the same manner and priority as paid to the Corresponding Certificates for each such REMIC III Regular Interest, until the Uncertificated Principal Balances thereof have been reduced to zero; and

(iii) any remaining amount to the Holders of the Class R-3 Certificates.

(g)  On each Distribution Date, all amounts representing Prepayment Charges distributed in respect of REMIC II Regular Interest P shall be deemed to be distributed in respect of REMIC III Regular Interest P, provided that such amounts shall not reduce the Uncertificated Principal Balance of REMIC III Regular Interest P. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, $100 shall be deemed to be distributed in respect of REMIC III Regular Interest P in reduction of the Uncertificated Principal Balance thereof.

(h)  On each Distribution Date, for federal income tax purposes, (1) (i) the Regular Interest the ownership of which is represented by the Class A-1 Certificates shall be deemed to receive (x) accrued interest at the related Uncertificated REMIC IV Pass-Through Rate on an amount equal to the then current Certificate Principal Balance of the Class A-1 Certificates and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, (ii) the Regular Interest the ownership of which is represented by the Class A-2 Certificates shall be deemed to receive (x) an amount of accrued interest equal to 70% of the Uncertificated Accrued Interest distributable in respect of REMIC III Regular Interest A-2 for such Distribution Date, and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, (iii) the Regular Interest the ownership of which is represented by the Class A-3 Certificates shall be deemed to receive (x) accrued interest at the related Uncertificated REMIC IV Pass-Through Rate on an amount equal to the then current Certificate Principal Balance of the Class A-3 Certificates and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, (iv) the Regular Interest the ownership of which is represented by the Class A-4 Certificates shall be deemed to receive (x) accrued interest at the related Uncertificated REMIC IV Pass-Through Rate on an amount equal to the then current Certificate Principal Balance of the Class A-4 Certificates and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, and (v) the Regular Interest the ownership of which is represented by the Class A-5 Certificates shall be deemed to receive (x) an amount of accrued interest equal to 30% of the Uncertificated Accrued Interest distributable in respect of REMIC III Regular Interest A-2 for such Distribution Date, and (y) any amounts in respect thereof remaining unpaid from previous Distribution Dates for such Regular Interest, and (2) amounts distributable in reduction of the Certificate Principal Balance of each of the Class A-1, Class A-2, Class A-3 and Class A-4 Certificates shall be deemed distributed to the Regular Interest the ownership of which is represented by such Certificates in reduction of the related principal balance thereof. Any amounts received on each Distribution Date by Holders of each of the Class A Certificates at a rate equal to the related Pass-Through Rate which is in excess of, or less than, the amounts specified above in the related clause (x) for the Regular Interest the ownership of which is represented by such Certificates shall be treated in accordance with the provisions relating to Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts, Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, Class A-2 Net WAC Pass-Through Allocation Amounts or Class A-5 Net WAC Pass-Through Allocation Amounts, as applicable, in Section 6.10.

(i)  On each Distribution Date, an amount equal to the amounts distributed pursuant to Sections 6.04(a)(3)(D), (E) and (G) on such date shall be deemed distributed from REMIC IV to REMIC V in respect of the Class C Distribution Amount distributable on the Class C Interest.

(j)  On each Distribution Date, 100% of the amounts deemed distributed on REMIC III Regular Interest P shall be deemed distributed by REMIC IV to REMIC VI in respect of the Class P Interest.

Section 6.08  Reserve Fund.

(a)  The Trustee shall establish a Reserve Fund on behalf of the Holders of the Class A, Class B, Class M and Class C Certificates. The Reserve Fund shall be an Eligible Account. The Reserve Fund shall be entitled “Reserve Fund, Wells Fargo Bank, N.A. as Trustee for the benefit of Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC4, Class A-1, Class A-2, Class A-3, Class A-4, Class A-5, Class M-1, Class M-2, Class B-1, Class B-2 and Class C Certificates”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Reserve Fund an amount equal to the Reserve Fund Deposit. On each Distribution Date as to which there is a Basis Risk Shortfall Carry Forward Amount payable to any Class of Certificates, the Trustee shall deposit the amounts distributable pursuant to clauses (D) and (E) of Section 6.04(a)(3) into the Reserve Fund, and the Trustee has been directed by the Class C Certificateholder to distribute any amounts then on deposit in the Reserve Fund to the Holders of the Class A, Class M and Class B Certificates in respect of Basis Risk Shortfall Carry Forward Amounts for each such Class in the priorities set forth in clauses (D) and (E) of Section 6.04(a)(3). Any amount paid to the Holders of Class A, Class M or Class B Certificates from amounts distributable pursuant to clauses (D) and (E) of Section 6.04(a)(3) pursuant to the preceding sentence in respect of Basis Risk Shortfall Carry Forward Amounts shall be treated as distributed to the Class C Certificateholder in respect of the Class C Certificates and paid by the Class C Certificateholder to the Holders of the Class A, Class M or Class B Certificates. Any payments to the Holders of the Class A, Class M or Class B in respect of Basis Risk Shortfall Carry Forwards Amounts pursuant to the second preceding sentence shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Section 860G(a)(1) of the Code.

(b)  The Reserve Fund is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Trustee on behalf of the Trust shall be the nominal owner of the Reserve Fund. The Class C Certificateholders shall be the beneficial owners of the Reserve Fund, subject to the power of the Trustee to transfer amounts under Section 6.04(a)(3). Amounts in the Reserve Fund shall be held either uninvested in a trust or deposit account of the Trustee with no liability for interest or other compensation thereof or, at the direction of the majority Class C Certificateholder, be invested in Permitted Investments that mature no later than the Business Day prior to the next succeeding Distribution Date. All net income and gain from such investments shall be distributed to the Class C Certificateholders, pro rata among such Certificateholders, not as a distribution in respect of any interest in any REMIC, on such Distribution Date. All amounts earned on amounts on deposit in the Reserve Fund shall be taxable to the Class C Certificateholder. Any losses on such investments shall be deposited in the Reserve Fund by the Class C Certificateholders, pro rata out of their own funds immediately as realized. In the event that the Class C Certificateholder shall fail to provide investment instructions to the Trustee, the amounts on deposit in the Reserve Fund shall be held uninvested.

(c)  For federal tax return and information reporting, the right of the Holders of the Class A, Class M and Class B Certificates to receive payments from the Reserve Fund in respect of any Basis Risk Shortfall Carry Forward Amounts shall be assigned a value of zero.

Section 6.09  Class P Certificate Account.

The Trustee shall establish and maintain with itself a separate, segregated trust account for each of the Class P Certificates, titled “Bear Stearns Asset Backed Securities I Trust 2007-AC4 Class P Certificate Account” (the “Class P Certificate Account”). On the Closing Date, the Depositor will deposit, or cause to be deposited in the Class P Certificate Account $100.00. Prepayment charges shall be allocated to the Class P Certificate. The amount on deposit in the Class P Certificate Account shall be held uninvested. On the Distribution Date immediately following the expiration of the latest Prepayment Charge term as identified on the Mortgage Loan Schedule, the Trustee shall withdraw the amount on deposit in the Class P Certificate Account and remit such amount to the Holders of the Class P Certificates in reduction of the Certificate Principal Balance thereof.

Section 6.10  Class A-1/A-2/A-5 Net WAC Pass-Through Amount; Class A-3/A-2/A-5 Net WAC Pass-Through Amount; Class A-4/A-2/A-5 Net WAC Pass-Through Amount; Class A-2 Net WAC Pass-Through Allocation Amount; Class A-5 Net WAC Pass-Through Allocation Amount; Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account.

The Trustee shall establish a Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account on behalf of the Holders of the Class A Certificates. The Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account shall be an Eligible Account. The Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account shall be entitled “Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account, Wells Fargo Bank, N.A., as Trustee for the benefit of Holders of Bear Stearns Asset Backed Securities I LLC, Asset-Backed Certificates, Series 2007-AC4, Class A-1, Class A-2, Class A-3, Class A-4 and Class A-5 Certificates”. On the Closing Date, the Depositor will deposit, or cause to be deposited, into the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account an amount equal to the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account Deposit.

On each Distribution Date on which the weighted average of the Net Mortgage Rates on the Mortgage Loans is less than the Class A-1/A-2/A-3/A-4/A-5 Target Rate, the accrued interest in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates will include the Class A-1/A-2/A-5 Net WAC Pass-Through Amount for such Distribution Date, the accrued interest in respect of the Regular Interest the ownership of which is represented by the Class A-3 Certificates will include the Class A-3/A-2/A-5 Net WAC Pass-Through Amount for such Distribution Date, and the accrued interest in respect of the Regular Interest the ownership of which is represented by the Class A-4 Certificates will include the Class A-4/A-2/A-5 Net WAC Pass-Through Amount for such Distribution Date. On each such Distribution Date, the Trustee shall deposit into the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account the Class A-1/A-2/A-5 Net WAC Pass-Through Amount, the Class A-3/A-2/A-5 Net WAC Pass-Through Amount and the Class A-4/A-2/A-5 Net WAC Pass-Through Amount, in each case for such Distribution Date, rather than distributing such amounts to the Class A-1, Class A-3 and Class A-4 Certificateholders, respectively. Notwithstanding the foregoing, for federal, state and local tax purposes, such Class A-1/A-2/A-5 Net WAC Pass-Through Amount shall be deemed distributed to the Class A-1 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class A-1 Certificates, such Class A-3/A-2/A-5 Net WAC Pass-Through Amount shall be deemed distributed to the Class A-3 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class A-3 Certificates, and such Class A-4/A-2/A-5 Net WAC Pass-Through Amount shall be deemed distributed to the Class A-4 Certificateholders in respect of the Regular Interest the ownership of which is represented by the Class A-4 Certificates. On each such Distribution Date, the Trustee shall hold the Class A-1/A-2/A-5 Net WAC Pass-Through Amount, the Class A-3/A-2/A-5 Net WAC Pass-Through Amount and Class A-4/A-2/A-5 Net WAC Pass-Through Amount for the benefit of the Holders of the Class A-2 Certificates and Class A-5 Certificates, and shall distribute the aggregate of such amounts to the Holders of the Class A-2 Certificates in respect of any Class A-2 Net WAC Pass-Through Allocation Amounts for such Distribution Date and to the Holders of the Class A-5 Certificates in respect of any Class A-5 Net WAC Pass-Through Allocation Amounts for such Distribution Date, pro rata, based on the entitlement of each such Holder to their respective amounts. Payments to the Holders of the Class A-2 Certificates of any Class A-2 Net WAC Pass-Through Allocation Amounts or to the Holders of the Class A-5 Certificates of any Class A-5 Net WAC Pass-Through Allocation Amounts will not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(c) By accepting a Class A-1, Class A-3 or Class A-4 Certificate, each Class A-1, Class A-3 or Class A-4 Certificateholder thereby agrees to direct the Trustee to deposit into the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account any Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts or Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, as applicable, rather than distributing such amounts to the Class A-1, Class A-3 and Class A-4 Certificateholders and further agrees that such direction is given for good and valuable consideration, the receipt and sufficiency of which is acknowledged by such acceptance. By accepting a Class A-1, Class A-3 or Class A-4 Certificate, each Class A-1, Class A-3 or Class A-4 Certificateholder acknowledges that any such Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts or Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, as applicable, shall for federal, state and local tax purposes be deemed distributed in respect of the Regular Interest the ownership of which is represented by the Class A-1, Class A-3 or Class A-4 Certificates, respectively. By accepting a Class A-2 Certificate or Class A-5 Certificate, each Class A-2 Certificateholder or Class A-5 Certificateholder acknowledges that for federal, state and local tax purposes any payments of any Class A-2 Net WAC Pass-Through Allocation Amounts or Class A-5 Net WAC Pass-Through Allocation Amounts, as applicable, shall not be payments with respect to a Regular Interest in a REMIC within the meaning of Code Section 860G(a)(1).

(d) The Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account is an “outside reserve fund” within the meaning of Treasury Regulation Section 1.860G-2(h) and shall be an asset of the Trust Fund but not an asset of any REMIC. The Trustee on behalf of the Trust shall be the nominal owner of the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account. The Class A-1, Class A-3 and Class A-4 Certificateholders shall be the beneficial owners of the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account, ratably in proportion to any Class A-1/A-2/A-5 Net WAC Pass-Through Amounts, Class A-3/A-2/A-5 Net WAC Pass-Through Amounts and Class A-4/A-2/A-5 Net WAC Pass-Through Amounts, respectively, that are deposited into such account, in each case subject to the power of the Trustee to transfer amounts under clause (b) above. Amounts in the Class A-1/A-2/A-3/A-4/A-5 Net WAC Reserve Account shall be held uninvested.

ARTICLE VII

THE CERTIFICATES

Section 7.01  The Certificates.

The Certificates shall be substantially in the forms attached hereto as Exhibits A-1 through A-6. The Certificates shall be issuable in registered form, in the minimum dollar denominations, integral dollar multiples in excess thereof (except that one Certificate of each Class may be issued in a different amount which must be in excess of the applicable minimum dollar denomination) and aggregate dollar denominations as set forth in the following table:

Class	Minimum Denomination	Integral Multiple in Excess of Minimum	Initial Certificate Principal Balance		Pass-Through Rate
A-1	$1,000	$1.00	$298,563,000.00		Class A-1 Pass-Through Rate
A-2	$100,000	$1.00	$63,237,000.00		Class A-2 Pass-Through Rate
A-3	$100,000	$1.00	$10,000,000.00		Class A-3 Pass-Through Rate
A-4	$100,000	$1.00	$7,622,000.00		Class A-4 Pass-Through Rate
A-5	$100,000	$1.00	$94,855,000.00	(1)	Class A-5 Pass-Through Rate
M-1	$100,000	$1.00	$10,205,000.00		Class M-1 Pass-Through Rate
M-2	$100,000	$1.00	$6,939,000.00		Class M-2 Pass-Through Rate
B-1	$100,000	$1.00	$4,490,000.00		Class B-1 Pass-Through Rate
B-2	$100,000	$1.00	$3,062,000.00		Class B-2 Pass-Through Rate
C	$100,000	$1.00	$408,200,729.69	(1)	(3)
P	$100	N/A	$100.00	(2)	N/A
R-1	100%	N/A	N/A	(2)	N/A
R-2	100%	N/A	N/A	(2)	N/A
R-3	100%	N/A	N/A	(2)	N/A
R-4	100%	N/A	N/A	(2)	N/A
RX	100%	N/A	N/A	(2)	N/A

(1)	This is a notional amount.
(2)	The Class P, Class R-1, Class R-2, Class R-3, Class R-4 and Class RX Certificates are not entitled to distributions in respect of interest
(3)	As defined in “Pass-Through Rate” definition.

The Certificates shall be executed by manual or facsimile signature on behalf of the Trustee by an authorized officer. Certificates bearing the manual or facsimile signatures of individuals who were, at the time when such signatures were affixed, authorized to sign on behalf of the Trustee shall bind the Trustee, notwithstanding that such individuals or any of them have ceased to be so authorized prior to the authentication and delivery of such Certificates or did not hold such offices at the date of such authentication and delivery. No Certificate shall be entitled to any benefit under this Agreement, or be valid for any purpose, unless there appears on such Certificate the countersignature of the Trustee by manual signature, and such countersignature upon any Certificate shall be conclusive evidence, and the only evidence, that such Certificate has been duly countersigned and delivered hereunder. All Certificates shall be dated the date of their countersignature. On the Closing Date, the Trustee shall authenticate the Certificates to be issued at the written direction of the Depositor, or any affiliate thereof.

The Depositor shall provide, or cause to be provided, to the Trustee on a continuous basis, an adequate inventory of Certificates to facilitate transfers.

Section 7.02  Certificate Register; Registration of Transfer and Exchange of Certificates.

(a)  The Trustee shall maintain, or cause to be maintained in accordance with the provisions of Section 7.09 hereof, a Certificate Register for the Trust Fund in which, subject to the provisions of subsections (b) and (c) below and to such reasonable regulations as it may prescribe, the Trustee shall provide for the registration of Certificates and of Transfers and exchanges of Certificates as herein provided. Upon surrender for registration of Transfer of any Certificate, the Trustee shall authenticate and deliver, in the name of the designated transferee or transferees, one or more new Certificates of the same Class and of like aggregate Percentage Interest.

At the option of a Certificateholder, Certificates may be exchanged for other Certificates of the same Class in authorized denominations and evidencing the same aggregate Percentage Interest upon surrender of the Certificates to be exchanged at the office or agency of the Trustee. Whenever any Certificates are so surrendered for exchange, the Trustee shall execute, authenticate, and deliver the Certificates that the Certificateholder making the exchange is entitled to receive. Every Certificate presented or surrendered for registration of Transfer or exchange shall be accompanied by a written instrument of Transfer in form satisfactory to the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing.

No service charge to the Certificateholders shall be made for any registration of Transfer or exchange of Certificates, but payment of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any Transfer or exchange of Certificates may be required.

All Certificates surrendered for registration of Transfer or exchange shall be canceled and subsequently destroyed by the Trustee in accordance with the Trustee’s customary procedures.

(b)  No Transfer of a Private Certificate shall be made unless such Transfer is made pursuant to an effective registration statement under the Securities Act and any applicable state securities laws or is exempt from the registration requirements under the Securities Act and such state securities laws. In the event that a Transfer is to be made in reliance upon an exemption from the Securities Act and such laws, in order to assure compliance with the Securities Act and such laws, the Certificateholder desiring to effect such Transfer and such Certificateholder’s prospective transferee shall each certify to the Trustee in writing the facts surrounding the Transfer in substantially the forms set forth in Exhibit D (the “Transferor Certificate”) and (x) deliver a letter in substantially the form of either Exhibit E (the “Investment Letter”) or Exhibit F (the “Rule 144A Letter”) or (y) there shall be delivered to the Trustee an Opinion of Counsel addressed to the Trustee that such Transfer may be made pursuant to an exemption from the Securities Act, which Opinion of Counsel shall not be an expense of the Depositor, the Mortgage Loan Sellers, the Master Servicer or the Trustee; provided, however, that such representation letters will not be required in connection with any transfer of any such Certificate by the Depositor to an affiliate of the Depositor and the Trustee and the Trustee shall be entitled to conclusively rely upon a representation (which, upon the request of the Trustee, shall be a written representation) from the Depositor of the status of such transferee as an affiliate of the Depositor. The Depositor shall provide to any Holder of a Private Certificate and any prospective transferee designated by any such Holder, information regarding the related Certificates and the Mortgage Loans and such other information as shall be necessary to satisfy the condition to eligibility set forth in Rule 144A(d)(4) for Transfer of any such Certificate without registration thereof under the Securities Act pursuant to the registration exemption provided by Rule 144A. The Trustee and the Master Servicer shall cooperate with the Depositor in providing the Rule 144A information referenced in the preceding sentence, including providing to the Depositor such information regarding the Certificates, the Mortgage Loans and other matters regarding the Trust Fund as the Depositor shall reasonably request to meet its obligation under the preceding sentence. Notwithstanding the provisions of the immediately preceding sentence, no restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in any Certificate that is a Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB. Each Holder of a Private Certificate desiring to effect such Transfer shall, and does hereby agree to, indemnify the Trustee, the Depositor, the Mortgage Loan Sellers, the Trustee and the Master Servicer against any liability that may result if the Transfer is not so exempt or is not made in accordance with such federal and state laws.

No Transfer of an ERISA Restricted Certificate or Class B-2 Certificate shall be made unless either (i) the Master Servicer and the Trustee shall have received a representation from the transferee of such Certificate acceptable to and in form and substance satisfactory to the Master Servicer and the Trustee, to the effect that such transferee is not an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code, or a Person acting on behalf of any such plan or using the assets of any such plan, or (ii) in the case of any such ERISA Restricted Certificate presented for registration in the name of an employee benefit plan subject to ERISA, or a plan subject to Section 4975 of the Code (or comparable provisions of any subsequent enactments), or a trustee of any such plan or any other person acting on behalf of any such plan, the Trustee shall have received an Opinion of Counsel for the benefit of the Trustee and the Master Servicer and on which they may rely, satisfactory to the Trustee, to the effect that the purchase and holding of such ERISA Restricted Certificate is permissible under applicable law, will not constitute or result in the assets of the Trust being deemed to be “plan assets” within the meaning of Department of Labor Regulation 29 C.F.R. 2510.3-101, as modified by Section 3(42) of ERISA (“Plan Assets”), will not result in any prohibited transactions under ERISA or Section 4975 of the Code and will not subject the Trustee, the Master Servicer or the Depositor to any obligation in addition to those expressly undertaken in this Agreement, which Opinion of Counsel shall not be an expense of the Trustee, the Master Servicer or the Depositor, or, in the case of a Class B-2 Certificate, the transferee provides a representation, or deemed representation in the case of the Global Certificate or an opinion of counsel to the effect that the proposed transfer and holding of such Certificate and the servicing, management and operation of the Trustee and its assets: (I) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Trustee or the Master Servicer. Notwithstanding anything else to the contrary herein, any purported transfer of an ERISA Restricted Certificate to or on behalf of an employee benefit plan subject to Section 406 of ERISA and/or a plan subject to Section 4975 of the Code without the delivery of the Opinion of Counsel as described above shall be void and of no effect; provided that the restriction set forth in this sentence shall not be applicable if there has been delivered to the Trustee an Opinion of Counsel meeting the requirements of clause (ii) of the first sentence of this paragraph. Neither the Trustee nor the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to any ERISA Restricted Certificate that is a Book-Entry Certificate, and neither the Trustee nor the Master Servicer shall have any liability for transfers of any such Book-Entry Certificates made through the book-entry facilities of any Depository or between or among participants of the Depository or Certificate Owners made in violation of the transfer restrictions set forth herein. Neither the Trustee nor the Master Servicer shall be under any liability to any Person for any registration of transfer of any ERISA Restricted Certificate that is in fact not permitted by this Section 7.02(b) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement. The Trustee shall be entitled, but not obligated, to recover from any Holder of any ERISA Restricted Certificate that was in fact an employee benefit plan subject to Section 406 of ERISA or a plan subject to Section 4975 of the Code or a Person acting on behalf of any such plan at the time it became a Holder or, at such subsequent time as it became such a plan or Person acting on behalf of such a plan, all payments made on such ERISA Restricted Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Holder of such Certificate that is not such a plan or Person acting on behalf of a plan.

Each beneficial owner of a Class M Certificate and Class B Certificate, except for a Class B-2 Certificate, or any interest therein shall be deemed to have represented, by virtue of its acquisition or holding of that certificate or interest therein, that either (i) it is not a Plan or investing with Plan Assets, (ii) it has acquired and is holding such certificate in reliance on the Exemption, and that it understands that there are certain conditions to the availability of the Exemption, including that the certificate must be rated, at the time of purchase, not lower than “BBB-”(or its equivalent) by S&P, Fitch Ratings, Dominion Bond Rating Service Limited (known as DBRS Limited), Dominion Bond Rating Service, Inc. (known as DBRS, Inc.) or Moody’s, and the certificate is so rated or (iii) (1) it is an insurance company, (2) the source of funds used to acquire or hold the certificate or interest therein is an “insurance company general account,” as such term is defined in Prohibited Transaction Class Exemption (“PTCE”) 95-60, and (3) the conditions in Sections I and III of PTCE 95-60 have been satisfied.

(c)  Each Person who has or who acquires any Ownership Interest in a Residual Certificate shall be deemed by the acceptance or acquisition of such Ownership Interest to have agreed to be bound by the following provisions, and the rights of each Person acquiring any Ownership Interest in a Residual Certificate are expressly subject to the following provisions:

(i)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall be a Permitted Transferee and shall promptly notify the Trustee of any change or impending change in its status as a Permitted Transferee.

(ii)  No Ownership Interest in a Residual Certificate may be registered on the Closing Date or thereafter transferred, and the Trustee shall not register the Transfer of any Residual Certificate unless, in addition to the certificates required to be delivered to the Trustee under subparagraph (b) above, the Trustee shall have been furnished with an affidavit and agreement of the initial owner or the proposed transferee in the form attached hereto as Exhibit C (a “Transferee Affidavit”) and an affidavit of the transferor in the form attached hereto as Exhibit CC (a “Transferor Affidavit”).

(iii)  Each Person holding or acquiring any Ownership Interest in a Residual Certificate shall agree (A) to obtain a Transferee Affidavit from any other Person to whom such Person attempts to Transfer its Ownership Interest in a Residual Certificate, (B) to obtain a Transferee Affidavit from any Person for whom such Person is acting as nominee, trustee or agent in connection with any Transfer of a Residual Certificate, (C) not to Transfer its Ownership Interest in a Residual Certificate or to cause the Transfer of an Ownership Interest in a Residual Certificate to any other Person if it has actual knowledge that such Person is not a Permitted Transferee and (D) to provide the Trustee and the Depositor with a Transferor Affidavit.

(iv)  Any attempted or purported Transfer of any Ownership Interest in a Residual Certificate in violation of the provisions of this Section 7.02(c) shall be absolutely null and void and shall vest no rights in the purported Transferee. If any purported transferee shall become a Holder of a Residual Certificate in violation of the provisions of this Section 7.02(c), then the last preceding Permitted Transferee shall be restored to all rights as Holder thereof retroactive to the date of registration of Transfer of such Residual Certificate. The Trustee shall not be under any liability to any Person for any registration of Transfer of a Residual Certificate that is in fact not permitted by Section 7.02(b) and this Section 7.02(c) or for making any payments due on such Certificate to the Holder thereof or taking any other action with respect to such Holder under the provisions of this Agreement so long as the Transfer was registered after receipt of the related Transferee Affidavit and Transferor Affidavit. The Trustee shall be entitled but not obligated to recover from any Holder of a Residual Certificate that was in fact not a Permitted Transferee at the time it became a Holder or, at such subsequent time as it became other than a Permitted Transferee, all payments made on such Residual Certificate at and after either such time. Any such payments so recovered by the Trustee shall be paid and delivered by the Trustee to the last preceding Permitted Transferee of such Certificate.

(v)  The Master Servicer shall make available within 60 days of written request from the Trustee, all information necessary to compute any tax imposed under Section 860E(e) of the Code as a result of a Transfer of an Ownership Interest in a Residual Certificate to any Holder who is not a Permitted Transferee.

The restrictions on Transfers of a Residual Certificate set forth in this Section 7.02(c) shall cease to apply (and the applicable portions of the legend on a Residual Certificate may be deleted) with respect to Transfers occurring after delivery to the Trustee of an Opinion of Counsel addressed to the Trustee, which Opinion of Counsel shall not be an expense of the Trustee, the Mortgage Loan Sellers or the Master Servicer to the effect that the elimination of such restrictions will not cause REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI, as applicable, to fail to qualify as a REMIC at any time that the Certificates are outstanding or result in the imposition of any tax on the Trust Fund, a Certificateholder or another Person. Each Person holding or acquiring any Ownership Interest in a Residual Certificate hereby consents to any amendment of this Agreement that, based on an Opinion of Counsel addressed to the Trustee and furnished to the Trustee, is reasonably necessary (a) to ensure that the record ownership of, or any beneficial interest in, a Residual Certificate is not transferred, directly or indirectly, to a Person that is not a Permitted Transferee and (b) to provide for a means to compel the Transfer of a Residual Certificate that is held by a Person that is not a Permitted Transferee to a Holder that is a Permitted Transferee.

(d)  The preparation and delivery of all certificates and opinions referred to above in this Section 7.02 shall not be an expense of the Trust Fund, the Trustee, the Depositor, the Mortgage Loan Sellers or the Master Servicer.

(e)  Subject to Subsection 7.02(i), so long as a Global Certificate of such Class is outstanding and is held by or on behalf of the Depository, transfers of beneficial interests in such Global Certificate, or transfers by holders of Individual Certificates of such Class to transferees that take delivery in the form of beneficial interests in the Global Certificate, may be made only in accordance with Subsection 7.02(b) and in accordance with the rules of the Depository:

(i)  In the case of a beneficial interest in the Global Certificate being transferred to an Institutional Accredited Investor, such transferee shall be required to take delivery in the form of an Individual Certificate or Certificates and the Trustee shall register such transfer only upon compliance with the provisions of Subsection 7.02(b).

(ii)  In the case of a beneficial interest in a Class of Global Certificates being transferred to a transferee that takes delivery in the form of an Individual Certificate or Certificates of such Class, except as set forth in clause (i) above, the Trustee shall register such transfer only upon compliance with the provisions of Subsection 7.02(b).

(iii)  In the case of an Individual Certificate of a Class being transferred to a transferee that takes delivery in the form of a beneficial interest in a Global Certificate of such Class, the Trustee shall register such transfer if the transferee has provided the Trustee with a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iv)  No restrictions shall apply with respect to the transfer or registration of transfer of a beneficial interest in the Global Certificate of a Class to a transferee that takes delivery in the form of a beneficial interest in the Global Certificate of such Class; provided that each such transferee shall be deemed to have made such representations and warranties contained in the Rule 144A and Related Matters Certificate as are sufficient to establish that it is a QIB.

(f)  Subject to Subsection 7.02(h), an exchange of a beneficial interest in a Global Certificate of a Class for an Individual Certificate or Certificates of such Class, an exchange of an Individual Certificate or Certificates of a Class for a beneficial interest in the Global Certificate of such Class and an exchange of an Individual Certificate or Certificates of a Class for another Individual Certificate or Certificates of such Class (in each case, whether or not such exchange is made in anticipation of subsequent transfer, and, in the case of the Global Certificate of such Class, so long as such Certificate is outstanding and is held by or on behalf of the Depository) may be made only in accordance with this Subsection 7.02(f) and in accordance with the rules of the Depository:

(i)  A holder of a beneficial interest in a Global Certificate of a Class may at any time exchange such beneficial interest for an Individual Certificate or Certificates of such Class.

(ii)  A holder of an Individual Certificate or Certificates of a Class may exchange such Certificate or Certificates for a beneficial interest in the Global Certificate of such Class if such holder furnishes to the Trustee a Rule 144A and Related Matters Certificate or comparable evidence as to its QIB status.

(iii)  A holder of an Individual Certificate of a Class may exchange such Certificate for an equal aggregate principal amount of Individual Certificates of such Class in different authorized denominations without any certification.

(g)  (i)Upon acceptance for exchange or transfer of an Individual Certificate of a Class for a beneficial interest in a Global Certificate of such Class as provided herein, the Trustee shall cancel such Individual Certificate and shall (or shall request the Depository to) endorse on the schedule affixed to the applicable Global Certificate (or on a continuation of such schedule affixed to the Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and an increase in the certificate balance of the Global Certificate equal to the certificate balance of such Individual Certificate exchanged or transferred therefor.

(ii)  Upon acceptance for exchange or transfer of a beneficial interest in a Global Certificate of a Class for an Individual Certificate of such Class as provided herein, the Trustee shall (or shall request the Depository to) endorse on the schedule affixed to such Global Certificate (or on a continuation of such schedule affixed to such Global Certificate and made a part thereof) or otherwise make in its books and records an appropriate notation evidencing the date of such exchange or transfer and a decrease in the certificate balance of such Global Certificate equal to the certificate balance of such Individual Certificate issued in exchange therefor or upon transfer thereof.

(h)  Any Individual Certificate issued in exchange for or upon transfer of another Individual Certificate or of a beneficial interest in a Global Certificate shall bear the applicable legends set forth in Exhibit A-3.

(i)  Subject to the restrictions on transfer and exchange set forth in this Section 7.02, the holder of any Individual Certificate may transfer or exchange the same in whole or in part (in an initial certificate balance equal to the minimum authorized denomination set forth in Section 7.01 above or any integral multiple of $1.00 in excess thereof) by surrendering such Certificate at the Corporate Trust Office, or at the office of any transfer agent, together with an executed instrument of assignment and transfer satisfactory in form and substance to the Trustee in the case of transfer and a written request for exchange in the case of exchange. The holder of a beneficial interest in a Global Certificate may, subject to the rules and procedures of the Depository, cause the Depository (or its nominee) to notify the Trustee in writing of a request for transfer or exchange of such beneficial interest for an Individual Certificate or Certificates. Following a proper request for transfer or exchange, the Trustee shall, within five Business Days of such request made at the Corporate Trust Office, sign, countersign and deliver at the Corporate Trust Office, to the transferee (in the case of transfer) or holder (in the case of exchange) or send by first class mail at the risk of the transferee (in the case of transfer) or holder (in the case of exchange) to such address as the transferee or holder, as applicable, may request, an Individual Certificate or Certificates, as the case may require, for a like aggregate Percentage Interest and in such authorized denomination or denominations as may be requested. The presentation for transfer or exchange of any Individual Certificate shall not be valid unless made at the Corporate Trust Office by the registered holder in person, or by a duly authorized attorney-in-fact.

(j)  Neither the Trustee nor the Master Servicer shall be required to monitor, determine or inquire as to compliance with the transfer restrictions with respect to the Global Certificates. Any attempted or purported transfer of any Certificate in violation of the provisions of Subsections (a) or (b) above shall be void ab initio and such Certificate shall be considered to have been held continuously by the prior permitted Certificateholder. Any transferor of any Certificate in violation of such provisions, shall indemnify and hold harmless the Trustee and the Master Servicer from and against any and all liabilities, claims, costs or expenses incurred by the Trustee or the Master Servicer as a result of such attempted or purported transfer. The Trustee shall not have any liability for transfer of any such Global Certificates in or through book-entry facilities of any Depository or between or among Depository Participants or Certificate Owners made in violation of the transfer restrictions set forth herein.

Section 7.03  Mutilated, Destroyed, Lost or Stolen Certificates.

If any mutilated Certificate is surrendered to the Trustee, or the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Certificate and of the ownership thereof.

Section 7.04  Persons Deemed Owners.

The Trustee and any agent of the Trustee may treat the person in whose name any Certificate is registered as the owner of such Certificate for the purpose of receiving distributions as provided in this Agreement and for all other purposes whatsoever, and neither the Trustee nor any agent of the Trustee shall be affected by any notice to the contrary.

Section 7.05  Access to List of Certificateholders’ Names and Addresses.

If three or more Certificateholders (a) request such information in writing from the Trustee, (b) state that such Certificateholders desire to communicate with other Certificateholders with respect to their rights under this Agreement or under the Certificates, and (c) provide a copy of the communication that such Certificateholders propose to transmit or if the Depositor or the Master Servicer shall request such information in writing from the Trustee, then the Trustee shall, within ten Business Days after the receipt of such request, provide the Depositor, the Master Servicer or such Certificateholders at such recipients’ expense the most recent list of the Certificateholders of the Trust Fund held by the Trustee, if any. The Depositor and every Certificateholder, by receiving and holding a Certificate, agree that the Trustee shall not be held accountable by reason of the disclosure of any such information as to the list of the Certificateholders hereunder, regardless of the source from which such information was derived.

Section 7.06  Book-Entry Certificates.

The Offered Certificates, upon original issuance, shall be issued in the form of one or more typewritten Certificates representing the Book-Entry Certificates, to be delivered to the Depository by or on behalf of the Depositor. Such Certificates shall initially be registered on the Certificate Register in the name of the Depository or its nominee, and no Certificate Owner of such Certificates will receive a definitive certificate representing such Certificate Owner’s interest in such Certificates, except as provided in Section 7.08. Unless and until definitive, fully registered Certificates (“Definitive Certificates”) have been issued to the Certificate Owners of such Certificates pursuant to Section 7.08:

(a)  the provisions of this Section shall be in full force and effect;

(b)  the Depositor and the Trustee may deal with the Depository and the Depository Participants for all purposes (including the making of distributions) as the authorized representative of the respective Certificate Owners of such Certificates;

(c)  registration of the Book-Entry Certificates may not be transferred by the Trustee except to another Depository;

(d)  the rights of the respective Certificate Owners of such Certificates shall be exercised only through the Depository and the Depository Participants and shall be limited to those established by law and agreements between the Owners of such Certificates and the Depository and/or the Depository Participants. Pursuant to the Depository Agreement, unless and until Definitive Certificates are issued pursuant to Section 7.08, the Depository will make book-entry transfers among the Depository Participants and receive and transmit distributions of principal and interest on the related Certificates to such Depository Participants;

(e)  the Depository may collect its usual and customary fees, charges and expenses from its Depository Participants;

(f)  the Trustee may rely and shall be fully protected in relying upon information furnished by the Depository with respect to its Depository Participants; and

(g)  to the extent that the provisions of this Section conflict with any other provisions of this Agreement, the provisions of this Section shall control.

For purposes of any provision of this Agreement requiring or permitting actions with the consent of, or at the direction of, Certificateholders evidencing a specified percentage of the aggregate unpaid principal amount of any Class of Certificates, such direction or consent may be given by Certificate Owners (acting through the Depository and the Depository Participants) owning Book-Entry Certificates evidencing the requisite percentage of principal amount of such Class of Certificates.

The Private Certificates shall initially be held in fully registered certificated form. If at any time the Holders of all of the Certificates of one or more such Classes request that the Trustee cause such Class to become Global Certificates, the Depositor (with the assistance of the Trustee) will take such action as may be reasonably required to cause the Depository to accept such Class or Classes for trading if it may legally be so traded. If at anytime there are to be Global Certificates, the Global Certificates shall be delivered to the Depository by the Depositor or deposited with the Trustee as custodian for the Depository.

All transfers by Certificate Owners of such respective Classes of Book-Entry Certificates and any Global Certificates shall be made in accordance with the procedures established by the Depository Participant or brokerage firm representing such Certificate Owners. Each Depository Participant shall only transfer Book-Entry Certificates of Certificate Owners it represents or of brokerage firms for which it acts as agent in accordance with the Depository’s normal procedures.

Section 7.07  Notices to Depository.

Whenever any notice or other communication is required to be given to Certificateholders of a Class with respect to which Book-Entry Certificates have been issued, unless and until Definitive Certificates shall have been issued to the related Certificate Owners, the Trustee shall give all such notices and communications to the Depository.

Section 7.08  Definitive Certificates.

If, after Book-Entry Certificates have been issued with respect to any Certificates, (a) the Depositor or the Depository advises the Trustee that the Depository is no longer willing or able to discharge properly its responsibilities under the Depository Agreement with respect to such Certificates and the Depositor is unable to locate a qualified successor, (b) the Depositor, at its sole option, advises the Trustee that it elects to terminate the book-entry system with respect to such Certificates through the Depository or (c) after the occurrence and continuation of an Event of Default, Certificate Owners of such Book-Entry Certificates having over 50% of the Voting Rights evidenced by any Class of Book-Entry Certificates advise the Trustee and the Depository in writing through the Depository Participants that the continuation of a book-entry system with respect to Certificates of such Class through the Depository (or its successor) is no longer in the best interests of the Certificate Owners of such Class, then the Trustee shall notify all Certificate Owners of such Certificates, through the Depository, of the occurrence of any such event and of the availability of Definitive Certificates to applicable Certificate Owners requesting the same. The Depositor shall provide the Trustee with an adequate inventory of certificates to facilitate the issuance and transfer of Definitive Certificates. Upon surrender to the Trustee of any such Certificates by the Depository, accompanied by registration instructions from the Depository for registration, the Trustee shall countersign and deliver such Definitive Certificates. Neither the Depositor nor the Trustee shall be liable for any delay in delivery of such instructions and each may conclusively rely on, and shall be protected in relying on, such instructions. Upon the issuance of such Definitive Certificates, all references herein to obligations imposed upon or to be performed by the Depository shall be deemed to be imposed upon and performed by the Trustee, to the extent applicable with respect to such Definitive Certificates and the Trustee shall recognize the Holders of such Definitive Certificates as Certificateholders hereunder.

Section 7.09  Maintenance of Office or Agency.

The Trustee will maintain or cause to be maintained at its expense an office or offices or agency or agencies at Wells Fargo Bank, National Association, Sixth Street and Marquette Avenue, Minneapolis, Minnesota 55479 where Certificates may be surrendered for registration of transfer or exchange. The Trustee will give prompt written notice to the Certificateholders of any change in such location of any such office or agency.

ARTICLE VIII

THE COMPANY AND THE MASTER SERVICER

Section 8.01  Liabilities of the Depositor, the Company and the Master Servicer.

Each of the Depositor, the Company and the Master Servicer shall be liable in accordance herewith only to the extent of the obligations specifically imposed upon and undertaken by it herein.

Section 8.02  Merger or Consolidation of the Depositor, the Company or the Master Servicer.

(a)  Each of the Depositor, the Company and the Master Servicer will keep in full force and effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, the Certificates or any of the Mortgage Loans and to perform its duties under this Agreement.

(b)  Any Person into which the Depositor, the Company or the Master Servicer may be merged or consolidated, or any corporation resulting from any merger or consolidation to which the Depositor, the Company or the Master Servicer shall be a party, or any Person succeeding to the business of the Depositor, the Company or the Master Servicer, shall be the successor of the Depositor, the Company or the Master Servicer hereunder, without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 8.03  Indemnification of the Master Servicer.

(a)  The Master Servicer agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, including the powers of attorney delivered pursuant to Sections 4.01 and 4.05 hereof, the Assignment Agreements, the Custodial Agreements or the Certificates (i) related to the Master Servicer’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Master Servicer’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Seller written notice thereof promptly after a responsible officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof; provided, however, the failure to give such notice shall not relieve the Master Servicer of its indemnification obligations hereunder. This indemnity shall survive the resignation or removal of the Trustee or the Master Servicer and the termination of this Agreement.

(b)  The Company agrees to indemnify the Indemnified Persons and to hold them harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Indemnified Persons may sustain in any way related to the failure of the Company to perform in any way its duties and service the EMC Mortgage Loans in strict compliance with the terms of this Agreement and for breach of any representation or warranty of the Company contained herein. The Company shall immediately notify the Master Servicer and the Trustee if a claim is made by a third party with respect to this Agreement or the EMC Mortgage Loans, assume (with the consent of the Master Servicer and the Trustee and with counsel reasonably satisfactory to the Master Servicer and the Trustee) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or any Indemnified Person in respect of such claim but failure to so notify the Company shall not limit its obligations hereunder. The Company agrees that it will not enter into any settlement of any such claim without the consent of the Indemnified Persons unless such settlement includes an unconditional release of such Indemnified Persons from all liability that is the subject matter of such claim. The provisions of this Section 8.03(b) shall survive termination of this Agreement.

(c)  The Seller will indemnify any Indemnified Person for any loss, liability or expense of any Indemnified Person not otherwise paid or covered pursuant to Subsections (a) or (b) above.

Section 8.04  Limitations on Liability of the Depositor, the Company, the Master Servicer and Others.

Subject to the obligation of the Seller, the Company, and the Master Servicer to indemnify the Indemnified Persons pursuant to Section 8.03:

(a)  Neither the Depositor, the Company, the Master Servicer nor any of the directors, officers, employees or agents of the Depositor, the Company and the Master Servicer shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Depositor, the Company, the Master Servicer or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Depositor, the Company, the Master Servicer and any director, officer, employee or agent of the Depositor, the Company and the Master Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Depositor, the Company, the Master Servicer, the Custodians and any director, officer, employee or agent of the Depositor, the Company, the Master Servicer or the Custodians shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Assignment Agreements, the Custodial Agreements, the Certificates or the Servicing Agreements (except with respect to the Master Servicer only, to the extent that the Master Servicer is indemnified by the Company under this Agreement or by the related Servicer under the related Servicing Agreement), other than (i) any such loss, liability or expense related to the Company’s or the Master Servicer’s failure to perform its respective duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement), or to the related Custodian’s failure to perform its duties under the related Custodial Agreement, or (ii) any such loss, liability or expense incurred by reason of the Company’s, the Master Servicer’s or the related Custodian’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or under the related Custodial Agreement, as applicable, or by reason of reckless disregard of obligations and duties hereunder or under the related Custodial Agreement, as applicable.

(d)  Neither the Depositor, the Company nor the Master Servicer shall be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability; provided, however, the Master Servicer may in its discretion, with the consent of the Trustee (which consent shall not be unreasonably withheld), undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Master Servicer shall be entitled to be reimbursed therefor out of the Master Servicer Collection Account as provided by Section 5.07. Nothing in this Subsection 8.04(d) shall affect the Master Servicer’s obligation to supervise, or to take such actions as are necessary to ensure, the servicing and administration of the Mortgage Loans pursuant to Section 4.01.

(e)  In taking or recommending any course of action pursuant to this Agreement, unless specifically required to do so pursuant to this Agreement, the Master Servicer shall not be required to investigate or make recommendations concerning potential liabilities which the Trust might incur as a result of such course of action by reason of the condition of the Mortgaged Properties but shall give notice to the Trustee if it has notice of such potential liabilities.

(f)  The Master Servicer shall not be liable for any acts or omissions of the Company or the Servicers, except as otherwise expressly provided herein.

(g)  The Master Servicer may perform any of its duties hereunder or exercise its rights hereunder either directly or through Affiliates, agents or attorneys.

Section 8.05  Master Servicer and Company Not to Resign.

(a)  Except as provided in Section 8.07, the Master Servicer shall not resign from the obligations and duties hereby imposed on it except (i) with the prior written consent of the Trustee (which consent shall not be unreasonably withheld) or (ii) upon a determination that any such duties hereunder are no longer permissible under applicable law and such impermissibility cannot be cured. Any such determination permitting the resignation of the Master Servicer shall be evidenced by an Opinion of Counsel to such effect, addressed to and delivered to, the Trustee. No such resignation by the Master Servicer shall become effective until the Trustee or a successor to the Master Servicer reasonably satisfactory to the Trustee shall have assumed the responsibilities and obligations of the Master Servicer in accordance with Section 9.02 hereof. The Trustee shall notify the Rating Agencies of the resignation of the Master Servicer.

(b)  The Company shall not resign from the obligations and duties hereby imposed on it except (i) upon the assignment of its servicing duties with respect to all or a portion of the EMC Mortgage Loans to an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing that has a net worth of not less than $10,000,000 and with the prior written consent of the Master Servicer (which consent shall not be unreasonably withheld) or (ii) upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect addressed to and delivered, to the Master Servicer and the Trustee which Opinion of Counsel shall be in form and substance acceptable to the Master Servicer and the Trustee. No appointment of a successor to the Company shall be effective hereunder unless (a) the Rating Agencies have confirmed in writing that such appointment will not result in a downgrade, qualification or withdrawal of the then current ratings assigned to the Certificates, (b) such successor shall have represented that it is meets the eligibility criteria set forth in clause (i) above and (c) such successor has agreed to assume the obligations of the Company hereunder to the extent of the EMC Mortgage Loans to be serviced by such successor. The Company shall provide a copy of the written confirmation of the Rating Agencies and the agreement executed by such successor to the Master Servicer and the Trustee. No such resignation shall become effective until a Qualified Successor or the Master Servicer shall have assumed the Company’s responsibilities and obligations hereunder. The Company shall notify the Master Servicer, the Trustee and the Rating Agencies of the resignation of the Company or the assignment of all or a portion of its servicing duties hereunder in accordance with this Section 8.05.

Section 8.06  Successor Master Servicer.

In connection with the appointment of any successor Master Servicer or the assumption of the duties of the Master Servicer, EMC or the Trustee may make such arrangements for the compensation of such successor master servicer out of payments on the Mortgage Loans as EMC or the Trustee and such successor master servicer shall agree. If the successor master servicer does not agree that such market value is a fair price, such successor master servicer shall obtain two quotations of market value from third parties actively engaged in the servicing of single-family mortgage loans. In no event shall the compensation of any successor master servicer exceed that permitted the Master Servicer without the consent of all of the Certificateholders.

Section 8.07  Sale and Assignment of Master Servicing.

The Master Servicer may sell and assign its rights and delegate its duties and obligations in its entirety as Master Servicer under this Agreement; provided, however, that: (i) the purchaser or transferee accepting such assignment and delegation (a) shall be a Person which (or an Affiliate thereof the primary business of which is the servicing of conventional residential mortgage loans) shall be qualified to service mortgage loans for Fannie Mae or Freddie Mac; (b) shall have a net worth of not less than $10,000,000 (unless otherwise approved by each Rating Agency pursuant to clause (ii) below); (c) shall be reasonably satisfactory to the Trustee (as evidenced in a writing signed by the Trustee); and (d) shall execute and deliver to the Trustee an agreement, in form and substance reasonably satisfactory to the Trustee, which contains an assumption by such Person of the due and punctual performance and observance of each covenant and condition to be performed or observed by it as master servicer under this Agreement, any custodial agreement from and after the effective date of such agreement; (ii) each Rating Agency shall be given prior written notice of the identity of the proposed successor to the Master Servicer and each Rating Agency’s rating of the Certificates in effect immediately prior to such assignment, sale and delegation will not be downgraded, qualified or withdrawn as a result of such assignment, sale and delegation, as evidenced by a letter to such effect delivered to the Master Servicer and the Trustee; and (iii) the Master Servicer assigning and selling the master servicing shall deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel addressed to the Trustee, each stating that all conditions precedent to such action under this Agreement have been completed and such action is permitted by and complies with the terms of this Agreement. No such assignment or delegation shall affect any liability of the Master Servicer arising prior to the effective date thereof.

ARTICLE IX

DEFAULT; TERMINATION OF MASTER SERVICER;
TERMINATION OF COMPANY

Section 9.01  Events of Default.

“Event of Default,” wherever used herein, means any one of the following events:

(i)  any failure by the Master Servicer to remit to the Trustee any amounts received or collected by the Master Servicer in respect of the Mortgage Loans and required to be remitted by it (other than any Advance) pursuant to this Agreement, which failure shall continue unremedied for one Business Day after the date on which written notice of such failure shall have been given to the Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(ii)  any failure by the Master Servicer to observe or perform in any material respect any other of the covenants or agreements on the part of the Master Servicer contained in this Agreement or any breach of a representation or warranty by the Master Servicer, which failure or breach shall continue unremedied for a period of 60 days after the date on which written notice of such failure shall have been given to Master Servicer by the Trustee or the Depositor, or to the Trustee and the Master Servicer by the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction in the premises for the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Master Servicer and such decree or order shall have remained in force undischarged or unstayed for a period of 60 consecutive days; or

(iv)  the Master Servicer shall consent to the appointment of a receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Master Servicer or all or substantially all of the property of the Master Servicer; or

(v)  the Master Servicer shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of, or commence a voluntary case under, any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations;

(vi)  the Master Servicer assigns or delegates its duties or rights under this Agreement in contravention of the provisions permitting such assignment or delegation under Sections 8.05 or 8.07; or

(vii)  The Master Servicer fails to deposit, or cause to be deposited, in the Distribution Account any Advance required to be made by the Master Servicer (other than a Nonrecoverable Advance) by 5:00 p.m. New York City time on the Business Day prior to the related Distribution Date.

If an Event of Default shall occur, then, and in each and every such case, so long as such Event of Default shall not have been remedied, the Trustee may, and at the direction of the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates, the Trustee shall, by notice in writing to the Master Servicer, with a copy to the Rating Agencies, and with the consent of the Company, may terminate all of the rights and obligations (but not the liabilities) of the Master Servicer under this Agreement and in and to the Mortgage Loans and the proceeds thereof, other than its rights as a Certificateholder hereunder. On or after the receipt by the Master Servicer of such written notice, all authority and power of the Master Servicer hereunder, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the Trustee, or any successor appointed pursuant to Section 9.02 (a “Successor Master Servicer”). Such Successor Master Servicer shall thereupon if such Successor Master Servicer is a successor to the Master Servicer, make any Advance required by Article VI, subject, in the case of the Trustee, to Section 9.02. The Trustee is hereby authorized and empowered to execute and deliver, on behalf of the terminated Master Servicer, as attorney- in-fact or otherwise, any and all documents and other instruments, and to do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of any Mortgage Loans and related documents, or otherwise. Unless expressly provided in such written notice, no such termination shall affect any obligation of the Master Servicer to pay amounts owed pursuant to Article VIII or Article X. The Master Servicer agrees to cooperate with the Trustee in effecting the termination of the Master Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to the applicable Successor Master Servicer of all cash amounts which shall at the time be credited to the Distribution Account and maintained pursuant to Section 5.08, or thereafter be received with respect to the applicable Mortgage Loans. The Trustee shall promptly notify the Rating Agencies of the occurrence of an Event of Default known to the Trustee.

Notwithstanding any termination of the activities of the Master Servicer hereunder, the Master Servicer shall be entitled to receive, out of any late collection of a Scheduled Payment on a Mortgage Loan that was due prior to the notice terminating the Master Servicer’s rights and obligations as Master Servicer hereunder and received after such notice, that portion thereof to which the Master Servicer would have been entitled pursuant to Sections 5.05 and to receive any other amounts payable to the Master Servicer hereunder the entitlement to which arose prior to the termination of its activities hereunder.

Notwithstanding the foregoing, if an Event of Default described in clause (vii) of this Section 9.01 shall occur, the Trustee shall, by notice in writing to the Master Servicer, which may be delivered by telecopy, immediately terminate all of the rights and obligations of the Master Servicer thereafter arising under this Agreement, but without prejudice to any rights it may have as a Certificateholder or to reimbursement of Advances and other advances of its own funds, and the Trustee shall act as provided in Section 9.02 to carry out the duties of the Master Servicer, including the obligation to make any Advance the nonpayment of which was an Event of Default described in clause (vii) of this Section 9.01. Any such action taken by the Trustee must be prior to the distribution on the relevant Distribution Date.

Section 9.02  Trustee to Act; Appointment of Successor.

On and after the time the Master Servicer receives a notice of termination pursuant to Section 9.01 hereof the Trustee shall automatically become the successor to the Master Servicer with respect to the transactions set forth or provided for herein and after a transition period (not to exceed 90 days), shall have all the rights and powers of, and be subject to all the responsibilities, duties and liabilities relating thereto placed on the Master Servicer by the terms and provisions hereof; provided, however, that, pursuant to Article VI hereof, the Trustee in its capacity as successor Master Servicer shall be responsible for making any Advances required to be made by the Master Servicer immediately upon the termination of the Master Servicer and any such Advance shall be made on the Distribution Date on which such Advance was required to be made by the predecessor Master Servicer. Effective on the date of such notice of termination, as compensation therefor, the Trustee shall be entitled to all compensation, reimbursement of expenses and indemnifications that the Master Servicer would have been entitled to if it had continued to act hereunder, provided, however, that the Trustee shall not be (i) liable for any acts or omissions of the Master Servicer, (ii) obligated to make Advances if it is prohibited from doing so under applicable law, (iii) responsible for expenses of the Master Servicer pursuant to Section 2.03 or (iv) obligated to deposit losses on any Permitted Investment directed by the Master Servicer. Notwithstanding the foregoing, the Trustee may, if it shall be unwilling to so act, or shall, if it is prohibited by applicable law from making Advances pursuant to Article VI or if it is otherwise unable to so act, appoint, or petition a court of competent jurisdiction to appoint, any established mortgage loan servicing institution the appointment of which does not adversely affect the then current rating of the Certificates by each Rating Agency as the successor to the Master Servicer hereunder in the assumption of all or any part of the responsibilities, duties or liabilities of the Master Servicer hereunder. Any Successor Master Servicer shall (i) be an institution that is a Fannie Mae and Freddie Mac approved seller/servicer in good standing, that has a net worth of at least $15,000,000 and (ii) be willing to act as successor servicer of any Mortgage Loans under this Agreement or the related Servicing Agreement with respect to which the Company or the original Servicer has been terminated as servicer, and shall have executed and delivered to the Depositor, the Trustee an agreement accepting such delegation and assignment, that contains an assumption by such Person of the rights, powers, duties, responsibilities, obligations and liabilities of the Master Servicer (other than any liabilities of the Master Servicer hereof incurred prior to termination of the Master Servicer under Section 9.01 or as otherwise set forth herein), with like effect as if originally named as a party to this Agreement, provided that each Rating Agency shall have acknowledged in writing that its rating of the Certificates in effect immediately prior to such assignment and delegation will not be qualified or reduced as a result of such assignment and delegation. If the Trustee assumes the duties and responsibilities of the Master Servicer in accordance with this Section 9.02, the Trustee shall not resign as Master Servicer until a Successor Master Servicer has been appointed and has accepted such appointment. Pending appointment of a successor to the Master Servicer hereunder, the Trustee, unless the Trustee is prohibited by law from so acting, shall, subject to Section 4.04 hereof, act in such capacity as hereinabove provided. In connection with such appointment and assumption, the Trustee may make such arrangements for the compensation of such successor out of payments on Mortgage Loans or otherwise as it and such successor shall agree; provided that no such compensation unless agreed to by the Certificateholders shall be in excess of that permitted the Master Servicer hereunder. The Trustee and such successor shall take such action, consistent with this Agreement, as shall be necessary to effectuate any such succession. Neither the Trustee nor any other Successor Master Servicer shall be deemed to be in default hereunder by reason of any failure to make, or any delay in making, any distribution hereunder or any portion thereof or any failure to perform, or any delay in performing, any duties or responsibilities hereunder, in either case caused by the failure of the Master Servicer to deliver or provide, or any delay in delivering or providing, any cash, information, documents or records to it.

The costs and expenses of the Trustee in connection with the termination of the Master Servicer, appointment of a Successor Master Servicer and, if applicable, any transfer of servicing, including, without limitation, all costs and expenses associated with the complete transfer of all servicing data and the completion, correction or manipulation of such servicing data as may be required by the Trustee to correct any errors or insufficiencies in the servicing data or otherwise to enable the Trustee or the Successor Master Servicer to service the related Mortgage Loans properly and effectively, to the extent not paid by the terminated Master Servicer, shall be payable to the Trustee pursuant to Section 10.05. Any successor to the Master Servicer as successor servicer under any Subservicing Agreement shall give notice to the applicable Mortgagors of such change of servicer and shall, during the term of its service as successor servicer maintain in force the policy or policies that the Master Servicer is required to maintain pursuant to Section 4.04.

Section 9.03  Notification to Certificateholders and Rating Agencies.

(a)  Upon any termination of or appointment of a successor to the Master Servicer, the Trustee shall give prompt written notice thereof to Certificateholders and to each Rating Agency.

(b)  Within 60 days after the occurrence of any Event of Default, the Trustee shall transmit by mail to all Certificateholders notice of each such Event of Default hereunder actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured or waived.

Section 9.04  Waiver of Defaults.

The Trustee shall transmit by mail to all Certificateholders, within 60 days after the occurrence of any Event of Default actually known to a Responsible Officer of the Trustee, unless such Event of Default shall have been cured, notice of each such Event of Default hereunder known to the Trustee. Holders of Certificates evidencing not less than 51% of the Voting Rights may, on behalf of all Certificateholders, waive any default by the Master Servicer in the performance of its obligations hereunder and the consequences thereof, except a default in the making of or the causing to be made of any required distribution on the Certificates. Upon any such waiver of a past default, such default shall be deemed to cease to exist, and any Event of Default arising therefrom shall be deemed to have been timely remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived. The Trustee shall give notice of any such waiver to the Rating Agencies.

Section 9.05  Company Default.

In case one or more of the following events of default by the Company (each, a “Company Default”) shall occur and be continuing, that is to say:

(i)  any failure by the Company to remit to the Master Servicer any payment including any Advance required to be made under the terms of this Agreement on any Remittance Date; or

(ii)  failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements (other than Sections 3.13 or 3.14) on the part of the Company set forth in this Agreement, the breach of which has a material adverse effect and which continue unremedied for a period of sixty days (except that such number of days shall be fifteen in the case of a failure to pay any premium for any insurance policy required to be maintained under this Agreement and such failure shall be deemed to have a material adverse effect) after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Master Servicer; or

(iii)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof except as otherwise permitted herein;

(vii)  the Company ceases to be qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company’s ability to perform its obligations hereunder; or

(viii)  failure by the Company to duly perform, within the required time period, its obligations under Sections 4.16, 4.17 or Section 4.18;

then, and in each and every such case, so long as a Company Default shall not have been remedied, the Master Servicer, by notice in writing to the Company may, in addition to whatever rights the Master Servicer and the Trustee on behalf of the Certificateholders may have under Section 8.03 and at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the EMC Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice, all authority and power of Company under this Agreement, whether with respect to the EMC Mortgage Loans or otherwise, shall pass to and be vested in the Master Servicer. Upon written request from the Master Servicer, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in the Master Servicer’s possession all Mortgage Files relating to the EMC Mortgage Loans, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the EMC Mortgage Loans and related documents, or otherwise, at the Company’s sole expense. The Company agrees to pay any costs and expenses incurred by the Master Servicer in accordance with Section 4.03(c) and to cooperate with the Master Servicer in effecting the termination of the Company’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to its Protected Account or Escrow Account or thereafter received with respect to the EMC Mortgage Loans or any related REO Property.

Section 9.06  Waiver of Company Defaults.

The Master Servicer, with the consent of the Trustee may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Company Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

CONCERNING THE TRUSTEE

Section 10.01  Duties of Trustee.

(a)  The Trustee, prior to the occurrence of an Event of Default and after the curing or waiver of all Events of Default which may have occurred undertakes to perform such duties and only such duties as are specifically set forth in this Agreement as duties of the Trustee. If an Event of Default has occurred and has not been cured or waived, the Trustee shall exercise such of the rights and powers vested in it by this Agreement, and the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of such Person’s own affairs.

(b)  Upon receipt of all resolutions, certificates, statements, opinions, reports, documents, orders or other instruments which are specifically required to be furnished to the Trustee pursuant to any provision of this Agreement, the Trustee shall examine them to determine whether they are, on their face, in the form required by this Agreement; provided, however, that the Trustee shall not be responsible for the accuracy or content of any resolution, certificate, statement, opinion, report, document, order or other instrument furnished by the Master Servicer; provided, further, that the Trustee shall not be responsible for the accuracy or verification of any calculation provided to it pursuant to this Agreement.

(c)  On each Distribution Date, the Trustee shall make monthly distributions and the final distribution to the Certificateholders from funds in the Distribution Account as provided in Sections 6.04 and 11.02 herein based solely on the applicable Remittance Report.

(d)  No provision of this Agreement shall be construed to relieve the Trustee from liability for its own negligent action, its own negligent failure to act or its own willful misconduct; provided, however, that:

(i)  Prior to the occurrence of an Event of Default, and after the curing or waiver of all such Events of Default which may have occurred, the duties and obligations of the Trustee shall be determined solely by the express provisions of this Agreement, the Trustee shall not be liable except for the performance of their respective duties and obligations as are specifically set forth in this Agreement, no implied covenants or obligations shall be read into this Agreement against the Trustee and, in the absence of bad faith on the part of the Trustee, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Trustee and conforming to the requirements of this Agreement;

(ii)  The Trustee shall not be liable in its individual capacity for an error of judgment made in good faith by a Responsible Officer or Responsible Officers of the Trustee unless it shall be proved that the Trustee was negligent in ascertaining the pertinent facts;

(iii)  The Trustee shall not be liable with respect to any action taken, suffered or omitted to be taken by it in good faith in accordance with the directions of the Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates (or such other percentage as specifically set forth herein), if such action or non-action relates to the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or other power conferred upon the Trustee under this Agreement;

(iv)  The Trustee shall not be required to take notice or be deemed to have notice or knowledge of any default or Event of Default unless a Responsible Officer of the Trustee shall have actual knowledge thereof. In the absence of such notice, the Trustee may conclusively assume there is no such default or Event of Default;

(v)  The Trustee shall not in any way be liable by reason of any insufficiency in any Account held in the name of Trustee unless it is determined by a court of competent jurisdiction in a non-appealable judgment that the Trustee’s gross negligence or willful misconduct was the primary cause of such insufficiency (except to the extent that the Trustee is obligor and has defaulted thereon);

(vi)  Anything in this Agreement to the contrary notwithstanding, in no event shall the Trustee be liable for special, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profits), even if the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action; and

(vii)  None of the Master Servicer, the Seller, the Depositor or the Trustee shall be responsible for the acts or omissions of the other, it being understood that this Agreement shall not be construed to render them partners, joint venturers or agents of one another.

The Trustee shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers, if there is reasonable ground for believing that the repayment of such funds or adequate indemnity against such risk or liability is not reasonably assured to it, and none of the provisions contained in this Agreement shall in any event require the Trustee to perform, or be responsible for the manner of performance of, any of the obligations of the Master Servicer or the Company hereunder or any Servicer under the related Servicing Agreement.

(e)  All funds received by the Trustee and required to be deposited in the Distribution Account pursuant to this Agreement shall be promptly so deposited by the Trustee.

Section 10.02  Certain Matters Affecting the Trustee.

(a)  Except as otherwise provided in Section 10.01:

(i)  The Trustee may rely and shall be protected in acting or refraining from acting in reliance on any resolution or certificate of the Seller, the Company, the Master Servicer or the related Servicer, any certificates of auditors or any other certificate, statement, instrument, opinion, report, notice, request, consent, order, appraisal, bond or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties;

(ii)  The Trustee may consult with counsel and any advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection with respect to any action taken or suffered or omitted by it hereunder in good faith and in accordance with such advice or Opinion of Counsel;

(iii)  The Trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by this Agreement, other than its obligation to give notices pursuant to this Agreement, or to institute, conduct or defend any litigation hereunder or in relation hereto at the request, order or direction of any of the Certificateholders pursuant to the provisions of this Agreement, unless such Certificateholders shall have offered to the Trustee reasonable security or indemnity against the costs, expenses and liabilities which may be incurred therein or thereby. Nothing contained herein shall, however, relieve the Trustee of the obligation, upon the occurrence of an Event of Default of which a Responsible Officer of the Trustee has actual knowledge (which has not been cured or waived), to exercise such of the rights and powers vested in it by this Agreement, and to use the same degree of care and skill in their exercise, as a prudent person would exercise under the circumstances in the conduct of his own affairs;

(iv)  Prior to the occurrence of an Event of Default hereunder and after the curing or waiver of all Events of Default which may have occurred with respect to the Trustee, the Trustee shall not be liable in its individual capacity for any action taken, suffered or omitted by it in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Agreement;

(v)  The Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, approval, bond or other paper or document, unless requested in writing to do so by Holders of Certificates evidencing not less than 25% of the aggregate Voting Rights of the Certificates and provided that the payment within a reasonable time to the Trustee of the costs, expenses or liabilities likely to be incurred by it in the making of such investigation is, in the opinion of the Trustee reasonably assured to the Trustee by the security afforded to it by the terms of this Agreement. The Trustee may require reasonable indemnity against such expense or liability as a condition to taking any such action. The reasonable expense of every such examination shall be paid by the Certificateholders requesting the investigation;

(vi)  The Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or through Affiliates, agents or attorneys; provided, however, that the Trustee may not appoint any paying agent to perform any paying agent functions under this Agreement without the express written consent of the Master Servicer, which consents will not be unreasonably withheld. The Trustee shall not be liable or responsible for the misconduct or negligence of any of the Trustee’s agents or attorneys or paying agent appointed hereunder by the Trustee with due care and, when required, with the consent of the Master Servicer;

(vii)  Should the Trustee deem the nature of any action required on its part to be unclear, the Trustee may require prior to such action that it be provided by the Depositor with reasonable further instructions; the right of the Trustee to perform any discretionary act enumerated in this Agreement shall not be construed as a duty, and the Trustee shall not be accountable for other than its negligence or willful misconduct in the performance of any such act;

(viii)  The Trustee shall not be required to give any bond or surety with respect to the execution of the trust created hereby or the powers granted hereunder, except as provided in Subsection 10.07; and

(ix)  The Trustee shall not have any duty to conduct any affirmative investigation as to the occurrence of any condition requiring the repurchase of any Mortgage Loan by any Person pursuant to this Agreement, or the eligibility of any Mortgage Loan for purposes of this Agreement.

(b)  The Trustee is hereby directed by the Depositor to execute and deliver the Insurance Agreement.

Section 10.03  Trustee Not Liable for Certificates or Mortgage Loans.

The recitals contained herein and in the Certificates (other than the signature and countersignature of the Trustee on the Certificates) shall be taken as the statements of the Depositor, and the Trustee shall not have any responsibility for their correctness. The Trustee does not make any representation as to the validity or sufficiency of the Certificates (other than the signature and countersignature of the Trustee on the Certificates) or of any Mortgage Loan except as expressly provided in Sections 2.02 and 2.06 hereof; provided, however, that the foregoing shall not relieve the Trustee, or the related Custodian on its behalf, of the obligation to review the Mortgage Files pursuant to Section 2.02 of this Agreement. The Trustee shall not be accountable for the use or application by the Depositor of any of the Certificates or of the proceeds of such Certificates, or for the use or application of any funds paid to the Depositor with respect to the Mortgage Loans. Subject to Section 2.06, the Trustee shall not be responsible for the legality or validity of this Agreement or any document or instrument relating to this Agreement, the validity of the execution of this Agreement or of any supplement hereto or instrument of further assurance, or the validity, priority, perfection or sufficiency of the security for the Certificates issued hereunder or intended to be issued hereunder. The Trustee shall not at any time have any responsibility or liability for or with respect to the legality, validity and enforceability of any Mortgage or any Mortgage Loan, or the perfection and priority of any Mortgage or the maintenance of any such perfection and priority, or for or with respect to the sufficiency of the Trust Fund or its ability to generate the payments to be distributed to Certificateholders, under this Agreement. The Trustee shall not have any responsibility for filing any financing or continuation statement in any public office at any time or to otherwise perfect or maintain the perfection of any security interest or lien granted to it hereunder or to record this Agreement.

Section 10.04  Trustee May Own Certificates.

The Trustee in its individual capacity or in any capacity other than as Trustee hereunder may become the owner or pledgee of any Certificates with the same rights it would have if it were not the Trustee and may otherwise deal with the parties hereto.

Section 10.05  Trustee’s Fees and Expenses.

The Trustee shall be entitled to the Trustee Fee as compensation for its activities under this Agreement. In addition, the Trustee shall be entitled to recover from the Distribution Account pursuant to Section 5.09 all reasonable out-of-pocket expenses, disbursements and advances and the expenses of the Trustee and in connection with any Event of Default, any breach of this Agreement or any claim or legal action (including any pending or threatened claim or legal action) incurred or made by the Trustee in the administration of the trusts hereunder (including the reasonable compensation, expenses and disbursements of its counsel) except any such expense, disbursement or advance as may arise from its negligence or intentional misconduct or which is the responsibility of the Certificateholders or the Trust Fund hereunder. If funds in the Distribution Account are insufficient therefor, the Trustee shall recover such expenses, disbursements or advances from the Depositor and the Depositor hereby agrees to pay such expenses, disbursements or advances upon demand. Such compensation and reimbursement obligation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust.

Section 10.06  Eligibility Requirements for Trustee.

The Trustee and any successor Trustee shall during the entire duration of this Agreement be a state bank or trust company or a national banking association organized and doing business under the laws of a state or the United States of America, authorized under such laws to exercise corporate trust powers, having a combined capital and surplus and undivided profits of at least $40,000,000 or, in the case of a successor Trustee, $50,000,000, subject to supervision or examination by federal or state authority and, in the case of the Trustee, rated “BBB” or higher by Fitch, Inc. with respect to their long-term rating and rated “BBB” or higher by Standard & Poor’s and “Baa2” or higher by Moody’s with respect to any outstanding long-term unsecured unsubordinated debt, and, in the case of a successor Trustee other than pursuant to Section 10.10, rated in one of the two highest long-term debt categories of, or otherwise acceptable to, each of the Rating Agencies (which consent shall not be unreasonably withheld). The Trustee shall not be an Affiliate of the Master Servicer. If the Trustee publishes reports of condition at least annually, pursuant to law or to the requirements of the aforesaid supervising or examining authority, then for the purposes of this Section 10.06 the combined capital and surplus of such corporation shall be deemed to be its total equity capital (combined capital and surplus) as set forth in its most recent report of condition so published. In case at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 10.06, the Trustee shall resign immediately in the manner and with the effect specified in Section 10.08.

Section 10.07  Insurance.

The Trustee, at its own expense, shall at all times maintain and keep in full force and effect: (i) fidelity insurance, (ii) theft of documents insurance and (iii) forgery insurance (which may be collectively satisfied by a “Financial Institution Bond” and/or a “Bankers’ Blanket Bond”). All such insurance shall be in amounts, with standard coverage and subject to deductibles, as are customary for insurance typically maintained by banks or their affiliates which act as custodians for investor-owned mortgage pools. A certificate of an officer of the Trustee as to the Trustee’s compliance with this Section 10.07 shall be furnished to any Certificateholder upon reasonable written request.

Section 10.08  Resignation and Removal of Trustee.

The Trustee may at any time resign and be discharged from the Trust hereby created by giving written notice thereof to the Depositor, the Seller and the Master Servicer, with a copy to the Rating Agencies. Upon receiving such notice of resignation, the Depositor shall promptly appoint a successor trustee by written instrument, in triplicate, one copy of which instrument shall be delivered to each of the resigning trustee and the successor trustee. If no successor trustee or shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Trustee may petition any court of competent jurisdiction for the appointment of a successor trustee.

If at any time (i) the Trustee shall cease to be eligible in accordance with the provisions of Section 10.06 hereof and shall fail to resign after written request thereto by the Depositor, (ii) the Trustee shall become incapable of acting, or shall be adjudged as bankrupt or insolvent, or a receiver of the Trustee or of its property shall be appointed, or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation, or (iii)(A) a tax is imposed with respect to the Trust Fund by any state in which the Trustee or the Trust Fund is located, (B) the imposition of such tax would be avoided by the appointment of a different trustee and (C) the Trustee fails to indemnify the Trust Fund against such tax, then the Depositor or the Master Servicer may remove the Trustee and appoint a successor trustee by written instrument, in multiple copies, a copy of which instrument shall be delivered to the Trustee, each Master Servicer and the successor trustee.

The Holders over 50% of the Voting Rights of each Class of Certificates may at any time remove the Trustee and appoint a successor trustee by written instrument or instruments, in multiple copies, signed by such Holders or their attorneys-in-fact duly authorized, one complete set of which instruments shall be delivered by the successor trustee to each of the Master Servicer or the Trustee so removed and the successor trustee so appointed. Notice of any removal of the Trustee shall be given to each Rating Agency by the Trustee or successor trustee.

Any resignation or removal of the Trustee and appointment of a successor trustee pursuant to any of the provisions of this Section 10.08 shall become effective upon acceptance of appointment by the successor trustee as provided in Section 10.09 hereof.

Section 10.09  Successor Trustee.

Any successor trustee appointed as provided in Section 10.08 hereof shall execute, acknowledge and deliver to the Depositor and to its predecessor trustee and the Master Servicer an instrument accepting such appointment hereunder and thereupon the resignation or removal of the predecessor trustee shall become effective and such successor trustee, without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and obligations of its predecessor hereunder, with the like effect as if originally named as trustee herein.

No successor trustee shall accept appointment as provided in this Section 10.09 unless at the time of such acceptance such successor trustee shall be eligible under the provisions of Section 10.06 hereof and its appointment shall not adversely affect the then current rating of the Certificates.

Upon acceptance of appointment by a successor trustee as provided in this Section 10.09, the successor trustee shall mail notice of the succession of such trustee hereunder to all Holders of Certificates. If the successor trustee fails to mail such notice within ten days after acceptance of appointment, the Depositor shall cause such notice to be mailed at the expense of the Trust Fund.

Section 10.10  Merger or Consolidation of Trustee.

Any corporation, state bank or national banking association into which the Trustee may be merged or converted or with which it may be consolidated or any corporation, state bank or national banking association resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation, state bank or national banking association succeeding to substantially all of the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided that such corporation shall be eligible under the provisions of Section 10.06 hereof without the execution or filing of any paper or further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 10.11  Appointment of Co-Trustee or Separate Trustee.

Notwithstanding any other provisions of this Agreement, at any time, for the purpose of meeting any legal requirements of any jurisdiction in which any part of the Trust Fund or property securing any Mortgage Note may at the time be located, the Master Servicer and the Trustee acting jointly shall have the power and shall execute and deliver all instruments to appoint one or more Persons approved by the Trustee to act as co-trustee or co-trustees jointly with the Trustee, or separate trustee or separate trustees, of all or any part of the Trust Fund, and to vest in such Person or Persons, in such capacity and for the benefit of the Certificateholders, such title to the Trust Fund or any part thereof, whichever is applicable, and, subject to the other provisions of this Section 10.11, such powers, duties, obligations, rights and trusts as the Master Servicer and the Trustee may consider necessary or desirable. If the Master Servicer shall not have joined in such appointment within 15 days after the receipt by it of a request to do so, or in the case an Event of Default shall have occurred and be continuing, the Trustee alone shall have the power to make such appointment. No co-trustee or separate trustee hereunder shall be required to meet the terms of eligibility as a successor trustee under Section 10.06 and no notice to Certificateholders of the appointment of any co-trustee or separate trustee shall be required under Section 10.09.

Every separate trustee and co-trustee shall, to the extent permitted by law, be appointed and act subject to the following provisions and conditions:

(i)  All rights, powers, duties and obligations conferred or imposed upon the Trustee, except for the obligation of the Trustee under this Agreement to advance funds on behalf of the Master Servicer, shall be conferred or imposed upon and exercised or performed by the Trustee and such separate trustee or co-trustee jointly (it being understood that such separate trustee or co-trustee is not authorized to act separately without the Trustee joining in such act), except to the extent that under any law of any jurisdiction in which any particular act or acts are to be performed (whether a Trustee hereunder or as a Successor Master Servicer hereunder), the Trustee shall be incompetent or unqualified to perform such act or acts, in which event such rights, powers, duties and obligations (including the holding of title to the Trust Fund or any portion thereof in any such jurisdiction) shall be exercised and performed singly by such separate trustee or co-trustee, but solely at the direction of the Trustee;

(ii)  No trustee hereunder shall be held personally liable by reason of any act or omission of any other trustee hereunder; and

(iii)  The Trustee may at any time accept the resignation of or remove any separate trustee or co-trustee.

Any notice, request or other writing given to the Trustee shall be deemed to have been given to each of the then separate trustees and co-trustees, as effectively as if given to each of them. Every instrument appointing any separate trustee or co-trustee shall refer to this Agreement and the conditions of this Article X. Each separate trustee and co-trustee, upon its acceptance of the trusts conferred, shall be vested with the estates or property specified in its instrument of appointment, either jointly with the Trustee or separately, as may be provided therein, subject to all the provisions of this Agreement, specifically including every provision of this Agreement relating to the conduct of, affecting the liability of, or affording protection to, the Trustee. Every such instrument shall be filed with the Trustee and a copy thereof given to the Master Servicer and the Depositor.

Any separate trustee or co-trustee may, at any time, constitute the Trustee its agent or attorney-in-fact, with full power and authority, to the extent not prohibited by law, to do any lawful act under or in respect of this Agreement on its behalf and in its name. If any separate trustee or co- trustee shall die, become incapable of acting, resign or be removed, all of its estates, properties, rights, remedies and trusts shall vest in and be exercised by the Trustee, to the extent permitted by law, without the appointment of a new or successor trustee.

Section 10.12  Tax Matters.

It is intended that the Trust Fund shall constitute one or more REMICs, and that the affairs of the Trust Fund shall be conducted so that each REMIC formed hereunder qualifies as a “real estate mortgage investment conduit” as defined in and in accordance with the REMIC Provisions. The Trustee, as agent on behalf of the Trust Fund, shall do or refrain from doing, as applicable, the following: (a) the Trustee shall prepare and file, or cause to be prepared and filed, in a timely manner, U.S. Real Estate Mortgage Investment Conduit Income Tax Returns (Form 1066 or any successor form adopted by the Internal Revenue Service) and prepare and file or cause to be prepared and filed with the Internal Revenue Service and applicable state or local tax authorities income tax or information returns for each taxable year with respect to each such REMIC containing such information and at the times and in the manner as may be required by the Code or state or local tax laws, regulations or rules, and furnish or cause to be furnished, to Certificateholders the schedules, statements or information at such times and in such manner as may be required thereby; (b) the Trustee shall apply for an employer identification number with the Internal Revenue Service via a Form SS-4 or other comparable method for each REMIC that is or becomes a taxable entity, and within thirty days of the Closing Date, furnish or cause to be furnished to the Internal Revenue Service on Forms 8811 or as otherwise may be required by the Code, the name, title, address, and telephone number of the person that the Holders of the Certificates may contact for tax information relating thereto, together with such additional information as may be required by such form, and update such information at the time or times in the manner required by the Code for the Trust Fund; (c) the Trustee shall make, or cause to be made, elections on behalf of each REMIC formed hereunder to be treated as a REMIC on the federal tax return of such REMIC for its first taxable year (and, if necessary, under applicable state law); (d) the Trustee shall prepare and forward, or cause to be prepared and forwarded, to the Certificateholders and to the Internal Revenue Service and, if necessary, state tax authorities, all information returns and reports as and when required to be provided to them in accordance with the REMIC Provisions, including without limitation, the calculation of any original issue discount using the Prepayment Assumption; (e) the Trustee shall provide information necessary for the computation of tax imposed on the transfer of a Residual Certificate to a Person that is not a Permitted Transferee, or an agent (including a broker, nominee or other middleman) of a Person that is not a Permitted Transferee, or a pass-through entity in which a Person that is not a Permitted Transferee is the record Holder of an interest (the reasonable cost of computing and furnishing such information may be charged to the Person liable for such tax); (f) the Trustee shall, to the extent under its control, conduct the affairs of the Trust Fund at all times that any Certificates are outstanding so as to maintain the status of each REMIC formed hereunder as a REMIC under the REMIC Provisions; (g) the Trustee shall not knowingly or intentionally take any action or omit to take any action that could (i) cause the termination of the REMIC status of any REMIC formed hereunder or (ii) result in the imposition of a tax upon the Trust Fund (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code); (h) the Trustee shall pay, from the sources specified in this Section 10.12, the amount of any federal, state and local taxes, including prohibited transaction taxes as described below, imposed on any REMIC formed hereunder prior to the termination of the Trust Fund when and as the same shall be due and payable (but such obligation shall not prevent the Trustee or any other appropriate Person from contesting any such tax in appropriate proceedings and shall not prevent the Trustee from withholding payment of such tax, if permitted by law, pending the outcome of such proceedings); (i) the Trustee shall sign or cause to be signed federal, state or local income tax or information returns or any other document prepared by the Trustee pursuant to this Section 10.12 requiring a signature thereon by the Trustee; (j) the Trustee shall maintain records relating to each REMIC formed hereunder including but not limited to the income, expenses, assets and liabilities of each such REMIC and adjusted basis of the Trust Fund property determined at such intervals as may be required by the Code, as may be necessary to prepare the foregoing returns, schedules, statements or information; (k) the Trustee shall, for federal income tax purposes, maintain books and records with respect to the REMICs on a calendar year and on an accrual basis; (l) neither the Trustee nor the Master Servicer shall enter into any arrangement not otherwise provided for in this Agreement by which the REMICs will receive a fee or other compensation for services nor permit the REMICs to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code; and (m) as and when necessary and appropriate, the Trustee shall represent the Trust Fund in any administrative or judicial proceedings relating to an examination or audit by any governmental taxing authority, request an administrative adjustment as to any taxable year of any REMIC formed hereunder, enter into settlement agreements with any governmental taxing agency, extend any statute of limitations relating to any tax item of the Trust Fund, and otherwise act on behalf of each REMIC formed hereunder in relation to any tax matter involving any such REMIC.

In order to enable the Trustee to perform its duties as set forth herein, the Depositor shall provide, or cause to be provided, to the Trustee within 10 days after the Closing Date all information or data that the Trustee requests in writing and determines to be relevant for tax purposes to the valuations and offering prices of the Certificates, including, without limitation, the price, yield, prepayment assumption and projected cash flows of the Certificates and the related Mortgage Loans. Thereafter, the Depositor shall provide to the Trustee promptly upon written request therefor, any such additional information or data that the Trustee may, from time to time, request in order to enable the Trustee to perform its duties as set forth herein. The Depositor hereby indemnifies the Trustee for any losses, liabilities, damages, claims or expenses of the Trustee arising from any errors or miscalculations of the Trustee that result from any failure of the Depositor to provide, or to cause to be provided, accurate information or data to the Trustee on a timely basis.

In the event that any tax is imposed on “prohibited transactions” of any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI as defined in Section 860F(a)(2) of the Code, on the “net income from foreclosure property” of the Trust Fund as defined in Section 860G(c) of the Code, on any contribution to any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI after the Startup Day pursuant to Section 860G(d) of the Code, or any other tax is imposed, including, without limitation, any federal, state or local tax or minimum tax imposed upon any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI and is not paid as otherwise provided for herein, such tax shall be paid (i) by the Master Servicer or the Trustee, if any such tax arises out of or results from a breach by the Master Servicer or the Trustee of any of its obligations under this Agreement, provided, however, in no event shall the Master Servicer or the Trustee have any liability (1) for any action or omission that is taken in accordance with and compliance with the express terms of, or which is expressly permitted by the terms of, this Agreement, (2) for any losses other than those arising out of a negligent performance by the Master Servicer or the Trustee of its duties and obligations set forth herein, or (3) for any special or consequential damages to Certificateholders (in addition to payment of principal and interest on the Certificates), (ii) by any party hereto (other than the Master Servicer or the Trustee) to the extent any such tax arises out of or results from a breach by such other party of any of its obligations under this Agreement or (iii) in all other cases, or in the event that any liable party hereto fails to honor its obligations under the preceding clauses (i) or (ii), first with amounts otherwise to be distributed to the Class R Certificateholders, and second with amounts otherwise to be distributed to all the Holders of the following Certificates in the following order of priority: first, to the Class B-2 Certificates, second, to the Class B-1 Certificates, third, to the Class M-2 Certificates, fourth, to the Class M-1 Certificates, and fifth, to the Class A Certificates (pro rata based on the amounts to be distributed). Notwithstanding anything to the contrary contained herein, to the extent that such tax is payable by the Holder of any Certificates, the Trustee is hereby authorized to retain on any Distribution Date, from the Holders of the Class R Certificates (and, if necessary, second, from the Holders of the other Certificates in the priority specified in the preceding sentence), funds otherwise distributable to such Holders in an amount sufficient to pay such tax. The Trustee shall include in its Remittance Report instructions as to distributions to such parties taking into account the priorities described in the preceding sentence. The Trustee shall promptly notify in writing the party liable for any such tax of the amount thereof and the due date for the payment thereof.

Notwithstanding any other provision of this Agreement, the Trustee shall comply with all federal withholding requirements respecting payments to Certificateholders of interest or original issue discount that the Trustee reasonably believes are applicable under the Code. The consent of Certificateholders shall not be required for such withholding. In the event the Trustee does withhold any amount from interest or original issue discount payments or advances thereof to any Certificateholder pursuant to federal withholding requirements, the Trustee shall indicate the amount withheld to such Certificateholders.

Section 10.13  Indemnification of the Trustee.

The Trustee agrees to indemnify the Indemnified Persons for, and to hold them harmless against, any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or relating to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement (i) related to the Trustee’s failure to perform its duties in compliance with this Agreement (except as any such loss, liability or expense shall be otherwise reimbursable pursuant to this Agreement) or (ii) incurred by reason of the Trustee’s willful misfeasance, bad faith or gross negligence in the performance of duties hereunder or by reason of reckless disregard of obligations and duties hereunder, provided, in each case, that with respect to any such claim or legal action (or pending or threatened claim or legal action), the Trustee shall have given the Master Servicer and the Seller written notice thereof promptly after a responsible officer of the Trustee shall have with respect to such claim or legal action actual knowledge thereof; provided, however, the failure to give such notice shall not relieve the Trustee of its indemnification obligations hereunder. This indemnity shall survive the resignation or removal of the Trustee and the termination of this Agreement.

Section 10.14  Limitations on Liability of the Trustee.

Subject to the obligation of the Trustee to indemnify the Indemnified Persons pursuant to Section 10.13:

(a)  Neither the Trustee nor any of the directors, officers, employees or agents of the Trustee shall be under any liability to the Indemnified Persons, the Trust Fund or the Certificateholders for taking any action or for refraining from taking any action in good faith pursuant to this Agreement, or for errors in judgment; provided, however, that this provision shall not protect the Trustee or any such Person against any breach of warranties or representations made herein or any liability which would otherwise be imposed by reason of such Person’s willful misfeasance, bad faith or gross negligence in the performance of duties or by reason of reckless disregard of obligations and duties hereunder.

(b)  The Trustee and any director, officer, employee or agent of the Trustee may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.

(c)  The Trustee and any director, officer, employee or agent of the Trustee shall be indemnified by the Trust and held harmless thereby against any loss, liability or expense (including reasonable legal fees and disbursements of counsel) incurred on their part that may be sustained in connection with, arising out of, or related to, any claim or legal action (including any pending or threatened claim or legal action) relating to this Agreement, the Assignment Agreements, the Custodial Agreements, the Certificates or the Servicing Agreements.

(d)  The Trustee shall not be under any obligation to appear in, prosecute or defend any legal action that is not incidental to its duties under this Agreement and that in its opinion may involve it in any expense or liability, provided, however, the Trustee may in its discretion undertake any such action which it may deem necessary or desirable with respect to this Agreement and the rights and duties of the parties hereto and the interests of the Certificateholders hereunder. In such event, the legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities of the Trust Fund, and the Trustee shall be entitled to be reimbursed therefor out of the Distribution Account as provided by Section 5.09.

ARTICLE XI

TERMINATION

Section 11.01  Termination upon Liquidation or Repurchase of all Mortgage Loans.

Subject to Section 11.03, the obligations and responsibilities of the Depositor, the Master Servicer and the Trustee created hereby with respect to the Trust Fund shall terminate upon the earlier of (a) the exercise of the Majority Class C Certificateholder (or its designee) of its right to repurchase all of the Mortgage Loans (and REO Properties) remaining in the Trust Fund at a price (the “Mortgage Loan Purchase Price”) equal to the sum of (i) 100% of the Stated Principal Balance of each Mortgage Loan (other than in respect of REO Property), (ii) accrued interest thereon at the applicable Mortgage Rate to, but not including, the first day of the month of such purchase, (iii) the appraised value of any REO Property in the Trust Fund (up to the Stated Principal Balance of the related Mortgage Loan), such appraisal to be conducted by an appraiser mutually agreed upon by the Master Servicer and the Trustee, and (iv) unreimbursed out-of pocket costs of the Company, the Servicers or the Master Servicer, including unreimbursed servicing advances and the principal portion of any unreimbursed Advances, made on the Mortgage Loans prior to the exercise of such repurchase right, (v) any unreimbursed costs and expenses of the Trustee payable pursuant to Section 10.05, and (b) the later of (i) the maturity or other liquidation (or any Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and the disposition of all REO Property and (ii) the distribution to Certificateholders of all amounts required to be distributed to them pursuant to this Agreement, as applicable. In no event shall the trusts created hereby continue beyond the earlier of (i) the expiration of 21 years from the death of the last survivor of the descendants of Joseph P. Kennedy, the late Ambassador of the United States to the Court of St. James, living on the date hereof and (ii) the Latest Possible Maturity Date.

The right to repurchase all Mortgage Loans and REO Properties by the Majority Class C Certificateholder pursuant to clause (a) in the preceding paragraph shall be conditioned upon the Stated Principal Balance of all of the Mortgage Loans in the Trust Fund, at the time of any such repurchase, aggregating 10% or less of the aggregate Cut-off Date Principal Balance of all of the Mortgage Loans.

Section 11.02  Final Distribution on the Certificates.

If on any Determination Date, (i) the Master Servicer determines that there are no Outstanding Mortgage Loans and no other funds or assets in the Trust Fund other than the funds in the Distribution Account, the Master Servicer shall direct the Trustee to send a final distribution notice promptly to each Certificateholder or (ii) the Trustee determines that a Class of Certificates shall be retired after a final distribution on such Class, the Trustee shall notify the Certificateholders within five (5) Business Days after such Determination Date that the final distribution in retirement of such Class of Certificates is scheduled to be made on the immediately following Distribution Date. Any final distribution made pursuant to the immediately preceding sentence will be made only upon presentation and surrender of the Certificates at the Corporate Trust Office of the Trustee. If the Majority Class C Certificateholder elects to terminate the Trust Fund pursuant to Section 11.01, at least 20 days prior to the date notice is to be mailed to the Certificateholders, the Majority Class C Certificateholder shall notify the Depositor and the Trustee of the date the Majority Class C Certificateholder intends to terminate the Trust Fund. The Majority Class C Certificateholder shall remit the Mortgage Loan Purchase Price to the Trustee on the Business Day prior to the Distribution Date for such Optional Termination by the Majority Class C Certificateholder.

Notice of any termination of the Trust Fund, specifying the Distribution Date on which Certificateholders may surrender their Certificates for payment of the final distribution and cancellation, shall be given promptly by the Trustee by letter to Certificateholders mailed not later than two Business Days after the Determination Date in the month of such final distribution. Any such notice shall specify (a) the Distribution Date upon which final distribution on the Certificates will be made upon presentation and surrender of Certificates at the office therein designated, (b) the amount of such final distribution, (c) the location of the office or agency at which such presentation and surrender must be made and (d) that the Record Date otherwise applicable to such Distribution Date is not applicable, distributions being made only upon presentation and surrender of the Certificates at the office therein specified. The Trustee will give such notice to each Rating Agency at the time such notice is given to Certificateholders.

Upon such final deposit with respect to the Trust Fund and the receipt by the related Custodian of a Request for Release therefor, the related Custodian shall promptly release to the Master Servicer, as applicable the Mortgage Files for the Mortgage Loans and the Trustee shall execute and deliver any documents prepared and delivered to it which are necessary to transfer any REO Property.

Upon presentation and surrender of the Certificates, the Trustee shall distribute to Certificateholders of each Class the amounts allocable to such Certificates held in the Distribution Account in the order and priority set forth in Section 6.04 hereof on the final Distribution Date and in proportion to their respective Percentage Interests.

In the event that any affected Certificateholders shall not surrender Certificates for cancellation within six months after the date specified in the above mentioned written notice, the Trustee shall give a second written notice to the remaining Certificateholders to surrender their Certificates for cancellation and receive the final distribution with respect thereto. If within six months after the second notice all the applicable Certificates shall not have been surrendered for cancellation, the Trustee may take appropriate steps, or may appoint an agent to take appropriate steps, to contact the remaining Certificateholders concerning surrender of their Certificates, and the cost thereof shall be paid out of the funds and other assets that remain a part of the Trust Fund. If within one year after the second notice all Certificates shall not have been surrendered for cancellation, the Class R Certificateholders shall be entitled to all unclaimed funds and other assets of the Trust Fund that remain subject hereto.

Section 11.03  Additional Termination Requirements.

(a)  Upon exercise by the Majority Class C Certificateholder of its purchase option as provided in Section 11.01, the Trust Fund shall be terminated in accordance with the following additional requirements, unless the Trustee has been supplied with an Opinion of Counsel addressed to the Trustee at the expense of the Majority Class C Certificateholder to the effect that the failure of the Trust Fund to comply with the requirements of this Section 11.03 will not (i) result in the imposition of taxes on “prohibited transactions” of a REMIC, or (ii) cause a REMIC to fail to qualify as a REMIC at any time that any Certificates are outstanding:

(1) The Majority Class C Certificateholder shall establish a 90-day liquidation period and notify the Trustee thereof, and the Trustee shall in turn specify the first day of such period in a statement attached to the tax return for each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI pursuant to Treasury Regulation Section 1.860F-1. The Majority Class C Certificateholder shall satisfy all the requirements of a qualified liquidation under Section 860F of the Code and any regulations thereunder, as evidenced by an Opinion of Counsel addressed to the Trustee obtained at the expense of the Majority Class C Certificateholder;

(2) During such 90-day liquidation period, and at or prior to the time of making the final payment on the Certificates, the Trustee shall sell all of the assets of REMIC I for cash; and

(3) At the time of the making of the final payment on the Certificates, the Trustee shall distribute or credit, or cause to be distributed or credited, to the Holders of the Residual Certificates, all cash on hand (other than cash retained to meet claims), and REMIC I shall terminate at that time.

(b)  By their acceptance of the Certificates, the Holders thereof hereby authorize the adoption of a 90-day liquidation period and the adoption of a plan of complete liquidation for each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V and REMIC VI, which authorization shall be binding upon all successor Certificateholders.

(c)  The Trustee as agent for each REMIC hereby agrees to adopt and sign such a plan of complete liquidation meeting the requirements for a qualified liquidation under Section 860F of the Code and any regulations thereunder upon the written request of the Majority Class C Certificateholder and the receipt of the Opinion of Counsel referred to in Section 11.03(a)(1) and to take such other action in connection therewith as may be reasonably requested by the Majority Class C Certificateholder.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01  Amendment.

This Agreement may be amended from time to time by parties hereto without the consent of any of the Certificateholders to cure any ambiguity, to conform to the language in the Prospectus Supplement, to correct or supplement any provisions herein (including to give effect to the expectations of investors), to comply with any changes in the Code, to revise any provisions to reflect the obligations of the parties to this Agreement as they relate to Regulation AB, to change the manner in which the Distribution Account maintained by the Trustee or the Protected Account maintained by the Company is maintained or to make such other provisions with respect to matters or questions arising under this Agreement as shall not be inconsistent with any other provisions herein if such action shall not, as evidenced by an Opinion of Counsel addressed to the Trustee, adversely affect in any material respect the interests of any Certificateholder; provided that any such amendment shall be deemed not to adversely affect in any material respect the interests of the Certificateholders and no such Opinion of Counsel shall be required if the Person requesting such amendment obtains a letter from each Rating Agency stating that such amendment would not result in the downgrading or withdrawal of the respective ratings then assigned to the Certificates or if the purpose of such amendment is to conform to the language in the Prospectus Supplement.

Notwithstanding the foregoing, without the consent of the Certificateholders, the parties hereto may at any time and from time to time amend this Agreement to modify, eliminate or add to any of its provisions to such extent as shall be necessary or appropriate to maintain the qualification of each of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI, as a REMIC under the Code or to avoid or minimize the risk of the imposition of any tax on any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI pursuant to the Code that would be a claim against any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI at any time prior to the final redemption of the Certificates, provided that the Trustee has been provided an Opinion of Counsel addressed to the Trustee, which opinion shall be an expense of the party requesting such opinion but in any case shall not be an expense of the Trustee or the Trust Fund, to the effect that such action is necessary or appropriate to maintain such qualification or to avoid or minimize the risk of the imposition of such a tax.

This Agreement may also be amended from time to time by the parties hereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates or, if applicable, Holders of each Class of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Agreement or of modifying in any manner the rights of the Holders of Certificates; provided that no such amendment shall (i) reduce in any manner the amount of, or delay the timing of, payments required to be distributed on any Certificate without the consent of the Holder of such Certificate, (ii) cause any of REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to cease to qualify as a REMIC or (iii) reduce the aforesaid percentages of Certificates of each Class the Holders of which are required to consent to any such amendment without the consent of the Holders of all Certificates of such Class then outstanding.

Notwithstanding any contrary provision of this Agreement, the Trustee shall not consent to any amendment to this Agreement unless it shall have first received an Opinion of Counsel addressed to the Trustee, which opinion shall be an expense of the party requesting such amendment but in any case shall not be an expense of the Trustee, to the effect that such amendment will not (other than an amendment pursuant to clause (ii) of, and in accordance with, the preceding paragraph) cause the imposition of any tax on REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI or the Certificateholders or cause REMIC I, REMIC II, REMIC III, REMIC IV, REMIC V or REMIC VI to cease to qualify as a REMIC at any time that any Certificates are outstanding. Further, nothing in this Agreement shall require the Trustee to enter into an amendment without receiving an Opinion of Counsel, satisfactory to the Trustee (i) that such amendment is permitted and is not prohibited by this Agreement and (ii) that all requirements for amending this Agreement (including any consent of the applicable Certificateholders) have been complied with.

Promptly after the execution of any amendment to this Agreement requiring the consent of Certificateholders, the Trustee shall furnish written notification of the substance of such amendment to each Certificateholder and each Rating Agency.

It shall not be necessary for the consent of Certificateholders under this Section to approve the particular form of any proposed amendment, but it shall be sufficient if such consent shall approve the substance thereof. The manner of obtaining such consents and of evidencing the authorization of the execution thereof by Certificateholders shall be subject to such reasonable regulations as the Trustee may prescribe.

Section 12.02  Recordation of Agreement; Counterparts.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all of the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere. The Master Servicer shall effect such recordation at the Trust’s expense upon the request in writing of a Certificateholder, but only if such direction is accompanied by an Opinion of Counsel (provided at the expense of the Certificateholder requesting recordation) to the effect that such recordation would materially and beneficially affect the interests of the Certificateholders or is required by law.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 12.03  Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THE STATE OF NEW YORK AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HERETO AND THE CERTIFICATEHOLDERS SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAWS).

Section 12.04  Intention of Parties.

It is the express intent of the parties hereto that the conveyance of the Mortgage Notes, Mortgages, assignments of Mortgages, title insurance policies and any modifications, extensions and/or assumption agreements and private mortgage insurance policies relating to the Mortgage Loans by the Seller to the Depositor, and by the Depositor to the Trustee be, and be construed as, an absolute sale thereof to the Depositor or the Trustee, as applicable. It is, further, not the intention of the parties that such conveyance be deemed a pledge thereof by the Seller to the Depositor, or by the Depositor to the Trustee. However, in the event that, notwithstanding the intent of the parties, such assets are held to be the property of the Mortgage Loan Sellers or the Depositor, as applicable, or if for any other reason the Mortgage Loan Purchase Agreement or this Agreement is held or deemed to create a security interest in such assets, then (i) the Mortgage Loan Purchase Agreement and this Agreement shall each be deemed to be a security agreement within the meaning of the Uniform Commercial Code of the State of New York and (ii) the conveyance provided for in the Mortgage Loan Purchase Agreement from the Seller to the Depositor, and the conveyance provided for in this Agreement from the Depositor to the Trustee, shall be deemed to be an assignment and a grant by the Mortgage Loan Sellers or the Depositor, as applicable, for the benefit of the Certificateholders, of a security interest in all of the assets that constitute the Trust Fund, whether now owned or hereafter acquired.

The Depositor for the benefit of the Certificateholders shall, to the extent consistent with this Agreement, take such actions as may be necessary to ensure that, if this Agreement were deemed to create a security interest in the assets of the Trust Fund, such security interest would be deemed to be a perfected security interest of first priority under applicable law and shall be maintained as such throughout the term of the Agreement.

Section 12.05  Notices.

(a)  The Trustee shall use its best efforts to promptly provide notice to each Rating Agency with respect to each of the following of which a Responsible Officer of the Trustee has actual knowledge:

(i)  Any material change or amendment to this Agreement;

(ii)  The occurrence of any Event of Default that has not been cured;

(iii)  The resignation or termination of the Master Servicer or the Trustee and the appointment of any successor;

(iv)  The repurchase or substitution of Mortgage Loans pursuant to Sections 2.02, 2.03, 4.21 and 11.01; and

(v)  The final payment to Certificateholders.

(b)  All directions, demands and notices hereunder shall be in writing and shall be deemed to have been duly given when delivered at or mailed by registered mail, return receipt requested, postage prepaid, or by recognized overnight courier, or by facsimile transmission to a number provided by the appropriate party if receipt of such transmission is confirmed to (i) in the case of the Depositor, Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, Attention: Chief Counsel, and with respect to Regulation AB notifications to the Depositor at regabnotifications@bear.com; (ii) in the case of the Master Servicer, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (214) 626-4889), attention: Michelle Viner or such other address as may be hereafter furnished to the other parties hereto by the Master Servicer in writing; (iii) in the case of the Seller or the Company, EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (469) 759-4714), attention: General Counsel or such other address as may be hereafter furnished to the other parties hereto by the Seller or the Company in writing; (iv) in the case of the Trustee, at each Corporate Trust Office or such other address as the Trustee may hereafter furnish to the other parties hereto; and (v) in the case of the Rating Agencies, (x) Moody’s Investors Service, Inc., 99 Church Street, New York, New York 10007, Attention: Home Equity Monitoring and (y) Standard & Poor’s, 55 Water Street, 41st Floor, New York, New York 10041, Attention: Mortgage Surveillance Group. Any notice delivered to the Seller, the Master Servicer or the Trustee under this Agreement shall be effective only upon receipt. Any notice required or permitted to be mailed to a Certificateholder, unless otherwise provided herein, shall be given by first-class mail, postage prepaid, at the address of such Certificateholder as shown in the Certificate Register; any notice so mailed within the time prescribed in this Agreement shall be conclusively presumed to have been duly given, whether or not the Certificateholder receives such notice.

Section 12.06  Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the Holders thereof.

Section 12.07  Assignment.

Notwithstanding anything to the contrary contained herein, except as provided pursuant to Section 8.07, this Agreement may not be assigned by the Master Servicer, EMC (on its own behalf as Seller and on behalf of Master Funding) or the Depositor.

Section 12.08  Limitation on Rights of Certificateholders.

The death or incapacity of any Certificateholder shall not operate to terminate this Agreement or the Trust Fund, nor entitle such Certificateholder’s legal representative or heirs to claim an accounting or to take any action or commence any proceeding in any court for a petition or winding up of the Trust Fund, or otherwise affect the rights, obligations and liabilities of the parties hereto or any of them.

No Certificateholder shall have any right to vote (except as provided herein) or in any manner otherwise control the operation and management of the Trust Fund, or the obligations of the parties hereto, nor shall anything herein set forth or contained in the terms of the Certificates be construed so as to constitute the Certificateholders from time to time as partners or members of an association; nor shall any Certificateholder be under any liability to any third party by reason of any action taken by the parties to this Agreement pursuant to any provision hereof.

No Certificateholder shall have any right by virtue or by availing itself of any provisions of this Agreement to institute any suit, action or proceeding in equity or at law upon or under or with respect to this Agreement, unless such Holder previously shall have given to the Trustee a written notice of an Event of Default and of the continuance thereof, as hereinbefore provided, the Holders of Certificates evidencing not less than 25% of the Voting Rights evidenced by the Certificates shall also have made written request to the Trustee to institute such action, suit or proceeding in its own name as Trustee hereunder and shall have offered to the Trustee such reasonable indemnity as it may require against the costs, expenses, and liabilities to be incurred therein or thereby, and the Trustee for 60 days after its receipt of such notice, request and offer of indemnity shall have neglected or refused to institute any such action, suit or proceeding; it being understood and intended, and being expressly covenanted by each Certificateholder with every other Certificateholder and the Trustee, that no one or more Holders of Certificates shall have any right in any manner whatever by virtue or by availing itself or themselves of any provisions of this Agreement to affect, disturb or prejudice the rights of the Holders of any other of the Certificates, or to obtain or seek to obtain priority over or preference to any other such Holder or to enforce any right under this Agreement, except in the manner herein provided and for the common benefit of all Certificateholders. For the protection and enforcement of the provisions of this Section 12.08, each and every Certificateholder, the Trustee shall be entitled to such relief as can be given either at law or in equity.

Section 12.09  Inspection and Audit Rights.

The Master Servicer agrees that, on reasonable prior notice, it will permit any representative of the Depositor or the Trustee during the Master Servicer’s normal business hours, to examine all the books of account, records, reports and other papers of the Master Servicer relating to the Mortgage Loans, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor or the Trustee and to discuss its affairs, finances and accounts relating to such Mortgage Loans with its officers, employees and independent public accountants (and by this provision the Master Servicer hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor or the Trustee of any right under this Section 12.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder (in the case of the Trustee, pursuant to Section 10.05 hereof).

The Trustee agrees that, on reasonable prior notice, it will permit any representative of the Depositor during the Trustee’s normal business hours, to examine all the books of account, records, reports and other papers of the Trustee relating to the Certificates, to make copies and extracts therefrom, to cause such books to be audited by independent certified public accountants selected by the Depositor and to discuss its affairs, finances and accounts relating to such Certificates with its officers, employees and independent public accountants (and by this provision the Trustee hereby authorizes such accountants to discuss with such representative such affairs, finances and accounts), all at such reasonable times and as often as may be reasonably requested. Any out-of-pocket expense incident to the exercise by the Depositor of any right under this Section 12.09 shall be borne by the party requesting such inspection, subject to such party’s right to reimbursement hereunder.

Section 12.10  Certificates Nonassessable and Fully Paid.

It is the intention of the Depositor that Certificateholders shall not be personally liable for obligations of the Trust Fund, that the interests in the Trust Fund represented by the Certificates shall be nonassessable for any reason whatsoever, and that the Certificates, upon due authentication thereof by the Trustee pursuant to this Agreement, are and shall be deemed fully paid.

* * *

IN WITNESS WHEREOF, the Depositor, the Master Servicer, the Seller, the Company, and the Trustee have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

BEAR STEARNS ASSET BACKED SECURITIES I LLC, as Depositor
/s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

EMC MORTGAGE CORPORATION, as Master Servicer, Seller and Company
/s/ Mark Novachek
Name: Mark Novachek
Title: Assistant Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
/s/ Stacey M. Taylor
Name: Stacey M. Taylor
Title: Vice President

STATE OF NEW YORK    )
              ) ss.:
COUNTY OF NEW YORK        )

On this 30th day of April, 2007, before me, a notary public in and for said State, appeared _____________, personally known to me on the basis of satisfactory evidence to be a Vice President of Bear Stearns Asset Backed Securities I LLC, one of the companies that executed the within instrument, and also known to me to be the person who executed it on behalf of such limited liability company and acknowledged to me that such limited liability company executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND    )
                ) ss.:
COUNTY OF BALTIMORE        )

On this 30th day of April, 2007, before me, a notary public in and for said State, appeared ____________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of Wells Fargo Bank, National Association that executed the within instrument, and also known to me to be the person who executed it on behalf of such national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS    )
                      ) ss.:
COUNTY OF DALLAS     )

On this 30th day of April, 2007, before me, a notary public in and for said State, appeared ________________________, personally known to me on the basis of satisfactory evidence to be an authorized representative of EMC Mortgage Corporation, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of such corporation and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT A-1

FORM OF CLASS A CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

[FOR CLASS A-1, A-2, A-3 AND A-4] THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

Certificate No. 1	Adjustable Pass-Through Rate

Class A-[1][2][3][4][5] Senior

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007	Aggregate Initial Certificate [Principal Balance][Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]

First Distribution Date: May 25, 2007	Initial Certificate [Principal Balance][Notional Amount] of this Certificate as of the Cut-off Date: $[_____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [___________]

Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE

SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class A-[1][2][3][4][5] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[For Class A-1, A-2, A-3 and A-4] Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

[For Class A-5] Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Notional Amount hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Notional Amount of this Class of Certificates will be reduced to zero. The Class A-5 Certificates have no Certificate Principal Balance.

[For Class A-1, A-2, A-3 and A-4] Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable thereto.

[For Class A-5] Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Notional Amount of this Certificate is set forth above.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class A-[1][2][3][4][5] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT A-2

FORM OF CLASS M CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [AND] [CLASS M-1 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(b) OF THE AGREEMENT.

Certificate No. 1	Adjustable Pass-Through Rate

Class M-[1][2] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

First Distribution Date: May 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class M-[1][2] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Cede & Co. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class M-[1][2] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT A-3

FORM OF CLASS B CERTIFICATES

THIS CERTIFICATE IS SUBORDINATED IN RIGHT OF PAYMENT TO THE SENIOR CERTIFICATES [,] [AND] [CLASS M-1 CERTIFICATES] [,] [AND] [CLASS M-2 CERTIFICATES] [AND] [CLASS B-1 CERTIFICATES] AS DESCRIBED IN THE AGREEMENT (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON AND REALIZED LOSSES ALLOCABLE HERETO AS DESCRIBED IN THE AGREEMENT. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

[For Class B-1] [UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE TRUSTEE OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY AND ANY PAYMENT IS MADE TO CEDE & CO., ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[For Class B-1] [EACH HOLDER OF A CERTIFICATE OR BENEFICIAL OWNERSHIP SHALL BE DEEMED TO HAVE MADE THE REPRESENTATIONS SET FORTH IN SECTION 7.02(b) OF THE AGREEMENT.]

[For Class B-2] [THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES. THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT.]

Certificate No. 1	Adjustable Pass-Through Rate

Class B-[1][2] Subordinate

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

First Distribution Date: May 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $[________________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class B-[1][2] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that ___________ is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

[For Class B-1] [Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the Business Day immediately preceding such Distribution Date so long as such Certificate remains in book-entry form (and otherwise, the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date), an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month immediately following the month of the latest scheduled maturity date of any Mortgage Loan and is not likely to be the date on which the Certificate Principal Balance of this Class of Certificates will be reduced to zero.]

[For Class B-2] [Interest on this Certificate will accrue from and including the 25th day of the calendar month preceding the month in which a Distribution Date (as hereinafter defined) occurs (or, with respect to the first accrual period, the Closing Date) to and including the 24th day of the calendar month in which that Distribution Date occurs on the Certificate Principal Balance hereof at a per annum rate equal to the Pass-Through Rate set forth above and as further described in the Agreement. The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last Business Day of the month immediately preceding the month of such Distribution Date so long as this Certificate remains in non book-entry form (and otherwise, the close of business on the Business Day immediately preceding such Distribution Date) an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amount (of interest and principal, if any) required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.]

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice. The Initial Certificate Principal Balance of this Certificate is set forth above. The Certificate Principal Balance hereof will be reduced to the extent of distributions allocable to principal hereon and any Realized Losses allocable hereto.

[For Class B-2] [No transfer of this Class B-2 Certificate will be made unless such transfer is (i) exempt from the registration requirements of the Securities Act of 1933, as amended, and any applicable state securities laws or is made in accordance with said Act and laws and (ii) made in accordance with Section 7.02 of the Agreement. In the event that such transfer is to be made the Trustee shall register such transfer if, (i) made to a transferee who has provided the Trustee with evidence as to its QIB status; or (ii) (A) the transferor has advised the Trustee in writing that the Certificate is being transferred to an Institutional Accredited Investor and (B) prior to such transfer the transferee furnishes to the Trustee an Investment Letter; provided that if based upon an Opinion of Counsel to the effect that (A) and (B) above are not sufficient to confirm that such transfer is being made pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable laws, the Trustee shall as a condition of the registration of any such transfer require the transferor to furnish such other certifications, legal opinions or other information prior to registering the transfer of this Certificate as shall be set forth in such Opinion of Counsel.]

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

[For Class B-1] [Each holder of a Certificate or beneficial ownership shall be deemed to have made the representations set forth in section 7.02(b) of the Agreement.]

[For Class B-2] [This Certificate may not be acquired directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, unless the transferee certifies or represents that the proposed transfer and holding of a Certificate and the servicing, management and operation of the trust and its assets: (i) will not result in any prohibited transaction which is not covered under an individual or class prohibited transaction exemption, including, but not limited to, Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 or PTCE 96-23 and (ii) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee, which will be deemed represented by an owner of a Book-Entry Certificate or a Global Certificate, or an Opinion of Counsel specified in section 7.02 of the Agreement is provided. This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.]

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class B-[1][2] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT A-4

FORM OF CLASS C CERTIFICATEs

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT (as defined below) AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

Certificate No. 1	Percentage Interest: 100%

Class C

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007	Aggregate Certificate Notional Amount of this Certificate as of the Cut-off Date: $[____________]

First Distribution Date: May 25, 2007	Initial Certificate Notional Amount of this Certificate as of the Cut-off Date: $[____________]

Master Servicer: EMC Mortgage Corporation	CUSIP: [_______________]

Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE

SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class C Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement, dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company, Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either Exhibit E or Exhibit F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Seller and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Trustee that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer and the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class C Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT A-5

FORM OF CLASS P CERTIFICATES

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE REPRESENTS A “REGULAR INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT,” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DECREASED BY THE PRINCIPAL PAYMENTS HEREON. ACCORDINGLY, FOLLOWING THE INITIAL ISSUANCE OF THE CERTIFICATES, THE CERTIFICATE PRINCIPAL BALANCE OF THIS CERTIFICATE WILL BE DIFFERENT FROM THE DENOMINATION SHOWN BELOW. ANYONE ACQUIRING THIS CERTIFICATE MAY ASCERTAIN ITS CERTIFICATE PRINCIPAL BALANCE BY INQUIRY OF THE TRUSTEE NAMED HEREIN.

THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT (AS DEFINED BELOW) AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES.

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

Certificate No. 1	Percentage Interest: 100%

Class P

Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007	Aggregate Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

First Distribution Date: May 25, 2007	Initial Certificate Principal Balance of this Certificate as of the Cut-off Date: $100.00

Master Servicer: EMC Mortgage Corporation	CUSIP: [_________________]

Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE
SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class P Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer, the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

No transfer of this Certificate shall be made unless the transfer is made pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”), and an effective registration or qualification under applicable state securities laws, or is made in a transaction that does not require such registration or qualification. In the event that such a transfer of this Certificate is to be made without registration or qualification, the Trustee shall require receipt of (i) if such transfer is purportedly being made in reliance upon Rule 144A under the 1933 Act, written certifications from the Holder of the Certificate desiring to effect the transfer, and from such Holder’s prospective transferee, substantially in the forms attached to the Agreement as Exhibit D and either E or F, as applicable, and (ii) in all other cases, an Opinion of Counsel satisfactory to it that such transfer may be made without such registration or qualification (which Opinion of Counsel shall not be an expense of the Trust Fund or of the Depositor, the Trustee or the Master Servicer in their respective capacities as such), together with copies of the written certification(s) of the Holder of the Certificate desiring to effect the transfer and/or such Holder’s prospective transferee upon which such Opinion of Counsel is based. Neither the Depositor nor the Trustee is obligated to register or qualify the Class of Certificates specified on the face hereof under the 1933 Act or any other securities law or to take any action not otherwise required under the Agreement to permit the transfer of such Certificates without registration or qualification. Any Holder desiring to effect a transfer of this Certificate shall be required to indemnify the Trustee, the Depositor, the Seller and the Master Servicer against any liability that may result if the transfer is not so exempt or is not made in accordance with such federal and state laws.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Trustee that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of the Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class P Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT A-6

FORM OF CLASS R[-1][-2][-3][-4][X] CERTIFICATES

THIS CERTIFICATE MAY NOT BE HELD BY OR TRANSFERRED TO A NON-UNITED STATES PERSON OR A DISQUALIFIED ORGANIZATION (AS DEFINED BELOW).

SOLELY FOR U.S. FEDERAL INCOME TAX PURPOSES, THIS CERTIFICATE IS A “RESIDUAL INTEREST” IN A “REAL ESTATE MORTGAGE INVESTMENT CONDUIT” AS THOSE TERMS ARE DEFINED, RESPECTIVELY, IN SECTIONS 860G AND 860D OF THE INTERNAL REVENUE CODE OF 1986 (THE “CODE”).

NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT (AS DEFINED BELOW) OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

ANY RESALE, TRANSFER OR OTHER DISPOSITION OF THIS CERTIFICATE MAY BE MADE ONLY IF THE PROPOSED TRANSFEREE PROVIDES A TRANSFER AFFIDAVIT TO THE TRUSTEE THAT (1) SUCH TRANSFEREE IS NOT (A) THE UNITED STATES, ANY STATE OR POLITICAL SUBDIVISION THEREOF, ANY POSSESSION OF THE UNITED STATES, OR ANY AGENCY OR INSTRUMENTALITY OF ANY OF THE FOREGOING (OTHER THAN AN INSTRUMENTALITY WHICH IS A CORPORATION IF ALL OF ITS ACTIVITIES ARE SUBJECT TO TAX AND EXCEPT FOR FREDDIE MAC, A MAJORITY OF ITS BOARD OF DIRECTORS IS NOT SELECTED BY SUCH GOVERNMENTAL UNIT), (B) A FOREIGN GOVERNMENT, ANY INTERNATIONAL ORGANIZATION, OR ANY AGENCY OR INSTRUMENTALITY OF EITHER OF THE FOREGOING, (C) ANY ORGANIZATION (OTHER THAN CERTAIN FARMERS’ COOPERATIVES DESCRIBED IN SECTION 521 OF THE CODE) WHICH IS EXEMPT FROM THE TAX IMPOSED BY CHAPTER 1 OF THE CODE UNLESS SUCH ORGANIZATION IS SUBJECT TO THE TAX IMPOSED BY SECTION 511 OF THE CODE (INCLUDING THE TAX IMPOSED BY SECTION 511 OF THE CODE ON UNRELATED BUSINESS TAXABLE INCOME), (D) RURAL ELECTRIC AND TELEPHONE COOPERATIVES DESCRIBED IN SECTION 1381(a)(2)(C) OF THE CODE, (E) AN ELECTING LARGE PARTNERSHIP UNDER SECTION 775(a) OF THE CODE (ANY SUCH PERSON DESCRIBED IN THE FOREGOING CLAUSES (A), (B), (C), (D) OR (E) BEING HEREIN REFERRED TO AS A “DISQUALIFIED ORGANIZATION”), OR (F) AN AGENT OF A DISQUALIFIED ORGANIZATION, (2) NO PURPOSE OF SUCH TRANSFER IS TO IMPEDE THE ASSESSMENT OR COLLECTION OF TAX, (3) SUCH TRANSFEREE SATISFIES CERTAIN ADDITIONAL CONDITIONS RELATING TO THE FINANCIAL CONDITION OF THE PROPOSED TRANSFEREE AND (4) SUCH TRANSFEREE IS A UNITED STATES PERSON. NOTWITHSTANDING THE REGISTRATION IN THE CERTIFICATE REGISTER OR ANY TRANSFER, SALE OR OTHER DISPOSITION OF THIS CERTIFICATE TO A DISQUALIFIED ORGANIZATION OR AN AGENT OF A DISQUALIFIED ORGANIZATION OR A NON-UNITED STATES PERSON, SUCH REGISTRATION SHALL BE DEEMED TO BE OF NO LEGAL FORCE OR EFFECT WHATSOEVER AND SUCH PERSON SHALL NOT BE DEEMED TO BE A CERTIFICATEHOLDER FOR ANY PURPOSE HEREUNDER, INCLUDING, BUT NOT LIMITED TO, THE RECEIPT OF DISTRIBUTIONS ON THIS CERTIFICATE. EACH HOLDER OF THIS CERTIFICATE BY ACCEPTANCE OF THIS CERTIFICATE SHALL BE DEEMED TO HAVE CONSENTED TO THE PROVISIONS OF THIS PARAGRAPH.

Certificate No. 1

Class R[-1][-2][-3][-4][X]
Percentage Interest: 100%
Date of Pooling and Servicing Agreement and Cut-off Date: April 1, 2007

First Distribution Date: May 25, 2007

Master Servicer: EMC Mortgage Corporation
CUSIP: [____________]
Assumed Final Distribution Date: May 25, 2037

ASSET-BACKED CERTIFICATE

SERIES 2007-AC4

evidencing a percentage interest in the distributions allocable to the Class R[-1][-2][-3][-4][X] Certificates with respect to a Trust Fund consisting primarily of a pool of conventional, one- to four-family, fixed interest rate mortgage loans sold by BEAR STEARNS ASSET BACKED SECURITIES I LLC.

This Certificate is payable solely from the assets of the Trust Fund, and does not represent an obligation of or interest in Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee referred to below or any of their affiliates or any other person. Neither this Certificate nor the underlying Mortgage Loans are guaranteed or insured by any governmental entity or by Bear Stearns Asset Backed Securities I LLC, the Master Servicer or the Trustee or any of their affiliates or any other person. None of Bear Stearns Asset Backed Securities I LLC, the Master Servicer or any of their affiliates will have any obligation with respect to any certificate or other obligation secured by or payable from payments on the Certificates.

This certifies that Bear, Stearns Securities Corp. is the registered owner of the Percentage Interest evidenced hereby in the beneficial ownership interest of Certificates of the same Class as this Certificate in a trust (the “Trust Fund”) generally consisting of conventional, first lien, fixed rate mortgage loans secured by one- to four- family residences (collectively, the “Mortgage Loans”) sold by Bear Stearns Asset Backed Securities I LLC (“BSABS I”). The Mortgage Loans were sold by EMC Mortgage Corporation (“EMC”) and Master Funding LLC to BSABS I. EMC will act as master servicer of the Mortgage Loans (the “Master Servicer,” which term includes any successors thereto under the Agreement referred to below). The Trust Fund was created pursuant to the Pooling and Servicing Agreement dated as of the Cut-off Date specified above (the “Agreement”), among BSABS I, as depositor (the “Depositor”), EMC, as Master Servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), a summary of certain of the pertinent provisions of which is set forth hereafter. To the extent not defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Agreement. This Certificate is issued under and is subject to the terms, provisions and conditions of the Agreement, to which Agreement the Holder of this Certificate by virtue of its acceptance hereof assents and by which such Holder is bound.

Each Holder of this Certificate will be deemed to have agreed to be bound by the restrictions set forth in the Agreement to the effect that (i) each person holding or acquiring any Ownership Interest in this Certificate must be a Permitted Transferee, (ii) the transfer of any Ownership Interest in this Certificate will be conditioned upon the delivery to the Trustee of, among other things, an affidavit to the effect that it is a Permitted Transferee, (iii) any attempted or purported transfer of any Ownership Interest in this Certificate in violation of such restrictions will be absolutely null and void and will vest no rights in the purported transferee, and (iv) if any person other than a Permitted Transferee acquires any Ownership Interest in this Certificate in violation of such restrictions, then the Depositor will have the right, in its sole discretion and without notice to the Holder of this Certificate, to sell this Certificate to a purchaser selected by the Depositor, which purchaser may be the Depositor, or any affiliate of the Depositor, on such terms and conditions as the Depositor may choose.

The Trustee will distribute on the 25th day of each month, or, if such 25th day is not a Business Day, the immediately following Business Day (each, a “Distribution Date”), commencing on the First Distribution Date specified above, to the Person in whose name this Certificate is registered at the close of business on the last day (or if such last day is not a Business Day, the Business Day immediately preceding such last day) of the calendar month immediately preceding the month in which the Distribution Date occurs, an amount equal to the product of the Percentage Interest evidenced by this Certificate and the amounts required to be distributed to the Holders of Certificates of the same Class as this Certificate. The Assumed Final Distribution Date is the Distribution Date in the month following the latest scheduled maturity date of any Mortgage Loan.

Distributions on this Certificate will be made by the Trustee by check mailed to the address of the Person entitled thereto as such name and address shall appear on the Certificate Register or, if such Person so requests by notifying the Trustee in writing as specified in the Agreement, by wire transfer. Notwithstanding the above, the final distribution on this Certificate will be made after due notice by the Trustee of the pendency of such distribution and only upon presentation and surrender of this Certificate at the office or agency appointed by the Trustee for that purpose and designated in such notice.

No transfer of this Certificate shall be made to any person, unless the transferee provides either (i) a certification pursuant to section 7.02(b) of the Agreement or an (ii) Opinion of Counsel pursuant to section 7.02(b) of the Agreement, satisfactory to the Trustee that the purchase and holding of this Certificate are permissible under applicable law, will not constitute or result in any non-exempt prohibited transactions under Section 406 ERISA or Section 4975 of the Code and will not subject the Trustee, Master Servicer or the Depositor to any obligation or liability in addition to those undertaken in the Agreement.

This Certificate is one of a duly authorized issue of Certificates designated as set forth on the face hereof (the “Certificates”). The Certificates, in the aggregate, evidence the entire beneficial ownership interest in the Trust Fund formed pursuant to the Agreement.

The Certificateholder, by its acceptance of this Certificate, agrees that it will look solely to the Trust Fund for payment hereunder and that the Trustee is not liable to the Certificateholders for any amount payable under this Certificate or the Agreement or, except as expressly provided in the Agreement, subject to any liability under the Agreement.

This Certificate does not purport to summarize the Agreement and reference is made to the Agreement for the interests, rights and limitations of rights, benefits, obligations and duties evidenced hereby, and the rights, duties and immunities of the Trustee.

The Agreement permits, with certain exceptions therein provided, the amendment thereof and the modification of the rights and obligations of the Depositor and the rights of the Certificateholders under the Agreement from time to time by the parties thereto with the consent of the Holders of the Certificates evidencing over 50% of the Voting Rights of the Certificates, or with the consent of the Holders of the Class or Classes of Certificates affected thereby evidencing over 50% of the Voting Rights of such Class or Classes, as applicable. Any such consent by the Holder of this Certificate shall be conclusive and binding on such Holder and upon all future Holders of this Certificate and of any Certificate issued upon the transfer hereof or in lieu hereof whether or not notation of such consent is made upon this Certificate. The Agreement also permits the amendment thereof, in certain limited circumstances, without the consent of the Holders of any of the Certificates.

As provided in the Agreement and subject to certain limitations therein set forth, the transfer of this Certificate is registrable with the Trustee upon surrender of this Certificate for registration of transfer at the offices or agencies maintained by the Trustee for such purposes, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Trustee duly executed by the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Certificates in authorized denominations representing a like aggregate Percentage Interest will be issued to the designated transferee.

The Certificates are issuable only as registered Certificates without coupons in the Classes and denominations specified in the Agreement. As provided in the Agreement and subject to certain limitations therein set forth, this Certificate is exchangeable for one or more new Certificates evidencing the same Class and in the same aggregate Percentage Interest, as requested by the Holder surrendering the same.

No service charge will be made to the Certificateholders for any such registration of transfer, but the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. The Depositor, the Master Servicer, the Trustee and any agent of any of them may treat the Person in whose name this Certificate is registered as the owner hereof for all purposes, and none of Depositor, the Master Servicer, the Trustee or any such agent shall be affected by notice to the contrary.

The obligations created by the Agreement and the Trust Fund created thereby (other than the obligations to make payments to Certificateholders with respect to the termination of the Agreement) shall terminate upon the earlier of (i) the later of (A) the maturity or other liquidation (or Advance with respect thereto) of the last Mortgage Loan remaining in the Trust Fund and disposition of all property acquired upon foreclosure or deed in lieu of foreclosure of any Mortgage Loan and (B) the remittance of all funds due under the Agreement, or (ii) the optional repurchase by the party named in the Agreement of all the Mortgage Loans and other related assets of the Trust Fund in accordance with the terms of the Agreement. Such optional repurchase may be made only on or after the first Distribution Date on which the aggregate Stated Principal Balance of the Mortgage Loans is less than or equal to a certain percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the Cut-off Date as set forth in the Agreement. The exercise of such right will effect the early retirement of the Certificates. In no event, however, will the Trust Fund created by the Agreement continue beyond the earlier of (i) the expiration of 21 years after the death of certain persons identified in the Agreement and (ii) the Latest Possible Maturity Date (as defined in the Agreement).

Unless this Certificate has been countersigned by an authorized signatory of the Trustee by manual signature, this Certificate shall not be entitled to any benefit under the Agreement, or be valid for any purpose.

IN WITNESS WHEREOF, the Trustee has caused this Certificate to be duly executed.

Dated: April 30, 2007	WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

CERTIFICATE OF AUTHENTICATION

This is one of the Class R[-1][-2][-3][-4][X] Certificates referred to in the within-mentioned Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

ASSIGNMENT

FOR VALUE RECEIVED, the undersigned hereby sell(s), assign(s) and transfer(s) unto __________________________________ (Please print or typewrite name and address including postal zip code of assignee) a Percentage Interest evidenced by the within Asset-Backed Certificate and hereby authorizes the transfer of registration of such interest to assignee on the Certificate Register of the Trust Fund.

I (We) further direct the Certificate Registrar to issue a new Certificate of a like denomination and Class, to the above named assignee and deliver such Certificate to the following address:

.

Dated:
Signature by or on behalf of assignor

Signature Guaranteed

DISTRIBUTION INSTRUCTIONS

This assignee should include the following for purposes of distribution:

Distributions shall be made, by wire transfer or otherwise, in immediately available funds
to _________________________________________________________________________________________________________________________	,
for the account of _____________________________________________________________________________________________________________	,
account number ___________, or, if mailed by check, to ________________________________________________________________________________	,
Applicable statements should be mailed to ___________________________________________________________________________________________	,
____________________________________________________________________________________________________________________________	.

This information is provided by ___________________________________________________________________________________________________	,
the assignee named above, or _____________________________________________________________________________________________________	,
as its agent.

EXHIBIT B

MORTGAGE LOAN SCHEDULE

MATURITY_DATE     FIRST_PAY_DATE    ORIGINAL_BALANCE           PAYMENT                 CURRENT_BALANCE                    STATE1                   STATED_REM_TERM          CITY1
-------------     --------------    ----------------           -------                 ---------------                    ------                   ---------------          -----
20211201             20070101            650000                 5662.2                      640194                      California                         176
20370301             20070401            280692                1549.65                      280692                      Colorado                           359
20361201             20070101            210900                1032.53                      210900                      California                         356
20370101             20070201            188000                1115.92                      187944                      Florida                            357
20211001             20061101            256750                2254.25                      251660                      California                         174
20370101             20070201            167105                1139.96                      166712                      Louisiana                          357
20370101             20070201            259920                1434.98                      259920                      Virginia                           357
20370101             20070201            328000                1776.19                      327911                      Maryland                           357
20370301             20070401            690000                4361.27                      689376                      Nevada                             359
20370201             20070301            151900                 972.64                      151631                      Virginia                           358
20370301             20070401            615000                3523.44                      615000                      Florida                            359
20370301             20070401            480000                3113.27                      479587                      Michigan                           359
20370301             20070401            820000                5182.96                      819259                      Michigan                           359
20370201             20070301            216000                1347.56                      215599                      California                         358
20370301             20070401            525000                3318.36                      524525                      Maryland                           359
20370201             20070301            102600                 630.56                      102600                      Alaska                             358
20370301             20070401            840000                5448.22                      839277                      Massachusetts                      359
20370101             20070201            140600                1031.67                      140315                      Florida                            357
20370301             20070401            700000                4424.48                      699367                      Florida                            359
20370201             20070301            245700                1612.41                      245700                      Alaska                             358
20370201             20070301            108400                  694.1                      108208                      Michigan                           358
20370301             20070401            520000                3117.66                      519482                      California                         359
20370301             20070401            574000                3675.38                      573494                      California                         359
20370301             20070401            493600                3839.17                      493309                      California                         359
20370201             20070301            526361                3326.96                      525407                      Nevada                             358
20370201             20070301            263250                1700.16                      263250                      Florida                            358
20370201             20070301            54790                  359.94                      54698                       Pennsylvania                       358
20370301             20070401            232000                1329.17                      232000                      Maryland                           359
20370301             20070401            260000                1751.67                      259792                      Washington                         359
20370101             20070201            130000                 965.25                      129743                      Tennessee                          357
20370101             20070201            262000                2061.16                      261544                      Pennsylvania                       357
20370301             20070401            63350                  481.51                      63311                       Texas                              359
20370101             20070201            408500                2593.14                      408100                      New Jersey                         357
20370101             20070201            175000                1149.63                      174487                      Georgia                            357
20370301             20070401            180800                1187.73                      180648                      Arizona                            359
20370301             20070401            640000                 4311.8                      634903                      Maryland                           359
20370301             20070401            66400                  487.22                      66355                       North Carolina                     359
20370101             20070201            90000                  848.61                      89900                       Michigan                           357
20370301             20070401            238923                1670.59                      238746                      Florida                            359
20370301             20070401            138750                1066.87                      138666                      Arizona                            359
20370201             20070301            198000                1258.13                      198000                      Maryland                           358
20370201             20070301            147100                 950.02                      147100                      Georgia                            358
20370201             20070301            283030                1680.49                      283030                      Arizona                            358
20370101             20070201            191000                1238.82                      190085                      Georgia                            357
20361201             20070101            910000                5213.54                      910000                      Florida                            356
20370201             20070301            61600                     385                      61600                       Tennessee                          358
20370301             20070401            85500                  605.63                      85500                       Georgia                            359
20370301             20070401            152600                1015.25                      152475                      Alabama                            359
20370301             20070401            83200                  588.88                      83140                       Texas                              359
20370301             20070401            188000                1077.08                      188000                      Arizona                            359
20370301             20070401            247920                1472.03                      247920                      Arizona                            359
20370301             20070401            82300                  531.52                      82300                       Delaware                           359
20370301             20070401            500000                   3125                      500000                      Arizona                            359
20370201             20070301            411200                2223.18                      410434                      District of Columbia               358
20370301             20070401            813000                4657.81                      813000                      Washington                         359
20370301             20070401            142500                1020.89                      142399                      Virginia                           359
20370201             20070301            146400                 925.35                      145767                      Texas                              358
20370301             20070401            239400                1471.31                      239400                      Virginia                           359
20370301             20070401            300000                 1812.5                      300000                      Nevada                             359
20370101             20070201            56000                  491.45                      55330                       Indiana                            357
20370101             20070201            435050                2447.16                      435050                      Virginia                           357
20361101             20061201            50100                  397.72                      49951                       Ohio                               355
20370301             20070401            94400                  643.98                      94326                       Texas                              359
20370301             20070401            281600                   1760                      281600                      Nevada                             359
20370301             20070401            275200                   1548                      275200                      Georgia                            359
20370201             20070301            125236                 782.73                      125236                      Georgia                            358
20370301             20070401            123000                  717.5                      123000                      Nevada                             359
20370301             20070401            285000                1692.19                      285000                      Georgia                            359
20361101             20061201            69900                  500.78                      69650                       Ohio                               355
20370201             20070301            206800                1324.17                      206434                      Florida                            358
20370301             20070401            190320                1298.32                      190172                      Florida                            359
20370301             20070401            87750                  621.56                      87750                       Georgia                            359
20370301             20070401            237490                1620.11                      237305                      Texas                              359
20370101             20070201            199200                1549.36                      198845                      Oklahoma                           177
20370201             20070301            129271                 993.98                      129114                      Texas                              358
20370301             20070401           1430100                7746.38                     1430100                      Texas                              359
20370301             20070401            230680                1513.84                      230680                      Florida                            359
20370201             20070301            200000                1330.61                      199671                      Maine                              358
20370301             20070401            97420                  681.17                      97348                       Indiana                            359
20370301             20070401           1000000                5208.33                     1000000                      District of Columbia               359
20370301             20070401            103265                 678.38                      103178                      Texas                              359
20370301             20070401            161000                1084.69                      160871                      Georgia                            359
20370201             20070301            227628                1495.35                      227244                      Tennessee                          358
20370201             20070301            102392                 672.64                      102219                      Texas                              358
20370201             20070301            348000                1921.25                      348000                      Maryland                           358
20370201             20070301            126956                 866.06                      126757                      Texas                              358
20370301             20070401            148000                 817.08                      148000                      Arizona                            359
20370301             20070401            175200                1136.34                      175049                      Washington                         359
20370101             20070201            189000                1337.73                      188587                      Maryland                           357
20370301             20070401            346000                1766.04                      345999                      New York                           359
20370301             20070401            207920                1562.03                      207787                      Florida                            359
20370101             20070201            200100                1331.27                      199605                      Texas                              357
20470301             20070401            265000                1575.12                      264888                      Massachusetts                      359
20370201             20070301            125600                 910.69                      125427                      Virginia                           358
20370201             20070301            200000                 1312.5                      200000                      Virginia                           358
20370201             20070301            213600                 1201.5                      213600                      Illinois                           358
20210701             20060801            60000                   543.5                      58274                       Virginia                           171
20360701             20060801            110000                 797.58                      109286                      Michigan                           171
20360601             20060701            128000                 905.98                      127047                      Florida                            170
20370301             20070401            316000                1909.17                      316000                      Arizona                            359
20370301             20070401            166500                1135.82                      166370                      Massachusetts                      359
20370301             20070401            348000                1993.75                      348000                      New Jersey                         359
20211101             20061201            275000                1546.88                      275000                      New York                           175
20370301             20070401            340000                1877.08                      340000                      New Jersey                         359
20370301             20070401           1456000                8341.67                     1456000                      California                         359
20361201             20070101            62800                   423.1                      62575                       Georgia                            356
20470301             20070401            472000                3149.79                      471774                      District of Columbia               359
20370101             20070201           1450000                8810.35                     1445750                      Nevada                             177
20361201             20070101            276000                1494.99                      275998                      Nevada                             356
20370301             20070401            116250                 714.43                      116246                      Florida                            359
20370101             20070201            600000                   3875                      600000                      California                         357
20360701             20060801            84000                  587.34                      83373                       Michigan                           171
20370101             20070201            337600                1969.33                      337600                      California                         357
20370401             20070501            215600                1167.83                      215600                      Arizona                            360
20370301             20070401            425883                2656.96                      425489                      Indiana                            359
20360501             20060601            160000                 972.18                      158062                      Virginia                           349
20360601             20060701            44150                   316.3                      43829                       North Carolina                     170
20370101             20070201            243800                1396.77                      243800                      California                         357
20360701             20060801            53400                  373.38                      53034                       Maryland                           171
20470301             20070401            70000                  486.72                      69980                       North Carolina                     359
20360701             20060801            280000                2005.95                      278175                      Michigan                           171
20360701             20060801            57600                  417.64                      57192                       Indiana                            171
20210501             20060601            580000                5376.67                      560118                      New York                           169
20210901             20061001            376000                2389.17                      376000                      California                         173
20370101             20070201            116080                 782.06                      115800                      Ohio                               357
20210901             20061001            432000                   2700                      432000                      Arizona                            173
20370101             20070201            158000                1015.34                      157214                      California                         357
20370101             20070201            128000                 840.87                      127676                      New Mexico                         357
20370101             20070201            156000                 991.25                      156000                      Florida                            357
20370101             20070201            98800                  565.47                      98700                       Michigan                           357
20361201             20070101            212000                1410.45                      211299                      Ohio                               356
20370201             20070301            211200                1052.48                      211200                      Texas                              358
20370201             20070301            388800                 2146.5                      388800                      Maryland                           358
20370201             20070301            66400                  441.77                      66290                       Texas                              358
20370201             20070301            66240                   440.7                      66128                       Texas                              358
20370201             20070301            219200                1255.83                      219200                      Virginia                           358
20370201             20070301            66400                  441.77                      66290                       Texas                              358
20370201             20070301            66400                  441.77                      66289                       Texas                              358
20370201             20070301            116000                 723.69                      115785                      Texas                              358
20370401             20070501            528000                3468.59                      528000                      California                         360
20370101             20070201            128000                 873.19                      127699                      Illinois                           357
20370101             20070201            201904                1114.68                      201904                      Florida                            357
20370101             20070201            341900                 1958.8                      341900                      Maryland                           357
20361201             20070101            148000                 972.26                      147498                      Illinois                           356
20370101             20070201            225000                 1440.7                      224366                      Rhode Island                       357
20370101             20070201            62480                  431.54                      62336                       Texas                              357
20370101             20070201            187405                1034.63                      187405                      Texas                              357
20370101             20070201            96075                  591.56                      95800                       Texas                              357
20370101             20070201            186050                1175.97                      185543                      New Jersey                         357
20370201             20070301            157600                 1022.2                      157328                      Texas                              358
20370201             20070301            588000                 3062.5                      588000                      Hawaii                             358
20370201             20070301            308000                1997.69                      307468                      California                         358
20370201             20070301            180000                 1087.5                      180000                      Florida                            358
20370201             20070301            46800                  319.26                      46727                       Connecticut                        358
20370201             20070301            193000                1045.42                      193000                      Nevada                             358
20370201             20070301            46800                  319.26                      46727                       Connecticut                        358
20211201             20070101            556000                5353.63                      549579                      Ohio                               176
20361201             20070101            134320                 848.99                      133830                      Ohio                               356
20370201             20070301            46800                  319.26                      46727                       Connecticut                        358
20470301             20070401            381500                 2336.2                      381349                      New Jersey                         359
20370101             20070201            243150                1342.39                      243150                      Arizona                            357
20370101             20070201            144000                 886.64                      143588                      Texas                              357
20370101             20070201            272000                1719.23                      270933                      Texas                              357
20370301             20070401            159560                 997.25                      159560                      Iowa                               359
20370101             20070201            389600                2150.92                      389600                      California                         357
20370101             20070201            98000                  676.87                      97775                       Maryland                           357
20370101             20070201            319200                1828.75                      319200                      Maryland                           357
20370301             20070401            212000                1302.92                      212000                      Florida                            359
20370101             20070201            214000                   1388                      213444                      Ohio                               357
20370101             20070201            156600                1028.76                      156203                      Georgia                            357
20370101             20070201            108800                 788.88                      108572                      Colorado                           357
20370101             20070201            128000                 905.98                      127675                      Ohio                               357
20370101             20070201            149600                  995.3                      149230                      Texas                              357
20370101             20070201            255800                1723.38                      255183                      Utah                               357
20370101             20070201            242400                   1515                      242400                      Maryland                           357
20370101             20070201            330640                1894.29                      330640                      Texas                              357
20361201             20070101            304200                1742.81                      304200                      Connecticut                        356
20361201             20070101            131920                 877.67                      131423                      North Carolina                     356
20370101             20070201            273600                 1843.3                      272940                      Illinois                           357
20370101             20070201            255000                 1487.5                      255000                      Missouri                           357
20370101             20070201            159000                 861.25                      159000                      Florida                            357
20370101             20070201            133600                 922.74                      133293                      Delaware                           357
20370101             20070201            295200                1752.75                      295200                      Virginia                           357
20370301             20070401            259200                1638.32                      258966                      Colorado                           359
20370301             20070401            140000                  978.9                      139896                      Texas                              359
20370301             20070401            173000                1122.07                      172809                      California                         359
20370101             20070201            109397                 729.31                      109397                      Texas                              357
20370301             20070401            870750                4988.67                      870750                      California                         359
20370301             20070401            102400                 638.84                      102305                      New Jersey                         359
20370301             20070401            204000                1296.25                      204000                      Florida                            359
20370301             20070401            73000                  535.65                      72951                       Georgia                            359
20370301             20070401            332000                2098.47                      331700                      Alabama                            359
20370301             20070401            109900                 740.42                      109712                      Texas                              359
20370101             20070201            149000                1158.91                      148734                      Mississippi                        357
20361201             20070101            327300                2545.71                      326519                      Texas                              356
20361001             20061101            100900                 630.63                      100900                      North Carolina                     354
20361101             20061201            112000                 746.42                      111963                      Alabama                            355
20370301             20070401            156085                 961.04                      155937                      Florida                            359
20370201             20070301            151312                    944                      151031                      Arizona                            358
20370201             20070301            251182                1670.96                      250769                      South Carolina                     358
20370301             20070401            395500                2307.08                      395500                      Florida                            359
20370201             20070301            417000                2809.41                      416331                      North Carolina                     358
20361201             20070101            576000                3735.93                      573999                      Indiana                            356
20361201             20070101            487500                3121.52                      485765                      California                         356
20361201             20070101            454400                3023.14                      452897                      Florida                            356
20370201             20070301            585000                3843.03                      584014                      Connecticut                        358
20370101             20070201            450000                3301.94                      449088                      Connecticut                        357
20370201             20070301            444500                2957.27                      443769                      Arizona                            358
20370301             20070401            273900                1868.48                      273686                      Arizona                            359
20370301             20070401            280000                   1750                      280000                      New Jersey                         359
20370301             20070401            224000                1547.11                      223830                      Florida                            359
20370101             20070201            138500                1089.59                      138259                      Michigan                           357
20370301             20070401            205760                1283.68                      205569                      Florida                            359
20370101             20070201            107000                1141.97                      106917                      Florida                            357
20370301             20070401            327850                1878.31                      327850                      Utah                               359
20370101             20070201            156600                1176.48                      156298                      Georgia                            357
20370101             20070201            161500                 925.26                      161500                      Arizona                            357
20220201             20070301            280000                2575.79                      278285                      Georgia                            178
20370301             20070401            169600                1071.99                      169436                      Utah                               359
20370201             20070301            47500                  403.74                      47454                       Missouri                           358
20370101             20070201            389500                2556.09                      389500                      California                         357
20370101             20070201            197740                1365.74                      197263                      Oregon                             357
20370101             20070201            306900                2145.89                      306212                      Virginia                           357
20370101             20070201            113600                 794.31                      113345                      Texas                              357
20370101             20070201            99200                  651.68                      98866                       New Mexico                         357
20370201             20070301            319200                1695.75                      319200                      California                         358
20370201             20070301            394000                2687.78                      393383                      California                         358
20370201             20070301            344800                1795.83                      344800                      Virginia                           358
20370201             20070301            160000                    950                      160000                      Florida                            358
20370201             20070301            113600                 591.67                      113600                      Ohio                               358
20370201             20070301            335200                 1885.5                      335200                      California                         358
20370201             20070301            260000                1664.81                      259540                      California                         358
20370201             20070301            215920                1436.53                      215565                      Texas                              358
20211001             20061101            528000                   3135                      528000                      California                         174
20220101             20070201            88000                  760.54                      87116                       Ohio                               177
20370101             20070201            77350                   501.7                      77149                       Arkansas                           357
20370101             20070201            72800                  502.82                      72633                       Ohio                               357
20361201             20070101            191600                1226.84                      190856                      California                         356
20370101             20070201            360000                 1987.5                      360000                      California                         357
20370301             20070401            59250                  419.37                      59207                       Georgia                            359
20370101             20070201            54150                  392.63                      53354                       Pennsylvania                       357
20370301             20070401            485000                3145.71                      484582                      Tennessee                          359
20370101             20070201            191920                1181.69                      191371                      Virginia                           357
20361201             20070101            144500                1035.22                      144086                      Illinois                           356
20361201             20070101            208000                1256.67                      208000                      Arizona                            356
20370101             20070201            72100                  479.69                      71922                       Illinois                           357
20370101             20070201            132000                 922.97                      131704                      Illinois                           357
20370301             20070401            176000                1156.19                      175526                      Texas                              359
20370201             20070301            66000                  417.17                      65880                       Texas                              358
20370201             20070301            188000                1057.36                      187975                      Illinois                           358
20370201             20070301            156000                1007.47                      155996                      Florida                            358
20370201             20070301            162400                1107.86                      162146                      Florida                            358
20211001             20061101            468000                   2730                      468000                      Virginia                           174
20220101             20070201            166400                1566.28                      163507                      Kentucky                           177
20470301             20070401            260000                1476.12                      259878                      California                         359
20370301             20070401            342920                2281.46                      342639                      Florida                            359
20370101             20070201            188000                1203.79                      187500                      Texas                              357
20370101             20070201            127200                 814.48                      126852                      Pennsylvania                       357
20370101             20070201            192000                   1080                      192000                      New Jersey                         357
20370101             20070201            224800                1458.05                      224216                      Michigan                           357
20370101             20070201            115150                 834.92                      114911                      Texas                              357
20370101             20070201            183920                1192.91                      183439                      Pennsylvania                       357
20361201             20070101            247500                1340.63                      247500                      Washington                         356
20200501             20050601            88600                  765.73                      81392                       Texas                              157
20370301             20070401            132000                 783.75                      132000                      Georgia                            359
20361201             20070101            424500                3041.17                      423290                      Illinois                           176
20370101             20070201            174400                1053.41                      174357                      North Carolina                     357
20370101             20070201            180950                 980.15                      180950                      Nevada                             357
20370301             20070401            360000                   2250                      360000                      California                         359
20361201             20070101            342200                1817.94                      342200                      Nevada                             356
20370101             20070201            134250                  713.2                      134250                      Washington                         357
20370101             20070201            128800                 878.65                      128470                      Missouri                           357
20370101             20070201            300000                1896.21                      299182                      California                         357
20370101             20070201            212000                1410.45                      211476                      Utah                               357
20370301             20070401            470000                2790.63                      470000                      Washington                         359
20370301             20070401            422955                 3030.1                      422656                      Florida                            359
20370101             20070201            247500                1688.39                      246917                      New Jersey                         357
20361101             20061201            522069                3473.34                      519904                      Florida                            355
20361101             20061201            468293                3037.34                      465019                      Florida                            355
20370401             20070501            536000                3656.47                      536000                      California                         360
20361201             20070101            220000                1482.18                      219290                      Illinois                           176
20370301             20070401            223920                 1492.8                      223920                      Florida                            359
20370301             20070401            698000                3998.96                      698000                      Maine                              359
20370301             20070401            103200                    645                      103200                      California                         359
20370101             20070201            95000                  672.41                      94792                       Maryland                           357
20370101             20070201            187200                    975                      187200                      Washington                         357
20370401             20070501            480000                3356.23                      480000                      Florida                            360
20370101             20070201            440000                2673.49                      438710                      California                         357
20370201             20070301            784000                4891.14                      782544                      New York                           358
20370101             20070201            237200                1284.83                      237200                      Rhode Island                       357
20370201             20070301            499000                2702.92                      499000                      California                         358
20370201             20070301           1160000                7142.32                     1157793                      North Carolina                     358
20361201             20070101            745700                 4836.6                      743110                      Florida                            356
20370301             20070401            521800                3128.46                      521281                      Virginia                           359
20370101             20070201            944000                5966.73                      941426                      California                         357
20370201             20070301            429200                2503.67                      429200                      New Jersey                         358
20470301             20070401            361656                2149.63                      361503                      Colorado                           359
20370101             20070201           1000000                5208.33                     1000000                      New York                           357
20370301             20070401            675000                4378.04                      674419                      Michigan                           359
20470101             20070101            196000                1164.99                      195666                      Maryland                           356
20370101             20070201            90950                  659.46                      90761                       Texas                              357
20370401             20070501            397592                2029.38                      397592                      Illinois                           360
20370201             20070301           1230000                7774.44                     1227770                      Alabama                            358
20370201             20070301            520000                2979.17                      520000                      Washington                         358
20370301             20070401           1500000                9481.02                     1498644                      California                         359
20370201             20070301            570000                3509.59                      568916                      Pennsylvania                       358
20370301             20070401            528000                 3512.8                      527567                      Minnesota                          359
20370201             20070301            600000                   3750                      600000                      North Carolina                     358
20370301             20070401            595200                   3410                      595200                      Wyoming                            359
20370301             20070401            472000                3179.95                      471423                      California                         359
20370301             20070401            595000                3760.81                      594462                      Massachusetts                      359
20360101             20070101            188000                1379.48                      185910                      Illinois                           176
20370201             20070301            417000                3132.78                      416466                      Florida                            358
20360601             20060701            130400                  934.2                      129452                      Utah                               170
20370301             20070401            910000                5826.83                      909197                      Wisconsin                          359
20470301             20070401            225000                1357.55                      224908                      California                         359
20370301             20070401            256428                1469.12                      256428                      Washington                         359
20360701             20060801            104750                 768.62                      104100                      Michigan                           171
20370101             20070201            960000                6306.52                      957567                      Hawaii                             357
20370301             20070401            451350                2538.84                      451350                      Maryland                           359
20370301             20070401            540000                   2925                      540000                      Virginia                           359
20370201             20070301            476650                2879.76                      476650                      Utah                               358
20370201             20070301            599600                3310.29                      599600                      Washington                         358
20370301             20070401            440000                2964.37                      439648                      North Carolina                     359
20370301             20070401            219200                1278.67                      219200                      Washington                         359
20370301             20070401            124000                 710.42                      124000                      California                         359
20370201             20070301            155000                1044.27                      154751                      Arizona                            358
20360601             20060701            141750                 991.14                      140666                      North Carolina                     170
20370301             20070401            580000                 3713.8                      579488                      Maryland                           359
20360601             20060701            69600                  463.05                      69014                       Indiana                            170
20370301             20070401            568000                3076.67                      568000                      Virginia                           359
20370301             20070401            496000                 3299.9                      495593                      Arizona                            359
20370201             20070301            490000                3017.01                      489068                      California                         358
20370301             20070401            260000                   1625                      260000                      Florida                            359
20370301             20070401            585000                3229.69                      585000                      New York                           359
20370201             20070301            585000                3107.81                      585000                      Tennessee                          358
20370301             20070401            99200                     651                      99200                       Florida                            359
20361101             20061201            423000                2599.69                      423000                      California                         355
20370301             20070401            520000                2870.83                      520000                      California                         359
20370301             20070401            495000                3503.58                      494642                      New Jersey                         359
20370301             20070401            500000                3242.99                      499570                      California                         359
20370301             20070401            628700                3820.05                      628089                      Florida                            359
20370401             20070501            162400                1053.33                      162400                      Georgia                            360
20370201             20070301            115200                    648                      115200                      Michigan                           358
20370301             20070401            159200                 978.42                      159200                      Georgia                            359
20470201             20070301            176255                 969.78                      176078                      Arizona                            358
20370101             20070201            298400                1554.17                      298400                      Minnesota                          357
20370101             20070201            342000                 2137.5                      342000                      Florida                            357
20370101             20070201            326400                   1836                      326400                      Arizona                            357
20370201             20070301            152000                 985.87                      151735                      Wisconsin                          358
20370201             20070301            252000                1740.51                      251615                      Illinois                           358
20370201             20070301            253320                1706.67                      252914                      Illinois                           358
20370201             20070301            144000                 970.16                      143769                      Virginia                           358
20370201             20070301            138240                 908.14                      138007                      Connecticut                        358
20370301             20070401           1312500                7519.53                     1312500                      North Carolina                     359
20370101             20070201            282290                1558.48                      282290                      Florida                            357
20370301             20070401            613000                3384.27                      613000                      California                         359
20370101             20070201            396000                 2186.2                      395990                      Maryland                           357
20370101             20070201            136000                 870.83                      135616                      Kentucky                           357
20370101             20070201            104000                 671.67                      104000                      Maryland                           357
20370101             20070201            264000                1333.17                      261192                      Maryland                           357
20361201             20070101            101150                 742.21                      99665                       Maryland                           356
20370101             20070201            128000                    895                      127713                      New Hampshire                      357
20370201             20070301            109600                  684.1                      109456                      Michigan                           358
20370101             20070201            217650                1503.26                      217150                      Arizona                            357
20370401             20070501            124656                 925.57                      124656                      Texas                              360
20370201             20070301            174800                 928.63                      174800                      Illinois                           358
20370301             20070401            145680                 895.33                      145680                      Minnesota                          359
20370401             20070501            272000                1643.33                      272000                      Minnesota                          360
20370201             20070301            218720                1161.95                      218720                      Texas                              358
20370201             20070301            77250                  520.45                      77126                       Texas                              358
20370201             20070301            114400                    742                      114202                      Texas                              358
20370101             20070201            420000                2829.62                      418900                      Hawaii                             357
20370201             20070301            128800                 711.08                      128800                      Ohio                               358
20370201             20070301            128000                 928.09                      127823                      Ohio                               358
20370201             20070301            128000                 928.09                      127823                      Ohio                               358
20370201             20070301            137250                 901.64                      137019                      Utah                               358
20370201             20070301            241600                   1359                      241600                      Maryland                           358
20211201             20070101            235000                2314.14                      232374                      Virginia                           176
20370301             20070401            168600                1311.35                      168500                      Texas                              359
20370101             20070201            104000                 631.92                      103695                      Texas                              357
20370101             20070201            252000                1255.05                      251850                      Virginia                           357
20370101             20070201            32310                  231.48                      32241                       Ohio                               357
20370401             20070501            207200                1316.58                      207200                      New Jersey                         360
20370101             20070201            53800                  357.94                      53652                       West Virginia                      357
20370101             20070201            340000                1983.33                      340000                      Montana                            357
20370101             20070201            320000                1733.33                      320000                      California                         357
20370101             20070201            105600                 667.47                      105312                      Texas                              357
20220201             20070301            164000                1395.03                      162811                      Ohio                               178
20370301             20070401            125800                 720.73                      125800                      Georgia                            359
20370201             20070301            63632                  444.93                      63537                       Texas                              358
20370201             20070301            131200                 840.09                      130941                      Minnesota                          358
20370201             20070301            208000                1297.65                      207614                      Texas                              358
20470301             20070401            515000                3200.37                      514804                      California                         359
20370201             20070301            58000                   400.6                      57911                       Ohio                               358
20370201             20070301            127500                 796.88                      127500                      New Mexico                         358
20211001             20061101            975000                8560.44                      955669                      California                         174
20370301             20070401            226500                1415.63                      226500                      Maryland                           359
20370101             20070201            185912                1007.02                      185912                      Colorado                           357
20370101             20070201            245000                1755.22                      244383                      Virginia                           357
20270101             20070201            184000                1426.56                      182915                      Ohio                               237
20370101             20070201          259693.38               1815.82                      259100                      Illinois                           357
20370101             20070201            199305                1393.57                      198858                      New Jersey                         357
20370301             20070401            343200                   2002                      343200                      California                         359
20370201             20070301            212800                1219.14                      212796                      Virginia                           358
20370301             20070401            618750                4273.55                      618279                      Florida                            359
20370401             20070501            401250                2257.03                      401250                      California                         360
20370201             20070301            174200                 889.15                      174200                      Virginia                           358
20370301             20070401            100800                 687.63                      100721                      Texas                              359
20370201             20070301            112000                 735.77                      111799                      Indiana                            358
20370201             20070301            212000                1446.22                      211668                      Illinois                           358
20370301             20070401            336600                1788.19                      336600                      California                         359
20370101             20070201            90400                  593.87                      89957                       Texas                              357
20370101             20070201            392125                2042.21                      392105                      California                         357
20370101             20070201            196000                1020.83                      196000                      Minnesota                          357
20361201             20070101            168000                 997.49                      167998                      Minnesota                          356
20370101             20070201            258617                1698.93                      257811                      California                         357
20370101             20070201            113520                  673.9                      113499                      Florida                            357
20370101             20070201            326300                2198.35                      325513                      Virginia                           357
20370301             20070401            458500                3008.91                      458500                      Florida                            359
20361201             20070101            193500                1386.26                      192948                      Illinois                           356
20370201             20070301            175600                 914.58                      175600                      North Carolina                     358
20370201             20070301            284000                1865.68                      283521                      Oregon                             358
20220101             20070201            76000                  677.81                      75269                       Indiana                            177
20370301             20070401            878000                5767.83                      877262                      California                         359
20211001             20061101            50000                  435.55                      48490                       New York                           174
20370201             20070301            136800                 783.75                      136800                      Florida                            358
20211201             20070101            60000                   526.8                      58403                       New York                           176
20370301             20070401            504500                2890.36                      504500                      California                         359
20370101             20070201            304800                1976.93                      304008                      Pennsylvania                       357
20361201             20070101            140250                 847.31                      140245                      Michigan                           356
20370101             20070201            83700                  435.79                      83672                       Illinois                           357
20211201             20070101            325000                2742.53                      317360                      Virginia                           176
20370101             20070201            218400                1114.67                      218384                      Washington                         357
20370201             20070301            280000                1573.88                      279800                      Maryland                           358
20370201             20070301            105000                 734.18                      104844                      Louisiana                          358
20461101             20061201            331880                2032.35                      331218                      New York                           355
20211201             20070101            464000                4138.21                      458029                      New York                           176
20370201             20070301            156800                 947.33                      156800                      Maryland                           358
20211201             20070101            549000                4896.28                      541936                      California                         176
20370301             20070401            63600                  494.67                      63562                       Texas                              359
20361201             20070101            403750                2186.98                      403750                      Nevada                             356
20370101             20070201            62800                  417.81                      62645                       Michigan                           357
20370101             20070201            219200                 1385.5                      218602                      Michigan                           357
20370301             20070401            280000                   1750                      280000                      Florida                            359
20470101             20070101            94300                   560.5                      94139                       California                         356
20370201             20070301            204800                   1280                      204800                      New Mexico                         358
20370201             20070301            151200                1109.46                      150996                      Missouri                           358
20461201             20070101            180950                1108.09                      180662                      New York                           356
20361201             20070101            196550                1391.17                      195976                      Texas                              356
20361201             20070101            260000                1489.08                      259912                      Maryland                           356
20370201             20070301            308800                 2026.5                      308800                      Maryland                           358
20370201             20070301            220000                1122.63                      219944                      Washington                         358
20370201             20070301            264000                   1540                      264000                      Florida                            358
20370301             20070401            850000                5583.89                      849286                      New Jersey                         359
20361201             20070101            315000                2202.53                      314056                      Illinois                           176
20370201             20070301            168000                  962.5                      168000                      Michigan                           358
20370201             20070301            286400                 1700.5                      286400                      Florida                            358
20370201             20070301            169509                1057.52                      169194                      Florida                            358
20361201             20070101            367400                 2104.9                      367400                      California                         356
20220101             20070201            496000                   3410                      496000                      California                         177
20370101             20070201            145500                 968.02                      145042                      Ohio                               357
20361201             20070101            74400                  533.02                      74188                       Missouri                           356
20370101             20070201            400000                2374.29                      399881                      California                         357
20370301             20070401            693750                3757.81                      693750                      California                         359
20370101             20070201            153600                    880                      153600                      Massachusetts                      357
20370101             20070201            121600                    684                      121600                      Georgia                            357
20370101             20070201            256500                1706.51                      255865                      Virginia                           357
20370201             20070301            188000                1155.42                      188000                      Utah                               358
20470101             20070201            406400                2599.63                      405964                      New Jersey                         357
20361201             20070101            271950                1416.41                      271950                      Nevada                             356
20361201             20070101            272000                1473.33                      272000                      California                         356
20370101             20070201            313850                1958.02                      312973                      California                         357
20370101             20070201            356000                2113.75                      356000                      Washington                         357
20170301             20070401            776000                9211.26                      771639                      Virginia                           119
20361201             20070101            180000                1182.48                      178345                      Nevada                             356
20370301             20070401            124000                 793.99                      123891                      Idaho                              359
20370101             20070201            212000                1148.32                      211998                      Washington                         357
20370301             20070401            413550                2110.83                      413550                      Virginia                           359
20370101             20070201            143000                 975.51                      142653                      Arizona                            357
20370101             20070201            92000                  589.09                      91741                       Wisconsin                          357
20370101             20070201            103374                 731.68                      103148                      California                         357
20370101             20070201            147200                    967                      146827                      Ohio                               357
20361201             20070101            203600                1124.01                      203595                      Nevada                             356
20370101             20070201            343450                1895.96                      343420                      Nevada                             357
20370301             20070401            222430                1367.02                      222430                      Florida                            359
20361201             20070101            180850                 998.44                      180850                      Nevada                             356
20361201             20070101            236000                1499.58                      236000                      Nevada                             356
20370101             20070201            336493                1857.72                      336493                      California                         357
20370101             20070201            180750                 997.89                      180750                      South Carolina                     357
20370101             20070201            200800                1150.42                      200800                      New Mexico                         357
20470301             20070401            51750                  374.47                      51737                       Missouri                           359
20361201             20070101            184000                1193.42                      183361                      Oklahoma                           356
20370101             20070201            274400                1628.97                      274353                      Washington                         357
20370101             20070201            118150                    806                      117872                      Texas                              357
20370301             20070401            90000                  553.13                      90000                       Illinois                           359
20370401             20070501            311500                1881.98                      311500                      New Jersey                         360
20370301             20070401            500000                2760.42                      500000                      Georgia                            359
20361201             20070101            305050                2065.44                      305050                      Nevada                             356
20361201             20070101            224750                1216.52                      224589                      Arizona                            356
20361201             20070101            46400                  251.33                      46400                       Tennessee                          356
20361201             20070101            106450                 735.23                      106123                      Texas                              356
20361201             20070101            260350                1410.23                      260350                      Nevada                             356
20370101             20070201            420800                2410.83                      420800                      California                         357
20370301             20070401            264000                   1540                      264000                      Washington                         359
20370401             20070501            367500                2696.59                      367500                      New Jersey                         360
20370101             20070201            181500                1253.58                      181082                      Illinois                           357
20370101             20070201            41250                  267.55                      41045                       Pennsylvania                       357
20370301             20070401            201500                1091.46                      201500                      Nevada                             359
20370301             20070401            512000                3320.82                      511559                      California                         359
20361201             20070101            500000                3538.97                      498539                      Illinois                           176
20370301             20070401            183500                1146.88                      183500                      Virginia                           359
20461201             20070101            340000                2082.07                      339459                      Maryland                           356
20361201             20070101            198450                1012.92                      198450                      California                         356
20370101             20070201            275600                1741.98                      274849                      Michigan                           357
20470301             20070401            319700                1986.72                      319578                      Florida                            359
20370101             20070201            156000                1024.81                      155605                      Ohio                               357
20370101             20070201            215600                1279.95                      215570                      Texas                              357
20370401             20070501            231600                   1822                      231600                      Missouri                           360
20370101             20070201            74400                  501.25                      74204                       Idaho                              357
20370101             20070201            356000                 2002.5                      356000                      Virginia                           357
20370301             20070401            496000                2686.67                      496000                      California                         359
20370301             20070401            260000                1461.75                      259867                      Indiana                            359
20370301             20070401            360000                   2100                      360000                      Minnesota                          359
20370301             20070401            191200                1369.78                      191065                      Georgia                            359
20361201             20070101            148000                 947.67                      147473                      South Carolina                     356
20370101             20070201            140000                 896.44                      139627                      South Carolina                     357
20370101             20070201            88000                  563.48                      87766                       Texas                              357
20370201             20070301            236000                 1530.7                      235592                      Michigan                           358
20370301             20070401            664000                4529.66                      663482                      Arizona                            359
20461201             20070101            250000                1441.44                      249543                      California                         356
20370301             20070401            129350                 741.07                      129350                      Arizona                            359
20360601             20060701            304000                2151.69                      301736                      Illinois                           170
20361201             20070101            173950                1050.95                      173950                      Florida                            356
20370301             20070401            565500                3475.47                      565500                      California                         359
20370101             20070201            318000                2062.54                      317174                      Indiana                            177
20370301             20070401            344500                 1973.7                      344500                      Nevada                             359
20370301             20070401            154900                1016.53                      154900                      Arizona                            359
20370201             20070301            247000                1561.21                      246552                      Massachusetts                      358
20220201             20070301            94600                  876.96                      94027                       Ohio                               178
20370101             20070201            257550                1735.17                      256928                      Nevada                             357
20370201             20070301            222950                1184.42                      222950                      California                         358
20370201             20070301            144000                 749.79                      143960                      Missouri                           358
20370401             20070501            91904                  619.18                      91904                       Texas                              360
20370201             20070301            144000                 749.79                      143960                      Missouri                           358
20220201             20070301            86250                  818.04                      85744                       Ohio                               178
20370201             20070301            144000                 749.79                      143960                      Missouri                           358
20370201             20070301            102400                 733.61                      102255                      New Jersey                         358
20370201             20070301            144000                 749.79                      143960                      Missouri                           358
20370201             20070301            387200                   1936                      387200                      Virginia                           358
20350201             20060901            131200                 951.29                      128609                      Iowa                               172
20370201             20070301            821424                4859.03                      819745                      California                         358
20370101             20070201            182400                1244.29                      181971                      Tennessee                          357
20370101             20070201            153600                    864                      153600                      Virginia                           357
20370301             20070401            252000                1634.47                      251783                      Indiana                            359
20370101             20070201            153900                1062.95                      153547                      Texas                              357
20370101             20070201            160000                  882.5                      159850                      Pennsylvania                       357
20370101             20070201            416000                   2340                      416000                      California                         357
20370101             20070201            97200                  638.54                      96780                       Texas                              357
20370101             20070201            344000                 1827.5                      344000                      Missouri                           357
20370201             20070301            174000                 924.38                      174000                      Colorado                           358
20370201             20070301            224000                1415.84                      223594                      Michigan                           358
20370201             20070301            260000                1352.12                      259608                      California                         358
20370301             20070401            154400                 916.75                      154400                      Minnesota                          359
20211201             20070101            415900                3738.23                      180631                      Indiana                            176
20370301             20070401            146000                 959.12                      145877                      Oregon                             359
20370301             20070401            496000                3048.33                      496000                      Arizona                            359
20220101             20070201            650000                5485.07                      643261                      Florida                            177
20370201             20070301            71360                  511.24                      71259                       North Carolina                     358
20370101             20070201            304000                1896.57                      303151                      Texas                              357
20370101             20070201            372000                2381.96                      371010                      Hawaii                             357
20361201             20070101            204000                   1275                      204000                      Florida                            356
20370101             20070201            170100                1131.68                      169679                      Texas                              357
20370101             20070201            340792                1809.67                      340645                      California                         357
20370101             20070201            110250                 696.86                      109943                      North Carolina                     357
20370201             20070301            167200                 870.83                      167200                      California                         358
20370201             20070301            287920                1589.01                      287820                      California                         358
20370401             20070501            368000                2108.33                      368000                      Maryland                           360
20370201             20070301            128000                    895                      127809                      North Carolina                     358
20370101             20070201            200000                1104.17                      200000                      Maryland                           357
20370101             20070201            102720                 657.73                      102447                      Georgia                            357
20370101             20070201            71200                  516.25                      71052                       Arizona                            357
20370101             20070201            305000                 1747.4                      305000                      Maine                              357
20370201             20070301            25000                  183.45                      24966                       Ohio                               358
20370101             20070201            90000                  598.78                      89777                       Arizona                            357
20370401             20070501            383500                2197.14                      383500                      California                         360
20370201             20070301            168514                 947.87                      168511                      Idaho                              358
20370201             20070301            410440                2736.27                      410440                      Arizona                            358
20370301             20070401            356000                1928.33                      356000                      California                         359
20470301             20070401            255523                1495.98                      255411                      California                         359
20370201             20070301            46905                  273.61                      46905                       South Carolina                     358
20370201             20070301            160000                 972.18                      159688                      Ohio                               358
20370201             20070301            562500                3981.35                      561683                      New York                           358
20370201             20070301            174200                1101.07                      173884                      Massachusetts                      358
20361001             20061101            205600                1242.17                      205600                      Florida                            354
20370301             20070401            108000                 755.15                      107920                      Oklahoma                           359
20360701             20060901            21350                  156.66                      21205                       Indiana                            172
20370201             20070301            160000                1118.75                      159762                      New Jersey                         358
20361201             20070101            76000                  499.27                      75742                       Texas                              356
20370101             20070201            176700                1175.59                      176263                      Texas                              357
20361201             20070101            284000                2010.13                      283170                      New Jersey                         356
20370401             20070501            93280                  644.27                      93280                       Texas                              360
20370101             20070201            148500                 938.63                      148095                      Texas                              357
20370101             20070201            181600                1192.99                      181140                      Texas                              357
20370101             20070201            165000                1056.52                      164561                      California                         357
20370101             20070201            244000                1623.34                      243396                      Missouri                           357
20370101             20070201            306000                1810.11                      305021                      California                         357
20370101             20070201            192000                1213.58                      191413                      Maryland                           357
20370101             20070201            171920                1086.66                      171451                      Illinois                           357
20370101             20070201            164000                1077.37                      163584                      Virginia                           357
20370101             20070201            298400                1837.31                      297546                      District of Columbia               357
20370101             20070201            360000                   2100                      360000                      Illinois                           357
20370201             20070301            205000                1174.48                      205000                      Florida                            358
20370301             20070401            380000                2335.42                      380000                      New Jersey                         359
20370201             20070301            276600                1703.08                      276074                      New Jersey                         358
20370201             20070301            276000                   1610                      276000                      Florida                            358
20370201             20070301            208000                1314.71                      207623                      Massachusetts                      358
20370201             20070301            116000                 781.52                      115814                      Illinois                           358
20370201             20070301            226100                1542.41                      225746                      Maine                              358
20370201             20070301            165775                1089.03                      165496                      Delaware                           358
20370101             20070201            74160                  499.63                      73981                       Michigan                           357
20370301             20070401           1000000                6906.76                      999239                      Missouri                           359
20370301             20070401            441000                2480.63                      441000                      Florida                            359
20370201             20070301            333600                   1946                      333600                      Illinois                           358
20360801             20060901            75500                  580.53                      75110                       Maryland                           172
20370201             20070301            124000                 867.03                      123815                      Virginia                           358
20370101             20070201            236000                   1180                      236000                      Washington                         357
20370201             20070301            296500                1972.63                      296012                      New Jersey                         358
20370201             20070301            411000                 2530.6                      410218                      New Jersey                         358
20370101             20070201            193500                1271.16                      193010                      Tennessee                          357
20370301             20070401            650000                4333.33                      650000                      New Jersey                         359
20370301             20070401            300800                1723.33                      300800                      Colorado                           359
20370101             20070201            344000                 2042.5                      344000                      Maryland                           357
20211101             20061201            207000                1860.58                      203392                      Michigan                           175
20470401             20070501            154600                 988.94                      154600                      Missouri                           360
20370101             20070201            344000                 2405.3                      343229                      New Jersey                         357
20370101             20070201            144200                 751.04                      144200                      Georgia                            357
20220101             20070201            363200                3138.96                      359552                      Pennsylvania                       177
20370101             20070201            103400                 714.16                      103162                      Maryland                           357
20370101             20070201            353300                 2233.1                      352337                      Texas                              357
20370201             20070301            277200                 1752.1                      276697                      Washington                         358
20370101             20070201            416000                2123.33                      416000                      Texas                              357
20370201             20070301            172500                 988.28                      172500                      Virginia                           358
20370301             20070401            102272                 723.87                      102198                      Texas                              359
20370201             20070301            169600                1114.16                      169314                      Illinois                           358
20370201             20070301            248000                1420.83                      248000                      Virginia                           358
20370301             20070401            205000                1238.54                      205000                      Massachusetts                      359
20360801             20060901            40250                  305.93                      40045                       Indiana                            172
20370101             20070201            112200                    748                      112200                      Maryland                           357
20370101             20070201            294900                 1839.8                      294002                      North Carolina                     357
20370101             20070201            157500                 934.04                      157311                      Maryland                           357
20370101             20070201            139200                 857.08                      138588                      Texas                              357
20370101             20070201            248000                 1316.7                      247850                      Ohio                               357
20370101             20070201            228000                 1472.5                      228000                      Florida                            357
20370101             20070201            76800                  510.96                      76610                       Ohio                               357
20370201             20070301            348000                1993.75                      348000                      Virginia                           358
20370301             20070401            465000                3251.35                      464655                      California                         359
20370201             20070301            117840                 675.13                      117840                      Texas                              358
20370201             20070301            265500                1548.75                      265500                      Virginia                           358
20370201             20070301            104000                 683.21                      103825                      Maryland                           358
20370201             20070301            625575                4374.11                      624644                      Florida                            358
20370201             20070301            910000                5213.54                      910000                      Florida                            358
20370301             20070401            685000                4386.13                      684165                      Nevada                             359
20370301             20070401            637000                4078.78                      636438                      California                         359
20370301             20070401            600000                   3250                      600000                      California                         359
20370301             20070401            530000                2815.63                      530000                      Massachusetts                      359
20370301             20070401            461500                2916.99                      461083                      California                         359
20370301             20070401            535500                3123.75                      535500                      Michigan                           359
20370301             20070401            900000                   4875                      900000                      Washington                         359
20370301             20070401            592000                3576.67                      592000                      California                         359
20370301             20070401            647500                 3372.4                      647500                      New York                           359
20370201             20070301            55000                  365.92                      54910                       Maryland                           358
20370301             20070401            136500                 853.13                      136500                      Kansas                             359
20210701             20060801            520000                4529.76                      504244                      Texas                              171
20370301             20070401            202000                1412.41                      201850                      Florida                            359
20370401             20070501            283500                1742.34                      283500                      New Jersey                         360
20370301             20070401            224000                1547.11                      223830                      Illinois                           359
20370201             20070301            166180                   1004                      166180                      Texas                              358
20370301             20070401            184800                1323.93                      184670                      Florida                            359
20370301             20070401            163200                1127.19                      163076                      Missouri                           359
20370401             20070501            230400                   1296                      230400                      Florida                            360
20360701             20060801            293800                 2029.2                      291738                      Utah                               171
20370101             20070201            111200                 590.75                      111200                      Ohio                               357
20370101             20070201            182400                   1007                      182400                      Washington                         357
20370101             20070201            209600                1200.83                      209600                      Maryland                           357
20370101             20070201            168000                 944.31                      167878                      Virginia                           357
20370101             20070201            95000                  664.25                      94787                       Maine                              357
20210701             20060801            600000                5604.78                      583170                      New Jersey                         171
20370101             20070201            204000                1060.65                      203645                      Maryland                           357
20370101             20070201            320000                1866.67                      320000                      Florida                            357
20370301             20070401            550000                3476.37                      549503                      California                         359
20370201             20070301            300000                 1687.5                      300000                      New Jersey                         358
20360401             20060501            166000                 995.26                      163213                      Nevada                             348
20370301             20070401            295000                1628.65                      295000                      Oregon                             359
20370201             20070301            112000                 698.74                      111792                      Mississippi                        358
20470401             20070401            143000                  862.8                      142942                      California                         359
20211101             20061201            50050                  422.35                      32571                       California                         175
20370101             20070201            175920                 989.55                      175920                      Florida                            357
20370101             20070201            217600                1375.39                      217007                      Oregon                             357
20370101             20070201            240000                1536.75                      239361                      Texas                              357
20370101             20070201            193000                1166.04                      193000                      Connecticut                        357
20370101             20070201            230400                   1176                      230400                      Massachusetts                      357
20370201             20070301            96000                     590                      96000                       Illinois                           358
20470201             20070301            340000                2020.91                      339712                      Maryland                           358
20370101             20070201            92800                   601.9                      92558                       Ohio                               357
20351001             20060701            128000                 905.98                      126230                      Nebraska                           170
20370301             20070401            436905                3167.86                      436604                      Maryland                           359
20370101             20070201            438000                2732.55                      436777                      California                         357
20370301             20070401            199920                1228.68                      199920                      New Hampshire                      359
20370301             20070401            513000                2832.19                      513000                      California                         359
20370401             20070501            435000                 3116.4                      435000                      Colorado                           360
20370201             20070301            575000                3825.49                      574055                      Massachusetts                      358
20370201             20070301            810000                4556.25                      810000                      Massachusetts                      358
20370101             20070201            454400                   2272                      454400                      California                         357
20370201             20070301            778500                4460.16                      778500                      California                         358
20370301             20070401            648000                 3712.5                      648000                      California                         359
20370201             20070301            650000                3994.79                      650000                      New York                           358
20361201             20070101            178200                1292.07                      177658                      Illinois                           176
20361101             20070101            156800                1043.19                      156083                      Illinois                           176
20370301             20070401            261900                1527.75                      261900                      Florida                            359
20360501             20060701            280000                2030.19                      277809                      Illinois                           170
20360601             20060701            42250                  291.81                      41914                       Indiana                            170
20370301             20070401            331200                 1966.5                      331200                      Colorado                           359
20370301             20070401            560000                4011.91                      559605                      California                         359
20360701             20060801            664000                4642.78                      659452                      New York                           171
20370201             20070301            572000                3753.75                      572000                      Virginia                           358
20370301             20070401            790000                5189.74                      789336                      Hawaii                             359
20370201             20070301            428000                2811.66                      427279                      New York                           358
20370301             20070401            650000                3656.25                      650000                      Utah                               359
20370301             20070401            456000                3188.42                      455662                      New York                           359
20370201             20070301            500000                3625.35                      499310                      New York                           358
20370301             20070401            470000                2643.75                      470000                      Florida                            359
20370301             20070401            474000                 2962.5                      474000                      New Jersey                         359
20370201             20070301            500000                3582.06                      499292                      Michigan                           358
20370301             20070401            793543                5213.02                      792876                      Nevada                             359
20370301             20070401            548000                3596.25                      548000                      California                         359
20211201             20070101            288000                2568.54                      284294                      Washington                         176
20370201             20070301           1250000                7031.25                     1250000                      New Jersey                         358
20370101             20070101            137000                 911.46                      136547                      Illinois                           176
20360601             20060701            108000                 783.07                      107234                      Illinois                           170
20370301             20070401            190000                1248.16                      189840                      California                         359
20370201             20070301            512800                3897.65                      512160                      Georgia                            358
20370201             20070301            672000                   4970                      672000                      California                         358
20370301             20070401            750000                4617.88                      749193                      South Carolina                     359
20370301             20070401            555300                3464.35                      554786                      Michigan                           359
20220201             20070301            205000                1900.38                      203758                      Georgia                            178
20370301             20070401            900000                 5062.5                      900000                      Illinois                           359
20370301             20070401            692901                4436.72                      692290                      New Jersey                         359
20370301             20070401            647500                4694.82                      647054                      New Jersey                         359
20370301             20070401           1200000                   6875                     1200000                      Delaware                           359
20370101             20070201            468000                3071.25                      468000                      California                         357
20370301             20070401            175000                1166.67                      175000                      Maine                              359
20370301             20070401            240000                   1400                      240000                      Virginia                           359
20370101             20070201            197050                1395.77                      197050                      Texas                              357
20370101             20070201            567000                4460.59                      566014                      Nevada                             357
20370101             20070201            72000                  665.35                      71916                       Missouri                           357
20370101             20070201            175000                1149.63                      174556                      Maryland                           357
20370101             20070201            261650                1635.29                      261647                      Arizona                            357
20370101             20070201            115000                 766.67                      115000                      Florida                            357
20370101             20070201            309600                2225.25                      309600                      Florida                            357
20370101             20070201            436500                3052.07                      435522                      California                         357
20370101             20070201            156000                1144.67                      155684                      Arkansas                           357
20370201             20070301            84000                  516.25                      84000                       Texas                              358
20370301             20070401            150000                1010.58                      149880                      New Jersey                         359
20370401             20070501           1299500                8257.24                     1299500                      Virginia                           360
20370401             20070501            184000                1073.33                      184000                      Colorado                           360
20370401             20070501            252000                1783.65                      252000                      Minnesota                          360
20370301             20070401            605000                3592.19                      605000                      California                         359
20370401             20070501            476000                3206.91                      476000                      Florida                            360
20370401             20070501            649000                3583.02                      649000                      California                         360
20211001             20061101            858750                4651.56                      858750                      California                         174
20211001             20061101            440800                2341.75                      440800                      Nevada                             174
20370301             20070401            434000                2851.08                      433635                      Maryland                           359
20470301             20070401            395000                2820.85                      394895                      Massachusetts                      359
20370301             20070401            582250                3821.02                      582250                      Arizona                            359
20370301             20070401            424650                2388.66                      424650                      Oklahoma                           359
20210401             20060501            87000                  837.71                      83870                       Georgia                            168
20361201             20070101            328000                1810.51                      327942                      California                         356
20370201             20070301            336000                   1820                      336000                      California                         358
20360901             20061001            110000                 695.27                      109264                      California                         353
20361001             20061101            384300                2321.81                      384300                      California                         354
20361001             20061101            105600                 774.86                      105001                      Ohio                               354
20361001             20061101            231650                1327.16                      231650                      Florida                            354
20361101             20061201            436750                2411.22                      436750                      California                         355
20361101             20061201            211200                   1276                      211200                      Florida                            355
20361201             20070101            246000                1358.13                      246000                      Nevada                             356
20361201             20070101            311850                1721.67                      311850                      California                         356
20361201             20070101            316000                1909.17                      316000                      California                         356
20361201             20070101            509850                2921.02                      509850                      California                         356
20361201             20070101            284650                1630.81                      284650                      Florida                            356
20361201             20070101            211150                1387.11                      210434                      Florida                            356
20361201             20070101            160000                  998.2                      159402                      California                         356
20361201             20070101            299550                1716.17                      299550                      Florida                            356
20361201             20070101            287300                1616.06                      287300                      Florida                            356
20361201             20070101            312600                1790.94                      312600                      California                         356
20361201             20070101            288100                 1740.6                      288100                      Florida                            356
20361201             20070101            474400                2717.92                      474400                      California                         356
20361201             20070101            301650                1665.36                      301650                      California                         356
20361201             20070101            257550                1475.55                      257550                      Florida                            356
20370101             20070201            189600                   1027                      189600                      Colorado                           357
20370101             20070201            222700                 1159.9                      222700                      California                         357
20361201             20070101            304500                1903.13                      304500                      Florida                            356
20361201             20070101            263950                1566.61                      263850                      Florida                            356
20361201             20070101            124822                 728.12                      124820                      California                         356
20370101             20070201            465900                2572.16                      465900                      California                         357
20361201             20070101            272550                1561.48                      272550                      Florida                            356
20370101             20070201            226300                1411.82                      225668                      California                         357
20370101             20070201            264100                 1595.6                      264100                      Colorado                           357
20361201             20070101            265550                1355.41                      265550                      Florida                            356
20361201             20070101            249050                1556.56                      249050                      Florida                            356
20370101             20070201            216850                1355.25                      216839                      California                         357
20361201             20070101            527750                2913.62                      527750                      California                         356
20370101             20070201            289450                1628.15                      289449                      California                         357
20370101             20070201            298000                1706.82                      297917                      California                         357
20370101             20070201            304000                1741.67                      304000                      California                         357
20370101             20070201            356250                1855.47                      356250                      Michigan                           357
20370301             20070401            330132                1753.83                      330132                      California                         359
20370101             20070201            137200                  994.8                      136915                      Massachusetts                      357
20370101             20070201            181600                1078.18                      181588                      Pennsylvania                       357
20370301             20070401            487200                2689.75                      487200                      California                         359
20370301             20070401            197000                1251.77                      197000                      Georgia                            359
20370301             20070401            214900                1477.44                      214900                      Florida                            359
20370301             20070401            137500                 949.68                      137395                      Missouri                           359
20370301             20070401            73000                   504.2                      72944                       Illinois                           359
20370301             20070401            310000                2220.88                      309781                      California                         359
20370201             20070301            113600                 662.67                      113600                      Florida                            358
20370201             20070301            351000                 1863.6                      350796                      Florida                            358
20370201             20070301            119700                 723.18                      119698                      Georgia                            358
20370201             20070301            137600                    774                      137600                      Florida                            358
20370201             20070301            416000                2296.67                      416000                      California                         358
20370201             20070301            123400                 694.13                      123400                      Indiana                            358
20370201             20070301            341000                2166.77                      341000                      Missouri                           358
20370101             20070201            339920                1770.11                      339861                      California                         357
20370101             20070201            323000                2094.98                      322161                      Michigan                           357
20361201             20070101            270000                1631.25                      270000                      Arizona                            356
20361201             20070101            94500                  660.76                      94167                       Ohio                               356
20370101             20070201            369000                2424.07                      368062                      New Jersey                         357
20370101             20070201            272000                1388.33                      272000                      Washington                         357
20370201             20070301            160000                 985.15                      159696                      Texas                              358
20370301             20070401            398842                2687.08                      398523                      Arizona                            359
20370201             20070301            192000                   1220                      192000                      South Carolina                     358
20370201             20070301            310500                1937.12                      309923                      California                         358
20370301             20070401            467300                3066.66                      467300                      North Carolina                     359
20370201             20070301            112000                 745.14                      111816                      North Carolina                     358
20370201             20070301            324000                2047.91                      323413                      Virginia                           358
20370201             20070301            83200                  532.74                      83053                       Wisconsin                          358
20370201             20070301            63900                  414.46                      63790                       Texas                              358
20370201             20070301            265600                1549.33                      265600                      New Mexico                         358
20370301             20070401            160000                1037.76                      159862                      New York                           359
20370301             20070401            276000                 1552.5                      276000                      Georgia                            359
20370101             20070201            48000                  343.88                      47898                       Ohio                               357
20361201             20070101            89000                  599.61                      88713                       New Mexico                         356
20370101             20070201            288000                1796.75                      287195                      Massachusetts                      357
20370101             20070201            129600                 873.14                      129287                      Massachusetts                      357
20370101             20070201            77600                  562.66                      77439                       Idaho                              357
20370101             20070201            148000                 935.47                      147596                      Colorado                           357
20370101             20070201            172000                1202.65                      171615                      Illinois                           357
20370101             20070201            85600                  548.11                      85372                       Texas                              357
20370201             20070301            211200                1369.84                      210835                      Montana                            358
20370201             20070301            172000                1039.17                      172000                      Washington                         358
20370201             20070301            169200                 1041.8                      168726                      Texas                              358
20370201             20070301            227440                1231.97                      227440                      West Virginia                      358
20370201             20070301            103500                 750.45                      103357                      Maryland                           358
20370201             20070301            440000                2602.77                      439101                      Massachusetts                      358
20370201             20070301            296430                1898.08                      295905                      Texas                              358
20220101             20070201            164000                1428.62                      162370                      District of Columbia               177
20370101             20070201            322500                1814.06                      322500                      California                         357
20370301             20070401            142500                 831.25                      142500                      Florida                            359
20220201             20070301            115000                 970.44                      114206                      Virginia                           178
20361001             20061101            89195                  600.93                      88761                       Iowa                               354
20361201             20070101            105200                  799.6                      104936                      Wisconsin                          356
20370101             20070201            220000                1168.75                      220000                      California                         357
20250101             20070101            570000                3936.85                      466153                      California                         176
20370201             20070301            211487                1389.32                      211131                      Texas                              358
20370201             20070301            265500                1493.29                      265475                      Michigan                           358
20370201             20070301            100000                 682.18                      99844                       Washington                         358
20361201             20070101            395000                2529.23                      393594                      California                         356
20370201             20070301            175750                1082.13                      175215                      Ohio                               358
20360901             20061001            209000                1533.57                      207999                      Michigan                           173
20220101             20070201            256000                1813.33                      256000                      Arizona                            177
20361201             20070101            359950                2212.17                      359946                      Arizona                            356
20370101             20070201            384000                   2160                      384000                      California                         357
20370301             20070401            286517                2003.37                      286304                      Florida                            359
20361201             20070101            264000                1937.14                      262800                      Florida                            356
20370101             20070201            230637                1345.38                      230637                      Nevada                             357
20361201             20070101            150000                 997.96                      149504                      California                         356
20370201             20070301            270000                1490.63                      270000                      California                         358
20370401             20070501            64400                  455.82                      64400                       Iowa                               360
20370201             20070301            192861                1266.96                      192536                      Illinois                           358
20370201             20070301            220000                1260.42                      220000                      Hawaii                             358
20370201             20070301            152000                 839.17                      152000                      Minnesota                          358
20370201             20070301            188000                1188.29                      187659                      Florida                            358
20370201             20070301            100800                 653.79                      100626                      Ohio                               358
20370101             20070201            125000                 821.17                      124683                      New Jersey                         357
20370201             20070301            326000                2033.82                      325395                      Massachusetts                      358
20370201             20070301            247500                1417.97                      247500                      District of Columbia               358
20470201             20070301            99200                  625.49                      99127                       Tennessee                          358
20370201             20070301            115920                 742.25                      115715                      Washington                         358
20370201             20070301            100000                 541.67                      100000                      Maryland                           358
20351201             20061001            56000                  410.91                      55333                       Michigan                           173
20370301             20070401           1000000                6403.11                      999118                      Virginia                           359
20370201             20070301            244000                1502.36                      243536                      Massachusetts                      358
20470201             20070301            196000                1218.01                      195850                      Florida                            358
20370101             20070201            96800                  635.91                      96555                       Washington                         357
20361201             20070101            260800                1493.36                      260659                      Washington                         356
20361201             20070101            231300                1577.88                      230572                      California                         356
20370101             20070201            259478                1405.51                      259478                      Nevada                             357
20361201             20070101            256000                1703.18                      255140                      Massachusetts                      356
20370101             20070201            240000                1637.23                      239396                      New Jersey                         357
20361201             20070101            109901                 759.06                      109563                      Oregon                             356
20370101             20070201            289412                1829.29                      288590                      Virginia                           357
20370101             20070201            228000                1471.52                      227848                      Rhode Island                       357
20370101             20070201            186000                1253.12                      185551                      Massachusetts                      357
20370101             20070201            120000                  687.5                      120000                      Ohio                               357
20361201             20070101            232000                1524.08                      231102                      Illinois                           356
20370301             20070401            211250                1317.93                      211054                      California                         359
20370301             20070401            242000                1610.04                      241802                      Florida                            359
20370201             20070301            139000                1068.79                      137535                      Virginia                           358
20361001             20061101            98400                  739.25                      98017                       Wisconsin                          174
20370301             20070401            180000                    900                      180000                      California                         359
20370101             20070201            215920                1057.11                      215920                      Virginia                           357
20370201             20070301            375000                2109.38                      375000                      Illinois                           358
20370101             20070201            153138                1006.01                      152750                      Kentucky                           357
20370101             20070201            172792                1223.02                      172304                      Virginia                           357
20361101             20061201            106320                  663.3                      105581                      North Carolina                     355
20370101             20070201            324000                1721.25                      324000                      Maryland                           357
20370101             20070201            150000                1036.02                      149655                      New York                           357
20370101             20070201            144000                 910.18                      143607                      Alaska                             357
20370101             20070201            248300                1293.23                      248300                      California                         357
20370101             20070201            340000                2018.75                      340000                      California                         357
20370101             20070201            155550                 891.17                      155550                      New Mexico                         357
20370301             20070401            536000                3343.94                      535504                      California                         359
20370101             20070201            200000                1247.74                      199441                      Indiana                            357
20370301             20070401            592000                3576.67                      592000                      California                         359
20370201             20070301            161500                1007.55                      161200                      Pennsylvania                       358
20370301             20070401            504500                2677.55                      504009                      California                         359
20370201             20070301            146400                  762.5                      146400                      Missouri                           358
20370301             20070401            850000                4781.25                      850000                      California                         359
20370201             20070301            146400                  762.5                      146400                      Missouri                           358
20370301             20070401            476000                2727.08                      476000                      Florida                            359
20370301             20070401            879500                4947.19                      879500                      California                         359
20370201             20070301            146400                  762.5                      146400                      Missouri                           358
20370301             20070401            552500                3050.26                      552500                      Utah                               359
20370201             20070301            146400                  762.5                      146400                      Missouri                           358
20370301             20070401            445000                2776.22                      444588                      New Jersey                         359
20370101             20070201            299150                1558.07                      299150                      Nevada                             357
20370201             20070301            146400                  762.5                      146400                      Missouri                           358
20370201             20070301            165300                1044.81                      165000                      Ohio                               358
20370301             20070401            650000                4162.02                      649427                      California                         359
20361201             20070101            190400                1234.94                      189739                      Texas                              356
20370301             20070401            865000                5325.95                      864179                      New Jersey                         359
20270201             20070301            327000                2462.15                      325653                      District of Columbia               238
20370301             20070401            472000                2605.56                      471950                      California                         359
20370101             20070201            222400                 1204.4                      222350                      Colorado                           357
20361201             20070101            744000                4825.57                      741416                      California                         356
20360901             20061001            300300                2177.38                      298825                      Illinois                           173
20370201             20070301            240350                1326.93                      240350                      Arizona                            358
20370101             20070201            251400                1518.88                      251400                      Nevada                             357
20370101             20070201            72000                     405                      72000                       Illinois                           357
20370101             20070201            222912                1251.45                      222480                      Nevada                             357
20361201             20070101            214000                1459.86                      213243                      Arizona                            356
20370301             20070401            409788                2795.48                      409468                      Pennsylvania                       359
20370101             20070201            57950                  400.25                      57817                       Ohio                               357
20370301             20070401            548000                4409.33                      547701                      Wisconsin                          359
20370401             20070501            223000                 1277.6                      223000                      Maine                              360
20370301             20070401            487200                2999.77                      486738                      Washington                         359
20370201             20070301            168800                1039.33                      168479                      Georgia                            358
20370301             20070401            480000                2799.95                      479991                      Virginia                           359
20370301             20070401            480000                3315.24                      479635                      Wisconsin                          359
20370201             20070301            120000                    725                      120000                      Ohio                               358
20370301             20070401            446000                2415.56                      445950                      Nevada                             359
20370301             20070401            584715                3228.11                      584715                      North Carolina                     359
20370301             20070401            395000                2304.17                      395000                      Minnesota                          359
20370301             20070401           1500000                9728.97                     1498709                      North Carolina                     359
20370201             20070301            152910                1069.17                      152682                      Florida                            358
20370301             20070401            940000                5941.44                      939150                      California                         359
20361201             20070101            223550                1327.33                      223550                      California                         356
20370201             20070301            232000                1184.17                      232000                      Minnesota                          358
20370201             20070301            216000                   1215                      216000                      California                         358
20370201             20070301            125100                 770.27                      124862                      Missouri                           358
20370201             20070301            225000                1406.25                      225000                      Florida                            358
20211101             20061201            100000                 891.85                      97840                       Michigan                           175
20370101             20070201            208000                   1170                      208000                      Utah                               357
20370101             20070201            243000                1719.94                      242469                      Illinois                           357
20370101             20070201            208000                1349.09                      207392                      Utah                               357
20370101             20070201            280000                   1575                      280000                      New York                           357
20370101             20070201            129200                 795.51                      128830                      Missouri                           357
20370101             20070201            93600                  614.89                      93361                       Missouri                           357
20370201             20070301            205600                1316.48                      205236                      Illinois                           358
20370201             20070301            355500                1962.66                      355500                      Maryland                           358
20370201             20070301            168000                    980                      168000                      Colorado                           358
20370201             20070301            176250                 917.96                      176248                      Washington                         358
20370301             20070401            404000                2824.83                      403700                      Maine                              359
20370201             20070301            188000                1203.79                      187667                      Delaware                           358
20370201             20070301            276800                1726.88                      276286                      Rhode Island                       358
20370201             20070301            368000                2338.33                      368000                      California                         358
20370201             20070301            174400                 1144.5                      174400                      Minnesota                          358
20370201             20070301            243650                1319.77                      243650                      Arizona                            358
20370301             20070401           1300000                6906.25                     1300000                      New York                           359
20370101             20070201            120000                  612.5                      120000                      Idaho                              357
20470401             20070401            158000                 925.02                      157931                      California                         359
20370201             20070301            308000                1572.08                      308000                      Florida                            358
20370201             20070301            180000                1197.55                      179704                      New Mexico                         358
20370301             20070401            143826                 883.93                      143826                      Florida                            359
20370101             20070201            212000                1258.16                      211900                      Michigan                           357
20370201             20070301            232500                1605.82                      232145                      Florida                            358
20370301             20070401            130400                 855.75                      130400                      Arizona                            359
20370101             20070201            249000                1400.63                      249000                      Ohio                               357
20370201             20070301            186096                   1161                      185750                      South Carolina                     358
20370201             20070301            138000                 976.76                      137800                      Alaska                             358
20370301             20070401            52500                  349.28                      52457                       Georgia                            359
20370101             20070201            440000                   2475                      440000                      Georgia                            357
20370301             20070401            467000                2529.58                      467000                      New York                           359
20370101             20070201            198400                 1205.5                      197637                      Kentucky                           357
20370101             20070201            129600                    729                      129600                      Oregon                             357
20370101             20070201            64000                   447.5                      63857                       Texas                              357
20370201             20070301            157600                 853.56                      157581                      Florida                            358
20370101             20070201            204750                1414.16                      204280                      Florida                            357
20370401             20070501            341960                2172.87                      341960                      New York                           360
20370201             20070301            297500                1580.47                      297500                      Ohio                               358
20370301             20070401            78000                  493.01                      77929                       Texas                              359
20370301             20070401            276000                   1495                      276000                      Utah                               359
20370301             20070401            293600                   1835                      293600                      California                         359
20370201             20070301            358400                   2128                      358400                      Maryland                           358
20370201             20070301            204000                 1232.5                      203999                      Florida                            358
20370201             20070301            104800                 662.41                      104610                      Maryland                           358
20370201             20070301            295200                1629.75                      295200                      New York                           358
20370301             20070401            166600                 1295.8                      166502                      Texas                              359
20220101             20070201            130400                1162.98                      129004                      Pennsylvania                       177
20370101             20070201            375200                2149.58                      375200                      District of Columbia               357
20220101             20070201            17600                  161.91                      17438                       Illinois                           177
20370101             20070201            74400                  507.54                      74225                       Michigan                           357
20370101             20070201            103092                 668.66                      102808                      Kentucky                           357
20370301             20070401            358440                2128.24                      358440                      Florida                            359
20370201             20070301            85000                  531.25                      85000                       New Mexico                         358
20370301             20070401            116000                 781.51                      115907                      Arizona                            359
20370101             20070201            108900                 589.88                      108900                      Georgia                            357
20370201             20070301            95920                  614.19                      95699                       Indiana                            358
20370201             20070301            312000                2075.75                      311487                      Illinois                           358
20360801             20060901            104400                 766.05                      103788                      Illinois                           172
20370101             20070201            342000                 2246.7                      341133                      Illinois                           357
20370301             20070401            183520                1251.93                      183377                      Arizona                            359
20211001             20061101            580000                 5294.6                      569094                      Ohio                               174
20370301             20070401            68000                   481.3                      67451                       Pennsylvania                       359
20360901             20061001            389200                2351.42                      389200                      North Carolina                     353
20370201             20070301            160000                 883.33                      160000                      Florida                            358
20361001             20061001            62400                  468.79                      62116                       Indiana                            173
20370301             20070401            158392                1053.68                      158262                      Arizona                            359
20370201             20070301            176250                1070.92                      175806                      Connecticut                        358
20370301             20070401            290400                1724.25                      290400                      Nevada                             359
20361001             20061101            130000                 758.33                      130000                      Virginia                           354
20370301             20070401            129384                 904.68                      129288                      Missouri                           359
20370101             20070201            276000                1906.27                      275366                      Washington                         357
20370401             20070501            584000                3589.17                      584000                      New York                           360
20370101             20070201            281250                1494.14                      281250                      California                         357
20370301             20070401            185250                1177.11                      185250                      Georgia                            359
20370301             20070401            206400                1425.56                      206243                      Nevada                             359
20370101             20070201            204400                1359.88                      203894                      Utah                               357
20370301             20070401            880000                5408.33                      880000                      Pennsylvania                       359
20370101             20070201            155650                 958.37                      155176                      Massachusetts                      357
20370301             20070401            559200                3669.75                      559200                      California                         359
20370301             20070401            649999                4055.15                      649397                      Florida                            359
20370301             20070401           1000000                5416.67                     1000000                      Arizona                            359
20370201             20070301            105200                 682.33                      104959                      Ohio                               358
20370301             20070401            751000                4685.26                      750304                      Texas                              359
20370301             20070401           1250000                7161.46                     1250000                      California                         359
20370301             20070401            470000                3048.41                      469595                      New York                           359
20370301             20070401            630000                3982.03                      629430                      California                         359
20370201             20070301            160000                   1000                      160000                      Maryland                           358
20370201             20070301            270800                1551.46                      270800                      Michigan                           358
20370301             20070401            600000                   4000                      600000                      California                         359
20370301             20070401            875000                5458.86                      874190                      Florida                            359
20370301             20070401            180000                1197.55                      179852                      Arizona                            359
20370301             20070401            95600                  668.45                      95529                       Georgia                            359
20370201             20070301            151920                 870.38                      151920                      Utah                               358
20370101             20070201            57500                  392.26                      57365                       South Carolina                     357
20370201             20070301            192000                1293.54                      191672                      New Jersey                         358
20361001             20061001            67200                  504.85                      66894                       Indiana                            173
20360901             20061001            160000                1216.12                      159289                      Missouri                           173
20370101             20070201            50800                  350.87                      50683                       Ohio                               357
20370101             20070201            145600                 944.36                      145222                      Texas                              357
20370101             20070201            178000                1244.61                      177601                      Illinois                           357
20370101             20070201            156750                1056.06                      156372                      New Mexico                         357
20370101             20070201            310500                2039.77                      309713                      Pennsylvania                       357
20370101             20070201            175600                 914.07                      175502                      North Carolina                     357
20370301             20070401            591960                3329.78                      591960                      Arizona                            359
20370301             20070401            800000                5083.33                      800000                      New York                           359
20370101             20070201            91600                  594.12                      91362                       Ohio                               357
20370101             20070201            156544                1094.58                      156193                      Texas                              357
20370301             20070401            487960                3084.24                      487519                      California                         359
20370301             20070401            475200                   2574                      475200                      California                         359
20370401             20070501            103192                 730.39                      103192                      Texas                              360
20370301             20070401            492000                3023.75                      492000                      California                         359
20361101             20061201            64800                  442.05                      64544                       Georgia                            355
20370201             20070301            220800                1377.51                      220390                      Massachusetts                      358
20370301             20070401            475000                3080.84                      474591                      Florida                            359
20370301             20070401            615000                4091.61                      614496                      California                         359
20370301             20070401            460000                 2587.5                      460000                      Florida                            359
20370201             20070301            228800                1167.83                      228800                      Colorado                           358
20370201             20070301            284000                1508.75                      284000                      Washington                         358
20370301             20070401            432000                2695.12                      431465                      Connecticut                        359
20370201             20070301            67200                  435.86                      67084                       North Carolina                     358
20360901             20061001            72000                   534.6                      71664                       Indiana                            173
20360901             20061001            69600                  516.78                      69275                       Indiana                            173
20370201             20070301            108000                 773.73                      107847                      New Mexico                         358
20370101             20070201            280000                 1769.8                      279236                      Nevada                             357
20370101             20070201            329000                1816.35                      329000                      New York                           357
20470301             20070401            284300                1740.98                      284188                      Arizona                            359
20370101             20070201            97500                  616.27                      97234                       Missouri                           357
20370301             20070401            480000                   2600                      480000                      California                         359
20370101             20070201            223250                1392.88                      222861                      Colorado                           357
20370101             20070201            114400                 799.91                      114144                      Texas                              357
20370301             20070401            479120                3147.48                      478717                      New York                           359
20370301             20070401            813750                5210.53                      813032                      California                         359
20370301             20070401            700000                 3937.5                      700000                      California                         359
20370301             20070401           1050000                6810.28                     1049096                      California                         359
20370401             20070501            350000                1932.29                      350000                      California                         360
20370301             20070401            674670                3584.18                      674670                      California                         359
20370101             20070201            259000                1637.06                      258294                      North Carolina                     357
20370201             20070301            108800                 634.67                      108800                      North Carolina                     358
20370201             20070301            70400                  444.98                      70272                       Texas                              358
20370301             20070401            476025                3087.49                      475615                      California                         359
20370301             20070401            720000                   4875                      720000                      New York                           359
20361201             20070101            593750                3339.84                      593750                      Nevada                             356
20370201             20070301            188800                1042.33                      188800                      Oregon                             358
20370301             20070401            450000                2770.73                      449573                      California                         359
20370201             20070301            52699                  368.48                      52615                       North Carolina                     358
20361201             20070101            387360                2380.65                      387360                      Virginia                           356
20370301             20070401            523000                2832.92                      523000                      California                         359
20370301             20070401            101850                 668.17                      101817                      Florida                            359
20370201             20070301            50050                   362.9                      49981                       New York                           358
20370201             20070301            186400                1208.99                      186078                      Utah                               358
20370301             20070401            520000                3680.53                      519624                      California                         359
20370201             20070301            106400                 620.67                      106400                      Texas                              358
20361201             20070101            368700                1997.13                      368700                      Nevada                             356
20370101             20070201            520000                3791.67                      520000                      New Jersey                         357
20361201             20070101            99000                  692.22                      98703                       Tennessee                          356
20370101             20070201            80000                  545.75                      79812                       Florida                            357
20361201             20070101            76500                  574.72                      76303                       Maryland                           356
20370101             20070201            452000                2821.08                      451373                      New Mexico                         357
20370101             20070201            51300                   363.1                      51154                       Texas                              357
20470301             20070401            540000                3065.79                      539747                      Maryland                           359
20361201             20070101            110000                 713.46                      109618                      Ohio                               356
20370201             20070301            277200                1559.25                      277200                      Tennessee                          358
20370101             20070201            148000                 1022.2                      147660                      Texas                              357
20370201             20070301            128000                 851.59                      127790                      Texas                              358
20370201             20070301            391600                2539.92                      390924                      Maryland                           358
20370401             20070501            200000                1573.41                      200000                      Missouri                           360
20361101             20061201            135000                 886.85                      134426                      New Mexico                         175
20370301             20070401            124000                 744.64                      123251                      Florida                            359
20360901             20061001            295000                1987.47                      293319                      Massachusetts                      353
20370301             20070401            227920                1440.61                      227714                      South Carolina                     359
20361201             20070101            184000                1193.43                      183361                      Ohio                               356
20370301             20070401            210000                 1137.5                      210000                      Maryland                           359
20370301             20070401            152400                1013.92                      152275                      Texas                              359
20370101             20070201            480000                2994.58                      478659                      Hawaii                             357
20370301             20070401            127720                 839.03                      127613                      Texas                              359
20370201             20070301            340000                2233.56                      339427                      Maryland                           358
20370301             20070401            118400                 787.72                      118303                      Florida                            359
20370201             20070301            270000                1715.63                      270000                      Florida                            358
20211101             20061201            488000                   4251                      479874                      Virginia                           175
20370401             20070501            460000                   2875                      460000                      Colorado                           360
20370301             20070401            384000                   2240                      384000                      Massachusetts                      359
20370101             20070201            78400                  548.19                      78224                       Michigan                           357
20370301             20070401            245700                1407.66                      245700                      Virginia                           359
20370201             20070301            500000                3496.07                      499256                      California                         358
20370201             20070301            524000                3002.08                      524000                      California                         358
20370301             20070401            156000                   1051                      155875                      Georgia                            359
20370301             20070401            398200                2516.89                      397840                      Florida                            359
20370301             20070401            680000                4298.06                      679385                      California                         359
20361201             20070101            110700                 890.72                      110455                      Tennessee                          356
20370301             20070401            201219                1338.58                      201054                      Arizona                            359
20370101             20070201            57000                  423.22                      56887                       Tennessee                          357
20211201             20070101            616000                5115.33                      607283                      California                         176
20361201             20070101            90000                  680.89                      89772                       Texas                              356
20361201             20070101            402300                2430.56                      402300                      New Jersey                         356
20470201             20070301            244000                1494.19                      243807                      Massachusetts                      358
20361201             20070101            412000                2360.42                      412000                      California                         356
20361201             20070101            269000                1625.21                      269000                      Georgia                            356
20361201             20070101            192000                   1100                      192000                      Minnesota                          356
20370101             20070201            372000                   2170                      372000                      Hawaii                             357
20370201             20070301            180400                1089.92                      180400                      Idaho                              358
20370201             20070301            55000                  297.92                      55000                       Missouri                           358
20361001             20061101            224000                1493.33                      224000                      Illinois                           354
20360901             20061001            315000                1935.94                      315000                      Idaho                              353
20361001             20061101            87500                  546.88                      87500                       Iowa                               354
20361001             20061101            259000                1564.79                      259000                      Florida                            354
20361001             20061101            138850                 838.89                      138850                      Illinois                           354
20361001             20061101            425800                2255.86                      424632                      Florida                            354
20361101             20061201            230128                1294.47                      230128                      California                         355
20361101             20061201            100000                  648.6                      99309                       Florida                            355
20361101             20061201            205550                1156.22                      205550                      Florida                            355
20361101             20061201            207950                1124.23                      207550                      Florida                            355
20361101             20061201            258350                 1399.4                      258350                      Florida                            355
20361201             20070101            516800                   2584                      516800                      California                         356
20361201             20070101            220000                1168.75                      220000                      Florida                            356
20361201             20070101            195950                1122.63                      195950                      Florida                            356
20361201             20070101            196700                1085.95                      196700                      Florida                            356
20361201             20070101            231950                1428.16                      231063                      Florida                            356
20370101             20070201            171950                 967.22                      171950                      Florida                            357
20361201             20070101            187550                1054.95                      187547                      Florida                            356
20361201             20070101            184450                1035.34                      184061                      Florida                            356
20361201             20070101            176700                 988.95                      175813                      Florida                            356
20361201             20070101            250300                1381.38                      250212                      Florida                            356
20361201             20070101            189550                1184.69                      189550                      Florida                            356
20370101             20070201            248500                1682.55                      248500                      Arizona                            357
20370101             20070201            236700                1306.72                      236689                      Arizona                            357
20361201             20070101            245000                1327.08                      245000                      Florida                            356
20361201             20070101            163950                 853.91                      163950                      Florida                            356
20361201             20070101            143950                 749.74                      143950                      Arizona                            356
20370201             20070301            227350                 1468.3                      227350                      Florida                            358
20361201             20070101            220500                1240.31                      220500                      California                         356
20361201             20070101            217550                1321.86                      216698                      Florida                            356
20361201             20070101            142350                 800.72                      142350                      Florida                            356
20361201             20070101            387950                 2101.4                      387950                      Maryland                           356
20361201             20070101            167950                 944.72                      167950                      Arizona                            356
20361201             20070101            163950                 922.22                      163950                      Florida                            356
20361201             20070101            266400                1526.25                      266400                      Florida                            356
20361201             20070101            243950                1245.16                      243950                      Arizona                            356
20361201             20070101            163950                 922.22                      163950                      Florida                            356
20361201             20070101            236000                1352.08                      236000                      Florida                            356
20370101             20070201            318800                1760.04                      318800                      California                         357
20370101             20070201            140000                 831.25                      140000                      Florida                            357
20361201             20070101            203950                1147.22                      203950                      Florida                            356
20361201             20070101            314350                2062.92                      314350                      Florida                            356
20361201             20070101            111550                 685.57                      111550                      Florida                            356
20361201             20070101            125900                 695.07                      125900                      Florida                            356
20361201             20070101            164000                1050.11                      163416                      Florida                            356
20361201             20070101            256000                1386.67                      256000                      Florida                            356
20361201             20070101            225850                 1432.9                      225506                      New Jersey                         356
20361201             20070101            280750                1813.18                      280750                      Florida                            356
20361201             20070101            200000                1083.33                      200000                      California                         356
20370101             20070201            346300                2132.23                      345309                      Arizona                            357
20361201             20070101            164700                 1054.6                      164114                      Florida                            356
20370101             20070201            271950                1416.41                      271950                      Arizona                            357
20370101             20070201            266350                1525.96                      266350                      California                         357
20361201             20070101            155100                 954.98                      154507                      Florida                            356
20361201             20070101            450700                2910.77                      450700                      Florida                            356
20370101             20070201            244800                   1377                      244800                      California                         357
20370101             20070201            172750                 899.74                      172750                      Arizona                            357
20370101             20070201            168000                    910                      168000                      Florida                            357
20370101             20070201            160000                    900                      160000                      Florida                            357
20370101             20070201            219150                1415.34                      219150                      California                         357
20370101             20070201            276000                1523.75                      276000                      California                         357
20370101             20070201            198350                1115.72                      198350                      Arizona                            357
20370101             20070201            180750                 922.58                      180750                      Arizona                            357
20370101             20070201            216000                 1372.5                      216000                      Florida                            357
20370101             20070201            181550                  983.4                      181550                      Florida                            357
20370101             20070201            161100                 965.88                      160616                      Arizona                            357
20370101             20070201            220000                1190.34                      219755                      Florida                            357
20370101             20070201            359200                1983.08                      359200                      California                         357
20370101             20070201            109944                 652.79                      109944                      Indiana                            357
20370201             20070301            665696                4826.76                      664777                      Arizona                            358
20211101             20061201            228000                1496.25                      228000                      California                         175
20470101             20070201            312000                1854.48                      311602                      New York                           357
20361201             20070101            220000                1463.67                      219272                      Rhode Island                       356
20461201             20070101            135200                 791.54                      134961                      South Carolina                     356
20360901             20061001            247000                1492.29                      247000                      Florida                            353
20220201             20070301            895000                7492.21                      888764                      California                         178
20370301             20070401            167000                1026.35                      167000                      Delaware                           359
20370201             20070301            560000                 3915.6                      559166                      Indiana                            358
20370301             20070401            218400                1527.08                      218238                      District of Columbia               359
20370301             20070401            90000                  644.77                      89936                       Florida                            359
20370301             20070401            127300                 804.62                      127185                      North Carolina                     359
20370301             20070401            232000                 1232.5                      232000                      Maryland                           359
20370301             20070401            75000                  537.31                      74947                       Maryland                           359
20370301             20070401            252400                1852.02                      252231                      Florida                            359
20370201             20070301           1000000                6821.77                      998435                      Tennessee                          358
20370201             20070301            999999                6041.66                      999999                      New Jersey                         358
20370301             20070401            222150                1319.02                      222150                      Nevada                             359
20370301             20070401            192000                   1240                      192000                      New Jersey                         359
20370301             20070401            120000                    725                      120000                      District of Columbia               359
20370301             20070401            150000                 997.95                      149877                      Georgia                            359
20370101             20070201            168352                1162.77                      167965                      New York                           357
20370301             20070401            418789                 2748.3                      418789                      Arizona                            359
20370301             20070401            268000                1926.25                      268000                      Oregon                             359
20370201             20070301            132792                 774.62                      132792                      Florida                            358
20370301             20070401            145000                 830.73                      145000                      Minnesota                          359
20370101             20070201            230000                1627.93                      229497                      Colorado                           357
20370301             20070401            168720                1165.31                      168592                      Indiana                            359
20370301             20070401            160000                1118.75                      159881                      Maine                              359
20370301             20070401            428000                2992.64                      427682                      Arizona                            359
20370401             20070501            460000                2731.25                      460000                      California                         360
20370401             20070501            592000                3790.65                      592000                      California                         360
20370301             20070401            417000                2345.63                      417000                      California                         359
20361201             20070101            131634                 897.98                      131220                      Texas                              356
20370301             20070401            292800                   1769                      292800                      Virginia                           359
20370301             20070401            430000                 2824.8                      429639                      California                         359
20370301             20070401            464000                2608.52                      463736                      California                         359
20370101             20070201            320000                2264.94                      319268                      Georgia                            357
20370201             20070301            80000                  525.54                      79865                       Georgia                            358
20370201             20070301            125192                  886.1                      125010                      Texas                              358
20370201             20070301            148000                 972.25                      147751                      Washington                         358
20370301             20070401            114750                  782.8                      114660                      Texas                              359
20370201             20070301            115028                 804.29                      114857                      Texas                              358
20370301             20070401            264000                   1705                      264000                      Nevada                             359
20370301             20070401            344000                1970.83                      344000                      Washington                         359
20370301             20070401            344000                1970.83                      344000                      Washington                         359
20370301             20070401            630000                3982.03                      629430                      California                         359
20370301             20070401            139920                 889.08                      139920                      Georgia                            359
20370301             20070401            299960                1687.28                      299960                      Washington                         359
20361001             20061101            167250                1183.79                      166386                      Oregon                             354
20370301             20070401            416000                2698.17                      415642                      Illinois                           359
20370301             20070401            450000                2844.31                      449593                      New Jersey                         359
20370301             20070401            543200                3168.67                      543200                      Utah                               359
20370201             20070301            235711                1473.19                      235711                      Tennessee                          358
20370201             20070301            220580                1580.26                      220268                      Georgia                            358
20370201             20070301            373978                2142.58                      373978                      Illinois                           358
20370201             20070301            102450                 716.35                      102297                      Georgia                            358
20370301             20070401            323000                1876.12                      321620                      California                         359
20370301             20070401            216000                   1260                      216000                      Arizona                            359
20370301             20070401            135200                 859.08                      135200                      Utah                               359
20370201             20070301            522500                 3211.2                      522500                      Maryland                           358
20370301             20070401            552000                   3105                      552000                      New York                           359
20370301             20070401            160940                1139.12                      160824                      South Carolina                     359
20370201             20070301            288000                   1830                      288000                      Maryland                           358
20370301             20070401            208100                 1192.2                      208092                      Nevada                             359
20370301             20070401            314400                2091.71                      314142                      Nevada                             359
20370201             20070301            154000                1011.67                      153741                      Georgia                            358
20370301             20070401            605000                 3340.1                      605000                      California                         359
20370301             20070401            281450                1710.12                      281176                      Maryland                           359
20370301             20070401            616000                4254.56                      615531                      California                         359
20370301             20070401           1000000                6320.68                      999096                      Virginia                           359
20370301             20070401            455992                2327.46                      455992                      California                         359
20370301             20070401            349757                2326.71                      349470                      Minnesota                          359
20370301             20070401            221320                1380.75                      221115                      Arizona                            359
20370201             20070301            104250                 810.85                      104126                      Maryland                           358
20370201             20070301            975000                7496.91                      973815                      Texas                              358
20370201             20070301            183750                 995.31                      183750                      Texas                              358
20370301             20070401            227040                1435.05                      226834                      Arizona                            359
20370101             20070201            156750                1122.98                      156416                      Kentucky                           357
20370301             20070401            87750                  554.64                      87671                       Arizona                            359
20370201             20070301            169824                1114.47                      169824                      Georgia                            358
20370101             20070201            255000                 1871.1                      254483                      Michigan                           357
20370101             20070201            48453                  443.22                      48395                       Michigan                           357
20370301             20070401            94000                  577.71                      94000                       Arizona                            359
20370301             20070401            75000                   492.7                      74937                       California                         359
20370101             20070201            119920                 807.92                      119631                      Georgia                            357
20370301             20070401            750000                4989.77                      749385                      California                         359
20370201             20070301            548000                3367.92                      548000                      Florida                            358
20370301             20070401            176800                1068.17                      176800                      Arizona                            359
20370301             20070401            48512                  368.73                      48482                       Texas                              359
20360701             20060801            224800                1475.25                      224800                      Alabama                            171
20370301             20070401            240720                1479.43                      240720                      Florida                            359
20370301             20070401            544000                3483.29                      543520                      Arizona                            359
20370301             20070401            481200                2656.63                      481200                      Georgia                            359
20370101             20070201            229715                1827.72                      229301                      Ohio                               357
20361101             20061201            327000                2514.35                      325995                      Tennessee                          355
20370101             20070201            164000                1118.77                      163614                      North Carolina                     357
20370101             20070201            365000                 2646.5                      364241                      Virginia                           357
20370301             20070401            217750                1134.11                      217750                      Florida                            359
20370201             20070301            116537                 785.13                      116350                      Texas                              358
20370101             20070201            304300                2060.35                      304298                      Georgia                            357
20370101             20070201            233500                1605.31                      233500                      Virginia                           357
20370101             20070201            355000                2604.86                      354277                      Arizona                            357
20370101             20070201            340000                2231.21                      339993                      Maryland                           357
20370101             20070201            352000                2163.33                      352000                      Arizona                            357
20370101             20070201            50400                  423.79                      49804                       Tennessee                          357
20370101             20070201            330000                2401.88                      329400                      New Jersey                         357
20370101             20070201            200000                1104.17                      200000                      Maryland                           357
20370301             20070401            114400                 829.48                      114321                      Arkansas                           359
20211001             20061101           1040000                 8917.2                     1018721                      California                         174
20370301             20070401            63000                  490.01                      62963                       Indiana                            359
20370301             20070401            163000                1111.95                      162873                      South Carolina                     359
20370301             20070401            261000                1495.31                      261000                      District of Columbia               359
20370301             20070401            417000                2601.54                      416614                      California                         359
20370301             20070401            244000                   1525                      244000                      Pennsylvania                       359
20470101             20070101            417000                2478.58                      416289                      California                         356
20370301             20070401            352000                2126.67                      352000                      New Jersey                         359
20370301             20070401            227232                1473.83                      227036                      Florida                            359
20370301             20070401            200000                   1250                      200000                      California                         359
20210901             20061001            50300                  473.47                      49239                       Tennessee                          173
20211101             20061201            175200                1112.83                      175134                      Hawaii                             175
20211001             20061101            692000                3748.33                      692000                      California                         174
20370301             20070401            124000                 856.44                      123906                      Texas                              359
20470301             20070401            392800                2440.99                      392650                      Florida                            359
20370301             20070401            269850                1461.69                      269850                      Nevada                             359
20370301             20070401            550000                3151.04                      550000                      California                         359
20370301             20070401            136400                 907.48                      136288                      Florida                            359
20370401             20070501            178800                 1117.5                      178800                      New York                           360
20370201             20070301            156800                   1017                      156529                      Colorado                           358
20370301             20070401            211580                1146.06                      211580                      Arizona                            359
20370301             20070401            484000                2470.42                      484000                      California                         359
20211101             20061201            83250                  789.58                      82018                       Texas                              175
20211101             20061201            101500                  740.1                      101500                      South Carolina                     175
20361201             20070101            168700                  948.9                      168694                      Florida                            356
20361201             20070101            199000                1305.65                      198956                      Texas                              356
20370101             20070201            257000                1390.59                      256724                      Nevada                             357
20370101             20070201            219900                1351.44                      219895                      Florida                            357
20370101             20070201            228000                1305.57                      227881                      Florida                            357
20361201             20070101            185150                1176.47                      185150                      Arizona                            356
20361201             20070101            190350                 991.41                      190350                      Arizona                            356
20361201             20070101            155950                 877.22                      155950                      Florida                            356
20361201             20070101            374800                1834.86                      374779                      California                         356
20361201             20070101            353200                1839.58                      353200                      California                         356
20361201             20070101            418350                2222.48                      418350                      California                         356
20361201             20070101            315950                1777.22                      315950                      Florida                            356
20361201             20070101            252000                 1417.1                      251929                      Florida                            356
20361201             20070101            117650                 686.29                      117650                      Texas                              356
20361201             20070101            227950                1282.22                      227950                      Florida                            356
20370301             20070401            96000                  654.89                      95850                       Illinois                           359
20361201             20070101            455000                2511.92                      454990                      Oregon                             356
20370301             20070401            605000                3207.58                      603779                      California                         359
20370101             20070201            133350                 978.48                      132736                      Texas                              357
20370201             20070301            52630                  428.22                      52574                       Indiana                            358
20370301             20070401            184000                1054.17                      184000                      Colorado                           359
20370101             20070201            138600                 1029.1                      138326                      Minnesota                          357
20370301             20070401            72000                  547.25                      71955                       Iowa                               359
20370201             20070301            89300                  670.88                      89186                       Illinois                           358
20370201             20070301            190000                1108.25                      189986                      Florida                            358
20370301             20070401            234400                1269.67                      234400                      Arizona                            359
20370301             20070401            136396                 809.85                      136396                      South Carolina                     359
20361201             20070101            121500                 828.84                      120421                      Tennessee                          356
20370201             20070301            252000                1783.64                      251634                      Florida                            358
20370201             20070301            278730                1925.12                      278305                      Florida                            358
20370301             20070401            820000                5874.59                      819421                      Alabama                            359
20370301             20070401            628000                3597.92                      628000                      California                         359
20370201             20070301            214600                1688.26                      214352                      Florida                            358
20361001             20061101            65000                  488.32                      64747                       Maryland                           354
20370301             20070401            555750                3647.11                      555750                      Virginia                           359
20370301             20070401            375000                2148.44                      375000                      California                         359
20370201             20070301            264000                 1756.4                      263566                      Illinois                           358
20370201             20070301            219000                1475.44                      218649                      Idaho                              358
20370201             20070301            95940                  638.29                      95782                       Texas                              358
20370301             20070401            229500                1267.03                      229500                      Virginia                           359
20370301             20070401            253650                1603.25                      253421                      Florida                            359
20370301             20070401            253800                   2065                      253665                      Florida                            359
20370301             20070401            120000                 788.31                      119899                      Pennsylvania                       359
20370101             20070201            75200                  438.56                      75181                       North Carolina                     357
20370301             20070401            240000                1576.63                      239775                      California                         359
20370201             20070301            288000                   1650                      288000                      Virginia                           358
20370301             20070401            440000                2429.17                      440000                      California                         359

MATURITY_DATE   SERV_FEE    TRUSTEE FEE              LPMI     ZIP_CODE       STATED_ORIGINAL_TERM     PROPTYPE                               LIEN          CURRENT_GROSS_COUPON
-------------   --------    -----------              ----     --------       --------------------     --------                               ----          --------------------
20211201          0.25          0.014                 0          91423                   180        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          80020                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          93630                   360        Single Family                         First Lien                                                            5.875
20370101          0.25          0.014                 0          32966                   360        PUD                                   First Lien                                                            7.125
20211001          0.25          0.014                 0          93725                   180        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          70810                   360        Condominium                           First Lien                                                             7.25
20370101          0.25          0.014                 0          20121                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          20708                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          89423                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          24018                   360        Condominium                           First Lien                                                            6.625
20370301           0.2          0.014                 0          33647                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          49653                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          49676                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          95926                   360        Single Family                         First Lien                                                            6.375
20370301           0.2          0.014                 0          20814                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          99517                   360        Condominium                           First Lien                                                            7.375
20370301           0.2          0.014                 0           2539                   360        Single Family                         First Lien                                                             6.75
20370101         0.625          0.014                 0          33904                   360        Single Family                         First Lien                                                                8
20370301           0.2          0.014                 0          33908                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          99501                   360        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          49008                   360        2-4 Family                            First Lien                                                            6.625
20370301           0.2          0.014                 0          90250                   360        Condominium                           First Lien                                                                6
20370301           0.2          0.014                 0          92024                   360        2-4 Family                            First Lien                                                            6.625
20370301          0.25          0.014                 0          94534                   360        Single Family                         First Lien                                                            8.625
20370201          0.25          0.014                 0          89084                   360        PUD                                   First Lien                                                              6.5
20370201          0.25          0.014                 0          33703                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          18702                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          21703                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          98338                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014              0.68          37172                   360        Single Family                         First Lien                                                            8.125
20370101          0.25          0.014              1.05          17403                   360        Single Family                         First Lien                                                             8.75
20370301          0.25          0.014                 0          75134                   360        Single Family                         First Lien                                                            8.375
20370101          0.25          0.014              0.66           8758                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014              0.43          30115                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          85305                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          21634                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          28262                   360        Condominium                           First Lien                                                                8
20370101          0.25          0.014              0.93          48021                   360        Single Family                         First Lien                                                           10.875
20370301          0.25          0.014                 0          34219                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          85035                   360        Single Family                         First Lien                                                              8.5
20370201          0.25          0.014                 0          21207                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          30331                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          85212                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014              0.51          30008                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          32561                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          37407                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          30126                   360        Single Family                         First Lien                                                              8.5
20370301          0.25          0.014                 0          36521                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          76273                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          85207                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          85379                   360        PUD                                   First Lien                                                            7.125
20370301          0.25          0.014                 0          19801                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          85249                   360        PUD                                   First Lien                                                              7.5
20370201          0.25          0.014                 0          20012                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          98102                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          23225                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          75006                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          23060                   360        PUD                                   First Lien                                                            7.375
20370301          0.25          0.014                 0          89117                   360        PUD                                   First Lien                                                             7.25
20370101          0.25          0.014              0.68          46534                   360        Single Family                         First Lien                                                               10
20370101          0.25          0.014                 0          22202                   360        Hi-Rise Condo                         First Lien                                                             6.75
20361101          0.25          0.014              0.85          43522                   360        Single Family                         First Lien                                                             8.85
20370301          0.25          0.014                 0          75034                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          89135                   360        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0          30075                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          30281                   360        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0          89005                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          30312                   360        Single Family                         First Lien                                                            7.125
20361101          0.25          0.014                 0          45240                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          34219                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          33810                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          30126                   360        Single Family                         First Lien                                                              8.5
20370301          0.25          0.014                 0          78251                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          74105                   180        Single Family                         First Lien                                                            8.625
20370201          0.25          0.014                 0          78640                   360        Single Family                         First Lien                                                              8.5
20370301          0.25          0.014                 0          75205                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          34758                   360        PUD                                   First Lien                                                            7.875
20370201          0.25          0.014                 0           4917                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          46075                   360        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0          20007                   360        Townhouse                             First Lien                                                             6.25
20370301          0.25          0.014                 0          77040                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          30044                   360        Single Family                         First Lien                                                            7.125
20370201          0.25          0.014                 0          37205                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          77373                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          20794                   360        PUD                                   First Lien                                                            6.625
20370201          0.25          0.014                 0          77568                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          85021                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          98926                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          21220                   360        Townhouse                             First Lien                                                            7.625
20370301          0.25          0.014                 0          10472                   360        2-4 Family                            First Lien                                                            6.125
20370301          0.25          0.014                 0          33183                   360        Condominium                           First Lien                                                             8.25
20370101          0.25          0.014                 0          75035                   360        PUD                                   First Lien                                                                7
20470301          0.25          0.014                 0           2576                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          23149                   360        Single Family                         First Lien                                                            7.875
20370201          0.25          0.014                 0          22959                   360        Single Family                         First Lien                                                            7.875
20370201          0.25          0.014                 0          60618                   360        Condominium                           First Lien                                                             6.75
20210701          0.25          0.014                 0          23901                   180        Single Family                         First Lien                                                            7.125
20360701          0.25          0.014                 0          49684                   180        Single Family                         First Lien                                                            7.875
20360601          0.25          0.014                 0          32127                   180        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          85209                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0           2188                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0           7108                   360        2-4 Family                            First Lien                                                            6.875
20211101          0.25          0.014                 0          11434                   180        2-4 Family                            First Lien                                                             6.75
20370301          0.25          0.014                 0           7424                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          94566                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          30996                   360        Single Family                         First Lien                                                            7.125
20470301          0.25          0.014                 0          20003                   360        Townhouse                             First Lien                                                            7.625
20370101          0.25          0.014                 0          89460                   180        Single Family                         First Lien                                                            6.125
20361201          0.25          0.014                 0          89031                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          33142                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          91307                   360        Single Family                         First Lien                                                             7.75
20360701          0.25          0.014                 0          48066                   180        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          91706                   360        Single Family                         First Lien                                                                7
20370401          0.25          0.014                 0          85226                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          46077                   360        PUD                                   First Lien                                                            6.375
20360501          0.25          0.014                 0          22554                   360        PUD                                   First Lien                                                            6.125
20360601          0.25          0.014                 0          28115                   180        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                            6.875
20360701          0.25          0.014                 0          21230                   180        Single Family                         First Lien                                                              7.5
20470301          0.25          0.014                 0          27553                   360        Single Family                         First Lien                                                                8
20360701          0.25          0.014                 0          48085                   180        Single Family                         First Lien                                                             7.75
20360701          0.25          0.014                 0          46408                   180        Single Family                         First Lien                                                            7.875
20210501          0.25          0.014                 0          10016                   180        Condominium                           First Lien                                                              7.5
20210901          0.25          0.014                 0          91355                   180        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          44140                   360        Single Family                         First Lien                                                            7.125
20210901          0.25          0.014                 0          85730                   180        PUD                                   First Lien                                                              7.5
20370101          0.25          0.014                 0          91766                   360        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          87121                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          32034                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          48173                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          45040                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          79932                   360        Single Family                         First Lien                                                             5.98
20370201          0.25          0.014                 0          20659                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          75124                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          75124                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          22191                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          75124                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          75124                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          79936                   360        2-4 Family                            First Lien                                                            6.375
20370401          0.25          0.014                 0          90242                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          60089                   360        Condominium                           First Lien                                                             7.25
20370101          0.25          0.014                 0          34748                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          20874                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          60440                   360        Condominium                           First Lien                                                            6.875
20370101          0.25          0.014                 0           2909                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014             0.519          75211                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          75167                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          77386                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0           8059                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          76180                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          96793                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          95207                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          33311                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0           6106                   360        Condominium                           First Lien                                                             7.25
20370201          0.25          0.014                 0          89403                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0           6106                   360        Condominium                           First Lien                                                             7.25
20211201         0.625          0.014                 0          43023                   180        Single Family                         First Lien                                                            8.125
20361201          0.25          0.014                 0          43017                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0           6106                   360        Condominium                           First Lien                                                             7.25
20470301          0.25          0.014                 0           7040                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          85297                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          76116                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0          78757                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          52806                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          95212                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          21532                   360        2-4 Family                            First Lien                                                            7.375
20370101          0.25          0.014                 0          21117                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          33477                   360        Condominium                           First Lien                                                            7.375
20370101          0.25          0.014                 0          44032                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          31406                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          80910                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014                 0          43078                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          77382                   360        PUD                                   First Lien                                                                7
20370101          0.25          0.014                 0          84095                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          20747                   360        PUD                                   First Lien                                                              7.5
20370101          0.25          0.014                 0          77027                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0           6614                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014             0.688          28314                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          60554                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          63367                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          33777                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          19809                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          23836                   360        PUD                                   First Lien                                                            7.125
20370301          0.25          0.014                 0          80640                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          76266                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          95991                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014              0.96          77396                   360        PUD                                   First Lien                                                                8
20370301          0.25          0.014                 0          93908                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0           8107                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          33023                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          30683                   360        Single Family                         First Lien                                                                8
20370301          0.25          0.014                 0          36695                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          78223                   360        PUD                                   First Lien                                                            7.125
20370101          0.25          0.014              1.55          39218                   360        Single Family                         First Lien                                                            8.625
20361201          0.25          0.014              1.55          76063                   360        Single Family                         First Lien                                                            8.625
20361001          0.25          0.014              0.43          27597                   360        Single Family                         First Lien                                                              7.5
20361101          0.25          0.014              1.26          35758                   360        PUD                                   First Lien                                                                8
20370301          0.25          0.014                 0          34474                   360        Condominium                           First Lien                                                             6.25
20370201          0.25          0.014                 0          85629                   360        PUD                                   First Lien                                                            6.375
20370201          0.25          0.014                 0          29715                   360        PUD                                   First Lien                                                            6.999
20370301          0.25          0.014                 0          33029                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          27513                   360        PUD                                   First Lien                                                            7.125
20361201           0.2          0.014                 0          46143                   360        PUD                                   First Lien                                                             6.75
20361201           0.2          0.014                 0          92804                   360        Single Family                         First Lien                                                            6.625
20361201           0.2          0.014                 0          32908                   360        Single Family                         First Lien                                                                7
20370201           0.2          0.014                 0           6902                   360        2-4 Family                            First Lien                                                            6.875
20370101          0.25          0.014              0.43           6851                   360        Single Family                         First Lien                                                                8
20370201          0.25          0.014                 0          85085                   360        PUD                                   First Lien                                                                7
20370301          0.25          0.014                 0          85043                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0           8873                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          34420                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014              1.39          48127                   360        Single Family                         First Lien                                                             8.75
20370301          0.25          0.014                 0          34987                   360        PUD                                   First Lien                                                            6.375
20370101          0.25          0.014              1.16          33176                   360        Single Family                         First Lien                                                             12.5
20370301          0.25          0.014                 0          84065                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014               0.7          30540                   360        PUD                                   First Lien                                                             8.25
20370101          0.25          0.014              0.43          85283                   360        PUD                                   First Lien                                                            6.875
20220201          0.25          0.014              0.77          31324                   180        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          84124                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014              0.85          65323                   360        Single Family                         First Lien                                                            9.625
20370101          0.25          0.014              1.02          91773                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014              0.59          97222                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          23451                   360        Condominium                           First Lien                                                              7.5
20370101          0.25          0.014                 0          78723                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          87121                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          94561                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          95212                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0          23060                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          33016                   360        Condominium                           First Lien                                                            7.125
20370201          0.25          0.014                 0          44314                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          95833                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          95252                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          77515                   360        Single Family                         First Lien                                                                7
20211001          0.25          0.014                 0          94107                   180        Hi-Rise Condo                         First Lien                                                            7.125
20220101         0.625          0.014                 0          44123                   180        2-4 Family                            First Lien                                                            6.375
20370101          0.25          0.014                 0          72756                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          44512                   360        2-4 Family                            First Lien                                                            7.375
20361201          0.25          0.014                 0          95454                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          94560                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          30220                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          16407                   360        2-4 Family                            First Lien                                                            7.875
20370301          0.25          0.014                 0          38017                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          23606                   360        Single Family                         First Lien                                                             6.25
20361201          0.25          0.014             0.471          60446                   360        Single Family                         First Lien                                                             7.75
20361201          0.25          0.014                 0          85032                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          60478                   360        PUD                                   First Lien                                                                7
20370101          0.25          0.014                 0          60636                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          76248                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          75496                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          60156                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          32801                   360        Condominium                           First Lien                                                             7.75
20370201          0.25          0.014                 0          32908                   360        Single Family                         First Lien                                                             7.25
20211001          0.25          0.014                 0          22406                   180        Single Family                         First Lien                                                                7
20220101         0.625          0.014                 0          40222                   180        Single Family                         First Lien                                                             7.75
20470301          0.25          0.014                 0          92126                   360        Single Family                         First Lien                                                             6.25
20370301          0.25          0.014                 0          32082                   360        PUD                                   First Lien                                                                7
20370101          0.25          0.014                 0          76087                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          15650                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0           7753                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          48150                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          77088                   360        PUD                                   First Lien                                                            7.875
20370101          0.25          0.014                 0          19044                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          98284                   360        Single Family                         First Lien                                                              6.5
20200501          0.25          0.014                 0          78745                   180        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          30344                   360        Single Family                         First Lien                                                            7.125
20361201          0.25          0.014                 0          60118                   180        PUD                                   First Lien                                                             7.75
20370101          0.25          0.014                 0          28104                   360        PUD                                   First Lien                                                             7.25
20370101          0.25          0.014                 0          89149                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          95207                   360        Single Family                         First Lien                                                              7.5
20361201          0.25          0.014                 0          89131                   360        PUD                                   First Lien                                                            6.375
20370101          0.25          0.014                 0          98388                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          63010                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          92557                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          84020                   360        PUD                                   First Lien                                                                7
20370301           0.2          0.014                 0          98264                   360        Single Family                         First Lien                                                            7.125
20370301           0.2          0.014                 0          34787                   360        PUD                                   First Lien                                                             7.75
20370101          0.25          0.014                 0           8204                   360        Single Family                         First Lien                                                             7.25
20361101           0.2          0.014                 0          34120                   360        PUD                                   First Lien                                                                7
20361101           0.2          0.014                 0          33169                   360        PUD                                   First Lien                                                             6.75
20370401          0.25          0.014                 0          94303                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014                 0          60477                   180        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          34758                   360        PUD                                   First Lien                                                                8
20370301          0.25          0.014                 0           4658                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          93257                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          21216                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          98029                   360        Condominium                           First Lien                                                             6.25
20370401          0.25          0.014                 0          33193                   360        Single Family                         First Lien                                                              7.5
20370101           0.2          0.014                 0          93033                   360        Single Family                         First Lien                                                            6.125
20370201           0.2          0.014                 0          11530                   360        Condominium                           First Lien                                                            6.375
20370101          0.25          0.014                 0           2865                   360        Single Family                         First Lien                                                              6.5
20370201           0.2          0.014                 0          92270                   360        PUD                                   First Lien                                                              6.5
20370201           0.2          0.014                 0          27972                   360        Single Family                         First Lien                                                             6.25
20361201           0.2          0.014                 0          32541                   360        PUD                                   First Lien                                                             6.75
20370301           0.2          0.014                 0          22003                   360        Single Family                         First Lien                                                                6
20370101           0.2          0.014                 0          92009                   360        PUD                                   First Lien                                                              6.5
20370201           0.2          0.014                 0           8234                   360        Single Family                         First Lien                                                                7
20470301          0.25          0.014                 0          80016                   360        PUD                                   First Lien                                                            6.625
20370101           0.2          0.014                 0          11963                   360        Single Family                         First Lien                                                             6.25
20370301           0.2          0.014                 0          48170                   360        Single Family                         First Lien                                                             6.75
20470101          0.25          0.014                 0          21108                   360        Condominium                           First Lien                                                            6.625
20370101          0.25          0.014                 0          76140                   360        PUD                                   First Lien                                                            7.875
20370401          0.25          0.014                 0          60046                   360        Single Family                         First Lien                                                            6.125
20370201           0.2          0.014                 0          36561                   360        PUD                                   First Lien                                                              6.5
20370201           0.2          0.014                 0          98065                   360        PUD                                   First Lien                                                            6.875
20370301           0.2          0.014                 0          95030                   360        Single Family                         First Lien                                                              6.5
20370201           0.2          0.014                 0          19106                   360        2-4 Family                            First Lien                                                             6.25
20370301           0.2          0.014                 0          55439                   360        Single Family                         First Lien                                                                7
20370201           0.2          0.014                 0          27948                   360        Single Family                         First Lien                                                              7.5
20370301           0.2          0.014                 0          83001                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          93711                   360        Single Family                         First Lien                                                            7.125
20370301           0.2          0.014                 0           2129                   360        Single Family                         First Lien                                                              6.5
20360101          0.25          0.014                 0          60016                   180        Condominium                           First Lien                                                                8
20370201          0.25          0.014                 0          32084                   360        Single Family                         First Lien                                                             8.25
20360601          0.25          0.014                 0          84403                   180        Single Family                         First Lien                                                             7.75
20370301           0.2          0.014                 0          53051                   360        Single Family                         First Lien                                                            6.625
20470301          0.25          0.014                 0          95301                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          98273                   360        PUD                                   First Lien                                                            6.875
20360701          0.25          0.014                 0          48091                   180        Single Family                         First Lien                                                                8
20370101           0.2          0.014                 0          96789                   360        PUD                                   First Lien                                                            6.875
20370301           0.2          0.014                 0          20619                   360        PUD                                   First Lien                                                             6.75
20370301           0.2          0.014                 0          23451                   360        Single Family                         First Lien                                                              6.5
20370201           0.2          0.014                 0          84032                   360        Single Family                         First Lien                                                             7.25
20370201           0.2          0.014                 0          98004                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          28411                   360        PUD                                   First Lien                                                            7.125
20370301          0.25          0.014                 0          98229                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          92311                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014              0.31          85359                   360        Single Family                         First Lien                                                            7.125
20360601          0.25          0.014                 0          28269                   180        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0          21029                   360        PUD                                   First Lien                                                            6.625
20360601          0.25          0.014                 0          46312                   180        2-4 Family                            First Lien                                                                7
20370301          0.25          0.014                 0          23310                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          85207                   360        PUD                                   First Lien                                                                7
20370201           0.2          0.014                 0          95148                   360        Single Family                         First Lien                                                             6.25
20370301          0.25          0.014                 0          33467                   360        Single Family                         First Lien                                                              7.5
20370301           0.2          0.014                 0          11209                   360        2-4 Family                            First Lien                                                            6.625
20370201           0.2          0.014                 0          37075                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          33135                   360        Condominium                           First Lien                                                            7.875
20361101           0.2          0.014                 0          92114                   360        Single Family                         First Lien                                                            7.375
20370301           0.2          0.014                 0          93436                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0           8873                   360        Single Family                         First Lien                                                            7.625
20370301           0.2          0.014                 0          92106                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          33913                   360        Hi-Rise Condo                         First Lien                                                            6.125
20370401          0.25          0.014                 0          30039                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          48009                   360        Condominium                           First Lien                                                             6.75
20370301          0.25          0.014                 0          30066                   360        Single Family                         First Lien                                                            7.375
20470201          0.25          0.014                 0          85296                   360        Single Family                         First Lien                                                                6
20370101          0.25          0.014                 0          55352                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014             0.467          33021                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          86314                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          53216                   360        2-4 Family                            First Lien                                                             6.75
20370201          0.25          0.014                 0          60411                   360        2-4 Family                            First Lien                                                            7.375
20370201          0.25          0.014                 0          60531                   360        2-4 Family                            First Lien                                                            7.125
20370201          0.25          0.014                 0          22655                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0           6420                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          28173                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          34759                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          92673                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          20871                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          40229                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          21223                   360        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          20774                   360        PUD                                   First Lien                                                            6.125
20361201          0.25          0.014             0.386          21216                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0           3867                   360        Condominium                           First Lien                                                              7.5
20370201          0.25          0.014                 0          47920                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014             0.898          85297                   360        PUD                                   First Lien                                                            7.375
20370401          0.25          0.014                 0          78504                   360        Single Family                         First Lien                                                            8.125
20370201          0.25          0.014                 0          60649                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          55363                   360        Single Family                         First Lien                                                            7.375
20370401          0.25          0.014                 0          55073                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0          78669                   360        PUD                                   First Lien                                                            6.375
20370201          0.25          0.014                 0          76014                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          77611                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          96822                   360        Condominium                           First Lien                                                            7.125
20370201          0.25          0.014                 0          44212                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          45373                   360        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          45373                   360        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          84115                   360        2-4 Family                            First Lien                                                            6.875
20370201          0.25          0.014                 0          21144                   360        Condominium                           First Lien                                                             6.75
20211201          0.25          0.014              0.82          22602                   180        Single Family                         First Lien                                                              8.5
20370301          0.25          0.014                 0          75601                   360        2-4 Family                            First Lien                                                            8.625
20370101          0.25          0.014                 0          75150                   360        Single Family                         First Lien                                                            6.125
20370101          0.25          0.014                 0          20110                   360        PUD                                   First Lien                                                             5.98
20370101          0.25          0.014                 0          45207                   360        2-4 Family                            First Lien                                                             7.75
20370401          0.25          0.014                 0           8723                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          26003                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          59801                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          95661                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          77571                   360        Single Family                         First Lien                                                              6.5
20220201          0.25          0.014                 0          45069                   180        Single Family                         First Lien                                                            6.125
20370301          0.25          0.014                 0          30135                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          75040                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          56073                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          75068                   360        PUD                                   First Lien                                                            6.375
20470301          0.25          0.014                 0          90706                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          45324                   360        2-4 Family                            First Lien                                                            7.375
20370201          0.25          0.014                 0          87401                   360        Single Family                         First Lien                                                              7.5
20211001          0.25          0.014                 0          91108                   180        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          21060                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          80542                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          23418                   360        Single Family                         First Lien                                                             7.75
20270101          0.25          0.014                 0          44706                   240        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          60073                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0           8096                   360        2-4 Family                            First Lien                                                              7.5
20370301          0.25          0.014                 0          92154                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          20191                   360        Condominium                           First Lien                                                            6.875
20370301          0.25          0.014                 0          32309                   360        Single Family                         First Lien                                                            7.375
20370401          0.25          0.014                 0          92544                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          24019                   360        Single Family                         First Lien                                                            6.125
20370301          0.25          0.014                 0          75706                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0          46064                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          60176                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          92557                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          75686                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          90755                   360        Condominium                           First Lien                                                             6.25
20370101          0.25          0.014                 0          55311                   360        Condominium                           First Lien                                                             6.25
20361201          0.25          0.014                 0          55012                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          95307                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          32224                   360        Condominium                           First Lien                                                            7.125
20370101          0.25          0.014                 0          23434                   360        Condominium                           First Lien                                                            7.125
20370301          0.25          0.014                 0          32901                   360        Condominium                           First Lien                                                            7.875
20361201          0.25          0.014             0.519          61550                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          28465                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          97702                   360        Single Family                         First Lien                                                            6.875
20220101         0.625          0.014                 0          47240                   180        2-4 Family                            First Lien                                                            6.875
20370301          0.25          0.014                 0          91011                   360        Single Family                         First Lien                                                            6.875
20211001          0.25          0.014                 0          11364                   180        CO-OP                                 First Lien                                                              6.5
20370201          0.25          0.014                 0          32216                   360        PUD                                   First Lien                                                            6.875
20211201          0.25          0.014                 0          11357                   180        CO-OP                                 First Lien                                                            6.625
20370301          0.25          0.014                 0          95320                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          17372                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          49417                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          60031                   360        Condominium                           First Lien                                                             6.25
20211201          0.25          0.014                 0          22656                   180        PUD                                   First Lien                                                                6
20370101          0.25          0.014                 0          98375                   360        PUD                                   First Lien                                                            6.125
20370201          0.25          0.014                 0          21037                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          70115                   360        2-4 Family                            First Lien                                                              7.5
20461101          0.25          0.014                 0          11751                   360        Single Family                         First Lien                                                            6.875
20211201          0.25          0.014                 0          10801                   180        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          21234                   360        2-4 Family                            First Lien                                                             7.25
20211201          0.25          0.014                 0          94536                   180        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          76240                   360        Single Family                         First Lien                                                            8.625
20361201          0.25          0.014             1.452          89521                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          49057                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          48044                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          33167                   360        Single Family                         First Lien                                                              7.5
20470101          0.25          0.014                 0          93705                   360        Condominium                           First Lien                                                            6.625
20370201          0.25          0.014                 0          87114                   360        PUD                                   First Lien                                                              7.5
20370201          0.25          0.014                 0          63026                   360        PUD                                   First Lien                                                                8
20461201          0.25          0.014                 0          10927                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          77433                   360        PUD                                   First Lien                                                            7.625
20361201          0.25          0.014                 0          20748                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          21218                   360        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          98221                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          33611                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0           7030                   360        2-4 Family                            First Lien                                                            6.875
20361201          0.25          0.014                 0          60619                   180        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          48207                   360        Condominium                           First Lien                                                            6.875
20370201          0.25          0.014                 0          33179                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          32309                   360        Single Family                         First Lien                                                            6.375
20361201          0.25          0.014                 0          93312                   360        Single Family                         First Lien                                                            6.875
20220101          0.25          0.014                 0          91402                   180        Single Family                         First Lien                                                             8.25
20370101          0.25          0.014                 0          45342                   360        Single Family                         First Lien                                                                7
20361201          0.25          0.014                 0          63125                   360        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          93960                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          91367                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0           2124                   360        Condominium                           First Lien                                                            6.875
20370101          0.25          0.014                 0          30281                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014             0.468          23464                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          84601                   360        Single Family                         First Lien                                                            7.375
20470101          0.25          0.014                 0           7302                   360        2-4 Family                            First Lien                                                             7.25
20361201          0.25          0.014                 0          89521                   360        PUD                                   First Lien                                                             6.25
20361201          0.25          0.014                 0          93550                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          98033                   360        Single Family                         First Lien                                                            7.125
20170301          0.25          0.014                 0          22079                   120        PUD                                   First Lien                                                              7.5
20361201          0.25          0.014                 0          89027                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          83301                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          98023                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          20136                   360        Single Family                         First Lien                                                            6.125
20370101          0.25          0.014                 0          85301                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          54130                   360        Condominium                           First Lien                                                            6.625
20370101          0.25          0.014             0.635          95948                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          44001                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          89113                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          89436                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          32909                   360        PUD                                   First Lien                                                            7.375
20361201          0.25          0.014                 0          89166                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          89031                   360        PUD                                   First Lien                                                            7.625
20370101          0.25          0.014             0.429          95901                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          29588                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          87505                   360        Single Family                         First Lien                                                            6.875
20470301          0.25          0.014                 0          64128                   360        Single Family                         First Lien                                                            8.375
20361201          0.25          0.014                 0          74105                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          98374                   360        PUD                                   First Lien                                                            7.125
20370101          0.25          0.014             0.383          75089                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          60614                   360        Condominium                           First Lien                                                            7.375
20370401          0.25          0.014                 0           7307                   360        2-4 Family                            First Lien                                                             7.25
20370301          0.25          0.014                 0          31406                   360        Single Family                         First Lien                                                            6.625
20361201          0.25          0.014                 0          89131                   360        PUD                                   First Lien                                                            8.125
20361201          0.25          0.014                 0          85239                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014                 0          37407                   360        Single Family                         First Lien                                                              6.5
20361201          0.25          0.014                 0          77388                   360        PUD                                   First Lien                                                            7.375
20361201          0.25          0.014                 0          89011                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          92110                   360        Condominium                           First Lien                                                            6.875
20370301          0.25          0.014                 0          98030                   360        Single Family                         First Lien                                                                7
20370401          0.25          0.014                 0           7060                   360        2-4 Family                            First Lien                                                                8
20370101          0.25          0.014                 0          60656                   360        Condominium                           First Lien                                                            7.375
20370101          0.25          0.014                 0          15217                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          89129                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          92840                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          60089                   180        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          23231                   360        Single Family                         First Lien                                                              7.5
20461201          0.25          0.014                 0          20783                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          93312                   360        Single Family                         First Lien                                                            6.125
20370101          0.25          0.014                 0          48307                   360        Single Family                         First Lien                                                              6.5
20470301          0.25          0.014                 0          34746                   360        PUD                                   First Lien                                                                7
20370101          0.25          0.014                 0          43074                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          78756                   360        Single Family                         First Lien                                                            7.125
20370401          0.25          0.014                 0          65738                   360        Single Family                         First Lien                                                             8.75
20370101          0.25          0.014                 0          83544                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          22192                   360        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          94555                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          46845                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          55042                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          31419                   360        PUD                                   First Lien                                                             7.75
20361201          0.25          0.014                 0          29621                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          29493                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          79932                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          48127                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          85255                   360        Single Family                         First Lien                                                             7.25
20461201          0.25          0.014                 0          91342                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          85335                   360        PUD                                   First Lien                                                            6.875
20360601          0.25          0.014                 0          60649                   180        2-4 Family                            First Lien                                                            7.625
20361201          0.25          0.014                 0          33033                   360        Condominium                           First Lien                                                             7.25
20370301          0.25          0.014                 0          90250                   360        2-4 Family                            First Lien                                                            7.375
20370101          0.25          0.014                 0          46122                   180        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          89129                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          85239                   360        PUD                                   First Lien                                                            7.875
20370201          0.25          0.014                 0           1085                   360        Single Family                         First Lien                                                              6.5
20220201          0.25          0.014                 0          43701                   180        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          89149                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          91350                   360        Condominium                           First Lien                                                            6.375
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370401          0.25          0.014                 0          78045                   360        Condominium                           First Lien                                                            7.125
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20220201         0.625          0.014                 0          45238                   180        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370201          0.25          0.014                 0           8048                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370201          0.25          0.014                 0          22314                   360        Single Family                         First Lien                                                                6
20350201          0.25          0.014                 0          51503                   180        Single Family                         First Lien                                                            7.875
20370201          0.25          0.014                 0          93065                   360        PUD                                   First Lien                                                            5.875
20370101          0.25          0.014             0.535          38122                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          23452                   360        Condominium                           First Lien                                                             6.75
20370301          0.25          0.014                 0          46260                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014              0.67          77433                   360        PUD                                   First Lien                                                            7.375
20370101          0.25          0.014                 0          17331                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          95492                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014             0.915          75044                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          63005                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          80226                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          48442                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          90501                   360        Condominium                           First Lien                                                             6.25
20370301          0.25          0.014                 0          55106                   360        Single Family                         First Lien                                                            7.125
20211201         0.625          0.014                 0          46241                   180        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          97526                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          85297                   360        PUD                                   First Lien                                                            7.375
20220101         0.625          0.014                 0          34240                   180        Single Family                         First Lien                                                                6
20370201          0.25          0.014                 0          28021                   360        2-4 Family                            First Lien                                                             7.75
20370101          0.25          0.014                 0          78733                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          96706                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          33068                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014             0.632          75069                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          94585                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014             0.487          27406                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          95993                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          95209                   360        Single Family                         First Lien                                                            6.625
20370401          0.25          0.014                 0          20853                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          28086                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          20770                   360        CO-OP                                 First Lien                                                            6.625
20370101          0.25          0.014                 0          30253                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          85719                   360        Condominium                           First Lien                                                            7.875
20370101          0.25          0.014                 0           4002                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          44108                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0          85042                   360        Single Family                         First Lien                                                                7
20370401          0.25          0.014                 0          95451                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          83709                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          85003                   360        Condominium                           First Lien                                                                8
20370301          0.25          0.014                 0          92881                   360        Condominium                           First Lien                                                              6.5
20470301          0.25          0.014                 0          92392                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          29678                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          43011                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          10543                   360        2-4 Family                            First Lien                                                            7.625
20370201          0.25          0.014                 0           2050                   360        Single Family                         First Lien                                                              6.5
20361001          0.25          0.014                 0          33971                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          74017                   360        Single Family                         First Lien                                                              7.5
20360701          0.25          0.014                 0          46613                   180        Single Family                         First Lien                                                                8
20370201          0.25          0.014                 0           8902                   360        Condominium                           First Lien                                                              7.5
20361201          0.25          0.014                 0          75006                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          75181                   360        PUD                                   First Lien                                                                7
20361201          0.25          0.014                 0           8094                   360        Single Family                         First Lien                                                            7.625
20370401          0.25          0.014                 0          78046                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014             0.561          75035                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          78260                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          96080                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          64056                   360        2-4 Family                            First Lien                                                                7
20370101          0.25          0.014                 0          96021                   360        Single Family                         First Lien                                                            5.875
20370101          0.25          0.014                 0          20685                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          61761                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          23666                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          20020                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0          60610                   360        Condominium                           First Lien                                                                7
20370201          0.25          0.014                 0          33025                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0           7405                   360        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0           8701                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          34986                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0           2130                   360        Condominium                           First Lien                                                              6.5
20370201          0.25          0.014                 0          60803                   360        Condominium                           First Lien                                                            7.125
20370201          0.25          0.014                 0           4538                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0          19943                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          48912                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          64034                   360        PUD                                   First Lien                                                            7.375
20370301          0.25          0.014                 0          33141                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          60707                   360        Single Family                         First Lien                                                                7
20360801          0.25          0.014                 0          21215                   180        Single Family                         First Lien                                                              8.5
20370201          0.25          0.014                 0          23518                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          98335                   360        Single Family                         First Lien                                                                6
20370201          0.25          0.014                 0           7305                   360        2-4 Family                            First Lien                                                                7
20370201          0.25          0.014                 0           7302                   360        Hi-Rise Condo                         First Lien                                                             6.25
20370101          0.25          0.014                 0          38107                   360        2-4 Family                            First Lien                                                            6.875
20370301          0.25          0.014                 0           8057                   360        Single Family                         First Lien                                                                8
20370301          0.25          0.014                 0          80634                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          20774                   360        Single Family                         First Lien                                                            7.125
20211101          0.25          0.014              0.59          49056                   180        Single Family                         First Lien                                                                7
20470401          0.25          0.014                 0          63052                   360        PUD                                   First Lien                                                             7.25
20370101          0.25          0.014                 0           8210                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          30072                   360        Single Family                         First Lien                                                             6.25
20220101          0.25          0.014                 0          18901                   180        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          20640                   360        CO-OP                                 First Lien                                                            7.375
20370101          0.25          0.014                 0          75119                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          98273                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          77389                   360        PUD                                   First Lien                                                            6.125
20370201          0.25          0.014                 0          23832                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          76209                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          60195                   360        Condominium                           First Lien                                                            6.875
20370201          0.25          0.014                 0          23233                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0           2171                   360        Single Family                         First Lien                                                             7.25
20360801          0.25          0.014                 0          46619                   180        Single Family                         First Lien                                                            8.375
20370101          0.25          0.014             0.308          21207                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0          27965                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014             0.463          21727                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          75211                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0          44287                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          33024                   360        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          45015                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          23238                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          90803                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          76522                   360        2-4 Family                            First Lien                                                            6.875
20370201          0.25          0.014                 0          23832                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          21206                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          33305                   360        Hi-Rise Condo                         First Lien                                                              7.5
20370201           0.2          0.014                 0          33160                   360        Hi-Rise Condo                         First Lien                                                            6.875
20370301           0.2          0.014                 0          89120                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          92646                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          91006                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0           2184                   360        Single Family                         First Lien                                                            6.375
20370301           0.2          0.014                 0          90680                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          49684                   360        Single Family                         First Lien                                                                7
20370301           0.2          0.014                 0          98040                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          91505                   360        Single Family                         First Lien                                                             7.25
20370301           0.2          0.014                 0          11210                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          21215                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          66012                   360        Single Family                         First Lien                                                              7.5
20210701          0.25          0.014                 0          77426                   180        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          33711                   360        Single Family                         First Lien                                                              7.5
20370401          0.25          0.014                 0           7305                   360        2-4 Family                            First Lien                                                            7.375
20370301          0.25          0.014                 0          60428                   360        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0          75087                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          32750                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          64083                   360        Single Family                         First Lien                                                            7.375
20370401          0.25          0.014                 0          32738                   360        Single Family                         First Lien                                                             6.75
20360701          0.25          0.014                 0          84062                   180        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          45150                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          98597                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          20712                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          23325                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014              0.53           4210                   360        Single Family                         First Lien                                                              7.5
20210701          0.25          0.014                 0           7747                   180        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          20906                   360        Condominium                           First Lien                                                             6.25
20370101          0.25          0.014                 0          33127                   360        2-4 Family                            First Lien                                                                7
20370301          0.25          0.014                 0          92663                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0           7307                   360        2-4 Family                            First Lien                                                             6.75
20360401          0.25          0.014                 0          89029                   360        PUD                                   First Lien                                                                6
20370301          0.25          0.014                 0          97759                   360        PUD                                   First Lien                                                            6.625
20370201          0.25          0.014                 0          39402                   360        Single Family                         First Lien                                                            6.375
20470401          0.25          0.014                 0          93726                   360        Single Family                         First Lien                                                             6.75
20211101          0.25          0.014                 0          90037                   180        2-4 Family                            First Lien                                                                6
20370101          0.25          0.014                 0          33068                   360        Condominium                           First Lien                                                             6.75
20370101          0.25          0.014                 0          97060                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          75093                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0           6280                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0           2721                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          60073                   360        Single Family                         First Lien                                                            7.375
20470201          0.25          0.014                 0          20706                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          43015                   360        Single Family                         First Lien                                                             6.75
20351001          0.25          0.014                 0          68122                   180        Single Family                         First Lien                                                            7.625
20370301           0.2          0.014                 0          21401                   360        Single Family                         First Lien                                                            7.875
20370101           0.2          0.014                 0          94561                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0           3062                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          94702                   360        Single Family                         First Lien                                                            6.625
20370401          0.25          0.014                 0          80206                   360        2-4 Family                            First Lien                                                             7.75
20370201           0.2          0.014                 0           2052                   360        Single Family                         First Lien                                                                7
20370201           0.2          0.014                 0           1944                   360        Single Family                         First Lien                                                             6.75
20370101           0.2          0.014                 0          92346                   360        PUD                                   First Lien                                                                6
20370201           0.2          0.014                 0          94503                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          92708                   360        Single Family                         First Lien                                                            6.875
20370201           0.2          0.014                 0          11370                   360        2-4 Family                            First Lien                                                            7.375
20361201          0.25          0.014                 0          60016                   180        PUD                                   First Lien                                                            7.875
20361101          0.25          0.014                 0          60025                   180        Condominium                           First Lien                                                                7
20370301          0.25          0.014                 0          32258                   360        PUD                                   First Lien                                                                7
20360501          0.25          0.014                 0          60613                   180        Condominium                           First Lien                                                            7.875
20360601          0.25          0.014                 0          46407                   180        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          80138                   360        PUD                                   First Lien                                                            7.125
20370301           0.2          0.014                 0          93101                   360        Single Family                         First Lien                                                             7.75
20360701          0.25          0.014                 0          11106                   180        2-4 Family                            First Lien                                                              7.5
20370201           0.2          0.014                 0          20169                   360        Single Family                         First Lien                                                            7.875
20370301           0.2          0.014                 0          96816                   360        Single Family                         First Lien                                                            6.875
20370201           0.2          0.014                 0          10309                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          84109                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          11004                   360        Single Family                         First Lien                                                              7.5
20370201           0.2          0.014                 0          11772                   360        Single Family                         First Lien                                                            7.875
20370301           0.2          0.014                 0          33467                   360        PUD                                   First Lien                                                             6.75
20370301           0.2          0.014                 0           7828                   360        Single Family                         First Lien                                                              7.5
20370201           0.2          0.014                 0          48322                   360        Single Family                         First Lien                                                             7.75
20370301           0.2          0.014                 0          89044                   360        PUD                                   First Lien                                                            6.875
20370301           0.2          0.014                 0          92532                   360        Single Family                         First Lien                                                            7.875
20211201          0.25          0.014                 0          98002                   180        Single Family                         First Lien                                                            6.875
20370201           0.2          0.014                 0           8202                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          60164                   180        Condominium                           First Lien                                                                7
20360601          0.25          0.014                 0          60827                   180        Single Family                         First Lien                                                            7.875
20370301          0.25          0.014                 0          93306                   360        Single Family                         First Lien                                                            6.875
20370201           0.2          0.014                 0          30342                   360        Single Family                         First Lien                                                            8.375
20370201           0.2          0.014                 0          90265                   360        Condominium                           First Lien                                                            8.875
20370301           0.2          0.014                 0          29582                   360        Single Family                         First Lien                                                             6.25
20370301           0.2          0.014                 0          49617                   360        Single Family                         First Lien                                                            6.375
20220201          0.25          0.014              0.51          30265                   180        PUD                                   First Lien                                                              7.5
20370301           0.2          0.014                 0          60464                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0           7960                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0           7727                   360        Single Family                         First Lien                                                            7.875
20370301           0.2          0.014                 0          19930                   360        PUD                                   First Lien                                                            6.875
20370101           0.2          0.014                 0          92683                   360        Single Family                         First Lien                                                            7.875
20370301          0.25          0.014              1.01           4210                   360        Single Family                         First Lien                                                                8
20370301          0.25          0.014                 0          20111                   360        Townhouse                             First Lien                                                                7
20370101          0.25          0.014              0.65          75068                   360        PUD                                   First Lien                                                              8.5
20370101          0.25          0.014              0.84          89015                   360        Single Family                         First Lien                                                             8.75
20370101          0.25          0.014                 0          63136                   360        Single Family                         First Lien                                                           10.625
20370101          0.25          0.014                 0          20676                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014              0.58          85041                   360        PUD                                   First Lien                                                              7.5
20370101          0.25          0.014              0.96          33181                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0          33908                   360        Condominium                           First Lien                                                            8.625
20370101          0.25          0.014              0.45          92882                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014              0.96          71655                   360        Single Family                         First Lien                                                                8
20370201          0.25          0.014                 0          76131                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0           8401                   360        Townhouse                             First Lien                                                            7.125
20370401          0.25          0.014                 0          22066                   360        PUD                                   First Lien                                                            7.625
20370401          0.25          0.014                 0          80501                   360        2-4 Family                            First Lien                                                                7
20370401          0.25          0.014                 0          55422                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          91739                   360        Single Family                         First Lien                                                            7.125
20370401          0.25          0.014                 0          33437                   360        PUD                                   First Lien                                                            7.125
20370401          0.25          0.014                 0          95946                   360        Single Family                         First Lien                                                            6.625
20211001          0.25          0.014                 0          94123                   180        Condominium                           First Lien                                                              6.5
20211001          0.25          0.014                 0          89117                   180        PUD                                   First Lien                                                            6.375
20370301          0.25          0.014                 0          20735                   360        Single Family                         First Lien                                                            6.875
20470301          0.25          0.014              0.92           2066                   360        Single Family                         First Lien                                                             8.25
20370301          0.25          0.014              0.46          85086                   360        PUD                                   First Lien                                                            7.875
20370301          0.25          0.014                 0          74429                   360        Single Family                         First Lien                                                             6.75
20210401          0.25          0.014                 0          30032                   180        Single Family                         First Lien                                                            8.125
20361201          0.25          0.014                 0          92553                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          93551                   360        Single Family                         First Lien                                                              6.5
20360901          0.25          0.014                 0          94621                   360        2-4 Family                            First Lien                                                              6.5
20361001          0.25          0.014                 0          94403                   360        Condominium                           First Lien                                                             7.25
20361001          0.25          0.014                 0          44811                   360        Single Family                         First Lien                                                                8
20361001          0.25          0.014                 0          33032                   360        PUD                                   First Lien                                                            6.875
20361101          0.25          0.014                 0          91752                   360        PUD                                   First Lien                                                            6.625
20361101          0.25          0.014                 0          33032                   360        PUD                                   First Lien                                                             7.25
20361201          0.25          0.014                 0          89436                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          92585                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          95206                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014                 0          92591                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          92543                   360        Single Family                         First Lien                                                            6.375
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          92585                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                             7.25
20361201          0.25          0.014                 0          94515                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          92585                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          80018                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                             6.25
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                              7.5
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            7.125
20361201          0.25          0.014                 0          93615                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          92027                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          93312                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          80601                   360        PUD                                   First Lien                                                             7.25
20361201          0.25          0.014                 0          34609                   360        PUD                                   First Lien                                                            6.125
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                              7.5
20370101          0.25          0.014                 0          93312                   360        Single Family                         First Lien                                                              7.5
20361201          0.25          0.014                 0          92336                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          95648                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          95648                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          92335                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          48114                   360        Single Family                         First Lien                                                             6.25
20370301          0.25          0.014                 0          92128                   360        Condominium                           First Lien                                                            6.375
20370101          0.25          0.014                 0           1105                   360        2-4 Family                            First Lien                                                            7.875
20370101          0.25          0.014                 0          19006                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          92354                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014              1.04          30058                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014              0.69          32164                   360        Single Family                         First Lien                                                             8.25
20370301          0.25          0.014              0.71          65109                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014              0.58          61364                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014              0.92          95993                   360        Single Family                         First Lien                                                             7.75
20370201          0.25          0.014                 0          32579                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          34957                   360        PUD                                   First Lien                                                            6.375
20370201          0.25          0.014                 0          30248                   360        PUD                                   First Lien                                                             7.25
20370201          0.25          0.014                 0          32818                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          95833                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          46280                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          63119                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          95340                   360        PUD                                   First Lien                                                             6.25
20370101          0.25          0.014                 0          49601                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014             0.456          85023                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014             1.013          44408                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0           8817                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          98368                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          77304                   360        PUD                                   First Lien                                                             6.25
20370301          0.25          0.014                 0          85085                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          29483                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          95210                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          27954                   360        PUD                                   First Lien                                                            7.875
20370201          0.25          0.014                 0          28173                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          23502                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          53209                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          77063                   360        Condominium                           First Lien                                                             6.75
20370201          0.25          0.014                 0          87106                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          11575                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          30066                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          44105                   360        2-4 Family                            First Lien                                                             7.75
20361201          0.25          0.014                 0          87558                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0           1453                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0           1201                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          83661                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014                 0          80537                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          60656                   360        Condominium                           First Lien                                                              7.5
20370101          0.25          0.014                 0          77482                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          59105                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          99202                   360        2-4 Family                            First Lien                                                             7.25
20370201          0.25          0.014                 0          76035                   360        PUD                                   First Lien                                                             6.25
20370201          0.25          0.014                 0          25401                   360        PUD                                   First Lien                                                              6.5
20370201          0.25          0.014                 0          21040                   360        Condominium                           First Lien                                                            7.875
20370201          0.25          0.014                 0           2119                   360        2-4 Family                            First Lien                                                            5.875
20370201          0.25          0.014                 0          78613                   360        PUD                                   First Lien                                                            6.625
20220101          0.25          0.014                 0          20024                   180        CO-OP                                 First Lien                                                              6.5
20370101          0.25          0.014                 0          94928                   360        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          33068                   360        Hi-Rise Condo                         First Lien                                                                7
20220201          0.25          0.014                 0          22435                   180        Single Family                         First Lien                                                                6
20361001          0.25          0.014                 0          50327                   360        PUD                                   First Lien                                                            7.125
20361201          0.25          0.014                 0          54935                   360        Single Family                         First Lien                                                            8.375
20370101          0.25          0.014                 0          96001                   360        Single Family                         First Lien                                                            6.375
20250101          0.25          0.014                 0          94568                   180        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0          78154                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          48188                   360        Condominium                           First Lien                                                             6.75
20370201          0.25          0.014                 0          99350                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014                 0          92879                   360        PUD                                   First Lien                                                            6.625
20370201          0.25          0.014                 0          45106                   360        Single Family                         First Lien                                                             6.25
20360901          0.25          0.014                 0          48103                   180        Condominium                           First Lien                                                                8
20220101          0.25          0.014                 0          85353                   180        PUD                                   First Lien                                                              8.5
20361201          0.25          0.014             1.073          85379                   360        PUD                                   First Lien                                                            7.375
20370101          0.25          0.014                 0          92078                   360        Condominium                           First Lien                                                             6.75
20370301          0.25          0.014                 0          32092                   360        PUD                                   First Lien                                                              7.5
20361201          0.25          0.014                 0          32164                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0          89103                   360        Condominium                           First Lien                                                                7
20361201          0.25          0.014                 0          92637                   360        CO-OP                                 First Lien                                                                7
20370201          0.25          0.014                 0          93905                   360        Single Family                         First Lien                                                            6.625
20370401          0.25          0.014                 0          51555                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          61115                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          96706                   360        Condominium                           First Lien                                                            6.875
20370201          0.25          0.014                 0          55927                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          33177                   360        PUD                                   First Lien                                                              6.5
20370201          0.25          0.014                 0          43204                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0           7093                   360        Hi-Rise Condo                         First Lien                                                            6.875
20370201          0.25          0.014                 0           1913                   360        2-4 Family                            First Lien                                                            6.375
20370201          0.25          0.014                 0          20019                   360        Single Family                         First Lien                                                            6.875
20470201          0.25          0.014                 0          37013                   360        Single Family                         First Lien                                                            7.125
20370201          0.25          0.014                 0          99205                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          21213                   360        Single Family                         First Lien                                                              6.5
20351201          0.25          0.014                 0          49509                   180        Single Family                         First Lien                                                                8
20370301          0.25          0.014                 0          22101                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0           2050                   360        Single Family                         First Lien                                                             6.25
20470201          0.25          0.014                 0          33162                   360        2-4 Family                            First Lien                                                                7
20370101          0.25          0.014                 0          99205                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          98311                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014             0.898          96021                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014                 0          89103                   360        Condominium                           First Lien                                                              6.5
20361201          0.25          0.014                 0           1473                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0           8328                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014             0.661          97383                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          23434                   360        Condominium                           First Lien                                                              6.5
20370101          0.25          0.014                 0           2895                   360        2-4 Family                            First Lien                                                             7.75
20370101          0.25          0.014                 0           1844                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          43031                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014             0.374          61010                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          91786                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          33015                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014               0.6          23875                   360        Single Family                         First Lien                                                              8.5
20361001          0.25          0.014                 0          53204                   180        Single Family                         First Lien                                                             8.25
20370301          0.25          0.014                 0          92337                   360        Single Family                         First Lien                                                                6
20370101          0.25          0.014                 0          22534                   360        Single Family                         First Lien                                                            5.875
20370201          0.25          0.014                 0          60186                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          40291                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          23314                   360        Condominium                           First Lien                                                            7.625
20361101          0.25          0.014                 0          28314                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          20853                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          11021                   360        CO-OP                                 First Lien                                                            7.375
20370101          0.25          0.014                 0          99507                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          92395                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0          91901                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014                 0          87109                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          91042                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          46062                   360        PUD                                   First Lien                                                            6.375
20370301           0.2          0.014                 0          93420                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0          19026                   360        Single Family                         First Lien                                                            6.375
20370301           0.2          0.014                 0          91303                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370301           0.2          0.014                 0          94506                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370301           0.2          0.014                 0          34208                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          91326                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370301           0.2          0.014                 0          84010                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370301           0.2          0.014                 0           7041                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          89436                   360        PUD                                   First Lien                                                             6.25
20370201          0.25          0.014                 0          65201                   360        2-4 Family                            First Lien                                                             6.25
20370201          0.25          0.014                 0          44903                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          93551                   360        Single Family                         First Lien                                                            6.625
20361201          0.25          0.014                 0          77365                   360        PUD                                   First Lien                                                             6.75
20370301           0.2          0.014                 0           7976                   360        Single Family                         First Lien                                                             6.25
20270201          0.25          0.014                 0          20011                   240        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          95757                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          81122                   360        Single Family                         First Lien                                                              6.5
20361201          0.25          0.014                 0          92782                   360        PUD                                   First Lien                                                             6.75
20360901          0.25          0.014                 0          60632                   180        2-4 Family                            First Lien                                                            7.875
20370201          0.25          0.014                 0          85297                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          89521                   360        PUD                                   First Lien                                                             7.25
20370101          0.25          0.014                 0          60411                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          89434                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          85382                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          18923                   360        PUD                                   First Lien                                                             7.25
20370101          0.25          0.014                 0          43140                   360        Single Family                         First Lien                                                            7.375
20370301           0.2          0.014                 0          54557                   360        Single Family                         First Lien                                                                9
20370401          0.25          0.014                 0           4537                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          98045                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          30189                   360        PUD                                   First Lien                                                             6.25
20370301           0.2          0.014                 0          22180                   360        Single Family                         First Lien                                                                7
20370301           0.2          0.014                 0          54016                   360        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0          45213                   360        Single Family                         First Lien                                                             7.25
20370301           0.2          0.014                 0          89052                   360        PUD                                   First Lien                                                              6.5
20370301           0.2          0.014                 0          27539                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          55384                   360        Single Family                         First Lien                                                                7
20370301           0.2          0.014                 0          27612                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          33162                   360        Condominium                           First Lien                                                              7.5
20370301          0.25          0.014                 0          90066                   360        Single Family                         First Lien                                                              6.5
20361201          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                            7.125
20370201          0.25          0.014                 0          55011                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          95204                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          63010                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          33126                   360        Condominium                           First Lien                                                              7.5
20211101         0.625          0.014                 0          48091                   180        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          84095                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          60619                   360        2-4 Family                            First Lien                                                            7.625
20370101          0.25          0.014                 0          84103                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          11772                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          65708                   360        Single Family                         First Lien                                                             6.25
20370101          0.25          0.014                 0          64119                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          60647                   360        Condominium                           First Lien                                                            6.625
20370201          0.25          0.014                 0          21043                   360        PUD                                   First Lien                                                            6.625
20370201          0.25          0.014                 0          80504                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          98513                   360        Single Family                         First Lien                                                             6.25
20370301          0.25          0.014                 0           4103                   360        2-4 Family                            First Lien                                                              7.5
20370201          0.25          0.014                 0          19702                   360        PUD                                   First Lien                                                            6.625
20370201          0.25          0.014                 0           2904                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          95376                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          55432                   360        PUD                                   First Lien                                                            7.875
20370201          0.25          0.014                 0          85297                   360        PUD                                   First Lien                                                              6.5
20370301           0.2          0.014                 0          10964                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          83869                   360        Single Family                         First Lien                                                            6.125
20470401          0.25          0.014                 0          90650                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          33196                   360        Single Family                         First Lien                                                            6.125
20370201          0.25          0.014                 0          87110                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          32224                   360        Condominium                           First Lien                                                            7.375
20370101          0.25          0.014                 0          48382                   360        Condominium                           First Lien                                                            7.125
20370201          0.25          0.014                 0          32413                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          85009                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014                 0          44122                   360        2-4 Family                            First Lien                                                             6.75
20370201          0.25          0.014                 0          29072                   360        PUD                                   First Lien                                                            6.375
20370201          0.25          0.014                 0          99611                   360        2-4 Family                            First Lien                                                            7.625
20370301          0.25          0.014                 0          31201                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          30345                   360        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          11213                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          40514                   360        Single Family                         First Lien                                                            6.125
20370101          0.25          0.014                 0          97603                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          75119                   360        2-4 Family                            First Lien                                                              7.5
20370201          0.25          0.014                 0          33710                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          33023                   360        Single Family                         First Lien                                                            7.375
20370401          0.25          0.014                 0          11412                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          44011                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          75069                   360        2-4 Family                            First Lien                                                              6.5
20370301          0.25          0.014                 0          84098                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          92308                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          21212                   360        Single Family                         First Lien                                                            7.125
20370201          0.25          0.014                 0          33428                   360        PUD                                   First Lien                                                             7.25
20370201          0.25          0.014                 0          21213                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          10310                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          75601                   360        2-4 Family                            First Lien                                                            8.625
20220101          0.25          0.014                 0          17601                   180        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          20016                   360        Single Family                         First Lien                                                            6.875
20220101          0.25          0.014                 0          62702                   180        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          49424                   360        Condominium                           First Lien                                                             7.25
20370101          0.25          0.014                 0          40390                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          33467                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          87121                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          85033                   360        Condominium                           First Lien                                                            7.125
20370101          0.25          0.014                 0          30179                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          46561                   360        Single Family                         First Lien                                                            6.625
20370201          0.25          0.014                 0          60202                   360        Single Family                         First Lien                                                                7
20360801          0.25          0.014                 0          60429                   180        Single Family                         First Lien                                                                8
20370101          0.25          0.014                 0          60053                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          85355                   360        PUD                                   First Lien                                                             7.25
20211001         0.625          0.014                 0          45202                   180        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          19140                   360        2-4 Family                            First Lien                                                            7.625
20360901          0.25          0.014                 0          28104                   360        PUD                                   First Lien                                                             7.25
20370201          0.25          0.014                 0          33018                   360        Condominium                           First Lien                                                            6.625
20361001          0.25          0.014                 0          46350                   180        2-4 Family                            First Lien                                                             8.25
20370301          0.25          0.014                 0          85037                   360        Condominium                           First Lien                                                            6.999
20370201          0.25          0.014                 0           6371                   360        Single Family                         First Lien                                                            6.125
20370301          0.25          0.014                 0          89015                   360        PUD                                   First Lien                                                            7.125
20361001          0.25          0.014                 0          23229                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          65608                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          98226                   360        Single Family                         First Lien                                                            7.375
20370401          0.25          0.014                 0          11758                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0          95842                   360        2-4 Family                            First Lien                                                            6.375
20370301          0.25          0.014                 0          30168                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          89131                   360        Condominium                           First Lien                                                            7.375
20370101          0.25          0.014                 0          84084                   360        Single Family                         First Lien                                                                7
20370301           0.2          0.014                 0          19046                   360        Single Family                         First Lien                                                            7.375
20370101          0.25          0.014                 0           1020                   360        Single Family                         First Lien                                                             6.25
20370301           0.2          0.014                 0          91745                   360        Single Family                         First Lien                                                            7.875
20370301           0.2          0.014                 0          34242                   360        Single Family                         First Lien                                                            6.375
20370301           0.2          0.014                 0          85258                   360        PUD                                   First Lien                                                              6.5
20370201          0.25          0.014                 0          45245                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          77024                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          94028                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          11753                   360        Condominium                           First Lien                                                             6.75
20370301           0.2          0.014                 0          92646                   360        PUD                                   First Lien                                                              6.5
20370201          0.25          0.014                 0          21804                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          48221                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          91710                   360        Single Family                         First Lien                                                                8
20370301           0.2          0.014                 0          33301                   360        2-4 Family                            First Lien                                                            6.375
20370301          0.25          0.014                 0          85019                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          30094                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          84790                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          29697                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0           8005                   360        Single Family                         First Lien                                                            7.125
20361001          0.25          0.014                 0          46350                   180        2-4 Family                            First Lien                                                             8.25
20360901          0.25          0.014                 0          63110                   180        2-4 Family                            First Lien                                                            8.375
20370101          0.25          0.014                 0          45324                   360        2-4 Family                            First Lien                                                            7.375
20370101          0.25          0.014                 0          77503                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014             0.836          60446                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014             0.498          87120                   360        Single Family                         First Lien                                                            7.125
20370101          0.25          0.014             0.607          19038                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          28479                   360        PUD                                   First Lien                                                             6.25
20370301           0.2          0.014                 0          86305                   360        PUD                                   First Lien                                                             6.75
20370301           0.2          0.014                 0          11230                   360        Single Family                         First Lien                                                            7.625
20370101          0.25          0.014                 0          45505                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          78717                   360        PUD                                   First Lien                                                              7.5
20370301           0.2          0.014                 0          91763                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          91331                   360        Single Family                         First Lien                                                              6.5
20370401          0.25          0.014                 0          78046                   360        Single Family                         First Lien                                                            7.625
20370301           0.2          0.014                 0          91343                   360        Single Family                         First Lien                                                            7.375
20361101          0.25          0.014                 0          30273                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0           2740                   360        2-4 Family                            First Lien                                                            6.375
20370301           0.2          0.014                 0          33567                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          90241                   360        Single Family                         First Lien                                                                7
20370301           0.2          0.014                 0          33327                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          80524                   360        2-4 Family                            First Lien                                                            6.125
20370201          0.25          0.014                 0          98391                   360        PUD                                   First Lien                                                            6.375
20370301           0.2          0.014                 0           6484                   360        Single Family                         First Lien                                                            6.375
20370201          0.25          0.014                 0          27107                   360        Single Family                         First Lien                                                             6.75
20360901          0.25          0.014                 0          46350                   180        2-4 Family                            First Lien                                                            8.125
20360901          0.25          0.014                 0          46350                   180        2-4 Family                            First Lien                                                            8.125
20370201          0.25          0.014                 0          87108                   360        2-4 Family                            First Lien                                                             7.75
20370101          0.25          0.014                 0          89403                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          11412                   360        Single Family                         First Lien                                                            6.625
20470301          0.25          0.014                 0          85086                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          65714                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          94551                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          81321                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          77904                   360        PUD                                   First Lien                                                              7.5
20370301           0.2          0.014                 0          11378                   360        Single Family                         First Lien                                                            6.875
20370301           0.2          0.014                 0          95762                   360        PUD                                   First Lien                                                            6.625
20370301           0.2          0.014                 0          91390                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          91206                   360        Single Family                         First Lien                                                             6.75
20370401          0.25          0.014                 0          95829                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          96155                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014                 0          27604                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          27534                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          76133                   360        Single Family                         First Lien                                                              6.5
20370301           0.2          0.014                 0          93312                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          12496                   360        Single Family                         First Lien                                                            8.125
20361201          0.25          0.014                 0          89131                   360        PUD                                   First Lien                                                             6.75
20370201          0.25          0.014                 0          97103                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          90019                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          28217                   360        Single Family                         First Lien                                                              7.5
20361201          0.25          0.014                 0          22611                   360        Single Family                         First Lien                                                            7.375
20370301           0.2          0.014                 0          93060                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          32940                   360        Condominium                           First Lien                                                            7.875
20370201          0.25          0.014                 0          14620                   360        Single Family                         First Lien                                                            7.875
20370201          0.25          0.014                 0          84044                   360        Single Family                         First Lien                                                             6.75
20370301           0.2          0.014                 0          91977                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          77479                   360        PUD                                   First Lien                                                                7
20361201          0.25          0.014                 0          89523                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0           8850                   360        Single Family                         First Lien                                                             8.75
20361201          0.25          0.014              0.44          37076                   360        Single Family                         First Lien                                                              7.5
20370101          0.25          0.014                 0          34736                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014             0.443          21229                   360        Single Family                         First Lien                                                             8.25
20370101          0.25          0.014                 0          87505                   360        2-4 Family                            First Lien                                                              7.5
20370101          0.25          0.014             0.804          75241                   360        Single Family                         First Lien                                                            7.625
20470301          0.25          0.014                 0          21075                   360        PUD                                   First Lien                                                             6.25
20361201          0.25          0.014                 0          45322                   360        Single Family                         First Lien                                                             6.75
20370201          0.25          0.014                 0          37067                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          75238                   360        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0          75459                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          20901                   360        PUD                                   First Lien                                                             6.75
20370401          0.25          0.014                 0          65802                   360        Single Family                         First Lien                                                             8.75
20361101          0.25          0.014                 0          87107                   180        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          33136                   360        PUD                                   First Lien                                                             7.25
20360901          0.25          0.014                 0           1843                   360        2-4 Family                            First Lien                                                            7.125
20370301          0.25          0.014                 0          29205                   360        Single Family                         First Lien                                                              6.5
20361201          0.25          0.014                 0          45005                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          20779                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          76039                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          96817                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          76123                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          20902                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          32114                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          33321                   360        PUD                                   First Lien                                                            7.625
20211101          0.25          0.014                 0          20169                   180        Single Family                         First Lien                                                              6.5
20370401          0.25          0.014                 0          80126                   360        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0           1890                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          48855                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          22033                   360        Condominium                           First Lien                                                            6.875
20370201          0.25          0.014                 0          95076                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          92683                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          30277                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          34120                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          91914                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014              1.23          37208                   360        Single Family                         First Lien                                                                9
20370301          0.25          0.014                 0          85355                   360        PUD                                   First Lien                                                            6.999
20370101          0.25          0.014               0.5          38118                   360        Single Family                         First Lien                                                            8.125
20211201          0.25          0.014                 0          91765                   180        Single Family                         First Lien                                                             5.75
20361201          0.25          0.014              0.92          78526                   360        Single Family                         First Lien                                                            8.325
20361201          0.25          0.014                 0           8401                   360        2-4 Family                            First Lien                                                             7.25
20470201          0.25          0.014                 0           1453                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          90047                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          30317                   360        Single Family                         First Lien                                                             7.25
20361201          0.25          0.014                 0          55052                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          96706                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          83669                   360        PUD                                   First Lien                                                             7.25
20370201          0.25          0.014                 0          65233                   360        Single Family                         First Lien                                                              6.5
20361001          0.25          0.014                 0          60651                   360        Single Family                         First Lien                                                                8
20360901          0.25          0.014                 0          83669                   360        PUD                                   First Lien                                                            7.375
20361001          0.25          0.014                 0          50112                   360        2-4 Family                            First Lien                                                              7.5
20361001          0.25          0.014                 0          34109                   360        Condominium                           First Lien                                                             7.25
20361001          0.25          0.014                 0          60050                   360        Condominium                           First Lien                                                             7.25
20361001          0.25          0.014                 0          33913                   360        PUD                                   First Lien                                                            6.375
20361101          0.25          0.014                 0          93314                   360        Single Family                         First Lien                                                             6.75
20361101          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                             6.75
20361101          0.25          0.014                 0          34669                   360        PUD                                   First Lien                                                             6.75
20361101          0.25          0.014                 0          34997                   360        PUD                                   First Lien                                                              6.5
20361101          0.25          0.014                 0          34997                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014                 0          92253                   360        PUD                                   First Lien                                                                6
20361201          0.25          0.014                 0          34997                   360        PUD                                   First Lien                                                            6.375
20361201          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          32092                   360        Single Family                         First Lien                                                            6.625
20361201          0.25          0.014                 0          33569                   360        PUD                                   First Lien                                                             6.25
20370101          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          33411                   360        Condominium                           First Lien                                                             6.75
20361201          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          32084                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          33569                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          34638                   360        PUD                                   First Lien                                                              7.5
20370101          0.25          0.014                 0          85239                   360        PUD                                   First Lien                                                            8.125
20370101          0.25          0.014                 0          85339                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          32095                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                             6.25
20361201          0.25          0.014                 0          85243                   360        PUD                                   First Lien                                                             6.25
20370201          0.25          0.014                 0          32246                   360        PUD                                   First Lien                                                             7.75
20361201          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          33569                   360        PUD                                   First Lien                                                            6.125
20361201          0.25          0.014                 0          33033                   360        Condominium                           First Lien                                                             6.75
20361201          0.25          0.014                 0          20602                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014                 0          85222                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          34947                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          33033                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          85310                   360        PUD                                   First Lien                                                            6.125
20361201          0.25          0.014                 0          34669                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          33032                   360        PUD                                   First Lien                                                            6.875
20370101          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          34212                   360        Condominium                           First Lien                                                            7.125
20361201          0.25          0.014                 0          33411                   360        Condominium                           First Lien                                                             6.75
20361201          0.25          0.014                 0          32824                   360        PUD                                   First Lien                                                            7.875
20361201          0.25          0.014                 0          33576                   360        PUD                                   First Lien                                                            7.375
20361201          0.25          0.014                 0          33033                   360        Condominium                           First Lien                                                            6.625
20361201          0.25          0.014                 0          33810                   360        PUD                                   First Lien                                                            6.625
20361201          0.25          0.014                 0          32757                   360        PUD                                   First Lien                                                              6.5
20361201          0.25          0.014                 0           8332                   360        PUD                                   First Lien                                                            7.625
20361201          0.25          0.014                 0          34711                   360        PUD                                   First Lien                                                             7.75
20361201          0.25          0.014                 0          95822                   360        Single Family                         First Lien                                                              6.5
20370101          0.25          0.014                 0          85085                   360        PUD                                   First Lien                                                             6.25
20361201          0.25          0.014                 0          33810                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014                 0          85379                   360        PUD                                   First Lien                                                             6.25
20370101          0.25          0.014                 0          93313                   360        Single Family                         First Lien                                                            6.875
20361201          0.25          0.014                 0          33903                   360        Condominium                           First Lien                                                             6.25
20361201          0.25          0.014                 0          34241                   360        PUD                                   First Lien                                                             7.75
20370101          0.25          0.014                 0          92544                   360        Single Family                         First Lien                                                             6.75
20370101          0.25          0.014                 0          85222                   360        PUD                                   First Lien                                                             6.25
20370101          0.25          0.014                 0          32218                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          32712                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          93314                   360        Single Family                         First Lien                                                             7.75
20370101          0.25          0.014                 0          93311                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          85222                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014                 0          85353                   360        PUD                                   First Lien                                                            6.125
20370101          0.25          0.014                 0          34787                   360        PUD                                   First Lien                                                            7.625
20370101          0.25          0.014                 0          33618                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          85239                   360        PUD                                   First Lien                                                                6
20370101          0.25          0.014                 0          32246                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          90220                   360        Single Family                         First Lien                                                            6.625
20370101          0.25          0.014                 0          46239                   360        PUD                                   First Lien                                                            7.125
20370201          0.25          0.014                 0          85086                   360        PUD                                   First Lien                                                            7.875
20211101          0.25          0.014                 0          93535                   180        Single Family                         First Lien                                                            7.875
20470101          0.25          0.014                 0          11727                   360        Single Family                         First Lien                                                            6.625
20361201          0.25          0.014                 0           2908                   360        2-4 Family                            First Lien                                                                7
20461201          0.25          0.014                 0          29412                   360        Single Family                         First Lien                                                              6.5
20360901          0.25          0.014                 0          32211                   360        Single Family                         First Lien                                                             7.25
20220201          0.25          0.014                 0          92591                   180        Single Family                         First Lien                                                            5.875
20370301          0.25          0.014                 0          19958                   360        Single Family                         First Lien                                                            7.375
20370201          0.25          0.014                 0          46236                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          20002                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          32968                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          27713                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          20782                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          21215                   360        2-4 Family                            First Lien                                                             7.75
20370301          0.25          0.014                 0          32218                   360        PUD                                   First Lien                                                                8
20370201          0.25          0.014                 0          38326                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014                 0           7755                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          89113                   360        PUD                                   First Lien                                                            7.125
20370301          0.25          0.014                 0           8753                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          20011                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          30101                   360        Single Family                         First Lien                                                                7
20370101          0.25          0.014                 0          10701                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          85212                   360        PUD                                   First Lien                                                            7.875
20370301          0.25          0.014                 0          97702                   360        Single Family                         First Lien                                                            8.625
20370201          0.25          0.014                 0          33015                   360        Condominium                           First Lien                                                                7
20370301          0.25          0.014                 0          55056                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014              0.96          80920                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          46307                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0           4092                   360        2-4 Family                            First Lien                                                              7.5
20370301          0.25          0.014                 0          85361                   360        Single Family                         First Lien                                                              7.5
20370401          0.25          0.014                 0          90003                   360        2-4 Family                            First Lien                                                            7.125
20370401          0.25          0.014                 0          91342                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          95624                   360        Single Family                         First Lien                                                             6.75
20361201          0.25          0.014                 0          77433                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          20152                   360        PUD                                   First Lien                                                             7.25
20370301          0.25          0.014                 0          92672                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          91915                   360        PUD                                   First Lien                                                             6.75
20370101          0.25          0.014              0.97          31709                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          30344                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          77511                   360        PUD                                   First Lien                                                            7.625
20370201          0.25          0.014                 0          99301                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          75409                   360        PUD                                   First Lien                                                             7.25
20370201          0.25          0.014                 0          76123                   360        Single Family                         First Lien                                                              7.5
20370301          0.25          0.014                 0          89032                   360        PUD                                   First Lien                                                             7.75
20370301          0.25          0.014                 0          98387                   360        2-4 Family                            First Lien                                                            6.875
20370301          0.25          0.014                 0          98387                   360        2-4 Family                            First Lien                                                            6.875
20370301          0.25          0.014                 0          90027                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          30045                   360        2-4 Family                            First Lien                                                            7.625
20370301          0.25          0.014                 0          98374                   360        PUD                                   First Lien                                                             6.75
20361001          0.25          0.014                 0          97344                   360        2-4 Family                            First Lien                                                            7.625
20370301          0.25          0.014                 0          60565                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0           7481                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          84065                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          37013                   360        PUD                                   First Lien                                                              7.5
20370201          0.25          0.014                 0          30349                   360        PUD                                   First Lien                                                             7.75
20370201          0.25          0.014                 0          60136                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          31407                   360        PUD                                   First Lien                                                              7.5
20370301          0.25          0.014                 0          92307                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          85023                   360        PUD                                   First Lien                                                                7
20370301          0.25          0.014                 0          84074                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          21617                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          10314                   360        2-4 Family                            First Lien                                                             6.75
20370301          0.25          0.014                 0          29588                   360        PUD                                   First Lien                                                            7.625
20370201          0.25          0.014                 0          20748                   360        Single Family                         First Lien                                                            7.625
20370301          0.25          0.014                 0          89141                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          89113                   360        PUD                                   First Lien                                                                7
20370201          0.25          0.014                 0          30269                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          94506                   360        PUD                                   First Lien                                                            6.625
20370301          0.25          0.014                 0          20640                   360        Condominium                           First Lien                                                            6.125
20370301          0.25          0.014                 0          94131                   360        Single Family                         First Lien                                                            7.375
20370301          0.25          0.014                 0          23005                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          92407                   360        Single Family                         First Lien                                                            6.125
20370301          0.25          0.014                 0          55434                   360        PUD                                   First Lien                                                            6.999
20370301          0.25          0.014                 0          85212                   360        PUD                                   First Lien                                                            6.375
20370201          0.25          0.014                 0          21213                   360        Townhouse                             First Lien                                                            8.625
20370201          0.25          0.014                 0          75229                   360        Single Family                         First Lien                                                              8.5
20370201          0.25          0.014                 0          76040                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          85086                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014              0.89          42167                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          85035                   360        Single Family                         First Lien                                                              6.5
20370201          0.25          0.014                 0          30228                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014              0.68          49423                   360        Single Family                         First Lien                                                                8
20370101          0.25          0.014              0.93          48035                   360        Single Family                         First Lien                                                             10.5
20370301          0.25          0.014                 0          85202                   360        Condominium                           First Lien                                                            7.375
20370301          0.25          0.014                 0          90293                   360        Condominium                           First Lien                                                            6.875
20370101          0.25          0.014                 0          30087                   360        Single Family                         First Lien                                                            7.125
20370301          0.25          0.014                 0          91601                   360        Single Family                         First Lien                                                                7
20370201          0.25          0.014                 0          33076                   360        PUD                                   First Lien                                                            7.375
20370301          0.25          0.014                 0          85020                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          75766                   360        Single Family                         First Lien                                                            8.375
20360701          0.25          0.014                 0          36874                   180        Single Family                         First Lien                                                            7.875
20370301          0.25          0.014                 0          32821                   360        Condominium                           First Lien                                                            7.375
20370301          0.25          0.014                 0          85339                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          30101                   360        PUD                                   First Lien                                                            6.625
20370101          0.25          0.014              1.39          44039                   360        PUD                                   First Lien                                                            8.875
20361101          0.25          0.014              1.46          37064                   360        PUD                                   First Lien                                                              8.5
20370101          0.25          0.014              0.68          28120                   360        Single Family                         First Lien                                                             7.25
20370101          0.25          0.014              0.81          23464                   360        Single Family                         First Lien                                                            7.875
20370301          0.25          0.014                 0          33018                   360        Single Family                         First Lien                                                             6.25
20370201          0.25          0.014                 0          76131                   360        PUD                                   First Lien                                                            7.125
20370101          0.25          0.014              1.05          30265                   360        PUD                                   First Lien                                                            8.125
20370101          0.25          0.014              1.05          23832                   360        PUD                                   First Lien                                                             8.25
20370101          0.25          0.014               0.6          85206                   360        PUD                                   First Lien                                                                8
20370101          0.25          0.014              0.68          20772                   360        Single Family                         First Lien                                                            7.875
20370101          0.25          0.014               0.6          85239                   360        PUD                                   First Lien                                                            7.375
20370101          0.25          0.014              0.54          38106                   360        Single Family                         First Lien                                                              9.5
20370101          0.25          0.014              1.05           7740                   360        Single Family                         First Lien                                                             8.75
20370101          0.25          0.014                 0          21227                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          72837                   360        Single Family                         First Lien                                                            7.875
20211001          0.25          0.014                 0          90211                   180        Single Family                         First Lien                                                             6.25
20370301          0.25          0.014                 0          46619                   360        Single Family                         First Lien                                                            8.625
20370301          0.25          0.014                 0          29501                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          20019                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          95062                   360        Single Family                         First Lien                                                            6.375
20370301          0.25          0.014                 0          18058                   360        Single Family                         First Lien                                                              7.5
20470101          0.25          0.014                 0          94558                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0           8619                   360        Single Family                         First Lien                                                             7.25
20370301          0.25          0.014                 0          34474                   360        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          94904                   360        2-4 Family                            First Lien                                                              7.5
20210901          0.25          0.014                 0          38116                   180        Single Family                         First Lien                                                             7.75
20211101          0.25          0.014                 0          96701                   180        Condominium                           First Lien                                                            7.625
20211001          0.25          0.014                 0          95032                   180        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          77386                   360        PUD                                   First Lien                                                            7.375
20470301          0.25          0.014                 0          33331                   360        PUD                                   First Lien                                                                7
20370301          0.25          0.014                 0          89178                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          91915                   360        PUD                                   First Lien                                                            6.875
20370301          0.25          0.014                 0          33461                   360        PUD                                   First Lien                                                                7
20370401          0.25          0.014                 0          12189                   360        Single Family                         First Lien                                                              7.5
20370201          0.25          0.014                 0          80904                   360        Single Family                         First Lien                                                             6.75
20370301          0.25          0.014                 0          85353                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          92371                   360        Single Family                         First Lien                                                            6.125
20211101          0.25          0.014                 0          76449                   180        Single Family                         First Lien                                                            7.875
20211101          0.25          0.014                 0          29662                   180        PUD                                   First Lien                                                             8.75
20361201          0.25          0.014                 0          32218                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          76248                   360        PUD                                   First Lien                                                            7.875
20370101          0.25          0.014                 0          89031                   360        PUD                                   First Lien                                                              6.5
20370101          0.25          0.014                 0          34212                   360        PUD                                   First Lien                                                            7.375
20370101          0.25          0.014                 0          32246                   360        PUD                                   First Lien                                                            6.875
20361201          0.25          0.014                 0          85323                   360        PUD                                   First Lien                                                            7.625
20361201          0.25          0.014                 0          85353                   360        PUD                                   First Lien                                                             6.25
20361201          0.25          0.014                 0          34953                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          91752                   360        PUD                                   First Lien                                                            5.875
20361201          0.25          0.014                 0          93311                   360        Single Family                         First Lien                                                             6.25
20361201          0.25          0.014                 0          91752                   360        PUD                                   First Lien                                                            6.375
20361201          0.25          0.014                 0          33418                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          34212                   360        PUD                                   First Lien                                                             6.75
20361201          0.25          0.014                 0          77573                   360        PUD                                   First Lien                                                                7
20361201          0.25          0.014                 0          34997                   360        PUD                                   First Lien                                                             6.75
20370301          0.25          0.014                 0          60178                   360        Single Family                         First Lien                                                             7.25
20361201           0.2          0.014                 0          97219                   360        Single Family                         First Lien                                                            6.625
20370301           0.2          0.014                 0          94403                   360        Single Family                         First Lien                                                            6.375
20370101          0.25          0.014              0.47          78109                   360        PUD                                   First Lien                                                                8
20370201          0.25          0.014              0.57          46970                   360        PUD                                   First Lien                                                            9.125
20370301          0.25          0.014                 0          80233                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014              1.31          55106                   360        Single Family                         First Lien                                                            8.125
20370301          0.25          0.014              0.86          50310                   360        Single Family                         First Lien                                                            8.375
20370201          0.25          0.014              0.62          60164                   360        Condominium                           First Lien                                                             8.25
20370201          0.25          0.014                 0          32207                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          85383                   360        Single Family                         First Lien                                                              6.5
20370301          0.25          0.014                 0          29485                   360        PUD                                   First Lien                                                            7.125
20361201          0.25          0.014              0.44          37013                   360        Single Family                         First Lien                                                             7.25
20370201          0.25          0.014              0.44          34283                   360        Single Family                         First Lien                                                            7.625
20370201          0.25          0.014                 0          32827                   360        PUD                                   First Lien                                                            7.375
20370301          0.25          0.014                 0          36608                   360        Single Family                         First Lien                                                             7.75
20370301          0.25          0.014                 0          91913                   360        PUD                                   First Lien                                                            6.875
20370201          0.25          0.014                 0          33569                   360        PUD                                   First Lien                                                             8.75
20361001          0.25          0.014                 0          21215                   360        Single Family                         First Lien                                                             8.25
20370301          0.25          0.014              0.37          23322                   360        Single Family                         First Lien                                                            7.875
20370301          0.25          0.014                 0          92130                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          60629                   360        2-4 Family                            First Lien                                                                7
20370201          0.25          0.014                 0          83338                   360        Single Family                         First Lien                                                            7.125
20370201          0.25          0.014                 0          76108                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          22553                   360        Single Family                         First Lien                                                            6.625
20370301          0.25          0.014                 0          34293                   360        PUD                                   First Lien                                                              6.5
20370301          0.25          0.014                 0          33069                   360        Condominium                           First Lien                                                            9.125
20370301          0.25          0.014                 0          16686                   360        Single Family                         First Lien                                                            6.875
20370101          0.25          0.014                 0          28205                   360        Single Family                         First Lien                                                                7
20370301          0.25          0.014                 0          95501                   360        Single Family                         First Lien                                                            6.875
20370201          0.25          0.014                 0          22191                   360        Single Family                         First Lien                                                            6.875
20370301          0.25          0.014                 0          92648                   360        Single Family                         First Lien                                                            6.625

MATURITY_DATE       CURRENT_NET_COUPON      MI                         SOURCE                 BALLOON        AMORT_TERM1     PP_DESC      IO_PERIOD             O_LTV
-------------       ------------------      --                         ------                 -------        -----------     -------      ---------             -----
20211201                     6.236        No MI                        EMC                       No               180        1Y PP               0              72.22
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361201                     5.611        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20211001                     6.361        No MI                        MASTER FUNDING            No               180        NO PP               0                 65
20370101                     6.986        Mortgage Guaranty In         EMC                       No               360        NO PP               0                 95
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0              53.91
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0              99.95
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0              64.86
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0              99.52
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0              59.66
20370201                     7.111        Radian Guaranty              MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370101                     7.361        No MI                        EMC                       No               360        NO PP               0                 80
20370301                     6.286        No MI                        EMC                       No               360        NO PP               0              66.67
20370201                     7.611        Republic MIC                 MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0              94.98
20370301                     5.786        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370301                     8.361        No MI                        EMC                       No               360        3Y PP               0                 90
20370201                     6.236        No MI                        EMC                       No               360        NO PP               0                 95
20370201                     7.486        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.611        PMI                          EMC                       No               360        NO PP               0              94.99
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0                100
20370101                     7.181        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370101                     7.436        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     8.111        No MI                        EMC                       No               360        1Y PP               0              94.97
20370101                     6.701        Triad Guaranty               EMC                       No               360        NO PP             120                 95
20370101                     6.181        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        6M PP               0                100
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0                 80
20370301                     7.736        No MI                        EMC                       No               360        NO PP               0                 95
20370101                     9.681        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     7.236        GE Capital MI                EMC                       No               360        NO PP               0              85.19
20370301                     8.236        No MI                        EMC                       No               360        6M PP               0                 75
20370201                     7.361        No MI                        EMC                       No               360        NO PP             120                100
20370201                     7.486        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.861        No MI                        EMC                       No               360        NO PP             120                100
20370101                     5.976        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120                 80
20370201                     7.236        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     8.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.736        No MI                        EMC                       No               360        NO PP               0                100
20370301                     7.361        No MI                        EMC                       No               360        3Y PP               0                 65
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     6.861        No MI                        EMC                       No               360        6M PP             120                100
20370301                     7.486        No MI                        EMC                       No               360        3Y PP             120              99.96
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                 95
20370201                     6.236        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              62.54
20370301                     7.486        No MI                        EMC                       No               360        3Y PP               0                 75
20370201                     6.236        No MI                        EMC                       No               360        NO PP               0                 80
20370301                     7.111        Republic MIC                 EMC                       No               360        NO PP             120                 95
20370301                     6.986        No MI                        EMC                       No               360        3Y PP             120                100
20370101                     9.056        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370101                     6.486        No MI                        EMC                       No               360        3Y PP             120              70.74
20361101                     7.736        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20370201                     7.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120               49.2
20370301                     6.861        United Guaranty              EMC                       No               360        NO PP             120                 95
20361101                     7.486        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.361        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.986        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     8.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.986        GE Capital MI                EMC                       No               360        NO PP               0              92.23
20370101                     8.361        No MI                        EMC                       Yes              360        NO PP               0                100
20370201                     8.236        PMI                          EMC                       No               360        NO PP               0                 95
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120                 85
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.736        No MI                        EMC                       No               360        NO PP               0                 80
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     5.986        No MI                        EMC                       No               360        NO PP             120              76.92
20370301                     6.611        Republic MIC                 EMC                       No               360        6M PP               0                 95
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0               94.7
20370201                     6.611        No MI                        EMC                       No               360        NO PP               0              99.97
20370201                     6.611        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.361        No MI                        EMC                       No               360        NO PP             120                 90
20370201                     6.986        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     6.361        No MI                        EMC                       No               360        6M PP             120                100
20370301                     6.486        United Guaranty              EMC                       No               360        NO PP               0              94.99
20370101                     7.361        No MI                        EMC                       No               360        NO PP               0                100
20370301                     5.861        No MI                        EMC                       No               360        NO PP             120              58.15
20370301                     7.986        No MI                        EMC                       No               360        3Y PP               0                100
20370101                     6.736        No MI                        EMC                       No               360        NO PP               0              99.98
20470301                     6.361        No MI                        EMC                       Yes              480        NO PP               0              69.74
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              93.15
20210701                     6.861        No MI                        EMC                       No               180        NO PP               0                 75
20360701                     7.611        No MI                        EMC                       Yes              360        1Y PP               0              85.11
20360601                     7.361        No MI                        EMC                       Yes              360        1Y PP               0                 90
20370301                     6.986        No MI                        EMC                       No               360        NO PP             120              92.15
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0              51.23
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                 80
20211101                     6.486        No MI                        EMC                       No               180        NO PP              60              42.64
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              89.23
20361201                     6.861        United Guaranty              EMC                       No               360        NO PP               0              87.22
20470301                     7.361        No MI                        EMC                       Yes              480        NO PP               0                 80
20370101                     5.861        No MI                        EMC                       Yes              360        NO PP               0              74.36
20361201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                 75
20370101                     7.486        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20360701                     7.236        No MI                        EMC                       Yes              360        3Y PP               0                 80
20370101                     6.736        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370401                     6.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20360501                     5.861        No MI                        EMC                       No               360        NO PP               0              68.67
20360601                     7.486        No MI                        EMC                       Yes              360        NO PP               0              94.82
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20360701                     7.236        No MI                        EMC                       Yes              360        NO PP               0                 60
20470301                     7.736        No MI                        EMC                       Yes              480        NO PP               0                 80
20360701                     7.486        No MI                        EMC                       Yes              360        3Y PP               0              87.26
20360701                     7.611        No MI                        EMC                       Yes              360        2Y PP               0                 80
20210501                     7.236        No MI                        EMC                       No               180        NO PP               0                100
20210901                     7.361        No MI                        EMC                       No               180        1Y PP              60                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              89.51
20210901                     7.236        No MI                        EMC                       No               180        NO PP              60              98.18
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120              43.89
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120              95.03
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              94.98
20361201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              95.02
20370201                     5.716        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              87.59
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370401                     6.611        No MI                        EMC                       No               360        1Y PP               0                 90
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0              96.58
20370101                     6.361        GE Capital MI                MASTER FUNDING            No               360        NO PP             120              84.83
20370101                     6.611        United Guaranty              MASTER FUNDING            No               360        NO PP             120                 95
20361201                     6.611        No MI                        EMC                       No               360        NO PP               0              99.73
20370101                     6.361        Republic MIC                 EMC                       No               360        NO PP               0                 90
20370101                     6.592        PMI                          MASTER FUNDING            No               360        NO PP               0                 85
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              99.98
20370101                     6.236        United Guaranty              MASTER FUNDING            No               360        NO PP               0              94.98
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0              95.03
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.986        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370201                     6.236        Republic MIC                 MASTER FUNDING            No               360        NO PP             120              82.13
20370201                     6.986        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20211201                     7.486        No MI                        EMC                       No               180        NO PP               0              94.98
20361201                     6.236        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.986        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20470301                     6.611        No MI                        EMC                       Yes              480        NO PP               0                 75
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.97
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.236        No MI                        EMC                       No               360        NO PP               0                100
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                 80
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              98.15
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0              90.04
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     7.111        No MI                        EMC                       No               360        3Y PP             120                100
20370101                     6.486        Republic MIC                 EMC                       No               360        NO PP               0              91.06
20370101                     6.611        PMI                          EMC                       No               360        NO PP               0              94.91
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.361        No MI                        EMC                       No               360        NO PP               0                 90
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        GE Capital MI                EMC                       No               360        NO PP               0              84.98
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120              95.02
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20361201                     6.611        PMI                          EMC                       No               360        NO PP             120                 90
20361201                     6.048        PMI                          EMC                       No               360        NO PP               0                 97
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              99.12
20370101                     6.736        PMI                          MASTER FUNDING            No               360        NO PP             120                 85
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120               99.8
20370101                     7.111        No MI                        EMC                       No               360        3Y PP               0                 95
20370101                     6.861        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0              92.59
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 80
20370301                     6.486        Radian Guaranty              EMC                       No               360        6M PP               0               86.5
20370101                     6.776        Triad Guaranty               EMC                       No               360        NO PP             120                 95
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                 75
20370301                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20370301                     7.361        No MI                        EMC                       No               360        3Y PP             120                 90
20370301                     7.736        United Guaranty              EMC                       No               360        NO PP               0               89.9
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0                 95
20370101                     6.811        Triad Guaranty               EMC                       No               360        NO PP               0                100
20361201                     6.811        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20361001                     6.806        Triad Guaranty               EMC                       No               360        NO PP             120                100
20361101                     6.476        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370301                     5.986        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.735        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120                 70
20370201                     6.861        GE Capital MI                EMC                       No               360        NO PP               0              88.74
20361201                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.411        No MI                        EMC                       No               360        3Y PP               0                 75
20361201                     6.786        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.661        GE Capital MI                MASTER FUNDING            No               360        5Y PP               0                 90
20370101                     7.306        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370201                     6.736        No MI                        EMC                       No               360        NO PP               0              99.99
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0              89.99
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                100
20370301                     7.111        No MI                        EMC                       No               360        3Y PP               0                100
20370101                     7.096        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20370101                    11.076        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              79.99
20370101                     7.286        Triad Guaranty               EMC                       No               360        3Y PP               0                 90
20370101                     6.181        PMI                          EMC                       No               360        6M PP             120                 95
20220201                     6.341        PMI                          EMC                       No               180        NO PP               0                100
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0              99.81
20370201                     8.511        PMI                          EMC                       No               360        3Y PP               0                 95
20370101                     6.591        PMI                          EMC                       No               360        NO PP             120                 95
20370101                     6.521        PMI                          EMC                       No               360        NO PP               0                 95
20370101                     7.236        PMI                          EMC                       No               360        NO PP               0                 90
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0              95.01
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              89.55
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20211001                     6.861        No MI                        MASTER FUNDING            No               180        NO PP              60                100
20220101                     5.736        No MI                        MASTER FUNDING            No               180        NO PP               0              83.26
20370101                     6.486        United Guaranty              EMC                       No               360        NO PP               0                 85
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20361201                     6.361        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.361        No MI                        EMC                       No               360        NO PP             120              94.58
20370301                     7.361        No MI                        EMC                       No               360        NO PP               0                 75
20370101                     7.611        PMI                          EMC                       No               360        NO PP               0                 95
20370301                     6.486        Republic MIC                 EMC                       No               360        NO PP               0              84.35
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     7.015        PMI                          EMC                       No               360        NO PP               0                 85
20361201                     6.986        No MI                        EMC                       No               360        NO PP             120              79.39
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0              93.18
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.486        Republic MIC                 MASTER FUNDING            No               360        NO PP             120                 94
20370201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20211001                     6.736        No MI                        MASTER FUNDING            No               180        NO PP              60                100
20220101                     7.111        No MI                        EMC                       No               180        NO PP               0              95.14
20470301                     5.986        No MI                        EMC                       Yes              480        1Y PP               0                 52
20370301                     6.736        No MI                        EMC                       No               360        3Y PP               0                 90
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.361        United Guaranty              MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              79.67
20370101                     6.486        No MI                        EMC                       No               360        NO PP               0              95.02
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0              99.97
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.236        Radian Guaranty              EMC                       No               360        NO PP             120                 90
20200501                     6.111        No MI                        EMC                       No               180        5Y PP               0              75.08
20370301                     6.861        No MI                        EMC                       No               360        NO PP             120                100
20361201                     7.486        PMI                          EMC                       Yes              360        NO PP               0              99.88
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.236        No MI                        EMC                       No               360        NO PP             120              99.96
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                 95
20361201                     6.111        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              89.97
20370101                     6.986        No MI                        EMC                       No               360        NO PP               0              94.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              98.58
20370301                     6.911        No MI                        EMC                       No               360        NO PP             120              79.66
20370301                     7.536        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.986        Republic MIC                 MASTER FUNDING            No               360        NO PP               0                 90
20361101                     6.786        No MI                        EMC                       No               360        NO PP               0                 80
20361101                     6.536        Triad Guaranty               EMC                       No               360        NO PP               0                 90
20370401                     6.986        No MI                        EMC                       No               360        NO PP               0                 80
20361201                     6.861        No MI                        EMC                       Yes              360        NO PP               0              98.84
20370301                     7.736        No MI                        EMC                       No               360        3Y PP             120                 90
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120               51.7
20370301                     7.236        No MI                        EMC                       No               360        3Y PP             120                100
20370101                     7.361        PMI                          EMC                       No               360        NO PP               0               93.6
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              69.33
20370401                     7.236        No MI                        EMC                       No               360        2Y PP               0                 95
20370101                     5.911        No MI                        MASTER FUNDING            No               360        NO PP               0              89.01
20370201                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120              79.21
20370201                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0              61.05
20361201                     6.536        No MI                        EMC                       No               360        NO PP               0              67.79
20370301                     5.786        No MI                        MASTER FUNDING            No               360        NO PP               0              79.99
20370101                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.786        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP             120              89.93
20470301                     6.361        No MI                        EMC                       Yes              480        NO PP               0                 95
20370101                     6.036        No MI                        MASTER FUNDING            No               360        NO PP             120               62.5
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0              51.92
20470101                     6.361        No MI                        MASTER FUNDING            Yes              480        NO PP               0              98.33
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0              99.97
20370401                     5.861        No MI                        EMC                       No               360        NO PP             120                 95
20370201                     6.286        No MI                        EMC                       No               360        NO PP               0              43.81
20370201                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120              93.08
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0              57.69
20370201                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370301                     6.786        No MI                        EMC                       No               360        NO PP               0                 80
20370201                     7.286        No MI                        MASTER FUNDING            No               360        NO PP             120                 50
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120              56.69
20370301                     6.911        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0               42.5
20360101                     7.736        PMI                          EMC                       Yes              360        NO PP               0                100
20370201                     7.986        No MI                        EMC                       No               360        3Y PP               0                100
20360601                     7.486        No MI                        EMC                       Yes              360        1Y PP               0                 80
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0              67.41
20470301                     6.486        No MI                        EMC                       Yes              480        NO PP               0              69.23
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120                100
20360701                     7.736        No MI                        EMC                       Yes              360        3Y PP               0                 85
20370101                     6.661        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              97.72
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     7.036        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.411        No MI                        MASTER FUNDING            No               360        NO PP             120              89.99
20370301                     6.911        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120                100
20370201                     6.551        Triad Guaranty               EMC                       No               360        3Y PP               0              83.78
20360601                     7.236        No MI                        EMC                       Yes              360        3Y PP               0              89.99
20370301                     6.361        No MI                        EMC                       No               360        NO PP               0              74.84
20360601                     6.736        No MI                        EMC                       Yes              360        NO PP               0                 80
20370301                     6.236        No MI                        EMC                       No               360        3Y PP             120              92.96
20370301                     6.786        No MI                        MASTER FUNDING            No               360        NO PP               0              99.36
20370201                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0              57.38
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120              79.51
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP             120              64.29
20370201                     6.161        No MI                        MASTER FUNDING            No               360        NO PP             120                 65
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120                 80
20361101                     7.161        Radian Guaranty              EMC                       No               360        NO PP             120              86.33
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP             120              69.33
20370301                     7.411        PMI                          EMC                       No               360        NO PP               0                 90
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0              48.78
20370301                     5.911        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370401                     6.486        Republic MIC                 EMC                       No               360        3Y PP               0              94.97
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.86
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                 95
20470201                     5.736        No MI                        EMC                       Yes              480        NO PP               0              64.98
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120               93.4
20370101                     6.769        PMI                          MASTER FUNDING            No               360        NO PP             120                 90
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 85
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370201                     7.111        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0                 90
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120                100
20370101                     6.361        Republic MIC                 EMC                       No               360        NO PP             120                 95
20370301                     6.361        No MI                        EMC                       No               360        3Y PP             120              54.25
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120              79.39
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                      7.35        PMI                          EMC                       No               360        NO PP               0                 85
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120              95.04
20370101                     6.213        PMI                          EMC                       No               360        NO PP               0              89.99
20370401                     7.861        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              59.25
20370301                     7.111        No MI                        EMC                       No               360        3Y PP             120                 95
20370401                     6.986        No MI                        EMC                       No               360        2Y PP             120              85.29
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                 75
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              95.03
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0              90.03
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20211201                     7.416        PMI                          EMC                       No               180        3Y PP               0                100
20370301                     8.361        No MI                        EMC                       No               360        3Y PP               0                 80
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     5.716        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     7.486        GE Capital MI                MASTER FUNDING            No               360        NO PP               0                 90
20370401                     7.361        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.736        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0              94.97
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20220201                     5.861        No MI                        MASTER FUNDING            No               180        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                 95
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0              99.99
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20470301                     6.736        No MI                        EMC                       Yes              480        NO PP               0              68.67
20370201                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0              95.03
20370201                     7.236        Republic MIC                 MASTER FUNDING            No               360        NO PP             120                 85
20211001                     6.361        No MI                        EMC                       No               180        6M PP               0                 65
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                 95
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     7.486        United Guaranty              MASTER FUNDING            No               360        NO PP               0                100
20270101                     6.736        No MI                        MASTER FUNDING            No               240        NO PP               0              95.83
20370101                     7.236        Radian Guaranty              MASTER FUNDING            No               360        NO PP               0              99.88
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370301                     6.736        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120               98.8
20370301                     7.111        No MI                        EMC                       No               360        NO PP               0              74.55
20370401                     6.486        No MI                        EMC                       No               360        3Y PP             120                 75
20370201                     5.861        PMI                          MASTER FUNDING            No               360        NO PP             120              89.33
20370301                     6.986        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0               94.6
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.111        No MI                        EMC                       No               360        3Y PP             120               76.5
20370101                     6.611        No MI                        EMC                       No               360        NO PP               0              95.04
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              93.98
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.861        No MI                        EMC                       No               360        NO PP             120                 80
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              99.98
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120                 70
20361201                     6.967        PMI                          EMC                       No               360        NO PP               0                 90
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0               99.3
20220101                     6.236        No MI                        MASTER FUNDING            No               180        NO PP               0                 80
20370301                     6.611        No MI                        EMC                       No               360        3Y PP               0              73.78
20211001                     6.236        No MI                        EMC                       No               180        NO PP               0                 20
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              95.03
20211201                     6.361        No MI                        EMC                       No               180        NO PP               0                 20
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120              62.28
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0              99.97
20361201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              90.03
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20211201                     5.736        No MI                        EMC                       No               180        NO PP               0              73.57
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     7.236        No MI                        EMC                       No               360        NO PP               0              47.09
20461101                     6.611        No MI                        EMC                       Yes              480        NO PP               0                100
20211201                     6.611        No MI                        EMC                       No               180        NO PP               0                 90
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20211201                     6.611        No MI                        EMC                       No               180        NO PP               0              69.49
20370301                     8.361        No MI                        EMC                       No               360        NO PP               0                100
20361201                     4.784        PMI                          EMC                       No               360        NO PP             120                 95
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.236        No MI                        EMC                       No               360        NO PP               0              99.05
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                100
20470101                     6.361        No MI                        MASTER FUNDING            Yes              480        NO PP               0              99.96
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120              91.68
20370201                     7.736        No MI                        MASTER FUNDING            No               360        NO PP               0              93.86
20461201                     6.611        No MI                        EMC                       Yes              480        NO PP               0              54.92
20361201                     7.361        No MI                        EMC                       No               360        NO PP               0              99.98
20361201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     7.611        No MI                        EMC                       No               360        NO PP             120              97.72
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120              95.02
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0              56.67
20361201                     7.236        PMI                          EMC                       Yes              360        NO PP               0                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.97
20220101                     7.986        No MI                        MASTER FUNDING            No               180        3Y PP              60              95.38
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              99.96
20361201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120                 75
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              94.58
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.268        PMI                          MASTER FUNDING            No               360        NO PP               0                 95
20370201                     7.111        No MI                        EMC                       No               360        2Y PP             120                100
20470101                     6.986        No MI                        EMC                       Yes              480        NO PP               0                 80
20361201                     5.986        No MI                        EMC                       No               360        NO PP             120              99.99
20361201                     6.236        No MI                        MASTER FUNDING            No               360        3Y PP             120                 95
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0              99.98
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20170301                     7.236        No MI                        EMC                       No               120        1Y PP               0                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP               0                 90
20370301                     6.361        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              94.38
20370301                     5.861        No MI                        EMC                       No               360        NO PP             120              99.98
20370101                     6.986        No MI                        EMC                       No               360        1Y PP               0              69.08
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.726        PMI                          EMC                       No               360        NO PP               0              89.89
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0               89.9
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120              99.99
20370101                     6.361        No MI                        EMC                       No               360        NO PP             120              99.98
20370301                     7.111        GE Capital MI                EMC                       No               360        NO PP             120              89.98
20361201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     7.361        No MI                        EMC                       No               360        NO PP             120                100
20370101                     5.932        PMI                          EMC                       No               360        NO PP             120                 90
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20470301                     8.111        No MI                        EMC                       Yes              480        2Y PP               0                 95
20361201                     6.486        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120              95.01
20370101                     6.603        PMI                          MASTER FUNDING            No               360        NO PP               0                 85
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120              51.14
20370401                     6.986        No MI                        EMC                       No               360        NO PP             120                 75
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120              56.18
20361201                     7.861        No MI                        EMC                       No               360        NO PP             120               94.8
20361201                     6.236        No MI                        EMC                       No               360        NO PP             120              79.99
20361201                     6.236        No MI                        EMC                       No               360        3Y PP             120                 80
20361201                     7.111        No MI                        EMC                       No               360        NO PP               0              94.98
20361201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.736        No MI                        EMC                       No               360        NO PP             120                100
20370401                     7.736        No MI                        EMC                       No               360        NO PP               0                 70
20370101                     7.111        Republic MIC                 EMC                       No               360        NO PP               0              93.08
20370101                     6.486        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120                 65
20370301                     6.486        No MI                        EMC                       No               360        NO PP               0              93.75
20361201                     7.361        PMI                          EMC                       Yes              360        NO PP               0              93.46
20370301                     7.236        No MI                        EMC                       No               360        3Y PP             120              78.09
20461201                     6.611        No MI                        EMC                       Yes              480        NO PP               0              94.82
20361201                     5.861        No MI                        EMC                       No               360        NO PP             120              99.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              94.38
20470301                     6.736        No MI                        EMC                       Yes              480        3Y PP               0                 90
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120              90.02
20370401                     8.486        No MI                        EMC                       No               360        3Y PP               0                 90
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              95.05
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.236        No MI                        EMC                       No               360        3M PP             120                 90
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120              61.18
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120                 95
20370301                     7.486        No MI                        EMC                       No               360        3Y PP               0                100
20361201                     6.361        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.361        No MI                        EMC                       No               360        NO PP               0                 80
20370201                     6.486        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     6.986        No MI                        EMC                       No               360        3Y PP               0                 80
20461201                     6.111        No MI                        MASTER FUNDING            Yes              480        NO PP               0              53.19
20370301                     6.611        No MI                        EMC                       No               360        1Y PP             120                 65
20360601                     7.361        No MI                        EMC                       Yes              360        NO PP               0                 80
20361201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              94.97
20370301                     7.111        No MI                        EMC                       No               360        3Y PP             120              70.75
20370101                     6.486        PMI                          EMC                       Yes              360        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120                 65
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120              94.98
20370201                     6.236        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0                 95
20220201                     7.236        No MI                        MASTER FUNDING            No               180        NO PP               0                 55
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              93.86
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              79.63
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370401                     6.861        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20220201                     7.236        No MI                        MASTER FUNDING            No               180        NO PP               0                 75
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370201                     5.736        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20350201                     7.611        No MI                        EMC                       Yes              360        NO PP               0                 95
20370201                     5.611        No MI                        EMC                       No               360        NO PP               0                 80
20370101                     6.451        PMI                          MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.486        No MI                        EMC                       No               360        NO PP               0                 95
20370101                     6.441        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.23
20370101                     5.696        PMI                          EMC                       No               360        NO PP               0                 90
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              76.15
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.861        No MI                        EMC                       No               360        3Y PP             120                 80
20211201                     6.361        No MI                        EMC                       No               180        NO PP               0              75.62
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0              46.35
20370301                     7.111        No MI                        EMC                       No               360        3Y PP             120                 95
20220101                     5.361        No MI                        MASTER FUNDING            No               180        NO PP               0              61.32
20370201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120              79.07
20370101                     6.104        PMI                          MASTER FUNDING            No               360        NO PP               0              89.53
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     5.749        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370401                     6.611        No MI                        EMC                       No               360        1Y PP             120                 90
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              76.92
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0              95.03
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0              93.89
20370101                     6.611        No MI                        EMC                       No               360        NO PP             120              79.22
20370201                     7.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              47.37
20370401                     6.611        No MI                        EMC                       No               360        3Y PP             120                 65
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20370201                     7.736        No MI                        MASTER FUNDING            No               360        NO PP             120              95.01
20370301                     6.236        No MI                        EMC                       No               360        1Y PP             120                100
20470301                     6.236        No MI                        EMC                       Yes              480        NO PP               0                 80
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP               0               93.6
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP               0                 84
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              50.49
20361001                     6.986        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     7.236        Radian Guaranty              EMC                       No               360        3Y PP               0                 90
20360701                     7.736        No MI                        EMC                       Yes              360        NO PP               0                 95
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.736        Republic MIC                 MASTER FUNDING            No               360        NO PP               0                 95
20361201                     7.361        No MI                        EMC                       No               360        NO PP               0                 85
20370401                     7.111        No MI                        EMC                       No               360        3Y PP               0                 80
20370101                     5.675        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              89.02
20370101                     5.611        GE Capital MI                MASTER FUNDING            No               360        NO PP               0               86.2
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              99.84
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120               78.6
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              55.41
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                 95
20370201                     5.986        PMI                          MASTER FUNDING            No               360        NO PP               0               92.2
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.986        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0                 85
20370201                     6.611        Republic MIC                 MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              99.96
20370301                     7.111        No MI                        EMC                       No               360        4M PP               0              74.58
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120              77.21
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120              95.01
20360801                     8.236        No MI                        MASTER FUNDING            Yes              360        NO PP               0                 90
20370201                     7.236        No MI                        EMC                       No               360        3Y PP               0                100
20370101                     5.736        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              60.35
20370101                     6.611        GE Capital MI                MASTER FUNDING            No               360        NO PP               0                 90
20370301                     7.736        No MI                        EMC                       No               360        NO PP             120              78.79
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120              79.08
20211101                     6.146        PMI                          EMC                       No               180        NO PP               0              86.25
20470401                     6.986        No MI                        EMC                       Yes              480        3Y PP               0                100
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     5.986        GE Capital MI                MASTER FUNDING            No               360        NO PP             120              91.85
20220101                     6.111        No MI                        MASTER FUNDING            No               180        NO PP               0                100
20370101                     7.111        PMI                          EMC                       No               360        NO PP               0              89.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              98.02
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              94.32
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120              98.56
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 75
20370301                     7.361        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0              94.95
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.986        No MI                        EMC                       No               360        NO PP             120              56.01
20360801                     8.111        PMI                          EMC                       Yes              360        1Y PP               0               86.9
20370101                     7.428        PMI                          MASTER FUNDING            No               360        NO PP             120                 85
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.398        PMI                          MASTER FUNDING            No               360        NO PP             120                 90
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0              52.54
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              89.98
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120              94.65
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     7.236        No MI                        EMC                       No               360        2Y PP               0                 90
20370201                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120                 70
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0              59.57
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.111        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0              79.57
20370301                     6.786        GE Capital MI                MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120                 75
20370301                     7.036        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.036        No MI                        MASTER FUNDING            No               360        NO PP             120              60.63
20370201                     6.736        No MI                        EMC                       No               360        NO PP               0              53.92
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120                100
20210701                     6.236        No MI                        EMC                       No               180        NO PP               0                 80
20370301                     7.236        No MI                        EMC                       No               360        3Y PP               0                100
20370401                     7.111        No MI                        EMC                       No               360        NO PP             120                 85
20370301                     7.111        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.986        No MI                        EMC                       No               360        6M PP             120                 90
20370301                     7.486        No MI                        EMC                       No               360        NO PP               0                 70
20370301                     7.111        No MI                        EMC                       No               360        3Y PP               0                100
20370401                     6.486        No MI                        EMC                       No               360        3Y PP             120                 95
20360701                     7.111        PMI                          EMC                       Yes              360        NO PP               0              84.91
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370101                     6.706        Triad Guaranty               EMC                       No               360        NO PP               0              92.23
20210701                     7.361        No MI                        EMC                       No               180        NO PP               0                 90
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370301                     6.236        No MI                        EMC                       No               360        6M PP               0              25.58
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              72.29
20360401                     5.736        No MI                        EMC                       No               360        NO PP               0              74.94
20370301                     6.361        No MI                        EMC                       No               360        6M PP             120              87.67
20370201                     6.111        No MI                        EMC                       No               360        NO PP               0                 95
20470401                     6.486        No MI                        EMC                       Yes              480        3Y PP               0                 65
20211101                     5.736        No MI                        EMC                       No               180        NO PP               0                9.1
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.236        No MI                        EMC                       No               360        NO PP               0                 95
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              78.78
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     7.111        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20470201                     6.361        No MI                        EMC                       Yes              480        NO PP               0                100
20370101                     6.486        No MI                        EMC                       No               360        NO PP               0                 95
20351001                     7.361        No MI                        EMC                       Yes              360        1Y PP               0                 95
20370301                     7.661        PMI                          MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0              64.89
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.361        No MI                        EMC                       No               360        3Y PP             120              64.53
20370401                     7.486        No MI                        EMC                       No               360        3Y PP               0                 75
20370201                     6.786        No MI                        MASTER FUNDING            No               360        NO PP               0              68.45
20370201                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120                 60
20370101                     5.786        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.661        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370201                     7.161        No MI                        MASTER FUNDING            No               360        NO PP             120               96.1
20361201                     7.611        PMI                          EMC                       Yes              360        NO PP               0                 90
20361101                     6.736        No MI                        MASTER FUNDING            Yes              360        NO PP               0                100
20370301                     6.736        GE Capital MI                EMC                       No               360        NO PP             120                 90
20360501                     7.611        No MI                        EMC                       Yes              360        NO PP               0                100
20360601                     7.111        No MI                        EMC                       Yes              360        2Y PP               0                 95
20370301                     6.861        No MI                        EMC                       No               360        3Y PP             120                 90
20370301                     7.536        No MI                        MASTER FUNDING            No               360        NO PP               0                 56
20360701                     7.236        No MI                        EMC                       Yes              360        NO PP               0                 90
20370201                     7.661        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP               0              64.86
20370201                     6.661        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120                 65
20370301                     7.286        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     7.661        No MI                        MASTER FUNDING            No               360        NO PP               0              76.92
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              62.25
20370301                     7.286        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     7.536        No MI                        MASTER FUNDING            No               360        NO PP               0               64.1
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     7.661        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20211201                     6.611        PMI                          EMC                       No               180        NO PP               0                100
20370201                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              41.67
20370101                     6.736        PMI                          EMC                       Yes              360        NO PP               0                100
20360601                     7.611        No MI                        EMC                       Yes              360        NO PP               0              94.96
20370301                     6.611        Triad Guaranty               EMC                       No               360        NO PP               0                 95
20370201                     8.161        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     8.661        No MI                        MASTER FUNDING            No               360        6M PP             120                 90
20370301                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0              57.69
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0              66.11
20220201                     6.726        Triad Guaranty               EMC                       No               180        NO PP               0                100
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              69.23
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0              69.99
20370301                     7.661        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120              33.33
20370101                     7.661        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370301                     6.726        PMI                          EMC                       No               360        NO PP             120                100
20370301                     6.736        No MI                        EMC                       No               360        1Y PP             120                 90
20370101                     7.586        Triad Guaranty               EMC                       No               360        NO PP             120              94.99
20370101                     7.646        Triad Guaranty               EMC                       No               360        NO PP               0                 90
20370101                    10.361        Radian Guaranty              EMC                       No               360        3Y PP               0                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP               0               64.1
20370101                     6.656        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370101                     6.776        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370101                     8.361        No MI                        EMC                       No               360        NO PP             120                 80
20370101                     6.786        Triad Guaranty               EMC                       No               360        6M PP               0                 90
20370101                     6.776        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370201                     7.111        No MI                        EMC                       No               360        3Y PP             120                 95
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0               62.5
20370401                     7.361        No MI                        EMC                       No               360        NO PP             120                 95
20370401                     6.736        No MI                        EMC                       No               360        2Y PP             120                 80
20370401                     7.361        No MI                        EMC                       No               360        3Y PP               0                 90
20370301                     6.861        No MI                        EMC                       No               360        1Y PP             120              79.61
20370401                     6.861        No MI                        EMC                       No               360        3Y PP               0                 95
20370401                     6.361        No MI                        EMC                       No               360        NO PP             120              74.17
20211001                     6.236        No MI                        MASTER FUNDING            No               180        NO PP              60                 75
20211001                     6.111        No MI                        MASTER FUNDING            No               180        NO PP              60                 90
20370301                     6.611        Republic MIC                 EMC                       No               360        3Y PP               0              87.68
20470301                     7.066        PMI                          EMC                       Yes              480        NO PP               0                100
20370301                     7.151        PMI                          EMC                       No               360        3Y PP             120                 85
20370301                     6.486        Republic MIC                 EMC                       No               360        4M PP             120                 95
20210401                     7.861        No MI                        EMC                       No               180        NO PP               0                 60
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20360901                     6.236        No MI                        EMC                       No               360        5Y PP               0              21.36
20361001                     6.986        No MI                        EMC                       No               360        NO PP             120                100
20361001                     7.736        No MI                        EMC                       No               360        2Y PP               0                100
20361001                     6.611        No MI                        EMC                       No               360        NO PP             120              99.99
20361101                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361101                     6.986        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120              99.98
20361201                     6.986        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP               0              99.98
20361201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.986        No MI                        EMC                       No               360        NO PP             120              99.99
20361201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     7.236        No MI                        EMC                       No               360        NO PP             120              99.98
20361201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120              99.97
20361201                     6.736        No MI                        EMC                       No               360        3Y PP             120               65.7
20370101                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.97
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20361201                     5.861        No MI                        EMC                       No               360        NO PP             120                100
20361201                     7.236        No MI                        EMC                       No               360        NO PP             120              99.99
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120              79.98
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120              99.99
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20370101                     6.611        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              92.62
20370301                     6.111        No MI                        EMC                       No               360        2Y PP             120                100
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 70
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                 97
20370301                     6.361        No MI                        EMC                       No               360        3Y PP             120                 80
20370301                     6.321        PMI                          EMC                       No               360        3Y PP             120                100
20370301                     7.296        PMI                          EMC                       No               360        4M PP             120                100
20370301                     6.401        PMI                          EMC                       No               360        3Y PP               0              98.92
20370301                     6.531        PMI                          EMC                       No               360        NO PP               0              94.81
20370301                     6.566        PMI                          EMC                       No               360        NO PP               0                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.111        PMI                          MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.986        Republic MIC                 MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.486        Radian Guaranty              MASTER FUNDING            No               360        NO PP               0                 95
20361201                      6.53        PMI                          EMC                       No               360        NO PP             120                 90
20361201                     6.223        PMI                          EMC                       No               360        NO PP               0                 90
20370101                     6.611        PMI                          EMC                       No               360        NO PP               0                 90
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.861        No MI                        EMC                       No               360        NO PP               0                100
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.111        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370301                     7.611        No MI                        EMC                       No               360        3Y PP             120              53.41
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0              92.59
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              92.35
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.486        No MI                        EMC                       No               360        1Y PP               0              48.48
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120              96.81
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.861        PMI                          EMC                       No               360        NO PP               0               89.9
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0              99.14
20370101                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.236        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.361        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              95.02
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     7.611        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370201                     5.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20220101                     6.236        No MI                        MASTER FUNDING            No               180        NO PP               0                 80
20370101                     6.486        No MI                        EMC                       No               360        NO PP             120              92.07
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120              77.45
20220201                     5.736        No MI                        EMC                       No               180        3Y PP               0              52.51
20361001                     6.861        No MI                        EMC                       No               360        NO PP               0                100
20361201                     8.111        No MI                        EMC                       No               360        NO PP               0              99.92
20370101                     6.111        No MI                        EMC                       No               360        NO PP             120              57.14
20250101                     7.111        No MI                        MASTER FUNDING            Yes              360        NO PP               0              69.09
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.486        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                     6.361        No MI                        EMC                       No               360        NO PP               0              48.47
20370201                     5.986        Republic MIC                 MASTER FUNDING            No               360        NO PP               0                 95
20360901                     7.736        No MI                        MASTER FUNDING            Yes              360        3Y PP               0              94.99
20220101                     8.236        No MI                        MASTER FUNDING            No               180        3Y PP              60                100
20361201                     6.038        PMI                          EMC                       No               360        NO PP             120              89.99
20370101                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 85
20361201                     7.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120              94.98
20361201                     6.736        No MI                        EMC                       No               360        NO PP               0              76.92
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              51.63
20370401                     7.361        No MI                        EMC                       No               360        NO PP               0                 95
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0              99.99
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120              95.02
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP               0              21.74
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0               79.9
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20470201                     6.861        No MI                        EMC                       Yes              480        3Y PP               0                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20351201                     7.736        No MI                        MASTER FUNDING            Yes              360        3Y PP               0                 95
20370301                     6.361        No MI                        EMC                       No               360        4M PP               0                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              88.85
20470201                     6.736        No MI                        EMC                       Yes              480        3Y PP               0              63.23
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0              95.04
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.088        PMI                          EMC                       No               360        NO PP               0                 90
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              95.01
20361201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361201                      6.45        PMI                          EMC                       No               360        NO PP               0                 97
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.237        PMI                          EMC                       No               360        NO PP               0              89.23
20370301                     6.111        No MI                        EMC                       No               360        NO PP               0                 65
20370301                     6.736        No MI                        EMC                       No               360        3Y PP               0              99.67
20370201                     7.636        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20361001                     7.986        No MI                        EMC                       Yes              360        2Y PP               0                 80
20370301                     5.736        No MI                        EMC                       No               360        NO PP             120              48.13
20370101                     5.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              93.82
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361101                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.111        No MI                        EMC                       No               360        NO PP             120                100
20370101                     7.111        No MI                        EMC                       No               360        NO PP               0              65.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0              79.12
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.611        Radian Guaranty              MASTER FUNDING            No               360        NO PP             120                 85
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     7.036        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.111        Radian Guaranty              MASTER FUNDING            No               360        NO PP               0                 95
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP             120              72.59
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              72.65
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.661        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120              76.48
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP             120              70.88
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0              65.93
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.236        Republic MIC                 EMC                       No               360        NO PP               0                 95
20370301                     6.411        No MI                        EMC                       No               360        NO PP               0              72.22
20361201                     6.486        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0              21.62
20270201                     6.361        No MI                        MASTER FUNDING            No               240        NO PP               0              81.81
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP             120              69.93
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20361201                     6.486        No MI                        EMC                       No               360        6M PP               0                 95
20360901                     7.611        No MI                        MASTER FUNDING            Yes              360        NO PP               0              88.89
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.96
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              90.01
20361201                     6.986        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0                100
20370101                     7.111        United Guaranty              MASTER FUNDING            No               360        NO PP               0                 95
20370301                     8.786        No MI                        EMC                       No               360        NO PP               0                100
20370401                     6.611        No MI                        EMC                       No               360        NO PP             120              69.69
20370301                     6.036        No MI                        MASTER FUNDING            No               360        NO PP               0              64.96
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.786        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     7.161        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0              88.07
20370201                     6.986        No MI                        MASTER FUNDING            No               360        NO PP             120              84.38
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120              69.69
20370301                     6.411        United Guaranty              MASTER FUNDING            No               360        NO PP             120                 85
20370301                     6.736        No MI                        EMC                       No               360        3Y PP             120              69.91
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0              65.22
20370201                     7.236        Mortgage Guaranty In         EMC                       No               360        NO PP               0                 90
20370301                     6.236        No MI                        EMC                       No               360        3Y PP               0               74.9
20361201                     6.861        No MI                        EMC                       No               360        NO PP             120              99.98
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     5.986        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0                 90
20370201                     7.236        United Guaranty              MASTER FUNDING            No               360        NO PP             120                100
20211101                     6.236        No MI                        EMC                       No               180        NO PP               0              79.37
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     7.361        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.486        GE Capital MI                MASTER FUNDING            No               360        NO PP             120              94.92
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.361        Radian Guaranty              EMC                       No               360        NO PP             120                 90
20370201                     6.736        No MI                        EMC                       No               360        NO PP             120                100
20370201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 80
20370201                     6.361        No MI                        EMC                       No               360        NO PP               0              95.02
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120              87.16
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370201                     6.236        Radian Guaranty              MASTER FUNDING            No               360        NO PP             120              99.99
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP             120                 65
20370101                     5.861        No MI                        EMC                       No               360        NO PP             120              72.73
20470401                     6.236        No MI                        EMC                       Yes              480        NO PP               0               31.6
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 75
20370301                     7.611        No MI                        EMC                       No               360        3Y PP             120                100
20370101                     6.486        PMI                          EMC                       No               360        NO PP             120              93.96
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0              99.99
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.736        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120               57.3
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              84.46
20370101                     7.111        No MI                        EMC                       No               360        6M PP               0                 65
20370401                     7.361        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                 70
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0               61.9
20370301                     6.236        No MI                        EMC                       No               360        3Y PP             120              47.18
20370301                     7.236        No MI                        EMC                       No               360        3Y PP              60                100
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.986        PMI                          MASTER FUNDING            No               360        NO PP             120                 85
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        1Y PP             120                100
20370301                     8.361        No MI                        EMC                       No               360        3Y PP               0              79.05
20220101                     6.611        No MI                        EMC                       No               180        3Y PP               0                100
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20220101                     7.111        No MI                        MASTER FUNDING            No               180        NO PP               0               41.9
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.861        No MI                        EMC                       No               360        1Y PP             120                100
20370201                     7.236        Radian Guaranty              MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.861        No MI                        EMC                       No               360        3Y PP               0                100
20370101                     6.236        Mortgage Guaranty In         EMC                       No               360        NO PP             120              87.12
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20360801                     7.736        No MI                        MASTER FUNDING            Yes              360        NO PP               0              94.94
20370101                     6.611        United Guaranty              EMC                       No               360        NO PP               0                 90
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0                100
20211001                     6.611        No MI                        EMC                       No               180        NO PP               0                 80
20370301                     7.361        No MI                        EMC                       No               360        3Y PP               0                 80
20360901                     6.986        No MI                        EMC                       No               360        NO PP             120                100
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361001                     7.986        No MI                        MASTER FUNDING            Yes              360        1Y PP               0                 80
20370301                     6.735        No MI                        EMC                       No               360        NO PP               0                100
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.861        No MI                        EMC                       No               360        1Y PP             120              99.99
20361001                     6.736        No MI                        EMC                       No               360        5Y PP             120                100
20370301                     7.236        No MI                        EMC                       No               360        1Y PP               0                100
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370401                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              90.01
20370301                     7.361        United Guaranty              EMC                       No               360        NO PP             120                 95
20370301                     7.111        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     7.161        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              77.44
20370301                     7.661        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0               62.5
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120              66.67
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0              54.42
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120               62.5
20370301                     6.536        No MI                        EMC                       No               360        NO PP               0              65.28
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0              42.71
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     7.786        No MI                        MASTER FUNDING            No               360        NO PP             120                 95
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP               0              59.32
20370301                     6.736        No MI                        EMC                       No               360        3Y PP               0                 75
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 90
20370201                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0                 90
20370201                     6.861        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20361001                     7.986        No MI                        MASTER FUNDING            Yes              360        1Y PP               0                 80
20360901                     8.111        No MI                        MASTER FUNDING            Yes              360        NO PP               0                 95
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                       6.4        PMI                          EMC                       No               360        NO PP               0              86.83
20370101                     6.363        PMI                          EMC                       No               360        NO PP               0                 95
20370101                     6.004        PMI                          MASTER FUNDING            No               360        NO PP               0                 90
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     7.411        No MI                        MASTER FUNDING            No               360        NO PP             120              69.57
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0              99.98
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370401                     7.361        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     7.161        No MI                        MASTER FUNDING            No               360        NO PP             120                 90
20361101                     6.986        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0                 50
20370301                     6.786        No MI                        EMC                       No               360        NO PP               0              76.88
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20370301                     6.161        No MI                        EMC                       No               360        NO PP               0                 80
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20360901                     7.861        No MI                        MASTER FUNDING            Yes              360        1Y PP               0                 80
20360901                     7.861        No MI                        MASTER FUNDING            Yes              360        1Y PP               0                 80
20370201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP               0                 60
20370101                     6.236        Mortgage Guaranty In         MASTER FUNDING            No               360        NO PP               0              84.85
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120              79.28
20470301                     6.611        No MI                        EMC                       Yes              480        6M PP               0              69.68
20370101                     6.236        PMI                          EMC                       No               360        NO PP               0              82.98
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120                100
20370101                     7.236        PMI                          EMC                       No               360        NO PP             120                 95
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.661        No MI                        EMC                       No               360        NO PP               0                 90
20370301                     6.411        No MI                        MASTER FUNDING            No               360        NO PP               0                 75
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP             120              74.47
20370301                     6.536        No MI                        MASTER FUNDING            No               360        NO PP               0              65.63
20370401                     6.361        Radian Guaranty              EMC                       No               360        2Y PP             120              83.33
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP             120              71.02
20370101                     6.236        Triad Guaranty               EMC                       No               360        NO PP               0              84.92
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20370301                     6.536        No MI                        EMC                       No               360        NO PP               0              74.38
20370301                     7.911        No MI                        MASTER FUNDING            No               360        NO PP             120                 80
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.99
20370201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370301                     6.036        No MI                        MASTER FUNDING            No               360        5Y PP               0              58.06
20370201                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0              98.48
20361201                     7.111        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     6.286        No MI                        MASTER FUNDING            No               360        NO PP             120              79.85
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120                 90
20370201                     7.611        PMI                          MASTER FUNDING            No               360        NO PP               0              89.38
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0              95.02
20370301                     7.411        No MI                        EMC                       No               360        NO PP               0              88.64
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP             120              95.04
20361201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     8.486        No MI                        EMC                       No               360        NO PP             120                 95
20361201                     6.796        PMI                          EMC                       No               360        3Y PP               0                 90
20370101                     6.986        No MI                        MASTER FUNDING            No               360        NO PP               0              27.59
20361201                     7.543        PMI                          EMC                       No               360        NO PP               0              84.62
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP             120               89.9
20370101                     6.557        PMI                          EMC                       No               360        NO PP               0                 90
20470301                     5.986        No MI                        EMC                       Yes              480        NO PP               0              94.81
20361201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370201                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP               0              73.63
20370201                     6.736        No MI                        MASTER FUNDING            No               360        NO PP               0                 80
20370201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370401                     8.486        No MI                        EMC                       No               360        3Y PP               0                 90
20361101                     6.611        No MI                        EMC                       Yes              360        NO PP               0                100
20370301                     6.986        No MI                        EMC                       No               360        3Y PP             120                 80
20360901                     6.861        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0                100
20361201                     6.486        No MI                        EMC                       No               360        NO PP               0                 90
20370301                     6.236        No MI                        EMC                       No               360        NO PP             120              55.26
20370301                     6.736        No MI                        EMC                       No               360        3Y PP               0                100
20370101                     6.111        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.611        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.736        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20211101                     6.236        No MI                        EMC                       No               180        NO PP               0                 80
20370401                     7.236        No MI                        EMC                       No               360        NO PP             120                 95
20370301                     6.736        No MI                        EMC                       No               360        NO PP             120              99.38
20370101                     7.236        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              99.99
20370201                     7.236        No MI                        EMC                       No               360        6M PP               0                 80
20370201                     6.611        No MI                        EMC                       No               360        6M PP             120              94.99
20370301                     6.861        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0              99.97
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0                 80
20361201                     7.506        PMI                          EMC                       No               360        NO PP               0                 90
20370301                     6.735        No MI                        EMC                       No               360        NO PP               0                100
20370101                     7.361        Triad Guaranty               EMC                       No               360        3Y PP               0                 95
20211201                     5.486        No MI                        MASTER FUNDING            No               180        NO PP               0                 80
20361201                     7.141        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20361201                     6.986        PMI                          EMC                       No               360        NO PP             120                 90
20470201                     6.611        No MI                        MASTER FUNDING            Yes              480        NO PP               0                100
20361201                     6.611        No MI                        EMC                       No               360        3Y PP             120              85.01
20361201                     6.986        No MI                        EMC                       No               360        1Y PP             120               72.7
20361201                     6.611        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370101                     6.736        No MI                        EMC                       No               360        3Y PP             120              95.01
20370201                     6.986        PMI                          MASTER FUNDING            No               360        3Y PP             120                 95
20370201                     6.236        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20361001                     7.736        No MI                        EMC                       No               360        NO PP             120                100
20360901                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20361001                     7.236        No MI                        EMC                       No               360        NO PP             120               99.4
20361001                     6.986        No MI                        EMC                       No               360        NO PP             120                 95
20361001                     6.986        No MI                        EMC                       No               360        1Y PP             120              79.99
20361001                     6.111        No MI                        EMC                       No               360        NO PP             120                100
20361101                     6.486        No MI                        EMC                       No               360        NO PP             120              99.99
20361101                     6.486        No MI                        EMC                       No               360        NO PP               0                100
20361101                     6.486        No MI                        EMC                       No               360        NO PP             120              99.98
20361101                     6.236        No MI                        EMC                       No               360        NO PP             120              99.98
20361101                     6.236        No MI                        EMC                       No               360        NO PP             120              99.96
20361201                     5.736        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.94
20361201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     5.986        No MI                        EMC                       No               360        NO PP               0              99.95
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.81
20361201                     6.486        Radian Guaranty              EMC                       No               360        NO PP             120              89.98
20361201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361201                     7.236        No MI                        EMC                       No               360        NO PP             120              99.98
20370101                     7.861        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.236        No MI                        EMC                       No               360        NO PP             120                100
20361201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     5.986        No MI                        EMC                       No               360        NO PP             120              99.92
20370201                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120              94.98
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20361201                     5.861        No MI                        EMC                       No               360        NO PP               0              99.99
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              99.97
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              94.98
20361201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.99
20361201                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.98
20361201                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.861        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.98
20361201                     7.611        No MI                        EMC                       No               360        NO PP             120              94.98
20361201                     7.111        No MI                        EMC                       No               360        1Y PP             120              95.02
20361201                     6.361        No MI                        EMC                       No               360        NO PP             120              99.94
20361201                     6.361        No MI                        EMC                       No               360        NO PP               0              94.98
20361201                     6.236        No MI                        EMC                       No               360        NO PP             120                 95
20361201                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120              99.77
20361201                     7.486        No MI                        EMC                       No               360        NO PP             120              99.96
20361201                     6.236        No MI                        EMC                       No               360        3Y PP             120              60.61
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP               0              99.98
20361201                     6.361        No MI                        MASTER FUNDING            No               360        NO PP               0              94.95
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.611        No MI                        EMC                       No               360        NO PP             120              99.96
20361201                     5.986        No MI                        EMC                       No               360        NO PP               0              94.95
20361201                     7.486        No MI                        EMC                       No               360        NO PP             120              88.17
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     6.236        No MI                        EMC                       No               360        NO PP             120               91.9
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     7.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.99
20370101                     6.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120              99.94
20370101                     5.861        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     7.361        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20370101                     5.736        No MI                        MASTER FUNDING            No               360        NO PP               0                100
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     6.361        No MI                        MASTER FUNDING            No               360        3Y PP             120                100
20370101                     6.861        No MI                        EMC                       No               360        3Y PP             120                100
20370201                     7.611        No MI                        MASTER FUNDING            No               360        NO PP               0                 95
20211101                     7.611        No MI                        EMC                       No               180        3Y PP              60                100
20470101                     6.361        No MI                        EMC                       Yes              480        NO PP               0              87.18
20361201                     6.736        No MI                        EMC                       No               360        NO PP               0                 80
20461201                     6.236        No MI                        MASTER FUNDING            Yes              480        NO PP               0                100
20360901                     6.986        No MI                        EMC                       No               360        3Y PP             120              66.76
20220201                     5.611        No MI                        EMC                       No               180        NO PP               0                 65
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120              61.85
20370201                     7.236        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0                 70
20370301                     7.486        No MI                        EMC                       No               360        3Y PP               0              69.23
20370301                     6.236        United Guaranty              EMC                       No               360        NO PP               0              92.71
20370301                     6.111        No MI                        EMC                       No               360        NO PP             120                 58
20370301                     7.486        No MI                        EMC                       No               360        NO PP               0                 75
20370301                     7.736        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.986        No MI                        EMC                       No               360        NO PP               0              74.07
20370201                     6.986        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.861        No MI                        EMC                       No               360        NO PP             120              79.86
20370301                     7.486        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.986        No MI                        EMC                       No               360        3Y PP             120              25.53
20370301                     6.736        PMI                          EMC                       No               360        NO PP               0              93.75
20370101                     7.111        No MI                        EMC                       No               360        NO PP               0                100
20370301                     7.611        No MI                        EMC                       No               360        NO PP             120                100
20370301                     8.361        No MI                        EMC                       No               360        6M PP             120                100
20370201                     6.736        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120               39.4
20370101                     6.401        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     7.111        No MI                        EMC                       No               360        NO PP               0                100
20370301                     7.236        No MI                        EMC                       No               360        NO PP               0              56.14
20370301                     7.236        No MI                        EMC                       No               360        1Y PP               0                 80
20370401                     6.861        No MI                        EMC                       No               360        1Y PP             120                 95
20370401                     6.361        No MI                        EMC                       No               360        3Y PP               0                 74
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.986        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     6.986        No MI                        EMC                       No               360        4M PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP               0               44.1
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120                 95
20370101                     6.391        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370201                     6.611        No MI                        EMC                       No               360        NO PP               0                100
20370201                     7.361        No MI                        EMC                       No               360        3Y PP               0                100
20370201                     6.611        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0                100
20370201                     7.236        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     7.486        No MI                        EMC                       No               360        NO PP             120                 95
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              84.88
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120                 90
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0               31.5
20370301                     7.361        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20361001                     7.361        No MI                        EMC                       No               360        3Y PP               0                 75
20370301                     6.486        No MI                        EMC                       No               360        NO PP               0              91.54
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0              68.89
20370301                     6.736        No MI                        EMC                       No               360        6M PP             120                100
20370201                     7.236        No MI                        EMC                       No               360        3Y PP             120                100
20370201                     7.486        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.611        No MI                        EMC                       No               360        NO PP             120              99.98
20370201                     7.236        No MI                        EMC                       No               360        NO PP               0              94.98
20370301                     6.736        Mortgage Guaranty In         EMC                       No               360        NO PP             120                 95
20370301                     6.736        No MI                        EMC                       No               360        NO PP             120                 95
20370301                     7.361        No MI                        EMC                       No               360        6M PP             120                 90
20370201                     7.111        PMI                          EMC                       No               360        NO PP             120                 95
20370301                     6.486        No MI                        EMC                       No               360        NO PP             120                 90
20370301                     7.361        No MI                        EMC                       No               360        NO PP               0                 95
20370201                     7.361        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              99.97
20370301                     6.736        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.611        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120               48.4
20370301                     5.861        No MI                        EMC                       No               360        NO PP               0              96.99
20370301                     7.111        No MI                        EMC                       No               360        NO PP               0              89.88
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0              72.41
20370301                     5.861        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.735        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.111        No MI                        EMC                       No               360        NO PP               0                100
20370201                     8.361        No MI                        EMC                       No               360        NO PP               0              90.96
20370201                     8.236        No MI                        EMC                       No               360        NO PP               0                 75
20370201                     6.236        No MI                        EMC                       No               360        NO PP             120                 97
20370301                     6.236        No MI                        EMC                       No               360        NO PP               0                 95
20370101                     6.596        Triad Guaranty               EMC                       No               360        3Y PP               0                 95
20370301                     6.236        No MI                        EMC                       No               360        3Y PP               0              46.18
20370201                     7.611        No MI                        EMC                       No               360        NO PP             120                100
20370101                     7.056        Triad Guaranty               EMC                       No               360        3Y PP               0              97.33
20370101                     9.306        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     7.111        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0              14.15
20370101                     6.861        No MI                        EMC                       No               360        NO PP               0                100
20370301                     6.736        No MI                        EMC                       No               360        NO PP               0              51.16
20370201                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.986        No MI                        EMC                       No               360        3Y PP             120                100
20370301                     8.111        No MI                        EMC                       No               360        NO PP               0                100
20360701                     7.611        No MI                        EMC                       Yes              360        3Y PP             120                100
20370301                     7.111        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.361        No MI                        EMC                       No               360        NO PP               0                 95
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20370101                     7.221        Triad Guaranty               EMC                       No               360        3Y PP               0                100
20361101                     6.776        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370101                     6.306        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370101                     6.801        Triad Guaranty               EMC                       No               360        NO PP               0                100
20370301                     5.986        No MI                        EMC                       No               360        1Y PP             120                 65
20370201                     6.861        No MI                        EMC                       No               360        NO PP               0                100
20370101                     6.811        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370101                     6.936        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370101                     7.136        Triad Guaranty               EMC                       No               360        6M PP               0                100
20370101                     6.931        Triad Guaranty               EMC                       No               360        6M PP             120                100
20370101                     6.511        Triad Guaranty               EMC                       No               360        6M PP             120                100
20370101                     8.696        Triad Guaranty               EMC                       No               360        3Y PP               0                 90
20370101                     7.436        Triad Guaranty               EMC                       No               360        NO PP             120                100
20370101                     6.361        No MI                        EMC                       No               360        NO PP             120                100
20370301                     7.611        No MI                        EMC                       No               360        NO PP               0                100
20211001                     5.986        No MI                        EMC                       No               180        3Y PP               0                 65
20370301                     8.361        GE Capital MI                EMC                       No               360        NO PP               0                 90
20370301                     6.986        PMI                          EMC                       No               360        NO PP               0              93.14
20370301                     6.611        PMI                          EMC                       No               360        NO PP             120                 90
20370301                     6.111        No MI                        EMC                       No               360        6M PP               0              54.87
20370301                     7.236        No MI                        EMC                       No               360        3Y PP             120                100
20470101                     6.361        No MI                        EMC                       Yes              480        NO PP               0              75.82
20370301                     6.986        No MI                        EMC                       No               360        NO PP             120                 95
20370301                     6.486        GE Capital MI                EMC                       No               360        NO PP               0                 95
20370301                     7.236        No MI                        EMC                       No               360        NO PP             120              22.22
20210901                     7.486        No MI                        EMC                       No               180        NO PP               0              79.97
20211101                     7.361        No MI                        EMC                       No               180        NO PP              60                100
20211001                     6.236        No MI                        MASTER FUNDING            No               180        NO PP              60                 80
20370301                     7.111        No MI                        EMC                       No               360        3Y PP               0              99.35
20470301                     6.736        No MI                        EMC                       Yes              480        3Y PP               0              98.74
20370301                     6.236        No MI                        EMC                       No               360        1Y PP             120                100
20370301                     6.611        No MI                        EMC                       No               360        3Y PP             120              73.83
20370301                     6.736        No MI                        EMC                       No               360        1Y PP               0              66.86
20370401                     7.236        No MI                        EMC                       No               360        2Y PP             120                 95
20370201                     6.486        No MI                        EMC                       No               360        1Y PP               0                100
20370301                     6.236        No MI                        EMC                       No               360        1Y PP             120                100
20370301                     5.861        No MI                        EMC                       No               360        NO PP             120               78.7
20211101                     7.611        No MI                        EMC                       No               180        NO PP               0                100
20211101                     8.486        No MI                        EMC                       No               180        NO PP             120                100
20361201                     6.486        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     7.611        PMI                          EMC                       No               360        NO PP             120              94.99
20370101                     6.236        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20370101                     7.111        No MI                        MASTER FUNDING            No               360        NO PP             120              99.93
20370101                     6.611        No MI                        MASTER FUNDING            No               360        NO PP             120                100
20361201                     7.361        PMI                          EMC                       No               360        NO PP             120                 95
20361201                     5.986        No MI                        MASTER FUNDING            No               360        NO PP             120              99.98
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.98
20361201                     5.611        No MI                        EMC                       No               360        NO PP             120              99.99
20361201                     5.986        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.111        No MI                        MASTER FUNDING            No               360        NO PP             120              99.97
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.99
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.736        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.486        No MI                        EMC                       No               360        NO PP             120              99.99
20370301                     6.986        No MI                        EMC                       No               360        NO PP               0                100
20361201                     6.411        No MI                        EMC                       No               360        NO PP             120                 70
20370301                     6.161        No MI                        MASTER FUNDING            No               360        NO PP             120              57.62
20370101                     7.266        PMI                          EMC                       No               360        NO PP               0              89.88
20370201                     8.291        PMI                          EMC                       No               360        3Y PP               0                 90
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              98.04
20370101                     6.551        PMI                          EMC                       No               360        NO PP               0                 90
20370301                     7.251        PMI                          EMC                       No               360        NO PP               0                 90
20370201                     7.366        PMI                          EMC                       No               360        NO PP               0                 95
20370201                     6.736        Republic MIC                 EMC                       No               360        NO PP             120                 95
20370301                     6.236        No MI                        EMC                       No               360        6M PP             120                100
20370301                     6.861        No MI                        EMC                       No               360        NO PP             120                100
20361201                     6.546        PMI                          EMC                       No               360        3Y PP               0                 90
20370201                     6.921        PMI                          EMC                       No               360        NO PP               0                 90
20370201                     7.111        GE Capital MI                EMC                       No               360        NO PP               0                 90
20370301                     7.486        No MI                        EMC                       No               360        NO PP               0              68.33
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              94.97
20370201                     8.486        No MI                        EMC                       No               360        NO PP               0              99.98
20361001                     7.986        No MI                        EMC                       No               360        NO PP               0              77.38
20370301                     7.241        PMI                          EMC                       No               360        NO PP             120                 95
20370301                     6.611        No MI                        EMC                       No               360        NO PP             120              53.33
20370201                     6.736        No MI                        EMC                       No               360        NO PP               0                100
20370201                     6.861        Mortgage Guaranty In         EMC                       No               360        3Y PP               0              85.88
20370201                     6.736        No MI                        EMC                       No               360        3Y PP               0                100
20370301                     6.361        Republic MIC                 EMC                       No               360        NO PP             120                 90
20370301                     6.236        GE Capital MI                EMC                       No               360        NO PP               0                 95
20370301                     8.861        Republic MIC                 EMC                       No               360        1Y PP               0                 90
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0              90.97
20370101                     6.736        No MI                        EMC                       No               360        NO PP             120                 80
20370301                     6.611        No MI                        EMC                       No               360        NO PP               0                 84
20370201                     6.611        No MI                        EMC                       No               360        NO PP             120                100
20370301                     6.361        No MI                        EMC                       No               360        NO PP             120              64.99

EXHIBIT C

FORM OF TRANSFEREE AFFIDAVIT AND AGREEMENT

Affidavit pursuant to Section 860E(e)(4) of the Internal Revenue Code of 1986, as amended, and for other purposes

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [Name of Transferee] (the “Investor”), the proposed transferee of an Ownership Interest in the Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2007-AC4, Class [R-1][R-2][R-3][R-4][RX] Certificates (the “Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, master servicer and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and makes this affidavit on behalf of the Investor for the benefit of the Depositor and the Trustee. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.  The Investor is, as of the date hereof, and will be, as of the date of the Transfer, a Permitted Transferee. The Investor is not acquiring its ownership interest in the Certificates for the account of a Person other than a Permitted Transferee.

2.  The Investor has been advised and understands that (i) a tax will be imposed on Transfers of the Certificates to Persons that are not Permitted Transferees; (ii) such tax will be imposed on the transferor, or, if such Transfer is through an agent (which includes a broker, nominee or middleman) for a Person that is not a Permitted Transferee, on the agent; and (iii) the Person otherwise liable for the tax shall be relieved of liability for the tax if a subsequent transferee furnishes to such Person an affidavit that such subsequent transferee is a Permitted Transferee, and at the time of Transfer, such Person does not have actual knowledge that the affidavit is false.

3.  The Investor has been advised and understands that a tax will be imposed on a “pass-through entity” holding the Certificates if at any time during the taxable year of the pass-through entity a Person that is not a Permitted Transferee is the record holder of an interest in such entity. The Investor understands that such tax will not be imposed for any period with respect to which the record holder furnishes to the pass-through entity an affidavit that such record holder is a Permitted Transferee and the pass-through entity does not have actual knowledge that such affidavit is false. (For this purpose, a “pass-through entity” includes a regulated investment company, a real estate investment trust or common trust fund, a partnership, trust or estate, and certain cooperatives and, except as may be provided in Treasury regulations, Persons holding interests in pass-through entities as a nominee for another Person.)

4.  The Investor has reviewed the provisions of Section 7.02(c) of the Agreement and understands the legal consequences of the acquisition of an Ownership Interest in the Certificates, including, without limitation, the restrictions on subsequent Transfers and the provisions regarding voiding any prohibited Transfers and mandatory sales. The Investor expressly agrees to be bound by, and to abide by, such provisions of the Agreement and the restrictions noted on the face of the Certificates. The Investor understands and agrees that any breach of any of the representations included herein shall render the Transfer of the Certificates to the Investor contemplated hereby null and void. The Investor consents to any amendment of the Agreement that shall be deemed necessary by the Depositor (upon advice of nationally recognized counsel) to constitute a reasonable arrangement to ensure that the Certificates will not be owned directly or indirectly by a Person other than a Permitted Transferee.

5.  The Investor agrees not to Transfer the Certificates, or cause the Transfer of the Certificates by a Person for whom the Investor is acting as nominee, trustee or agent, in each case unless it has received an affidavit and agreement in substantially the same form as this affidavit and agreement containing these same representations and covenants from the subsequent transferee. In connection with any such Transfer by the Investor, the Investor agrees to deliver to the Trustee and the Depositor an affidavit substantially in the form set forth as Exhibit CC to the Agreement to the effect that the Investor has no actual knowledge that the Person to which the Transfer is to be made is not a Permitted Transferee.

6.  The Investor has historically paid its debts as they have come due, intends to pay its debts as they come due in the future, and understands that the taxes associated with holder an ownership interest in the Certificates may exceed the cash flow with respect thereto in some or all periods and intends to pay such taxes as they become due. The Investor does not have the intention, and no purpose of the Transfer of the Certificates to the Investor is, to impede the assessment or collection of any tax legally required to be paid with respect to the Certificates.

7.  The Investor’s U.S. taxpayer identification number is [_____________].

8.  The Investor is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “United State Person”).

9.  The Investor is aware that the Certificates may be a “noneconomic residual interest” within the meaning of Treasury regulations promulgated under Section 860E of the Code and that the transferor of a noneconomic residual interest will remain liable for any taxes due with respect to the income on such residual interest, unless no significant purpose of the transfer was to impede the assessment or collection of tax.

10.  The Investor will not cause income from the Certificates to be attributable to a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

11.  Check one of the following:

The Transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(7) and (8) and, accordingly:

(i)       the present value of the anticipated tax liabilities associated with holding the Certificates does not exceed the sum of:

(a)	the present value of any consideration given to the Investor to acquire such Certificates;

(b)	the present value of the expected future distributions on such Certificates; and

(c)	the present value of the anticipated tax savings associated with holding such Certificates as the related REMIC generates losses; and

(ii)       the Transfer of the Certificates will not result in such Certificates being held, directly or indirectly, by a foreign permanent establishment or fixed base, within the meaning of an applicable income tax treaty, of the Investor or any other United States Person.

For purposes of the calculation in clause (i) above, (x) the Investor is assumed to pay tax at the highest rate currently specified in Section 11(b)(1) of the Code (but the tax rate in Section 55(b)(1)(B) of the Code may be used in lieu of the highest rate specified in Section 11(b)(1) of the Code if the Investor has been subject to the alternative minimum tax under Section 55 of the Code in the preceding two years and will compute its taxable income in the current taxable year using the alternative minimum tax rate) and (y) present values are computed using a discount rate equal to the short-term Federal rate prescribed by Section 1274(d) of the Code for the month of the transfer and the compounding period used by the Investor.

The Transfer of the Certificates complies with U.S. Treasury Regulation Sections 1.860E-1(c)(5) and (6) and, accordingly:

(i)	the Investor is an “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), as to which income from the Certificates will only be taxed in the United States;

(ii)
at the time of the Transfer, and at the close of the Investor’s two fiscal years preceding the fiscal year of the transfer, the Investor had gross assets for financial reporting purposes (excluding any obligation of a “related person” to the Investor within the meaning of U.S. Treasury Regulation Section 1.860E-1(c)(6)(ii) and any other asset the principal purpose of which is to permit the Investor to satisfy the condition of this clause (ii)) in excess of $100 million and net assets in excess of $10 million;

(iii)
the Investor will transfer the Certificates only to another “eligible corporation,” as defined in U.S. Treasury Regulation Section 1.860E-1(c)(6)(i), in a transaction in which the requirements of U.S. Treasury Regulation Sections 1.860E-1(c)(4)(i), (ii) and (iii) and -1(c)(5) are satisfied and, accordingly, the subsequent transferee provides a similar affidavit with this box checked; and

(iv)
the Investor determined the consideration paid to it to acquire the Certificates based on reasonable market assumptions (including, but not limited to, borrowing and investment rates, prepayment and loss assumptions, expense and reinvestment assumptions, tax rates and other factors specific to the Investor) that it has determined in good faith and has concluded that such consideration, together with other assets of the Investor, will be sufficient to cover the taxes associated with the Certificates.

 ☐    None of the above

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF INVESTOR]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]
[Address of Investor for receipt of distributions]

Address of Investor for receipt of tax information:

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Investor, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Investor.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.

EXHIBIT D

FORM OF TRANSFEROR CERTIFICATE

______________,200___

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Attention: Bear Stearns Asset Backed Securities I Trust 2007-AC4

Re:	Bear Stearns Asset Backed Securities I LLC
Asset-Backed Certificates, Series 2007-AC4, Class

Ladies and Gentlemen:

In connection with the sale by ___________ (the “Seller”) to ________ (the “Purchaser”) of $_________ Initial Certificate Principal Balance of Asset-Backed Certificates, Series 2007-AC4, Class _____ (the “Certificates”), issued pursuant to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor (the “Depositor”), EMC Mortgage Corporation, as master servicer, seller and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Seller hereby certifies, represents and warrants to, a covenants with, the Depositor and the Trustee that:

Neither the Seller nor anyone acting on its behalf has (a) offered, pledged, sold, disposed of or otherwise transferred any Certificate, any interest in any Certificate or any other similar security to any person in any manner, (b) has solicited any offer to buy or to accept a pledge, disposition or other transfer of any Certificate, any interest in any Certificate or any other similar security from any person in any manner, (c) has otherwise approached or negotiated with respect to any Certificate, any interest in any Certificate or any other similar security with any person in any manner, (d) has made any general solicitation by means of general advertising or in any other manner, or (e) has taken any other action, that (as to any of (a) through (e) above) would constitute a distribution of the Certificates under the Securities Act of 1933 (the “Act”), that would render the disposition of any Certificate a violation of Section 5 of the Act or any state securities law, or that would require registration or qualification pursuant thereto. The Seller will not act in any manner set forth in the foregoing sentence with respect to any Certificate. The Seller has not and will not sell or otherwise transfer any of the Certificates, except in compliance with the provisions of the Pooling and Servicing Agreement.

Very truly yours,

(Seller)

By:
Name:
Title:

EXHIBIT E

FORM OF INVESTMENT LETTER (NON-RULE 144A)

[Date]

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Certificates”), including the Class ___ Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, we confirm that:

(i)
we understand that the Privately Offered Certificates are not being registered under the Securities Act of 1933, as amended (the “Act”) or any applicable state securities or “Blue Sky” laws, and are being sold to us in a transaction that is exempt from the registration requirements of such laws;

(ii)
any information we desired concerning the Certificates, including the Privately Offered Certificates, the trust in which the Certificates represent the entire beneficial ownership interest (the “Trust”) or any other matter we deemed relevant to our decision to purchase Privately Offered Certificates has been made available to us;

(iii)
we are able to bear the economic risk of investment in Privately Offered Certificates; we are an institutional “accredited investor” as defined in Section 501(a)(1), (2), (3) or (7) of Regulation D promulgated under the Act and a sophisticated institutional investor;

(iv)
we are acquiring Privately Offered Certificates for our own account, not as nominee for any other person, and not with a present view to any distribution or other disposition of the Privately Offered Certificates;

(v)
we agree the Privately Offered Certificates must be held indefinitely by us (and may not be sold, pledged, hypothecated or in any way disposed of) unless subsequently registered under the Act and any applicable state securities or “Blue Sky” laws or an exemption from the registration requirements of the Act and any applicable state securities or “Blue Sky” laws is available;

(vi)
we agree that in the event that at some future time we wish to dispose of or exchange any of the Privately Offered Certificates (such disposition or exchange not being currently foreseen or contemplated), we will not transfer or exchange any of the Privately Offered Certificates unless:

(A) (1) the sale is to an Eligible Purchaser (as defined below), (2) if required by the Pooling and Servicing Agreement (as defined below) a letter to substantially the same effect as either this letter or, if the Eligible Purchaser is a Qualified Institutional Buyer as defined under Rule 144A of the Act, the Rule 144A and Related Matters Certificate in the form attached to the Pooling and Servicing Agreement (as defined below) (or such other documentation as may be acceptable to the Trustee) is executed promptly by the purchaser and delivered to the addressees hereof and (3) all offers or solicitations in connection with the sale, whether directly or through any agent acting on our behalf, are limited only to Eligible Purchasers and are not made by means of any form of general solicitation or general advertising whatsoever; and

(B) if the Privately Offered Certificate is not registered under the Act (as to which we acknowledge you have no obligation), the Privately Offered Certificate is sold in a transaction that does not require registration under the Act and any applicable state securities or “blue sky” laws and, if Wells Fargo Bank National Association (the “Trustee”) so requests, a satisfactory Opinion of Counsel is furnished to such effect, which Opinion of Counsel shall be an expense of the transferor or the transferee;

(vii)
we agree to be bound by all of the terms (including those relating to restrictions on transfer) of the Pooling and Servicing, pursuant to which the Trust was formed; we have reviewed carefully and understand the terms of the Pooling and Servicing Agreement;

(viii)
we either: (i) are not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, have provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-2 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee.

(ix)              We understand that each of the Privately Offered Certificates bears, and will continue to bear, a legend to substantiate the following effect: THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER ANY STATE SECURITIES LAWS. THE HOLDER HEREOF, BY PURCHASING THIS CERTIFICATE, AGREES THAT THIS CERTIFICATE MAY BE REOFFERED, RESOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY IN COMPLIANCE WITH THE ACT AND OTHER APPLICABLE LAWS AND ONLY (1) PURSUANT TO RULE 144A UNDER THE ACT (“RULE 144A”) TO A PERSON THAT THE HOLDER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A (A “QIB”), PURCHASING FOR ITS OWN ACCOUNT OR A QIB PURCHASING FOR THE ACCOUNT OF A QIB, WHOM THE HOLDER HAS INFORMED, IN EACH CASE, THAT THE REOFFER, RESALE, PLEDGE OR OTHER TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A, (2) PURSUANT TO AN EXEMPTION FROM REGISTRATION PROVIDED BY RULE 144 UNDER THE ACT (IF AVAILABLE) OR (3) IN CERTIFICATED FORM TO AN “INSTITUTIONAL ACCREDITED INVESTOR” WITHIN THE MEANING THEREOF IN RULE 501(a)(1), (2),(3) OR (7) (OR ANY ENTITY IN WHICH ALL OF THE EQUITY HOLDERS COME WITHIN SUCH PARAGRAPHS) OF REGULATION D UNDER THE ACT PURCHASING NOT FOR DISTRIBUTION IN VIOLATION OF THE ACT, SUBJECT TO (A) THE RECEIPT BY THE TRUSTEE OF A LETTER SUBSTANTIALLY IN THE FORM PROVIDED IN THE AGREEMENT AND (B) THE RECEIPT BY THE TRUSTEE OF AN OPINION OF COUNSEL AS TO COMPLIANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES. [In the case of the Class B-2 Certificates]: THIS CERTIFICATE MAY NOT BE ACQUIRED DIRECTLY OR INDIRECTLY BY, OR ON BEHALF OF, AN EMPLOYEE BENEFIT PLAN OR OTHER RETIREMENT ARRANGEMENT WHICH IS SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED, OR SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, UNLESS THE TRANSFEREE CERTIFIES OR REPRESENTS THAT THE PROPOSED TRANSFER AND HOLDING OF A CERTIFICATE AND THE SERVICING, MANAGEMENT AND OPERATION OF THE TRUST AND ITS ASSETS: (I) WILL NOT RESULT IN ANY PROHIBITED TRANSACTION WHICH IS NOT COVERED UNDER AN INDIVIDUAL OR CLASS PROHIBITED TRANSACTION EXEMPTION, INCLUDING, BUT NOT LIMITED TO, PROHIBITED TRANSACTION CLASS EXEMPTION (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60 OR PTCE 96-23 AND (II) WILL NOT GIVE RISE TO ANY ADDITIONAL OBLIGATIONS ON THE PART OF THE DEPOSITOR, THE MASTER SERVICER OR THE TRUSTEE, WHICH WILL BE DEEMED REPRESENTED BY AN OWNER OF A BOOK-ENTRY CERTIFICATE OR A GLOBAL CERTIFICATE, OR PROVIDES AN OPINION OF COUNSEL TO SUCH EFFECT. [In the case of the Class P, Class C, Class R-1, Class R-2, Class R-3, Class R-4 and Class RX Certificates]: NO TRANSFER OF THIS CERTIFICATE SHALL BE MADE TO ANY PERSON, UNLESS THE TRANSFEREE PROVIDES EITHER (I) A CERTIFICATION PURSUANT TO SECTION 7.02(b) OF THE AGREEMENT OR (II) AN OPINION OF COUNSEL PURSUANT TO 7.02(b) OF THE AGREEMENT, SATISFACTORY TO THE TRUSTEE THAT THE PURCHASE AND HOLDING OF THIS CERTIFICATE ARE PERMISSIBLE UNDER APPLICABLE LAW, WILL NOT CONSTITUTE OR RESULT IN ANY NON-EXEMPT PROHIBITED TRANSACTIONS UNDER SECTION 406 OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”) OR SECTION 4975 OF THE CODE AND WILL NOT SUBJECT THE TRUSTEE, MASTER SERVICER OR THE DEPOSITOR TO ANY OBLIGATION OR LIABILITY IN ADDITION TO THOSE UNDERTAKEN IN THE AGREEMENT.

“Eligible Purchaser” means a corporation, partnership or other entity which we have reasonable grounds to believe and do believe (i) can make representations with respect to itself to substantially the same effect as the representations set forth herein, and (ii) is either a Qualified Institutional Buyer as defined under Rule 144A of the Act or an institutional “Accredited Investor” as defined under Rule 501 of the Act.

Terms not otherwise defined herein shall have the meanings assigned to them in the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Pooling and Servicing Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as trustee, and EMC Mortgage Corporation, as master servicer, seller and company.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

Name of Nominee (if any): ________________

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ___ day of ________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

EXHIBIT F

FORM OF RULE 144A AND RELATED MATTERS CERTIFICATE

[SELLER]

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179

Wells Fargo Bank, National Association
Sixth Street and Marquette Avenue
Minneapolis, MN 55479

Re:	Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Certificates”), including the Class ___ Certificates (the “Privately Offered Certificates”)

Dear Ladies and Gentlemen:

In connection with our purchase of Privately Offered Certificates, the undersigned certifies to each of the parties to whom this letter is addressed that it is a qualified institutional buyer (as defined in Rule 144A under the Securities Act of 1933, as amended (the “Act”)) as follows:

1.             It owned and/or invested on a discretionary basis eligible securities (excluding affiliate’s securities, bank deposit notes and CD’s, loan participations, repurchase agreements, securities owned but subject to a repurchase agreement and swaps), as described below:

Date: ______________, 20__ (must be on or after the close of its most recent fiscal year)

Amount: $ _____________________; and

2.             The dollar amount set forth above is:

a.	greater than $100 million and the undersigned is one of the following entities:

(x)	[_]	an insurance company as defined in Section 2(13) of the Act[1] ; or

(y)	[_]	an investment company registered under the Investment Company Act or any business development company as defined in Section 2(a)(48) of the Investment Company Act of 1940; or

(z)	[_]	a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958; or

(aa)	[_]
a plan (i) established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, the laws of which permit the purchase of securities of this type, for the benefit of its employees and (ii) the governing investment guidelines of which permit the purchase of securities of this type; or

(bb)	[_]	a business development company as defined in Section 202(a)(22) of the Investment Advisers Act of 1940; or

(cc)	[_]
a corporation (other than a U.S. bank, savings and loan association or equivalent foreign institution), partnership, Massachusetts or similar business trust, or an organization described in Section 501(c)(3) of the Internal Revenue Code; or

(dd)	[_]	a U.S. bank, savings and loan association or equivalent foreign institution, which has an audited net worth of at least $25 million as demonstrated in its latest annual financial statements; or

(ee)	[_]	an investment adviser registered under the Investment Advisers Act; or

b.	[_]	greater than $10 million, and the undersigned is a broker-dealer registered with the SEC; or

c.	[_]
less than $ 10 million, and the undersigned is a broker-dealer registered with the SEC and will only purchase Rule 144A securities in transactions in which it acts as a riskless principal (as defined in Rule 144A); or

d.	[_]
less than $100 million, and the undersigned is an investment company registered under the Investment Company Act of 1940, which, together with one or more registered investment companies having the same or an affiliated investment adviser, owns at least $100 million of eligible securities; or

e.	[_]	less than $100 million, and the undersigned is an entity, all the equity owners of which are qualified institutional buyers.

The undersigned further certifies that it is purchasing a Privately Offered Certificate for its own account or for the account of others that independently qualify as “Qualified Institutional Buyers” as defined in Rule 144A. It is aware that the sale of the Privately Offered Certificates is being made in reliance on its continued compliance with Rule 144A. It is aware that the transferor may rely on the exemption from the provisions of Section 5 of the Act provided by Rule 144A. The undersigned understands that the Privately Offered Certificates may be resold, pledged or transferred only to (i) a person reasonably believed to be a Qualified Institutional Buyer that purchases for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the resale, pledge or transfer is being made in reliance in Rule 144A, or (ii) an institutional “accredited investor,” as such term is defined under Rule 501 of the Act in a transaction that otherwise does not constitute a public offering.

The undersigned agrees that if at some future time it wishes to dispose of or exchange any of the Privately Offered Certificates, it will not transfer or exchange any of the Privately Offered Certificates to a Qualified Institutional Buyer without first obtaining a Rule 144A and Related Matters Certificate in the form hereof from the transferee and delivering such certificate to the addressees hereof. Prior to making any transfer of Privately Offered Certificates, if the proposed Transferee is an institutional “accredited investor,” the transferor shall obtain from the transferee and deliver to the addressees hereof an Investment Letter in the form attached to the Pooling and Servicing Agreement, dated as of April 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, National Association, as trustee and EMC Mortgage Corporation, as master servicer, seller and company, pursuant to which the Certificates were issued.

The undersigned certifies that it either: (i) is not acquiring the Privately Offered Certificate directly or indirectly by, or on behalf of, an employee benefit plan or other retirement arrangement which is subject to Title I of the Employee Retirement Income Security Act of 1974, as amended, and/or section 4975 of the Internal Revenue Code of 1986, as amended, or (ii) in the case of the Privately Offered Certificates, has provided the Opinion of Counsel required by the Agreement, or (iii) in the case of the Class B-2 Certificates, are providing a representation to the effect that the proposed transfer and holding of such Certificate and servicing, management and operation of the Trust and its assets: (I) will not result in any prohibited transaction which is not covered under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 91-38, PTCE 90-1, PTCE 95-60, PTCE 96-23 and (II) will not give rise to any additional obligations on the part of the Depositor, the Master Servicer or the Trustee.

If the Purchaser proposes that its Certificates be registered in the name of a nominee on its behalf, the Purchaser has identified such nominee below, and has caused such nominee to complete the Nominee Acknowledgment at the end of this letter.

[1]
A purchase by an insurance company for one or more of its separate accounts, as defined by Section 2(a)(37) of the Investment Company Act of 1940, which are neither registered nor required to be registered thereunder, shall be deemed to be a purchase for the account of such insurance company.

Name of Nominee (if any):

IN WITNESS WHEREOF, this document has been executed by the undersigned who is duly authorized to do so on behalf of the undersigned Eligible Purchaser on the ____ day of ___________, 20___.

Very truly yours,

[PURCHASER]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

Nominee Acknowledgment

The undersigned hereby acknowledges and agrees that as to the Certificates being registered in its name, the sole beneficial owner thereof is and shall be the Purchaser identified above, for whom the undersigned is acting as nominee.

[NAME OF NOMINEE]

By:
(Authorized Officer)

[By:
Attorney-in-fact]

EXHIBIT G

FORM OF REQUEST FOR RELEASE

To:	[Wells Fargo Bank, National Association
1015 10th Avenue S.E.
Minneapolis, Minnesota 55414-0031]

[Treasury Bank, a Division of Countrywide Bank, FSB 4100 E. Los Angeles Ave.
Simi Valley, CA 93063]

Re:
[Custodial Agreement, dated as of April 30, 2007, among Bear Stearns Asset Backed Securities I LLC, as Depositor, Master Funding LLC, as a seller, EMC Mortgage Corporation, as master servicer, a seller and company and Wells Fargo Bank, National Association, as custodian and trustee]

[Custodial Agreement, dated as of April 30, 2007, among Bear Stearns Asset Backed Securities I LLC, as Depositor, Master Funding LLC, as a seller, EMC Mortgage Corporation, as master servicer, a seller and company, Wells Fargo Bank, National Association, as trustee, and Treasury Bank, a Division of Countrywide Bank, FSB, as custodian]

In connection with the administration of the Mortgage Loans held by you pursuant to the above-captioned Custodial Agreement, we request the release, and hereby acknowledge receipt, of the Mortgage File for the Mortgage Loan described below, for the reason indicated.

Mortgage Loan Number:

Mortgagor Name, Address & Zip Code:

Reason for Requesting Documents (check one):

_____	1.	Mortgage Paid in Full and proceeds have been deposited into the Custodial Account

_____	2.	Foreclosure

_____	3.	Substitution

_____	4.	Other Liquidation

_____	5.	Nonliquidation	Reason:

_____	6.	California Mortgage Loan paid in full

By:
(authorized signer)

Issuer:
Address:
Date:

EXHIBIT H

DTC LETTER OF REPRESENTATIONS

[Provided upon Request]

EXHIBIT I

SCHEDULE OF MORTGAGE LOANS WITH LOST NOTES

[Provided upon Request]

EXHIBIT J-1

FORM OF WELLS FARGO CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the “Agreement”), dated as of April 30, 2007, by and among BEAR STEARNS ASSET BACKED SECURITIES I LLC, as depositor under the Pooling and Servicing Agreement defined below (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as a seller (in such capacity, “EMC”), as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and company (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Company”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as trustee (including its successors under the Pooling and Servicing Agreement referred to below, the “Trustee”) and custodian (together with any successor in interest or any successor appointed hereunder, the “Custodian”) and MASTER FUNDING LLC, as a seller (“Master Funding”, and together with EMC, the “Sellers”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC, the Company, the Master Servicer and the Trustee have entered into a Pooling and Servicing Agreement, dated as of April 1, 2007, relating to the issuance of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (as in effect on the date of this Agreement, the “Original Pooling and Servicing Agreement,” and as amended and supplemented from time to time, the “Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments delivered by the Depositor, the Sellers or the Master Servicer, under the Pooling and Servicing Agreement and the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Sellers, the Master Servicer and the Custodian hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II.
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1.  Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed custodial agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans identified on the schedule attached hereto (the “Mortgage Files”) and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2.  Recordation of Assignments. If any Mortgage File includes one or more assignments of Mortgage that have not been recorded pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement and the related Mortgage Loan is not a MOM Loan or the related Mortgaged Properties are located in jurisdictions specifically excluded by the Opinion of Counsel delivered to the Trustee pursuant to Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered by the Custodian to the related Seller for the purpose of recording it in the appropriate public office for real property records, and the Sellers, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3.  Review of Mortgage Files.

(a)  On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans listed on the Schedule attached hereto (the “Mortgage Loan Schedule”).

(b)  Within 90 days of the Closing Date, the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document, and shall deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee, an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)  Not later than 180 days after the Closing Date, the Custodian shall review the Mortgage Files as provided in Section 2.02 of the Pooling and Servicing Agreement and deliver to EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee, a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of the Mortgage Files.

(d)  In reviewing the Mortgage Files as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectability, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the Trustee with a list of all of the documents relating to the Mortgage Loans missing from the Mortgage Files.

Section 2.4.  Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the related Servicer and the Trustee.

Section 2.5.  Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Trustee that EMC has repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and a request for release (a “Request for Release”) confirming that the purchase price therefor has been deposited in the Master Servicer Collection Account or the Distribution Account, then the Custodian agrees to promptly release to EMC the related Mortgage File.

Upon the Custodian’s receipt of a Request for Release substantially in the form of Exhibit G to the Pooling and Servicing Agreement signed by a Servicing Officer of a Servicer, stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees promptly to release to the Servicer, the related Mortgage File. The Depositor shall deliver to the Custodian and the Custodian agrees to review in accordance with the provisions of their Agreement the Mortgage Note and other documents constituting the Mortgage File with respect to any Replacement Mortgage Loan.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Insurance Policy or PMI Policy, the Company or the related Servicer, as applicable, shall deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the Mortgage File be released to the Company or the related Servicer, as applicable, and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver the Mortgage File to the Company or the related Servicer, as applicable. The Company or the related Servicer, as applicable, shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefore by the Company or the related Servicer, as applicable, no longer exists, unless (i) the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Master Servicer Collection Account or the Distribution Account or (ii) the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company or the related Servicer, as applicable, has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that the Company or the related Servicer is required to deliver to the Custodian a Request for Release, the Company or the related Servicer, as applicable, shall deliver two copies of the Request for Release if delivered in hard copy or the Company or the related Servicer, as applicable, may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed the Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, such Request for Release shall be accompanied by an assignment of mortgage, without recourse, representation or warranty from the Trustee to the Seller (unless such Mortgage Loan is a MOM Loan) and the related Mortgage Note shall be endorsed without recourse, representation or warranty by the Trustee (unless such Mortgage Loans is registered on the MERS System) and be returned to the Seller. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the Company or the related Servicer, as applicable.

Section 2.6.  Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the Pooling and Servicing Agreement or the related Servicing Agreement, shall cause the Company or the related Servicer, as applicable, to notify the Custodian that such assumption or substitution agreement has been completed by forwarding to the Custodian the original of such assumption or substitution agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III.
CONCERNING THE CUSTODIAN

Section 3.1.  Custodian a Bailee and Agent of the Trustee. With respect to each Mortgage Note, Mortgage and other documents constituting each Mortgage File which are delivered to the Custodian, the Custodian is exclusively the bailee and custodial agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement and in the Pooling and Servicing Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Company, the Depositor, any Servicer or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2.  Custodian May Own Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.3.  Trustee to Pay Custodian’s Fees and Expenses. The Trustee covenants and agrees to pay to the Custodian from time to time a fee as agreed upon by such parties as reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian. Upon its request, the Custodian shall be paid or reimbursed from the Trust Fund for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from the Custodian’s negligence or bad faith or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.4.  Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such written notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt written notice thereof to the Depositor, the Master Servicer and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such written notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time upon 60 days prior written notice to Custodian. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority shall be able to satisfy the other requirements contained in Section 3.6 and shall be unaffiliated with the Servicers, the Company and the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.4 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.5.  Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.6.  Representations of the Custodian. The Custodian hereby represents that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

ARTICLE IV.
COMPLIANCE WITH REGULATION AB

Section 4.1.  Intent of the parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable. The Custodian shall cooperate reasonably with the Depositor to deliver to the Depositor (including any of its assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor to permit the Depositor to comply with the provisions of Regulation AB.

Section 4.2.  Additional Representations and Warranties of the Custodian.

(a)  [Reserved];

(b)  The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its custodial obligations under this Agreement or any other Securitization Transaction as to which it is the custodian; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer, trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the Securitization Transaction contemplated by the Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party").

(c)  If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3.  Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor 's reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor in writing of any material litigation or governmental proceedings pending against the Custodian that would be material to Certificateholders, and (b) provide to the Depositor a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4.  Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year beginning in 2008, the Custodian shall:

(a)  deliver to the Master Servicer, the Depositor and the Trustee a report regarding the Custodian’s assessment of compliance with the Servicing Criteria during the preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. The Assessment of Compliance, as set forth in Regulation AB, must contain (i) a statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Custodian, (ii) a statement by such officer that the Custodian used the Servicing Criteria attached as Exhibit Four hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the Custodian, (iii) an assessment by such officer of the Custodian’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans, (iv) a statement that a registered public accounting firm has issued an attestation report on the Custodian’s Assessment of Compliance for the period consisting of the preceding calendar year, and (v) a statement as to which of the Servicing Criteria, if any, are not applicable to the Custodian, which statement shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans. Such report at a minimum shall address each of the Servicing Criteria identified and marked on Exhibit Four attached hereto as being applicable to the Custodian; and

(b)  deliver to the Master Servicer, the Depositor and the Trustee a report by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Custodian, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

(c)  Notwithstanding the foregoing, an Assessment of Compliance is not required to be delivered by the Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

(d)  In the event the Custodian is terminated under, or resigns pursuant to, the terms of this Agreement, the Custodian shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.4 notwithstanding any such termination or resignation.

Section 4.5.  Indemnification; Remedies.

(a)  The Custodian shall indemnify the Depositor, each affiliate of the Depositor, EMC and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)      (A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)          any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV.

(iii)         the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

(b)  In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor for all costs reasonably incurred by the Depositor in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

(c)  In no event shall the Custodian or its directors, officers, and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V.
MISCELLANEOUS PROVISIONS

Section 5.1.  Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2.  [Reserved].

Section 5.3.  Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto.  The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.4.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

Section 5.5.  Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust’s expense, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.6.  Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address:	BEAR STEARNS ASSET BACKED
SECURITIES I LLC
383 Madison Avenue
New York, New York 10179	By:
Name:
Title:

Address:	EMC MORTGAGE CORPORATION,
as Master Servicer and Seller
2780 Lake Vista Drive,
Lewisville, Texas 75067
Facsimile: (214) 626-4889	By:
Attention: Michelle Viner	Name:
Title:

Address:	MASTER FUNDING LLC,
as Seller
2780 Lake Vista Drive,
Lewisville, Texas 75067
Facsimile: (214) 626-4889	By:
Attention: Mark Novachek	Name:
Title:

Address:	WELLS FARGO BANK,
NATIONAL ASSOCIATION,
9062 Old Annapolis Road	as Trustee
Columbia, Maryland 21045
By:
Name:
Title:

Address:	WELLS FARGO BANK,
NATIONAL ASSOCIATION,
1015 10th Avenue S.E.	as Custodian
Minneapolis, Minnesota 55414-0031

By:
Name:
Title:

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Bear Stearns Asset Backed Securities I LLC, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of EMC Mortgage Corporation, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of Master Funding LLC, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MARYLAND	)
) ss:
COUNTY OF HOWARD	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF MINNESOTA	)
) ss:
COUNTY OF HENNEPIN	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

April 30, 2007

Wells Fargo Bank, National Association	With a copy to:
9062 Old Annapolis Road
Columbia, Maryland 21045	EMC Mortgage Corporation
2780 Lake Vista Drive
EMC Mortgage Corporation	Lewisville, TX 75067
2780 Lake Vista Drive	Attention: Michelle Viner
Lewisville, TX 75067	Facsimile: (214) 626-4889
Attention: Janan Weeks
Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Ladies and Gentlemen:

In accordance with Section 2.3(a) of the above-captioned Custodial Agreement, and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(Provided Upon Request)

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

[DATE]

Wells Fargo Bank, National Association	With a copy to:
9062 Old Annapolis Road
Columbia, Maryland 21045	EMC Mortgage Corporation
2780 Lake Vista Drive
EMC Mortgage Corporation	Lewisville, TX 75067
2780 Lake Vista Drive	Attention: Michelle Viner
Lewisville, TX 75067	Facsimile: (214) 626-4889
Attention: Janan Weeks
Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Ladies and Gentlemen:

In accordance with Section 2.3(b) of the above-captioned Custodial Agreement and subject to Section 2.02(a) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

[DATE]

Wells Fargo Bank, National Association	With a copy to:
9062 Old Annapolis Road
Columbia, Maryland 21045	EMC Mortgage Corporation
2780 Lake Vista Drive
EMC Mortgage Corporation	Lewisville, TX 75067
2780 Lake Vista Drive	Attention: Michelle Viner
Lewisville, TX 75067	Facsimile: (214) 626-4889
Attention: Janan Weeks
Facsimile: (214) 626-3704

Attention: Bear Stearns Asset Backed Securities I LLC, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation and Master Funding LLC relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

In accordance with Section 2.3(c) of the above-captioned Custodial Agreement and, subject to Section 2.02(b) of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement or in the Pooling and Servicing Agreement, as applicable.

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:
Name:
Title:

SCHEDULE A

(PROVIDED UPON REQUEST)

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT J-2

Form of treasury bank CUSTODIAL AGREEMENT

THIS CUSTODIAL AGREEMENT (as amended and supplemented from time to time, the "Agreement”), dated as of April 30, 2007, by and among WELLS FARGO, NATIONAL ASSOCIATION, not individually but solely as trustee under the Pooling and Servicing Agreement defined below (including its successors under the Pooling and Servicing Agreement defined below, the “Trustee”), BEAR STEARNS ASSET BACKED SECURITIES I LLC, as depositor (together with any successor in interest, the “Depositor”), EMC MORTGAGE CORPORATION, as a seller (in such capacity, “EMC”), as master servicer (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Master Servicer”) and company (together with any successor in interest or successor under the Pooling and Servicing Agreement referred to below, the “Company”), TREASURY BANK, A DIVISION OF COUNTRYWIDE BANK, FSB, as custodian (together with any successor in interest or any successor appointed hereunder, the "Custodian") and MASTER FUNDING LLC, as a seller (“Master Funding”, and together with EMC, the “Sellers”).

WITNESSETH THAT:

WHEREAS, the Depositor, EMC, the Company, the Master Servicer, and the Trustee have entered into a Pooling and Servicing Agreement, dated as of April 1, 2007, relating to the issuance of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (as in effect on the date of this Agreement, the "Original Pooling and Servicing Agreement," and as amended and supplemented from time to time, the "Pooling and Servicing Agreement”); and

WHEREAS, the Custodian has agreed to act as agent for the Trustee for the purposes of receiving and holding certain documents and other instruments relating to the mortgage loans (herein referred to as the “Mortgage Loans”) listed on Schedule I hereto (the “Mortgage Loan Schedule”) delivered by (i) the Depositor, the Sellers or the Master Servicer under the Pooling and Servicing Agreement and (ii) the Servicers under their respective Servicing Agreements, all upon the terms and conditions and subject to the limitations hereinafter set forth;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, the Trustee, the Depositor, the Sellers, the Master Servicer, and the Custodian hereby agree as follows:

ARTICLE I.
DEFINITIONS

Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned in the Original Pooling and Servicing Agreement, unless otherwise required by the context herein.

ARTICLE II.
CUSTODY OF MORTGAGE DOCUMENTS

Section 2.1. Custodian to Act as Agent: Acceptance of Mortgage Files. The Custodian, as the duly appointed agent of the Trustee for these purposes, acknowledges (subject to any exceptions noted in the Initial Certification referred to in Section 2.3(a)) receipt of the Mortgage Files relating to the Mortgage Loans attached hereto (the "Mortgage Files") and declares that it holds and will hold such Mortgage Files as agent for the Trustee, in trust, for the use and benefit of all present and future Certificateholders.

Section 2.2. Recordation of Assignments. If any Mortgage File relating to the Mortgage Loans includes one or more assignments of Mortgage to the Trustee in a state which is specifically excluded from the Opinion of Counsel delivered by the Sellers to the Trustee and the Custodian pursuant to the provisions of Section 2.01 of the Pooling and Servicing Agreement, each such assignment shall be delivered, at the direction of the Depositor (in written or electronic format), by the Custodian to the Depositor for the purpose of recording it in the appropriate public office for real property records, and the Depositor, at no expense to the Custodian, shall promptly cause to be recorded in the appropriate public office for real property records each such assignment of Mortgage and, upon receipt thereof from such public office, shall return each such assignment of Mortgage to the Custodian.

Section 2.3. Review of Mortgage Files.

(a)        On or prior to the Closing Date, in accordance with Section 2.02 of the Pooling and Servicing Agreement, the Custodian shall deliver to the Depositor, EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Initial Certification in the form annexed hereto as Exhibit One evidencing receipt (subject to any exceptions noted therein) of a Mortgage File for each of the Mortgage Loans.

(b)        Within 90 days of the Closing Date (or, with respect to any Substitute Mortgage Loans, within 5 Business Days after the receipt by the Trustee or the Custodian thereof), the Custodian agrees, for the benefit of Certificateholders, to review, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, each such document relating to the Mortgage Loans, and shall execute and deliver to the Depositor, EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee an Interim Certification in the form annexed hereto as Exhibit Two to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodian shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face.

(c)        Not later than 180 days after the Closing Date (or, with respect to any Substitute Mortgage Loans, within 5 Business Days after the receipt by the Trustee or the Custodian thereof), the Custodian shall review the Mortgage Files relating to the Mortgage Loans as provided in Section 2.02 of the Pooling and Servicing Agreement and execute and deliver to the Depositor, EMC (on its own behalf and on behalf of Master Funding), the Master Servicer and the Trustee a Final Certification in the form annexed hereto as Exhibit Three evidencing the completeness of such Mortgage Files.

(d)        In reviewing the Mortgage Files relating to the Mortgage Loans as provided herein and in the Pooling and Servicing Agreement, the Custodian shall make no representation as to and shall not be responsible to verify (i) the validity, legality, enforceability, due authorization, recordability, sufficiency or genuineness of any of the documents included in any Mortgage File or (ii) the collectibility, insurability, effectiveness or suitability of any of the documents in any Mortgage File.

Upon receipt of written request from the Trustee, the Custodian shall as soon as practicable supply the requesting party with a list of all of the documents missing from the Mortgage Loans then contained in the Mortgage Files.

Section 2.4. Notification of Breaches of Representations and Warranties. Upon discovery by the Custodian of a breach of any representation or warranty made by the Depositor as set forth in the Pooling and Servicing Agreement with respect to a Mortgage Loan relating to a Mortgage File, the Custodian shall give prompt written notice to the Depositor, the Master Servicer, the applicable Servicer and the Trustee.

Section 2.5. Custodian to Cooperate: Release of Mortgage Files. Upon receipt of written notice from the Master Servicer or the Trustee that the Sellers have repurchased a Mortgage Loan pursuant to Article II of the Pooling and Servicing Agreement, and that the Repurchase Price therefor has been deposited in the Distribution Account, and a Request for Release (as defined below), the Custodian agrees to promptly release to the Sellers the related Mortgage File.

Upon the Custodian's receipt of a request for release (a "Request for Release") substantially in the form of Exhibit G to the Pooling and Servicing Agreement signed by an officer of the related Servicer involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by such Servicer upon request, as such list may from time to time be amended (each, a “Servicing Officer”) stating that it has received payment in full of a Mortgage Loan or that payment in full will be escrowed in a manner customary for such purposes, the Custodian agrees to promptly release to such Servicer the related Mortgage File. The Depositor shall deliver to the Custodian, and the Custodian agrees to accept, the Mortgage Note and other documents constituting the Mortgage File with respect to any Substitute Mortgage Loan, which documents the Custodian will review to the extent provided in Article II of the Pooling and Servicing Agreement.

From time to time as is appropriate for the servicing or foreclosure of any Mortgage Loan, including, for this purpose, collection under any Primary Mortgage Insurance Policy, the related Servicer shall (or if the related Servicer does not, then the Master Servicer may) deliver to the Custodian a Request for Release signed by a Servicing Officer requesting that possession of all of the related Mortgage File be released to such Servicer and certifying as to the reason for such release and that such release will not invalidate any insurance coverage provided in respect of the related Mortgage Loan under any of the Insurance Policies. Upon receipt of the foregoing, the Custodian shall deliver such Mortgage File to the related Servicer. All Mortgage Files so released to the related Servicer shall be held by it in trust for the Trustee for the use and benefit of all present and future Certificateholders. The related Servicer shall cause each Mortgage File or any document therein so released to be returned to the Custodian when the need therefor by such Servicer no longer exists, unless (i) such Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the related Mortgage Loan have been deposited in the Distribution Account or (ii) such Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the related Mortgaged Property either judicially or non-judicially, and the related Servicer has delivered to the Custodian a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery.

At any time that a Servicer or the Master Servicer is required to deliver to the Custodian a Request for Release, such Servicer or the Master Servicer shall deliver two copies of the Request for Release if delivered in hard copy or such Servicer or the Master Servicer may furnish such Request for Release electronically to the Custodian, in which event the Servicing Officer transmitting the same shall be deemed to have signed such Request for Release. In connection with any Request for Release of a Mortgage File because of a repurchase of a Mortgage Loan, the assignment of mortgage and the related Mortgage Note shall be returned to the related Servicer or the Master Servicer, as applicable, for execution and endorsement, respectively, pursuant to a power of attorney from the Trustee and for delivery to the Sellers. If the related Servicer or the Master Servicer does not have a power of attorney from the Trustee to execute the applicable assignment and to endorse the related Mortgage Note, such Request for Release shall be accompanied by an assignment of mortgage, without recourse, executed by the Trustee to the Sellers and the related Mortgage Note shall be endorsed without recourse by the Trustee (if not in blank) and be returned to the related Servicer or the Master Servicer, as applicable, for delivery to the Sellers; provided, however, that in the case of a Mortgage Loan that is registered on the MERS® System, no assignment of mortgage or endorsement of the Mortgage Note by the Trustee, or by the related Servicer or the Master Servicer pursuant to a power of attorney from the Trustee, shall be required. In connection with any Request for Release of a Mortgage File because of the payment in full of a Mortgage Loan and if the related Servicer or the Master Servicer does not have a power of attorney from the Trustee to execute the applicable certificate of satisfaction or similar instrument, such Request for Release shall be accompanied by a certificate of satisfaction or other similar instrument to be executed by or on behalf of the Trustee and returned to the related Servicer or the Master Servicer, as applicable.

Section 2.6. Assumption Agreements. In the event that any assumption agreement, substitution of liability agreement or sale of servicing agreement is entered into with respect to any Mortgage Loan subject to this Agreement in accordance with the terms and provisions of the Pooling and Servicing Agreement, the Master Servicer, to the extent provided in the related Servicing Agreement, shall cause the related Servicer to notify the Custodian that such assumption agreement, substitution of liability agreement or sale of servicing agreement has been completed by forwarding to the Custodian the original of such assumption agreement, substitution of liability agreement or sale of servicing agreement, which shall be added to the related Mortgage File and, for all purposes, shall be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting parts thereof.

ARTICLE III.
CONCERNING THE CUSTODIAN

Section 3.1. Custodian as Bailee and Agent of the Trustee. With respect to each Mortgage Note and other documents constituting each Mortgage File relating to the Mortgage Loans which are delivered to the Custodian, the Custodian is exclusively the bailee and agent of the Trustee and has no instructions to hold any Mortgage Note or Mortgage File for the benefit of any person other than the Trustee and the Certificateholders and undertakes to perform such duties and only such duties as are specifically set forth in this Agreement. Except upon compliance with the provisions of Section 2.5 of this Agreement with respect to any Mortgage Loan, no Mortgage Note, Mortgage or Mortgage File shall be delivered by the Custodian to the Depositor, the Sellers, any Servicer or the Master Servicer or otherwise released from the possession of the Custodian.

Section 3.2. [Reserved.]

Section 3.3. Custodian May Own Certificates. The Custodian in its individual or any other capacity may become the owner or pledgee of Certificates with the same rights it would have if it were not Custodian.

Section 3.4. Custodian's Fees and Expenses. The Depositor covenants and agrees to cause EMC to pay the Custodian from time to time, and the Custodian shall be entitled to, reasonable compensation for all services rendered by it in the exercise and performance of any of the powers and duties hereunder of the Custodian pursuant to a letter agreement between the Custodian and EMC. In addition, EMC will pay or reimburse the Custodian upon its request for all reasonable expenses, disbursements and advances incurred or made by the Custodian in accordance with any of the provisions of this Agreement (including the reasonable compensation and the expenses and disbursements of its counsel and of all persons not regularly in its employ), except any such expense, disbursement or advance as may arise from its negligence or bad faith, or to the extent that such cost or expense is indemnified by the Depositor pursuant to the Pooling and Servicing Agreement.

Section 3.5. Custodian May Resign; Trustee May Remove Custodian. The Custodian may resign from the obligations and duties hereby imposed upon it as such obligations and duties relate to its acting as Custodian of the Mortgage Loans. Upon receiving such notice of resignation, the Trustee shall either take custody of the Mortgage Files itself and give prompt notice thereof to the Depositor, the Master Servicer, the Servicers and the Custodian, or promptly appoint a successor Custodian by written instrument, in duplicate, one copy of which instrument shall be delivered to the resigning Custodian and one copy to the successor Custodian. If the Trustee shall not have taken custody of the Mortgage Files and no successor Custodian shall have been so appointed and have accepted appointment within 30 days after the giving of such notice of resignation, the resigning Custodian may petition any court of competent jurisdiction for the appointment of a successor Custodian.

The Trustee may remove the Custodian at any time with the consent of the Master Servicer. In such event, the Trustee shall appoint, or petition a court of competent jurisdiction to appoint, a successor Custodian hereunder. Any successor Custodian shall be a depository institution subject to supervision or examination by federal or state authority, shall be able to satisfy the other requirements contained in Section 3.7 and shall be unaffiliated with any Servicer or the Depositor.

Any resignation or removal of the Custodian and appointment of a successor Custodian pursuant to any of the provisions of this Section 3.5 shall become effective upon acceptance of appointment by the successor Custodian. The Trustee shall give prompt notice to the Depositor and the Master Servicer of the appointment of any successor Custodian. No successor Custodian shall be appointed by the Trustee without the prior approval of the Depositor and the Master Servicer.

Section 3.6. Merger or Consolidation of Custodian. Any Person into which the Custodian may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Custodian shall be a party, or any Person succeeding to the business of the Custodian, shall be the successor of the Custodian hereunder (provided such Person shall satisfy the requirements set forth in Section 3.7), without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 3.7. Representations of the Custodian. The Custodian hereby represents, and any successor Custodian hereunder shall represent, that it is a depository institution subject to supervision or examination by a federal or state authority, has a combined capital and surplus of at least $15,000,000 and is qualified to do business in the jurisdictions in which it will hold any Mortgage File.

Section 3.8. Duties and Obligations of the Custodian.

(a)        The Custodian shall be under no duty or obligation to inspect, review or examine the Mortgage Files to determine that the contents thereof are appropriate for the represented purpose or that they have been actually recorded or that they are other than what they purport to be on their face.

(b)        The Custodian shall not be responsible or liable for, and makes no representation or warranty with respect to, the validity, adequacy or perfection or any lien upon or security interest in the Mortgage Files.

(c)        Any other provision of this Agreement to the contrary notwithstanding, the Custodian shall have no notice, and shall not be bound by any of the terms and conditions of any other document or agreement executed or delivered in connection with, or intended to control any part of, the transactions anticipated by or referred to in this Agreement unless the Custodian is a signatory party to that document or agreement.

(d)        The Custodian may rely on and shall be protected in acting in good faith upon any certificate, instrument, opinion, notice, magnetic tape, letter, telegram or other document, or any security, delivered to it and in good faith believed by it to be genuine and to have been signed by the proper party or parties; but in the case of any loan document or other request, instruction, document or certificate which by any provision hereof is specifically required to be furnished to the Custodian, the Custodian shall be under a duty to examine the same to determine whether or not it conforms prima facie to the requirements of this Custodial Agreement.

(e)        The Custodian shall not be liable for any error of judgment, or for any act done or step taken or omitted by it, in good faith, or for any mistake of fact or law, or for anything that it may do or refrain from doing in connection therewith, except in the case of its negligent performance or omission.

(f)        The Custodian shall have no obligation to verify the receipt of any such documents the existence of which was not made known to the Custodian by the Mortgage Files.

(g)         The Custodian shall not be responsible for delays or failures in performance resulting from acts beyond its control. Such acts shall include, but not be limited to, acts of God, strikes, lockouts, riots, acts of war or terrorism, epidemics, nationalization, expropriation, currency restrictions, governmental regulations superimposed after the fact, fire, communication line failures, power failures, earthquakes or other disasters.

ARTICLE IV.
COMPLIANCE WITH REGULATION AB

Section 4.1. Intent of the parties; Reasonableness. The parties hereto acknowledge and agree that the purpose of this Article IV is to facilitate compliance by the Depositor, the Master Servicer and the Trustee with the provisions of Regulation AB and related rules and regulations of the Commission. The Depositor, the Master Servicer and the Trustee shall not exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission under the Securities Act and the Exchange Act. Each of the parties hereto acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the mortgage-backed securities markets, advice of counsel, or otherwise, and the Custodian agrees to comply with requests made by the Depositor, the Master Servicer and the Trustee in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB to the extent reasonably practicable, unless otherwise advised in writing by counsel. The Custodian shall cooperate reasonably with the Depositor, the Master Servicer and the Trustee to deliver to the Depositor, the Trustee and the Master Servicer (including any of their respective assignees or designees), any and all disclosure, statements, reports, certifications, records and any other information necessary in the reasonable, good faith determination of the Depositor, the Master Servicer and the Trustee to permit the Depositor, the Master Servicer and the Trustee to comply with the provisions of Regulation AB.

Section 4.2. Additional Representations and Warranties of the Custodian.

(a)        The Custodian hereby represents and warrants that the information with respect to the Custodian set forth in the Prospectus Supplement under the caption "Description of the Certificates—The Custodians—Treasury Bank" (the "Custodian Disclosure") does not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(b)        The Custodian shall be deemed to represent to the Depositor as of the date hereof and on each date on which information is provided to the Depositor under Section 4.3 that, except as disclosed in writing to the Depositor prior to such date: (i) there are no aspects of its financial condition that could have a material adverse effect on the performance by it of its Custodian obligations under this Agreement; (ii) there are no material legal or governmental proceedings pending (or known to be contemplated) against it that would affect or interfere with the performance of its obligations hereunder; and (iii) there are no affiliations, relationships or transactions relating to the Custodian with respect to the Depositor or any sponsor, issuing entity, servicer (other than Countrywide Home Loan Servicing LP), trustee, originator, significant obligor, enhancement or support provider or other material transaction party (as such terms are used in Regulation AB) relating to the securitization transaction contemplated by the Pooling and Servicing Agreement, as identified by the Depositor to the Custodian in writing as of the Closing Date (each, a "Transaction Party") that would affect or interfere with the performance of its obligations hereunder and have not been previously disclosed to the Depositor and the Trustee.

(c)        If so requested by the Depositor on any date following the Closing Date, the Custodian shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (1) of this section or, if any such representation and warranty is not accurate as of the date of such confirmation, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party. Any such request from the Depositor shall not be given more than once each calendar quarter, unless the Depositor shall have a reasonable basis for a determination that any of the representations and warranties may not be accurate.

Section 4.3. Additional Information to Be Provided by the Custodian. For so long as the Certificates are outstanding, for the purpose of satisfying the Depositor’s reporting obligation under the Exchange Act with respect to any class of Certificates, the Custodian shall (a) notify the Depositor, the Trustee and the Master Servicer in writing of any material litigation or governmental proceedings pending against the Custodian (including any such proceedings known to be contemplated by the governmental authorities) that would be material to Certificateholders, and (b) provide to the Depositor, the Trustee and the Master Servicer a written description of such proceedings. Any notices and descriptions required under this Section 4.3 shall be given no later than five Business Days prior to the Determination Date following the month in which the Custodian has knowledge of the occurrence of the relevant event. As of the date the Depositor, the Trustee or Master Servicer files each Report on Form 10-D or Form 10-K with respect to the Certificates, the Custodian will be deemed to represent that any information previously provided under this Section 4.3, if any, is materially correct and does not have any material omissions unless the Custodian has provided an update to such information.

Section 4.4. Report on Assessment of Compliance and Attestation. On or before March 15 of each calendar year in which a Form 10-K is required to be filed with respect to the Trust, the Custodian shall:

(a)        deliver to the Master Servicer, the Depositor and the Trustee a report regarding the Custodian’s assessment of compliance with the Servicing Criteria during the preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. The Assessment of Compliance, as set forth in Regulation AB, must contain (i) a statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Custodian, (ii) a statement by such officer that the Custodian used the Servicing Criteria attached as Exhibit Four hereto, and which will also be attached to the Assessment of Compliance, to assess compliance with the Servicing Criteria applicable to the Custodian, (iii) an assessment by such officer of the Custodian’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans, (iv) a statement that a registered public accounting firm has issued an attestation report on the Custodian’s Assessment of Compliance for the period consisting of the preceding calendar year, and (v) a statement as to which of the Servicing Criteria, if any, are not applicable to the Custodian, which statement shall be based on the activities the Custodian performs with respect to asset-backed securities transactions taken as a whole involving the Custodian, that are backed by the same asset type as the Mortgage Loans. Such report at a minimum shall address each of the Servicing Criteria identified and marked on Exhibit Four attached hereto as being applicable to the Custodian; and

(b)        deliver to the Master Servicer, the Depositor and the Trustee a report by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Custodian, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

(c)        Notwithstanding the foregoing, an Assessment of Compliance is not required to be delivered by the Custodian unless it is required as part of a Form 10-K with respect to the Trust Fund.

(d)        In the event the Custodian is terminated under, or resigns pursuant to, the terms of this Agreement, the Custodian shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 4.4 notwithstanding any such termination or resignation.

Section 4.5. Indemnification; Remedies.

(a)        The Custodian shall indemnify the Depositor, each affiliate of the Depositor, the Master Servicer, the Trustee and each broker dealer acting as underwriter, placement agent or initial purchaser of the Certificates or each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees and agents of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)        (A) any untrue statement of a material fact contained or alleged to be contained in the Custodian Disclosure and any information, report, certification, accountants’ attestation or other material provided under this Article IV by or on behalf of the Custodian (collectively, the “Custodian Information”), or (B) the omission or alleged omission to state in the Custodian Information a material fact required to be stated in the Custodian Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; or

(ii)        any failure by the Custodian to deliver any information, report, certification, accountants’ attestation or other material when and as required under this Article IV; or

(iii)        the negligence, bad faith or willful misconduct of the Custodian in the performance of its obligations under this Article IV.

(b)        In the case of any failure of performance described in clause (ii) of Section 4.5(a), the Custodian shall promptly reimburse the Depositor, the Trustee and the Master Servicer for all costs reasonably incurred by the Depositor and the Master Servicer, respectively, in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Custodian.

(c)        In no event shall the Custodian or its directors, officers and employees be liable for any special, indirect or consequential damages from any action taken or omitted to be taken by it or them hereunder or in connection herewith even if advised of the possibility of such damages.

If the indemnification provided for herein is unavailable or insufficient to hold harmless any Indemnified Party, then the Custodian agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Custodian on the other. This indemnification shall survive the termination of this Agreement or the termination of the Custodian.

ARTICLE V.
MISCELLANEOUS PROVISIONS

Section 5.1. Notices. All notices, requests, consents and demands and other communications required under this Agreement or pursuant to any other instrument or document delivered hereunder shall be in writing and, unless otherwise specifically provided, may be delivered personally, by telegram or telex, or by registered or certified mail, postage prepaid, return receipt requested, at the addresses specified on the signature page hereof (unless changed by the particular party whose address is stated herein by similar notice in writing), in which case the notice will be deemed delivered when received.

Section 5.2. Amendments. No modification or amendment of or supplement to this Agreement shall be valid or effective unless the same is in writing and signed by all parties hereto, and neither the Depositor, the Master Servicer nor the Trustee shall enter into any amendment hereof except as permitted by the Pooling and Servicing Agreement. The Trustee shall give prompt notice to the Custodian of any amendment or supplement to the Pooling and Servicing Agreement and furnish the Custodian with written copies thereof.

Section 5.3. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO ITS CONFLICT OF LAWS RULES (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, WHICH SHALL APPLY HERETO).

Section 5.4. Recordation of Agreement. To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Depositor and at the Trust's expense on direction by the Trustee, but only upon direction accompanied by an Opinion of Counsel reasonably satisfactory to the Depositor to the effect that the failure to effect such recordation is likely to materially and adversely affect the interests of the Certificateholders.

For the purpose of facilitating the recordation of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 5.5. Severability of Provisions. If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be for any reason whatsoever held invalid, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement or of the Certificates or the rights of the holders thereof.

[Signature page follows]

IN WITNESS WHEREOF, this Agreement is executed as of the date first above written.

Address:	WELLS FARGO BANK,
NATIONAL ASSOCIATION
9062 Old Annapolis Road	not individually but solely as Trustee
Columbia, Maryland 21045
Attn: Client Service Manager, BSABS 07-AC4	By:
Name:
Title:

Address:	BEAR STEARNS ASSET BACKED
SECURITIES I LLC
383 Madison Avenue
New York, New York 10179	By:
Name:
Title:

Address:	EMC MORTGAGE CORPORATION,
as Master Servicer and Seller
2780 Lake Vista Drive
Lewisville, Texas 75067	By:
(214) 626-4889	Name:
Attention: Michelle Viner	Title:

Address:	MASTER FUNDING LLC,
as Seller
2780 Lake Vista Drive,
Lewisville, Texas 75067	By:
Facsimile: (214) 626-4889	Name:
Attention: Mark Novachek	Title:

Address:	TREASURY BANK, A DIVISION OF
COUNTRYWIDE BANK, FSB,
4100 E. Los Angeles Avenue	as Custodian
Simi Valley, California 93063
Attention: Teresita Que	By:
Telephone: (805) 577-6028	Name:
Facsimile: (805) 577-6069	Title:

STATE OF MARYLAND	)
) ss:
COUNTY OF HOWARD	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Wells Fargo Bank, National Association, a national banking association, one of the parties that executed the within instrument, and also known to me to be the person who executed it on behalf of said national banking association, and acknowledged to me that such national banking association executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF NEW YORK	)
) ss:
COUNTY OF NEW YORK	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be a(n) __________________________ of Bear Stearns Asset Backed Securities I LLC, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[SEAL]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of EMC Mortgage Corporation, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF TEXAS	)
) ss:
COUNTY OF DALLAS	)

On the 30th day of April 2007 before me, a notary public in and for said State, personally appeared __________________________, known to me to be an authorized representative of Master Funding LLC, one of the parties that executed the within instrument, and also known to me to be the person who executed the within instrument on behalf of said party, and acknowledged to me that such party executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

STATE OF CALIFORNIA	)
) ss:
COUNTY OF ___________	)

On the 30th day of April, 2007 before me, a notary public in and for said State, personally appeared ______________, known to me to be a __________________ of Treasury Bank, a division of Countrywide Bank, FSB, one of the corporations that executed the within instrument, and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my official seal the day and year in this certificate first above written.

Notary Public

[Notarial Seal]

SCHEDULE 1

Mortgage Loans

[Provided upon Request]

EXHIBIT ONE

FORM OF CUSTODIAN INITIAL CERTIFICATION

April 30, 2007

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Bear Stearns Asset Backed Securities I LLC
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association, Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation, Master Funding LLC and Treasury Bank, a division of Countrywide Bank, FSB relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, and subject to Section 2.02 of the Pooling and Servicing Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File (which contains an original Mortgage Note or lost note affidavit) to the extent required in Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF
COUNTRYWIDE BANK, FSB

By:
Name:
Title:

SCHEDULE A TO EXHIBIT ONE

Exceptions

(Provided Upon Request)

EXHIBIT TWO

FORM OF CUSTODIAN INTERIM CERTIFICATION

_________ ___, 200__

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Bear Stearns Asset Backed Securities I LLC
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association., Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation, Master Funding LLC and Treasury Bank, a division of Countrywide Bank, FSB relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that: all required documents have been executed and received and that such documents related to the Mortgage Loans identified on the Mortgage Loan Schedule, with any exceptions listed on Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF
COUNTRYWIDE BANK, FSB

By:
Name:
Title:

SCHEDULE A TO EXHIBIT TWO

Exceptions

EXHIBIT THREE

FORM OF CUSTODIAN FINAL CERTIFICATION

__________ ____, 200__

Wells Fargo Bank, National Association
9062 Old Annapolis Road
Columbia, Maryland 21045

Bear Stearns Asset Backed Securities I LLC
383 Park Avenue
New York, New York 10179

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Janan Weeks
Email: jweeks@bear.com
Facsimile: (214) 626-3704

With a copy to:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067
Attention: Michelle Viner
Email:  mviner@bear.com
Facsimile: (214) 626-4889

Attention: Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Re:
Custodial Agreement, dated as of April 30, 2007, by and among Wells Fargo Bank, National Association., Bear Stearns Asset Backed Securities I LLC, EMC Mortgage Corporation, Master Funding LLC and Treasury Bank, a division of Countrywide Bank, FSB relating to Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

Ladies and Gentlemen:

In accordance with Section 2.3 of the above-captioned Custodial Agreement, the undersigned, as Custodian, hereby certifies that it has received a Mortgage File to the extent required pursuant to Section 2.01 of the Pooling and Servicing Agreement with respect to each Mortgage Loan listed in the Mortgage Loan Schedule, and it has reviewed the Mortgage File and the Mortgage Loan Schedule and has determined that an original of each document related thereto required to be recorded has been returned from the related recording office with evidence of recording thereon, or a certified copy has been obtained from the related recording office, with any exceptions listed in Schedule A attached hereto.

Capitalized words and phrases used herein shall have the respective meanings assigned to them in the above-captioned Custodial Agreement.

TREASURY BANK, A DIVISION OF
COUNTRYWIDE BANK, FSB

By:
Name:
Title:

SCHEDULE A TO EXHIBIT THREE

Exceptions

EXHIBIT FOUR

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Custodian shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”;

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the pool assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt and identification, or such other number of days specified in the transaction agreements.

1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances are made, reviewed and approved as specified in the transaction agreements.

1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institutions” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliations; and (D) contain explanations for reconciling items, These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements, (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors; or the trustee’s records as to the total unpaid principal balance and number of pool assets serviced by the servicer.

1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the servicer’s investor records, or such other number of days specified in the transaction agreements.
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related asset pool documents.	√
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements.	√
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.

1122(d)(4)(v)	The servicer’s records regarding the pool assets agree with the servicer’s records with respect to an obligor’s unpaid principal balance.
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor’s pool asset (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.

1122(d)(4)(vii)
Loss mitigation of recovery actions (e.g., forbearance plans, modifications and deed in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction documents.

1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements., Such records are maintained in at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts); (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 3- calendar days of full repayment of the related pool asset, or such other number of days specified in the transaction agreements.

1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax ore insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the service at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible funds are recognized and recorded in accordance with the transaction agreements.
1122(d)(4)(xv)	Any external enhancement or other support, identified in item 1114(a)(1) through (3) or item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT K

FORM OF BACK-UP CERTIFICATION TO FORM 10-K CERTIFICATE

The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY], certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

(5) The Compliance Statement required to be delivered by the Company pursuant to the Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer or Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:

Name:

Title:

EXHIBIT L

FORM OF MORTGAGE LOAN PURCHASE AGREEMENT

MORTGAGE LOAN PURCHASE AGREEMENT, dated as of April 30, 2007, as amended and supplemented by any and all amendments hereto (collectively, “this Agreement”), by and among EMC MORTGAGE CORPORATION, a Delaware corporation (“EMC” or a “Mortgage Loan Seller”), MASTER FUNDING LLC, a Delaware limited liability company (“Master Funding” or a “Mortgage Loan Seller”, and together with EMC, the “Mortgage Loan Sellers”) and BEAR STEARNS ASSET BACKED SECURITIES I LLC, a Delaware limited liability company (the “Purchaser”).

Upon the terms and subject to the conditions of this Agreement, each Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase, certain conventional, fixed rate, first lien mortgage loans secured by one- to four-family residences (collectively, the “Mortgage Loans”) as described herein. The Purchaser intends to deposit the Mortgage Loans into a trust fund (the “Trust Fund”) and create Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Certificates”), under a pooling and servicing agreement, to be dated as of April 1, 2007 (the “Pooling and Servicing Agreement”), among the Purchaser, as depositor, EMC, as seller, company and master servicer (in such capacity, the “Master Servicer”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

The Purchaser has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-3 (Number 333-131374) relating to its Asset-Backed Certificates and the offering of certain series thereof (including certain classes of the Certificates) from time to time in accordance with Rule 415 under the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder (the “Securities Act”). Such registration statement, when it became effective under the Securities Act, and the prospectus relating to the public offering of certain classes of the Certificates by the Purchaser (the “Public Offering”), as each may be amended or supplemented from time to time pursuant to the Securities Act or otherwise, are referred to herein as the “Registration Statement” and the “Prospectus,” respectively. The “Prospectus Supplement” shall mean that supplement, dated April 27, 2007, to the Prospectus, dated March 14, 2007, relating to certain classes of the Certificates. With respect to the Public Offering of certain classes of the Certificates, the Purchaser and Bear, Stearns & Co. Inc. (“Bear Stearns”) have entered into a terms agreement, dated as of April 27, 2007, to an underwriting agreement, dated April 13, 2006, between the Purchaser and Bear Stearns (together, the “Underwriting Agreement”).

Now, therefore, in consideration of the premises and the mutual agreements set forth herein, the parties hereto agree as follows:

SECTION 1.  Definitions. Certain terms are defined herein. Capitalized terms used herein but not defined herein shall have the meanings specified in the Pooling and Servicing Agreement. The following other terms are defined as follows:

Acquisition Price: With respect to EMC and the sale of the EMC Mortgage Loans, cash in an amount equal to $             *              (plus $        *        in accrued interest). With respect to Master Funding and the sale of the Master Funding Mortgage Loans, cash in an amount equal to $             *              (plus $        *        in accrued interest).

Bear Stearns: Bear, Stearns & Co. Inc.

Closing Date: April 30, 2007.

Custodial Agreement: Any of the Wells Fargo Custodial Agreement or the Treasury Bank Custodial Agreement.

Custodian: Any of Wells Fargo, as custodian under the Wells Fargo Custodial Agreement or Treasury Bank, as custodian under the Treasury Bank Custodial Agreement.

Cut-off Date Balance: Shall mean $408,200,729.69.

Deleted Mortgage Loan: A Mortgage Loan replaced or to be replaced by a Replacement Mortgage Loan.

Due Date: With respect to each Mortgage Loan, the date in each month on which its scheduled payment is due, as set forth in the related Mortgage Note.

EMC: EMC Mortgage Corporation.

EMC Flow Loans: The Mortgage Loans purchased by EMC pursuant to a flow loan purchase agreement.

EMC Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule for which EMC is the applicable Mortgage Loan Seller.

Master Funding: Master Funding LLC.

Master Funding Mortgage Loans: The Mortgage Loans identified as such on the Mortgage Loan Schedule for which Master Funding is the applicable Mortgage Loan Seller.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS® System: The system of recording transfers of Mortgages electronically maintained by MERS.

MOM Loan: With respect to any Mortgage Loan, MERS acting as the mortgagee of such Mortgage Loan, solely as nominee for the originator of such Mortgage Loan and its successors and assigns, at the origination thereof.

Moody’s: Moody’s Investors Service, Inc., or its successors in interest.

Mortgage: The mortgage or deed of trust creating a first lien on an interest in real property securing a Mortgage Note.

Mortgage File: The items referred to in Exhibit 1 pertaining to a particular Mortgage Loan and any additional documents required to be added to such documents pursuant to this Agreement.

Mortgage Rate: The annual rate of interest borne by a Mortgage Note as stated therein.

Mortgagor: The obligor(s) on a Mortgage Note.

Net Mortgage Rate: For each Mortgage Loan, the Mortgage Rate for such Mortgage Loan less (i) the Trustee Fee, (ii) the Servicing Fee Rate and (iii) the rate at which the LPMI Fee is calculated, if applicable.

Opinion of Counsel: A written opinion of counsel, who may be counsel for a Mortgage Loan Seller or the Purchaser, reasonably acceptable to the Trustee.

Person: Any legal person, including any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Purchase Price: With respect to any Mortgage Loan required to be purchased by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) pursuant to the applicable provisions of this Agreement, an amount equal to the sum of (i) 100% of the principal remaining unpaid on such Mortgage Loan as of the date of purchase (including if a foreclosure has already occurred, the principal balance of the related Mortgage Loan at the time the Mortgaged Property was acquired), net of any Servicing Advances and Advances attributable to principal and payable to the purchaser of the Mortgage Loan if such purchaser is also the Servicer of such Mortgage Loan, (ii) accrued and unpaid interest thereon at the Mortgage Rate through and including the last day of the month of purchase, net of any portion of the Servicing Fee and any Servicing Advances and Advances attributable to interest that is payable to the purchaser of the Mortgage Loan if such purchaser is also the Servicer of such Mortgage Loan, plus and (iii) any costs and damages (if any) incurred by the Trust in connection with any violation of such Mortgage Loan of any anti-predatory lending laws.

Rating Agencies: Standard & Poor’s and Moody’s, each a “Rating Agency.”

Replacement Mortgage Loan: A mortgage loan substituted for a Deleted Mortgage Loan which must meet on the date of such substitution the requirements stated herein and in the Pooling and Servicing Agreement; upon such substitution, such mortgage loan shall be a “Mortgage Loan” hereunder.

Securities Act: The Securities Act of 1933, as amended.

Standard & Poor’s: Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. or its successors in interest.

Transaction Documents: This Agreement, the Pooling and Servicing Agreement, the Custodial Agreements and the Underwriting Agreement.

Treasury Bank: Treasury Bank, a division of Countrywide Bank, FSB, or its successors in interest.

Treasury Bank Custodial Agreement: The custodial agreement, dated as of April 30, 2007, among the Depositor, EMC, the Trustee and Treasury Bank, a division of Countrywide Bank, FSB, as Custodian relating to the Mortgage Loans identified in such custodial agreement.

Value: The value of the Mortgaged Property at the time of origination of the related Mortgage Loan, such value being the lesser of (i) the value of such property set forth in an appraisal accepted by the applicable originator of the Mortgage Loan or (ii) the sales price of such property at the time of origination.

Wells Fargo: Wells Fargo Bank, National Association, or its successors in interest.

Wells Fargo Custodial Agreement: The custodial agreement, dated as of April 30, 2007, among the Depositor, EMC, the Trustee and Wells Fargo Bank, National Association as Custodian relating to the Mortgage Loans identified in such custodial agreement.

SECTION 2.  Purchase and Sale of the Mortgage Loans and Related Rights.

(a)  Upon satisfaction of the conditions set forth in Section 11 hereof, each Mortgage Loan Seller agrees to sell, and the Purchaser agrees to purchase Mortgage Loans sold by such Mortgage Loan Seller having an aggregate outstanding principal balance as of the Cut-off Date equal to the related Cut-off Date Balance.

(b)  The closing for the purchase and sale of the Mortgage Loans and the closing for the issuance of the Certificates will take place on the Closing Date at the office of the Purchaser’s counsel in New York, New York or such other place as the parties shall agree.

(c)  Upon the satisfaction of the conditions set forth in Section 11 hereof, on the Closing Date, the Purchaser shall pay to each respective Mortgage Loan Seller the related Acquisition Price for the Mortgage Loans sold by such Mortgage Loan Seller in immediately available funds by wire transfer to such account or accounts as shall be designated by such Mortgage Loan Seller.

(d)  In addition to the foregoing, on the Closing Date each Mortgage Loan Seller assigns to the Purchaser all of its right, title and interest in the Servicing Agreements.

SECTION 3.  Mortgage Loan Schedule. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) agrees to provide to the Purchaser as of the date hereof a listing of the Mortgage Loans (the “Mortgage Loan Schedule”) setting forth the information listed on Exhibit 2 to this Agreement with respect to each of the Mortgage Loans being sold by the respective Mortgage Loan Sellers. The Mortgage Loan Schedule shall be delivered to the Purchaser on the Closing Date and shall be in form and substance mutually agreed to by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and the Purchaser.

SECTION 4.  Mortgage Loan Transfer.

(a)  The Purchaser will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due after the Cut-off Date (regardless of when actually collected) and all payments thereof. Each Mortgage Loan Seller will be entitled to all scheduled payments of principal and interest on the Mortgage Loans due on or before the Cut-off Date (including payments collected after the Cut-off Date) and all payments thereof. Such principal amounts and any interest thereon belonging to the related Mortgage Loan Seller as described above will not be included in the aggregate outstanding principal balance of the Mortgage Loans as of the Cut-off Date as set forth on the Mortgage Loan Schedule.

(b)  Pursuant to various conveyancing documents to be executed on the Closing Date and pursuant to the Pooling and Servicing Agreement, the Purchaser will assign on the Closing Date all of its right, title and interest in and to the Mortgage Loans to the Trustee for the benefit of the Certificateholders. In connection with the transfer and assignment of the Mortgage Loans, each Mortgage Loan Seller has delivered or will deliver or cause to be delivered to the Trustee or the applicable Custodian on behalf of the Trustee by the Closing Date or such later date as is agreed to by the Purchaser and such Mortgage Loan Seller (each of the Closing Date and such later date is referred to as a “Mortgage File Delivery Date”), the items of each Mortgage File, provided, however, that in lieu of the foregoing, each Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) in lieu of the original Mortgage (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof which have been delivered, are being delivered or will upon receipt of recording information relating to the Mortgage required to be included thereon, be delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the related Mortgage Loan Seller may deliver a true copy thereof with a certification on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignments to the Trustee or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents or if the originals are lost (in each case, as evidenced by a certification to such effect), such Mortgage Loan Seller may deliver photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans, each identified in the list delivered by the Purchaser to the Trustee on the Closing Date and attached hereto as Exhibit 5 the related Mortgage Loan Seller may deliver lost note affidavits and indemnities of such Mortgage Loan Seller; and provided further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, such Mortgage Loan Seller, in lieu of delivering the above documents, may deliver to the Trustee a certification by such Mortgage Loan Seller or the Master Servicer to such effect. Each Mortgage Loan Seller shall deliver such original documents (including any original documents as to which certified copies had previously been delivered) or such certified copies to the Trustee, or the applicable Custodian on behalf of the Trustee, promptly after they are received. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall cause the Mortgage and intervening assignments, if any, and the assignment of the Mortgage to be recorded not later than 180 days after the Closing Date unless such assignment is not required to be recorded under the terms set forth in Section 6(a) hereof.

(c)  In connection with the assignment of any Mortgage Loan registered on the MERS® System, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) further agrees that it will cause, at EMC’s own expense, within 30 days after the Closing Date, the MERS® System to indicate that such Mortgage Loans have been assigned by the related Mortgage Loan Seller to the Purchaser and by the Purchaser to the Trustee in accordance with this Agreement for the benefit of the Certificateholders by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files (a) the code in the field which identifies the specific Trustee and (b) the code in the field “Pool Field” which identifies the series of the Certificates issued in connection with such Mortgage Loans. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) further agrees that it will not, and will not permit any Servicer or the Master Servicer to, and the Master Servicer agrees that it will not, alter the codes referenced in this paragraph with respect to any Mortgage Loan during the term of the Pooling and Servicing Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of the Pooling and Servicing Agreement.

(d)  Each Mortgage Loan Seller and the Purchaser acknowledge hereunder that all of the Mortgage Loans will ultimately be assigned to Wells Fargo Bank, National Association, as Trustee for the benefit of the Certificateholders, on the date hereof.

SECTION 5.  Examination of Mortgage Files.

(a)  On or before the Mortgage File Delivery Date, each Mortgage Loan Seller will have made the related Mortgage Files available to the Purchaser or its agent for examination which may be at the offices of the Trustee or such Mortgage Loan Seller and/or such Mortgage Loan Seller’s custodian. The fact that the Purchaser or its agent has conducted or has failed to conduct any partial or complete examination of the related Mortgage Files shall not affect the Purchaser’s rights to demand cure, repurchase, substitution or other relief as provided in this Agreement. In furtherance of the foregoing, each Mortgage Loan Seller shall make the related Mortgage Files available to the Purchaser or its agent from time to time so as to permit the Purchaser to confirm such Mortgage Loan Seller’s compliance with the delivery and recordation requirements of this Agreement and the Pooling and Servicing Agreement. In addition, upon request of the Purchaser, each Mortgage Loan Seller agrees to provide to the Purchaser, Bear Stearns and to any investors or prospective investors in the Certificates information regarding the Mortgage Loans and their servicing, to make the related Mortgage Files available to the Purchaser, Bear Stearns and to such investors or prospective investors (which may be at the offices of the related Mortgage Loan Seller and/or such Mortgage Loan Seller’s custodian) and to make available personnel knowledgeable about the related Mortgage Loans for discussions with the Purchaser, Bear Stearns and such investors or prospective investors, upon reasonable request during regular business hours, sufficient to permit the Purchaser, Bear Stearns and such investors or potential investors to conduct such due diligence as any such party reasonably believes is appropriate.

(b)  Pursuant to the Pooling and Servicing Agreement, on the Closing Date the Trustee (or the applicable Custodian as obligated under the applicable Custodial Agreement), for the benefit of the Certificateholders, will review items of the Mortgage Files as set forth on Exhibit 1 and will deliver to the parties indicated on Exhibit One to the related Custodial Agreement an initial certification in the form attached as Exhibit One to the applicable Custodial Agreement.

(c)  Within 90 days of the Closing Date, the Trustee or the applicable Custodian on its behalf shall, in accordance with the provisions of Section 2.02 of the Pooling and Servicing Agreement, deliver to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Master Servicer and, if reviewed by the applicable Custodian, the Trustee an Interim Certification in the form attached as Exhibit Two to the applicable Custodial Agreement to the effect that all such documents have been executed and received and that such documents relate to the Mortgage Loans identified on the Mortgage Loan Schedule, except for any exceptions listed on Schedule A attached to such Interim Certification. The Custodians shall be under no duty or obligation to inspect, review or examine said documents, instruments, certificates or other papers to determine that the same are genuine, enforceable, or appropriate for the represented purpose or that they have actually been recorded or that they are other than what they purport to be on their face. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall correct or cure any such defect within 90 days from the date of notice from the Trustee of the defect and if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) does not correct or cure such defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, in accordance with the terms of the Pooling and Servicing Agreement, provide the Trustee with a Replacement Mortgage Loan, purchase the related Mortgage Loan at the applicable Purchase Price or deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of Certificateholders in such Mortgage Loan.; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC (on its own behalf as Seller and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) within thirty days of its receipt of the original recorded document.

(d)  The Trustee or the applicable Custodian on its behalf will review the Mortgage Files within 180 days of the Closing Date and will deliver to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Master Servicer, and if reviewed by the applicable Custodian, the Trustee, a final certification substantially in the form of Exhibit Three to the applicable Custodial Agreement. If the Trustee or the applicable Custodian on its behalf is unable to deliver a final certification with respect to the items listed in Exhibit 1 due to any document that is missing, has not been executed, is unrelated, determined on the basis of the Mortgagor name, original principal balance and loan number, to the Mortgage Loans identified in the Mortgage Loan Schedule (a “Material Defect”), the Trustee or the applicable Custodian on its behalf shall notify the EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) of such Material Defect. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall correct or cure any such Material Defect within 90 days from the date of notice from the Trustee of the Material Defect and if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) does not correct or cure such Material Defect within such period and such defect materially and adversely affects the interests of the Certificateholders in the related Mortgage Loan, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, in accordance with the terms of the Pooling and Servicing Agreement provide the Trustee with a Replacement Mortgage Loan (if within two years of the Closing Date), purchase the related Mortgage Loan at the applicable Purchase Price or deliver to the Trustee an Opinion of Counsel addressed to the Trustee to the effect that such defect does not materially or adversely affect the interests of the Certificateholders in such Mortgage Loan; provided, however, that if such defect relates solely to the inability of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to deliver the original security instrument or intervening assignments thereof, or a certified copy because the originals of such documents, or a certified copy, have not been returned by the applicable jurisdiction, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall not be required to purchase such Mortgage Loan if EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) delivers such original documents or certified copy promptly upon receipt, but in no event later than 360 days after the Closing Date. The foregoing repurchase obligation shall not apply in the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) cannot deliver such original or copy of any document submitted for recording to the appropriate recording office in the applicable jurisdiction because such document has not been returned by such office; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall instead deliver a recording receipt of such recording office or, if such receipt is not available, a certificate of EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or a Servicing Officer confirming that such documents have been accepted for recording, and delivery to the Trustee shall be effected by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) within thirty days of its receipt of the original recorded document.

(e)  At the time of any substitution, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall deliver or cause to be delivered the Replacement Mortgage Loan, the related Mortgage File and any other documents and payments required to be delivered in connection with a substitution pursuant to the Pooling and Servicing Agreement. At the time of any purchase or substitution, the Trustee shall (i) assign the selected Mortgage Loan to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and shall release or cause the applicable Custodian to release the documents (including, but not limited to the Mortgage, Mortgage Note and other contents of the Mortgage File) in the possession of the Trustee or the applicable Custodian, as applicable relating to the Deleted Mortgage Loan and (ii) execute and deliver such instruments of transfer or assignment, in each case without recourse, as shall be necessary to vest in EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) title to such Deleted Mortgage Loan.

SECTION 6.  Recordation of Assignments of Mortgage.

(a)  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will, promptly after the Closing Date, cause each Mortgage and each assignment of Mortgage from the Mortgage Loan Sellers to the Trustee, and all unrecorded intervening assignments, if any, delivered on or prior to the Closing Date, to be recorded in all recording offices in the jurisdictions where the related Mortgaged Properties are located; provided, however, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) need not cause to be recorded any assignment which relates to a Mortgage Loan that is a MOM Loan or for which the related Mortgaged Property is located in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel delivered by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan; provided, however, notwithstanding the delivery of any Opinion of Counsel, each assignment of Mortgage shall be submitted for recording by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) in the manner described above, at no expense to the Trust Fund or Trustee, upon the earliest to occur of (i) reasonable direction by the Holders of Certificates evidencing Percentage Interests aggregating not less than 25% of the Trust, (ii) the occurrence of a Company Default, (iii) the occurrence of a bankruptcy, insolvency or foreclosure relating to EMC under the Pooling and Servicing Agreement, (iv) the occurrence of a servicing transfer as described in Section 9.05 of the Pooling and Servicing Agreement or an assignment of the servicing as described in Section 8.05(b) of the Pooling and Servicing Agreement or (iv) with respect to any one assignment of Mortgage, the occurrence of a bankruptcy, insolvency or foreclosure relating to the Mortgagor under the related Mortgage.

While each such Mortgage or assignment is being recorded, if necessary, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall leave or cause to be left with the Trustee or the applicable Custodian on its behalf a certified copy of such Mortgage or assignment. In the event that, within 180 days of the Closing Date, the Trustee has not been provided with an Opinion of Counsel as described above or received evidence of recording with respect to each Mortgage Loan delivered to the Purchaser pursuant to the terms hereof or as set forth above and the related Mortgage Loan is not a MOM Loan, the failure to provide evidence of recording or such Opinion of Counsel shall be considered a Material Defect, and the provisions of Section 5(c) and (d) shall apply. All customary recording fees and reasonable expenses relating to the recordation of the assignments of mortgage to the Trustee or the Opinion of Counsel, as the case may be, shall be borne by EMC.

(b)  It is the express intent of the parties hereto that the conveyance of the Mortgage Loans by each Mortgage Loan Seller to the Purchaser, as contemplated by this Agreement be, and be treated as, a sale. It is, further, not the intention of the parties that such conveyance be deemed a pledge of the Mortgage Loans by such Mortgage Loan Seller to the Purchaser to secure a debt or other obligation of that Mortgage Loan Seller. However, in the event that, notwithstanding the intent of the parties, the Mortgage Loans are held by a court to continue to be property of such Mortgage Loan Seller, then (a) this Agreement shall also be deemed to be a security agreement within the meaning of Articles 8 and 9 of the applicable Uniform Commercial Code; (b) the transfer of the Mortgage Loans provided for herein shall be deemed to be a grant by such Mortgage Loan Seller to the Purchaser of a security interest in all of such Mortgage Loan Seller’s right, title and interest in and to the Mortgage Loans and all amounts payable to the holders of the Mortgage Loans in accordance with the terms thereof and all proceeds of the conversion, voluntary or involuntary, of the foregoing into cash, instruments, securities or other property, to the extent the Purchaser would otherwise be entitled to own such Mortgage Loans and proceeds pursuant to Section 4 hereof, including all amounts, other than investment earnings, from time to time held or invested in any accounts created pursuant to the Pooling and Servicing Agreement, whether in the form of cash, instruments, securities or other property; (c) the possession by the Purchaser or the Trustee (or the applicable Custodian on its behalf) of Mortgage Notes and such other items of property as constitute instruments, money, negotiable documents or chattel paper shall be deemed to be “possession by the secured party” for purposes of perfecting the security interest pursuant to Section 9-305 (or comparable provision) of the applicable Uniform Commercial Code; and (d) notifications to persons holding such property, and acknowledgments, receipts or confirmations from persons holding such property, shall be deemed notifications to, or acknowledgments, receipts or confirmations from, financial intermediaries, bailees or agents (as applicable) of the Purchaser for the purpose of perfecting such security interest under applicable law. Any assignment of the interest of the Purchaser pursuant to any provision hereof or pursuant to the Pooling and Servicing Agreement shall also be deemed to be an assignment of any security interest created hereby. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and the Purchaser shall, to the extent consistent with this Agreement, take such actions as may be reasonably necessary to ensure that, if this Agreement were deemed to create a security interest in the Mortgage Loans, such security interest would be deemed to be a perfected security interest of first priority under applicable law and will be maintained as such throughout the term of the Pooling and Servicing Agreement.

SECTION 7.  Representations and Warranties of EMC Concerning the Mortgage Loans. EMC hereby represents and warrants to the Purchaser as of the Closing Date or such other date as may be specified below with respect to each Mortgage Loan, that:

(a)  The information set forth in the Mortgage Loan Schedule hereto is true and correct in all material respects.

(b)  Immediately prior to the transfer to the Purchaser, the related Mortgage Loan Seller was the sole owner of beneficial title and holder of each Mortgage and Mortgage Note relating to the Mortgage Loans and is conveying the same free and clear of any and all liens, claims, encumbrances, participation interests, equities, pledges, charges or security interests of any nature and the Mortgage Loan Seller has full right and authority to sell or assign the same pursuant to this Agreement.

(c)  Each Mortgage Loan at the time it was made complied in all material respects with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable predatory, abusive and fair lending laws; and each Mortgage Loan has been serviced in all material respects in accordance with all applicable local, state and federal laws and regulations, including, without limitation, usury, equal credit opportunity, disclosure and recording laws and all applicable anti-predatory lending laws and the terms of the related Mortgage Note, the Mortgage and other loan documents.

(d)  There is no monetary default existing under any Mortgage or the related Mortgage Note and there is no material event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach or event of acceleration; and neither the related Mortgage Loan Seller, any of its affiliates nor any servicer of any related Mortgage Loan has taken any action to waive any default, breach or event of acceleration; and no foreclosure action is threatened or has been commenced with respect to the Mortgage Loan.

(e)  The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments, (i) if required by law in the jurisdiction where the Mortgaged Property is located, or (ii) to protect the interests of the Trustee on behalf of the Certificateholders.

(f)  No selection procedure reasonably believed by the related Mortgage Loan Seller to be adverse to the interests of the Certificateholders was utilized in selecting the Mortgage Loans.

(g)  Each Mortgage is a valid and enforceable first lien on the property securing the related Mortgage Note and each Mortgaged Property is owned by the Mortgagor in fee simple (except with respect to common areas in the case of condominiums, PUDs and de minimis PUDs) or by leasehold for a term longer than the term of the related Mortgage, subject only to (i) the lien of current real property taxes and assessments, (ii) covenants, conditions and restrictions, rights of way, easements and other matters of public record as of the date of recording of such Mortgage, such exceptions being acceptable to mortgage lending institutions generally or specifically reflected in the appraisal obtained in connection with the origination of the related Mortgage Loan or referred to in the lender’s title insurance policy delivered to the originator of the related Mortgage Loan and (iii) other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by such Mortgage.

(h)  There is no mechanics’ lien or claim for work, labor or material affecting the premises subject to any Mortgage which is or may be a lien prior to, or equal with, the lien of such Mortgage except those which are insured against by the title insurance policy referred to in clause (m) below.

(i)  There was no delinquent tax or assessment lien against the property subject to any Mortgage, except where such lien was being contested in good faith and a stay had been granted against levying on the property.

(j)  There is no valid offset, defense or counterclaim to any Mortgage Note or Mortgage, including the obligation of the Mortgagor to pay the unpaid principal and interest on such Mortgage Note.

(k)  The physical property subject to any Mortgage is free of material damage and is in good repair and there is no proceeding pending or threatened for the total or partial condemnation of any Mortgaged Property.

(l)  The Mortgaged Property and all improvements thereon comply with all requirements of any applicable zoning and subdivision laws and ordinances.

(m)  A lender’s title insurance policy (on an ALTA or CLTA form) or binder, or other assurance of title customary in the relevant jurisdiction therefor in a form acceptable to Fannie Mae or Freddie Mac, was issued on the date that each Mortgage Loan was created by a title insurance company which, to the best of the related Mortgage Loan Seller’s knowledge, was qualified to do business in the jurisdiction where the related Mortgaged Property is located, insuring such Mortgage Loan Seller and its successors and assigns that the Mortgage is a first priority lien on the related Mortgaged Property in the original principal amount of the Mortgage Loan. The related Mortgage Loan Seller is the sole insured under such lender’s title insurance policy, and such policy, binder or assurance is valid and remains in full force and effect, and each such policy, binder or assurance shall contain all applicable endorsements including a negative amortization endorsement, if applicable.

(n)  At the time of origination, each Mortgaged Property was the subject of an appraisal which conformed to the underwriting requirements of the originator of the Mortgage Loan and, the appraisal is in a form acceptable to Fannie Mae or Freddie Mac.

(o)  The improvements on each Mortgaged Property securing a Mortgage Loan are insured (by an insurer which is acceptable to the related Mortgage Loan Seller) against loss by fire and such hazards as are covered under a standard extended coverage endorsement in the locale in which the Mortgaged Property is located, in an amount which is not less than the lesser of the maximum insurable value of the improvements securing such Mortgage Loan or the outstanding principal balance of the Mortgage Loan, but in no event in an amount less than an amount that is required to prevent the Mortgagor from being deemed to be a co-insurer thereunder; if the improvement on the Mortgaged Property is a condominium unit, it is included under the coverage afforded by a blanket policy for the condominium project; if upon origination of the related Mortgage Loan, the improvements on the Mortgaged Property were in an area identified as a federally designated flood area, a flood insurance policy is in effect in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the restorable cost of improvements located on such Mortgaged Property or (iii) the maximum coverage available under federal law; and each Mortgage obligates the Mortgagor thereunder to maintain the insurance referred to above at the Mortgagor’s cost and expense.

(p)  Each Mortgage Loan constitutes a “qualified mortgage” under Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9) without reliance on the provisions of Treasury Regulation Section 1.860G-2(a)(3) or Treasury Regulation Section 1.860G-2(f)(2) or any other provision that would allow a Mortgage Loan to be treated as a “qualified mortgage” notwithstanding its failure to meet the requirements of Section 860G(a)(3)(A) of the Code and Treasury Regulation Section 1.860G-2(a)(1), (2), (4), (5), (6), (7) and (9).

(q)  None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) “high cost home,” “covered” (excluding home loans defined as “covered home loans” in the New Jersey Home Ownership Security Act of 2002 that were originated between November 26, 2003 and July 7, 2004), “high risk home” or “predatory” loans under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees).

(r)  The information set forth in Schedule A of the Prospectus Supplement with respect to the Mortgage Loans is true and correct in all material respects.

(s)  No Mortgage Loan (a) is a “high cost loan” or “covered loan” as applicable (as such terms are defined in the then current Standard & Poor’s LEVELS® Glossary, which is now Version 5.7, Appendix E, attached hereto as Exhibit 6) or (b) was originated on or after October 1, 2002 through March 6, 2003 and is governed by the Georgia Fair Lending Act.

(t)  Each Mortgage Loan was originated in accordance with the underwriting guidelines of the related originator.

(u)  Each original Mortgage has been recorded or is in the process of being recorded in accordance with the requirements of Section 2.01 of the Pooling and Servicing Agreement in the appropriate jurisdictions wherein such recordation is required to perfect the lien thereof for the benefit of the Trust Fund.

(v)  The related Mortgage File contains each of the documents and instruments listed in Section 2.01 of the Pooling and Servicing Agreement, subject to any exceptions, substitutions and qualifications as are set forth in such Section.

(w)  The Mortgage Loans are currently being serviced in accordance with accepted servicing practices.

(x)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the related Mortgage Loan Seller and each prepayment penalty is permitted pursuant to federal, state and local law. In addition, with respect to each Mortgage Loan (i) no Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated and (ii) such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan.

(y)  If any of the Mortgage Loans are secured by a leasehold interest, with respect to each leasehold interest: the use of leasehold estates for residential properties is an accepted practice in the area where the related Mortgaged Property is located; residential property in such area consisting of leasehold estates is readily marketable; the lease is recorded and no party is in any way in breach of any provision of such lease; the leasehold is in full force and effect and is not subject to any prior lien or encumbrance by which the leasehold could be terminated or subject to any charge or penalty; and the remaining term of the lease does not terminate less than ten years after the maturity date of such Mortgage Loan.

(z)  Each Mortgage Loan was originated (a) by a savings and loan association, savings bank, commercial bank, credit union, insurance company or similar institution that is supervised and examined by a federal or state authority, (b) by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to Sections 203 and 211 of the National Housing Act, as amended, or (c) by a mortgage broker or correspondent lender in a manner such that the related Mortgage Loan would be regarded for purposes of Section 3(a)(41) of the Securities Exchange Act of 1934, as amended, as having been originated by an entity described in clauses (a) or (b) above.

It is understood and agreed that the representations and warranties set forth in this Section 7 will inure to the benefit of the Purchaser, its successors and assigns, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or assignment of Mortgage or the examination of any Mortgage File. Upon any substitution for a Mortgage Loan, the representations and warranties set forth above shall be deemed to be made by the Mortgage Loan Seller as to any Replacement Mortgage Loan as of the date of substitution.

Upon discovery or receipt of notice by EMC, the Purchaser or the Trustee of a breach of any representation or warranty of EMC set forth in this Section 7 which materially and adversely affects the value of the interests of the Purchaser, the Certificateholders or the Trustee in any of the Mortgage Loans delivered to the Purchaser pursuant to this Agreement, the party discovering or receiving notice of such breach shall give prompt written notice to the others. In the case of any such breach of a representation or warranty set forth in this Section 7, within 90 days from the date of discovery by EMC, or the date EMC is notified by the party discovering or receiving notice of such breach (whichever occurs earlier), EMC will (i) cure such breach in all material respects, (ii) purchase the affected Mortgage Loan at the applicable Purchase Price or (iii) if within two years of the Closing Date, substitute a qualifying Replacement Mortgage Loan in exchange for such Mortgage Loan; provided that, (A) in the case of a breach of the representation and warranty concerning the Mortgage Loan Schedule contained in clause (a) of this Section 7, if such breach is material and relates to any field on the Mortgage Loan Schedule which identifies any Prepayment Charge or (B) in the case of a breach of the representation contained in clause (x) of this Section 7, then, in each case, in lieu of purchasing such Mortgage Loan from the Trust Fund at the Purchase Price, EMC shall pay the amount of the Prepayment Charge (net of any amount previously collected by or paid to the Trust Fund in respect of such Prepayment Charge) from its own funds and without reimbursement therefor, and EMC shall have no obligation to repurchase or substitute for such Mortgage Loan. The obligations of EMC to cure, purchase or substitute a qualifying Replacement Mortgage Loan shall constitute the Purchaser’s, the Trustee’s and the Certificateholder’s sole and exclusive remedy under this Agreement or otherwise respecting a breach of representations or warranties hereunder with respect to the Mortgage Loans, except for the obligation of EMC to indemnify the Purchaser for such breach as set forth in and limited by Section 14 hereof.

Any cause of action against EMC or relating to or arising out of a breach by EMC of any representations and warranties made in this Section 7 shall accrue as to any Mortgage Loan upon (i) discovery of such breach by EMC or notice thereof by the party discovering such breach and (ii) failure by EMC to cure such breach, purchase such Mortgage Loan or substitute a qualifying Replacement Mortgage Loan pursuant to the terms hereof.

SECTION 8.  Representations and Warranties Concerning EMC. As of the date hereof and as of the Closing Date, EMC represents and warrants to the Purchaser and Master Funding as to itself in the capacity indicated as follows:

(a)  EMC (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on EMC’s business as presently conducted or on EMC’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  EMC has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by EMC of this Agreement and any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of EMC; and neither the execution and delivery of this Agreement or any other Transaction Document to which it is a party, nor the consummation of the transactions herein or therein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on EMC or its properties or the charter or by-laws of EMC, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on EMC’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by EMC of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  each of this Agreement and the other Transaction Document to which it is a party has been duly executed and delivered by EMC and, assuming due authorization, execution and delivery by the Purchaser, constitutes a valid and binding obligation of EMC enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of EMC, threatened against EMC, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or any other Transaction Document to which it is a party or (ii) with respect to any other matter which in the judgment of EMC could reasonably be expected to be determined adversely to EMC and will if determined adversely to EMC materially and adversely affect EMC’s ability to perform its obligations under this Agreement or any other Transaction Document to which it is a party; and EMC is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement; and

(g)  The Mortgage Loan Seller’s Information (as defined in Section 14(a) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 9.  Representations and Warranties Concerning the Purchaser. As of the date hereof and as of the Closing Date, the Purchaser represents and warrants to the Mortgage Loan Sellers as follows:

(a)  the Purchaser (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on the Purchaser’s business as presently conducted or on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(b)  the Purchaser has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement or any other Transaction Document to which it is a party;

(c)  the execution and delivery by the Purchaser of this Agreement or any other Transaction Document to which it is a party has been duly authorized by all necessary action on the part of the Purchaser; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on the Purchaser or its properties or the certificate of formation or limited liability company agreement of the Purchaser, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on the Purchaser’s ability to enter into this Agreement or any other Transaction Document to which it is a party and to consummate the transactions contemplated hereby or thereby;

(d)  the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made;

(e)  each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered by the Purchaser and, assuming due authorization, execution and delivery by the Mortgage Loan Sellers, constitutes a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally);

(f)  there are no actions, suits or proceedings pending or, to the knowledge of the Purchaser, threatened against the Purchaser, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party or (ii) with respect to any other matter which in the judgment of the Purchaser will be determined adversely to the Purchaser and will if determined adversely to the Purchaser materially and adversely affect the Purchaser’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is a party; and the Purchaser is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party; and

(g)  the Purchaser’s Information (as defined in Section 14(b) hereof) does not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

SECTION 10.  Representations and Warranties Concerning Master Funding. As of the date hereof and as of the Closing Date, Master Funding represents and warrants to EMC and the Purchaser as follows:

(a)  Master Funding (i) is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and (ii) is qualified and in good standing to do business in each jurisdiction where such qualification is necessary, except where the failure so to qualify would not reasonably be expected to have a material adverse effect on Master Funding’s business as presently conducted or on Master Funding’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(b)  Master Funding has full power to own its property, to carry on its business as presently conducted and to enter into and perform its obligations under this Agreement;

(c)  The execution and delivery by Master Funding of this Agreement has been duly authorized by all necessary action on the part of Master Funding; and neither the execution and delivery of this Agreement, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof or thereof, will conflict with or result in a breach of, or constitute a default under, any of the provisions of any law, governmental rule, regulation, judgment, decree or order binding on Master Funding or its properties or the written consent of the sole member or limited liability company agreement of Master Funding, except those conflicts, breaches or defaults which would not reasonably be expected to have a material adverse effect on Master Funding’s ability to enter into this Agreement and to consummate the transactions contemplated hereby;

(d)  The execution, delivery and performance by Master Funding of this Agreement and the consummation of the transactions contemplated hereby do not require the consent or approval of, the giving of notice to, the registration with, or the taking of any other action in respect of, any state, federal or other governmental authority or agency, except those consents, approvals, notices, registrations or other actions as have already been obtained, given or made and, in connection with the recordation of the Mortgages, powers of attorney or assignments of Mortgages not yet completed;

(e)  This Agreement has been duly executed and delivered by Master Funding and, assuming due authorization, execution and delivery by the Purchaser or the parties thereto, constitutes a valid and binding obligation of Master Funding enforceable against it in accordance with its terms (subject to applicable bankruptcy and insolvency laws and other similar laws affecting the enforcement of the rights of creditors generally); and

(f)  There are no actions, suits or proceedings pending or, to the knowledge of Master Funding, threatened against Master Funding, before or by any court, administrative agency, arbitrator or governmental body (i) with respect to any of the transactions contemplated by this Agreement or (ii) with respect to any other matter which in the judgment of Master Funding could reasonably be expected to be determined adversely to Master Funding and if determined adversely to Master Funding materially and adversely affect Master Funding’s ability to perform its obligations under this Agreement; and Master Funding is not in default with respect to any order of any court, administrative agency, arbitrator or governmental body so as to materially and adversely affect the transactions contemplated by this Agreement.

SECTION 11.  Conditions to Closing.

(a)  The obligations of the Purchaser under this Agreement will be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  Each of the obligations of each Mortgage Loan Seller required to be performed at or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects; all of the representations and warranties of each Mortgage Loan Seller under this Agreement shall be true and correct as of the date or dates specified in all material respects; and no event shall have occurred which, with notice or the passage of time, would constitute a default under this Agreement or any of the Transaction Documents; and the Purchaser shall have received certificates to that effect signed by authorized officers of each of the Mortgage Loan Sellers.

(2)  The Purchaser shall have received all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the respective terms thereof:

(i)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to the Trustee and the Purchaser, and all documents required thereby duly executed by all signatories;

(ii)  A certificate of an officer of EMC dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of EMC authorizing the transactions contemplated by this Agreement, together with copies of the articles of incorporation, by-laws and certificate of good standing of EMC;

(iii)  A certificate of an officer of Master Funding dated as of the Closing Date, in a form reasonably acceptable to the Purchaser, and attached thereto the resolutions of Master Funding authorizing the transactions contemplated by this Agreement, together with copies of the written consent of the sole member, limited liability company agreement and certificate of good standing of Master Funding;

(iv)  One or more opinions of counsel from the Mortgage Loan Sellers’ counsel otherwise in form and substance reasonably satisfactory to the Purchaser, the Trustee and each Rating Agency;

(v)  A letter from each of the Rating Agencies giving each Class of Certificates set forth on Schedule A hereto the rating set forth therein; and

(vi)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended ratings from each Rating Agency for the Certificates.

(3)  The Certificates to be sold to Bear Stearns pursuant to the Underwriting Agreement shall have been issued and sold to Bear Stearns.

(4)  Each Mortgage Loan Seller shall have furnished to the Purchaser such other certificates of its officers or others and such other documents and opinions of counsel to evidence fulfillment of the conditions set forth in this Agreement and the transactions contemplated hereby as the Purchaser and their respective counsel may reasonably request.

(b)  The obligations of each Mortgage Loan Seller under this Agreement shall be subject to the satisfaction, on or prior to the Closing Date, of the following conditions:

(1)  The obligations of the Purchaser required to be performed by it on or prior to the Closing Date pursuant to the terms of this Agreement shall have been duly performed and complied with in all material respects, and all of the representations and warranties of the Purchaser under this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date, and no event shall have occurred which would constitute a breach by it of the terms of this Agreement or any of the Transaction Documents, and each Mortgage Loan Seller shall have received a certificate to that effect signed by an authorized officer of the Purchaser.

(2)  Each Mortgage Loan Seller shall have received copies of all of the following closing documents, in such forms as are agreed upon and reasonably acceptable to each Mortgage Loan Seller, duly executed by all signatories other than the related Mortgage Loan Seller as required pursuant to the respective terms thereof:

(i)  The Pooling and Servicing Agreement, in form and substance reasonably satisfactory to EMC, and all documents required thereby duly executed by all signatories;

(ii)  A certificate of an officer of the Purchaser dated as of the Closing Date, in a form reasonably acceptable to each Mortgage Loan Seller, and attached thereto the written consent of the member of the Purchaser authorizing the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party, together with copies of the Purchaser’s certificate of formation, limited liability company agreement, and evidence as to the good standing of the Purchaser dated as of a recent date;

(iii)  One or more opinions of counsel from the Purchaser’s counsel in form and substance reasonably satisfactory to each Mortgage Loan Seller and the Rating Agencies; and

(iv)  Such other documents, certificates (including additional representations and warranties) and opinions as may be reasonably necessary to secure the intended rating from each Rating Agency for the Certificates.

SECTION 12.  Fees and Expenses. Subject to Section 17 hereof, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall pay on the Closing Date or such later date as may be agreed to by the Purchaser (i) the fees and expenses of the Mortgage Loan Sellers’ attorneys and the reasonable fees and expenses of the Purchaser’s attorneys, (ii) the fees and expenses of Deloitte & Touche LLP, (iii) the fee for the use of Purchaser’s Registration Statement based on the aggregate original principal amount of the Certificates and the filing fee of the Commission as in effect on the date on which the Registration Statement was declared effective, (iv) the fees and expenses including counsel’s fees and expenses in connection with any “blue sky” and legal investment matters, (v) the fees and expenses of the Trustee which shall include without limitation the fees and expenses of the Trustee (and the fees and disbursements of its counsel) with respect to (A) legal and document review of this Agreement, the Pooling and Servicing Agreement, the Certificates and related agreements, (B) attendance at the Closing and (C) review of the Mortgage Loans to be performed by the Trustee or the applicable Custodian on its behalf, (vi) the expenses for printing or otherwise reproducing the Certificates, the Prospectus and the Prospectus Supplement, (vii) the fees and expenses of each Rating Agency (both initial and ongoing), (viii) the fees and expenses relating to the preparation and recordation of mortgage assignments (including intervening assignments, if any and if available, to evidence a complete chain of title from the originator to the Trustee) from each Mortgage Loan Seller to the Trustee or the expenses relating to the Opinion of Counsel referred to in Section 6(a) hereof, as the case may be, and (ix) Mortgage File due diligence expenses and other out-of-pocket expenses incurred by the Purchaser in connection with the purchase of the Mortgage Loans and by Bear Stearns in connection with the sale of the Certificates. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) additionally agrees to pay directly to any third party on a timely basis the fees provided for above which are charged by such third party and which are billed periodically.

SECTION 13.  Accountants’ Letters.

(a)  Deloitte & Touche LLP will review the characteristics of a sample of the Mortgage Loans described in the Mortgage Loan Schedule and will compare those characteristics to the description of the Mortgage Loans contained in the Prospectus Supplement under the captions “Summary—The Mortgage Loans” and “The Mortgage Pool” and in Schedule A thereto. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) will cooperate with the Purchaser in making available all information and taking all steps reasonably necessary to permit such accountants to complete the review and to deliver the letters required of them under the Underwriting Agreement. Deloitte & Touche LLP will also confirm certain calculations as set forth under the caption “Yield, Prepayment and Maturity Considerations” in the Prospectus Supplement.

(b)  To the extent statistical information with respect to EMC’s servicing portfolio is included in the Prospectus Supplement under the caption “Servicing of the Mortgage Loans—EMC,” a letter from the certified public accountant for EMC will be delivered to the Purchaser dated the date of the Prospectus Supplement, in the form previously agreed to by EMC and the Purchaser, with respect to such statistical information.

SECTION 14.  Indemnification.

(a)  EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall indemnify and hold harmless the Purchaser and its directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Mortgage Loan Sellers’ Information as identified in Exhibit 3, the omission to state in the Term Sheet Supplement, the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and in which additional Mortgage Loan Sellers’ Information is identified), in reliance upon and in conformity with Mortgage Loan Sellers’ Information a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall reimburse the Purchaser and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend against any such loss, claim, damage, liability or action.

The foregoing indemnity agreement is in addition to any liability which EMC or Master Funding otherwise may have to the Purchaser or any other such indemnified party.

(b)  The Purchaser shall indemnify and hold harmless each Mortgage Loan Seller and its respective directors, officers and controlling persons (as defined in Section 15 of the Securities Act) from and against any loss, claim, damage or liability or action in respect thereof, to which they or any of them may become subject, under the Securities Act or otherwise, insofar as such loss, claim, damage, liability or action arises out of, or is based upon any untrue statement of a material fact contained in the Purchaser’s Information as identified in Exhibit 4, the omission to state in the Prospectus Supplement or Prospectus (or any amendment thereof or supplement thereto approved by the Purchaser and in which additional Purchaser’s Information is identified), in reliance upon and in conformity with the Purchaser’s Information, a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made, not misleading; and the Purchaser shall reimburse each Mortgage Loan Seller, and each other indemnified party for any legal and other expenses reasonably incurred by them in connection with investigating or defending or preparing to defend any such loss, claim, damage, liability or action. The foregoing indemnity agreement is in addition to any liability which the Purchaser otherwise may have to the Mortgage Loan Sellers, or any other such indemnified party.

(c)  Promptly after receipt by an indemnified party under subsection (a) or (b) above of notice of the commencement of any action, such indemnified party shall, if a claim in respect thereof is to be made against the indemnifying party under such subsection, notify each party against whom indemnification is to be sought in writing of the commencement thereof (but the failure so to notify an indemnifying party shall not relieve it from any liability which it may have under this Section 14 except to the extent that it has been prejudiced in any material respect by such failure or from any liability which it may have otherwise). In case any such action is brought against any indemnified party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent it may elect by written notice delivered to the indemnified party promptly (but, in any event, within 30 days) after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party. Notwithstanding the foregoing, the indemnified party or parties shall have the right to employ its or their own counsel in any such case, but the fees and expenses of such counsel shall be at the expense of such indemnified party or parties unless (i) the employment of such counsel shall have been authorized in writing by one of the indemnifying parties in connection with the defense of such action, (ii) the indemnifying parties shall not have employed counsel to have charge of the defense of such action within a reasonable time after notice of commencement of the action, or (iii) such indemnified party or parties shall have reasonably concluded that there is a conflict of interest between itself or themselves and the indemnifying party in the conduct of the defense of any claim or that the interests of the indemnified party or parties are not substantially co-extensive with those of the indemnifying party (in which case the indemnifying parties shall not have the right to direct the defense of such action on behalf of the indemnified party or parties), in any of which events such fees and expenses shall be borne by the indemnifying parties (provided, however, that the indemnifying party shall be liable only for the fees and expenses of one counsel in addition to one local counsel in the jurisdiction involved. Anything in this subsection to the contrary notwithstanding, an indemnifying party shall not be liable for any settlement or any claim or action effected without its written consent; provided, however, that such consent was not unreasonably withheld.

(d)  If the indemnification provided for in paragraphs (a) and (b) of this Section 14 shall for any reason be unavailable to an indemnified party in respect of any loss, claim, damage or liability, or any action in respect thereof, referred to in Section 14, then the indemnifying party shall in lieu of indemnifying the indemnified party contribute to the amount paid or payable by such indemnified party as a result of such loss, claim, damage or liability, or action in respect thereof, in such proportion as shall be appropriate to reflect the relative benefits received by the Mortgage Loan Sellers on the one hand and the Purchaser on the other from the purchase and sale of the Mortgage Loans, the offering of the Certificates and the other transactions contemplated hereunder. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation.

(e)  The parties hereto agree that reliance by an indemnified party on any publicly available information or any information or directions furnished by an indemnifying party shall not constitute negligence, bad faith or willful misconduct by such indemnified party.

SECTION 15.  Notices. All demands, notices and communications hereunder shall be in writing but may be delivered by facsimile transmission subsequently confirmed in writing. Notices to EMC shall be directed to EMC Mortgage Corporation, 2780 Lake Vista Drive, Lewisville, Texas 75067, (Facsimile: (214) 626-4889), Attention: Michelle Viner; notices to Master Funding shall be directed to Master Funding LLC, 2780 Lake Vista Drive, Lewisville, Texas 75067 (Facsimile: (214) 626-4889) Attention: Mark Novachek; and notices to the Purchaser shall be directed to Bear Stearns Asset Backed Securities I LLC, 383 Madison Avenue, New York, New York 10179, (Telecopy: (212) 272-7206), Attention: Chief Counsel; or to any other address as may hereafter be furnished by one party to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt) provided that it is received on a business day during normal business hours and, if received after normal business hours, then it shall be deemed to be received on the next business day.

SECTION 16.  Transfer of Mortgage Loans. The Purchaser retains the right to assign the Mortgage Loans and any or all of its interest under this Agreement to the Trustee without the consent of the Mortgage Loan Sellers, and, upon such assignment, the Trustee shall succeed to the applicable rights and obligations of the Purchaser hereunder; provided, however, the Purchaser shall remain entitled to the benefits set forth in Sections 12, 14 and 18 hereto and as provided in Section 2(a). Notwithstanding the foregoing, the sole and exclusive right and remedy of the Trustee with respect to a breach of representation or warranty of the Mortgage Loan Sellers shall be the cure, purchase or substitution obligations of EMC contained in Sections 5 and 7 hereof.

SECTION 17.  Termination. This Agreement may be terminated (a) by the mutual consent of the parties hereto prior to the Closing Date, (b) by the Purchaser, if the conditions to the Purchaser’s obligation to close set forth under Section 11(a) hereof are not fulfilled as and when required to be fulfilled or (c) by any Mortgage Loan Seller, if the conditions to the Mortgage Loan Sellers’ obligation to close set forth under Section 11(b) hereof are not fulfilled as and when required to be fulfilled. In the event of termination pursuant to clause (b), EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall pay, and in the event of termination pursuant to clause (c), the Purchaser shall pay, all reasonable out-of-pocket expenses incurred by the other in connection with the transactions contemplated by this Agreement. In the event of a termination pursuant to clause (a), each party shall be responsible for its own expenses.

SECTION 18.  Representations, Warranties and Agreements to Survive Delivery. All representations, warranties and agreements contained in this Agreement, or contained in certificates of officers of the Mortgage Loan Sellers submitted pursuant hereto, shall remain operative and in full force and effect and shall survive delivery of the Mortgage Loans to the Purchaser (and by the Purchaser to the Trustee). Subsequent to the delivery of the Mortgage Loans to the Purchaser, EMC’s representations and warranties contained herein with respect to the Mortgage Loans shall be deemed to relate to the Mortgage Loans actually delivered to the Purchaser and included in the Mortgage Loan Schedule and any Replacement Mortgage Loan.

SECTION 19.  Severability. If any provision of this Agreement shall be prohibited or invalid under applicable law, this Agreement shall be ineffective only to such extent, without invalidating the remainder of this Agreement.

SECTION 20.  Counterparts. This Agreement may be executed in counterparts, each of which will be an original, but which together shall constitute one and the same agreement.

SECTION 21.  Amendment. This Agreement cannot be amended or modified in any manner without the prior written consent of each party.

SECTION 22.  GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

SECTION 23.  Further Assurances. Each of the parties agrees to execute and deliver such instruments and take such actions as another party may, from time to time, reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement including any amendments hereto which may be required by either Rating Agency.

SECTION 24.  Successors and Assigns.

(a)  This Agreement shall bind and inure to the benefit of and be enforceable by each of the Mortgage Loan Sellers and the Purchaser and their permitted successors and assigns and, to the extent specified in Section 14 hereof, Bear Stearns, and their directors, officers and controlling persons (within the meaning of federal securities laws). The Mortgage Loan Sellers acknowledge and agree that the Purchaser may assign its rights under this Agreement (including, without limitation, with respect to the EMC’s representations and warranties respecting the Mortgage Loans) to the Trustee. Any person into which any Mortgage Loan Seller may be merged or consolidated (or any person resulting from any merger or consolidation involving such Mortgage Loan Seller), any person resulting from a change in form of such Mortgage Loan Seller or any person succeeding to the business of such Mortgage Loan Seller, shall be considered the “successor” of such Mortgage Loan Seller hereunder and shall be considered a party hereto without the execution or filing of any paper or any further act or consent on the part of any party hereto. Except as provided in the two preceding sentences, this Agreement cannot be assigned, pledged or hypothecated by either party hereto without the written consent of the other parties to this Agreement and any such assignment or purported assignment shall be deemed null and void.

SECTION 25.  The Mortgage Loan Sellers. EMC will keep in full force and effect its existence, all rights and franchises as a corporation under the laws of the State of its incorporation and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement. Master Funding will keep in full force and effect its existence, all rights and franchises as a limited liability company under the laws of the State of its formation and will obtain and preserve its qualification to do business as a foreign limited liability company in each jurisdiction in which such qualification is necessary to perform its obligations under this Agreement.

SECTION 26.  Entire Agreement. This Agreement contains the entire agreement and understanding between the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof.

SECTION 27.  No Partnership. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

* Please contact Bear Stearns for pricing information.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

MASTER FUNDING LLC

By:
Name:
Title:

EXHIBIT 1
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser or its designee, and which shall be delivered to the Purchaser or its designee pursuant to the terms of this Agreement.

(i)  The original Mortgage Note, including any riders thereto, endorsed without recourse to the order of “Wells Fargo Bank, National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4,” or to blank and showing to the extent available to the Mortgage Loan Sellers an unbroken chain of endorsements from the related originator, at the time they made the initial endorsement, to the last endorsee up to and including the point the sponsor acquired such mortgage loan;

(ii)  the original Mortgage and, if the related Mortgage Loan is a MOM Loan, noting the presence of the MIN and language indicating that such Mortgage Loan is a MOM Loan, which shall have been recorded (or, for Mortgage Loans other than the EMC Flow Loans, if the original is not available, a copy), with evidence of such recording indicated thereon (or if clause (x) in the proviso below applies, shall be in recordable form);

(iii)  unless the Mortgage Loan is a MOM Loan, the assignment (either an original or a copy, which may be in the form of a blanket assignment if permitted in the jurisdiction in which the Mortgaged Property is located) to the Trustee of the Mortgage with respect to each Mortgage Loan in the name of “Wells Fargo Bank, National Association”, as Trustee for certificateholders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4,” which shall have been recorded (or if clause (x) in the proviso below applies, shall be in recordable form);

(iv)  an original or a copy of all intervening assignments of the Mortgage, if any, to the extent available to the Mortgage Loan Sellers, with evidence of recording thereon;

(v)  With respect to any Mortgage Loan, the original policy of title insurance or mortgagee’s certificate of title insurance or commitment or binder for title insurance or, in the event such original title policy has not been received from the title insurer, such original title policy will be delivered within one year of the Closing Date or, in the event such original title policy is unavailable, a photocopy of such title policy or, in lieu thereof, a current lien search on the related Mortgaged Property; and

(vi)  originals or copies of all available assumption, modification or substitution agreements, if any;

provided, however, that in lieu of the foregoing, the related Mortgage Loan Seller may deliver the following documents, under the circumstances set forth below: (x) if any Mortgage, assignment thereof to the Trustee or intervening assignments thereof have been delivered or are being delivered to recording offices for recording and have not been returned in time to permit their delivery as specified above, the Purchaser may deliver a true copy thereof with a certification on the face of such copy, substantially as follows: “Certified to be a true and correct copy of the original”; (y) in lieu of the Mortgage (other than the Mortgages related to the EMC Flow Loans), assignment or intervening assignments thereof, if the applicable jurisdiction retains the originals of such documents (as evidenced by a certification from the Depositor to such effect) the Depositor may deliver, or cause to be delivered, photocopies of such documents containing an original certification by the judicial or other governmental authority of the jurisdiction where such documents were recorded; and (z) in lieu of the Mortgage Notes relating to the Mortgage Loans identified in the list set forth in Exhibit I to the Pooling and Servicing Agreement, the Purchaser may deliver a lost note affidavit and indemnity and a copy of the original note, if available; and provided, further, however, that in the case of Mortgage Loans which have been prepaid in full after the Cut-off Date and prior to the Closing Date, the Purchaser, in lieu of delivering the above documents, may deliver to the Trustee and its Custodian a certification of a Servicing Officer to such effect and in such case shall deposit all amounts paid in respect of such Mortgage Loans, in the Master Servicer Collection Account or in the Distribution Account on the Closing Date. In the case of the documents referred to in clause (x) above, the Purchaser shall deliver such documents to the Trustee or its Custodian promptly after they are received. EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall cause, at its expense, the Mortgage and intervening assignments, if any, and to the extent required in accordance with the foregoing, the assignment of the Mortgage to the Trustee to be submitted for recording promptly after the Closing Date; provided that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) need not cause to be recorded any assignment (a) in any jurisdiction under the laws of which, as evidenced by an Opinion of Counsel addressed to the Trustee delivered by EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) to the Trustee and the Rating Agencies, the recordation of such assignment is not necessary to protect the Trustee’s interest in the related Mortgage Loan or (b) if MERS is identified on the Mortgage or on a properly recorded assignment of the Mortgage as mortgagee of record solely as nominee for EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) and its successors and assigns. In the event that EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding), the Purchaser or the Master Servicer gives written notice to the Trustee that a court has recharacterized the sale of the Mortgage Loans as a financing, EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) shall submit or cause to be submitted for recording as specified above or, should EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) fail to perform such obligations, the Master Servicer shall cause each such previously unrecorded assignment to be submitted for recording as specified above at the expense of the Trust. In the event a Mortgage File is released to EMC (on its own behalf as a Mortgage Loan Seller and on behalf of Master Funding) or the Master Servicer as a result of such Person having completed a Request for Release, the Custodian shall, if not so completed, complete the assignment of the related Mortgage in the manner specified in clause (iii) above.

EXHIBIT 2

MORTGAGE LOAN SCHEDULE INFORMATION

The Mortgage Loan Schedules shall set forth the following information with respect to each Mortgage Loan:

(a)  the city, state and zip code of the Mortgaged Property;

(b)  the property type;

(c)  the Mortgage Interest Rate;

(d)  the Servicing Fee Rate;

(e)  the Master Servicer’s Fee Rate;

(f)  the LPMI Fee, if applicable;

(g)  the Trustee Fee Rate, if applicable;

(h)  the Net Rate;

(i)  the maturity date;

(j)  the stated original term to maturity;

(k)  the stated remaining term to maturity;

(l)  the original Principal Balance;

(m)  the first payment date;

(n)  the principal and interest payment in effect as of the Cut-off Date;

(o)  the unpaid Principal Balance as of the Cut-off Date;

(p)  the Loan-to-Value Ratio at origination;

(q)  the insurer of any Primary Mortgage Insurance Policy;

(r)  the MIN with respect to each MOM Loan;

(s)  the Gross Margin, if applicable;

(t)  the next Adjustment Date, if applicable;

(u)  the Maximum Lifetime Mortgage Rate, if applicable;

(v)  the Minimum Lifetime Mortgage Rate, if applicable;

(w)  the Periodic Rate Cap, if applicable;

(x)  the Loan Group, if applicable;

(y)  a code indicating whether the Mortgage Loan is negatively amortizing;

(y)  a code indicating whether the Mortgage Loan is negatively amortizing;

(z)	which Mortgage Loans adjust after an initial fixed-rate period of one, two, three, five, seven or ten years or any other period;

(aa)  the Prepayment Charge, if any;

(bb)  lien position (e.g., first lien or second lien);

(cc)  a code indicating whether the Mortgage Loan is has a balloon payment;

(dd)  a code indicating whether the Mortgage Loan is an interest-only loan;

(ee)  the interest-only term, if applicable;

(ff)  the Mortgage Loan Seller; and

(gg)  the original amortization term.

Such schedule also shall set forth for all of the Mortgage Loans, the total number of Mortgage Loans, the total of each of the amounts described under (n) and (o) above, the weighted average by principal balance as of the Cut-off Date of each of the rates described under (c) through (h) above, and the weighted average remaining term to maturity by unpaid principal balance as of the Cut-off Date.

EXHIBIT 3
MORTGAGE LOAN SELLER’S INFORMATION

All information in the Prospectus Supplement described under the following captions: “SUMMARY - The Mortgage Loans,” “THE MORTGAGE POOL,” “THE SPONSOR” and “SCHEDULE A - Mortgage Loan Statistical Data.”

EXHIBIT 4
PURCHASER’S INFORMATION

All information in the Prospectus Supplement and the Prospectus, except the Mortgage Loan Sellers’ Information.

EXHIBIT 5
SCHEDULE OF LOST NOTES

Available Upon Request

EXHIBIT 6

REVISED October 20, 2006

APPENDIX E - Standard & Poor’s Predatory Lending Categories

Standard & Poor’s has categorized loans governed by anti-predatory lending laws in the Jurisdictions listed below into three categories based upon a combination of factors that include (a) the risk exposure associated with the assignee liability and (b) the tests and thresholds set forth in those laws. Note that certain loans classified by the relevant statute as Covered are included in Standard & Poor’s High Cost Loan Category because they included thresholds and tests that are typical of what is generally considered High Cost by the industry.

Standard & Poor’s High Cost Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Arkansas	Arkansas Home Loan Protection Act, Ark. Code Ann. §§ 23-53-101 et seq. Effective July 16, 2003	High Cost Home Loan
Cleveland Heights, OH	Ordinance No. 72-2003 (PSH), Mun. Code §§ 757.01 et seq. Effective June 2, 2003	Covered Loan
Colorado
Consumer Equity Protection, Colo. Stat. Ann. §§ 5-3.5-101 et seq.
Effective for covered loans offered or entered into on or after January 1, 2003. Other provisions of the Act took effect on June 7, 2002
Covered Loan
Connecticut	Connecticut Abusive Home Loan Lending Practices Act, Conn. Gen. Stat. §§ 36a-746 et seq. Effective October 1, 2001	High Cost Home Loan
District of Columbia	Home Loan Protection Act, D.C. Code §§ 26-1151.01 et seq. Effective for loans closed on or after January 28, 2003	Covered Loan
Florida	Fair Lending Act, Fla. Stat. Ann. §§ 494.0078 et seq. Effective October 2, 2002	High Cost Home Loan
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	High Cost Home Loan
Georgia as amended (Mar. 7, 2003 - current)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective for loans closed on or after March 7, 2003	High Cost Home Loan
HOEPA Section 32	Home Ownership and Equity Protection Act of 1994, 15 U.S.C. § 1639, 12 C.F.R. §§ 226.32 and 226.34 Effective October 1, 1995, amendments October 1, 2002	High Cost Loan
Illinois	High Risk Home Loan Act, Ill. Comp. Stat. tit. 815, §§ 137/5 et seq. Effective January 1, 2004 (prior to this date, regulations under Residential Mortgage License Act effective from May 14, 2001)	High Risk Home Loan
Indiana	Indiana Home Loan Practices Act, Ind. Code Ann. §§ 24-9-1-1 et seq. Effective January 1, 2005; amended by 2005 HB 1179, effective July 1, 2005.	High Cost Home Loans
Kansas	Consumer Credit Code, Kan. Stat. Ann. §§ 16a-1-101 et seq. Sections 16a-1-301 and 16a-3-207 became effective April 14, 1999; Section 16a-3-308a became effective July 1, 1999	High Loan to Value Consumer Loan (id. § 16a-3-207) and;
High APR Consumer Loan (id. §16a-3-308a)
Kentucky	2003 KY H.B. 287 - High Cost Home Loan Act, Ky. Rev. Stat. §§ 360.100 et seq. Effective June 24, 2003	High Cost Home Loan
Maine	Truth in Lending, Me. Rev. Stat. tit. 9-A, §§ 8-101 et seq. Effective September 29, 1995 and as amended from time to time	High Rate High Fee Mortgage
Massachusetts	Part 40 and Part 32, 209 C.M.R. §§ 32.00 et seq. and 209 C.M.R. §§ 40.01 et seq. Effective March 22, 2001 and amended from time to time	High Cost Home Loan
Nevada	Assembly Bill No. 284, Nev. Rev. Stat. §§ 598D.010 et seq. Effective October 1, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	High Cost Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	High Cost Home Loan
New York	N.Y. Banking Law Article 6-l Effective for applications made on or after April 1, 2003	High Cost Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	High Cost Home Loan
Ohio	H.B. 386 (codified in various sections of the Ohio Code), Ohio Rev. Code Ann. §§ 1349.25 et seq. Effective May 24, 2002	Covered Loan
Oklahoma	Consumer Credit Code (codified in various sections of Title 14A) Effective July 1, 2000; amended effective January 1, 2004	Subsection 10 Mortgage
Rhode Island	Rhode Island Home Loan Protection Act, R.I. Gen. Laws §§ 34-25.2-1 et seq. Effective December 31, 2006.	High Cost Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	High Cost Home Loan
Tennessee	Tennessee Home Loan Protection Act, Tenn. Code Ann. §§ 45-20-101 et seq. Effective January 1, 2007.	High Cost Home Loan
West Virginia	West Virginia Residential Mortgage Lender, Broker and Servicer Act, W. Va. Code Ann. §§ 31-17-1 et seq. Effective June 5, 2002	West Virginia Mortgage Loan Act Loan

Standard & Poor’s Covered Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Covered Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective November 27, 2003 - July 5, 2004	Covered Home Loan

Standard & Poor’s Home Loan Categorization
State/Jurisdiction	Name of Anti-Predatory Lending Law/Effective Date	Category under Applicable Anti-Predatory Lending Law
Georgia (Oct. 1, 2002 - Mar. 6, 2003)	Georgia Fair Lending Act, Ga. Code Ann. §§ 7-6A-1 et seq. Effective October 1, 2002 - March 6, 2003	Home Loan
New Jersey	New Jersey Home Ownership Security Act of 2002, N.J. Rev. Stat. §§ 46:10B-22 et seq. Effective for loans closed on or after November 27, 2003	Home Loan
New Mexico	Home Loan Protection Act, N.M. Rev. Stat. §§ 58-21A-1 et seq. Effective as of January 1, 2004; Revised as of February 26, 2004	Home Loan
North Carolina	Restrictions and Limitations on High Cost Home Loans, N.C. Gen. Stat. §§ 24-1.1E et seq. Effective July 1, 2000; amended October 1, 2003 (adding open-end lines of credit)	Consumer Home Loan
South Carolina	South Carolina High Cost and Consumer Home Loans Act, S.C. Code Ann. §§ 37-23-10 et seq. Effective for loans taken on or after January 1, 2004	Consumer Home Loan

SCHEDULE A

REQUIRED RATINGS FOR EACH CLASS OF CERTIFICATES

Public Certificates

Class	S&P	Moody’s
A-1	AAA	Aaa
A-2	AAA	Aaa
A-3	AAA	Aa1
A-4	AAA	Aaa
A-5	AAA	Aaa
M-1	AA	Aa2
M-2	A	A2
B-1	BBB	Baa2

None of the above ratings has been lowered, qualified or withdrawn since the dates of issuance of such ratings by the Rating Agencies.

Private Certificates

Class	S&P	Moody’s
B-2	BB	Ba2
C	Not Rated	Not Rated
P	Not Rated	Not Rated
R-1	Not Rated	Not Rated
R-2	Not Rated	Not Rated
R-3	Not Rated	Not Rated
R-4	Not Rated	Not Rated
RX	Not Rated	Not Rated

EXHIBIT M

[Reserved]

EXHIBIT N

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

Definitions
Primary Servicer - transaction party having borrower contact
Master Servicer - aggregator of pool assets
Trustee - waterfall calculator; fiduciary of the transaction
Back-up Servicer - named in the transaction (in the event a Back up Servicer becomes the Primary Servicer, follow Primary Servicer obligations)
Custodian - safe keeper of pool assets

Note: The definitions above describe the essential function that the party performs, rather than the party’s title.

Where there are multiple checks for criteria the attesting party will identify in their management assertion that they are attesting only to the portion of the distribution chain they are responsible for in the related transaction agreements.

Key: X - obligation
[X] - under consideration for obligation

Reg AB Reference	Servicing Criteria	Primary Servicer	Master Servicer	Trustee	Custodian
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X	X	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X	X	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the Pool Assets are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
		X	X
Cash Collection and Administration
1122(d)(2)(i)
Payments on pool assets are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
		X	X	X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X	X	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
		X	X	X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of over collateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
		X	X	X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
		X	X	X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X		X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
		X	X	X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of Pool Assets serviced by the Servicer.
		X	X	X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X	X	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X	X	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X	X	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on pool assets is maintained as required by the transaction agreements or related pool asset documents.	X			X
1122(d)(4)(ii)	Pool assets and related documents are safeguarded as required by the transaction agreements	X			X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X		X
1122(d)(4)(iv)
Payments on pool assets, including any payoffs, made in accordance with the related pool asset documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related pool asset documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the pool assets agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's pool assets (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
		X	X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
		X	X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a pool asset is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent pool assets including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for pool assets with variable rates are computed based on the related pool asset documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s pool asset documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable pool asset documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related pool assets, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X	X
1122(d)(4)(xv)
Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements. (In this transaction there is no external enhancement or other support.)
		X		X

EXHIBIT O

FORM 10-D, FORM 8-K AND FORM 10-K
REPORTING RESPONSIBILITY

As to each item described below, the entity indicated as the Responsible Party shall be primarily responsible for reporting the information to the party identified as responsible for preparing the Securities Exchange Act Reports pursuant to Section 4.18 of the Pooling and Servicing Agreement.

Under Item 1 of Form 10-D: a) items marked “Monthly Statements to Certificateholders” are required to be included in the periodic Distribution Date statement under Section 6.06, provided by the Trustee based on information received from the party providing such information; and b) items marked “Form 10-D report” are required to be in the Form 10-D report but not the Monthly Statements to Certificateholders, provided by the party indicated. Information under all other Items of Form 10-D is to be included in the Form 10-D report. All such information and any other Items on Form 8-K and Form 10-D set forth in this Exhibit shall be sent to the Trustee and the Depositor.

Form	Item	Description	Servicers	Master Servicer	Trustee	Custodian	Depositor	Sponsor
10-D	Must Be Filed Within 15 Days Of The Distribution Date For The Asset-Backed Securities.
	1	Distribution And Pool Performance Information
Item 1121(A) - Distribution And Pool Performance Information
		(1) Any Applicable Record Dates, Accrual Dates, Determination Dates For Calculating Distributions And Actual Distribution Dates For The Distribution Period.			X (Monthly Statements To Certificateholders)
		(2) Cash Flows Received And The Sources Thereof For Distributions, Fees And Expenses.			X (Monthly Statements To Certificateholders)
		(3) Calculated Amounts And Distribution Of The Flow Of Funds For The Period Itemized By Type And Priority Of Payment, Including:			X (Monthly Statements To Certificateholders)
		(I) Fees Or Expenses Accrued And Paid, With An Identification Of The General Purpose Of Such Fees And The Party Receiving Such Fees Or Expenses.			X (Monthly Statements To Certificateholders)
(Ii) Payments Accrued Or Paid With Respect To Enhancement Or Other Support Identified In Item 1114 Of Regulation Ab (Such As Insurance Premiums Or Other Enhancement Maintenance Fees), With An Identification Of The General Purpose Of Such Payments And The Party Receiving Such Payments.
X (Monthly Statements To Certificateholders)
		(Iii) Principal, Interest And Other Distributions Accrued And Paid On The Asset-Backed Securities By Type And By Class Or Series And Any Principal Or Interest Shortfalls Or Carryovers.			X (Monthly Statements To Certificateholders)
		(Iv) The Amount Of Excess Cash Flow Or Excess Spread And The Disposition Of Excess Cash Flow.			X (Monthly Statements To Certificateholders)
		(4) Beginning And Ending Principal Balances Of The Asset-Backed Securities.			X (Monthly Statements To Certificateholders)
(5) Interest Rates Applicable To The Pool Assets And The Asset-Backed Securities, As Applicable. Consider Providing Interest Rate Information For Pool Assets In Appropriate Distributional Groups Or Incremental Ranges.
X (Monthly Statements To Certificateholders)
		(6) Beginning And Ending Balances Of Transaction Accounts, Such As Reserve Accounts, And Material Account Activity During The Period.			X (Monthly Statements To Certificateholders)
(7) Any Amounts Drawn On Any Credit Enhancement Or Other Support Identified In Item 1114 Of Regulation Ab, As Applicable, And The Amount Of Coverage Remaining Under Any Such Enhancement, If Known And Applicable.
X (Monthly Statements To Certificateholders)
(8) Number And Amount Of Pool Assets At The Beginning And Ending Of Each Period, And Updated Pool Composition Information, Such As Weighted Average Coupon, Weighted Average Remaining Term, Pool Factors And Prepayment Amounts.
					X (Monthly Statements To Certificateholders)		Updated Pool Composition Information Fields To Be As Specified By Depositor From Time To Time
		(9) Delinquency And Loss Information For The Period.	X	X	X (Monthly Statements To Certificateholders)
		In Addition, Describe Any Material Changes To The Information Specified In Item 1100(B)(5) Of Regulation Ab Regarding The Pool Assets. (Methodology)	X
(10) Information On The Amount, Terms And General Purpose Of Any Advances Made Or Reimbursed During The Period, Including The General Use Of Funds Advanced And The General Source Of Funds For Reimbursements.
			X	X	X (Monthly Statements To Certificateholders)
		(11) Any Material Modifications, Extensions Or Waivers To Pool Asset Terms, Fees, Penalties Or Payments During The Distribution Period Or That Have Cumulatively Become Material Over Time.	X	X	X (Monthly Statements To Certificateholders)
		(12) Material Breaches Of Pool Asset Representations Or Warranties Or Transaction Covenants.	X	X	X (If Agreed Upon By The Parties)		X
		(13) Information On Ratio, Coverage Or Other Tests Used For Determining Any Early Amortization, Liquidation Or Other Performance Trigger And Whether The Trigger Was Met.			X (Monthly Statements To Certificateholders)
		(14) Information Regarding Any New Issuance Of Asset-Backed Securities Backed By The Same Asset Pool,					X
Information Regarding Any Pool Asset Changes (Other Than In Connection With A Pool Asset Converting Into Cash In Accordance With Its Terms), Such As Additions Or Removals In Connection With A Prefunding Or Revolving Period And Pool Asset Substitutions And Repurchases (And Purchase Rates, If Applicable), And Cash Flows Available For Future Purchases, Such As The Balances Of Any Prefunding Or Revolving Accounts, If Applicable.
			X	X	X		X
Disclose Any Material Changes In The Solicitation, Credit-Granting, Underwriting, Origination, Acquisition Or Pool Selection Criteria Or Procedures, As Applicable, Used To Originate, Acquire Or Select The New Pool Assets.
							X	X
		Item 1121(B) - Pre-Funding Or Revolving Period Information Updated Pool Information As Required Under Item 1121(B).					X
	2	Legal Proceedings
Item 1117 - Legal Proceedings Pending Against The Following Entities, Or Their Respective Property, That Is Material To Certificateholders, Including Proceedings Known To Be Contemplated By Governmental Authorities:

		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Issuing Entity					X
		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X
		Originator Of 20% Or More Of Pool Assets As Of The Cut-Off Date					X
		Custodian				X
	3	Sales Of Securities And Use Of Proceeds
Information From Item 2(A) Of Part Ii Of Form 10-Q:

With Respect To Any Sale Of Securities By The Sponsor, Depositor Or Issuing Entity, That Are Backed By The Same Asset Pool Or Are Otherwise Issued By The Issuing Entity, Whether Or Not Registered, Provide The Sales And Use Of Proceeds Information In Item 701 Of Regulation S-K. Pricing Information Can Be Omitted If Securities Were Not Registered.
X
	4	Defaults Upon Senior Securities
		Information From Item 3 Of Part Ii Of Form 10-Q: Report The Occurrence Of Any Event Of Default (After Expiration Of Any Grace Period And Provision Of Any Required Notice)			X
	5	Submission Of Matters To A Vote Of Security Holders
		Information From Item 4 Of Part Ii Of Form 10-Q			X
	6	Significant Obligors Of Pool Assets
		Item 1112(B) - Significant Obligor Financial Information*					X
*This Information Need Only Be Reported On The Form 10-D For The Distribution Period In Which Updated Information Is Required Pursuant To The Item.
	7	Significant Enhancement Provider Information
Item 1114(B)(2) - Credit Enhancement Provider Financial Information*
		Determining Applicable Disclosure Threshold					X
		Obtain Required Financial Information Or Effecting Incorporation By Reference					X
Item 1115(B) - Derivative Counterparty Financial Information*
		Determining Current Maximum Probable Exposure					X
		Determining Current Significance Percentage			X
		Notify Derivative Counterparty Of Significance Percentage And Request Required Financial Information			X
		Obtain Required Financial Information Or Effecting Incorporation By Reference					X
*This Information Need Only Be Reported On The Form 10-D For The Distribution Period In Which Updated Information Is Required Pursuant To The Items.
	8	Other Information
		Disclose Any Information Required To Be Reported On Form 8-K During The Period Covered By The Form 10-D But Not Reported	The Responsible Party For The Applicable Form 8-K Item As Indicated Below.
	9	Exhibits
		Distribution Report			X
		Exhibits Required By Item 601 Of Regulation S-K, Such As Material Agreements					X
8-K	Must Be Filed Within Four Business Days Of An Event Reportable On Form 8-K.
	1.01	Entry Into A Material Definitive Agreement
Disclosure Is Required Regarding Entry Into Or Amendment Of Any Definitive Agreement That Is Material To The Securitization, Even If Depositor Is Not A Party.

Examples: Servicing Agreement, Custodial Agreement.

Note: Disclosure Not Required As To Definitive Agreements That Are Fully Disclosed In The Prospectus
			X	X	X		X	X
	1.02	Termination Of A Material Definitive Agreement	X	X	X		X	X
Disclosure Is Required Regarding Termination Of Any Definitive Agreement That Is Material To The Securitization (Other Than Expiration In Accordance With Its Terms), Even If Depositor Is Not A Party.

Examples: Servicing Agreement, Custodial Agreement.

	1.03	Bankruptcy Or Receivership
Disclosure Is Required Regarding The Bankruptcy Or Receivership, If Known To The Master Servicer, With Respect To Any Of The Following:

Sponsor (Seller), Depositor, Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers, Certificate Administrator, Trustee, Significant Obligor, Credit Enhancer (10% Or More), Derivatives Counterparty, Custodian
			X	X	X	X	X	X
	2.04	Triggering Events That Accelerate Or Increase A Direct Financial Obligation Or An Obligation Under An Off-Balance Sheet Arrangement
Includes An Early Amortization, Performance Trigger Or Other Event, Including Event Of Default, That Would Materially Alter The Payment Priority/Distribution Of Cash Flows/Amortization Schedule.

Disclosure Will Be Made Of Events Other Than Waterfall Triggers Which Are Disclosed In The Monthly Statement To Certificateholders
				X	X
	3.03	Material Modification To Rights Of Security Holders
		Disclosure Is Required Of Any Material Modification To Documents Defining The Rights Of Certificateholders, Including The Pooling And Servicing Agreement			X		X
	5.03	Amendments To Articles Of Incorporation Or Bylaws; Change In Fiscal Year
		Disclosure Is Required Of Any Amendment “To The Governing Documents Of The Issuing Entity”					X
	5.06	Change In Shell Company Status
		[Not Applicable To Abs Issuers]					X
	6.01	Abs Informational And Computational Material
		[Not Included In Reports To Be Filed Under Section 3.18]					X
	6.02	Change Of Servicer Or Trustee
Requires Disclosure Of Any Removal, Replacement, Substitution Or Addition Of Any Master Servicer, Affiliated Servicer, Other Servicer Servicing 10% Or More Of Pool Assets At Time Of Report, Other Material Servicers, Certificate Administrator Or Trustee.
			X	X	X		X
		Reg Ab Disclosure About Any New Servicer Is Also Required.	X
		Reg Ab Disclosure About Any New Trustee Is Also Required.			X (To The Extent Of A New Trustee)
	6.03	Change In Credit Enhancement Or Other External Support [In This Transaction There Is No External Enhancement Or Other Support.]
Covers Termination Of Any Enhancement In Manner Other Than By Its Terms, The Addition Of An Enhancement, Or A Material Change In The Enhancement Provided. Applies To External Credit Enhancements As Well As Derivatives.
					X		X
		Reg Ab Disclosure About Any New Enhancement Provider Is Also Required.			X		X
	6.04	Failure To Make A Required Distribution			X
	6.05	Securities Act Updating Disclosure
If Any Material Pool Characteristic Differs By 5% Or More At The Time Of Issuance Of The Securities From The Description In The Final Prospectus, Provide Updated Reg Ab Disclosure About The Actual Asset Pool.
X
		If There Are Any New Servicers Or Originators Required To Be Disclosed Under Regulation Ab As A Result Of The Foregoing, Provide The Information Called For In Items 1108 And 1110 Respectively.					X
	7.01	Regulation Fd Disclosure	X	X	X	X	X
	8.01	Other Events
		Any Event, With Respect To Which Information Is Not Otherwise Called For In Form 8-K, That The Registrant Deems Of Importance To Security Holders.					X
	9.01	Financial Statements And Exhibits	The Responsible Party Applicable To Reportable Event.
10-K	Must Be Filed Within 90 Days Of The Fiscal Year End For The Registrant.
	9b	Other Information
		Disclose Any Information Required To Be Reported On Form 8-K During The Fourth Quarter Covered By The Form 10-K But Not Reported	The Responsible Party For The Applicable Form 8-K Item As Indicated Above.
	15	Exhibits And Financial Statement Schedules
		Item 1112(B) - Significant Obligor Financial Information					X
Item 1114(B)(2) - Credit Enhancement Provider Financial Information
		Determining Applicable Disclosure Threshold					X
		Obtain Required Financial Information Or Effecting Incorporation By Reference					X
Item 1115(B) - Derivative Counterparty Financial Information
		Determining Current Maximum Probable Exposure					X
		Determining Current Significance Percentage			X
		Notify Derivative Counterparty Of Significance Percentage And Request Required Financial Information			X
		Obtain Required Financial Information Or Effecting Incorporation By Reference					X
Item 1117 - Legal Proceedings Pending Against The Following Entities, Or Their Respective Property, That Is Material To Certificateholders, Including Proceedings Known To Be Contemplated By Governmental Authorities:

		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Issuing Entity					X
		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X
		Originator Of 20% Or More Of Pool Assets As Of The Cut-Off Date					X
		Custodian				X
Item 1119 - Affiliations And Relationships Between The Following Entities, Or Their Respective Affiliates, That Are Material To Certificateholders:
		Sponsor (Seller)						X
		Depositor					X
		Trustee			X
		Master Servicer, Affiliated Servicer, Other Servicer Servicing 20% Or More Of Pool Assets At Time Of Report, Other Material Servicers	X	X
		Originator					X
		Custodian				X
		Credit Enhancer/Support Provider					X
		Significant Obligor					X
		Item 1122 - Assessment Of Compliance With Servicing Criteria	X	X	X	X
		Item 1123 - Servicer Compliance Statement	X	X

EXHIBIT P

ADDITIONAL DISCLOSURE NOTIFICATION

Bear Stearns Asset Backed Securities I LLC
383 Madison Avenue
New York, New York 10179
Fax: (212) 272-2000
E-mail: regabnotifications@bear.com

Wells Fargo Bank, N.A. as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Fax: (410) 715-2380
E-mail: cts.sec.notifications@wellsfargo.com

Attn: Corporate Trust Services - BSABS I 2007-AC4-SEC REPORT PROCESSING

RE: **Additional Form [     ] Disclosure**Required

Ladies and Gentlemen:

In accordance with Section 4.18 of the Pooling and Servicing Agreement, dated as of April 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as Master Servicer, Seller and Company and Wells Fargo Bank, National Association, as Trustee. The Undersigned hereby notifies you that certain events have come to our attention that [will][may] need to be disclosed on Form [     ].

Description of Additional Form [ ] Disclosure:

List of Any Attachments hereto to be included in the Additional Form [   ] Disclosure:

Any inquiries related to this notification should be directed to [    ], phone number: [   ]; email address: [    ].

[NAME OF PARTY]
as [role]

By:
Name:
Title:

EXHIBIT Q-1

COUNTRYWIDE SERVICING AGREEMENT

EMC Mortgage Corporation,

Purchaser

and

Countrywide Home Loans, Inc.,

Company

______________________________________________

SELLER’S WARRANTIES AND SERVICING AGREEMENT

Dated as of September 1, 2002
______________________________________________

Residential Adjustable Rate Mortgage Loans

ARTICLE I

DEFINITIONS

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF DOCUMENTS
Section 2.01	Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.
Section 2.02	Books and Records; Transfers of Mortgage Loans.
Section 2.03	Delivery of Documents.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;
REMEDIES AND BREACH
Section 3.01	Company Representations and Warranties.
Section 3.02	Representations and Warranties Regarding Individual Mortgage Loans.
Section 3.03	Remedies for Breach of Representations and Warranties.
Section 3.04	Indemnification.
Section 3.05	Repurchase Upon Conversion.
Section 3.06	Restrictions and Requirements Applicable in the Event
that a Mortgage Loan is Acquired by a REMIC
Section 3.07	Review of Mortgage Loans

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS
Section 4.01	Company to Act as Servicer.
Section 4.02	Liquidation of Mortgage Loans.
Section 4.03	Collection of Mortgage Loan Payments.
Section 4.04	Establishment of and Deposits to Custodial Account.
Section 4.05	Permitted Withdrawals From Custodial Account.
Section 4.06	Establishment of and Deposits to Escrow Account.
Section 4.07	Permitted Withdrawals From Escrow Account.
Section 4.08	Payment of Taxes, Insurance and Other Charges.
Section 4.09	Protection of Accounts.
Section 4.10	Maintenance of Hazard Insurance.
Section 4.11	Maintenance of Mortgage Impairment Insurance.
Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.
Section 4.13	Inspections.
Section 4.14	Restoration of Mortgaged Property.
Section 4.15	Maintenance of PMI and LPMI Policy; Claims.
Section 4.16	Title, Management and Disposition of REO Property.
Section 4.17	Real Estate Owned Reports.
Section 4.18	Liquidation Reports.
Section 4.19	Reports of Foreclosures and Abandonments of Mortgaged Property.
Section 4.20	Notification of Adjustments.

ARTICLE V

PAYMENTS TO PURCHASER
Section 5.01	Remittances.
Section 5.02	Statements to Purchaser.
Section 5.03	Monthly Advances by Company.

ARTICLE VI

GENERAL SERVICING PROCEDURES
Section 6.01	Transfers of Mortgaged Property.
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.
Section 6.03	Servicing Compensation.
Section 6.04	Annual Statement as to Compliance.
Section 6.05	Annual Independent Public Accountants’ Servicing Report.
Section 6.06	Right to Examine Company Records.

ARTICLE VII

AGENCY TRANSFER; PASS-THROUGH TRANSFER
Section 7.01	Removal of Mortgage Loans from Inclusion Under this Agreement Upon an Agency Transfer, or a Pass-Through Transfer on One or More Reconstitution Dates.
Section 7.02	Purchaser’s Repurchase and Indemnification Obligations.

ARTICLE VIII

COMPANY TO COOPERATE
Section 8.01	Provision of Information.
Section 8.02	Financial Statements; Servicing Facility.

ARTICLE IX

THE COMPANY
Section 9.01	Indemnification; Third Party Claims.
Section 9.02	Merger or Consolidation of the Company.
Section 9.03	Limitation on Liability of Company and Others.
Section 9.04	Limitation on Resignation and Assignment by Company.

ARTICLE X

DEFAULT
Section 10.01	Events of Default.
Section 10.02	Waiver of Defaults.

ARTICLE XI

TERMINATION
Section 11.01	Termination.
Section 11.02	Termination Without Cause.

ARTICLE XII

MISCELLANEOUS PROVISIONS
Section 12.01	Successor to Company.
Section 12.02	Amendment.
Section 12.03	Governing Law.
Section 12.04	Duration of Agreement.
Section 12.05	Notices.
Section 12.06	Severability of Provisions.
Section 12.07	Relationship of Parties.
Section 12.08	Execution; Successors and Assigns.
Section 12.09	Recordation of Assignments of Mortgage.
Section 12.10	Assignment by Purchaser.
Section 12.11	No Personal Solicitation.

EXHIBITS
EXHIBIT A	MORTGAGE LOAN SCHEDULE
EXHIBIT B	CONTENTS OF EACH MORTGAGE FILE
EXHIBIT C	MORTGAGE LOAN DOCUMENTS
EXHIBIT D-1	FORM OF CUSTODIAL ACCOUNT
CERTIFICATION
EXHIBIT D-2	FORM OF CUSTODIAL ACCOUNT
LETTER AGREEMENT
EXHIBIT E-1	FORM OF ESCROW ACCOUNT CERTIFICATION
EXHIBIT E-2	FORM OF ESCROW ACCOUNT
LETTER AGREEMENT
EXHIBIT F	FORM OF MONTHLY REMITTANCE ADVICE
EXHIBIT G	FORM OF ASSIGNMENT AND ASSUMPTION
EXHIBIT H	UNDERWRITING GUIDELINES

This is a Seller’s Warranties and Servicing Agreement for residential adjustable rate first lien mortgage loans, dated and effective as of September 1, 2002, and is executed between EMC Mortgage Corporation, as purchaser (the “Purchaser”), and Countrywide Home Loans, Inc., as seller and servicer (the “Company”).

W I T N E S S E T H:

WHEREAS, from time to time the Purchaser has agreed to purchase from the Company and from time to time the Company has agreed to sell to the Purchaser certain Mortgage Loans (excluding the right to service the Mortgage Loans which the Company expressly retains);

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the related Mortgage Loan Schedule, which is annexed hereto as Exhibit A;
WHEREAS, the Company has agreed to service, from time to time, certain of the Mortgage Loans acquired by the Purchaser in accordance with the terms and provisions of this Agreement; and

WHEREAS, the Purchaser and the Company wish to prescribe the manner of purchase of the Mortgage Loans and the management, servicing and control of the Mortgage Loans which from time to time are subject to this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Whenever used herein, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices of prudent mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located.

Agency Transfer: The sale or transfer by Purchaser of some or all of the Mortgage Loans to Fannie Mae under its Cash Purchase Program or its MBS Swap Program (Special Servicing Option) or to Freddie Mac under its Freddie Mac Cash Program or Gold PC Program, retaining the Company as “servicer thereunder”.

Agreement: This Seller’s Warranties and Servicing Agreement and all amendments hereof and supplements hereto.

ALTA: The American Land Title Association or any successor thereto.

Appraised Value: The value set forth in an appraisal made in connection with the origination of the related Mortgage Loan as the value of the Mortgaged Property.

Approved Flood Certification Provider: Any provider acceptable to Fannie Mae and Freddie Mac.

Assignment and Conveyance: An Assignment and Conveyance in the form of Exhibit 6 to the Mortgage Loan Purchase Agreement dated as of the date hereof, by and between the Seller and the Purchaser.

Assignment of Mortgage: An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Purchaser.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of New York or California are authorized or obligated by law or executive order to be closed.

Closing Date: The date set forth on the related Confirmation on which the Purchaser from time to time shall purchase and the Company from time to time shall sell, the Mortgage Loans listed on the related Mortgage Loan Schedule.

Code: The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Company: Countrywide Home Loans, Inc., or its successor in interest or assigns, or any successor to the Company under this Agreement appointed as herein provided.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the parties hereto which relates to the Mortgage Loans on the related Closing Date.

Convertible Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan at any time between the first anniversary and the fifth anniversary of the origination of the mortgage loan.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 4.04.

Custodial Agreement: That certain Custodial Agreement, dated as of November 23,1999 by and between the Purchaser and Wells Fargo Bank Minnesota, N.A.

Custodian: The Custodian under the Custodial Agreement, or its successor in interest or assigns or any successor to the Custodian under the Custodial Agreement as provided therein.

Cut-off Date: The date set forth on the related Confirmation.

Deleted Mortgage Loan: A Mortgage Loan which is repurchased by the Company in accordance with the terms of this Agreement and which is, in the case of a substitution pursuant to Section 3.03, replaced or to be replaced with a Qualified Substitute Mortgage Loan.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Disqualified Organization: An organization defined as such in Section 860E(e) of the Code.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace. With respect to the Mortgage Loans for which payment from the Mortgagor is due on a day other than the first day of the month, such Mortgage Loans will be treated as if the Monthly Payment is due on the first day of the month of such Due Date.

Due Period: With respect to each Remittance Date, the prior calendar month.

Eligible Investments: Any one or more of the obligations and securities listed below which investment provides for a date of maturity not later than the Determination Date in each month:

(i)  direct obligations of, and obligations fully guaranteed by, the United States of America, or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America; and

(ii)  federal funds, demand and time deposits in, certificates of deposits of, or bankers’ acceptances issued by, any depository institution or trust company incorporated or organized under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, so long as at the time of such investment or contractual commitment providing for such investment the commercial paper or other short-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the commercial paper or other short-term debt obligations of such holding company) are rated “P-1” by Moody’s Investors Service, Inc. and the long-term debt obligations of such holding company) are rated “P-1” by Moody’s Investors Service, Inc. and the long-term debt obligations of such depository institution or trust company (or, in the case of a depository institution or trust company which is the principal subsidiary of a holding company, the long-term debt obligations of such holding company) are rated at least “Aa” by Moody’s Investors Service, Inc.;

(iii)  investments and securities otherwise acceptable to Fannie Mae and Freddie Mac.

provided, however, that no such instrument shall be an Eligible Investment if such instrument evidences either (i) a right to receive only interest payments with respect to the obligations underlying such instrument, or (ii) both principal and interest payments derived from obligations underlying such instrument and the principal and interest payments with respect to such instrument provide a yield to maturity of greater than 120% of the yield to maturity at par of such underlying obligations.

Errors and Omissions Insurance Policy: An errors and omissions insurance policy to be maintained by the Company pursuant to Section 4.12.

Escrow Account: The separate account or accounts created and maintained pursuant to Section 4.06.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 10.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guides: The Fannie Mae Sellers’ Guide and the Fannie Mae Servicers’ Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

First Remittance Date: As stated in the related Mortgage Loan Purchase Agreement.

5/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first five (5) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

Freddie Mac: The Federal Home Loan Mortgage Corporation, or any successor thereto.

GEMICO: General Electric Mortgage Insurance Corporation or any successor thereto.

Gross Margin: With respect to each Mortgage Loan, the fixed percentage amount set forth on the related Mortgage Note, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

Index: With respect to any individual Treasury Rate Mortgage Loan, and with respect to any individual 10/1 ARM Mortgage Loan, 5/1 ARM Mortgage Loan or 3/1 ARM Mortgage Loan commencing from and after the 120th Monthly Payment, sixtieth Monthly Payment, or the thirty-sixth Monthly Payment thereof, respectively, Index shall mean a rate per annum equal to the weekly average yield on U.S. Treasury securities adjusted to a constant maturity of one year as published by the Federal Reserve Board in statistical release No. H 15 (519) or any similar publication as available 45 days prior to the Interest Rate Adjustment Date. With respect to any individual LIBOR Mortgage Loan, Index shall mean a rate per annum equal to the average of interbank offered rates for twelve month U.S. dollar denominated deposits in the London market as determined as set forth in the related Mortgage Note. With respect to any individual CD Mortgage Loan, Index shall mean a rate per annum equal to the weekly average yield on certificates of deposit adjusted to a constant maturity of six months as published by the Federal Reserve Board in statistical release No. H 15 (519) or similar publication as available 45 days prior to the Interest Rate Adjustment Date.

Initial Rate Cap: With respect to each Mortgage Loan and the initial Interest Rate Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Interest Rate Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Rate Adjustment Date: The date on which an adjustment to the Mortgage Interest Rate on a Mortgage Note becomes effective.

LIBOR Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is adjusted annually based upon the rate per annum equal to the average of interbank offered rates for twelve month U.S. dollar denominated deposits in the London market as published in The Wall Street Journal.

Lifetime Mortgage Interest Rate Cap: With respect to each Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate cannot be adjusted. The Mortgage Interest Rate during the term of a Mortgage Loan shall not at any time exceed the Mortgage Interest Rate at the time of origination of such Mortgage Loan by more than 5% per

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the Stated Principal Balance of the Mortgage Loan as of the related Cut-off Date (unless otherwise indicated) to the lesser of (a) the Appraised Value of the Mortgaged Property and (b) if the Mortgage Loan was made to finance the acquisition of the related Mortgaged Property, the purchase price of the Mortgaged Property, expressed as a percentage.

LPMI Loan: A Mortgage Loan with a LPMI Policy.

LPMI Policy: A policy of primary mortgage guaranty insurance issued by another Qualified Insurer pursuant to which the related premium is to be paid by the Servicer of the related Mortgage Loan from payments of interest made by the Mortgagor in an amount as is set forth in the related Confirmation and related Mortgage Loan Schedule.

LPMI Fee: With respect to each LPMI Loan, the portion of the Mortgage Interest Rate as set forth on the related Mortgage Loan Schedule (which shall be payable solely from the interest portion of Monthly Payments, Insurance Proceeds, Condemnation Proceeds or Liquidation Proceeds), which, during such period prior to the required cancellation of the LPMI Policy, shall be used to pay the premium due on the related LPMI Policy.

MERS: Mortgage Electronic Registration Systems, Inc., a corporation organized and existing under the laws of the State of Delaware, or any successor thereto.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS System.

MERS System: The system of recording transfers of mortgages electronically maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

Monthly Advance: The portion of Monthly Payment delinquent with respect to each Mortgage Loan at the close of business on the Determination Date required to be advanced by the Company pursuant to Section 5.03 on the Business Day immediately preceding the Remittance Date of the related month.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which Interest accrues on any Mortgage Loan as adjusted from time to time in accordance with the provisions of the related Mortgage Note and in compliance with the related Initial Rate Cap, Lifetime Mortgage Interest Rate Cap and Periodic Rate Cap, if any, of the related Mortgage Note.

Mortgage Loan: An individual Convertible or Non-Convertible, Treasury Rate, LIBOR, 5/1 ARM, or 3/1 ARM Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, condemnation proceeds, Insurance Proceeds, REO disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents: The documents listed in Exhibit C hereto.

Mortgage Loan Package: A pool of Mortgage Loans sold to the Purchaser by the Company on a Closing Date.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus (i) the Servicing Fee Rate and (ii) with respect to LPMI Loans, the LPMI Fee.

Mortgage Loan Schedule: With respect to each Mortgage Loan Package, a schedule of Mortgage Loans annexed hereto as Annex A, such schedule setting forth the following information with respect to each Mortgage Loan: (1) the Company’s Mortgage Loan identifying number; (2) the Mortgagor’s name; (3) the street address of the Mortgaged Property including the city, state and zip code; (4) a code indicating whether the Mortgaged Property is owner-occupied a second home, or an investment property; (5) the number and type of residential units constituting the Mortgaged Property; (6) the original months to maturity; (7) the Loan-to-Value Ratio at origination; (8) the Mortgage Interest Rate as of the Cut-off Date; (9) the date on which the initial Monthly Payment was due on the Mortgage Loan; (10) the stated maturity date; (11) the amount of the Monthly Payment as of the Cut-off Date; (12) the last payment date on which a payment was actually applied to the outstanding principal balance; (13) the original principal amount of the Mortgage Loan; (14) the principal balance of the Mortgage Loan as of the close of business on the Cut-off Date, after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (15) a code indicating the purpose of the loan (i.e., purchase, rate and term refinance, equity take-out refinance); (16) a code indicating the documentation style (i.e. full, alternative or reduced); (17) the Interest Rate Adjustment Date; (18) the Gross Margin; (19) the lifetime maximum Mortgage Interest Rate under the terms of the Mortgage Note; (20) the date the Mortgage Loan was originated; (21) the Periodic Rate Cap; (22) a code indicating the company providing private mortgage insurance; (23) a code indicating if the Mortgage Loan is convertible; (24) the Servicing Fee Rate; (25) the LPMI Fee, if any; and (26) the Initial Rate Cap. With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule shall set forth the following information, as of the Cut-off Date: (1) the number of Mortgage Loans; (2) the current aggregate outstanding principal balance of the Mortgage Loans; (3) the weighted average Mortgage Interest Rate of the Mortgage Loans; and (4) the weighted average maturity of the Mortgage Loans. The Mortgage Loan Schedule may consist of multiple reports that collectively set forth all of the required information.

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor: The obligor on a Mortgage Note.

Non-Convertible Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which does not contain a provision whereby the Mortgagor may convert the Mortgage Loan to a fixed-rate mortgage loan.

Officer’s Certificate: A certificate signed by the Chairman of the Board or the Vice Chairman of the Board or the President or a Vice President or an assistant Vice President and by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the Company, reasonably acceptable to the Purchaser, provided that any Opinion of Counsel relating to compliance with the REMIC Provisions, must be an opinion of counsel who (i) is in fact independent of the Company and any master servicer of the Mortgage Loans, (ii) does not have any material direct or indirect financial interest in the Company or any master servicer of the Mortgage Loans or in an affiliate of either and (iii) is not connected with the Company or any master servicer of the Mortgage Loans as an officer, employee, director or person performing similar functions.

Pass-Through Transfer: The sale or transfer of some or all of the Mortgage Loans to a trust to be formed as part of a publicly-issued and/or privately placed, rated or unrated, mortgage pass-through transaction, retaining the Company as “servicer” (with or without a master servicer) thereunder.

Periodic Rate Cap: With respect to each Mortgage Loan, the provision of each Mortgage Note which provides for an absolute maximum amount by which the Mortgage Interest Rate therein may increase or decrease on an Interest Rate Adjustment Date above the Mortgage Interest Rate previously in effect, equal to the rate set forth on the Mortgage Loan Schedule per adjustment.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof.

PMI: PMI Mortgage Insurance Co., or any successor thereto.

PMI Policy: A policy of primary mortgage guaranty insurance issued by a Qualified Insurer, as required by this Agreement with respect to certain Mortgage Loans.

Pool Insurer: Any of GEMICO, PMI or UGI.

Prepayment Interest Shortfall Amount: With respect to any Mortgage Loan that was subject to a Principal Prepayment in full or in part during any Due Period, which Principal Prepayment was applied to such Mortgage Loan prior to such Mortgage Loan’s Due Date in such Due Period, the amount of interest (net the related Servicing Fee) that would have accrued on the amount of such Principal Prepayment during the period commencing on the date as of which such Principal Prepayment was applied to such Mortgage Loan and ending on the day immediately preceding such Due Date, inclusive.

Prime Rate: The prime rate announced to be in effect from time to time, as published as the average rate in the “Money Rates” section of The Wall Street Journal.

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period: The month preceding the month in which the related Remittance Date occurs.

Purchaser: EMC Mortgage Corporation or its successor in interest or any successor to the Purchaser under this Agreement as herein provided.

Qualified Depository: A depository the accounts of which are insured by the FDIC through the BIF or the SAIF or the debt obligations of which are rated AA (or the equivalent rating category) or better by national recognized statistical rating organization.

Qualified Insurer: A mortgage guaranty insurance company duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Qualified Substitute Mortgage Loan: A mortgage loan eligible to be substituted by the Company for a Deleted Mortgage Loan which must, on the date of such substitution, (i) have an outstanding principal balance, after deduction of all scheduled payments due in the month of substitution (or in the case of a substitution of more than one mortgage loan for a Deleted Mortgage Loan, an aggregate principal balance), not in excess of the Stated Principal Balance of the Deleted Mortgage Loan; (ii) have a Mortgage Loan Remittance Rate not less than and not more than 2% greater than the Mortgage Loan Remittance Rate of the Deleted Mortgage Loan; (iii) have a remaining term to maturity not greater than and not more than one year less than that of the Deleted Mortgage Loan; (iv) have a Gross Margin not less than that of the Deleted Mortgage Loan; (v) comply with each representation and warranty set forth in Sections 3.01 and 3.02; (v) use the same Index for determining the Mortgage Interest Rate as the Deleted Mortgage Loan; (vi) have the same provision with respect to convertibility as the Deleted Mortgage Loan; and (viii) be a REMIC Eligible Mortgage Loan.

Rating Agency: Any of Fitch, Moody’s or Standard & Poor’s or their respective successors designed by the Purchaser.

Reconstitution Agreements: The agreement or agreements entered into by the Purchaser, the Company, Fannie Mae or Freddie Mac or certain third parties on the Reconstitution Date(s) with respect to any or all of the Mortgage Loans serviced hereunder, in connection with a Pass-Through Transfer or an Agency Transfer as set forth in Section 7.01, including, but not limited to, (i) a Fannie Mae Mortgage Selling and Servicing Contract, a Pool Purchase Contract, and any and all servicing agreements and tri-party agreements reasonably required by Fannie Mae with respect to a Fannie Mae Transfer, (ii) a Purchase Contract and all purchase documents associated therewith as set forth in the Freddie Mac Sellers’ & Servicers’ Guide, and any and all servicing agreements and tri-party agreements reasonably required by Freddie Mac with respect to a Freddie Mac Transfer, and (iii) a Pooling and Servicing Agreement and/or a subservicing/master servicing agreement and related custodial/trust agreement and related documents with respect to a Pass-Through Transfer. Such agreement or agreements shall prescribe the rights and obligations of the Company in servicing the related Mortgage Loans and shall provide for servicing compensation to the Company (calculated on a weighted average basis for all the related Mortgage Loans as of the Reconstitution Date), net of any guarantee fees due Fannie Mae or Freddie Mac, if applicable, at least equal to the Servicing Fee due the Company in accordance with this Agreement or the servicing fee required pursuant to the Reconstitution Agreement. The form of relevant Reconstitution Agreement to be entered into by the Purchaser and/or master servicer or trustee and the Company with respect to Pass-Through Transfers shall be reasonably satisfactory in form and substance to the Purchaser and the Company, shall not material increase the Company’s obligations or diminish the Company’s rights hereunder and the representations and warranties and servicing provisions contained therein shall be substantially similar to those contained in this Agreement, unless otherwise mutually agreed by the parties.

Reconstitution Date: The date or dates on which any or all of the Mortgage Loans serviced under this Agreement shall be removed from this Agreement and reconstituted as part of an Agency Transfer or a Pass-Through Transfer pursuant to Section 7.01 hereof. On such date or dates, the Mortgage Loans transferred shall cease to be covered by this Agreement and the Company’s servicing responsibilities shall cease under this Agreement with respect to the related transferred Mortgage Loans.

Record Date: The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

REMIC: A “real estate mortgage investment conduit” within the meaning of Section 860D of the Code.

REMIC Documents: The document or documents creating and governing the administration of a REMIC.

REMIC Eligible Mortgage Loan: A Mortgage Loan held by a REMIC which satisfies and/or complies with all applicable REMIC Provisions.

REMIC Provisions: Provisions of the federal income tax law relating to a REMIC, which appear at Section 860A through 86OG of Subchapter M of Chapter 1, Subtitle A of the Code, and related provisions, and regulations, rulings or pronouncements promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately following) of any month, beginning with the First Remittance Date.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: All amounts received with respect to an REO Disposition pursuant to Section 4.16.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchasers through foreclosure or by deed in lieu of foreclosure, as described in Section 4.16.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the Stated Principal Balance of the Mortgage Loan plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the date on which interest has last been paid and distributed to the Purchaser to the date of repurchase, less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Securities Act of 1933 or the 1933 Act: The Securities Act of 1933, as amended.

Servicing Advances: All customary, reasonable and necessary “out of pocket” costs and expenses other than Monthly Advances (including reasonable attorneys’ fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including without limitation, foreclosures, (c) the management and liquidation of any REO Property and (d) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion (including recoveries with respect to interest from Liquidation Proceeds, to the extent permitted by Section 4.05) of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05.

Servicing Fee Rate: 0.25% per annum with respect to the period prior to the initial Interest Adjustment Date and, for the 5/1 7/1 and 10/1 ARM Loans 0.375% thereafter.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in Exhibit B the originals of which are delivered to the Custodian pursuant to Section 2.01.

Servicing Officer: Any officer of the Company involved in or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

7/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first seven (7) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

Stated Principal Balance: As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the related Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any Subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer for the servicing of the Mortgage Loans.

10/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first ten (10) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan except that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for the related Mortgage Loan.

3/1 ARM Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is fixed for the first three (3) years of the term of the related Mortgage Loan and which thereafter is converted to a Treasury Rate Mortgage Loan or a LIBOR Mortgage Loan.

Treasury Rate Mortgage Loan: Any individual Mortgage Loan purchased pursuant to this Agreement which contains a provision whereby the interest rate on such Mortgage Loan is adjusted based upon the weekly average yield on U.S. Treasury securities.

Underwriting Guidelines: The underwriting guidelines of the Company with respect to mortgage loans similar to the Mortgage Loans, attached hereto as Exhibit H.

UGI: United Guaranty Residential Insurance Company or any successor thereto.

ARTICLE II

CONVEYANCE OF MORTGAGE LOANS; POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; DELIVERY OF DOCUMENTS

Section 2.01	Conveyance of Mortgage Loans; Possession of Mortgage Files; Maintenance of Servicing Files.

The Company, on each Closing Date, does hereby sell, transfer, assign, set over and convey to the Purchaser, without recourse, but subject to the terms of this Agreement, all the right, title and interest of the Company in and to the Mortgage Loans in the related Mortgage Loan Package, excluding the right to service the Mortgage Loans which the Company expressly retains. Pursuant to Section 2.03, the Company has delivered the Mortgage Loan Documents for each Mortgage Loan in the Mortgage Loan Package to the Custodian.

The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Company for the benefit of the Purchaser as the owner thereof. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian. The possession of each Servicing File by the Company is at the will of the Purchaser for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. Upon the sale of the Mortgage Loans the ownership of each Mortgage Note, the related Mortgage and the related Mortgage File and Servicing File shall vest immediately in the Purchaser, and the ownership of all records and documents with respect to the related Mortgage Loan prepared by or which come into the possession of the Company shall vest immediately in the Purchaser and shall be retained and maintained by the Company, in trust, at the will of the Purchaser and only in such custodial capacity. Each Servicing File shall be segregated from the other books and records of the Company and shall be marked appropriately to reflect clearly the sale of the related Mortgage Loan to the Purchaser. The Company shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Purchaser, unless such release is required as incidental to the Company’s servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan pursuant to Section 3.03, 3.05, 3.07, or 6.02.

Section 2.02	Books and Records; Transfers of Mortgage Loans.

From and after the sale of the Mortgage Loans to the Purchaser all rights arising out of the Mortgage Loans in a Mortgage Loan Package including but not limited to all funds received on or in connection with the Mortgage Loan, shall be received and held by the Company in trust for the benefit of the Purchaser as owner of the Mortgage Loans, and the Company shall retain record title to the related Mortgages for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

The sale of each Mortgage Loan in a Mortgage Loan Package shall be reflected on the Company’s balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or Freddie Mac, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage and eligibility of any condominium project for approval by Fannie Mae and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques so long as the Company complies with the requirements of the Fannie Mae Selling and Servicing Guide, as amended from time to time.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that (i) the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer and an assignment and assumption of this Agreement in the form of Exhibit G hereto executed by the transferee shall have been delivered to the Company, and (ii) with respect to each Mortgage Loan Package, in no event shall there be more than five Persons at any given time having the status of “Purchaser” hereunder. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Purchaser from its obligations hereunder with respect to the Mortgage Loans sold or transferred. Purchaser shall not to transfer to any assignee any pool of Mortgage Loans with a aggregate outstanding principal balance of less than $10,000,000 without the consent of the Company; provided, however, if the Company fails to consent to the transfer of a pool of Mortgage Loans as contemplated in this sentence, Purchaser shall have the right to purchase the servicing rights associated with such Mortgage Loans at a price to mutually agreed to by Purchaser and Company, exercising good faith.

Section 2.03	Delivery of Documents.

On or before the date which is agreed upon by the Purchaser and the Company in the related Confirmation, the Company shall deliver and release to the Custodian those Mortgage Loan Documents as required by this Agreement with respect to each Mortgage Loan in the related Mortgage Loan Package a list of which is attached to the related Assignment and Conveyance.

On or prior to the related Closing Date, the Custodian shall certify its receipt of all such Mortgage Loan Documents required to be delivered pursuant to the Custodial Agreement, as evidenced by the Initial Certification of the Custodian in the form annexed to the Custodial Agreement. The Company shall be responsible for maintaining the Custodial Agreement for the benefit of the Purchaser. Purchaser shall pay all fees and expenses of the Custodian.

The Company shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution, provided, however, that the Company shall provide the Custodian with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 180 days of its submission for recordation.

In the event an Officer’s Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 180 days of the related Closing Date, an Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

On or prior to the date which is three Business Days prior to the related Closing Date, the Company shall deliver to the Purchaser the related Mortgage Loan Schedule.

ARTICLE III

REPRESENTATIONS AND WARRANTIES;
REMEDIES AND BREACH

Section 3.01	Company Representations and Warranties.

The Company represents and warrants to the Purchaser that as of each Closing Date:

(a)  Due Organization and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by the Company, and in any event the Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; the Company has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement (including all instruments of transfer to be delivered pursuant to this Agreement) by the Company and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of the Company; and all requisite corporate action has been taken by the Company to make this Agreement valid and binding upon the Company in accordance with its terms;

(b)  Ordinary Course of Business. The consummation of the transactions contemplated by this Agreement are in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement are not subject to the bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(c)  No Conflicts. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(d)  Ability to Service. The Company is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)  Reasonable Servicing Fee. The Company acknowledges and agrees that the Servicing Fee, as calculated at the Servicing Fee Rate, represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement.

(f)  Ability to Perform. The Company does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement. The Company is solvent and the sale of the Mortgage Loans is not undertaken to hinder, delay or defraud any of the Company’s creditors;

(g)  No Litigation Pending. There is no action, suit, proceeding or investigation pending or to the best of the Company’s knowledge threatened against the Company which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of the Company, or in any material impairment of the right or ability of the Company to carry on its business substantially as now conducted, or in any material liability on the part of the Company, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be taken in connection with the obligations of the Company contemplated herein, or which would be likely to impair materially the ability of the Company to perform under the terms of this Agreement;

(h)  No Consent Required. No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the sale of the Mortgage Loans as evidenced by the consummation of the transactions contemplated by this Agreement, or if required, such approval has been obtained prior to the related Closing Date;

(i)  Selection Process. The Mortgage Loans were selected from among the adjustable rate one- to four-family mortgage loans in the Company’s portfolio at the related Closing Date as to which the representations and warranties set forth in Section 3.02 could be made and such selection was not made in a manner so as to affect adversely the interests of the Purchaser;

(j)  Pool Characteristics. With respect to each Mortgage Loan Package, the Mortgage Loan characteristics set forth on Exhibit 2 to the related Assignment and Conveyance are true and complete.

(k)  No Untrue Information. Neither this Agreement nor any statement, report or other document furnished or to be furnished pursuant to this Agreement or in connection with the transactions contemplated hereby contains any untrue statement of fact or omits to state a fact necessary to make the statements contained therein not misleading;

(l)  Sale Treatment. The Company has determined that the disposition of the Mortgage Loans pursuant to this Agreement will be afforded sale treatment for accounting and tax purposes;

(m)  Financial Statements. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s most recent financial statements that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(n)  No Brokers’ Fees. The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

(o)  Origination. The Company’s decision to originate any mortgage loan or to deny any mortgage loan application is an independent decision based upon Company’s Underwriting Guidelines, and is in no way made as a result of Purchaser’s decision to purchase, or not to purchase, or the price Purchaser may offer to pay for, any such mortgage loan, if originated; and

(p)  MERS. The Company is a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS;

Section 3.02	Representations and Warranties Regarding Individual Mortgage Loans.

As to each Mortgage Loan, the Company hereby represents and warrants to the Purchaser that as of the related Closing Date:

(a)  Mortgage Loans as Described. The information set forth in each Mortgage Loan Schedule is complete, true and correct in all material respects;

(b)  Payments Current. All payments required to be made up to the related Closing Date for the Mortgage Loan under the terms of the Mortgage Note have been made and credited. No payment required under the Mortgage Loan has been more than 30 days delinquent at any time in the twelve months prior to the related Closing Date. The first Monthly Payment shall be made with respect to the Mortgage Loan on its Due Date or within the grace period, all in accordance with the terms of the related Mortgage Note;

(c)  No Outstanding Charges. There are no defaults in complying with the terms of the Mortgages, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or an escrow of funds has been established in an amount sufficient to pay for every such item which remains unpaid and which has been assessed but is not yet due and payable. The Company has not advanced funds, or induced, solicited or knowingly received any advance of funds by a party other than the Mortgagor, directly or indirectly, for the payment of any amount required under the Mortgage Loan, except for interest accruing from the date of the Mortgage Note or date of disbursement of the Mortgage Loan proceeds, whichever is greater, to the day which precedes by one month the Due Date of the first installment of principal and interest;

(d)  Original Terms Unmodified. The terms of the Mortgage Note and Mortgage have not been impaired, waived, altered or modified in any respect, except by a written instrument which has been recorded, if necessary to protect the interests of the Purchaser and which has been delivered to the Custodian. The substance of any such waiver, alteration or modification has been approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and its terms are reflected on the related Mortgage Loan Schedule. No Mortgagor has been released, in whole or in part, except in connection with an assumption agreement approved by the issuer of any related PMI Policy and the title insurer, to the extent required by the policy, and which assumption agreement is part of the Mortgage Loan File delivered to the Custodian and the terms of which are reflected in the related Mortgage Loan Schedule;

(e)  No Defenses. The Mortgage Loan is not subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render either the Mortgage Note or the Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including without limitation the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto, and no Mortgagor was a debtor in any state or federal bankruptcy or insolvency proceeding at the time the Mortgage Loan was originated;

(f)  Hazard Insurance. Pursuant to the terms of the Mortgage, all buildings or other improvements upon the Mortgaged Property are insured by a generally acceptable insurer against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located pursuant to insurance policies conforming to the requirements of Section 4.10. If upon origination of the Mortgage Loan, the Mortgaged Property was in an area identified in the Federal Register by the Federal Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Flood Insurance Administration is in effect which policy conforms to the requirements of Section 4.10. All individual insurance policies contain a standard mortgagee clause naming the Company and its successors and assigns as mortgagee, and all premiums thereon have been paid. The Mortgage obligates the Mortgagor thereunder to maintain the hazard insurance policy at the Mortgagor’s cost and expense, and on the Mortgagor’s failure to do so, authorizes the holder of the Mortgage to obtain and maintain such insurance at such Mortgagor’s cost and expense, and to seek reimbursement therefor from the Mortgagor. Where required by state law or regulation, the Mortgagor has been given an opportunity to choose the carrier of the required hazard insurance, provided the policy is not a “master” or “blanket” hazard insurance policy covering the common facilities of a planned unit development. The hazard insurance policy is the valid and binding obligation of the insurer, is in full force and effect, and will be in full force and effect and inure to the benefit of the Purchaser upon the consummation of the transactions contemplated by this Agreement. The Company has not engaged in, and has no knowledge of the Mortgagor’s or any Subservicer’s having engaged in, any act or omission which would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either, including without limitation, no unlawful fee, unlawful commission, unlawful kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

(g)  Compliance with Applicable Laws. Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with, and the Company shall maintain in its possession, available for the Purchaser’s inspection, and shall deliver to the Purchaser upon demand, evidence of compliance with all such requirements;

(h)  No Satisfaction of Mortgage. The Mortgage has not been satisfied, canceled, subordinated or rescinded, in whole or in part, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(i)  Location and Type of Mortgaged Property. The Mortgaged Property is a fee simple property located in the state identified in the related Mortgage Loan Schedule and consists of a parcel of real property with a detached single family residence erected thereon, or an individual condominium unit in a low-rise condominium project, or an individual unit in a planned unit development, provided, however, that any condominium project or planned unit development shall conform with the Company’s Underwriting Guidelines regarding such dwellings, and no residence or dwelling is a mobile home or a manufactured dwelling. No portion of the Mortgaged Property is used for commercial purposes;

(j)  Valid First Lien. The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings and improvements on the Mortgaged Property, and all additions, alterations and replacements made at any time with respect to the foregoing. The lien of the Mortgage is subject only to:

(1)  the lien of current real property taxes and assessments not yet due and payable;

(2)  covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording acceptable to mortgage lending institutions generally and specifically referred to in the lender’s title insurance policy delivered to the originator of the Mortgage Loan and (i) referred to or to otherwise considered in the appraisal made for the originator of the Mortgage Loan or (ii) which do not adversely affect the Appraised Value of the Mortgaged Property set forth in such appraisal; and

(3)  other matters to which like properties are commonly subject which do not materially interfere with the benefits of the security intended to be provided by the mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property.

Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting and enforceable first lien and first priority security interest on the property described therein and the Company has full right to sell and assign the same to the Purchaser. The Mortgaged Property was not, as of the date of origination of the Mortgage Loan, subject to a mortgage, deed of trust, deed to secured debt or other security instrument creating a lien subordinate to the lien of the Mortgage;

(k)  Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms. All parties to the Mortgage Note and the Mortgage and any other related agreement had legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage and any other related agreement, and the Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud was committed by the Company, or to the Company's knowledge by any other person including the Mortgagor, in connection with the origination or servicing of the Mortgage Loan. The Company has reviewed all of the documents constituting the Servicing File and has made such inquiries as it deems necessary to make and confirm the accuracy of the representations set forth herein;

(l)  Full Disbursement of Proceeds. The Mortgage Loan has been closed and the proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvement and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(m)  Ownership. The Company is the sole owner of record and holder of the Mortgage Loan. The Mortgage Loan is not assigned or pledged, and the Company has good and marketable title thereto, and has full right to transfer and sell the Mortgage Loan therein to the Purchaser free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest, and has full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign each Mortgage Loan pursuant to this Agreement;

(n)  Doing Business. All parties which have had any interest in the Mortgage Loan, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (1) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (2) organized under the laws of such state, or (3) qualified to do business in such state, or (4) federal savings and loan associations or national banks having principal offices in such state, or (5) not doing business in such state;

(o)  LTV, PMI Policy. Any Mortgage Loan with an LTV over 80% has a PMI Policy insuring, as to payment defaults, the excess LTV over 71% (or such other percentage as stated in the related Confirmation) of the Appraised Value until the LTV of such Mortgage Loan is reduced to 80%. All provisions of such PMI Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a PMI Policy obligates the Mortgagor thereunder to maintain the PMI Policy and to pay all premiums and charges in connection therewith; provided, that, with respect to LPMI Loans, the Company is obligated thereunder to maintain the LPMI Policy and to pay all premiums and charges in connection therewith. The Mortgage Interest Rate for the Mortgage Loan as set forth on the Mortgage Loan Schedule is net of any insurance premium excluded any premium for the LPMI Policy;

(p)  Title Insurance. The Mortgage Loan is covered by either (i) an attorney’s opinion of title and abstract of title the form and substance of which is acceptable to mortgage lending institutions making mortgage loans in the area where the Mortgaged Property is located or (ii) an ALTA lender’s title insurance policy or other generally acceptable form of policy of insurance acceptable to Fannie Mae or Freddie Mac, issued by a title insurer acceptable to Fannie Mae or Freddie Mac and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan (or to the extent that a Mortgage Note provides for negative amortization, the maximum amount of negative amortization in accordance with the Mortgage), and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment, subject only to the exceptions contained in clauses (1), (2) and (3) of paragraph (j) of this Section 3.02. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. Additionally, such lender’s title insurance policy affirmatively insures ingress and egress, and against encroachments by or upon the Mortgaged Property or any interest therein. The Company is the sole insured of such lender’s title insurance policy, and such lender’s title insurance policy is in full force and effect and will be in force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender’s title insurance policy, and no prior holder of the Mortgage, including the Company, has done, by act or omission, anything which would impair the coverage of such lender’s title insurance policy including without limitation, no unlawful fee, commission, kickback or other unlawful compensation or value of any kind has been or will be received, retained or realized by any attorney, firm or other person or entity, and no such unlawful items have been received, retained or realized by the Company;

(q)  No Defaults. There is no default, breach, violation or event of acceleration existing under the Mortgage or the Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration, and neither the Company nor its predecessors have waived any default, breach, violation or event of acceleration;

(r)  No Mechanics’ Liens. There are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under the law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to, or equal or coordinate with, the lien of the related Mortgage;

(s)  Location of Improvements; No Encroachments. All improvements which were considered in determining the Appraised Value of the Mortgaged Property lay wholly within the boundaries and building restriction lines of the Mortgaged Property and no improvements on adjoining properties encroach upon the Mortgaged Property. No improvement located on or being part of the Mortgaged Property is in violation of any applicable zoning law or regulation;

(t)  Origination; Payment Terms. The Mortgage Loan was originated by either i) the Company, which is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or ii) an entity that is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a Federal or state authority. The interest rate on the related Mortgage Note is adjusted annually in the case of Treasury Rate Mortgage Loans and LIBOR Mortgage Loans on each Interest Rate Adjustment Date to equal the Index plus the Gross Margin, subject to the Initial Rate Cap, Periodic Rate Cap and the Lifetime Mortgage Interest Rate Cap as set forth in the Mortgage Note. The Mortgage Interest Rate for a 5/1 ARM Mortgage Loan and a 3/1 ARM Mortgage Loan is adjusted annually commencing from and after the sixtieth Monthly Payment and the thirty-sixth Monthly Payment, respectively, in the same manner as a Treasury Rate Mortgage Loan and LIBOR Mortgage Loan, provided, however, that the Periodic Rate Cap does not apply to the initial Interest Rate Adjustment Date for such 5/1 ARM Mortgage Loan (the Initial Rate Cap does apply). The Mortgage Note is payable each month in monthly installments of principal and interest, with interest in arrears, and requires Monthly Payments sufficient to amortize the original principal balance of the Mortgage Loan over a term of no more than 30 years. Each Convertible Mortgage Loan contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan at any time between the first and fifth anniversary of the origination of the Mortgage Loan. No Mortgage Loan has a provision for negative amortization;

(u)  Customary Provisions. The Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (i) in the case of a Mortgage designated as a deed of trust, by trustee’s sale, and (ii) otherwise by judicial foreclosure. Upon default by a Mortgagor on a Mortgage Loan and foreclosure on, or trustee’s sale of, the Mortgaged Property pursuant to the proper procedures, the holder of the Mortgage Loan will be able to deliver good and merchantable title to the Mortgaged Property. There is no homestead or other exemption available to a Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee’s sale or the right to foreclose the Mortgage;

(v)  Conformance with Underwriting Guidelines. The Mortgage Loan was underwritten in accordance with the Company’s Underwriting Guidelines in effect at the time the Mortgage Loan was originated.;

(w)  Occupancy of the Mortgaged Property. As of the related Closing Date the Mortgaged Property is lawfully occupied under applicable law. All inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities. The Mortgagor represented at the time of origination of the Mortgage Loan that the Mortgagor would occupy the Mortgaged Property as the Mortgagor’s primary residence;

(x)  No Additional Collateral. The Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to in (j) above;

(y)  Deeds of Trust. In the event the Mortgage constitutes a deed of trust, a trustee, duly qualified under applicable law to serve as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses are or will become payable by the Purchasers to the trustee under the deed of trust, except in connection with a trustee’s sale after default by the Mortgagor;

(z)  Acceptable Investment. The Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor’s credit standing that can reasonably be expected to cause private institutional investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or adversely affect the value or marketability of the Mortgage Loan;

(aa)  Delivery of Mortgage Documents. The Mortgage Note, the Mortgage, the Assignment of Mortgage and any other documents required to be delivered for the Mortgage Loan by the Company under this Agreement as set forth in Exhibit C attached hereto have been delivered to the Custodian. The Company is in possession of a complete, true and accurate Mortgage File in compliance with Exhibit B, except for such documents the originals of which have been delivered to the Custodian;

(bb)  Condominiums/Planned Unit Developments. If the Mortgaged Property is a condominium unit or a planned unit development (other than a de minimus planned unit development) such condominium or planned unit development project meets Company’s Underwriting Guidelines with respect to such condominium or planned unit development;

(cc)  Transfer of Mortgage Loans. The Assignment of Mortgage is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(dd)  Due on Sale. The Mortgage contains an enforceable provision for the acceleration of the payment of the unpaid principal balance of the Mortgage Loan in the event that the Mortgaged Property is sold or transferred without the prior written consent of the Mortgagor thereunder;

(ee)  No Buydown Provisions; No Graduated Payments or Contingent Interests. The Mortgage Loan does not contain provisions pursuant to which Monthly Payments are paid or partially paid with funds deposited in any separate account established by the Company, the Mortgagor or anyone on behalf of the Mortgagor, or paid by any source other than the Mortgagor nor does it contain any other similar provisions currently in effect which may constitute a “buydown” provision. The Mortgage Loan is not a graduated payment mortgage loan and the Mortgage Loan does not have a shared appreciation or other contingent interest feature;

(ff)  Consolidation of Future Advances. Any future advances made prior to the related Cut-off Date have been consolidated with the outstanding principal amount secured by the Mortgage, and the secured principal amount, as consolidated, bears a single interest rate and single repayment term. The lien of the Mortgage securing the consolidated principal amount is expressly insured as having first lien priority by a title insurance policy, an endorsement to the policy insuring the mortgagee’s consolidated interest or by other title evidence acceptable to Fannie Mae and Freddie Mac. The consolidated principal amount does not exceed the original principal amount of the Mortgage Loan;

(gg)  Mortgaged Property Undamaged. There is no proceeding pending or, to the best of the Company’s knowledge, threatened for the total or partial condemnation of the Mortgaged Property. The Mortgaged Property is undamaged by waste, fire, earthquake or earth movement, windstorm, flood, tornado or other casualty so as to affect adversely the value of the Mortgaged Property as security for the Mortgage Loan or the use for which the premises were intended; and

(hh)  Collection Practices; Escrow Deposits. The origination, servicing and collection practices used with respect to the Mortgage Loan have been in accordance with Accepted Servicing Practices, and have been in all respects in compliance with all applicable laws and regulations. With respect to escrow deposits and Escrow Payments, all such payments are in the possession of the Company and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All Escrow Payments have been collected in full compliance with state and federal law. An escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every item which remains unpaid and which has been assessed but is not yet due and payable. No escrow deposits or Escrow Payments or other charges or payments due the Company have been capitalized under the Mortgage or the Mortgage Note. All Mortgage Interest Rate adjustments have been made in strict compliance with state and federal law and the terms of the related Mortgage Note. Any interest required to be paid pursuant to state and local law has been properly paid and credited;

(ii)  Appraisal. The Mortgage File contains an appraisal of the related Mortgage Property signed prior to the approval of the Mortgage Loan application by a qualified appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof; and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae, Freddie Mac or Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated;

(jj)  Soldiers’ and Sailors’ Relief Act. The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers’ and Sailors’ Civil Relief Act of 1940;

(kk)  Environmental Matters. The Mortgaged Property is free from any and all toxic or hazardous substances and there exists no violation of any local, state or federal environmental law, rule or regulation. To the best of the Company’s knowledge, there is no pending action or proceeding directly involving any Mortgaged Property of which the Company is aware in which compliance with any environmental law, rule or regulation is an issue; and to the best of the Company’s knowledge, nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation consisting a prerequisite to use and enjoyment of said property;

(ll)  No Construction Loans. No Mortgage Loan was made in connection with (i) the construction or rehabilitation of a Mortgaged Property or (ii) facilitating the trade-in or exchange of a Mortgaged Property;

(mm)  Insurance. The Company has caused or will cause to be performed any and all acts required to preserve the rights and remedies of the Purchaser in any insurance policies applicable to the Mortgage Loans including, without limitation, any necessary notifications of insurers, assignments of policies or interests therein, and establishments of coinsured, joint loss payee and mortgagee rights in favor of the Purchaser; No action, inaction, or event has occurred and no state of fact exists or has existed that has resulted or will result in the exclusion from, denial of, or defense to coverage under any applicable pool insurance policy, special hazard insurance policy, PMI Policy or bankruptcy bond, irrespective of the cause of such failure of coverage. In connection with the placement of any such insurance, no commission, fee, or other compensation has been or will be received by the Company or any designee of the Company or any corporation in which the Company or any officer, director, or employee had a financial interest at the time of placement of such insurance;

(nn)  Regarding the Mortgagor. The Mortgagor is one or more natural persons and/or trustees for an Illinois land trust or a trustee under a “living trust” and such “living trust” is in compliance with Fannie Mae guidelines for such trusts.

(oo)  Predatory Lending Regulations; High Cost Loans. None of the Mortgage Loans are classified as (a) “high cost” loans under the Home Ownership and Equity Protection Act of 1994 or (b) “high cost,” “threshold,” or “predatory” loans under any other applicable state, federal or local law.

(pp)  Simple Interest Mortgage Loans. None of the Mortgage Loans are simple interest Mortgage Loans.

(qq)   Single Premium Credit Life Insurance. None of the proceeds of the Mortgage Loan were used to finance single-premium credit life insurance policies.

(rr)  Tax Service Contract The Company has obtained a life of loan, transferable real estate Tax Service Contract on each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

(ss)  Flood Certification Contract. The Company has obtained a life of loan, transferable flood certification contract with a Approved Flood Certification Provider for each Mortgage Loan and such contract is assignable without penalty, premium or cost to the Purchaser;

(tt)  FICO Scores. Each Mortgage Loan has a non-zero FICO score;

(uu)  Prepayment Fee. With respect to each Mortgage Loan that has a prepayment fee feature, each such prepayment fee is enforceable and will be enforced by the Company, and each prepayment penalty in permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth in the related Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment fee, such prepayment fee is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan; and

(vv)  Recordation. Each original Mortgage was recorded and, except for those Mortgage Loans subject to the MERS identification system, all subsequent assignments of the original Mortgage (other than the assignment to the Purchaser) have been recorded in the appropriate jurisdictions wherein such recordation is necessary to perfect the lien thereof as against creditors of the Company, or is in the process of being recorded;

(ww)  Leaseholds.If the Mortgaged Property is subject to a ground lease or any other type of leasehold interest, the ground lease or other leasehold interest exceeds the remaining term of the related Mortgage Loan.

Section 3.03	Remedies for Breach of Representations and Warranties.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans to the Purchaser and the delivery of the Mortgage Loan Documents to the Custodian and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment of Mortgage or the examination or failure to examine any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser, or which materially and adversely affects the interests of Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan (in the case of any of the foregoing, a “Breach”), the party discovering such Breach shall give prompt written notice to the other.

With respect to those representations and warranties which are made to the best of the Company’s knowledge, if it is discovered by the Company or the Purchaser that the substance of such representation and warranty is inaccurate and such inaccuracy materially and adversely affects the value of the related Mortgage Loan or the interest of the Purchaser (or which materially and adversely affects the value of a Mortgage Loan or the interests of the Purchaser in the related Mortgage Loan in the case of a representation and warranty relating to a particular Mortgage Loan), notwithstanding the Company’s lack of knowledge with respect to the substance of such representation and warranty, such inaccuracy shall be deemed a breach of the applicable representation and warranty.

Within 60 days of the earlier of either discovery by or notice to the Company of any Breach of a representation or warranty, the Company shall use its best efforts promptly to cure such Breach in all material respects and, if such Breach cannot be cured, the Company shall, at the Purchaser’s option and subject to Section 3.06, repurchase such Mortgage Loan at the Repurchase Price. In the event that a Breach shall involve any representation or warranty set forth in Section 3.01, and such Breach cannot be cured within 60 days of the earlier of either discovery by or notice to the Company of such Breach, all of the Mortgage Loans shall, at the Purchaser’s option and subject to Section 3.06, be repurchased by the Company at the Repurchase Price. However, if the Breach shall involve a representation or warranty set forth in Section 3.02 and the Company discovers or receives notice of any such Breach within 120 days of the related Closing Date, the Company shall, at the Purchaser’s option and provided that the Company has a Qualified Substitute Mortgage Loan, rather than repurchase the Mortgage Loan as provided above, remove such Mortgage Loan (a “Deleted Mortgage Loan”) and substitute in its place a Qualified Substitute Mortgage Loan or Loans, provided that any such substitution shall be effected not later than 120 days after the related Closing Date. If the Company has no Qualified Substitute Mortgage Loan, it shall repurchase the deficient Mortgage Loan. Any repurchase of a Mortgage Loan or Loans pursuant to the foregoing provisions of this Section 3.03 shall be accomplished by deposit in the Custodial Account of the amount of the Repurchase Price for distribution to Purchaser on the next scheduled Remittance Date, after deducting therefrom any amount received in respect of such repurchased Mortgage Loan or Loans and being held in the Custodial Account for future distribution.

At the time of repurchase or substitution, the Purchaser and the Company shall arrange for the reassignment of the Deleted Mortgage Loan to the Company and the delivery to the Company of any documents held by the Custodian relating to the Deleted Mortgage Loan. In the event of a repurchase or substitution, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase or substitution has taken place, amend the related Mortgage Loan Schedule to reflect the withdrawal of the Deleted Mortgage Loan from this Agreement, and, in the case of substitution, identify a Qualified Substitute Mortgage Loan and amend the related Mortgage Loan Schedule to reflect the addition of such Qualified Substitute Mortgage Loan to this Agreement. In connection with any such substitution, the Company shall be deemed to have made as to such Qualified Substitute Mortgage Loan the representations and warranties set forth in this Agreement except that all such representations and warranties set forth in this Agreement shall be deemed made as of the date of such substitution. The Company shall effect such substitution by delivering to the Custodian for such Qualified Substitute Mortgage Loan the documents required by Section 2.03, with the Mortgage Note endorsed as required by Section 2.03. No substitution will be made in any calendar month after the Determination Date for such month. The Company shall deposit in the Custodial Account the Monthly Payment less the Servicing Fee due on such Qualified Substitute Mortgage Loan or Loans in the month following the date of such substitution. Monthly Payments due with respect to Qualified Substitute Mortgage Loans in the month of substitution shall be retained by the Company. For the month of substitution, distributions to Purchaser shall include the Monthly Payment due on any Deleted Mortgage Loan in the month of substitution, and the Company shall thereafter be entitled to retain all amounts subsequently received by the Company in respect of such Deleted Mortgage Loan.

For any month in which the Company substitutes a Qualified Substitute Mortgage Loan for a Deleted Mortgage Loan, the Company shall determine the amount (if any) by which the aggregate principal balance of all Qualified Substitute Mortgage Loans as of the date of substitution is less than the aggregate Stated Principal Balance of all Deleted Mortgage Loans (after application of scheduled principal payments due in the month of substitution). The amount of such shortfall shall be distributed by the Company in the month of substitution pursuant to Section 5.01. Accordingly, on the date of such substitution, the Company shall deposit from its own funds into the Custodial Account an amount equal to the amount of such shortfall.

Any cause of action against the Company relating to or arising out of the Breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) discovery of such Breach by the Purchaser or notice thereof by the Company to the Purchaser, (ii) failure by the Company to cure such Breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

Section 3.04	Indemnification.

The Company agrees to indemnify the Purchaser and hold it harmless from and against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related any assertion based on, grounded upon resulting from a Breach of any of the Company’s representations and warranties contained herein. In addition to the obligations of the Company set forth in this Section 3.04, the Purchaser may pursue any and all remedies otherwise available at law or in equity, including, but not limited to, the right to seek damages. The provisions of this Section 3.04 shall survive termination of this Agreement.

It is understood and agreed that the obligations of the Company set forth in Sections 3.03 and 3.04 to cure, substitute for or repurchase a defective Mortgage Loan and to indemnify the Purchaser constitute the sole remedies of the Purchaser respecting a Breach of the foregoing representations and warranties.

Section 3.05	Repurchase Upon Conversion.

In the event the Mortgagor under any Convertible Mortgage Loan elects to convert said Mortgage Loan to a fixed rate mortgage loan, as provided in the related Mortgage Note, then the Company shall repurchase the related Mortgage Loan in the month the conversion takes place and in the manner prescribed in Section 3.04 at the Repurchase Price.

Section 3.06	Restrictions and Requirements Applicable in the Event

that a Mortgage Loan is Acquired by a REMIC

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, the following provisions shall be applicable to such Mortgage Loan:

(A)	Repurchase of Mortgage Loans.

With respect to any Mortgage Loan that is not in default or as to which no default is imminent, no repurchase or substitution pursuant to Subsection 3.03, 3.05, 3.07 or 7.02 shall be made, unless, if so required by the applicable REMIC Documents the Company has obtained an Opinion of Counsel to the effect that such repurchase will not (i) result in the imposition of taxes on “prohibited transactions” of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

(B)	General Servicing Obligations.

The Company shall sell any REO Property within two years after its acquisition by the REMIC unless (i) the Company applies for an extension of such two-year period from the Internal Revenue Service pursuant to the REMIC Provisions and Code Section 856(e)(3), in which event such REO Property shall be sold within the applicable extension period, or (ii) the Company obtains for the Purchaser an Opinion of Counsel, addressed to the Purchaser and the Company, to the effect that the holding by the REMIC of such REO Property subsequent to such two year period will not result in the imposition of taxes on “prohibited transactions” as defined in Section 860F of the Code or cause the REMIC to fail to qualify as a REMIC under the REMIC Provisions or comparable provisions of relevant state laws at any time. The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale in a manner which does not cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) or result in the receipt by the REMIC of any “income from non-permitted assets” within the meaning of Section 860F(a)(2)(B) of the Code or any “net income from foreclosure property” which is subject to taxation under Section 860G(a)(1) of the Code. Pursuant to its efforts to sell such REO Property, the Company shall either itself or through an agent selected by the Company protect and conserve such REO Property in the same manner and to such extent as is customary in the locality where such REO Property is located and may, incident to its conservation and protection of the interests of the Purchaser, rent the same, or any part thereof, as the Company deems to be in the best interest of the Company and the Purchaser for the period prior to the sale of such REO Property; provided, however, that any rent received or accrued with respect to such REO Property qualifies as “rents from real property” as defined in Section 856(d) of the Code.

(C)	Additional Covenants.

In addition to the provision set forth in this Section 3.06, if a REMIC election is made with respect to the arrangement under which any of the Mortgage Loans or REO Properties are held, then, with respect to such Mortgage Loans and/or REO Properties, and notwithstanding the terms of this Agreement, the Company shall not take any action, cause the REMIC to take any action or fail to take (or fail to cause to be taken) any action that, under the REMIC Provisions, if taken or not taken, as the case may be, could (i) endanger the status of the REMIC as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on “prohibited transactions” as defined in Section 860F(a)(2) of the Code and the tax on “contributions” to a REMIC set forth in Section 860G(d) of the Code) unless the Company has received an Opinion of Counsel (at the expense of the party seeking to take such action) to the effect that the contemplated action will not endanger such REMIC status or result in the imposition of any such tax.

If a REMIC election is made with respect to the arrangement under which any Mortgage Loans or REO Properties are held, the Company shall amend this Agreement such that it will meet all Rating Agency requirements.

Section 3.07	Review of Mortgage Loans

From the related Closing Date until the date 15 days after the related Closing Date, the Purchaser shall have the right to review the Mortgage Files and obtain BPOs and other property evaluations on the Mortgaged Properties relating to the Mortgage Loans purchased on the related Closing Date, with the results of such BPO or property evaluation reviews to be communicated to the Company for a period up to 15 days after the related Closing Date. In addition, the Purchaser shall have the right to reject any Mortgage Loan which in the Purchaser’s sole determination (i) fails to conform to the Underwriting Guidelines, (ii) the value of the Mortgaged Property pursuant to any BPO or property evaluation varies by more than plus or minus 15% from the lesser of (A) the original appraised value of the Mortgage Property or (B) the purchase price of the Mortgaged Property as of the date of origination (a “Value Issue”), (iii) the Mortgage Loan is underwritten without verification of the Borrower’s income and assets and there is no credit report and credit score or (iv) the Purchaser deems the Mortgage Loan not to be an acceptable credit risk. The Company shall repurchase the rejected Mortgage Loan in the manner prescribed in Section 3.03 upon receipt of notice from the Purchaser of the rejection of such Mortgage Loan; provided, that, in the event that the Purchaser rejects a Mortgage Loan due to a Value Issue, the Company may submit to the Purchaser an additional property evaluation for purposes of demonstrating that the Mortgage Loan does not have a Value Issue. If the Purchaser and the Company fail to resolve such Value Issue within two weeks of the Purchaser presenting such Value Issue to the Company, then Company shall have the right to promptly (a) substitute such Mortgage Loan with a Qualified Substitute Mortgage Loan meeting all the terms hereof, or (b) repurchase such Mortgage Loan in the manner prescribed in Section 3.03. Any rejected Mortgage Loan shall be removed from the terms of this Agreement. The Company shall make available all files required by Purchaser in order to complete its review, including capturing all CRA/HMDA required data fields. Any review performed by the Purchaser prior to the related Closing Date does not limit the Purchaser’s rights or the Company’s obligations under this section. To the extent that the Purchaser’s review discloses that the Mortgage Loans do not conform to the Underwriting Guidelines or the terms set forth in the Purchaser Price and Terms Letter, the Purchaser may in its sole discretion increase its due diligence review and obtain additional BPO’s or other property evaluations. The additional review may be for any reason including but not limited to credit quality, property valuations, and data integrity.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01	Company to Act as Servicer.

The Company shall service and administer the Mortgage Loans and shall have full power and authority, acting alone, to do any and all things in connection with such servicing and administration which the Company may deem necessary or desirable, consistent with the terms of this Agreement and with Accepted Servicing Practices.

(a)  Consistent with the terms of this Agreement, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Company’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchasers, provided, however, that the Company shall not make any future advances with respect to a Mortgage Loan and (unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Company, imminent and the Company has obtained the prior written consent of the Purchaser) the Company shall not permit any modification of any material term of any Mortgage Loan including any modifications that would change the Mortgage Interest Rate change the Index, Lifetime Mortgage Interest Rate Cap, Initial Rate Cap or Gross Margin of any Mortgage Loan, defer or forgive the payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 5.03, the difference between (a) such month’s principal and one month’s interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances made pursuant to Section 5.03. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Purchasers, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. If reasonably required by the Company, the Purchaser shall furnish the Company with any powers of attorney and other documents necessary or appropriate to enable the Company to carry out its servicing and administrative duties under this Agreement.

In servicing and administering the Mortgage Loans, the Company shall employ procedures (including collection procedures) and exercise the same care that it customarily employs and exercises in servicing and administering mortgage loans for its own account, giving due consideration to Accepted Servicing Practices where such practices do not conflict with the requirements of this Agreement, and the Purchaser’s reliance on the Company.

The Mortgage Loans may be subserviced by the Subservicer on behalf of the Company provided that the Subservicer is a Fannie Mae-approved lender or a Freddie Mac seller/servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Freddie Mac, or which would require notification to Fannie Mae or Freddie Mac. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer’s fee shall not exceed the Servicing Fee.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor Subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company’s option, from electing to service the related Mortgage Loans itself. In the event that the Company’s responsibilities and duties under this Agreement are terminated pursuant to Section 9.04, 10.01 or 11.02, and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer as soon as is reasonably possible. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company’s own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer’s fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02	Liquidation of Mortgage Loans.

In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 4.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company shall take such action as (1) the Company would take under similar circumstances with respect to a similar mortgage loan held for its own account for investment, (2) shall be consistent with Accepted Servicing Practices, (3) the Company shall determine prudently to be in the best interest of Purchaser, and (4) is consistent with any related PMI Policy. In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 4.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Company shall commence foreclosure proceedings, provided that, prior to commencing foreclosure proceedings, the Company shall notify the Purchaser in writing of the Company’s intention to do so, and the Company shall not commence foreclosure proceedings if the Purchaser objects to such action within 10 Business Days of receiving such notice. In the event the Purchaser objects to such foreclosure action, the Company shall not be required to make Monthly Advances with respect to such Mortgage Loan, pursuant to Section 5.03, and the Company’s obligation to make such Monthly Advances shall terminate on the 90th day referred to above. In such connection, the Company shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Company shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Purchaser after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 4.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property to be conducted by a qualified inspector. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property. In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Purchaser directs the Company to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Company, the Company shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 4.05 hereof. In the event the Purchaser directs the Company not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Company shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 4.05 hereof.

Section 4.03	Collection of Mortgage Loan Payments.

Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Company shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.04	Establishment of and Deposits to Custodial Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled “Countrywide Home Loans, Inc. in trust for EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Custodial Account shall be established with a Qualified Depository acceptable to the Purchaser. Any funds deposited in the Custodial Account shall at all times be fully insured to the full extent permitted under applicable law. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a certification in the form of Exhibit D-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit D-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification or letter agreement shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Custodial Account within two Business Days of receipt, and retain therein, the following collections received by the Company and payments made by the Company after the related Cut-off Date, (other than payments of principal and interest due on or before the related Cut-off Date, or received by the Company prior to the related Cut-off Date but allocable to a period subsequent thereto or with respect to each LPMI Loan, in the amount of the LPMI Fee):

(i)  all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  all Insurance Proceeds including amounts required to be deposited pursuant to Section 4.10, Section 4.11, Section 4.14 and Section 4.15;

(v)  all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 4.14;

(vi)  any amount required to be deposited in the Custodial Account pursuant to Section 4.01, 4.09, 5.03, 6.01 or 6.02;

(vii)  any amounts payable in connection with the repurchase of any Mortgage Loan pursuant to Section 3.03, 3.05 or 3.07 and all amounts required to be deposited by the Company in connection with a shortfall in principal amount of any Qualified Substitute Mortgage Loan pursuant to Section 3.03;

(viii)  with respect to each Principal Prepayment in full or in part, the Prepayment Interest Shortfall Amount, if any, for the month of distribution. Such deposit shall be made from the Company’s own funds, without reimbursement therefor up to a maximum amount per month of the Servicing Fee actually received for such month for the Mortgage Loans;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.11 in connection with the deductible clause in any blanket hazard insurance policy; and

(x)  any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 4.16.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company into the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05.

Section 4.05	Permitted Withdrawals From Custodial Account.

The Company shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)  to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances of the Company’s funds made pursuant to Section 5.03, the Company’s right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late payments of principal and/or interest respecting which any such advance was made, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser, except that, where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, the Company’s right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances, and for any unpaid Servicing Fees, the Company’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Company from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Company’s right thereto shall be prior to the rights of Purchaser except where the Company is required to repurchase a Mortgage Loan pursuant to Section 3.03, 3.05, 3.07 or 6.02, in which case the Company’s right to such reimbursement shall be subsequent to the payment to the Purchasers of the Repurchase Price pursuant to such sections and all other amounts required to be paid to the Purchasers with respect to such Mortgage Loan;

(iv)  to pay itself interest on funds deposited in the Custodial Account;

(v)  to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 9.01;

(vi)  to pay any amount required to be paid pursuant to Section 4.16 related to any REO Property, it being understood that in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vii)  to clear and terminate the Custodial Account upon the termination of this Agreement; and

(viii)  to withdraw funds deposited in error.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Company shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 5.01, the Company is not obligated to remit on such Remittance Date. The Company may use such withdrawn funds only for the purposes described in this Section 4.05.

Section 4.06	Establishment of and Deposits to Escrow Account.

The Company shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, “Countrywide Home Loans, Inc., in trust for the EMC Mortgage Corporation, as purchaser of Residential Adjustable Rate Mortgage Loans and various Mortgagors”. The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a certification in the form of Exhibit E-1 hereto, in the case of an account established with the Company, or by a letter agreement in the form of Exhibit E-2 hereto, in the case of an account held by a depository other than the Company. A copy of such certification shall be furnished to the Purchaser and, upon request, to any subsequent Purchaser.

The Company shall deposit in the Escrow Account or Accounts within two Business Days of receipt, and retain therein:

(i)  all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement; and

(ii)  all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor. To the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 4.07	Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account or Accounts may be made by the Company only:

(i)  to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)  to reimburse the Company for any Servicing Advances made by the Company pursuant to Section 4.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)  to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)  for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)  for application to restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 4.14;

(vi)  to pay to the Company, or any Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement; and

(viii)  to withdraw funds deposited in error.

Section 4.08	Payment of Taxes, Insurance and Other Charges.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage. To the extent that a Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor’s faithful performance in the payment of same or the making of the Escrow Payments, and the Company shall make advances from its own funds to effect such payments.

Section 4.09	Protection of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time. Upon any such transfer, the Company shall promptly notify the Purchaser and deliver to the Purchaser a Custodial Account Certification or Escrow Account Certification (as applicable) in the form of Exhibit D-1 or E-1 to this agreement.

The Company shall bear any expenses, losses or damages sustained by the Purchaser because the Custodial Account and/or the Escrow Account are not demand deposit accounts.

Amounts on deposit in the Custodial Account and the Escrow Account may at the option of the Company be invested in Eligible Investments; provided that in the event that amounts on deposit in the Custodial Account or the Escrow Account exceed the amount fully insured by the FDIC (the “Insured Amount”) the Company shall be obligated to invest the excess amount over the Insured Amount in Eligible Investments on the same Business Day as such excess amount becomes present in the Custodial Account or the Escrow Account. Any such Eligible Investment shall mature no later than the Determination Date next following the date of such Eligible Investment, provided, however, that if such Eligible Investment is an obligation of a Qualified Depository (other than the Company) that maintains the Custodial Account or the Escrow Account, then such Eligible Investment may mature on such Remittance Date. Any such Eligible Investment shall be made in the name of the Company in trust for the benefit of the Purchaser. All income on or gain realized from any such Eligible Investment shall be for the benefit of the Company and may be withdrawn at any time by the Company. Any losses incurred in respect of any such investment shall be deposited in the Custodial Account or the Escrow Account, by the Company out of its own funds immediately as realized.

Section 4.10	Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by a generally acceptable insurer rated A:VI or better in the current Best’s Key Rating Guide (“Best’s”) against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the replacement value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.

If a Mortgaged Property is located in an area identified in the Federal Register by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier rated A:VI or better in Best’s in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf.

If a Mortgage is secured by a unit in a condominium project, the Company shall verify that the coverage required of the owner’s association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner’s association its agreement to notify the Company promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

The Company shall cause to be maintained on each Mortgaged Property earthquake or such other or additional insurance as may be required pursuant to such applicable laws and regulations as shall at any time be in force and as shall require such additional insurance, or pursuant to the requirements of any private mortgage guaranty insurer, or as may be required to conform with Accepted Servicing Practices.

In the event that any Purchaser or the Company shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the Mortgagor pursuant to the terms of the Mortgage, the Company shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.

All policies required hereunder shall name the Company as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Company shall not interfere with the Mortgagor’s freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are rated A:VI or better in Best’s and are licensed to do business in the jurisdiction in which the Mortgaged Property is located. The Company shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address. The Company shall furnish to the Mortgagor a formal notice of expiration of any such insurance in sufficient time for the Mortgagor to arrange for renewal coverage by the expiration date.

Pursuant to Section 4.04, any amounts collected by the Company under any such policies (other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Company’s normal servicing procedures as specified in Section 4.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05.

Section 4.11	Maintenance of Mortgage Impairment Insurance.

In the event that the Company shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10. Any amounts collected by the Company under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 4.05. Such policy may contain a deductible clause, in which case, in the event that there shall not have been maintained on the related Mortgaged Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, the Company shall deposit in the Custodial Account at the time of such loss the amount not otherwise payable under the blanket policy because of such deductible clause, such amount to deposited from the Company’s funds, without reimbursement therefor. Upon request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to such Purchaser.

Section 4.12	Maintenance of Fidelity Bond and Errors and Omissions Insurance.

The Company shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Company Employees”). Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzle-ment, fraud, errors and omissions and negligent acts of such Company Employees. Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Company against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be acceptable to Fannie Mae or Freddie Mac. Upon the request of any Purchaser, the Company shall cause to be delivered to such Purchaser a certified true copy of such fidelity bond and insurance policy and a statement from the surety and the insurer that such fidelity bond and insurance policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Purchaser.

Section 4.13	Inspections.

The Company shall inspect the Mortgaged Property as often as deemed necessary by the Company to assure itself that the value of the Mortgaged Property is being preserved. In addition, if any Mortgage Loan is more than 60 days delinquent, the Company immediately shall inspect the Mortgaged Property and shall conduct subsequent inspections in accordance with Accepted Servicing Practices or as may be required by the primary mortgage guaranty insurer. The Company shall keep a written report of each such inspection.

Section 4.14	Restoration of Mortgaged Property.

The Company need not obtain the approval of the Purchaser prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Accepted Servicing Practices. At a minimum, the Company shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)  the Company shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)  the Company shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii)  the Company shall verify that the Mortgage Loan is not in default; and

(iv)  pending repairs or restoration, the Company shall place the Insurance Proceeds or Condemnation Proceeds in the Custodial Account.

If the Purchaser is named as an additional loss payee, the Company is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Purchaser.

Section 4.15	Maintenance of PMI and LPMI Policy; Claims.

(a) With respect to each Mortgage Loan with a LTV in excess of 95%, the Company shall:

(i) with respect to Mortgage Loans which are not LPMI Loans, in accordance with state and federal laws and without any cost to the Purchaser, maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and shall pay or shall cause the Mortgagor to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that such PMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable PMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 4.01, the Company shall promptly notify the insurer under the related PMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such PMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such PMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement PMI Policy as provided above.

(ii) with respect to LPMI Loans, maintain in full force and effect an LPMI Policy insuring that portion of the Mortgage Loan with a minimum of 35% coverage insuring that portion of the Mortgage Loan in excess of 68% (or such other percentage as stated in the related Acknowledgment Agreement) of value, and from time to time, withdraw the LPMI Fee with respect to such LPMI Loan from the Custodial Account in order to pay the premium thereon on a timely basis, until the LTV of such Mortgage Loan is reduced to 80%. In the event that the interest payments made with respect to any LPMI Loan are less than the LPMI Fee, the Company shall advance from its own funds the amount of any such shortfall in the LPMI Fee, in payment of the premium on the related LPMI Policy. Any such advance shall be a Servicing Advance subject to reimbursement pursuant to the provisions on Section 2.05. In the event that such LPMI Policy shall be terminated, the Company shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated LPMI Policy, at substantially the same fee level. If the insurer shall cease to be a Qualified Insurer, the Company shall determine whether recoveries under the LPMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Company shall in no event have any responsibility or liability for any failure to recover under the LPMI Policy for such reason. If the Company determines that recoveries are so jeopardized, it shall notify the Purchaser and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy. The Company shall not take any action which would result in noncoverage under any applicable LPMI Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related LPMI Policy, if any, of such assumption or substitution of liability in accordance with the terms of such LPMI Policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under such PMI Policy. If such LPMI Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement LPMI Policy as provided above.

(b) In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any PMI Policy or LPMI Policy in a timely fashion in accordance with the terms of such PMI Policy or LPMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy or LPMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any PMI Policy or LPMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

(c) Purchaser, in its sole discretion, at any time, may (i) either obtain an additional PMI Policy on any Mortgage Loan which already has a PMI Policy in place, or (ii) obtain a PMI Policy for any Mortgage Loan which does not already have a PMI Policy in place. In any event, the Company agrees to administer such PMI Policies in accordance with the Agreement or any Reconstitution Agreement.

Section 4.16	Title, Management and Disposition of REO Property.

In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser, or in the event the Purchaser is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from any attorney duly licensed to practice law in the state where the REO Property is located. The Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the Purchaser.

The Company shall manage, conserve, protect and operate each REO Property for the Purchaser solely for the purpose of its prompt disposition and sale. The Company, either itself or through an agent selected by the Company, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Company deems to be in the best interest of the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless (i) (A) a REMIC election has not been made with respect to the arrangement under which the Mortgage Loans and the REO Property are held, and (ii) the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property.

The Company shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser. The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account. As soon as practical thereafter the expenses of such sale shall be paid and the Company shall reimburse itself for any related unreimbursed Servicing Advances, unpaid Servicing Fees and unreimbursed advances made pursuant to Section 5.03, and on the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Purchaser.

The Company shall withdraw the Custodial Account funds necessary for the proper operation, management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 4.10 and the fees of any managing agent of the Company, a Subservicer, or the Company itself. The REO management fee shall be an amount that is reasonable and customary in the area where the Mortgaged Property is located. The Company shall make monthly distributions on each Remittance Date to the Purchasers of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section 4.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 4.17	Real Estate Owned Reports.

Together with the statement furnished pursuant to Section 5.02, the Company shall furnish to the Purchaser on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Company’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month. That statement shall be accompanied by such other information as the Purchaser shall reasonably request.

Section 4.18	Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed in lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property.

Section 4.19	Reports of Foreclosures and Abandonments of Mortgaged Property.

Following the foreclosure sale or abandonment of any Mortgaged Property, the Company shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.

Section 4.20	Notification of Adjustments.

With respect to each Mortgage Loan, the Company shall adjust the Mortgage Interest Rate on the related Interest Rate Adjustment Date and shall adjust the Monthly Payment on the related Payment Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note. If, pursuant to the terms of the Mortgage Note, another index is selected for determining the Mortgage Interest Rate, the same index will be used with respect to each Mortgage Note which requires a new index to be selected, provided that such selection does not conflict with the terms of the related Mortgage Note. The Company shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate and the Monthly Payment adjustments. The Company shall promptly upon written request thereof, deliver to the Purchaser such notifications and any additional applicable data regarding such adjustments and the methods used to calculate and implement such adjustments. Upon the discovery by the Company, or the Purchaser that the Company has failed to adjust a Mortgage Interest Rate or a Monthly Payment pursuant to the terms of the related Mortgage Note and Mortgage, the Company shall immediately deposit in the Custodial Account from its own funds the amount of any interest loss caused the Purchaser thereby.

ARTICLE V

PAYMENTS TO PURCHASER

Section 5.01	Remittances.

On each Remittance Date the Company shall remit by wire transfer of immediately available funds to the Purchaser (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05), plus (b) all amounts, if any, which the Company is obligated to distribute pursuant to Section 5.03, minus (c) any amounts attributable to Principal Prepayments received after the applicable Principal Prepayment Period which amounts shall be remitted on the following Remittance Date, together with any additional interest required to be deposited in the Custodial Account in connection with such Principal Prepayment in accordance with Section 4.04(viii), and minus (d) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts.

With respect to any remittance received by the Purchaser after the second Business Day following the Business Day on which such payment was due, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall be deposited in the Custodial Account by the Company on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive. Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company.

Section 5.02	Statements to Purchaser.

Not later than the 10th day of each calendar month, the Company shall furnish to the Purchaser a Monthly Remittance Advice, with a trial balance report attached thereto, in the form of Exhibit F annexed hereto electronic medium mutually acceptable to the parties as to the preceding calendar month and the Due Period in the month of remittance

In addition, not more than 60 days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year. Nothing in this Section 5.02 shall be deemed to require the Company to prepare any federal income tax return on Internal Revenue Service Form 1066, U.S. Real Estate Mortgage Investment Conduit Income Tax Return, including Schedule Q thereto, Quarterly Notice to Residual Interest Holders of REMIC Taxable Income or Net Loss Allocation, or any successor forms, to be filed on behalf of any REMIC under the REMIC Provisions.

Section 5.03	Monthly Advances by Company.

On the Business Day immediately preceding each Remittance Date, either (a) the Company shall deposit in the Custodial Account from its own funds or (b) if funds are on deposit in the Custodial Account which are not required to be remitted on the related Remittance Date, the Company may make an appropriate entry in its records that such funds shall be applied toward the related Monthly Advance (provided, that any funds so applied shall be replaced by the Company no later than the Business Day immediately preceding the next Remittance Date), in each case, in an aggregate amount equal to all Monthly Payments (with interest adjusted to the Mortgage Loan Remittance Rate) which were due on the Mortgage Loans during the applicable Due Period and which were delinquent at the close of business on the immediately preceding Determination Date or which were deferred pursuant to Section 4.01. The Company’s obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the last Remittance Date prior to the Remittance Date for the distribution of all Liquidation Proceeds and other payments or recoveries (including Insurance Proceeds and Condemnation Proceeds) with respect to the Mortgage Loan.

In no event shall the Company be obligated to make an advance under this section 5.03 if at the time of such advance it deems such advance to be non-recoverable. The Company shall promptly deliver an officer’s certificate to the Purchaser upon determining that any advance is non-recoverable. In the event that upon liquidation of the Mortgage Loan, the Liquidation Proceeds are insufficient to reimburse the Company for any Monthly Advances, the Company shall notify the related Purchaser of such shortfall by registered mail with sufficient supporting documentation and shall have the right to deduct such shortfall from the next remittance to be paid to the related Purchaser.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01  Transfers of Mortgaged Property.

The Company shall use its best efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note. When the Mortgaged Property has been conveyed by the Mortgagor, the Company shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Company shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI or LPMI Policy, if any.

If the Company reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Company shall enter into (i) an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Company is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Company has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the purchaser of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the purchaser of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note. If an assumption fee is collected by the Company for entering into an assumption agreement, a portion of such fee, up to an amount equal to one percent (1.0%) of the outstanding principal balance of the related Mortgage Loan, will be retained by the Company as additional servicing compensation, and any portion thereof in excess one percent (1.0%) shall be deposited in the Custodial Account for the benefit of the Purchaser. In connection with any such assumption or substitution of liability, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the Index, the Lifetime Mortgage Interest Rate Cap, the Initial Rate Cap or the Gross Margin of any Mortgage Loan, nor the outstanding principal amount of the Mortgage Loan shall be changed.

To the extent that any Mortgage Loan is assumable, the Company shall inquire diligently into the creditworthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used by Fannie Mae with respect to underwriting mortgage loans of the same type as the Mortgage Loans. If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company shall notify the Purchaser in the Monthly Remittance Advice as provided in Section 5.02, and may request the release of any Mortgage Loan Documents. In connection with any such prepayment in full, the Company shall comply with all applicable laws regarding satisfaction, release or reconveyance with respect to the Mortgage.

If the Company satisfies or releases a Mortgage without first having obtained payment in full of the indebtedness secured by the Mortgage or should the Company otherwise prejudice any rights the Purchaser may have under the mortgage instruments, upon written demand of the Purchaser, the Company shall repurchase the related Mortgage Loan at the Repurchase Price by deposit thereof in the Custodial Account within 2 Business Days of receipt of such demand by the Purchaser. The Company shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 4.12 insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 6.03	Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account or to retain from interest payments on the Mortgage Loans the amount of its Servicing Fee. The Servicing Fee shall be payable monthly and shall be computed on the basis of the same unpaid principal balance and for the period respecting which any related interest payment on a Mortgage Loan is computed. The Servicing Fee shall be payable only at the time of and with respect to those Mortgage Loans for which payment is in fact made of the entire amount of the Monthly Payment. The obligation of the Purchaser to pay the Servicing Fee is limited to, and payable solely from, the interest portion of such Monthly Payments collected by the Company.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 6.01, and late payment charges and Prepayment Penalties, shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein. Notwithstanding anything in this Agreement to the contrary, in the event of a Principal Prepayment in full, the Company shall not waive, and shall not permit the waiver of, any Prepayment Penalty or portion thereof required by the terms of the related Mortgage Note unless (i) the Company determines that such waiver would maximize recovery of Liquidations Proceeds for such Mortgage Loan, taking into account the value of such Prepayment Penalty, or (ii) (A) the enforeceability therefore is limited (1) by bankruptcy, insolvency, moratorium, receivership, or other similar law relating to creditors’ rights generally or (2) due to acceleration in connection with a foreclosure or other involuntary payment or (B) the enforceability is otherwise limited or prohibited by applicable law.

Section 6.04	Annual Statement as to Compliance.

The Company shall deliver to the Purchaser, on or before May 31 each year beginning May 31, 2003, an Officer’s Certificate, stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, and (ii) the Company has complied fully with the provisions of Article II and Article IV, and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof and the action being taken by the Company to cure such default.

Section 6.05	Annual Independent Public Accountants’ Servicing Report.

On or before May 31st of each year beginning May 31, 2003, the Company, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Purchaser to the effect that such firm has examined certain documents and records relating to the servicing of the Mortgage Loans and this Agreement and that such firm is of the opinion that the provisions of Article II and Article IV have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.

Section 6.06	Right to Examine Company Records.

The Purchaser shall have the right to examine and audit any and all of the books, records, or other information of the Company, whether held by the Company or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.

ARTICLE VII

AGENCY TRANSFER; PASS-THROUGH TRANSFER

Section 7.01	Removal of Mortgage Loans from Inclusion Under this Agreement Upon an Agency Transfer, or a Pass-Through Transfer on One or More Reconstitution Dates.

The Purchaser and the Company agree that with respect to any Pass-Through Transfer, Whole Loan Transfer or Agency Transfers, as applicable, the Company shall cooperate with the Purchaser in effecting such transfers and shall negotiate in good faith and execute any Reconstitution Agreement required to effectuate the foregoing; provided that, such Reconstitution Agreement shall not materially increase the Company’s obligations or liabilities hereunder, nor diminish any of the Company’s rights, and provide to any master servicer or the trustee, as applicable, and/or the Purchaser any and all publicly available information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser, trustee or a master servicer shall reasonable request as to the related Mortgage Loans. Purchaser shall reimburse Company for any and all costs or expenses incurred by Company (i) in obtaining “accountant comfort letters” with respect to information supplied in response to Purchaser requests, (ii) in connection with any due diligence performed in connection with a Pass-Through or Whole Loan Transfer or (iii) making the Mortgage Loan Documents or Servicing Files available to parties participating in a Pass-Through or Whole Loan Transfer, including without limitation, shipping costs. Such information may be included in any disclosure document prepared in connection with the Pass-Through Transfer, Whole Loan Transfer or Agency Transfer, as applicable; provided, however, that Company shall indemnify the Purchaser against any liability arising from any material omissions or misstatements in any information supplied by the Company and included in a disclosure document; and provided, further, that the Purchaser shall indemnify the Company against any liability arising from any information included in a disclosure document that was not supplied by the Company. The Company shall execute any Reconstitution Agreements required within a reasonable period of time after receipt of such agreements which time shall be sufficient for the Company and the Company’s counsel to review such agreements. Company shall use its Best Efforts to complete such review within ten (10) Business Days after mutual agreement as to the terms thereof, but such time shall not exceed fifteen (15) Business Days after mutual agreement as to the terms thereof.

The Company shall not be required to restate any representations and warranties as of the date of any Pass-Through Transfer, Whole Loan Transfer or Agency Transfers other than the representations and warranties set forth in Section 3.01 (provided, that the Company shall not be required to restate the representation and warranty set forth in Section 3.01(j)).

In the event of any Agency Transfer, Pass-Through or Whole Loan Transfer, the Company shall have no obligation to pay any custodial fees charged by the Agency.

Section 7.02	Purchaser’s Repurchase and Indemnification Obligations.

Upon receipt by the Company of notice from Fannie Mae, Freddie Mac or the trustee of a breach of any Purchaser representation or warranty contained in any Reconstitution Agreement or a request by Fannie Mae, Freddie Mac or the trustee, as the case may be, for the repurchase of any Mortgage Loan transferred to Fannie Mae or Freddie Mac pursuant to an Agency Transfer or to a trustee pursuant to a Pass-Through Transfer, the Company shall promptly notify the Purchaser of same and shall, at the direction of the Purchaser, use its best efforts to cure and correct any such breach and to satisfy the requests or concerns of Fannie Mae, Freddie Mac, or the trustee related to such deficiencies of the related Mortgage Loans transferred to Fannie Mae, Freddie Mac, or the trustee.

The Purchaser shall repurchase from the Company any Mortgage Loan transferred to Fannie Mae or Freddie Mac pursuant to an Agency Transfer or to a trustee pursuant to a Pass-Through Transfer with respect to which the Company has been required by Fannie Mae, Freddie Mac, or the trustee to repurchase due to a breach of a representation or warranty made by the Purchaser with respect to the Mortgage Loans, or the servicing thereof prior to the transfer date to Fannie Mae, Freddie Mac, or the trustee in any Reconstitution Agreement and not due to a breach of the Company’s representations or obligations thereunder or pursuant to this Agreement. The repurchase price to be paid by the Purchaser to the Company shall equal that repurchase price paid by the Company to Fannie Mae, Freddie Mac, or the third party purchaser plus all reasonable costs and expenses borne by the Company in connection with the cure of said breach of a representation or warranty made by the Purchaser and in connection with the repurchase of such Mortgage Loan from Fannie Mae, Freddie Mac, or the trustee, including, but not limited to, reasonable and necessary attorneys’ fees.

At the time of repurchase, the Custodian and the Company shall arrange for the reassignment of the repurchased Mortgage Loan to the Purchaser according to the Purchaser’s instructions and the delivery to the Custodian of any documents held by Fannie Mae, Freddie Mac, or the trustee with respect to the repurchased Mortgage Loan pursuant to the related Reconstitution Agreement. In the event of a repurchase, the Company shall, simultaneously with such reassignment, give written notice to the Purchaser that such repurchase has taken place, and amend the related Mortgage Loan Schedule to reflect the addition of the repurchased Mortgage Loan to this Agreement. In connection with any such addition, the Company and the Purchaser shall be deemed to have made as to such repurchased Mortgage Loan the representations and warranties set forth in this Agreement.

ARTICLE VIII

COMPANY TO COOPERATE

Section 8.01	Provision of Information.

During the term of this Agreement and provided such request will cause the Company to violate any applicable law or statute, the Company shall furnish to the Purchaser such periodic, special, or other reports or information and copies or originals of any documents contained in the Servicing File for each Mortgage Loan, whether or not provided for herein, as shall be necessary, reasonable, or appropriate with respect to the Purchaser, any regulatory requirement pertaining to the Purchaser or the purposes of this Agreement. All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Purchaser may give. Purchaser shall pay any costs related to any special reports.

The Company shall execute and deliver all such instruments and take all such action as the Purchaser may reasonably request from time to time, in order to effectuate the purposes and to carry out the terms of this Agreement.

Section 8.02	Financial Statements; Servicing Facility.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective Purchaser a Consolidated Statement of Operations of the Company for the most recently completed five fiscal years for which such a statement is available, as well as a Consolidated Statement of Condition at the end of the last two fiscal years covered by such Consolidated Statement of Operations. The Company also shall make available any comparable interim statements to the extent any such statements have been prepared by or on behalf of the Company (and are available upon request to members or stockholders of the Company or to the public at large). If it has not already done so, the Company shall furnish promptly to the Purchaser copies of the statement specified above. Unless requested the Purchaser, the Company shall not be required to deliver any documents which are publicly available on EDGAR.

The Company also shall make available to Purchaser or prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions respecting recent developments affecting the Company or the financial statements of the Company, and to permit any prospective Purchaser to inspect the Company’s servicing facilities or those of any Subservicer for the purpose of satisfying such prospective Purchaser that the Company and any Subservicer have the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE IX

THE COMPANY

Section 9.01	Indemnification; Third Party Claims.

The Company shall indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, and forfeitures, including, but not limited to reasonable and necessary legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to (a) perform its duties and service the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement entered into pursuant to Section 7.01, and/or (b) comply with applicable law. The Company immediately shall notify the Purchaser if a claim is made by a third party with respect to this Agreement or any Reconstitution Agreement or the Mortgage Loans, shall promptly notify Fannie Mae, Freddie Mac, or the trustee with respect to any claim made by a third party with respect to any Reconstitution Agreement, assume (with the prior written consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree in the amount of $5,000 or less, which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser promptly shall reimburse the Company for all amounts advanced by it pursuant to the preceding sentence except when the claim is in any way related to the Company’s indemnification pursuant to Section 3.03, or the failure of the Company to (a) service and administer the Mortgage Loans in strict compliance with the terms of this Agreement or any Reconstitution Agreement, and/or (b) comply with applicable law.

Section 9.02	Merger or Consolidation of the Company.

The Company shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution (i) having a net worth of not less than $25,000,000, (ii) whose deposits are insured by the FDIC through the BIF or the SAIF, and (iii) which is a Fannie Mae-approved company in good standing.

Section 9.03	Limitation on Liability of Company and Others.

Neither the Company nor any of the directors, officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Company or any such person against any Breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of any breach of the terms and conditions of this Agreement. The Company and any director, officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the Company shall be entitled to reimbursement from the Purchaser of the reasonable legal expenses and costs of such action.

Section 9.04	Limitation on Resignation and Assignment by Company.

The Purchaser has entered into this Agreement with the Company and subsequent Purchasers will purchase the Mortgage Loans in reliance upon the independent status of the Company, and the representations as to the adequacy of its servicing facilities, plant, personnel, records and procedures, its integrity, reputation and financial standing, and the continuance thereof. Therefore, the Company shall neither assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion hereof (to other than a Subservicer) or sell or otherwise dispose of all or substantially all of its property or assets without the prior written consent of the Purchaser, which consent shall be granted or withheld in the sole discretion of the Purchaser; provided, however, that the Company may assign its right and obligations hereunder to any entity that is directly or indirectly owned or controlled by the Company and the Company guarantees the performance by such entity of all obligations hereunder.

The Company shall not resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company’s responsibilities and obligations hereunder in the manner provided in Section 12.01.

Without in any way limiting the generality of this Section 9.04, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof (to other than a Subservicer) or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement upon notice given as set forth in Section 10.01, without any payment of any penalty or damages and without any liability whatsoever to the Company or any third party.

ARTICLE X

DEFAULT

Section 10.01	Events of Default.

Each of the following shall constitute an Event of Default on the part of the Company:

(i)  any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of three days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(ii)  failure by the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of 30 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii)  failure by the Company to maintain its license to do business in any jurisdiction where the Mortgage Property is located if such license is necessary for the Company to legally service the related Mortgage Loan; or

(iv)  a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)  the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(vi)  the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

(vii)  the Company ceases to meet the qualifications of a Fannie Mae lender or servicer; or

(viii)  the Company fails to maintain a minimum net worth of $25,000,000; or

(ix)  the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof (to other than a Subservicer) in violation of Section 9.04.

In each and every such case, so long as an Event of Default shall not have been remedied, in addition to whatsoever rights the Purchaser may have at law or equity to damages, including injunctive relief and specific performance, the Purchaser, by notice in writing to the Company, may terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof.

Upon receipt by the Company of such written notice, all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 12.01. Upon written request from any Purchaser, the Company shall prepare, execute and deliver to the successor entity designated by the Purchaser any and all documents and other instruments, place in such successor’s possession all Mortgage Files, and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including but not limited to the transfer and endorsement or assignment of the Mortgage Loans and related documents, at the Company’s sole expense. The Company shall cooperate with the Purchaser and such successor in effecting the termination of the Company’s responsibilities and rights hereunder, including without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans.

Section 10.02	Waiver of Defaults.

By a written notice, the Purchaser may waive any default by the Company in the performance of its obligations hereunder and its consequences. Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE XI

TERMINATION

Section 11.01	Termination.

This Agreement shall terminate upon either: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; or (ii) mutual consent of the Company and the Purchaser in writing.

Section 11.02	Termination Without Cause.

The Purchaser may terminate, at its sole option, any rights the Company may have hereunder, without cause, as provided in this Section 11.02. Any such notice of termination shall be in writing and delivered to the Company by registered mail as provided in Section 12.05.

In the event the Purchaser terminates the Company without cause with respect to some or all of the Mortgage Loans, the Purchaser shall be required to pay to the Company a Termination Fee in an amount equal to 2.0% of the outstanding principal balance of the terminated Mortgage Loans as of the date of such termination.

ARTICLE XII

MISCELLANEOUS PROVISIONS

Section 12.01	Successor to Company.

Prior to termination of the Company’s responsibilities and duties under this Agreement pursuant to Sections 9.04, 10.01, 11.01 (ii) or pursuant to Section 11.02 after the 90 day period has expired, the Purchaser shall, (i) succeed to and assume all of the Company’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in clauses (i) through (iii) of Section 9.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company’s responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree. In the event that the Company’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 12.01 and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03, 3.04, 3.05 and 3.07, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03, 3.04, 3.05 and 3.07 shall be applicable to the Company notwithstanding any such sale, assignment, resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, wherein the successor shall make the representations and warranties set forth in Section 3.01, except for subsections (f), (h), (i) and (k) thereof, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 9.04, 10.01, 11.01 or 11.02 shall not affect any claims that any Purchaser may have against the Company arising out of the Company’s actions or failure to act prior to any such termination or resignation.

The Company shall deliver promptly to the successor servicer the Funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company.

Upon a successor’s acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment in accordance with the procedures set forth in Section 12.05.

Section 12.02	Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 12.03	Governing Law.

This Agreement shall be construed in accordance with the laws of the State of New York and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 12.04	Duration of Agreement.

This Agreement shall continue in existence and effect until terminated as herein provided. This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Purchaser.

Section 12.05	Notices.

All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)  if to the Company:

Countrywide Home Loans, Inc.,
4500 Park Grenada
Calabasas, CA 91302
Attention: David Spector

or such other address as may hereafter be furnished to the Purchaser in writing by the Company;

(ii)  if to Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75014-1358
Attention: Ralene Ruyle

Section 12.06	Severability of Provisions.

If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 12.07	Relationship of Parties.

Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 12.08	Execution; Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 12.09	Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments of Mortgage is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option accordance with Section 14 of the Purchase Agreement.

Section 12.10	Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company but subject to the limit set forth in Section 2.02 hereof, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit G hereto. Upon such assignment of rights and assumption of obligations, the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans and the Purchaser as assignor shall be released from all obligations hereunder with respect to such Mortgage Loans from and after the date of such assignment and assumption. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 12.11	No Personal Solicitation.

From and after the related Closing Date, the Company hereby agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors or independent mortgage brokerage companies on the Company’s behalf, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan for the purpose of refinancing such Mortgage Loan; provided, that the Company may solicit any Mortgagor for whom the Company has received a request for verification of mortgage, a request for demand for payoff, a mortgagor initiated written or verbal communication indicating a desire to prepay the related Mortgage Loan, or the mortgagor initiates a title search, provided further, it is understood and agreed that promotions undertaken by the Company or any of its affiliates which (i) concern optional insurance products or other additional projects, (ii) are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists, newspaper, radio and television advertisements, (iii) are directed to mortgagors who have a specific type of mortgage (i.e., balloon Mortgage Loans, LIBOR Mortgage Loans, etc.) or (iv) directed to those mortgagors whose mortgages fall within specific interest rate ranges shall not constitute solicitation under this Section 12.11 nor is the Company prohibited from responding to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor. Notwithstanding the foregoing, the following solicitations, if undertaken by the Company or any affiliate of the Company, shall not be prohibited under this Section 12.11: (i) solicitations that are directed to the general public at large, including, without limitation, mass mailings based on commercially acquired mailing lists and newspaper, radio, television and other mass media advertisements; (ii) borrower messages included on, and statement inserts provided with, the monthly statements sent to Mortgagors; provided, however, that similar messages and inserts are sent to the borrowers of other mortgage loans serviced by the Company.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION

By:
Name:	Ralene Ruyle
Title:	President

COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF	)

On the __ day of ________, 200_ before me, a Notary Public in and for said State, personally appeared ________, known to me to be Vice President of EMC Mortgage Corporation, the federal savings association that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission Expires ______________

STATE OF	)
	)	ss.:
COUNTY OF___________	)

On the __ day of _______, 200_ before me, a Notary Public in and for said State, personally appeared __________, known to me to be ______________ of Countrywide Home Loans, Inc. the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public My Commission Expires ______________

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser and any prospective Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Custodian pursuant to Section 2.01 and 2.03 of the Seller’s Warranties and Servicing Agreement to which this Exhibit is attached (the “Agreement”):

1.
The original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of _________ without recourse” and signed in the name of the Company by an authorized officer (in the event that the Mortgage Loan was acquired by the Company in a merger, the signature must be in the following form: “Countrywide Home Loans, Inc., successor by merger to [name of predecessor]”; and in the event that the Mortgage Loan was acquired or originated by the Company while doing business under another name, the signature must be in the following form: “Countrywide Home Loans, Inc., formerly known as [previous name]”).

2.	The original of any guarantee executed in connection with the Mortgage Note (if any).

3.
The original Mortgage, with evidence of recording thereon. If in connection with any Mortgage Loan, the Company cannot deliver or cause to be delivered the original Mortgage with evidence of recording thereon on or prior to the related Closing Date because of a delay caused by the public recording office where such Mortgage has been delivered for recordation or because such Mortgage has been lost or because such public recording office retains the original recorded Mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such Mortgage, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Company stating that such Mortgage has been dispatched to the appropriate public recording office for recordation and that the original recorded Mortgage or a copy of such Mortgage certified by such public recording office to be a true and complete copy of the original recorded Mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of a Mortgage where a public recording office retains the original recorded Mortgage or in the case where a Mortgage is lost after recordation in a public recording office, a copy of such Mortgage certified by such public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded Mortgage.

4.	The originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.
The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, delivered in blank. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].” If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by “Countrywide Home Loans, Inc., formerly known as [previous name].”

6.
Originals of all intervening assignments of the Mortgage with evidence of recording thereon, or if any such intervening assignment has not been returned from the applicable recording office or has been lost or if such public recording office retains the original recorded assignments of mortgage, the Company shall deliver or cause to be delivered to the Custodian, a photocopy of such intervening assignment, together with (i) in the case of a delay caused by the public recording office, an Officer’s Certificate of the Company stating that such intervening assignment of mortgage has been dispatched to the appropriate public recording office for recordation and that such original recorded intervening assignment of mortgage or a copy of such intervening assignment of mortgage certified by the appropriate public recording office or by the title insurance company that issued the title policy to be a true and complete copy of the original recorded intervening assignment of mortgage will be promptly delivered to the Custodian upon receipt thereof by the Company; or (ii) in the case of an intervening assignment where a public recording office retains the original recorded intervening assignment or in the case where an intervening assignment is lost after recordation in a public recording office, a copy of such intervening assignment certified by such public recording office to be a true and complete copy of the original recorded intervening assignment.

7.	The original mortgagee policy of title insurance or attorney’s opinion of title and abstract of title.

8.	Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

9.	The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

10.	Residential loan application.

11.	Mortgage Loan closing statement.

12.	Verification of employment and income.

13.	Verification of acceptable evidence of source and amount of downpayment.

14.	Credit report on the Mortgagor.

15.	Residential appraisal report.

16.	Photograph of the Mortgaged Property.

17.	Survey of the Mortgaged Property.

18.
Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e., map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

19.	All required disclosure statements.

20.	If available, termite report, structural engineer’s report, water potability and septic certification.

21.	Sales contract.

22.
Tax receipts, insurance premium receipts, ledger sheets, payment history from date of origination, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

In the event an Officer’s Certificate of the Company is delivered to the Custodian because of a delay caused by the public recording office in returning any recorded document, the Company shall deliver to the Custodian, within 180 days of the related Closing Date, an Officer’s Certificate which shall (i) identify the recorded document, (ii) state that the recorded document has not been delivered to the Custodian due solely to a delay caused by the public recording office, (iii) state the amount of time generally required by the applicable recording office to record and return a document submitted for recordation, and (iv) specify the date the applicable recorded document will be delivered to the Custodian. The Company shall be required to deliver to the Custodian the applicable recorded document by the date specified in (iv) above. An extension of the date specified in (iv) above may be requested from the Purchaser, which consent shall not be unreasonably withheld.

EXHIBIT C

MORTGAGE LOAN DOCUMENTS

The Mortgage Loan Documents for each Mortgage Loan shall include each of the following items, which shall be delivered to the Custodian pursuant to Section 2.01 of the Seller’s Warranties and Servicing Agreement to which this Exhibit is annexed (the “Agreement”):

(a)  the original Mortgage Note bearing all intervening endorsements, endorsed “Pay to the order of ___________, without recourse” and signed in the name of the Company by an authorized officer. To the extent that there is no room on the face of the Mortgage Note for endorsements, the endorsement may be contained on an allonge, if state law so allows. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].” If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by “Countrywide Home Loans, Inc., formerly known as [previous name]”;

(b)  the original of any guarantee executed in connection with the Mortgage Note;

(c)  the original Mortgage with evidence of recording thereon, and the original recorded power of attorney, if the Mortgage was executed pursuant to a power of attorney, with evidence of recording thereon;

(d)  the originals of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon;

(e)  the original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording, delivered in blank, or the original Assignment of Mortgage in recordable form into MERS. If the Mortgage Loan was acquired by the Company in a merger, the Assignment of Mortgage must be made by “Countrywide Home Loans, Inc., successor by merger to [name of predecessor].” If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment of Mortgage must be by “Countrywide Home Loans, Inc., formerly known as [previous name];”

(f)  the originals of all intervening assignments of mortgage with evidence of recording thereon, including warehousing assignments, if any;

(g)  the original mortgagee title insurance policy;

(h)  such other documents as the Purchaser may require.

EXHIBIT D-1

CUSTODIAL ACCOUNT CERTIFICATION

_____________________, 200_

Countrywide Home Loans, Inc. hereby certifies that it has established the account described below as a Custodial Account pursuant to Section 4.04 of the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account: Countrywide Home Loans, Inc. in trust for the Purchaser

Account Number: _______________

Address of office or branch

of the Company at
which Account is maintained:

Countrywide Home Loans, Inc. Company

By:
Name:
Title:

EXHIBIT D-2

CUSTODIAL ACCOUNT LETTER AGREEMENT

_________________, 200_

To: __________________________________

__________________________________

__________________________________
(the “Depository”)

As Company under the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans (the “Agreement”), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as “[Servicer] in trust for the Purchaser - Residential Adjustable Rate Mortgage Loans.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

[COUNTRYWIDE HOME LOANS, INC.]

By:
Name:
Title:
Date:

The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number __________, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”).

Depository

By:
Name:
Title:
Date:

EXHIBIT E-1

ESCROW ACCOUNT CERTIFICATION

__________________, 200_

Countrywide Home Loans, Inc. hereby certifies that it has established the account described below as an Escrow Account pursuant to Section 4.06 of the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, Residential Adjustable Rate Mortgage Loans.

Title of Account: “Countrywide Home Loans, Inc. in trust for the Purchaser and various Mortgagors.”

Account Number: _______________

Address of office or branch

of the Company at
which Account is maintained:

[COUNTRYWIDE HOME LOANS, INC.]

By:
Name:
Title:

EXHIBIT E-2

ESCROW ACCOUNT LETTER AGREEMENT

___________________, 200_

To: _________________________________

_________________________________

_________________________________
(the “Depository”)

As Company under the Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002 Residential Adjustable Rate Mortgage Loans (the “Agreement”), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.07 of the Agreement, to be designated as “[Servicer], in trust for the Purchaser - Residential Adjustable Rate Mortgage Loans.” All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. You may refuse any deposit which would result in violation of the requirement that the account be fully insured as described below. This letter is submitted to you in duplicate. Please execute and return one original to us.

[COUNTRYWIDE HOME LOANS, INC.]

By:
Name:
Title:

The undersigned, as Depository, hereby certifies that the above described account has been established under Account Number ______, at the office of the Depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund (“BIF”) or the Savings Association Insurance Fund (“SAIF”).

Depository

By:
Name:
Title:
Date:

EXHIBIT F

MONTHLY REMITTANCE ADVICE

EXHIBIT G

ASSIGNMENT AND ASSUMPTION

_________________, 200_

ASSIGNMENT AND ASSUMPTION, dated __________, between __________________________________, a ___________________ corporation having an office at __________________ (“Assignor”) and _________________________________, a __________________ corporation having an office at __________________ (“Assignee”):

For and in consideration of the sum of TEN DOLLARS ($10.00) and other valuable consideration the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  The Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor, as purchaser, in, to and under that certain Seller’s Warranties and Servicing Agreement, Residential Adjustable Rate Mortgage Loans (the “Seller’s Warranties and Servicing Agreement”), dated as of September 1, 2002, by and between EMC Mortgage Corporation (the “Purchaser”), and Countrywide Home Loans, Inc. (the “Company”), and the Mortgage Loans delivered thereunder by the Company to the Assignor.

2.  The Assignor warrants and represents to, and covenants with, the Assignee that:

a.  The Assignor is the lawful owner of the Mortgage Loans with the full right to transfer the Mortgage Loans free from any and all claims and encumbrances whatsoever;

b.  The Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to the Company with respect to the Seller’s Warranties and Servicing Agreement or the Mortgage Loans;

c.  The Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modification of, the Seller’s Warranties and Servicing Agreement, the Custodial Agreement or the Mortgage Loans, including without limitation the transfer of the servicing obligations under the Seller’s Warranties and Servicing Agreement. The Assignor has no knowledge of, and has not received notice of, any waivers under or amendments or other modifications of, or assignments of rights or obligations under, the Seller’s Warranties and Servicing Agreement or the Mortgage Loans; and

d.  Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933 (the “33 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto.

3.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company that:

a.  The Assignee agrees to be bound, as Purchaser, by all of the terms, covenants and conditions of the Seller’s Warranties and Servicing Agreement, the Mortgage Loans and the Custodial Agreement, and from and after the date hereof, the Assignee assumes for the benefit of each of the Company and the Assignor all of the Assignor’s obligations as Purchaser thereunder;

b.  The Assignee understands that the Mortgage Loans have not been registered under the 33 Act or the securities laws of any state;

c.  The purchase price being paid by the Assignee for the Mortgage Loans are in excess of $250,000 and will be paid by cash remittance of the full purchase price within 60 days of the sale;

d.  The Assignee is acquiring the Mortgage Loans for investment for its own account only and not for any other person. In this connection, neither the Assignee nor any Person authorized to act therefor has offered the Mortgage Loans by means of any general advertising or general solicitation within the meaning of Rule 502(c) of U.S. Securities and Exchange Commission Regulation D, promulgated under the 1933 Act;

e.  The Assignee considers itself a substantial, sophisticated institutional investor having such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in the Mortgage Loans;

f.  The Assignee has been furnished with all informa-tion regarding the Mortgage Loans that it has requested from the Assignor or the Company;

g.  Neither the Assignee nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security to, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, any interest in the Mortgage Loans or any other similar security from, or otherwise approached or negotiated with respect to the Mortgage Loans, any interest in the Mortgage Loans or any other similar security with, any person in any manner which would constitute a distribution of the Mortgage Loans under the 33 Act or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 33 Act or require registration pursuant thereto, nor will it act, nor has it authorized or will it authorize any person to act, in such manner with respect to the Mortgage Loans; and

h.  Either: (1) the Assignee is not an employee benefit plan (“Plan”) within the meaning of section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) or a plan (also “Plan”) within the meaning of section 4975(e)(1) of the Internal Revenue Code of 1986 (“Code”), and the Assignee is not directly or indirectly purchasing the Mortgage Loans on behalf of, investment manager of, as named fiduciary of, as Trustee of, or with assets of, a Plan; or (2) the Assignee’s purchase of the Mortgage Loans will not result in a prohibited transaction under section 406 of ERISA or section 4975 of the Code.

i.  The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement is:

Attention: ________________

The Assignee’s wire transfer instructions for purposes of all remittances and payments related to the Mortgage Loans and the Seller’s Warranties and Servicing Agreement are:

IN WITNESS WHEREOF, the parties have caused this Assignment and Assumption to be executed by their duly authorized officers as of the date first above written.

Assignor	Assignee

By:	By:
Its:	Its:

EXHIBIT H

UNDERWRITING GUIDELINES

EXHIBIT I

ACKNOWLEDGMENT AGREEMENT

On this ____ day of ____________, 200_, EMC Mortgage Corporation, (the “Purchaser”) as the Purchaser under that certain Seller’s Warranties and Servicing Agreement dated as of September 1, 2002, (the “Agreement”), does hereby contract with Countrywide Home Loans Inc. (the “Company”) as Company under the Agreement, for the servicing responsibilities related to the Mortgage Loans listed on the related Mortgage Loan Schedule attached hereto. The Company hereby accepts the servicing responsibilities transferred hereby and on the date hereof assumes all servicing responsibilities related to the Mortgage Loans identified on the related Mortgage Loan Schedule all in accordance with the Agreement. The contents of each Servicing File required to be delivered to service the Mortgage Loans pursuant to the Agreement have been or shall be delivered to the Company by the Purchaser in accordance with the terms of the Agreement.

With respect to the Mortgage Loans made subject to the Agreement hereby, the related Closing Date shall be ___________________.

All other terms and conditions of this transaction shall be governed by the Agreement.

Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Agreement.

This Acknowledgment Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Purchaser and the Company have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

PURCHASER: EMC MORTGAGE CORPORATION

By:
Name:
Title:

SELLER: COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

AMENDMENT NUMBER ONE
to the
SELLER’S WARRANTIES AND SERVICING AGREEMENT
dated as of September 1, 2002
by and between
COUNTRYWIDE HOME LOANS, INC.
Company,
and
EMC MORTGAGE CORPORATION
Purchaser

This AMENDMENT NUMBER ONE is made this 1st day of January, 2003, by and between COUNTRYWIDE HOME LOANS, INC., having an address at 4500 Park Granada, Calabasas, California 91302 (the “Company”) and EMC MORTGAGE CORPORATION, having an address at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75014-1358(the “Purchaser”), to the Seller’s Warranties and Servicing Agreement, dated as of September 1,2002, by and between the Company and the Purchaser (the “Agreement”).

RECITALS

WHEREAS, the Company and the Purchaser have agreed to amend the Agreement as set forth herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.  Amendments. Effective as of January 1, 2003, the Agreement is hereby modified by making the following additions, deletions or modifications:

A)
All references to “Residential Adjustable Rate Mortgage Loans” are hereby deleted in their entirety and replaced with “Residential Fixed and Adjustable Rate Mortgage Loans” in the following sections: (i) the cover page, (ii) Section 4.04, (iii) Section 4.06, (iv) Exhibit D-1, (v) Exhibit D-2, (vi) Exhibit E-1, (vii) Exhibit E-2, and (viii) Exhibit G.

B)
The references to “adjustable rate” are hereby deleted and replaced with “fixed and adjustable rate” in the following sections: (i) the introductory sentence of the Agreement, and (ii) Section 3.01(i).

C)	The definition of “Convertible Mortgage Loan” is hereby deleted in its entirety.

D)	The definition of “5/1 ARM Mortgage Loan” is hereby deleted in its entirety.

E)	The definition of “Gross Margin” is hereby modified by deleting it in its entirety and replacing it with the following:

Gross Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth on the related Mortgage Note, which amount is added to the Index in accordance with the terms of the related Mortgage Note to determine on each Interest Rate Adjustment Date, the Mortgage Interest Rate for such Mortgage Loan.

F)	The definition of “Index” is hereby modified by deleting it in its entirety and replacing it with the following:

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the related Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the Mortgage Interest Rate thereon.

G)	The definition of “Initial Rate Cap” is hereby modified by deleting it in its entirety and replacing it with the following:

Initial Rate Cap: With respect to each adjustable rate Mortgage Loan and the initial Interest Rate Adjustment Date therefor, a number of percentage points per annum that is set forth in the related Mortgage Loan Schedule and in the related Mortgage Note, which is the maximum amount by which the Mortgage Interest Rate for such adjustable rate Mortgage Loan may increase or decrease from the Mortgage Interest Rate in effect immediately prior to such Interest Rate Adjustment Date.

H)	The definition of “LIBOR Mortgage Loan” is hereby deleted in its entirety.

I)	The definition of “Lifetime Mortgage Interest Rate Cap” is hereby modified by deleting it in its entirety and replacing it with the following:

Lifetime Mortgage Interest Rate Cap: With respect to each adjustable rate Mortgage Loan, the absolute maximum Mortgage Interest Rate payable, above which the Mortgage Interest Rate cannot be adjusted.

J)	The definition of “Mortgage Interest Rate” is hereby modified by deleting it in its entirety and replacing it with the following:

Mortgage Interest Rate: The annual rate at which Interest accrues on any Mortgage Loan, and with respect to adjustable rate Mortgage Loans, the annual rate at which Interest accrues as adjusted from time to time in accordance with the provisions of the related Mortgage Note and in compliance with the related Initial Rate Cap, Lifetime Mortgage Interest Rate Cap and Periodic Rate Cap, if any, of the related Mortgage Note.

K)	The definition of “Mortgage Loan” is hereby modified by deleting it in its entirety and replacing it with the following:

Mortgage Loan: An individual fixed or adjustable rate Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, condemnation proceeds, Insurance Proceeds, REO disposition proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

L)	The definition of “Non-Convertible Mortgage Loan” is hereby deleted in its entirety.

M)	The definition of “Servicing Fee Rate” is hereby modified by deleting it in its entirety and replacing it with the following:

Servicing Fee Rate: (i) 0.25% per annum with respect to fixed rate Mortgage Loans and certain adjustable rate Mortgage Loans as specified on the Mortgage Loan Schedule, (ii) 0.375% per annum with respect to certain adjustable rate Mortgage Loans as specified on the Mortgage Loan Schedule, and (iii) 0.25% with respect to certain adjustable rate Mortgage Loans for the period prior to the initial Interest Rate Adjustment Date and 0.375% for the period following the initial Interest Rate Adjustment Date as specified in the Mortgage Loan Schedule.

N)	The definition of “7/1 ARM Mortgage Loan” is hereby deleted in its entirety.

O)	The definition of “10/1 ARM Mortgage Loan” is hereby deleted in its entirety.

P)	The definition of “3/1 ARM Mortgage Loan” is hereby deleted in its entirety.

Q)	The definition of “Treasury Rate Mortgage Loan” is hereby deleted in its entirety.

R)	Section 3.01(c) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(c)
No Conflicts; No Default. Neither the execution and delivery of this Agreement, the acquisition of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement, will conflict with or result in a breach of any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject, or impair the ability of the Purchaser to realize on the Mortgage Loans, or impair the value of the Mortgage Loans. The Company is not in default, and has received no notice of default, under this Agreement;

S)	Section 3.01(d) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(d)
Ability to Service. The Company is an approved seller/servicer of conventional residential mortgage loans for the United States Department of Housing and Urban Development (“HUD”), Fannie Mae, Freddie Mac, or any successor thereto, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to sell mortgage loans to and service mortgage loans for HUD, Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with HUD, Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either HUD, Fannie Mae or Freddie Mac;

T)	The following shall be inserted as the last sentence of Section 3.02(f):

“To the best of Company’s knowledge, the Mortgaged Property is free of material damage ;”

U)	The first sentence of Section 3.02(k) is hereby modified by deleting the sentence in its entirety and replacing it with the following:

(k)
Validity of Mortgage Documents. The Mortgage Note and the Mortgage are genuine, on forms generally acceptable to Fannie Mae and Freddie Mac, and each is the legal, valid and binding obligation of the maker thereof enforceable in accordance with its terms.

V)	The following shall be inserted as the last sentence of Section 3.02(m):

“Upon recordation of the Mortgage Note, Purchaser or its designee will be the owner of record of the Mortgage and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loans, Purchaser will own such Mortgage Loans free and clear of any encumbrance, equity, participation interest, pledge, change, claim or security interest.”

W)	Section 3.02(t) is hereby modified by deleting the subpart in its entirety and replacing it with the following:

(t)
Origination; Payment Terms. The Mortgage Loan was originated by either i) the Company, which is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or ii) an entity that is a FNMA-approved, FHLMC-approved and HUD-approved mortgage banker, or a savings and loan association, a savings bank, a commercial bank or similar banking institution which is supervised and examined by a Federal or state authority. The Mortgage Interest Rate for an adjustable rate Mortgage Loan is adjusted as set forth in the related Mortgage Note. The Mortgage Note is payable each month in monthly installments of principal and interest, with interest in arrears, and requires Monthly Payments sufficient to amortize the original principal balance of the Mortgage Loan over a term of no more than 30 years. Each convertible Mortgage Loan contains a provision whereby the Mortgagor is permitted to convert the Mortgage Loan to a fixed-rate mortgage loan. No Mortgage Loan has a provision for negative amortization;

X)	Section 3.05 is hereby modified by deleting the section in its entirety and replacing it with the following:

Section 3.05 Repurchase Upon Conversion.

In the event the Mortgagor under any convertible Mortgage Loan elects to convert said Mortgage Loan to a fixed rate mortgage loan, as provided in the related Mortgage Note, then the Company shall repurchase the related Mortgage Loan in the month the conversion takes place and in the manner prescribed in Section 3.04 at the Repurchase Price.

Y)	The following shall be inserted as the last sentence of Section 9.01:

“All indemnification provisions of this Agreement, including but not limited to those set forth in this Section 9.01, shall survive the termination of this Agreement.”

SECTION 2.  Defined Terms. Any terms capitalized but not otherwise defined herein shall have the respective meanings set forth in the Agreement.

SECTION 3.  Governing Law. THIS AMENDMENT NUMBER ONE SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND THE OBLIGATIONS, RIGHTS, AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH SUCH LAWS WITHOUT REGARD TO CONFLICT OF LAWS DOCTRINE APPLIED IN SUCH STATE (OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

SECTION 4.  Counterparts. This Amendment Number One may be executed by each of the parties hereto on any number of separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

SECTION 5.  Limited Effect. Except as amended hereby, the Agreement shall continue in full force and effect in accordance with its terms. Reference to this Amendment Number One need not be made in the Agreement or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Agreement, any reference in any of such items to the Agreement being sufficient to refer to the Agreement as amended hereby.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Company and the Purchaser have caused this Amendment Number One to be executed and delivered by their duly authorized officers as of the day and year first above written.

COUNTRYWIDE HOME LOANS, INC.
(Company)

By:
Name:
Title:

EMC MORTGAGE CORPORATION
(Purchaser)

By:
Name:
Title:

This AMENDMENT No. 2 (the “Amendment”) is made this 1st day of September, 2004, by and between EMC Mortgage Corporation (the “Purchaser”) and Countrywide Home Loans, Inc. (the “Company”), to the Seller’s Warranties and Servicing Agreement dated as of September 1, 2002 (the “SWS Agreement”), by and between the Purchaser and the Company.

WHEREAS, the Purchaser and the Company desire to amend the SWS Agreement as set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agrees as follows:

SECTION 1.           Defined Terms. Unless otherwise amended by the terms of this Amendment, terms used in this Amendment shall have the meanings assigned in the SWS Agreement.

SECTION 2.           Amendment. Effective as of September 1, 2004 the SWS Agreement is hereby amended as follows:

(a)           The following definition of Qualified Depository is modified by adding the word “fully” to it and now reads as follows:

Qualified Depository: A depository the accounts of which are fully insured by the FDIC through BIF or SAIF or the debt obligations of which are rated AA (or the equivalent rating category) or better by a national recognized statistical rating organization.

(b)           The following definition is added to Article I of the SWS Agreement:

Master Servicer: Wells Fargo Bank, National Association, or its successors in interest.

(c)           The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, California, Texas, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, California, Texas, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(d)           Clause (d) of Section 3.01 of the SWS Agreement is deleted in its entirety and replaced with the following:

(d)           Ability to Service. The Company is an approved servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans. The Company is in good standing to service mortgage loans for Fannie Mae or Freddie Mac, and no event has occurred, including but not limited to a change in insurance coverage, which would make the Company unable to comply with Fannie Mae or Freddie Mac eligibility requirements or which would require notification to either Fannie Mae or Freddie Mac;

(e)           Section 3.02(oo) of the SWS Agreement is hereby deleted in its entirety and replaced with the following:

(oo)
No HOEPA or “High Cost” Loans. No Mortgage Loan is classified as a “high cost” mortgage loan under the Home Ownership and Equity Protection Act of 1994, as amended, nor is any Mortgage Loan a “high cost home,” “covered,” “high risk home” or “predatory” loan under any applicable state, federal or local law (or a similarly classified loan using different terminology under a law imposing heightened regulatory scrutiny or additional legal liability for residential mortgage loans having high interest rates, points and/or fees) or any other statute or regulation providing assignee liability to holders of such mortgage loans.

(f)            The following representations and warranties are added to Section 3.02 of the SWS Agreement:

(xx)	No Mortgage Loan originated on or after October 1, 2002 through March 6, 2003 is secured by Mortgaged Property located in the State of Georgia;

(yy)	No Mortgage Loan originated on or after March 7, 2003 is a “high cost home loan” as defined under the Georgia Fair Lending Act;

(zz)
With respect to each Mortgage Loan, accurate and complete information regarding the borrower credit files related to such Mortgage Loan has been furnished on a monthly basis to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the applicable implementing regulations.

(g)           The following shall be added as the second sentence of the third paragraph of Section 4.01 of the SWS Agreement:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the applicable implementing regulations, on a monthly basis.

(h)           Section 6.04 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 6.04     Annual Statement as to Compliance.

The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 2005 an Officer’s Certificate in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officer’s supervision, (ii) the Company has fully complied with the servicing provisions of this Agreement and (iii) to the best of such officer’s knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof. (“Annual Statement of Compliance”)

(i)           Section 6.05 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 6.05     Annual Independent Certified Public Accountants’ Servicing Report.

On or before March 15 of each year, beginning with March 15, 2005, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Master Servicer in a form acceptable for filing with the Securities and Exchange Commission as an exhibit to a Form 10-K to the effect that such firm has examined certain documents and records relating to the servicing of mortgage loans by the Company generally that include a sampling of the Mortgage Loans, the provisions of Article II and Article IV of this Agreement have been complied with and, on the basis of such an examination conducted substantially in accordance with the Uniform Single Attestation Program for Mortgage Bankers, such servicing has been conducted in compliance with this Agreement, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. (“Annual Independent Public Accountant’s Servicing Report”)

(j)           The following is added as Section 6.07 of the SWS Agreement:

Section 6.07     Annual Certification.

(a)           For so long as (1) the Mortgage Loans are being master serviced by the Master Servicer and (2) the Master Servicer is required by Section 302 of the Sarbanes-Oxley Act of 2002 to provide an annual certification, by March 15th of each year, beginning with March 15, 2005 (or if not a Business Day, the immediately preceding Business Day), an officer of the Company shall execute and deliver an Officer’s Certificate to the Master Servicer for the benefit of such Master Servicer and its officers, directors and affiliates, certifying as to the following matters:

(i)           Based on my knowledge, the information in the Annual Statement of Compliance, the Annual Independent Public Accountant’s Servicing Report and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans submitted to the Master Servicer taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such statements or reports;

(ii)          Based on my knowledge, the servicing information required to be provided to the Master Servicer by the Company under this Servicing Agreement has been provided to the Master Servicer;

(iii)         I am responsible for reviewing the activities performed by the Company under the Servicing Agreement and based upon my knowledge and the review required by this Servicing Agreement, and except as disclosed in the Annual Statement of Compliance or the Annual Independent Public Accountant’s Servicing Report submitted to the Master Servicer, the Servicer has, as of the last day of the period covered by the Annual Statement of Compliance, fulfilled its obligations under this Servicing Agreement; and

(iv)         I have disclosed to the Master Servicer all significant deficiencies relating to the Company’s compliance with the minimum servicing standards in accordance with a review conducted in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement.

(b)          The Company shall indemnify and hold harmless the Master Servicer and its officers, directors, agents and affiliates from and against any losses, damages, penalties, fines, forfeitures, reasonable legal fees and related costs, judgments and other costs and expenses arising out of or based upon a breach by the Company or any of its officers, directors, agents or affiliates of its obligations under this Section 6.07 or the negligence, bad faith or willful misconduct of the Company in connection therewith. If the indemnification provided for herein is unavailable in whole or in part for any reason, then the Company agrees that it shall contribute to the amount paid or payable by the Master Servicer as a result of the losses, claims, damages or liabilities of the Master Servicer in such proportion as is appropriate to reflect the relative fault of the Company, in connection with a breach of the Company’s obligations under this Section 6.07 or the Company’s negligence, bad faith or willful misconduct in connection therewith.

(k)           Section 10.01 is hereby modified by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x)           failure by the Company to duly perform, within the required time period, its obligations under Section 6.04, 6.05 or 6.07 which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Servicing Agreement or by any master servicer responsible for master servicing the Mortgage Loans pursuant to a securitization of such Mortgage Loans.

(l)           Section 12.03 of the SWS Agreement is deleted in its entirety and replaced with the following:

Section 12.03     Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

SECTION 3.      Effect of Amendment. Upon execution of this Amendment, the SWS Agreement shall be, and be deemed to be, modified and amended in accordance herewith and the respective rights, limitations, obligations, duties, liabilities and immunities of the Purchaser and the Company shall hereafter be determined, exercised and enforced subject in all respects to such modifications and amendments, and all the terms and conditions of this Amendment shall be deemed to be part of the terms and conditions of the SWS Agreement for any and all purposes. Except as modified and expressly amended by this Amendment, the SWS Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect.

SECTION 4.      Binding Effect. The provisions of this Amendment shall be binding upon and inure to the benefit of the respective successors and assigns of the parties hereto, and all such provisions shall inure to the benefit of the Purchaser and the Company.

SECTION 5.      Severability of Provisions. If any one or more of the provisions or terms of this Amendment shall be for any reason whatsoever held invalid, then such provisions or terms shall be deemed severable from the remaining provisions or terms of this Amendment and shall in no way affect the validity or enforceability of the other provisions or terms of this Amendment.

SECTION 6.       Section Headings. The section headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning hereof.

SECTION 7.      Execution in Counterparts. This Amendment may be executed by the parties hereto in several counterparts, each of which shall be executed by the parties hereto and be deemed an original and all of which shall constitute together by one and the same agreement.

SECTION 8.      Governing Law. THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES, AND THE OBLIGATIONS, RIGHTS AND REMEDIES OF THE PARTIES HEREUNDER SHALL BE DETERMINED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties have caused this Amendment to the SWS Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION

By:
Name:
Title:

COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

EXECUTION VERSION
AMENDMENT REG AB
TO THE MASTER MORTGAGE LOAN PURCHASEAND SERVICING AGREEMENT

This is Amendment Reg AB (“Amendment Reg AB”), dated as of January 1, 2006, by and between EMC Mortgage Corporation (the “Purchaser”), and Countrywide Home Loans, Inc. (the “Company”) to that certain Seller’s Warranties and Servicing Agreement dated as of September 1, 2002 by and between the Company and the Purchaser (as amended, modified or supplemented, the “Existing Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Existing Agreement be amended to reflect agreed upon revisions to the terms of the Existing Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Existing Agreement is hereby amended as follows:

1. Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Existing Agreement. The Existing Agreement is hereby amended by adding the following definitions in their proper alphabetical order:

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 2(g)(i)(A)(1).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were either (x) originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines or (y) individually re-underwritten by the Company to the Designated Guidelines at the time such Mortgage Loans were acquired by the Company; (ii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iii) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that either Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company or the Mortgage Loans purchased by the Company substantially comply with the Designated Guidelines.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: An agreement or agreements entered into by the Company and the Purchaser and/or certain third parties in connection with a Reconstitution with respect to any or all of the Mortgage Loans serviced under the Agreement.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction subject to Regulation AB involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 2(c)(iii).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105 of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer other than the Company, or any special servicer engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction engaged at the request of a Depositor, Purchaser, or investor in a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

2. The Purchaser and the Company agree that the Existing Agreement is hereby amended by adding the following provisions:

(a) Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that the purpose of Article 2 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Neither the Purchaser nor any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the parties acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings. The parties agree over time to negotiate in good faith with respect to the provision of comparable disclosure in private offerings. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff. The Company agrees to negotiate in good faith with the Purchaser or any Depositor with regard to any reasonable requests for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, and any parties or items identified in writing by the Purchaser, including, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans necessary in order to effect such compliance, in the Purchaser’s or Depositor’s reasonable determination.

The Purchaser agrees that it will cooperate with the Company and provide sufficient and timely notice of any information requirements pertaining to a Securitization Transaction. The Purchaser will make all reasonable efforts to limit requests for information, reports or any other materials to items the Purchaser reasonably believes is required for compliance with Regulation AB, and shall not request information which is not required for such compliance.

(b) Additional Representations and Warranties of the Company.

(i) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 2(c) that, except as disclosed in writing to the Purchaser or such Depositor prior to such date: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (vi) there are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any Third-Party Originator; and (vii) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(ii) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 2(c), the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (i) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

(c) Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (1) within five Business Days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing reasonably required for compliance with Regulation AB, the information and materials specified in paragraphs (i), (ii), (iii) and (vi) of this Section 2(c), and (2) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (as required by Regulation AB) the information specified in paragraph (iv) of this Section.

(i) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding (x) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), or (y) as applicable, each Third-Party Originator, and (z) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105 (subject to paragraph (b) below), 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) to the extent material, a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; if material, information regarding the size and composition of the originator’s origination portfolio; and information that may be material to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a brief description of any material legal or governmental proceedings pending (or known to be contemplated by a governmental authority) against the Company, each Third-Party Originator, if applicable, and each Subservicer; and

(D) a description of any affiliation or relationship between the Company, each Third-Party Originator, if applicable, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified to the Company by the Purchaser or any Depositor in writing or in the related Reconstitution Agreement within five Business Days in advance of such Securitization Transaction:

(1)	the sponsor;
(2)	the depositor;
(3)	the issuing entity;
(4)	any servicer;
(5)	any trustee;
(6)	any originator;
(7)	any significant obligor;
(8)	any enhancement or support provider; and
(9)	any other material transaction party.

(ii) If so requested by the Purchaser or any Depositor, and required by Regulation AB or as otherwise agreed upon by the Company, the Purchaser and/or the Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (a) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent, if applicable), and/or (b) as applicable, each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or, if applicable, the Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator, as applicable) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format.

Promptly following notice or discovery of a material error (as determined in Company’s sole discretion), in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), agreed-upon procedures letters of certified public accountants pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or, if applicable, Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which shall be limited to any Sponsor, any Depositor, any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction or any other party that is reasonably and customarily entitled to receive such statements and letters in a Securitization Transaction. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(iii) If reasonably requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and each Subservicer (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is reasonably requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the reasonable determination of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the related Securitization Transaction;
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that an adverse financial event or circumstance involving the Servicer could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(iv) For the purpose of satisfying its reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and, if applicable, any Third-Party Originator to) (a) provide notice within two (2) Business Days to the Purchaser, any Master Servicer and any Depositor in writing of (1) any merger, consolidation or sale of substantially all of the assets of the Company, (2) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under the Agreement or any Reconstitution Agreement that qualifies as an “entry into a material definitive agreement” under Item 1.01 of the form 8-K, and (b) provide prompt notice to the Purchaser, the Master Servicer and the Depositor of (1) any Event of Default under the terms of the Agreement or any Reconstitution Agreement to the extent not known by such Purchaser, Master Servicer or Depositor, and (2) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third Party Originator.

(v) To the extent the Purchaser or any Depositor does not itself have an affiliation or relationship required to be disclosed under Item 1119 of Regulation AB that develops following the closing date of a Securitization Transaction, the Company shall provide to the Purchaser and any Depositor a description of any such affiliation or relationship involving the Company, any Subservicer or any Third-Party Originator no later than 15 calendar days prior to the date the Depositor is required to file its Form 10-K disclosing such affiliation or relationship. For purposes of the foregoing, the Company (1) shall be entitled to assume that the parties to the Securitization Transaction with whom affiliations or relations must be disclosed are the same as on the closing date if it provides a written request (which may be by e-mail) to the Depositor or Master Servicer, as applicable, requesting such confirmation and either obtains such confirmation or receives no response within three (3) Business Days, (2) shall not be obligated to disclose any affiliations or relationships that may develop after the closing date for the Securitization Transaction with any parties not identified to the Company pursuant to clause (D) of paragraph (i) of this Section 2(c), and (3) shall be entitled to rely upon any written identification of parties provided by the Depositor, the Purchaser or any master servicer.

(v) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

(vi) Not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company, the Company shall, to the extent the Company has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(a) any material modifications, extensions or waivers of Mortgage Loan terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(b) material breaches of Mortgage Loan representations or warranties or transaction covenants under the Existing Agreement, as amended herein (Item 1121(a)(12) of Regulation AB): and

(c) information regarding any Mortgage Loan changes (such as, additions, substitutions or repurchases) and any material changes in origination, underwriting, or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(vii) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if reasonably requested by the Purchaser or any Depositor, the Company shall provide such information which is available to the Company, regarding the servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB.

(d) Servicer Compliance Statement.

On or before March 5 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser and any Depositor a statement of compliance addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s servicing activities during the immediately preceding calendar year (or applicable portion thereof) and of its performance under the servicing provisions of this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its servicing obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

(e) Report on Assessment of Compliance and Attestation.

(i) On or before March 5 of each calendar year, commencing in 2007, the Company shall:

(A) deliver to the Purchaser and any Depositor a report regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on a certification substantially in the form of Exhibit A hereto (wherein “investor” shall mean the Master Servicer) delivered to the Purchaser concurrently with the execution of this Agreement;

(B) deliver to the Purchaser and any Depositor a report of a registered public accounting firm that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(C) if required by Regulation AB, cause each Subservicer and each Subcontractor determined by the Company pursuant to Section 2(f)(ii) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB (each, a “Participating Entity”), to deliver to the Purchaser and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (A) and (B) of this Section 2(e)(i); and

(D) deliver or, if required by Regulation AB, cause each Subservicer and Subcontractor described in Section 2(e)(i)(C) above to deliver to the Purchaser, Depositor or any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification, signed by the appropriate officer of the Company, in the form attached hereto as Exhibit B; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any filing with the Commission.

The Company acknowledges that the party identified in clause (i)(D) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission. Neither the Purchaser nor any Depositor will request deliver of a certification under clause (D) above unless the Purchaser, Depositor or any other Person is required under the Exchange Act to file an annual report on Form 10-K with respect to an issuing entity whose asset pool includes Mortgage Loans.

(ii) Each assessment of compliance provided by a Subservicer pursuant to Section 2(e)(i)(A) shall address each of the applicable Servicing Criteria specified on a certification substantially in the form of Exhibit A hereto delivered to the Purchaser concurrently with the execution of this Agreement or, in the case of a Subservicer subsequently appointed as such, on or prior to the date of such appointment. An assessment of compliance provided by a Participating Entity pursuant to Section 2(e)(i)(C) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 2(f).

(iii) If reasonably requested by the Purchaser or any Depositor, the Company shall provide to the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement pursuant to Section 2(d) or 2(e) of this Agreement.

(f) Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (i) of this Subsection (f). The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any related Reconstitution Agreement unless the Company complies with the provisions of paragraph (ii) of this Subsection (f).

(i) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subservicer. If required by Regulation AB, the Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2(b), 2(c)(iii), 2(c)(v), 2(d), and 2(e) of this Agreement , and to provide the information required with respect to such Subservicer under Section 2(c)(iv) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 2(d), any assessment of compliance and attestation required to be delivered by such Subservicer under Section 2(e) and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 2(e) as and when required to be delivered.

(ii) It shall not be necessary for the Company to seek the consent of the Purchaser or any Depositor to the utilization of any Subcontractor. If required by Regulation AB, the Company shall promptly upon request provide to the Purchaser and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (A) the identity of each such Subcontractor, (B) which (if any) of such Subcontractors are Participating Entities, and (C) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Participating Entity identified pursuant to clause (B) of this paragraph.

The Company shall cause any such Participating Entity used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Section 2(e) of this Agreement. The Company shall be responsible for obtaining from each Participating Entity and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and certificate required to be delivered by such Participating Entity under Section 2(e), in each case as and when required to be delivered.

(g) Indemnification; Remedies.

(i) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers and employees of each of the foregoing and of the Depositor, and shall hold each of them harmless from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(A)(1) any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification or other material provided under this Amendment Reg AB by or on behalf of the Company, or provided under this Amendment Reg AB by or on behalf of any Subservicer, Participating Entity or, if applicable, Third-Party Originator (collectively, the “Company Information”), or (2) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (2) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(B) any failure by the Company, any Subservicer, any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB, including any failure by the Company to identify pursuant to Section 2(f)(ii) any Participating Entity; or

(C) any breach by the Company of a representation or warranty set forth in Section 2(b)(i) or in a writing furnished pursuant to Section 2(b)(ii) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b)(ii) to the extent made as of a date subsequent to such closing date.

In the case of any failure of performance described in clause (i)(B) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Participating Entity or any Third-Party Originator.

(ii) (A) Any failure by the Company, any Subservicer, any Participating Entity or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Amendment Reg AB , which continues unremedied for three Business Days after receipt by the Company and the applicable Subservicer, Subcontractor, or Third-Party Originator of written notice of such failure from the Purchaser or Depositor shall, except as provided in clause (B) of this paragraph, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement related thereto without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement related thereto to the contrary) of any compensation to the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided, however it is understood that the Company shall retain any rights pursuant to which it may be entitled to receive reimbursement for unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(B) Any failure by the Company, any Subservicer or any Participating Entity to deliver any information, report, certification or accountants’ letter required under Regulation AB when and as required under Section 2(d) or 2(e), including any failure by the Company to identify a Participating Entity, which continues unremedied for ten calendar days after the date on which such information, report, certification or accountants’ letter was required to be delivered shall constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser or Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company; provided, however it is understood that the Company shall retain any rights pursuant to which it may be entitled to receive reimbursement for unreimbursed Monthly Advances and Servicing Advances made by the Company under this Agreement and/or any applicable Reconstitution Agreement. Notwithstanding anything to the contrary set forth herein, to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(C) The Company shall promptly reimburse the Purchaser (or any affected designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Company, the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(iii) The Purchaser agrees to indemnify and hold harmless the Company, any Subservicer, any Participating Entity, and, if applicable, any Third-Party Originator, each Person who controls any of such parties (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the respective present and former directors, officers and employees of each of the foregoing from and against any losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon any untrue statement or alleged untrue statement of any material fact contained in any filing with the Commission with respect to a Securitization Transaction or the omission or alleged omission to state in any filing with the Commission with respect to a Securitization Transaction a material fact required to be stated or necessary to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement, alleged untrue statement, omission, or alleged omission relates to any filing with the Commission with respect to a Securitization Transaction other than the Company Information.

(iv) If the indemnification provided for herein is unavailable or insufficient to hold harmless the indemnified party, then the indemnifying party agrees that it shall contribute to the amount paid or payable by such indemnified party as a result of any claims, losses, damages or liabilities uncured by such indemnified party in such proportion as is appropriate to reflect the relative fault of such indemnified party on the one hand and the indemnifying party on the other.

(v) This indemnification shall survive the termination of this Amendment Reg AB or the termination of any party to this Amendment Reg AB.

3.  Notwithstanding any other provision of this Amendment Reg AB, the Company shall seek the consent of the Purchaser for the utilization of all Subservicers and Participating Entities, when required by and in accordance with the terms of the Existing Agreement.

4.  The Existing Agreement is hereby amended by adding the Exhibits attached hereto as Exhibit A and Exhibit B to the end thereto. References in this Amendment Reg AB to “this Agreement” or words of similar import (including indirect references to the Agreement) shall be deemed to be references to the Existing Agreement as amended by this Amendment Reg AB. Except as expressly amended and modified by this Amendment Reg AB, the Agreement shall continue to be, and shall remain, in full force and effect in accordance with its terms. In the event of a conflict between this Amendment Reg AB and any other document or agreement, including without limitation the Existing Agreement, this Amendment Reg AB shall control.

5. All notification pursuant to Section 2(c)(iv) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

All notification pursuant to Section 2(c)(iv)(4) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

All notifications to any Master Servicer, to the extent such “Master Servicer” is Wells Fargo, should be sent to:

UPS/FedEx Delivery:

9062 Old Annapolis Road
Columbia, MD 21045
Attention: Corporate Trust Group, [Insert Deal Name]

USPS Delivery:

P.O. Box 98
Columbia, MD 21046
Attention: Corporate Trust Group, [Insert Deal Name]

6. This Amendment Reg AB shall be governed by and construed in accordance with the laws of the State of New York without reference to its conflict of laws provisions (other than Section 5-1401 of the General Obligation Law), and the obligations, rights and remedies of the parties hereunder shall be determined accordance with such laws.

7. This Amendment Reg AB may be executed in one or more counterparts and by different parties hereto on separate counterparts, each of which, when so executed, shall constitute one and the same agreement. This Amendment Reg AB will become effective as of the date first mentioned above. This Amendment Reg AB shall bind and inure to the benefit of and be enforceable by the Company and the Purchaser and the respective permitted successors and assigns of the Company and the successors and assigns of the Purchaser.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

COUNTRYWIDE HOME LOANS, INC. Company

By:
Name:
Title:

EXHIBIT A

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the applicable criteria identified below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X

1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date:

By:
Name:
Title:

EXHIBIT B

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of Countrywide Home Loans, Inc., certify to [the Purchaser], [the Depositor], [Master Servicer], [Securities Administrator] or [Trustee], and its officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] or [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

[Intentionally Left Blank]

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by each Subservicer and Participating Entity pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:

By:
Name:
Title:

EXHIBIT Q-2

FIFTH THIRD SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

FIFTH THIRD MORTGAGE COMPANY
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of September 1, 2002

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	[Reserved}
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Matrix
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and Fifth Third Mortgage Company, with offices located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the "Company").

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or in the State of Ohio, or (iii) a day on which banks in the State of New York or in the State of Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: Fifth Third Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: Fifth Third Mortgage Company, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles,
consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans. In the event of any conflict, inconsistency or discrepancy between any of the provisions of this Agreement and any of the servicing provisions of the related Term Sheet, the provisions of the related Term Sheet shall control and be binding upon the Purchaser and the Company.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred, except with respect to any liabilities, claims and/or obligations that arose as a result of the Purchaser’s ownership of the Mortgage Loans during its period of ownership.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, upon the Purchaser’s request, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 [Reserved.]

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been more than 1X30 days delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy , Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; none of the Mortgage Loans are classified as a (a) a “high cost” loan under the Home Ownership and Equity Protection Act of 1994 or (b) a “high cost”, “threshold”, or “predatory” loan under any other applicable state, federal or local law; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting matrix attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh)  In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium.

Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. Coverage with respect to each Lender Primary Mortgage Insurance Policy is that set forth in the related Confirmation. All provisions of such Lender Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii)to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2003, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2003 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, which consent shall not be unreasonable withheld, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of two (2) Business Days; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Stephen Johnson
Telecopier No.: 513-534-4194

With a copy to:

Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: David Powell
Telecopier No.: 513-358-8697

With a copy to:
Fifth Third Mortgage Company
38 Fountain Square, MD 1com 56
Cincinnati, Ohio 45202
Attention: Therese Paul

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steve Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i) the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii) accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii) references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv) a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v) the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi) the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii) headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans. In no event shall there be more than four (4) Persons with the status of “Purchaser” per pool of Mortgage Loans under this Agreement.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company. This Section 11.16 shall also not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor based upon relationships or data other than with respect to the related Mortgage Loan and any of the related Mortgage Loan Documents.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution"), which in no event shall there be more than four (4) Reconstitutions per pool of Mortgage Loans, of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant (including updating or “bringing down” any representations or warranties with respect to the Mortgage Loans if such Reconstitution Date is in the same calendar month as the related Closing Date). In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY
Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company, or an opinion of title, if applicable.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________

Name:__________________________

Title:_________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Section 3.01 and Section 3.02 of the Purchase Agreement to be untrue in any material respect; provided, however, that if the date hereof is not in the same calendar month as the Closing Date, the Company makes no statements with regard to the representations and warranties made by the Company in Section 3.02 of the Purchase Agreement.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)          In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)           In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING MATRIX

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Fifth Third Mortgage Company, an Ohio corporation, located at 38 Fountain Square, MD 1com 56, Cincinnati, Ohio 45202 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.     Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

FIFTH THIRD MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of April 1, 2006

among

EMC MORTGAGE CORPORATION,
as Purchaser

and

FIFTH THIRD MORTGAGE COMPANY,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of April, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Fifth Third Mortgage Company, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Delinquency Recognition Policies: The generally accepted industry standard that defines the proper means of reporting delinquency status (such as MBA versus OTS methodology) and the processing standard for addressing residential mortgage loans of the same type as the Mortgage Loans at various stages throughout default (such as the Fannie Mae Guide or FHLMC Guide standards).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit N and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit N).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to EMC by e-mail to regABnotifications@bear.com. Additionally, all notifications pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding the following after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit J hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit K with respect to defaulted mortgage loans and Exhibit Q, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit M. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit P hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.19 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit L hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit O for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit O and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.19:

Section 11.19. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b) The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit J:

EXHIBIT J

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•  ASUM-Approved Assumption

•  BAP-Borrower Assistance Program

•  CO- Charge Off

•  DIL- Deed-in-Lieu

•  FFA- Formal Forbearance Agreement

•  MOD- Loan Modification

•  PRE- Pre-Sale

•  SS- Short Sale

•  MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•  Damaged

•  Excellent

•  Fair

•  Gone

•  Good

•  Poor

•  Special Hazard

•  Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

FORM OF COMPANY CERTIFICATION

Re:         The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit O is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit O and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	x
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	x
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
x
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
x
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	x
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
x
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
x
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
x
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	x
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
x
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
x
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	x
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	x
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	x
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	x
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	x
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	x
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
x
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	x
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
x
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
x
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
x
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	x
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
x
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
x
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	x
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]
Date: _________________________

By: _________________________
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit Q:

EXHIBIT Q

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.       Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.            The total of lines 1 through 12.

3.        Credits:

14-21.     Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.            The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale           Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION,
as Purchaser

By:
Name:
Title:

FIFTH THIRD MORTGAGE COMPANY,
as Company

By:
Name:
Title:

EXHIBIT Q-3

GREENPOINT SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

GREENPOINT MORTGAGE FUNDING, INC.
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of September 1, 2003

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination without cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet

This is a Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser"), and GREENPOINT MORTGAGE FUNDING, INC., with offices located at 100 Wood Hollow Drive, Novato, California 94945 (the "Company").

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York, or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: GreenPoint Mortgage Funding, Inc., its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: GreenPoint Mortgage Funding, Inc., or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "GreenPoint Mortgage Funding, Inc., in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan Program Code: With respect to each Mortgage Loan, a code designating the loan program pursuant to which a Mortgage Loan was underwritten in accordance with the Company’s underwriting guidelines.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date (if requested in writing by the Purchaser);

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)  a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22)  the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23)  product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Loan Program Code; and

(28) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

OCC: Office of the Comptroller of the Currency, or any successor thereto.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the related Mortgaged Property is located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without cost to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to three months after the related Closing Date], the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event either of the first three (3) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10  Modification of Obligations.

Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.
ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of New York and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects. None of the Mortgage Loans are (a) loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 12 CFR Part 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended or (b) classified and/or defined as a “high cost”, "covered", or “predatory” loan under any other state, federal or local law or regulation or ordinance, including, but not limited to, the States of Georgia and North Carolina and the City of New York. The Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than 5 days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within 24 hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i)  all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii)  to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii)  to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company;

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii)  to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of PrimaryMortgage InsurancePolicies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05 Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2004, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2004, the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)            if to the Company:

GreenPoint Mortgage Funding, Inc.
100 Wood Hollow Drive
Novato, California 94945
Attention: Susan Davia
Telecopier No: (415) 878-4369

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Notwithstanding other provisions of this Section 16.14 or any other express or implied agreement, arrangement, or understanding to the contrary, the Company and Purchaser (the “Parties”) agree that the Parties (and their employees, representatives and other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the purported or claimed U.S. federal income tax treatment of the purchase of the Mortgage Loans and related transactions covered by this letter agreement (“tax treatment”) and any fact that may be relevant to understanding the tax treatment (“tax structure”) and all materials of any kind (including opinions or other tax analyses) that are provided to the Parties relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"); and (4) to provide customary indemnification to the Purchaser and/or its affiliates for any losses, claims, damages, and liabilities arising out of or based upon information the Company provided or caused to be provided in connection with a Pass-Through Transfer. In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

Section 11.19. Reporting with Respect to a Reconstitution.

The Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit J attached hereto for each Reconstituted Mortgage Loan in such electronic format as may be mutually agreed upon by both Purchaser and Company.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION
Purchaser

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC.
Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2003

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]
& lt; /font>By:____________________________
& lt; /font>Name:__________________________
& lt; /font>Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]
& lt; /font>By:____________________________
& lt; /font>Name:__________________________
& lt; /font>Title:_________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2003

To: [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[_____________________]

By:____________________________
Name:__________________________
Title:_________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[______________________]

By:______________________________
Name:____________________________
Title:___________________________

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

(f)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)       In the case of Company,

____________________
____________________
____________________
____________________
____________________

With a copy to ______________________________________.

(b)       In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)      In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

___________________
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

(e) Section ____ Annual Statement as to Compliance.

The Company will deliver to the Master Servicer on or before March 15 of each year, beginning with March 15, 200__, an Officers' Certificate stating that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, (ii) the Company has fully complied with the provisions of this Agreement and (iii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officer and the nature and status thereof.

(f) Section ____ Annual Certification.

(a) The Company will deliver to the Master Servicer, on or before March 15 of each year beginning March 15, 200__ a certification in the form attached hereto as Exhibit __ with respect to the servicing reports delivered by the Company pursuant to this Agreement, the Company’s compliance with the servicing obligations set forth in this Agreement and any other information within the control of the Company. Such certification shall be signed by the senior officer in charge of servicing of the Company. In addition, the Company shall provide such other information with respect to the Mortgage Loans and the servicing and administration thereof within the control of the Company which shall be required to enable the Master Servicer, Trustee or Depositor, as applicable, to comply with the reporting requirements of the Securities and Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION
Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

 EXHIBIT ___

FORM OF COMPANY CERTIFICATION

I, [identify certifying individual], certify to the [Trustee] [Seller] [Securities Administrator] [Mortgage Loan Seller] [Purchaser] and [Master Servicer] that:

1. I have reviewed the servicing reports prepared by [COMPANY] (the “Company”) pursuant to the [Servicing Agreement] (the “Servicing Agreement”), dated as of __________ between __________ and the Company (as modified by the AAR Agreement (as defined below) and delivered to [MASTER SERVICER] (the “Master Servicer”) pursuant to the Assignment, Assumption and Recognition Agreement (the “AAR Agreement”), dated as of __________ among [ASSIGNOR] as Assignor, Company and [ASSIGNEE], as Assignee.

2. Based on my knowledge, the information in these reports, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading as of the last day of the period covered by such servicing reports.

3. Based on my knowledge, the servicing information required to be provided to the Master Servicer under the Servicing Agreement and the AAR Agreement is included in these reports.

4. I am responsible for reviewing the activities performed the Company under the Servicing Agreement and the AAR Agreement and based upon the review required under the Servicing Agreement and the AAR Agreement, and except as disclosed in the Annual Statement of Compliance, the Company has fulfilled its obligations under the Servicing Agreement and the AAR Agreement.

5. I have disclosed to the Master Servicer's certified public accountants all significant deficiencies relating to the Company's compliance with the minimum servicing standards in accordance with a review conduced in compliance with the Uniform Single Attestation Program for Mortgage Bankers or similar standard as set forth in the Servicing Agreement and the AAR Agreement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the AAR Agreement.

Date:______________

_____________________
[Signature]
[Title]

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated [______], between Greenpoint Mortgage Funding, Inc., a New York corporation, located at 100 Wood Hollow Drive, Novato, California 94945 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of September 1, 2003, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

GREENPOINT MORTGAGE FUNDING, INC.

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

RECONSTITUTED MORTGAGE LOAN REPORTING

(a)	Servicer Mortgage Loan Number
(b)	FNMA Mortgage Loan Number (if applicable)
(c)	Lender/Seller Mortgage Loan Number (if available)
(d)	Scheduled Balance (scheduled end of month balance reporting to Master Servicer/Trustee)
(e)	Actual Balance (actual end of month balance received from Mortgagor)
(f)	Gross Rate (current gross rate)
(g)	Net Rate (current passthrough)
(h)	Last Payment Date (LPI_DATE in Fannie's Laser Reporting)
(i)	Delinquency Month (if available)
(j)	Default Flag, i.e. FC, REO, etc. (if available)
(k)	Pay-In-Full Date (Mortgage Loan paid off by Mortgagor)
(l)	Foreclosure start date
(m)	Foreclosure end date
(n)	REO Property date
(o)	With respect to Liquidated Mortgage Loans:
(i) amount of loss or gain (as applicable)
(ii) the date of the loss or gain.
(iii) the liquidation reason (paid in full or repurchased out of deal)
(p)	Fannie's Laser Reporting
(i) Action Code (for default or paid off Mortgage Loans; i.e. 60, 65, etc.)
(ii) Action Date
(iii) Remit Prin (submitted principal amount)
(iv) Remit Int (submitted interest amount)
(v) Pool/Invest indicator (indicating Schedule/Schedule or Actual/Actual pool)

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of January 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

GREENPOINT MORTGAGE FUNDING, INC.,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of January, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and GreenPoint Mortgage Funding, Inc., as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS,  the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2. Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any Sarbanes Certification with respect to a Securitization Transaction in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any applicable Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB.

4. Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5. Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) the Company is not aware and has not received notice that any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(q):

(q) If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

8. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(r):

(r) Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings pending against the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in a Pass-Through Transfer, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (7) of paragraph (p) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any applicable Reconstitution Agreement related thereto, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notifications pursuant to this Section 3.01(r), other than those pursuant to Section 3.01(r)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3.01(r)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

9. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(s):

(s) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser, any Master Servicer and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser, any Master Servicer and such Depositor, all information reasonably requested by the Purchaser, any Master Servicer or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities.

10. Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(xx):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

11.  Article IV of the Agreement is hereby amended effective as of the date hereof by adding this paragraph after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

12. Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

13. Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use delinquency recognition policies as described to and approved by the Purchaser, and shall revise these policies as requested by the Purchaser from time to time.

14. Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii) with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v) with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi) with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii) with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii) the beginning and ending balances of the Custodial Account and Escrow Account;

(ix) the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x) with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi) with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii) with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii) with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv) with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv) with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi) with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii) a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii) with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein;

(xix) with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

15. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an Officers’ Certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year (or applicable portion thereof) and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year (or applicable portion thereof), or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an officer’s certificate (an “Annual Certification”) of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an Annual Certification to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance or Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance or Annual Certification, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

16. Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

17. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Purchaser concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 10th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

18. Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), 5.02, 6.04, 6.07 and 11.18 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

19. Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

20. Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer pursuant to this Section and the resulting transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement related thereto or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

21. Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a) one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i) any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii) within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv) within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) to the extent reasonably available to the Company Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) serviced by or for the Company or any Third-Party Originator and originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB for the period of time such Mortgage Loans were serviced by or for the Company (or Third-Party Originator). To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v) within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi) within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii) if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) provide prompt notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator that could be material to investors in the securities issued in a Pass-Through Transfer, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any applicable Reconstitution Agreement related thereto, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any applicable Reconstitution Agreement related thereto and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships;

(ix) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any applicable Reconstitution Agreement related thereto by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C) information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi) The Company shall provide to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii) any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv) the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

22. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Use of Subservicers and Subcontractors.

(a) The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any applicable Reconstitution Agreement related thereto unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any applicable Reconstitution Agreement related thereto unless the Company complies with the provisions of paragraph (d) of this Section.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d) As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

23. Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.21:

Section 11.21. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

24. The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

25. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit F:

EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting
Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-	Approved Assumption
•	BAP-	Borrower Assistance Program
•	CO-	Charge Off
•	DIL-	Deed-in-Lieu
•	FFA-	Formal Forbearance Agreement
•	MOD-	Loan Modification
•	PRE-	Pre-Sale
•	SS-	Short Sale
•	MISC-	Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor
•	Tenant
•	Unknown
•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged
•	Excellent
•	Fair
•	Gone
•	Good
•	Poor
•	Special Hazard
•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

26. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

• The Company shall (i) possess the ability to service to a securitization; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

• The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

• The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

• The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

• The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

27. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

28. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

29. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:

EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-a description of the Company’s form of organization;

-a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-the Company’s form of organization; and

-a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

30. The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date:

By:
Name:
Title:

31. The Agreement is hereby amended as of the date hereof by adding the following new Exhibit P:

EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.            The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.            The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.            The total of lines 1 through 12.

3.  Credits:

14-21.      Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

   Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note:     For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.          The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________	Date: _______________
Phone: ______________________	Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._________________________________

Borrower's Name:	____________________________
Property Address:	____________________________

Liquidation Type:	REO Sale	3rd Party Sale	Short Sale	Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown		Yes	No
If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:
(1)	Actual Unpaid Principal Balance of Mortgage Loan	$ ______________	(1)
(2)	Interest accrued at Net Rate	________________	(2)
(3)	Accrued Servicing Fees	________________	(3)
(4)	Attorney's Fees	________________	(4)
(5)	Taxes (see page 2)	________________	(5)
(6)	Property Maintenance	________________	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	________________	(7)
(8)	Utility Expenses	________________	(8)
(9)	Appraisal/BPO	________________	(9)
(10)	Property Inspections	________________	(10)
(11)	FC Costs/Other Legal Expenses	________________	(11)
(12)	Other (itemize)	________________	(12)
	Cash for Keys__________________________	________________	(12)
	HOA/Condo Fees_______________________	________________	(12)
	______________________________________	________________	(12)
		________________
	Total Expenses	$ ______________	(13)
Credits:
(14)	Escrow Balance	$ _______________	(14)
(15)	HIP Refund	________________	(15)
(16)	Rental Receipts	________________	(16)
(17)	Hazard Loss Proceeds	________________	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance HUD Part A	________________	(18a)

	HUD Part B	________________	(18b)
(19)	Pool Insurance Proceeds	________________	(19)
(20)	Proceeds from Sale of Acquired Property	________________	(20)
(21)	Other (itemize)	________________
	_________________________________________	________________	(21)
		________________
	Total Credits	$________________	(22)
Total Realized Loss (or Amount of Gain)		$________________	(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

32. Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

33. This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC., as Company

By:
Name:
Title:

EXHIBIT Q-4

HSBC SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,
HSBC MORTGAGE CORPORATION (USA)
Company,

AMENDED AND RESTATED
PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of September 1, 2005

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Servicing of Mortgage Loans
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults
Section 2.10	Modification of Obligations

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage Loans
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Annual Statement as to Compliance
Section 6.05	Annual Independent Certified Public Accountants’ Servicing Report
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination
Section 10.02	Termination without cause

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Recordation of Agreement
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment by Purchaser
Section 11.13	No Partnership
Section 11.14	Execution: Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Cooperation of Company with Reconstitution
Section 11.19	Monthly Reporting with Respect to a Reconstitution

EXHIBITS

A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Form of Term Sheet
J	Reconstituted Mortgage Loan Reporting

This is an Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, which amends and restates the Purchase, Warranties and Servicing Agreement, originally dated May 1, 2002, each between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") and HSBC Mortgage Corporation (USA), with offices located at 2929 Walden Avenue, Depew, New York 14043 (the "Company").

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the lesser of (i) the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the minimum requirements of Fannie Mae and FHLMC, and (ii) the purchase price paid for the related Mortgaged Property by the Mortgagor with the proceeds of the Mortgage Loan, provided, however, in the case of a Refinanced Mortgage Loan, such value of the Mortgaged Property is based solely upon the value determined by an appraisal made for the originator of such Refinanced Mortgage Loan at the time of origination of such Refinanced Mortgage Loan by an appraiser who met the minimum requirements of FANNIE MAE and FHLMC. However in the case of a mortgage made on property in New York State value will always be determined by the appraisal for determining any requirement for primary mortgage insurance only.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or (iii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed.

Buydown Agreement: An agreement between the Seller and a Mortgagor, or an agreement among the Company, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds: In respect of any Buydown Mortgage Loan, any amount contributed by seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Company or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the mortgagor’s fund in the early years of a Mortgage Loan.

Buydown Mortgage Loan: Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period: The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company: HSBC Mortgage Corporation (USA), their successors in interest and assigns, as permitted by this Agreement.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information:  Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Credit Score: The credit score of the Mortgagor provided by Fair, Isaac & Company, Inc. or such other organization providing credit scores as per HSBC underwriting/program guidelines in affect at the time of the origination of a Mortgage Loan.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "[_____________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the HSBC underwriting manual in effect at the time of origination.

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "__________________, in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Interest Only Mortgage Loan: A Mortgage Loan that requires payment of interest for a period of time specified on the related Mortgage Note during the interest-only period followed by full amortization of the remaining balance for the remaining duration of the loan.

Lifetime Rate Cap: As to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to the lower of the Appraised Value or the Sales Price of the Mortgaged Property. However, in the case of a mortgage made on property in New York State, value will always be determined by the appraisal for determining any requirement for primary mortgage insurance only.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

MERS: Mortgage Electronic Registration System, Inc., a subsidiary of MERSCORP, Inc.

MERS Mortgage Loan: Any Mortgage Loan registered with MERS on the MERS® System.

MERS® System: The electronic mortgage registration system maintained by MERS.

MIN: The Mortgage Identification Number for any MERS Mortgage Loan.

MOM Mortgage: A Mortgage Loan naming MERS as the original mortgagee on the mortgage security instrument.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal (if applicable) and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6) the original months to maturity of the Mortgage Loan;

(7) the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score and/or mortgage score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28) for any Mortgage Loan originated in the State of New Jersey prior to July 7, 2004, whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002; and

(29) whether the Mortgage Loan has a mandatory arbitration clause;

(30) a code indicating whether the Mortgage Loan is a MERS Mortgage Loan;

(31) MERS #, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, its successors and assigns.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, excluding any prepayment penalty, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which are not in excess of the existing first mortgage, as outlined in the HSBC Underwriting Guidelines in effect at the time of origination.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase,; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) (including those listed in (B) relating to Co-op Loans) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 180 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 270 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 360th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

In addition, in connection with the assignment of any MERS Mortgage Loan, the Company agrees that it will cause, at its own expense, the MERS® System to indicate that such Mortgage Loans have been assigned by the Company to the Purchaser in accordance with this Agreement by including (or deleting, in the case of Mortgage Loans which are repurchased in accordance with this Agreement) in such computer files the information required by the MERS® System to identify the Purchaser of such Mortgage Loans. The Company further agrees that it will not alter the information referenced in this paragraph with respect to any Mortgage Loan during the term of this Agreement unless and until such Mortgage Loan is repurchased in accordance with the terms of this Agreement.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment in full. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event the first scheduled Monthly Payment which is due under any Mortgage Loan after the related Cut-off Date is not made during the month in which such Monthly Payment is due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

Section 2.10  Modification of Obligations. Purchaser may, without any notice to Company, extend, compromise, renew, release, change, modify, adjust or alter, by operation of law or otherwise, any of the obligations of the Mortgagors or other persons obligated under a Mortgage Loan without releasing or otherwise affecting the obligations of Company under this Agreement, or with respect to such Mortgage Loan, except to the extent Purchaser’s extension, compromise, release, change, modification, adjustment, or alteration affects Company’s ability to collect the Mortgage Loan or realize on the security of the Mortgage, but then only to the extent such action has such effect.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans; and

(p) At the time any Mortgage Loan is registered by the Company with MERS, the Company will be a member of MERS in good standing, and will comply in all material respects with the rules and procedures of MERS in connection with the servicing of the MERS Mortgage Loans for as long as such Mortgage Loans are registered with MERS.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, or (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act. In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain "graduated payment" features. Unless otherwise indicated on the related Mortgage Loan Schedule, no Mortgage Loan is subject to a buydown agreement or contains any buydown provision. With respect to any temporary Buydown Mortgage Loan, the maximum CLTV is ninety-five percent (95%); the maximum rate discount is three percent (3%), the maximum Buydown Period is three (3) years; the maximum increase is one percent (1%) per year; with respect to LTV that is 80.01% and above, the debt-to-income ratio and payment shock are calculated at the second year Mortgage Interest Rate; with respect to LTV 80.00% and below, debt-to-income ratio and payment shock are calculated at the first year Mortgage Interest Rate. With respect to each Mortgage Loan that is a Buydown Mortgage Loan, (i) on or before the date of origination of such Mortgage Loan, the Company and the Mortgagor, or the Company, the Mortgagor and the seller of the Mortgaged Property or a third party entered into a Buydown Agreement. The Buydown Agreement provides that the seller of the Mortgaged Property (or third party) shall deliver to the Company temporary Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on each Due Date in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payment due on such Mortgage Loan. The temporary Buydown Funds enable the Mortgagor to qualify for the Buydown Mortgage Loan. The effective interest rate of a Buydown Mortgage Loan if less than the interest rate set forth in the related Mortgage Note will increase within the Buydown Period as provided in the related Buydown Agreement so that the effective interest rate will be equal to the interest rate as set forth in the related Mortgage Note. The Buydown Mortgage Loan satisfies the requirements of Fannie Mae guidelines; (ii) The Mortgage and Mortgage Note reflect the permanent payment terms rather than the payment terms of the Buydown Agreement. The Buydown Agreement provides for the payment by the Mortgagor of the full amount of the Monthly Payment on any Due Date that the Buydown Funds are available. The Buydown Funds were not used to reduce the original principal balance of the Mortgage Loan or to increase the Appraised Value of the Mortgage Property when calculating the Loan-to-Value Ratios for purposes of the Agreement and, if the Buydown Funds were provided by the Seller and if required under Fannie Mae and FHLMC guidelines, the terms of the Buydown Agreement were disclosed to the appraiser of the Mortgaged Property; (iii) The Buydown Funds may not be refunded to the Mortgagor unless the Mortgagor makes a principal payment for the outstanding balance of the Mortgage Loan; (iv) As of the date of origination of the Mortgage Loan, the provisions of the related Buydown Agreement complied with the requirements of Fannie Mae and FHLMC regarding buydown agreements.

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Principal payments on the Mortgage Loan, other than the Interest Only Mortgage Loan, shall commence (with respect to any newly originated Mortgage Loans) or commenced no more than sixty (60) days after the proceeds of the Mortgage Loan were disbursed. The Mortgage Loan bears interest at the Mortgage Interest Rate. With respect to each Mortgage Loan, the Mortgage Note is payable on the first day of each month in Monthly Payments, which, (A) in the case of a fixed rate Mortgage Loan, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, (B) in the case of an adjustable rate Mortgage Loan, other than the Interest Only Mortgage Loan, are changed on each Adjustment Date, and in any case, are sufficient to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate and (C) in the case of a Balloon Loan, are based on a fifteen (15) or thirty (30) year amortization schedule, as set forth in the related Mortgage Note, and a final monthly payment substantially greater than the preceding monthly payment which is sufficient to amortize the remaining principal balance of the Balloon Loan and to pay interest at the related Mortgage Interest Rate. The Index for each Adjustable Rate Mortgage Loan is as defined in the related Confirmation and the Mortgage Loan Schedule. The Mortgage Note does not permit negative amortization, unless otherwise noted on the related Mortgage Loan Schedule. No Mortgage Loan is a convertible Mortgage Loan; (D) in the case of an Interest Only Mortgage Loan, the monthly payments on each Interest Only Mortgage Loan during the related interest only period is equal to the product of the related Mortgage Interest Rate and the principal balance of such Mortgage Loan on the first day of each month and after such interest only period, except with respect to Interest Only Mortgage Loan that are adjustable rate Mortgage Loans, such Mortgage Loan is payable in equal monthly installments of principal and interest;

(bb) If such Mortgage Loan is a Co-op Loan, the security instruments create a valid, enforceable and subsisting first priority security interest in the related cooperative shares securing the related cooperative note, subject only to (x) the lien of the related cooperative for unpaid assessments representing the Mortgagor’s pro rata share of payments for a blanket mortgage, if any, current and future real property taxes, insurance premiums, maintenance fees and other assessments to which like collateral is commonly subject and (y) other matters to which like collateral is commonly subject and which do not materially interfere with the benefits of the security intended to be provided; provided, however, that the related proprietary lease for the cooperative apartment may be subordinated or otherwise subject to the lien of a mortgage on the cooperative building;

(cc) (INTENTIONALLY LEFT BLANK)

(dd) (INTENTIONALLY LEFT BLANK)

(ee) (INTENTIONALLY LEFT BLANK)

(ff) (INTENTIONALLY LEFT BLANK)

(gg) (INTENTIONALLY LEFT BLANK)

(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; The mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. None of the Mortgage Loans are subject to “lender-paid” mortgage insurance;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless specified on the related Mortgage Loan Schedule, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal (if applicable) and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; Company has no knowledge of any violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo)  No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) [Reserved];

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx) There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy) No proceeds from any Mortgage Loan were used to finance single premium credit insurance policies;

(zz)  [Reserved];

(aaa) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the borrower’s income, assets and liabilities to the proposed payment and such underwriting methodology does not rely on the extent of the borrower’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the borrower had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the borrower agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the borrower was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the borrower in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Servicer shall not impose such prepayment premium in any instance when the mortgage debt is accelerated as the result of the borrower’s default in making the loan payments;

(ccc) No borrower was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No borrower obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan; No proceeds from any Mortgage Loan were used to purchase single premium credit insurance policies as part of the origination of, or as a condition to closing, such Mortgage Loan;

(ddd) [Reserved],

(eee) Any Mortgage Loan with a Mortgaged Property in the State of Illinois complies with the Illinois Interest Act, if applicable;

(fff) With respect to any Mortgage Loan originated on or after August 1, 2004 and underlying the security, neither the related Mortgage nor the related Mortgage Note requires the borrower to submit to arbitration to resolve any dispute arising out of or relating in any way to the mortgage loan transaction;

(ggg) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(hhh) For any Mortgage Loan with the related Mortgaged Property located in State of Texas which is a second lien and the interest rate is in excess of 10% and where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note;

(iii)   The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury; and

(jjj) If the Mortgage Loan is secured by a long-term residential lease, (1) the terms of such lease expressly permit the mortgaging of the leasehold estate, the assignment of the lease without the lessor’s consent (or the lessor’s consent has been obtained) and the acquisition by the holder of the Mortgage of the rights of the lessee upon foreclosure or assignment in lieu of foreclosure or provide the holder of the Mortgage with substantially similar protection (2) the terms of such lease do not (a) allow the termination thereof upon the lessee’s default without the holder of the Mortgage being entitled to receive written notice of, and opportunity to cure, such default, (b) allow the termination of a lease in the event of damage or destruction as long as the Mortgage is in existence or (c) prohibit the holder of the Mortgage from being insured under the hazard insurance policy relating to the Mortgaged Property (3) the original term of such lease is not less than 15 years (4) the term of such lease does not terminate earlier than 5 years after the maturity date of the Note and (5) the Mortgaged Property is located in a jurisdiction in which the use of leasehold estates for residential properties is a widely-accepted practice.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

If pursuant to the foregoing provisions the Company repurchases a Mortgage Loan that is a MERS Mortgage Loan, the Company shall either (a) cause MERS to execute and deliver an assignment of the Mortgage in recordable form to transfer the Mortgage from MERS to the Company and shall cause such Mortgage to be removed from registration on the MERS® System in accordance with MERS’ rules and regulations or (b) cause MERS to designate on the MERS® System the Company as the beneficial holder of such Mortgage Loan.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Company as provided herein constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which term exceeds 12 months in duration. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer, if required. Any other loss mitigation or workout alternatives, such as short sales or deeds in lieu of foreclosure, shall be subject to the approval of the Purchaser and the Primary Mortgage Insurance Policy insurer if applicable.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off.

Section 4.02  Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. . Loan shall be demanded within 90 days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. Foreclosure or comparable proceedings shall be initiated within one hundred twenty (120) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. In the event any payment due under any Mortgage Loan is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Company will proceed diligently to collect all payments due and shall take such action, including commencing foreclosure, as it shall reasonably deem to be in the best interests of the Purchaser in a manner consistent with Accepted Servicing Practices, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii) to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser upon request.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on paper or a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than sixty (60) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

Section 5.05 Prepayment Interest Shortfalls.

Not later than the close of business on the Business Day preceding each Remittance Date in the month following the related Prepayment Period, the Company shall deposit in the Custodial Account an amount equal to any Prepayment Interest Shortfalls with respect to such Prepayment Period, which in the aggregate shall not exceed the Company’s aggregate Servicing Fee received with respect to the related Due Period.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than February 28th of each year, beginning March 15, 2006, an executed Officers' Certificate acceptable to the Purchaser stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Such Officers’ Certificate shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser upon request.

If the Company cannot deliver the related Officers’ Certificate by March 15th of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Officers’ Certificate, but in no event later than March 22nd of such year.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

The Company, at its expense and not later than March 15th of each year, beginning March 15, 2006, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser acceptable to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Such statement shall contain no restrictions or limitations on its use. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provide Purchaser with copies of its audited financial statements.

Failure of the Company to timely comply with this Section 6.05 shall be deemed an Event of Default, automatically, without notice and without any cure period, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, OTS, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement or in any way related to the alleged breach of any representation or warranty in Sections 3.01 or 3.02 of this Agreement related to compliance with all applicable laws. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion, but if the purchaser of the Company’s assetshas the qualifications set forth in Section 8.02, then the Purchaser will not unreasonably withhold consent.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement. Termination of the Agreement pursuant to Section 10.01 (iii) shall void Purchaser’s obligation to purchase Mortgage Loans for which Purchaser has issued a Confirmation, commitment confirmation or a substantially similar commitment to purchase Mortgage Loans.

Section 10.02 Termination Without Cause.

The Purchaser may, at its sole option, terminate any rights the Company may have hereunder, without cause, upon no less than 90 days written notice. Any such notice of termination shall be in writing and delivered to the Company as provided in Section 11.05 of this Agreement. In the event that the Company is terminated pursuant to this Section 10.02 without cause, the Purchaser shall solicit, by public announcement, bids from three organizations reasonably acceptable to the Purchaser for the purchase of the servicing functions. Following receipt of such bids, the Purchaser shall either (a) negotiate and effect the transfer, sale and assignment of the Agreement to the party submitting the highest satisfactory bid, which purchase price shall be paid to the Company upon transfer of the servicing rights and obligations under this Agreement to the Company’s successor, or (b) pay to the Company a termination fee equal to the amount of the party submitting the highest satisfactory bid. Notwithstanding anything herein to the contrary, the Purchaser shall deduct all costs and expenses of any public announcement and any other expenses relating to the sale, transfer and assignment of this Agreement from the sum payable to Company pursuant to the previous sentence.

Section 10.03 Survival.

Termination of this Agreement under Section 10.01 or Section 10.02 shall not affect any of the Company’s obligations regarding repurchase, indemnification or otherwise, all of which shall survive such termination and remain in full force and effect.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)             if to the Company:

Michael T. Stilb / Senior Vice President
2929 Walden Avenue
Depew, New York 14043

(ii)           if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Mary Haggerty
Telecopier No.: (212) 272-5591

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)   the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.
The Company agrees that the Company shall indemnify, defend and hold the Purchaser harmless from and against any loss, claim or liability the Purchaser may suffer by reason of the Company's failure to perform the obligations set forth in this Section 11.10.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affilates for disclosure contained in any offering document relating to the Company or its affilates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2.  Except as provided below and for each Mortgage Loan that is not a MERS Mortgage Loan, the original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company. With respect to each MERS Mortgage Loan, the original Mortgage, noting the presence of the MIN of the Mortgage Loans and either language indicating that the Mortgage Loan is a MOM Loan or if the Mortgage Loan was not a MOM Loan at origination, the original Mortgage and the assignment thereof to MERS, with evidence of recording indicated thereon, or a copy of the Mortgage certified by the public recording office in which such Mortgage has been recorded.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, the original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. In the case of each Mortgage Loan that is not a MERS Mortgage Loan, originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11.  Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

(B)  With respect to each Co-op Loan, as applicable and as required by the applicable laws of the state in which the related Cooperative apartment is located, copies of: (A) the proprietary lease, (B) the security agreement, (C) the assignment of the proprietary lease, with all intervening assignments showing a complete chain of title and an assignment thereof by such Seller, (D) the original stock certificate evidencing the ownership of the Cooperative apartment endorsed or accompanied by a stock power relating to such stock certificate executed in blank, (E) a recognition agreement in form approved by Seller’s underwriting guidelines, in substantially the same form as the standard “AZTECH” form, (F) copies of the financing statement filed by the applicable Company as secured party and, if applicable, a filed UCC-3 assignment of the subject security interest showing a complete chain of title, together with an executed UCC-3 Assignment of such security interest by the Company in a form sufficient for filing, and (G) such other documents as are necessary for the perfection of a lien against the related Co-op Loan ownership interests under applicable law.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2002

To: [_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of May 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2002

To:          [_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of May 1, 2001 Adjustable Rate Mortgage Loans (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Adjustable Rate Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and HSBC Mortgage Corporation (USA) (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of May 1, 2002, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)           In the case of Company:
HSBC MORTGAGE CORPORATION (USA)
   Lori Miller / Senior Vice President
2929 Walden Avenue
Depew, New York 14043

With a copy to:

(b)           In the case of Assignor:
[Name and address]

(c)           In the case of Assignee:
EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ralene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:
Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15. The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator: ________________________

Supplemental PMI Insurer: ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:  ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between HSBC Mortgage Corporation (USA), a Delaware corporation, located at 2929 Walden Avenue, Depew, New York 14043 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of May 1, 2002, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.             Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Purchase Price Percentage:

Servicing Fee Rate:

Except as modified herein, Section 8.01 of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

HSBC MORTGAGE CORPORATION (USA)

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

EXHIBIT J

[RESERVED]

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•
The Company shall (i) possess the ability to service into a securitization; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a master servicer in format acceptable to such master servicer by the 18th calendar day of each month, unless otherwise provided in the securitization documents.

•
The Company shall provide an acceptable annual certification (officer’s certificate) to the master servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 15 of each year).

•	The Company shall allow for the Purchaser, the master servicer or their designee to perform a review of audited financials and net worth of the Company.

•	The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the master servicer or the Purchaser.

•
The Company shall provide information on each Custodial Account as requested by the master servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•	The Company shall maintain its servicing system in accordance with the requirements of the master servicer.

EXHIBIT Q-5

MID AMERICA SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

MID AMERICA BANK, FSB
Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of February 1, 2006

(Fixed and Adjustable Rate Mortgage Loans)

ARTICLE I

Section 1.01	Defined Terms

ARTICLE II

Section 2.01	Agreement to Purchase
Section 2.02	Purchase Price
Section 2.03	Reserved
Section 2.04	Record Title and Possession of Mortgage Files; Maintenance of Servicing Files
Section 2.05	Books and Records
Section 2.06	Transfer of Mortgage Loans
Section 2.07	Delivery of Mortgage Loan Documents
Section 2.08	Quality Control Procedures
Section 2.09	Near-term Principal Prepayments; Near Term Payment Defaults

ARTICLE III

Section 3.01	Representations and Warranties of the Company
Section 3.02	Representations and Warranties as to Individual Mortgage Loans
Section 3.03	Repurchase; Substitution
Section 3.04	Representations and Warranties of the Purchaser

ARTICLE IV

Section 4.01	Company to Act as Servicer
Section 4.02	Collection of Mortgage Loan Payments
Section 4.03	Realization Upon Defaulted Mortgage
Section 4.04	Establishment of Custodial Accounts; Deposits in Custodial Accounts
Section 4.05	Permitted Withdrawals from the Custodial Account
Section 4.06	Establishment of Escrow Accounts; Deposits in Escrow Accounts
Section 4.07	Permitted Withdrawals From Escrow Account
Section 4.08	Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage InsurancePolicies; Collections Thereunder
Section 4.09	Transfer of Accounts
Section 4.10	Maintenance of Hazard Insurance
Section 4.11	Maintenance of Mortgage Impairment Insurance Policy
Section 4.12	Fidelity Bond, Errors and Omissions Insurance
Section 4.13	Title, Management and Disposition of REO Property
Section 4.14	Notification of Maturity Date

ARTICLE V

Section 5.01	Distributions
Section 5.02	Statements to the Purchaser
Section 5.03	Monthly Advances by the Company
Section 5.04	Liquidation Reports

ARTICLE VI

Section 6.01	Assumption Agreements
Section 6.02	Satisfaction of Mortgages and Release of Mortgage Files
Section 6.03	Servicing Compensation
Section 6.04	Reserved
Section 6.05	Reserved
Section 6.06	Purchaser’s Right to Examine Company Records

ARTICLE VII

Section 7.01	Company Shall Provide Information as Reasonably Required

ARTICLE VIII

Section 8.01	Indemnification; Third Party Claims
Section 8.02	Merger or Consolidation of the Company
Section 8.03	Limitation on Liability of the Company and Others
Section 8.04	Company Not to Assign or Resign
Section 8.05	No Transfer of Servicing

ARTICLE IX

Section 9.01	Events of Default
Section 9.02	Waiver of Defaults

ARTICLE X

Section 10.01	Termination

ARTICLE XI

Section 11.01	Successor to the Company
Section 11.02	Amendment
Section 11.03	Reserved
Section 11.04	Governing Law
Section 11.05	Notices
Section 11.06	Severability of Provisions
Section 11.07	Exhibits
Section 11.08	General Interpretive Principles
Section 11.09	Reproduction of Documents
Section 11.10	Confidentiality of Information
Section 11.11	Recordation of Assignment of Mortgage
Section 11.12	Assignment
Section 11.13	No Partnership
Section 11.14	Signature Pages/Counterparts; Successors and Assigns
Section 11.15	Entire Agreement
Section 11.16	No Solicitation
Section 11.17	Closing
Section 11.18	Reserved
Section 11.19	Monthly Reporting with Respect to a Reconstitution

EXHIBITS
A	Contents of Mortgage File
B	Custodial Account Letter Agreement
C	Escrow Account Letter Agreement
D	Form of Purchase, Assignment, Assumption and Recognition Agreement
E	Form of Trial Balance
F	[Reserved]
G	Request for Release of Documents and Receipt
H	Company’s Underwriting Guidelines
I	Term Sheet
J	Reconstituted Mortgage Loan Reporting

This is a Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006 and is executed between EMC MORTGAGE CORPORATION, as Purchaser, with offices located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038, and Mid America Bank, fsb, with offices located at 2650 Warrenville Road, Suite 500, Downers Grove, Illinois 60515.

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis;

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: With respect to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the Origination Date of the Mortgage Loan by a Qualified Appraiser.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or State of Illinois, or (iii) a day on which banks in the State of New York or State of Illinois are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Code: The Internal Revenue Code of 1986, or any successor statute thereto.

Company:  Mid America Bank, fsb, its successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President, Secretary or Treasurer of the Company stating the date by which the Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The trade confirmation letter between the Purchaser and the Company which relates to the Mortgage Loans.

Consumer Information: Information including, but not limited to, all personal information about Mortgagors that is supplied to the Purchaser by or on behalf of the Company.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by a Qualified Appraiser) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "Mid America Bank, fsb, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: With respect to each Mortgage Loan, the day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Electronic Transmission: As defined in Section 11.14.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Standard & Poor’s and “A” or higher by Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: An institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "Mid America Bank, fsb, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors", in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended, from time to time, and in effect.

First Remittance Date: With respect to any Mortgage Loan, the Remittance Date occurring in the month following the month in which the related Closing Date occurs.

GAAP: Generally accepted accounting principles in the United States of America, consistently applied.

HUD: The United States Department of Housing and Urban Development, or any successor thereto.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: With respect to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Paid Mortgage Insurance Rate: A rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lifetime Rate Cap: With respect to each adjustable rate Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: The proceeds received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property or the Sales Price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: With respect to each Mortgage Loan, the mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien or first priority ownership in an estate in fee simple in real property on the Mortgaged Property.

Mortgage File: The Mortgage Loan Documents pertaining to a particular Mortgage Loan, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as described in Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: Each mortgage loan originally sold to the Purchaser and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased Mortgage Loans.

Mortgage Loan Documents: The documents listed in Exhibit A hereto pertaining to any Mortgage Loan.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan sold pursuant to such Term Sheet:

(1)the Company's Mortgage Loan identifying number;

(2)the Mortgagor's first and last name;

(3)the street address of the Mortgaged Property including the city, state and zip code;

(4)a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5)the type of residential property constituting the Mortgaged Property;

(6)the original months to maturity of the Mortgage Loan;

(7)the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8)the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16) a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, Equity Take-Out Refinanced Mortgage Loan);

(17) a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled Due Date;

(19) the date on which the first payment is or was due;

(20) a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21) a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(22) the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(23) product type (i.e. fixed, adjustable, 3/1, 5/1, etc.);

(24) credit score, if applicable;

(25) a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier and the Lender Paid Mortgage Insurance Rate;

(26) a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof;

(27) the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable;

(28) whether such Mortgage Loan is a “Home Loan”, “Covered Home Loan”, “Manufactured Housing” or “Home Improvement Loan” as defined in the New Jersey Home Ownership Security Act of 2002;

(29) whether the Mortgage Loan has a mandatory arbitration clause; and

(30) whether the Mortgage Loan is “interest-only” “negative amortization”.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The original executed note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: With respect to each Mortgage Loan, the underlying real property securing repayment of the related Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: With respect to each Mortgage Loan, the obligor on the related Mortgage Note.

Nonrecoverable Advance: Any portion of a Monthly Advance or Servicing Advance previously made or proposed to be made by the Company pursuant to this Agreement, that, in the good faith judgment of the Company, will not or, in the case of a proposed advance, would not, be ultimately recoverable by it from the related Mortgagor or the related Liquidation Proceeds, Insurance Proceeds, Condemnation Proceeds or otherwise with respect to the related Mortgage Loan.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

OTS: Office of Thrift Supervision, or any successor thereto.

Pass-Through Transfer: Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Periodic Rate Cap: With respect to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency;

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the related Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: A mortgage insurance company duly authorized and licensed as such under the laws of the states in which the related Mortgaged Property is located and approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Reconstituted Mortgage Loans: As defined in Section 11.19.

Reconstitution: As defined in Section 11.18.

Reconstitution Agreement: As defined in Section 11.18.

Reconstitution Date: As defined in Section 11.18.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of (x) 100% or (y) the percentage of par as stated in the related Term Sheet; multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such Stated Principal Balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) reasonable and necessary third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

SAIF: The Savings Association Insurance Fund, or any successor thereto.

Sales Price: With respect to any Mortgage Loan the proceeds of which were used by the Mortgagor to acquire the related Mortgaged Property, the amount paid by the related Mortgagor for such Mortgaged Property.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon the Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the unpaid principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05(iii) and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

Whole Loan Transfer: As defined in Section 11.18.

ARTICLE II

PURCHASE OF MORTGAGE LOANS; SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

From time to time, the Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The “Purchase Price” for each Mortgage Loan shall be the percentage of par as stated in the related Term Sheet, multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

The Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts (minus the applicable Servicing Fee) shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 [Reserved]

Section 2.04 Record Title and Possession of Mortgage Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, on a servicing retained basis, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. The Company will deliver the Mortgage Files to the Custodian designated by the Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan shall be reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by the Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, the Company shall provide to any supervisory agents or examiners that regulate the Purchaser, including but not limited to, the OTS, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to the Company and without cost to the Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans; provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that the Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 150 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 150 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 270 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 330th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof unless the Company provides evidence that such non-delivery is solely due to delays by the appropriate recording office.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. The Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to the Purchaser, or its designee. The Company shall be responsible for recording the assignments of mortgage as directed by the Purchaser.

The Company shall provide an original or duplicate original of the title insurance policy to the Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report attached as an exhibit to the related Term Sheet or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within thirty (30) days of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within thirty (30) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within 120 days of its submission for recordation.

From time to time, the Company may have a need (other than in connection with a payment in full, which is described more fully in Section 6.02 herein) for Mortgage Loan Documents to be released from the Purchaser, or its designee. The Purchaser shall, or shall cause its designee, upon the written request of the Company in the form attached hereto as Exhibit G, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to the Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to the Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of the Purchaser.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults.

In the event any Principal Prepayment in full is made by a Mortgagor on or prior to three months (unless such other period is set forth in the related Confirmation and Term Sheet) after the related Closing Date, the Company shall, upon written notice thereof from the Purchaser received by the Company within sixty (60) days of the date of such prepayment in full, remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment in full. Such remittance shall be made by the Company to the Purchaser no later than the seventh Business Day following receipt of such notice of Principal Prepayment by the Purchaser.

In the event either of the first three (3) scheduled Monthly Payments (unless such other number of Monthly Payments is set forth in the related Confirmation or Term Sheet) which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than seven (7) Business Days after written notice to the Company by the Purchaser (and at the Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in Subsection 3.03. However, if the Company provides evidence satisfactory to the Purchaser that the delinquency was due to a servicing set up error, no repurchase shall be required.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon the Company by any such state, and in any event the Company is in material compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has adequate power and authority and legal right to hold each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet. The Company has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and, assuming due authorization, execution and delivery by the Purchaser, this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or reorganization;
(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will violate the Company's charter or by-laws or constitute a default under or result in a material breach or acceleration of any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to enforce its rights under the Mortgage Loans.

(d) There is no action, suit, proceeding or investigation pending or, to the best of the Company’s knowledge, threatened against the Company, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, could reasonably be expected to have a material adverse effect on the financial condition of the Company or seeks to prevent the consummation, performance or enforceability of any of the transactions contemplated by this Agreement.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan is being (and has been) serviced in accordance with Accepted Servicing Practices and applicable state and federal laws, including, without limitation, the Federal Truth-In-Lending Act and other consumer protection laws, real estate settlement procedures, usury, equal credit opportunity and disclosure laws. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) The Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OTS, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make the Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, the Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m) The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of the Company, the consideration received by the Company upon the sale of the Mortgage Loans to the Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n) The Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years as requested. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement; and

(o) The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans.

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

   (a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage is a valid, existing and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property on the Mortgaged Property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the related Mortgaged Property, directly or indirectly, for the payment of any amount required by the Mortgage Loan. All of the Mortgage Loans will have an actual interest paid to date of their related Cut-off Date (or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to the Company's servicing collection system. No payment under any Mortgage Loan is delinquent nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by the Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by a Qualified Insurer, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such insurance policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by a Qualified Insurer. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for therein, or the validity and binding effect of either;

(h) Each Mortgage Loan complies with, and the Company has complied with, applicable local, state and federal laws, regulations and other requirements including, without limitation, usury, equal credit opportunity, real estate settlement procedures, the Federal Truth-In-Lending Act, disclosure laws and all applicable predatory and abusive lending laws and consummation of the transactions contemplated hereby, including without limitation, the receipt of interest by the owner of such Mortgage Loan, will not involve the violation of any such laws, rules or regulations. None of the Mortgage Loans are (a) Mortgage Loans subject to 12 CFR Part 226.31, 12 CFR Part 226.32 or 226.34 of Regulation Z, the regulation implementing TILA, which implements the Home Ownership and Equity Protection Act of 1994, as amended, or (b) except as may be provided in subparagraph (c) below, classified and/or defined, as a “high cost”, “threshold”, “predatory” “high risk home loan” or “covered” loan (or a similarly classified loan using different terminology under a law imposing additional legal liability for mortgage loans having high interest rates, points and or/fees) under any other applicable state, federal or local law including, but not limited to, the States of Georgia, New York, North Carolina, Arkansas, Kentucky or New Mexico, (c) Mortgage Loans subject to the New Jersey Home Ownership Security Act of 2002 (the “Act”), unless such Mortgage Loan is a (1) “Home Loan” as defined in the Act that is a first lien Mortgage Loan, which is not a “High Cost Home Loan” as defined in the Act or (2) “Covered Home Loan” as defined in the Act that is a first lien purchase money Mortgage Loan, which is not a High Cost Home Loan under the Act, or (d) secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c). In addition to and notwithstanding anything to the contrary herein, no Mortgage Loan for which the Mortgaged Property is located in New Jersey is a Home Loan as defined in the Act that was made, arranged, or assigned by a person selling either a manufactured home or home improvements to the Mortgaged Property or was made by an originator to whom the Mortgagor was referred by any such seller. The Company shall maintain in its possession, available for the Purchaser’s inspection, as appropriate, and shall deliver to the Purchaser or its designee upon demand, evidence of compliance with all such requirements;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part, nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, existing, enforceable and perfected first lien on the Mortgaged Property, including all improvements securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any other security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not, individually or in the aggregate, materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, existing, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser (as applicable). All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of the Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note, and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, participation interests, lien, pledge, charge, claim or security interest. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than the Purchaser, and the Company had good and marketable title to and was the sole owner thereof. Following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and, with respect to adjustable rate Mortgage Loans, against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser (to the extent necessary) or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event of acceleration; and neither the Company, nor any prior mortgagee, has waived any default, breach, violation or event of acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the FIRREA and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features and no Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than forty (40) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. Unless indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. Unless indicated on the related Mortgage Loan Schedule, no Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Interest Rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) In the event the Mortgage Loan had an LTV at origination greater than 80.00%, the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the Sales Price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy or a Primary Mortgage Insurance Policy that is also subject to the Company’s captive reinsurance agreement with the applicable insurer shall remain subject to such captive reinsurance agreement between the Company and the applicable insurer, provided that such insurer is a Qualified Insurer. Unless otherwise indicated on the related Mortgage Loan Schedule, no Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage. The Mortgage Interest Rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium. Unless otherwise indicated on the related Mortgage Loan Schedule, none of the Mortgage Loans are subject to “lender-paid” mortgage insurance. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) None of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development; provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the Origination Date, no portion of any Mortgaged Property was used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. Each of the Mortgage Loans will amortize fully by the stated maturity date;

(ll) The Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act of 2004;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of HUD pursuant to Sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, the Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage;

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee;

(xx) There is no Mortgage Loan that was originated on or after October 1, 2002 and before March 7, 2003, which is secured by property located in the State of Georgia;

(yy) No proceeds from any Mortgage Loan were used to finance single-premium credit insurance policies;

(zz) No Mortgagor was encouraged or required to select a Mortgage Loan product offered by the Mortgage Loan’s originator which is a higher cost product designed for less creditworthy Mortgagors, unless at the time of the Mortgage Loan’s origination, such Mortgagor did not qualify taking into account credit history and debt-to-income ratios for a lower-cost credit product then offered by the Mortgage Loan’s originator or any affiliate of the Mortgage Loan’s originator. If, at the time of loan application, the Mortgagor may have qualified for a lower-cost credit product then offered by any mortgage lending affiliate of the Mortgage Loan’s originator, the Mortgage Loan’s originator referred the Mortgagor’s application to such affiliate for underwriting consideration;

(aaa) The methodology used in underwriting the extension of credit for each Mortgage Loan employs objective mathematical principles which relate the Mortgagor’s income, assets and liabilities (except for any Mortgage Loan which does not require statement of income or assets) to the proposed payment and such underwriting methodology does not rely on the extent of the Mortgagor’s equity in the collateral as the principal determining factor in approving such credit extension. Such underwriting methodology confirmed that at the time of origination (application/approval) the Mortgagor had a reasonable ability to make timely payments on the Mortgage Loan;

(bbb) With respect to any Mortgage Loan that contains a provision permitting imposition of a premium upon a prepayment prior to maturity: (i) prior to the loan’s origination, the Mortgagor agreed to such premium in exchange for a monetary benefit, including but not limited to a rate or fee reduction, (ii) prior to the loan’s origination, the Mortgagor was offered the option of obtaining a mortgage loan that did not require payment of such a premium, (iii) the prepayment premium is disclosed to the Mortgagor in the loan documents pursuant to applicable state and federal law, and (iv) notwithstanding any state or federal law to the contrary, the Company shall not impose such prepayment premium in any instance when the Mortgage is accelerated as the result of the Mortgagor’s default in making the loan payments;

(ccc) No Mortgagor was required to purchase any credit life, disability, accident or health insurance product as a condition of obtaining the extension of credit. No Mortgagor obtained a prepaid single-premium credit life, disability, accident or health insurance policy in connection with the origination of the Mortgage Loan;

(ddd) The Company will transmit full-file credit reporting data for each Mortgage Loan pursuant to the Fannie Mae Selling Guide and that for each Mortgage Loan, the Company agrees it shall report one of the following statuses each month as follows: new origination, current, delinquent (30-, 60-, 90-days, etc.), foreclosed, or charged-off;

(eee) With respect to any Mortgage Loan originated on or after August 1, 2004, neither the related Mortgage nor the related Mortgage Note requires the Mortgagor to submit to arbitration to resolve any dispute arising out of or relating in any way to the Mortgage Loan;

(fff) No Mortgage Loan is secured by Mortgaged Property in the Commonwealth of Massachusetts with a loan application date on or after November 7, 2004 that refinances a mortgage loan that is less than sixty (60) months old, unless such Mortgage Loan (1) is on an investment property, (ii) meets the requirements set forth in the Code of Massachusetts Regulation (“CMR”), 209 CMR 53.04(1)(b), or (iii) meets the requirements set forth in the 209 CMR 53.04(1)(c);

(ggg)  For any Mortgage Loan with Mortgaged Property located in Texas which is a second lien and the interest rate is in excess of 10% where terms of the Mortgage Note contain a provision for which the Mortgagor may be entitled to prepaid interest upon payoff, no Mortgagor paid any administrative fees, points, or loan origination fees which would actually result in any prepaid interest being due the Mortgagor under the terms of the Mortgage Note; and

(hhh)   The Company has complied with all applicable anti-money laundering laws and regulations, including without limitation the USA Patriot Act of 2001 (collectively, the Anti-Money Laundering Laws").  The Company has established an anti-money laundering compliance program as required by the Anti-Money Laundering Laws and has conducted the requisite due diligence in connection with the origination of each Mortgage Loan for the purposes of the Anti-Money Laundering Laws.  The Company further represents that it takes reasonable efforts to determine whether any Mortgagor appears on any list of blocked or prohibited parties designated by the U.S. Department of Treasury.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at the Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to the Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date.

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

For any month in which the Company is permitted to substitute one or more substitute Mortgage Loans, the Company will determine the amount (if any) by which the aggregate Stated Principal Balance (after application of the principal portion of all scheduled payments due in the month of substitution) of all the substitute Mortgage Loans in the month of substitution is less then the aggregate Stated Principal Balance (after application of the principal portion of the scheduled payment due in the month of substitution) of the such replaced Mortgage Loan. An amount equal to the aggregate of such deficiencies described in the preceding sentence for any Remittance Date shall be deposited into the Custodial Account by the Company on the related Determination Date in the month following the calendar month during which the substitution occurred.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify the Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to the Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify the Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and covenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise exempt or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation, suit, proceeding or investigation pending or to the best of the Purchaser’s knowledge, threatened against the Purchaser, or any order or decree with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Company respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety (90) days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver on behalf of itself and the Purchaser, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by the Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contributions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, the Purchaser shall be deemed to have given consent in connection with a particular matter if the Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date the Purchaser receives a second written request for consent for such matter from the Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. The Company shall notify the Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph; provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.03, 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold the Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and the Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of the Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of the Purchaser and the Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty provisions provided in the Mortgage Loan Documents.

Section 4.03 Realization Upon Defaulted Mortgage.

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of the Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. The Company shall obtain prior approval of the Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings and not less than five (5) days prior to the acceptance or rejection of any offer of reinstatement. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed Monthly Advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of the Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an Opinion of Counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. The Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by the Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located. Additionally, the Company shall perform the tax withholding and reporting related to Sections 1445 and 6050J of the Code.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds shall be deposited in the Custodial Account within twenty-four (24) hours of receipt, and shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments, on the Mortgage Loans;

(ii)  all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)  all Liquidation Proceeds;

(iv)  any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v)  all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi)  all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii)  any Monthly Advances;

(viii)  with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix)  any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x)  any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05(iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees (or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related Repurchase Price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company;

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement; and

(vii) to reimburse itself for Nonrecoverable Advances to the extent not reimbursed pursuant to clause (ii) or clause (iii).

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by the Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse the Company for any Servicing Advance made by the Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement;

(viii)  to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06; and

(viii)to remove funds inadvertently placed in the Escrow Account by the Company.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies or Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of the Purchaser, until the LTV of the related Mortgage Loan is reduced to that amount for which Fannie Mae no longer requires such insurance to be maintained, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Private Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the lesser of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty (30) days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent; provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by a Qualified Insurer insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Financial Institution Bond Form A and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. Upon request by the Purchaser, the Company shall provide the Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an Opinion of Counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date the Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within three (3) years after title has been taken to such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of the Purchaser. No REO Property shall be sold for less than ninety-five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. The Company shall provide monthly reports to the Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto; provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five (5) Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five (5) Business Days, the Company shall provide the Purchaser with the following information and documents regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, minus (iv) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the First Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to the Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both the Purchaser and the Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05; and

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired.

The Company shall also provide a trial balance, sorted in the Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to the Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide the Purchaser with such information concerning the Mortgage Loans as is necessary for the Purchaser to prepare its federal income tax return as the Purchaser may reasonably request from time to time.

In addition, not more than ninety (90) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be a Nonrecoverable Advance. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to the Company and the Purchaser. The Company shall also provide reports on the status of REO Property containing such information as the Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request execution of any document necessary to satisfy the Mortgage Loan and delivery to it of the portion of the Mortgage File held by the Purchaser or its designee. The Purchaser shall no later than five (5) Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01(iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 [Reserved]

Section 6.05 [Reserved]

Section 6.06 Purchaser's Right to Examine the Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to OTS, FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the FDIC, OTS, or any other similar federal or state regulations, as applicable.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement, such periodic, special or other reports, information or documentation, whether or not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above if reasonably requested.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement, including, but not limited to, the loss, damage, or misplacement of any documentation delivered to the Company pursuant to Section 2.07 and the Company's failure to perform the obligations set forth in Section 11.10. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way from any claim, demand, defense or assertion based on or grounded upon, or resulting from any assertion based on, grounded upon or resulting from a breach or alleged breach of any of the representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim covered by the indemnification herein is made by a third party against the Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the negligence, bad faith or willful misconduct of the Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises under the laws of the jurisdiction of organization except as permitted herein, and will obtain and preserve its qualification to do business in each other jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC, SAIF and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its servicing duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion, unless the Company meets the requirements of the last sentence of Section 8.02 herein after any such disposition.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day after receipt of written notice to the Company; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty (60) days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) the Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty (30) days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets (except as expressly permitted hereunder) or to assign this Agreement or the servicing responsibilities hereunder (except as expressly permitted hereunder) or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) the Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of the Company's responsibilities and duties under this Agreement pursuant to Sections 4.03, 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of the Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of the Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01 and 3.02 and the remedies available to the Purchaser under Sections 3.03 and 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or termination of this Agreement pursuant to Section 4.03, 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for Nonrecoverable Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the party who obtained such successor shall notify by mail the other party of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 [Reserved]

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i)	if to the Company:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Fax: (630) 799-7964

and with respect to notices relating to servicing matters:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Ann Ryan
Fax: (630) 799-7964

(ii)	if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Ms. Ralene Ruyle
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
383 Madison Avenue
New York, New York 10179
Attention: Steven Trombetta

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement; provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction. In addition, confidential information may be provided to a regulatory authority with supervisory power over the Purchaser, provided such information is identified as confidential non-public information.

The Company agrees that the Company (i) shall comply with any applicable laws and regulations regarding the privacy and security of Consumer Information including, but not limited to the Gramm-Leach-Bliley Act, Title V, Subtitle A, 15 U.S.C. § 6801 et seq., (ii) shall not use Consumer Information in any manner inconsistent with any applicable laws and regulations regarding the privacy and security of Consumer Information, (iii) shall not disclose Consumer Information to third parties except at the specific written direction of the Purchaser, (iv) shall maintain adequate physical, technical and administrative safeguards to protect Consumer Information from unauthorized access as provided by the applicable laws and regulations, and (v) shall immediately notify the Purchaser of any actual or suspected breach of the confidentiality of Consumer Information that would have a material and adverse effect on the Purchaser.
Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing a Purchase, Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall the Purchaser sell a partial interest in any Mortgage Loan without the written consent of the Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee. The Company shall have the right, only with the consent of the Purchaser or otherwise in accordance with this Agreement, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for the Purchaser.

Section 11.14 Signature Pages/Counterparts; Successors and Assigns.

This Agreement and/or any Term Sheet shall be executed by each party (i) in one or more fully executed copies, each of which shall constitute a fully executed original Agreement, and/or (ii) in counterparts having one or more original signatures, and all such counterparts containing the original signatures of all of the parties hereto taken together shall constitute a fully executed original Agreement or Term Sheet, as applicable, and/or (iii) by delivery of one or more original signed signature pages to the other parties hereto (x) by mail or courier, and/or (y) by electronic transmission, including without limitation by telecopier, facsimile or email of a scanned image (“Electronic Transmission”), each of which as received shall constitute for all purposes an executed original signature page of such party. The Purchaser may deliver a copy of this Agreement and/or any Term Sheet, fully executed as provided herein, to each other party hereto by mail and/or courier and/or Electronic Transmission, and such copy as so delivered shall constitute a fully executed original Agreement or Term Sheet, as applicable, superseding any prior form of the Agreement or Term Sheet, as applicable, that differs therefrom in any respect. This Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successor and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the Mortgagor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet and an Officer Certificate (on or prior to the initial Closing Date only), all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof; and

(d) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. [Reserved]

Section 11.19. Monthly Reporting with Respect to a Reconstitution.

As long as the Company continues to service Mortgage Loans, the Company agrees that with respect to any Mortgage Loan sold or transferred pursuant to a Reconstitution as described in Section 11.18 of this Agreement (a “Reconstituted Mortgage Loan”), the Company, at its expense, shall provide the Purchaser with the information set forth in Exhibit E attached hereto for each Reconstituted Mortgage Loan in Excel or such electronic delimited file format as may be mutually agreed upon by both the Purchaser and the Company. Such information shall be provided monthly for all Reconstituted Mortgage Loans on the fifth (5th) Business Day of each month for the immediately preceding monthly period, and shall be transmitted to fast.data@bear.com.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:

Name: Title:

MID AMERICA BANK, FSB Company

By:

Name: Title:

EXHIBIT A

CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of _______________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to the Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _______________________________, or in accordance with the Purchaser's instructions, which assignment shall, but for any blanks requested by the Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. Reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with the Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal)
.
20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, the Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2005

To:   [_______________________]
 (the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of [_____________________] 1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as "[______________________________________], in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2005

To:    [_______________________]
 (the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of [____________________]1, 200[_] (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "[__________________________], in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[__________________________]

By:____________________________
Name:__________________________
Title:___________________________

EXHIBIT D

FORM OF PURCHASE, ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation ( “Assignor”), ___________________ ( “Assignee”), and Mid America Bank, fsb ( “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the Company, in blank, and an assignment of mortgage in recordable form from the Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h) Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c) Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e) No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect; and

(f) Neither this PAAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by Company pursuant to this PAAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of Company,

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Fax: (630) 799-7964

and with respect to notices relating to servicing matters:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Ann Ryan
Fax: (630) 799-7964

(b)	In the case of Assignor,

____________________
____________________
____________________
____________________
____________________

(c)	In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Raylene Ruyle
Telecopier No.: (972) 444-2810

with a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Steve Trombetta
Telecopier No.: (212) 272-[___]

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.  Company and Assignor hereby amend the Purchase Agreement as follows:

(a)    The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:       ________________________

Supplemental PMI Insurer:    ________________________

Supplemental PMI Policy:     The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit [_], or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:        ________________________

(b)    The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c)    The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the

Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d)    Clause (vi) of Section 9.01 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By: __________________________
Name:________________________
Title:______________________

_________________________________ Assignee

By:_______________________________
Name:_____________________________
Title:__________________________

MID AMERICA BANK, FSB Company

By:_______________________________
Name:_____________________________
Title:__________________________

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE:     Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned Mortgage Loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned Mortgage Loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned Mortgage Loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original Mortgage Loan Documents in your possession relating to this loan.

Dated:_________________

By:

Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

The Purchaser hereby acknowledges that all original documents previously released on the above captioned Mortgage Loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between Mid America Bank, fsb, located at 2650 Warrenville Road, Suite 500, Downers Grove, Illinois 60515 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at Mac Arthur Ridge II, 909 Hidden Ridge Drive, Suite 200, Irving, Texas 75038 (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement, as amended (the "Agreement") dated as of February 1, 2006, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans on a servicing retained basis described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1.    Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:
Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None].

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

MID AMERICA BANK, FSB

By:_______________________________
Name:_____________________________
Title:__________________________

EMC MORTGAGE CORPORATION

By:_______________________________
Name:_____________________________
Title:__________________________

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT NUMBER ONE
to the

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

Dated as of February 1, 2006

between

EMC MORTGAGE CORPORATION,
as Purchaser

and

MID AMERICA BANK, FSB,
as Company

This AMENDMENT NUMBER ONE (this “Amendment”) is made and entered into this 1st day of February, 2006, by and between EMC Mortgage Corporation, a Delaware corporation, as purchaser (the “Purchaser”) and Mid America Bank, fsb, as company (the “Company”) in connection with the Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between the above mentioned parties (the “Agreement”). This Amendment is made pursuant to Section 11.02 of the Agreement.

RECITALS

WHEREAS, the parties hereto have entered into the Agreement;

WHEREAS, the Agreement provides that the parties thereto may enter into an amendment to the Agreement;

WHEREAS, the parties hereto desire to amend the Agreement as set forth in this Amendment; and

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.      Capitalized terms used herein and not defined herein shall have the meanings assigned to such terms in the Agreement.

2.      Article I of the Agreement is hereby amended effective as of the date hereof by adding the following definitions to Section 1.01:

Commission or SEC: The Securities and Exchange Commission.

Delinquency Recognition Policies: The delinquency recognition policies set forth in Exhibit Q.

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Pass-Through Transfer.

Exchange Act: The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Pass-Through Transfer, the “master servicer,” if any, identified in the related transaction documents.

Prepayment Charge: Any prepayment premium, penalty or charge payable by a Mortgagor in connection with any Principal Prepayment on a Mortgage Loan pursuant to the terms of the related Mortgage Note.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Servicing Criteria: As of any date of determination, the “servicing criteria” set forth in Item 1122(d) of Regulation AB, or any amendments thereto, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit M for convenience of reference only. In the event of a conflict or inconsistency between the terms of Exhibit M and the text of Item 1122(d) of Regulation AB, the text of Item 1122(d) of Regulation AB shall control (or those Servicing Criteria otherwise mutually agreed to by the Purchaser, the Company and any Person that will be responsible for signing any certification required under the Sarbanes-Oxley Act of 2002 with respect to a Pass-Through Transfer in response to evolving interpretations of Regulation AB and incorporated into a revised Exhibit M).

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company.

3.      Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Subservicer in Section 1.01 and replacing it with the following:

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB. Any subservicer shall meet the qualifications set forth in Section 4.01.

4.      Article I of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the definition of Principal Prepayment in Section 1.01 and replacing it with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

5.      Article III of the Agreement is hereby amended effective as of the date hereof by revising Section 3.01(n) as follows (new text underlined):

(n) Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years as requested. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP throughout the periods involved, except as set forth in the notes thereto. There has been no change in the servicing policies and procedures, business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

6.      Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.01(p):

(p) As of the date of each Pass-Through Transfer, and except as has been otherwise disclosed to the Purchaser, any Master Servicer and any Depositor: (1) no default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company; (2) no material noncompliance with applicable servicing criteria as to any other securitization has occurred, been disclosed or reported by the Company; (3) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (4) no material changes to the Company’s servicing policies and procedures for similar loans has occurred in the preceding three years; (5) there are no aspects of the Company’s financial condition that could have a material adverse impact on the performance by the Company of its obligations hereunder; (6) there are no legal proceedings pending, or known to be contemplated by governmental authorities, against the Company that could be material to investors in the securities issued in such Pass-Through Transfer; and (7) there are no affiliations, relationships or transactions relating to the Company of a type that are described under Item 1119 of Regulation AB.

7.      Article III of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 3.02(iii):

With respect to each Mortgage Loan, information regarding the borrower credit files related to such Mortgage Loan has been furnished to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

8.      Article IV of the Agreement is hereby amended effective as of the date hereof by adding this sentence after the first sentence of Section 4.01:

In addition, the Company shall furnish information regarding the borrower credit files related to such Mortgage Loan to credit reporting agencies in compliance with the provisions of the Fair Credit Reporting Act and the applicable implementing regulations.

9.     Article IV of the Agreement is hereby amended effective as of the date hereof by deleting in its entirety the last paragraph of Section 4.02 and replacing it with the following:

The Company shall not waive any Prepayment Charge unless: (i) the enforceability thereof shall have been limited by bankruptcy, insolvency, moratorium, receivership and other similar laws relating to creditors’ rights generally, (ii) the enforcement thereof is illegal, or any local, state or federal agency has threatened legal action if the prepayment penalty is enforced, (iii) the mortgage debt has been accelerated in connection with a foreclosure or other involuntary payment or (iv) such waiver is standard and customary in servicing similar Mortgage Loans and relates to a default or a reasonably foreseeable default and would, in the reasonable judgment of the Company, maximize recovery of total proceeds taking into account the value of such Prepayment Charge and the related Mortgage Loan. If a Prepayment Charge is waived, but does not meet the standards described above, then the Company is required to pay the amount of such waived Prepayment Charge by remitting such amount to the Purchaser by the Remittance Date.

10.   Article IV of the Agreement is hereby amended effective as of the date hereof by revising the first paragraph of Section 4.03 by adding the following after the first sentence:

In determining the delinquency status of any Mortgage Loan, the Company will use Delinquency Recognition Policies to be provided by EMC or as described to and approved by the Purchaser, and shall revise these policies as reasonably requested by the Purchaser from time to time.

11.   Article V of the Agreement is hereby amended effective as of the date hereof by deleting Section 5.02 in its entirety and replacing it with the following:

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i)      with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii)      with respect to each Mortgage Loan and each Monthly Payment, the amount of such remittance allocable to interest;

(iii)      with respect to each Mortgage Loan, the amount of servicing compensation received by the Company during the prior distribution period;

(iv)      the Stated Principal Balance of each Mortgage Loan and the aggregate Stated Principal Balance of all Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(v)      with respect to each Mortgage Loan, the current Mortgage Interest Rate;

(vi)      with respect to each Mortgage Loan, the aggregate amount of any Insurance Proceeds, Condemnation Proceeds, Liquidation Proceeds and REO Disposition Proceeds received during the prior distribution period;

(vii)      with respect to each Mortgage Loan, the amount of any Prepayment Interest Shortfalls paid by the Company in accordance with Section 4.04(viii) during the prior distribution period;

(viii)      the beginning and ending balances of the Custodial Account and Escrow Account;

(ix)      the number of Mortgage Loans as of the first day of the distribution period and the last day of the distribution period;

(x)      with respect to each Mortgage Loan, the Stated Principal Balance of each Mortgage Loan (a) delinquent as grouped in the following intervals through final liquidation of such Mortgage Loan: 30 to 59 days, 60 to 89 days, 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired;

(xi)      with respect to each Mortgage Loan, the amount and severity of any realized loss following liquidation of such Mortgage Loan;

(xii)      with respect to each Mortgage Loan, and in the aggregate for all Mortgage Loans, the amount of any Monthly Advances made by the Company during the prior distribution period;

(xiii)      with respect to each Mortgage Loan, a description of any Servicing Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Servicing Advances, and the aggregate amount of Servicing Advances for all Mortgage Loans during the prior distribution period;

(xiv)      with respect to each Mortgage Loan, a description of any Nonrecoverable Advances made by the Company with respect to such Mortgage Loan including the amount, terms and general purpose of such Nonrecoverable Advances, and the aggregate amount of Nonrecoverable Advances for all Mortgage Loans during the prior distribution period;

(xv)      with respect to each Mortgage Loan, a description of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company with respect to such Mortgage Loan during the prior distribution period pursuant to Section 4.05, and the source of funds for such reimbursement, and the aggregate amount of any Monthly Advances, Servicing Advances and Nonrecoverable Advances reimbursed to the Company for all Mortgage Loans during the prior distribution period pursuant to Section 4.05;

(xvi)      with respect to any Mortgage Loan, a description of any material modifications, extensions or waivers to the terms, fees, penalties or payments of such Mortgage Loan during the prior distribution period or that have cumulatively become material over time;

(xvii)    a description of any material breach of a representation or warranty set forth in Section 3.01 or Section 3.02 herein or of any other breach of a covenant or condition contained herein and the status of any resolution of such breach;

(xviii)     with respect to each Mortgage Loan, the Stated Principal Balance of any substitute Mortgage Loan provided by the Company and the Stated Principal Balance of any Mortgage Loan that has been replaced by a substitute Mortgage Loan in accordance with Section 3.03 herein; and

(xix)     with respect to each Mortgage Loan, the Stated Principal Balance of any Mortgage Loan that has been repurchased by the Company in accordance with Section 3.03 herein.

In addition, the Company shall provide to the Purchaser such other information known or available to the Company that is necessary in order to provide the distribution and pool performance information as required under Item 1121 of Regulation AB, as amended from time to time, as determined by the Purchaser in its sole discretion. The Company shall also provide a monthly report, in the form of Exhibit E hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit F with respect to defaulted mortgage loans and Exhibit P, with respect to realized losses and gains, with each such report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby. In addition, the Company shall provide Purchaser with such information concerning the Mortgage Loans as is necessary for Purchaser to prepare its federal income tax return as Purchaser may reasonably request from time to time.

In addition, not more than ninety (90) days after the end of each calendar year, the Company shall furnish to each Person who was a Purchaser at any time during such calendar year an annual statement in accordance with the requirements of applicable federal income tax law as to the aggregate of remittances for the applicable portion of such year.

12.      Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.04 in its entirety and replacing it with the following:

Section 6.04 Annual Statement as to Compliance; Annual Certification.

(a) The Company will deliver to the Purchaser and any Master Servicer, not later than March 1 of each calendar year beginning in 2007, an officers’ certificate acceptable to the Purchaser (an “Annual Statement of Compliance”) stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement or other applicable servicing agreement has been made under such officers’ supervision and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement or other applicable servicing agreement in all material respects throughout such year, or, if there has been a failure to fulfill any such obligation in any material respect, specifying each such failure known to such officer and the nature and status of cure provisions thereof. Such Annual Statement of Compliance shall contain no restrictions or limitations on its use that would prohibit the Purchaser, the Depositor or any Master Servicer to comply with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder, and its filing under such laws and regulations. Copies of such statement shall be provided by the Company to the Purchaser upon request and by the Purchaser to any Person identified as a prospective purchaser of the Mortgage Loans. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Statement of Compliance of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(b) With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, by March 1 of each calendar year beginning in 2007, an officer of the Company shall execute and deliver an officer’s certificate (an “Annual Certification”) to the Purchaser, any Master Servicer and any related Depositor for the benefit of each such entity and such entity’s affiliates and the officers, directors and agents of any such entity and such entity’s affiliates, in the form attached hereto as Exhibit L. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall deliver an Annual Certification of the Subservicer as described above as to each Subservicer as and when required with respect to the Company.

(c) If the Company cannot deliver the related Annual Statement of Compliance and Annual Certification by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Annual Statement of Compliance and Annual Certification, but in no event later than March 15th of such year.

(d) Failure of the Company to timely comply with this Section 6.04 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as set forth in 6.04(c), and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

13.      Article VI of the Agreement is hereby amended effective as of the date hereof by deleting Section 6.05 in its entirety and replacing it with the following:

Section 6.05 [Reserved]

14.      Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.07:

Section 6.07 Assessment of Compliance with Servicing Criteria.

On and after January 1, 2006, the Company shall service and administer, and shall cause each subservicer to servicer or administer, the Mortgage Loans in accordance with all applicable requirements of the Servicing Criteria.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, the Company shall deliver to the Purchaser or its designee, any Master Servicer and any Depositor on or before March 1 of each calendar year beginning in 2007, a report (an “Assessment of Compliance”) reasonably satisfactory to the Purchaser, any Master Servicer and any Depositor regarding the Company’s assessment of compliance with the Servicing Criteria during the preceding calendar year as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB or as otherwise reasonably required by the Master Servicer, which as of the date hereof, require a report by an authorized officer of the Company that contains the following:

(a) A statement by such officer of its responsibility for assessing compliance with the Servicing Criteria applicable to the Company;

(b) A statement by such officer that such officer used the Servicing Criteria to assess compliance with the Servicing Criteria applicable to the Company;

(c) An assessment by such officer of the Company’s compliance with the applicable Servicing Criteria for the period consisting of the preceding calendar year, including disclosure of any material instance of noncompliance with respect thereto during such period, which assessment shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans;

(d) A statement that a registered public accounting firm has issued an attestation report on the Company’s Assessment of Compliance for the period consisting of the preceding calendar year; and

(e) A statement as to which of the Servicing Criteria, if any, are not applicable to the Company, which statement shall be based on the activities it performs with respect to asset-backed securities transactions taken as a whole involving the Company, that are backed by the same asset type as the Mortgage Loans.

Such report at a minimum shall address each of the Servicing Criteria specified on a certification substantially in the form of Exhibit O hereto delivered to the Company concurrently with the execution of this Agreement.

With respect to any Mortgage Loans that are the subject of a Pass-Through Transfer, on or before March 1 of each calendar year beginning in 2007, the Company shall furnish to the Purchaser or its designee, any Master Servicer and any Depositor a report (an “Attestation Report”) by a registered public accounting firm that attests to, and reports on, the Assessment of Compliance made by the Company, as required by Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122(b) of Regulation AB or as otherwise reasonably required by the Master Servicer, which Attestation Report must be made in accordance with standards for attestation reports issued or adopted by the Public Company Accounting Oversight Board.

The Company shall cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 11.20 to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in Sections 6.07.

If the Company cannot deliver the related Assessment of Compliance or Attestation Report by March 1st of such year, the Purchaser, at its sole option, may permit a cure period for the Company to deliver such Assessment of Compliance or Attestation Report, but in no event later than March 15th of such year.

Failure of the Company to timely comply with this Section 6.07 shall be deemed an Event of Default, automatically, without notice and without any cure period, unless otherwise agreed to by the Purchaser as described herein, and Purchaser may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same, as provided in Section 9.01. Such termination shall be considered with cause pursuant to Section 10.01 of this Agreement. This paragraph shall supercede any other provision in this Agreement or any other agreement to the contrary.

15.      Article VI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 6.08:

Section 6.08 Intent of the Parties; Reasonableness.

The Purchaser and the Company acknowledge and agree that a purpose of Sections 3.01(p), (q), (r) and (s), 5.02, 6.04, 6.07, 11.18 and 11.20 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. None of the Purchaser, any Master Servicer or any Depositor shall exercise its right to request delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder. The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with requests made by the Purchaser or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Pass-Through Transfer, the Company shall cooperate fully with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

16.      Article IX of the Agreement is hereby amended effective as of the date hereof by deleting the first sentence of the last paragraph of Section 9.01 and replacing it with the following (new text underlined):

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, or as otherwise stated herein, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company (and if the Company is servicing any of the Mortgage Loans in a Pass-Through Transfer, appoint a successor servicer reasonably acceptable to any Master Servicer for such Pass-Through Transfer) under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same.

17.      Article IX of the Agreement is hereby amended effective as of the date hereof by adding the following at the end of the last paragraph of Section 9.01:

The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a Master Servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

18.      Article XI of the Agreement is hereby amended effective as of the date hereof by restating Section 11.18 in its entirety as follows:

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)      one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b)      one or more trusts or other entities to be formed as part of one or more Pass-Through Transfers.

The Purchaser and the Company agree that in no event shall there be more than three (3) Reconstitutions per Mortgage Loan pool.

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the “Reconstitution Agreements”). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement. Notwithstanding anything to the contrary in this Section 11.18, the Company agrees that it is required to perform the obligations described in Exhibit K hereto.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date").

In addition, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution:

(i)      any and all information and appropriate verification of information which may be reasonably available to the Company, whether through letters of its auditors and counsel (excluding that protected by the attorney-client privilege unless waived) or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand;

(ii)      such additional representations, warranties, covenants, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant;

(iii)      within 5 Business Days after request by the Purchaser, the information with respect to the Company (as originator) and each Third-Party Originator of the Mortgage Loans as required under Item 1110(a) and (b) of Regulation AB, a summary of the requirements of which has of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. If requested by the Purchaser, this will include information about the applicable credit-granting or underwriting criteria;

(iv)      within 5 Business Days after request by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) and (c) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (pdf) file, or other such electronic format reasonably required by the Purchaser or the Depositor, as applicable;

(v)      within 5 Business Days after request by the Purchaser, information with respect to the Company (as servicer) as required by Item 1108(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion. In the event that the Company has delegated any servicing responsibilities with respect to the Mortgage Loans to a Subservicer, the Company shall provide the information required pursuant to this clause with respect to the Subservicer;

(vi)         within 5 Business Days after request by the Purchaser,
(a) information regarding any legal proceedings pending (or known to be contemplated) against the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1117 of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion,
(b) information regarding affiliations with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(a) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion, and
(c) information regarding relationships and transactions with respect to the Company (as originator and as servicer) and each other originator of the Mortgage Loans and each Subservicer as required by Item 1119(b) and (c) of Regulation AB, a summary of the requirements of which as of the date hereof is attached hereto as Exhibit N for convenience of reference only, as determined by Purchaser in its sole discretion;

(vii)        if so requested by the Purchaser, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the requesting party (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such statements and agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, or to any financial information included in any other disclosure provided under this Section 11.18, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Pass-Through Transfer. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor;

(viii)      For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) within two (2) Business Days of the event described below, provide notice to the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation or governmental proceedings involving the Company, any Subservicer or any Third-Party Originator, (B) any affiliations or relationships that develop following the closing date of a Pass-Through Transfer between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Pass-Through Transfer, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser, any Master Servicer and any Depositor a description of such proceedings, affiliations or relationships;

All notification pursuant to this Section 11.18 (viii)(B) should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 11.18 (viii)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(ix)      As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer (unless such successor has been appointed by the Purchaser, any Master Servicer or any Depositor), the Company shall provide to the Purchaser, any Master Servicer, and any Depositor, at least 15 calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to any class of asset-backed securities;

(x)      In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Pass-Through Transfer that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):

(A)      any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(B)      material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(C)      information regarding new asset-backed securities issuances backed by the same pool assets, any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB); and

(xi)      The Company shall provide, as requested, to the Purchaser, any Master Servicer and any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder.

In the event of a conflict or inconsistency between the terms of Exhibit N and the text of the applicable Item of Regulation AB as cited above, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

(xii)      If so requested by the Purchaser or any Depositor on any date, the Company shall, within five Business Days following such request, confirm in writing the accuracy of the representations and warranties set forth in Section 3.01(p) of this Agreement or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

The Company shall indemnify the Purchaser, each affiliate of the Purchaser, and each of the following parties participating in a Pass-Through Transfer: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer, if applicable) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and of the Depositor (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)v any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided under this Section 11.18 by or on behalf of the Company, or provided under this Section 11.18 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)      any breach by the Company of its obligations under this Section 11.18, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Section 11.18, including any failure by the Company to identify pursuant to Section 11.20 any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)      any breach by the Company of a representation or warranty set forth in Section 3.01 or in a writing furnished pursuant to Section 3.01(q) and made as of a date prior to the closing date of the related Pass-Through Transfer, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) to the extent made as of a date subsequent to such closing date; or

(iv)      the gross negligence, bad faith or willful misconduct of the Company in connection with its performance under this Section 11.18;
provided, however, that the Purchaser shall indemnify the Company and its present and former directors, officers, and employees and hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain from any untrue statement or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact required to be stated in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, contained in any prospectus or prospectus supplement containing Company Information not arising out of or based upon the Company Information.

  If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

  In the case of any failure of performance described above, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Pass-Through Transfer, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Pass-Through Transfer, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

The Purchaser agrees to reimburse the Company for its reasonable out-of-pocket expenses incurred in connection with any Reconstitution hereunder; provided, however, such amount shall not exceed $5,000 and shall be remitted by the Purchaser upon written request from the Company which shall be accompanied with receipts or bills detailing such expenses; provided, further, in the event that such amount exceeds $5,000, the Purchaser shall reimburse the Company if the Purchaser approves in writing of such expenses prior to when incurred by the Company.

19.      Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.20:

Section 11.20. Use of Subservicers and Subcontractors.

(a)      The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (d) of this Section.

(b)      The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 3.01(p), 3.01(s), 6.04, 6.07 and 11.18 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3.01(r) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser, any Master Servicer and any Depositor any Annual Statement of Compliance required to be delivered by such Subservicer under Section 6.04(a), any Assessment of Compliance and Attestation Report required to be delivered by such Subservicer under Section 6.07 and any Annual Certification required under Section 6.04(b) as and when required to be delivered.

(c)      The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as an administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

(d)      As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 6.07 and 11.18 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any Assessment of Compliance and Attestation Report and the other certificates required to be delivered by such Subservicer and such Subcontractor under Section 6.07, in each case as and when required to be delivered.

20.      Article XI of the Agreement is hereby amended effective as of the date hereof by adding the following new Section 11.21:

Section 11.21. Third Party Beneficiary.

For purposes of this Agreement, each Master Servicer shall be considered a third party beneficiary to this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

21.      The Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and replacing it with the following:

EXHIBIT E

REPORTING DATA FOR MONTHLY REPORT

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
			Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

22.      The Agreement is hereby amended as of the date hereof by adding the following new Exhibit F:
EXHIBIT F

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

23.     The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit K:

EXHIBIT K

COMPANY’S OBLIGATIONS IN CONNECTION
WITH A RECONSTITUTION

•      The Company shall (i) possess the ability to service to a securitization documents; (ii) service on a “Scheduled/Scheduled” reporting basis (advancing through the liquidation of an REO Property), (iii) make compensating interest payments on payoffs and curtailments and (iv) remit and report to a Master Servicer in format acceptable to such Master Servicer by the 10th calendar day of each month.

•      The Company shall provide an acceptable annual certification (officer’s certificate) to the Master Servicer (as required by the Sarbanes-Oxley Act of 2002) as well as any other annual certifications required under the securitization documents (i.e. the annual statement as to compliance/annual independent certified public accountants’ servicing report due by March 1 of each year).

•      The Company shall allow for the Purchaser, the Master Servicer or their designee to perform a review of audited financials and net worth of the Company.

•      The Company shall provide a Uniform Single Attestation Program certificate and Management Assertion as requested by the Master Servicer or the Purchaser.

•      The Company shall provide information on each Custodial Account as requested by the Master Servicer or the Purchaser, and each Custodial Accounts shall comply with the requirements for such accounts as set forth in the securitization documents.

•      The Company shall maintain its servicing system in accordance with the requirements of the Master Servicer.

24.   The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit L:

EXHIBIT L

FORM OF COMPANY CERTIFICATION

Re: The [ ] agreement dated as of [ l, 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ____________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made, not misleading with respect to the period of time covered by the Company Servicing Information;

Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement in all material respects; and

The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

25.      The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit M:

EXHIBIT M

SUMMARY OF REGULATION AB
SERVICING CRITERIA

NOTE: This Exhibit M is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit M and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1122(d)

(a)	General servicing considerations.

(1)  Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.

(2)  If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.

(3)  Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.

(4)  A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.

(b)	Cash collection and administration.

(1)  Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.

(2)  Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.

(3)  Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.

(4)  The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.

(5)  Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.

(6)  Unissued checks are safeguarded so as to prevent unauthorized access.

(7)  Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.

(c)	Investor remittances and reporting.

(1)  Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.

(2)  Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.

(3)  Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.

(4)  Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.

(d)	Mortgage Loan administration.

(1)  Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.

(2)  Mortgage loan and related documents are safeguarded as required by the transaction agreements.

(3)  Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.

(4)  Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.

(5)  The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.

(6)  Changes with respect to the terms or status of an obligor’s mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related mortgage loan documents.

(7)  Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.

(8)  Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).

(9)  Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.

(10)  Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.

(11)  Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the Servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.

(12)  Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the Servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.

(13)  Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the Servicer, or such other number of days specified in the transaction agreements.

(14)  Delinquencies, charge-offs and uncollectable accounts are recognized and recorded in accordance with the transaction agreements.

(15)  Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

26.           The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit N:
EXHIBIT N

SUMMARY OF APPLICABLE REGULATION AB REQUIREMENTS

NOTE: This Exhibit N is provided for convenience of reference only. In the event of a conflict or inconsistency between the terms of this Exhibit N and the text of Regulation AB, the text of Regulation AB, its adopting release and other public statements of the SEC shall control.

Item 1105(a)(1)-(3) and (c)

-     Provide static pool information with respect to mortgage loans that were originated or purchased by the Company and which are of the same type as the Mortgage Loans.

-     Provide static pool information regarding delinquencies, cumulative losses and prepayments for prior securitized pools of the Company.

-     If the Company has less than 3 years experience securitizing assets of the same type as the Mortgage Loans, provide the static pool information by vintage origination years regarding loans originated or purchased by the Company, instead of by prior securitized pool. A vintage origination year represents mortgage loans originated during the same year.

-     Such static pool information shall be for the prior five years, or for so long as the Company has been originating or purchasing (in the case of data by vintage origination year) or securitizing (in the case of data by prior securitized pools) such mortgage loans if for less than five years.

-     The static pool information for each vintage origination year or prior securitized pool, as applicable, shall be presented in monthly increments over the life of the mortgage loans included in the vintage origination year or prior securitized pool.

-     Provide summary information for the original characteristics of the prior securitized pools or vintage origination years, as applicable and material, including: number of pool assets, original pool balance, weighted average initial loan balance, weighted average mortgage rate, weighted average and minimum and maximum FICO, product type, loan purpose, weighted average and minimum and maximum LTV, distribution of loans by mortgage rate, and geographic concentrations of 5% or more.

Item 1108(b) and (c)

Provide the following information with respect to each servicer that will service, including interim service, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-     a description of the Company’s form of organization;

-     a description of how long the Company has been servicing residential mortgage loans; a general discussion of the Company’s experience in servicing assets of any type as well as a more detailed discussion of the Company’s experience in, and procedures for the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Company’s portfolio of mortgage loans of the type similar to the Mortgage Loans and information on factors related to the Company that may be material to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including whether any default or servicing related performance trigger has occurred as to any other securitization due to any act or failure to act of the Company, whether any material noncompliance with applicable servicing criteria as to any other securitization has been disclosed or reported by the Company, and the extent of outsourcing the Company uses;

-     a description of any material changes to the Company’s policies or procedures in the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of the type similar to the Mortgage Loans during the past three years;

-     information regarding the Company’s financial condition to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition could have a material impact on the performance of the securities issued in the Pass-Through Transfer, or on servicing of mortgage loans of the same asset type as the Mortgage Loans;

-     any special or unique factors involved in servicing loans of the same type as the Mortgage Loans, and the Company’s processes and procedures designed to address such factors;

-     statistical information regarding principal and interest advances made by the Company on the Mortgage Loans and the Company’s overall servicing portfolio for the past three years; and

-     the Company’s process for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of REO Properties, foreclosure, sale of the Mortgage Loans or workouts.

Item 1110(a)

-     Identify any originator or group of affiliated originators that originated, or is expected to originate, 10% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer.

Item 1110(b)

Provide the following information with respect to any originator or group of affiliated originators that originated, or is expected to originate, 20% or more of the mortgage loans in any loan group in the securitization issued in the Pass-Through Transfer:

-     the Company’s form of organization; and

-     a description of the Company’s origination program and how long the Company has been engaged in originating residential mortgage loans, which description must include a discussion of the Company’s experience in originating mortgage loans of the same type as the Mortgage Loans and information regarding the size and composition of the Company’s origination portfolio as well as information that may be material to an analysis of the performance of the Mortgage Loans, such as the Company’s credit-granting or underwriting criteria for mortgage loans of the same type as the Mortgage Loans.

Item 1117

-     describe any legal proceedings pending against the Company or against any of its property, including any proceedings known to be contemplated by governmental authorities, that may be material to the holders of the securities issued in the Pass-Through Transfer.

Item 1119(a)

-     describe any affiliations of the Company, each other originator of the Mortgage Loans and each Subservicer with the sponsor, depositor, issuing entity, trustee, any originator, any other servicer, any significant obligor, enhancement or support provider or any other material parties related to the Pass-Through Transfer.

Item 1119(b)

-     describe any business relationship, agreement, arrangement, transaction or understanding entered into outside of the ordinary course of business or on terms other than those obtained in an arm’s length transaction with an unrelated third party, apart from the Pass-Through Transfer, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates, and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years, that may be material to the understanding of an investor in the securities issued in the Pass-Through Transfer.

Item 1119(c)

-     describe any business relationship, agreement, arrangement, transaction or understanding involving or relating to the Mortgage Loans or the Pass-Through Transfer, including the material terms and approximate dollar amount involved, between the Company, each other originator of the Mortgage Loans and each Subservicer, or their respective affiliates and the sponsor, depositor or issuing entity or their respective affiliates, that exists currently or has existed during the past two years.

27.      The Agreement is hereby amended effective as of the date hereof by adding the following new Exhibit O:

EXHIBIT O

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Company] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

[NAME OF COMPANY] [NAME OF SUBSERVICER]

Date: _________________________

By: _________________________
Name:
Title:

28.     The Agreement is hereby amended as of the date hereof by adding the following new Exhibit P:
EXHIBIT P

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

*      For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

*      For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

*      Other expenses -  copies of corporate advance history showing all payments

*      REO repairs > $1500 require explanation

*      REO repairs >$3000 require evidence of at least 2 bids.

*      Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

*      Unusual or extraordinary items may require further documentation.

13.        The total of lines 1 through 12.

3.         Credits:

14-21. Complete as applicable. Required documentation:

*      Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

*      Copy of EOB for any MI or gov't guarantee

*      All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.      The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________

Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________

Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes  No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

29.     The Agreement is hereby amended as of the date hereof by adding the following new Exhibit Q:

EXHIBIT Q

Delinquency Recognition Policies
[To be provided by EMC and mutually agreed by the parties]

30.     Except as amended above, the Agreement shall continue to be in full force and effect in accordance with its terms.

31.     This Amendment may be executed by one or more of the parties hereto on any number of separate counterparts and of said counterparts taken together shall be deemed to constitute one and the same instrument.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, the following parties have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Purchaser

By:
Name:
Title:

MID AMERICA BANK, FSB, as Company

By:
Name:
Title:

EXHIBIT Q-6

NATIONAL CITY SERVICING AGREEMENT

EMC MORTGAGE CORPORATION
Purchaser,

NATIONAL CITY MORTGAGE COMPANY

Company,

PURCHASE, WARRANTIES AND SERVICING AGREEMENT
Dated as of October 1, 2001

(Fixed and Adjustable Rate Mortgage Loans)

This is a Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 and is executed between EMC MORTGAGE CORPORATION, as Purchaser (the "Purchaser"), and NATIONAL CITY MORTGAGE COMPANY (the "Company").

W I T N E&am p;am p;#1 60;S S E T H :

WHEREAS, the Purchaser has heretofore agreed to purchase from the Company and the Company has heretofore agreed to sell to the Purchaser, from time to time, certain Mortgage Loans on a servicing retained basis, pursuant to the terms of this Agreement and the related Term Sheet.

WHEREAS, each of the Mortgage Loans is secured by a mortgage, deed of trust or other security instrument creating a first lien on a residential dwelling located in the jurisdiction indicated on the Mortgage Loan Schedule, which is annexed to the related Term Sheet; and

WHEREAS, the Purchaser and the Company wish to prescribe the representations and warranties of the Company with respect to itself and the Mortgage Loans and the management, servicing and control of the Mortgage Loans;

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Purchaser and the Company agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Defined Terms.

Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meaning specified in this Article:

Accepted Servicing Practices: With respect to any Mortgage Loan, those mortgage servicing practices (including collection procedures) of prudent mortgage banking institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, and which are in accordance with Fannie Mae servicing practices and procedures, for MBS pool mortgages, as defined in the Fannie Mae Guides including future updates.

Adjustment Date: As to each adjustable rate Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note.

Agreement: This Purchase, Warranties and Servicing Agreement including all exhibits hereto, amendments hereof and supplements hereto.

Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the originator of the Mortgage Loan at the time of origination of the Mortgage Loan by an appraiser who met the requirements of the Company and Fannie Mae.

Assignment: An individual assignment of the Mortgage, notice of transfer or equivalent instrument, in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect of record the sale or transfer of the Mortgage Loan.

BIF: The Bank Insurance Fund, or any successor thereto.

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the State of New York or Ohio, or (iii) a day on which banks in the State of New York or Ohio are authorized or obligated by law or executive order to be closed.

Closing Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet, which are expected to be the dates set forth in the related Confirmation.

Code:  The Internal Revenue Code of 1986, or any successor statute thereto.

Company: National City Mortgage Company, their successors in interest and assigns, as permitted by this Agreement.

Company's Officer's Certificate: A certificate signed by the Chairman of the Board, President, any Vice President or Treasurer of Company stating the date by which Company expects to receive any missing documents sent for recording from the applicable recording office.

Condemnation Proceeds: All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Confirmation: The Trade Confirmation Letter between the Purchaser and the Company which relates to the Mortgage Loans.

Co-op Lease: With respect to a Co-op Loan, the lease with respect to a dwelling unit occupied by the Mortgagor and relating to the stock allocated to the related dwelling unit.

Co-op Loan: A Mortgage Loan secured by the pledge of stock allocated to a dwelling unit in a residential cooperative housing corporation and a collateral assignment of the related Co-op Lease.

Current Appraised Value: With respect to any Mortgaged Property, the value thereof as determined by an appraisal made for the Company (by an appraiser who met the requirements of the Company and Fannie Mae) at the request of a Mortgagor for the purpose of canceling a Primary Mortgage Insurance Policy in accordance with federal, state and local laws and regulations or otherwise made at the request of the Company or Mortgagor.

Current LTV: The ratio of the Stated Principal Balance of a Mortgage Loan to the Current Appraised Value of the Mortgaged Property.

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Custodian: With respect to any Mortgage Loan, the entity stated on the related Term Sheet, and its successors and assigns, as custodian for the Purchaser.

Cut-off Date: With respect to any Mortgage Loan, the date stated on the related Term Sheet.

Determination Date: The 15th day (or if such 15th day is not a Business Day, the Business Day immediately preceding such 15th day) of the month of the related Remittance Date.

Due Date: The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace, which is the first day of the month.

Due Period: With respect to any Remittance Date, the period commencing on the second day of the month preceding the month of such Remittance Date and ending on the first day of the month of the Remittance Date.

Eligible Account: An account established and maintained: (i) within FDIC insured accounts created, maintained and monitored by the Company so that all funds deposited therein are fully insured, or (ii) as a trust account with the corporate trust department of a depository institution or trust company organized under the laws of the United States of America or any one of the states thereof or the District of Columbia which is not affiliated with the Company (or any sub-servicer) or (iii) with an entity which is an institution whose deposits are insured by the FDIC, the unsecured and uncollateralized long-term debt obligations of which shall be rated “A2” or higher by Moody’s and “A” or higher by either Standard & Poor’s or Fitch, Inc. or one of the two highest short-term ratings by any applicable Rating Agency, and which is either (a) a federal savings association duly organized, validly existing and in good standing under the federal banking laws, (b) an institution duly organized, validly existing and in good standing under the applicable banking laws of any state, (c) a national banking association under the federal banking laws, or (d) a principal subsidiary of a bank holding company, or (iv) if ownership of the Mortgage Loans is evidenced by mortgaged-backed securities, the equivalent required ratings of each Rating Agency, and held such that the rights of the Purchaser and the owner of the Mortgage Loans shall be fully protected against the claims of any creditors of the Company (or any sub-servicer) and of any creditors or depositors of the institution in which such account is maintained or (v) in a separate non-trust account without FDIC or other insurance in an Eligible Institution. In the event that a Custodial Account is established pursuant to clause (iii), (iv) or (v) of the preceding sentence, the Company shall provide the Purchaser with written notice on the Business Day following the date on which the applicable institution fails to meet the applicable ratings requirements.

Eligible Institution: National City Bank Ohio, or an institution having (i) the highest short-term debt rating, and one of the two highest long-term debt ratings of each Rating Agency; or (ii) with respect to any Custodial Account, an unsecured long-term debt rating of at least one of the two highest unsecured long-term debt ratings of each Rating Agency.

Equity Take-Out Refinanced Mortgage Loan: A Refinanced Mortgage Loan the proceeds of which were in excess of the outstanding principal balance of the existing mortgage loan as defined in the Fannie Mae Guide(s).

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors" and shall be established in an Eligible Account, in the name of the Person that is the "Purchaser" with respect to the related Mortgage Loans.

Escrow Payments: With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other document.

Event of Default: Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae: The Federal National Mortgage Association, or any successor thereto.

Fannie Mae Guide(s): The Fannie Mae Selling Guide and the Fannie Mae Servicing Guide and all amendments or additions thereto.

FDIC: The Federal Deposit Insurance Corporation, or any successor thereto.

FHLMC: The Federal Home Loan Mortgage Corporation, or any successor thereto.

FHLMC Guide: The FHLMC Single Family Seller/Servicer Guide and all amendments or additions thereto.

Fidelity Bond: A fidelity bond to be maintained by the Company pursuant to Section 4.12.

FIRREA: The Financial Institutions Reform, Recovery, and Enforcement Act of 1989.

GAAP: Generally accepted accounting principles, consistently applied.

HUD: The United States Department of Housing and Urban Development or any successor.

Index: With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest rate thereon.

Initial Rate Cap: As to each adjustable rate Mortgage Loan, where applicable, the maximum increase or decrease in the Mortgage Interest Rate on the first Adjustment Date.

Insurance Proceeds: With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

Lender Primary Mortgage Insurance Policy: Any Primary Mortgage Insurance Policy for which premiums are paid by the Company.

Lender Paid Mortgage Insurance Rate: The Lender Paid Mortgage Insurance Rate shall be a rate per annum equal to the percentage shown on the Mortgage Loan Schedule.

Lifetime Rate Cap: As to each Mortgage Loan, the maximum Mortgage Interest Rate over the term of such Mortgage Loan.

Liquidation Proceeds: Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee's sale, foreclosure sale or otherwise.

Loan-to-Value Ratio or LTV: With respect to any Mortgage Loan, the ratio of the original outstanding principal amount of the Mortgage Loan, to (i) the Appraised Value of the Mortgaged Property as of the Origination Date with respect to a Refinanced Mortgage Loan, and (ii) the lesser of the Appraised Value of the Mortgaged Property as of the Origination Date or the purchase price of the Mortgaged Property with respect to all other Mortgage Loans.

Margin: With respect to each adjustable rate Mortgage Loan, the fixed percentage amount set forth in each related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

Monthly Advance: The aggregate of the advances made by the Company on any Remittance Date pursuant to Section 5.03.

Monthly Payment: The scheduled monthly payment of principal and interest on a Mortgage Loan which is payable by a Mortgagor under the related Mortgage Note.

Mortgage: The mortgage, deed of trust or other instrument securing a Mortgage Note which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File: The mortgage documents pertaining to a particular Mortgage Loan which are specified in Exhibit A hereto and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Impairment Insurance Policy: A mortgage impairment or blanket hazard insurance policy as required by Section 4.11.

Mortgage Interest Rate: The annual rate at which interest accrues on any Mortgage Loan, which may be adjusted from time to time for an adjustable rate Mortgage Loan, in accordance with the provisions of the related Mortgage Note.

Mortgage Loan: An individual mortgage loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule attached to the related Term Sheet, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds, and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan, excluding replaced or repurchased mortgage loans.

Mortgage Loan Documents: The documents listed in Exhibit A.

Mortgage Loan Remittance Rate: With respect to each Mortgage Loan, the annual rate of interest remitted to the Purchaser, which shall be equal to the Mortgage Interest Rate minus the Servicing Fee Rate minus the Lender Paid Mortgage Insurance Rate, if any.

Mortgage Loan Schedule: The schedule of Mortgage Loans annexed to the related Term Sheet, such schedule setting forth the following information with respect to each Mortgage Loan in the related Mortgage Loan Package:

(1) the Company's Mortgage Loan identifying number;

(2) the Mortgagor's first and last name;

(3)  the street address of the Mortgaged Property including the city, state and zip code;

(4) a code indicating whether the Mortgaged Property is owner-occupied, a second home or an investor property;

(5) the type of residential property constituting the Mortgaged Property;

(6)	the original months to maturity of the Mortgage Loan;

(7)  the remaining months to maturity from the related Cut-off Date, based on the original amortization schedule and, if different, the maturity expressed in the same manner but based on the actual amortization schedule;

(8) the Sales Price, if applicable, Appraised Value and Loan-to-Value Ratio, at origination;

(9) the Mortgage Interest Rate as of origination and as of the related Cut-off Date; with respect to each adjustable rate Mortgage Loan, the initial Adjustment Date, the next Adjustment Date immediately following the related Cut-off Date, the Index, the Margin, the Initial Rate Cap, if any, Periodic Rate Cap, if any, minimum Mortgage Interest Rate under the terms of the Mortgage Note and the Lifetime Rate Cap;

(10) the Origination Date of the Mortgage Loan;

(11) the stated maturity date;

(12) the amount of the Monthly Payment at origination;

(13) the amount of the Monthly Payment as of the related Cut-off Date;

(14) the original principal amount of the Mortgage Loan;

(15) the scheduled Stated Principal Balance of the Mortgage Loan as of the close of business on the related Cut-off Date, after deduction of payments of principal due on or before the related Cut-off Date whether or not collected;

(16)  a code indicating the purpose of the Mortgage Loan (i.e., purchase, rate and term refinance, equity take-out refinance);

(17)  a code indicating the documentation style (i.e. full, alternative, etc.);

(18) the number of times during the twelve (12) month period preceding the related Closing Date that any Monthly Payment has been received after the month of its scheduled due date;

(19) the date on which the first payment is or was due;

(20)	a code indicating whether or not the Mortgage Loan is the subject of a Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(21)	a code indicating whether or not the Mortgage Loan is the subject of a Lender Primary Mortgage Insurance Policy and the name of the related insurance carrier;

(22)	a code indicating whether or not the Mortgage Loan is currently convertible and the conversion spread;

(23)	the last Due Date on which a Monthly Payment was actually applied to the unpaid principal balance of the Mortgage Loan.

(24)	product type (i.e. fixed, 3/1, 5/1, etc.);

(25)	credit score and/or mortgage score, if applicable;

(26)	the Lender Paid Mortgage Insurance Rate;

(27)	a code indicating whether or not the Mortgage Loan has a prepayment penalty and if so, the amount and term thereof; and

(28)  the Current Appraised Value of the Mortgage Loan and Current LTV, if applicable.

With respect to the Mortgage Loans in the aggregate, the Mortgage Loan Schedule attached to the related Term Sheet shall set forth the following information, as of the related Cut-off Date:

(1) the number of Mortgage Loans;

(2) the current aggregate outstanding principal balance of the Mortgage Loans;

(3) the weighted average Mortgage Interest Rate of the Mortgage Loans;

(4) the weighted average maturity of the Mortgage Loans; and

(5)  the weighted average months to next Adjustment Date;

Mortgage Note: The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property: The underlying real property securing repayment of a Mortgage Note, consisting of a single parcel of real estate considered to be real estate under the laws of the state in which such real property is located which may include condominium units and planned unit developments, improved by a residential dwelling; except that with respect to real property located in jurisdictions in which the use of leasehold estates for residential properties is a widely-accepted practice, a leasehold estate of the Mortgage, the term of which is equal to or longer than the term of the Mortgage.

Mortgagor: The obligor on a Mortgage Note.

OCC: Office of the Comptroller of the Currency, its successors and assigns.

Officers' Certificate: A certificate signed by the Chairman of the Board, the Vice Chairman of the Board, the President, a Senior Vice President or a Vice President or by the Treasurer or the Secretary or one of the Assistant Treasurers or Assistant Secretaries of the Company, and delivered to the Purchaser as required by this Agreement.

Opinion of Counsel: A written opinion of counsel, who may be an employee of the party on behalf of whom the opinion is being given, reasonably acceptable to the Purchaser.

Origination Date: The date on which a Mortgage Loan funded, which date shall not, in connection with a Refinanced Mortgage Loan, be the date of the funding of the debt being refinanced, but rather the closing of the debt currently outstanding under the terms of the Mortgage Loan Documents.

Periodic Rate Cap: As to each adjustable rate Mortgage Loan, the maximum increase or decrease in the Mortgage Interest Rate on any Adjustment Date, as set forth in the related Mortgage Note and the related Mortgage Loan Schedule.

Permitted Investments: Any one or more of the following obligations or securities:

(i) direct obligations of, and obligations fully guaranteed by the United States of America or any agency or instrumentality of the United States of America the obligations of which are backed by the full faith and credit of the United States of America;

(ii) (a) demand or time deposits, federal funds or bankers' acceptances issued by any depository institu-tion or trust company incorporated under the laws of the United States of America or any state thereof and subject to supervision and examination by federal and/or state banking authorities, provided that the commercial paper and/or the short-term deposit rating and/or the long-term unsecured debt obligations or deposits of such depository institution or trust company at the time of such investment or contractual commitment providing for such investment are rated in one of the two highest rating categories by each Rating Agency and (b) any other demand or time deposit or certificate of deposit that is fully insured by the FDIC;

(iii) repurchase obligations with a term not to exceed thirty (30) days and with respect to (a) any security described in clause (i) above and entered into with a depository institution or trust company (acting as principal) described in clause (ii)(a) above;

(iv) securities bearing interest or sold at a discount issued by any corporation incorporated under the laws of the United States of America or any state thereof that are rated in one of the two highest rating categories by each Rating Agency at the time of such in-vestment or contractual commitment providing for such investment; provided, however, that securities issued by any particular corporation will not be Permitted Investments to the extent that investments therein will cause the then outstanding principal amount of secur-ities issued by such corporation and held as Permitted Investments to exceed 10% of the aggregate outstand-ing principal balances of all of the Mortgage Loans and Permitted Investments;

(v) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obliga-tions payable on demand or on a specified date not more than one year after the date of issuance there-of) which are rated in one of the two highest rating categories by each Rating Agency at the time of such investment;

(vi) any other demand, money market or time deposit, obligation, security or investment as may be acceptable to each Rating Agency as evidenced in writing by each Rating Agency; and

(vii) any money market funds the collateral of which consists of obligations fully guaranteed by the United States of America or any agency or instru-ment-al-ity of the United States of America the obligations of which are backed by the full faith and credit of the United States of America (which may include repurchase obligations secured by collateral described in clause (i)) and other securities and which money market funds are rated in one of the two highest rating categories by each Rating Agency.

provided, however, that no instrument or security shall be a Permitted Investment if such instrument or security evidences a right to receive only interest payments with respect to the ob-li-ga-tions underlying such instrument or if such security provides for payment of both principal and interest with a yield to matur-ity in excess of 120% of the yield to maturity at par or if such investment or security is purchased at a price greater than par.

Person: Any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

Prepayment Interest Shortfall: With respect to any Remittance Date, for each Mortgage Loan that was the subject of a Principal Prepayment during the related Prepayment Period, an amount equal to the excess of one month’s interest at the applicable Mortgage Loan Remittance Rate on the amount of such Principal Prepayment over the amount of interest (adjusted to the Mortgage Loan Remittance Rate) actually paid by the related Mortgagor with respect to such Prepayment Period.

Prepayment Period: With respect to any Remittance Date, the calendar month preceding the month in which such Remittance Date occurs.

Primary Mortgage Insurance Policy: Each primary policy of mortgage insurance represented to be in effect pursuant to Section 3.02(hh), or any replacement policy therefor obtained by the Company pursuant to Section 4.08.

Prime Rate: The prime rate announced to be in effect from time to time as published as the average rate in the Wall Street Journal (Northeast Edition).

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Purchase Price: As defined in Section 2.02.

Purchaser: EMC Mortgage Corporation, its successors in interest and assigns.

Qualified Appraiser: An appraiser, duly appointed by the Company, who had no interest, direct or indirect in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and such appraiser and the appraisal made by such appraiser both satisfy the requirements of Title XI of FIRREA and the regulations promulgated thereunder and the requirements of Fannie Mae, all as in effect on the date the Mortgage Loan was originated.

Qualified Insurer: An insurance company duly qualified as such under the laws of the states in which the Mortgaged Properties are located, duly authorized and licensed in such states to transact the applicable insurance business and to write the insurance provided, approved as an insurer by Fannie Mae or FHLMC.

Rating Agency: Moody’s Investors Service, Standard & Poor's, Fitch, Inc. or, in the event that some or all of the ownership of the Mortgage Loans is evidenced by mortgage-backed securities, the nationally recognized rating agencies issuing ratings with respect to such securities, if any.

Refinanced Mortgage Loan: A Mortgage Loan which was made to a Mortgagor who owned the Mortgaged Property prior to the origination of such Mortgage Loan and the proceeds of which were used in whole or part to satisfy an existing mortgage.

REMIC: A "real estate mortgage investment conduit," as such term is defined in Section 860D of the Code.

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and the related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Remittance Date: The 18th day of any month, beginning with the First Remittance Date, or if such 18th day is not a Business Day, the first Business Day immediately preceding such 18th day.

REO Disposition: The final sale by the Company of any REO Property.

REO Disposition Proceeds: Amounts received by the Company in connection with a related REO Disposition.

REO Property: A Mortgaged Property acquired by the Company on behalf of the Purchaser as described in Section 4.13.

Repurchase Price: With respect to any Mortgage Loan, a price equal to (i) the product of the greater of 100% or the percentage of par as stated in the Confirmation multiplied by the Stated Principal Balance of such Mortgage Loan on the repurchase date, plus (ii) interest on such outstanding principal balance at the Mortgage Loan Remittance Rate from the last date through which interest has been paid and distributed to the Purchaser to the end of the month of repurchase, plus, (iii) third party expenses incurred in connection with the transfer of the Mortgage Loan being repurchased; less amounts received or advanced in respect of such repurchased Mortgage Loan which are being held in the Custodial Account for distribution in the month of repurchase.

Servicing Advances: All customary, reasonable and necessary "out of pocket" costs and expenses (including reasonable attorneys' fees and disbursements) incurred in the performance by the Company of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement, administrative or judicial proceedings, or any legal work or advice specifically related to servicing the Mortgage Loans, including but not limited to, foreclosures, bankruptcies, condemnations, drug seizures, elections, foreclosures by subordinate or superior lienholders, and other legal actions incidental to the servicing of the Mortgage Loans (provided that such expenses are reasonable and that the Company specifies the Mortgage Loan(s) to which such expenses relate and, upon Purchaser’s request, provides documentation supporting such expense (which documentation would be acceptable to Fannie Mae), and provided further that any such enforcement, administrative or judicial proceeding does not arise out of a breach of any representation, warranty or covenant of the Company hereunder), (c) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in full or partial satisfaction of the Mortgage, (d) taxes, assessments, water rates, sewer rates and other charges which are or may become a lien upon the Mortgaged Property, and Primary Mortgage Insurance Policy premiums and fire and hazard insurance coverage, (e) any expenses reasonably sustained by the Company with respect to the liquidation of the Mortgaged Property in accordance with the terms of this Agreement and (f) compliance with the obligations under Section 4.08.

Servicing Fee: With respect to each Mortgage Loan, the amount of the annual fee the Purchaser shall pay to the Company, which shall, for a period of one full month, be equal to one-twelfth of the product of (a) the Servicing Fee Rate and (b) the outstanding principal balance of such Mortgage Loan. Such fee shall be payable monthly, computed on the basis of the same principal amount and period respecting which any related interest payment on a Mortgage Loan is computed. The obligation of the Purchaser to pay the Servicing Fee is limited to, and the Servicing Fee is payable solely from, the interest portion of such Monthly Payment collected by the Company, or as otherwise provided under Section 4.05 and in accordance with the Fannie Mae Guide(s). Any fee payable to the Company for administrative services related to any REO Property as described in Section 4.13 shall be payable from Liquidation Proceeds of the related REO Property.

Servicing Fee Rate: As set forth in the related Term Sheet.

Servicing File: With respect to each Mortgage Loan, the file retained by the Company consisting of originals of all documents in the Mortgage File which are not delivered to the Purchaser and copies of the Mortgage Loan Documents listed in Exhibit A, the originals of which are delivered to the Purchaser or its designee pursuant to Section 2.04.

Servicing Officer: Any officer of the Company involved in, or responsible for, the administration and servicing of the Mortgage Loans whose name appears on a list of servicing officers furnished by the Company to the Purchaser upon request, as such list may from time to time be amended.

Stated Principal Balance: As to each Mortgage Loan as of any date of determination, (i) the principal balance of such Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Purchaser with respect to the Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Subservicer: Any subservicer which is subservicing the Mortgage Loans pursuant to a Subservicing Agreement. Any subservicer shall meet the qualifications set forth in Section 4.01.

Subservicing Agreement: An agreement between the Company and a Subservicer, if any, for the servicing of the Mortgage Loans.

Term Sheet: A supplemental agreement in the form attached hereto as Exhibit I which shall be executed and delivered by the Company and the Purchaser to provide for the sale and servicing pursuant to the terms of this Agreement of the Mortgage Loans listed on Schedule I attached thereto, which supplemental agreement shall contain certain specific information relating to such sale of such Mortgage Loans and may contain additional covenants relating to such sale of such Mortgage Loans.

ARTICLE II

SERVICING OF MORTGAGE LOANS;
RECORD TITLE AND POSSESSION OF MORTGAGE FILES;
BOOKS AND RECORDS; CUSTODIAL AGREEMENT;
DELIVERY OF MORTGAGE LOAN DOCUMENTS

Section 2.01 Agreement to Purchase.

The Company agrees to sell and the Purchaser agrees to purchase the Mortgage Loans having an aggregate Stated Principal Balance on the related Cut-off Date set forth in the related Term Sheet in an amount as set forth in the Confirmation, or in such other amount as agreed by the Purchaser and the Company as evidenced by the actual aggregate Stated Principal Balance of the Mortgage Loans accepted by the Purchaser on the related Closing Date, with servicing retained by the Company. The Company shall deliver the related Mortgage Loan Schedule attached to the related Term Sheet for the Mortgage Loans to be purchased on the related Closing Date to the Purchaser at least two (2) Business Days prior to the related Closing Date. The Mortgage Loans shall be sold pursuant to this Agreement, and the related Term Sheet shall be executed and delivered on the related Closing Date.

Section 2.02 Purchase Price.

The Purchase Price for each Mortgage Loan shall be the percentage of par as stated in the Confirmation (subject to adjustment as provided therein), multiplied by the Stated Principal Balance, as of the related Cut-off Date, of the Mortgage Loan listed on the related Mortgage Loan Schedule attached to the related Term Sheet, after application of scheduled payments of principal due on or before the related Cut-off Date whether or not collected.

In addition to the Purchase Price as described above, the Purchaser shall pay to the Company, at closing, accrued interest on the Stated Principal Balance of each Mortgage Loan as of the related Cut-off Date at the Mortgage Loan Remittance Rate of each Mortgage Loan from the related Cut-off Date through the day prior to the related Closing Date, inclusive.

The Purchase Price plus accrued interest as set forth in the preceding paragraph shall be paid on the related Closing Date by wire transfer of immediately available funds.

Purchaser shall be entitled to (1) all scheduled principal due after the related Cut-off Date, (2) all other recoveries of principal collected on or after the related Cut-off Date (provided, however, that all scheduled payments of principal due on or before the related Cut-off Date and collected by the Company or any successor servicer after the related Cut-off Date shall belong to the Company), and (3) all payments of interest on the Mortgage Loans net of applicable Servicing Fees (minus that portion of any such payment which is allocable to the period prior to the related Cut-off Date). The outstanding principal balance of each Mortgage Loan as of the related Cut-off Date is determined after application of payments of principal due on or before the related Cut-off Date whether or not collected, together with any unscheduled principal prepayments collected prior to the related Cut-off Date; provided, however, that payments of scheduled principal and interest prepaid for a Due Date beyond the related Cut-off Date shall not be applied to the principal balance as of the related Cut-off Date. Such prepaid amounts shall be the property of the Purchaser. The Company shall deposit any such prepaid amounts into the Custodial Account, which account is established for the benefit of the Purchaser for subsequent remittance by the Company to the Purchaser.

Section 2.03 Servicing of Mortgage Loans.

Simultaneously with the execution and delivery of each Term Sheet, the Company does hereby agree to directly service the Mortgage Loans listed on the related Mortgage Loan Schedule attached to the related Term Sheet subject to the terms of this Agreement and the related Term Sheet. The rights of the Purchaser to receive payments with respect to the related Mortgage Loans shall be as set forth in this Agreement.

Section 2.04 Record Title and Possession of Mortgage       Files; Maintenance of Servicing Files.

As of the related Closing Date, the Company sold, transferred, assigned, set over and conveyed to the Purchaser, without recourse, and the Company hereby acknowledges that the Purchaser has, but subject to the terms of this Agreement and the related Term Sheet, all the right, title and interest of the Company in and to the Mortgage Loans. Company will deliver the Mortgage Files to the Custodian designated by Purchaser, on or before the related Closing Date, at the expense of the Company. The Company shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Purchaser. The Servicing File shall contain all documents necessary to service the Mortgage Loans. The possession of each Servicing File by the Company is at the will of the Purchaser, for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Company is in a custodial capacity only. From the related Closing Date, the ownership of each Mortgage Loan, including the Mortgage Note, the Mortgage, the contents of the related Mortgage File and all rights, benefits, proceeds and obligations arising therefrom or in connection therewith, has been vested in the Purchaser. All rights arising out of the Mortgage Loans including, but not limited to, all funds received on or in connection with the Mortgage Loans and all records or documents with respect to the Mortgage Loans prepared by or which come into the possession of the Company shall be received and held by the Company in trust for the benefit of the Purchaser as the owner of the Mortgage Loans. Any portion of the Mortgage Files retained by the Company shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loans by the Purchaser. The Company shall release its custody of the contents of the Mortgage Files only in accordance with written instructions of the Purchaser, except when such release is required as incidental to the Company's servicing of the Mortgage Loans or is in connection with a repurchase of any Mortgage Loan or Loans with respect thereto pursuant to this Agreement and the related Term Sheet, such written instructions shall not be required.

Section 2.05  Books and Records.

The sale of each Mortgage Loan has been reflected on the Company's balance sheet and other financial statements as a sale of assets by the Company. The Company shall be responsible for maintaining, and shall maintain, a complete set of books and records for the Mortgage Loans that shall be appropriately identified in the Company's computer system to clearly reflect the ownership of the Mortgage Loan by the Purchaser. In particular, the Company shall maintain in its possession, available for inspection by the Purchaser, or its designee and shall deliver to the Purchaser upon demand, evidence of compliance with all federal, state and local laws, rules and regulations, and requirements of Fannie Mae or FHLMC, as applicable, including but not limited to documentation as to the method used in determining the applicability of the provisions of the Flood Disaster Protection Act of 1973, as amended, to the Mortgaged Property, documentation evidencing insurance coverage of any condominium project as required by Fannie Mae or FHLMC, and periodic inspection reports as required by Section 4.13. To the extent that original documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Company may be in the form of microfilm or microfiche.

The Company shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Purchaser or its designee the related Servicing File during the time the Purchaser retains ownership of a Mortgage Loan and thereafter in accordance with applicable laws and regulations.

In addition to the foregoing, Company shall provide to any supervisory agents or examiners that regulate Purchaser, including but not limited to, the FDIC and other similar entities, access, during normal business hours, upon reasonable advance notice to Company and without charge to Company or such supervisory agents or examiners, to any documentation regarding the Mortgage Loans that may be required by any applicable regulator.

Section 2.06. Transfer of Mortgage Loans.

The Company shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Company shall note transfers of Mortgage Loans. No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof. For the purposes of this Agreement, the Company shall be under no obligation to deal with any person with respect to this Agreement or any Mortgage Loan unless a notice of the transfer of such Mortgage Loan has been delivered to the Company in accordance with this Section 2.06 and the books and records of the Company show such person as the owner of the Mortgage Loan. The Purchaser may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that the transferee will not be deemed to be a Purchaser hereunder binding upon the Company unless such transferee shall agree in writing to be bound by the terms of this Agreement and an original counterpart of the instrument of transfer in an Assignment and Assumption of this Agreement substantially in the form of Exhibit D hereto executed by the transferee shall have been delivered to the Company. The Purchaser also shall advise the Company of the transfer. Upon receipt of notice of the transfer, the Company shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and the previous Purchaser shall be released from its obligations hereunder with respect to the Mortgage Loans sold or transferred.

Section 2.07 Delivery of Mortgage Loan Documents.

The Company shall deliver and release to the Purchaser or its designee the Mortgage Loan Documents in accordance with the terms of this Agreement and the related Term Sheet. The documents enumerated as items (1), (2), (3), (4), (5), (6), (7), (8), (9) and (16) in Exhibit A hereto shall be delivered by the Company to the Purchaser or its designee no later than three (3) Business Days prior to the related Closing Date pursuant to a bailee letter agreement. All other documents in Exhibit A hereto, together with all other documents executed in connection with the Mortgage Loan that Company may have in its possession, shall be retained by the Company in trust for the Purchaser. If the Company cannot deliver the original recorded Mortgage Loan Documents or the original policy of title insurance, including riders and endorsements thereto, on the related Closing Date, the Company shall, promptly upon receipt thereof and in any case not later than 120 days from the related Closing Date, deliver such original documents, including original recorded documents, to the Purchaser or its designee (unless the Company is delayed in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office). If delivery is not completed within 120 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, Company shall deliver such document to Purchaser, or its designee, within such time period as specified in a Company's Officer's Certificate. In the event that documents have not been received by the date specified in the Company's Officer's Certificate, a subsequent Company's Officer's Certificate shall be delivered by such date specified in the prior Company's Officer's Certificate, stating a revised date for receipt of documentation. The procedure shall be repeated until the documents have been received and delivered. If delivery is not completed within 180 days solely due to delays in making such delivery by reason of the fact that such documents shall not have been returned by the appropriate recording office, the Company shall continue to use its best efforts to effect delivery as soon as possible thereafter, provided that if such documents are not delivered by the 270th day from the date of the related Closing Date, the Company shall repurchase the related Mortgage Loans at the Repurchase Price in accordance with Section 3.03 hereof.

The Company shall pay all initial recording fees, if any, for the assignments of mortgage and any other fees in connection with the transfer of all original documents to the Purchaser or its designee. Company shall prepare, in recordable form, all assignments of mortgage necessary to assign the Mortgage Loans to Purchaser, or its designee. Company shall be responsible for recording the assignments of mortgage.

Company shall provide an original or duplicate original of the title insurance policy to Purchaser or its designee within ninety (90) days of the receipt of the recorded documents (required for issuance of such policy) from the applicable recording office.

Any review by the Purchaser, or its designee, of the Mortgage Files shall in no way alter or reduce the Company's obligations hereunder.

If the Purchaser or its designee discovers any defect with respect to a Mortgage File, the Purchaser shall, or shall cause its designee to, give written specification of such defect to the Company which may be given in the exception report or the certification delivered pursuant to this Section 2.07, or otherwise in writing and the Company shall cure or repurchase such Mortgage Loan in accordance with Section 3.03.

The Company shall forward to the Purchaser, or its designee, original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 4.01 or 6.01 within one week of their execution; provided, however, that the Company shall provide the Purchaser, or its designee, with a certified true copy of any such document submitted for recordation within one week of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty (60) days of its submission for recordation.

From time to time the Company may have a need for Mortgage Loan Documents to be released from Purchaser, or its designee. Purchaser shall, or shall cause its designee, upon the written request of the Company, within ten (10) Business Days, deliver to the Company, any requested documentation previously delivered to Purchaser as part of the Mortgage File, provided that such documentation is promptly returned to Purchaser, or its designee, when the Company no longer requires possession of the document, and provided that during the time that any such documentation is held by the Company, such possession is in trust for the benefit of Purchaser. Company shall indemnify Purchaser, and its designee, from and against any and all losses, claims, damages, penalties, fines, forfeitures, costs and expenses (including court costs and reasonable attorney's fees) resulting from or related to the loss, damage, or misplacement of any documentation delivered to Company pursuant to this paragraph.

Section 2.08 Quality Control Procedures.

The Company must have an internal quality control program that verifies, on a regular basis, the existence and accuracy of the legal documents, credit documents, property appraisals, and underwriting decisions. The program must be capable of evaluating and monitoring the overall quality of its loan production and servicing activities. The program is to ensure that the Mortgage Loans are originated and serviced in accordance with prudent mortgage banking practices and accounting principles; guard against dishonest, fraudulent, or negligent acts; and guard against errors and omissions by officers, employees, or other authorized persons.

Section 2.09 Near-term Principal Prepayments; Near Term Payment Defaults

In the event any Principal Prepayment is made by a Mortgagor on or prior to sixty (60) days after the related Closing Date, the Company shall remit to the Purchaser an amount equal to the excess, if any, of the Purchase Price Percentage over par multiplied by the amount of such Principal Prepayment. Such remittance shall be made by the Company to Purchaser no later than the third Business Day following receipt of such Principal Prepayment by the Company.

In the event any of the first two (2) scheduled Monthly Payments which are due under any Mortgage Loan after the related Cut-off Date are not made during the month in which such Monthly Payments are due, then not later than five (5) Business Days after notice to the Company by Purchaser (and at Purchaser’s sole option), the Company, shall repurchase such Mortgage Loan from the Purchaser pursuant to the repurchase provisions contained in this Subsection 3.03.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF
THE COMPANY; REPURCHASE; REVIEW OF MORTGAGE LOANS

Section 3.01 Representations and Warranties of the Company.

The Company represents, warrants and covenants to the Purchaser that, as of the related Closing Date or as of such date specifically provided herein:

(a) The Company is a corporation, duly organized, validly existing and in good standing under the laws of the State of Ohio and has all licenses necessary to carry out its business as now being conducted, and is licensed and qualified to transact business in and is in good standing under the laws of each state in which any Mortgaged Property is located or is otherwise exempt under applicable law from such licensing or qualification or is otherwise not required under applicable law to effect such licensing or qualification and no demand for such licensing or qualification has been made upon such Company by any such state, and in any event such Company is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of each Mortgage Loan and the servicing of the Mortgage Loans in accordance with the terms of this Agreement;

(b) The Company has the full power and authority and legal right to hold, transfer and convey each Mortgage Loan, to sell each Mortgage Loan and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet and any agreements contemplated hereby, has duly executed and delivered this Agreement and the related Term Sheet, and any agreements contemplated hereby, and this Agreement and the related Term Sheet and each Assignment to the Purchaser and any agreements contemplated hereby, constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, and all requisite corporate action has been taken by the Company to make this Agreement and the related Term Sheet and all agreements contemplated hereby valid and binding upon the Company in accordance with their terms;

(c) Neither the execution and delivery of this Agreement and the related Term Sheet, nor the origination or purchase of the Mortgage Loans by the Company, the sale of the Mortgage Loans to the Purchaser, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Company's charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Company is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Company or its properties are subject, or impair the ability of the Purchaser to realize on the Mortgage Loans.

(d) There is no litigation, suit, proceeding or investigation pending or, to the best of Company’s knowledge, threatened, or any order or decree outstanding, with respect to the Company which, either in any one instance or in the aggregate, is reasonably likely to have a material adverse effect on the sale of the Mortgage Loans, the execution, delivery, performance or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Company.

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Company of or compliance by the Company with this Agreement or the related Term Sheet, or the sale of the Mortgage Loans and delivery of the Mortgage Files to the Purchaser or the consummation of the transactions contemplated by this Agreement or the related Term Sheet, except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement or the related Term Sheet is in the ordinary course of business of the Company and Company, and the transfer, assignment and conveyance of the Mortgage Notes and the Mortgages by the Company pursuant to this Agreement or the related Term Sheet are not subject to bulk transfer or any similar statutory provisions in effect in any applicable jurisdiction;

(g) The origination and servicing practices used by the Company and any prior originator or servicer with respect to each Mortgage Note and Mortgage have been legal and in accordance with applicable laws and regulations and the Mortgage Loan Documents, and in all material respects proper and prudent in the mortgage origination and servicing business. Each Mortgage Loan has been serviced in all material respects with Accepted Servicing Practices. With respect to escrow deposits and payments that the Company, on behalf of an investor, is entitled to collect, all such payments are in the possession of, or under the control of, the Company, and there exist no deficiencies in connection therewith for which customary arrangements for repayment thereof have not been made. All escrow payments have been collected in full compliance with state and federal law and the provisions of the related Mortgage Note and Mortgage. As to any Mortgage Loan that is the subject of an escrow, escrow of funds is not prohibited by applicable law and has been established in an amount sufficient to pay for every escrowed item that remains unpaid and has been assessed but is not yet due and payable. No escrow deposits or other charges or payments due under the Mortgage Note have been capitalized under any Mortgage or the related Mortgage Note;

(h) The Company used no selection procedures that identified the Mortgage Loans as being less desirable or valuable than other comparable mortgage loans in the Company's portfolio at the related Cut-off Date;

(i) The Company will treat the sale of the Mortgage Loans to the Purchaser as a sale for reporting and accounting purposes and, to the extent appropriate, for federal income tax purposes;

(j) Company is an approved seller/servicer of residential mortgage loans for Fannie Mae, FHLMC and HUD, with such facilities, procedures and personnel necessary for the sound servicing of such mortgage loans. The Company is duly qualified, licensed, registered and otherwise authorized under all applicable federal, state and local laws, and regulations, if applicable, meets the minimum capital requirements set forth by the OCC, and is in good standing to sell mortgage loans to and service mortgage loans for Fannie Mae and FHLMC and no event has occurred which would make Company unable to comply with eligibility requirements or which would require notification to either Fannie Mae or FHLMC;

(k) The Company does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every covenant contained in this Agreement or the related Term Sheet. The Company is solvent and the sale of the Mortgage Loans will not cause the Company to become insolvent. The sale of the Mortgage Loans is not undertaken with the intent to hinder, delay or defraud any of the Company's creditors;

(l) No statement, tape, diskette, form, report or other document prepared by, or on behalf of, Company pursuant to this Agreement or the related Term Sheet or in connection with the transactions contemplated hereby, contains or will contain any statement that is or will be inaccurate or misleading in any material respect;

(m)  The Company acknowledges and agrees that the Servicing Fee represents reasonable compensation for performing such services and that the entire Servicing Fee shall be treated by the Company, for accounting and tax purposes, as compensation for the servicing and administration of the Mortgage Loans pursuant to this Agreement. In the opinion of Company, the consideration received by Company upon the sale of the Mortgage Loans to Purchaser under this Agreement and the related Term Sheet constitutes fair consideration for the Mortgage Loans under current market conditions.

(n)  Company has delivered to the Purchaser financial statements of its parent, for its last two complete fiscal years. All such financial information fairly presents the pertinent results of operations and financial position for the period identified and has been prepared in accordance with GAAP consistently applied throughout the periods involved, except as set forth in the notes thereto. There has been no change in the business, operations, financial condition, properties or assets of the Company since the date of the Company’s financial information that would have a material adverse effect on its ability to perform its obligations under this Agreement;

(o)  The Company has not dealt with any broker, investment banker, agent or other person that may be entitled to any commission or compensation in connection with the sale of the Mortgage Loans;

Section 3.02 Representations and Warranties as to Individual Mortgage Loans.

References in this Section to percentages of Mortgage Loans refer in each case to the percentage of the aggregate Stated Principal Balance of the Mortgage Loans as of the related Cut-off Date, based on the outstanding Stated Principal Balances of the Mortgage Loans as of the related Cut-off Date, and giving effect to scheduled Monthly Payments due on or prior to the related Cut-off Date, whether or not received. References to percentages of Mortgaged Properties refer, in each case, to the percentages of expected aggregate Stated Principal Balances of the related Mortgage Loans (determined as described in the preceding sentence). The Company hereby represents and warrants to the Purchaser, as to each Mortgage Loan, as of the related Closing Date as follows:

(a) The information set forth in the Mortgage Loan Schedule attached to the related Term Sheet is true, complete and correct in all material respects as of the related Cut-Off Date;

(b) The Mortgage creates a valid, subsisting and enforceable first lien or a first priority ownership interest in an estate in fee simple in real property securing the related Mortgage Note subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors;

(c) All payments due prior to the related Cut-off Date for such Mortgage Loan have been made as of the related Closing Date; the Mortgage Loan has not been dishonored; there are no material defaults under the terms of the Mortgage Loan; the Company has not advanced its own funds, or induced, solicited or knowingly received any advance of funds from a party other than the owner of the Mortgaged Property subject to the Mortgage, directly or indirectly, for the payment of any amount required by the Mortgage Loan. As of the related Closing Date, all of the Mortgage Loans will have an actual Interest Paid to Date of their related Cut-off Date(or later) and will be due for the scheduled monthly payment next succeeding the Cut-off Date (or later), as evidenced by a posting to Company's servicing collection system. No payment under any Mortgage Loan is delinquent as of the related Closing Date nor has any scheduled payment been delinquent at any time during the twelve (12) months prior to the month of the related Closing Date. For purposes of this paragraph, a Mortgage Loan will be deemed delinquent if any payment due thereunder was not paid by the Mortgagor in the month such payment was due;

(d) There are no defaults by Company in complying with the terms of the Mortgage, and all taxes, governmental assessments, insurance premiums, water, sewer and municipal charges, leasehold payments or ground rents which previously became due and owing have been paid, or escrow funds have been established in an amount sufficient to pay for every such escrowed item which remains unpaid and which has been assessed but is not yet due and payable;

(e) The terms of the Mortgage Note and the Mortgage have not been impaired, waived, altered or modified in any respect, except by written instruments which have been recorded to the extent any such recordation is required by law, or, necessary to protect the interest of the Purchaser. No instrument of waiver, alteration or modification has been executed except in connection with a modification agreement and which modification agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule, and no Mortgagor has been released, in whole or in part, from the terms thereof except in connection with an assumption agreement and which assumption agreement is part of the Mortgage File and the terms of which are reflected in the related Mortgage Loan Schedule; the substance of any such waiver, alteration or modification has been approved by the issuer of any related Primary Mortgage Insurance Policy, Lender Primary Mortgage Insurance Policy and title insurance policy, to the extent required by the related policies;

(f) The Mortgage Note and the Mortgage are not subject to any right of rescission, set-off, counterclaim or defense, including, without limitation, the defense of usury, nor will the operation of any of the terms of the Mortgage Note or the Mortgage, or the exercise of any right thereunder, render the Mortgage Note or Mortgage unenforceable, in whole or in part, or subject to any right of rescission, set-off, counterclaim or defense, including the defense of usury, and no such right of rescission, set-off, counterclaim or defense has been asserted with respect thereto; and as of the related Closing Date the Mortgagor was not a debtor in any state or federal bankruptcy or insolvency proceeding;

(g) All buildings or other customarily insured improvements upon the Mortgaged Property are insured by an insurer acceptable under the Fannie Mae or FHLMC Guides, against loss by fire, hazards of extended coverage and such other hazards as are provided for in the Fannie Mae or FHLMC Guide, as well as all additional requirements set forth in Section 4.10 of this Agreement. All such standard hazard policies are in full force and effect and contain a standard mortgagee clause naming the Company and its successors in interest and assigns as loss payee and such clause is still in effect and all premiums due thereon have been paid. If required by the Flood Disaster Protection Act of 1973, as amended, the Mortgage Loan is covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration which policy conforms to Fannie Mae or FHLMC requirements, as well as all additional requirements set forth in Section 4.10 of this Agreement. Such policy was issued by an insurer acceptable under Fannie Mae or FHLMC guidelines. The Mortgage obligates the Mortgagor thereunder to maintain all such insurance at the Mortgagor's cost and expense, and on the Mortgagor's failure to do so, authorizes the holder of the Mortgage to maintain such insurance at the Mortgagor's cost and expense and to seek reimbursement therefor from the Mortgagor. Neither the Company (nor any prior originator or servicer of any of the Mortgage Loans) nor any Mortgagor has engaged in any act or omission which has impaired or would impair the coverage of any such policy, the benefits of the endorsement provided for herein, or the validity and binding effect of either;

(h) Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been complied with in all material respects; the Company maintains, and shall maintain, evidence of such compliance as required by applicable law or regulation and shall make such evidence available for inspection at the Company's office during normal business hours upon reasonable advance notice;

(i) The Mortgage has not been satisfied, canceled or subordinated, in whole or in part, or rescinded, and the Mortgaged Property has not been released from the lien of the Mortgage, in whole or in part nor has any instrument been executed that would effect any such release, cancellation, subordination or rescission. The Company has not waived the performance by the Mortgagor of any action, if the Mortgagor’s failure to perform such action would cause the Mortgage Loan to be in default, nor has the Company waived any default resulting from any action or inaction by the Mortgagor;

(j) The Mortgage is a valid, subsisting, enforceable and perfected first lien on the Mortgaged Property, including all buildings on the Mortgaged Property and all installations and mechanical, electrical, plumbing, heating and air conditioning systems affixed to such buildings, and all additions, alterations and replacements made at any time with respect to the foregoing securing the Mortgage Note's original principal balance subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors. The Mortgage and the Mortgage Note do not contain any evidence of any security interest or other interest or right thereto. Such lien is free and clear of all adverse claims, liens and encumbrances having priority over the first lien of the Mortgage subject only to (1) the lien of non-delinquent current real property taxes and assessments not yet due and payable, (2) covenants, conditions and restrictions, rights of way, easements and other matters of the public record as of the date of recording which are acceptable to mortgage lending institutions generally and either (A) which are referred to in the lender’s title insurance policy delivered to the originator or otherwise considered in the appraisal made for the originator of the Mortgage Loan, or (B) which do not adversely affect the residential use or Appraised Value of the Mortgaged Property as set forth in such appraisal, and (3) other matters to which like properties are commonly subject which do not individually or in the aggregate materially interfere with the benefits of the security intended to be provided by the Mortgage or the use, enjoyment, value or marketability of the related Mortgaged Property. Any security agreement, chattel mortgage or equivalent document related to and delivered in connection with the Mortgage Loan establishes and creates a valid, subsisting, enforceable and perfected first lien and first priority security interest on the property described therein, and the Company has the full right to sell and assign the same to the Purchaser;

(k) The Mortgage Note and the related Mortgage are original and genuine and each is the legal, valid and binding obligation of the maker thereof, enforceable in all respects in accordance with its terms subject to principles of equity, bankruptcy, insolvency and other laws of general application affecting the rights of creditors, and the Company has taken all action necessary to transfer such rights of enforceability to the Purchaser. All parties to the Mortgage Note and the Mortgage had the legal capacity to enter into the Mortgage Loan and to execute and deliver the Mortgage Note and the Mortgage. The Mortgage Loan Documents are on forms acceptable to Fannie Mae and FHLMC. The Mortgage Note and the Mortgage have been duly and properly executed by such parties. No fraud, error, omission, misrepresentation, negligence or similar occurrence with respect to a Mortgage Loan has taken place on the part of Company or the Mortgagor, or on the part of any other party involved in the origination or servicing of the Mortgage Loan. The proceeds of the Mortgage Loan have been fully disbursed and there is no requirement for future advances thereunder, and any and all requirements as to completion of any on-site or off-site improvements and as to disbursements of any escrow funds therefor have been complied with. All costs, fees and expenses incurred in making or closing the Mortgage Loan and the recording of the Mortgage were paid, and the Mortgagor is not entitled to any refund of any amounts paid or due under the Mortgage Note or Mortgage;

(l) The Company is the sole owner and holder of the Mortgage Loan and the indebtedness evidenced by the Mortgage Note. Upon the sale of the Mortgage Loan to the Purchaser, the Company will retain the Mortgage File or any part thereof with respect thereto not delivered to the Purchaser or the Purchaser’s designee in trust only for the purpose of servicing and supervising the servicing of the Mortgage Loan. Immediately prior to the transfer and assignment to the Purchaser, the Mortgage Loan, including the Mortgage Note and the Mortgage, were not subject to an assignment, sale or pledge to any person other than Purchaser, and the Company had good and marketable title to and was the sole owner thereof and had full right to transfer and sell the Mortgage Loan to the Purchaser free and clear of any encumbrance, equity, lien, pledge, charge, claim or security interest and has the full right and authority subject to no interest or participation of, or agreement with, any other party, to sell and assign the Mortgage Loan pursuant to this Agreement and following the sale of the Mortgage Loan, the Purchaser will own such Mortgage Loan free and clear of any encumbrance, equity, participation interest, lien, pledge, charge, claim or security interest. The Company intends to relinquish all rights to possess, control and monitor the Mortgage Loan, except for the purposes of servicing the Mortgage Loan as set forth in this Agreement. After the related Closing Date, the Company will not have any right to modify or alter the terms of the sale of the Mortgage Loan and the Company will not have any obligation or right to repurchase the Mortgage Loan or substitute another Mortgage Loan, except as provided in this Agreement, or as otherwise agreed to by the Company and the Purchaser;

(m) Each Mortgage Loan is covered by an ALTA lender's title insurance policy or other generally acceptable form of policy or insurance acceptable to Fannie Mae or FHLMC (including adjustable rate endorsements), issued by a title insurer acceptable to Fannie Mae or FHLMC and qualified to do business in the jurisdiction where the Mortgaged Property is located, insuring (subject to the exceptions contained in (j)(1), (2) and (3) above) the Company, its successors and assigns, as to the first priority lien of the Mortgage in the original principal amount of the Mortgage Loan and against any loss by reason of the invalidity or unenforceability of the lien resulting from the provisions of the Mortgage providing for adjustment in the Mortgage Interest Rate and Monthly Payment. Where required by state law or regulation, the Mortgagor has been given the opportunity to choose the carrier of the required mortgage title insurance. The Company, its successors and assigns, is the sole insured of such lender's title insurance policy, such title insurance policy has been duly and validly endorsed to the Purchaser or the assignment to the Purchaser of the Company's interest therein does not require the consent of or notification to the insurer and such lender's title insurance policy is in full force and effect and will be in full force and effect upon the consummation of the transactions contemplated by this Agreement. No claims have been made under such lender's title insurance policy, and no prior holder or servicer of the related Mortgage, including the Company, nor any Mortgagor, has done, by act or omission, anything which would impair the coverage of such lender's title insurance policy;

(n) There is no default, breach, violation or event of acceleration existing under the Mortgage or the related Mortgage Note and no event which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a default, breach, violation or event permitting acceleration; and neither the Company, nor any prior mortgagee has waived any default, breach, violation or event permitting acceleration;

(o) There are no mechanics' or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under law could give rise to such liens) affecting the related Mortgaged Property which are or may be liens prior to or equal to the lien of the related Mortgage;

(p) All improvements subject to the Mortgage which were considered in determining the appraised value of the Mortgaged Property lie wholly within the boundaries and building restriction lines of the Mortgaged Property (and wholly within the project with respect to a condominium unit) and no improvements on adjoining properties encroach upon the Mortgaged Property except those which are insured against by the title insurance policy referred to in clause (m) above and all improvements on the property comply with all applicable zoning and subdivision laws and ordinances;

(q) Each Mortgage Loan was originated by or for the Company pursuant to, and conforms with, the Company’s underwriting guidelines attached as Exhibit H hereto. The Mortgage Loan bears interest at an adjustable rate (if applicable) as set forth in the related Mortgage Loan Schedule, and Monthly Payments under the Mortgage Note are due and payable on the first day of each month. The Mortgage contains the usual and enforceable provisions of the Company at the time of origination for the acceleration of the payment of the unpaid principal amount of the Mortgage Loan if the related Mortgaged Property is sold without the prior consent of the mortgagee thereunder;

(r) The Mortgaged Property is not subject to any material damage. At origination of the Mortgage Loan there was not, since origination of the Mortgage Loan there has not been, and there currently is no proceeding pending for the total or partial condemnation of the Mortgaged Property. The Company has not received notification that any such proceedings are scheduled to commence at a future date;

(s) The related Mortgage contains customary and enforceable provisions such as to render the rights and remedies of the holder thereof adequate for the realization against the Mortgaged Property of the benefits of the security provided thereby, including, (1) in the case of a Mortgage designated as a deed of trust, by trustee's sale, and (2) otherwise by judicial foreclosure. There is no homestead or other exemption available to the Mortgagor which would interfere with the right to sell the Mortgaged Property at a trustee's sale or the right to foreclose the Mortgage;

(t) If the Mortgage constitutes a deed of trust, a trustee, authorized and duly qualified if required under applicable law to act as such, has been properly designated and currently so serves and is named in the Mortgage, and no fees or expenses, except as may be required by local law, are or will become payable by the Purchaser to the trustee under the deed of trust, except in connection with a trustee's sale or attempted sale after default by the Mortgagor;

(u) The Mortgage File contains an appraisal of the related Mortgaged Property signed prior to the final approval of the mortgage loan application by a Qualified Appraiser, approved by the Company, who had no interest, direct or indirect, in the Mortgaged Property or in any loan made on the security thereof, and whose compensation is not affected by the approval or disapproval of the Mortgage Loan, and the appraisal and appraiser both satisfy the requirements of Fannie Mae or FHLMC and Title XI of the Federal Institutions Reform, Recovery, and Enforcement Act of 1989 and the regulations promulgated thereunder, all as in effect on the date the Mortgage Loan was originated. The appraisal is in a form acceptable to Fannie Mae or FHLMC;

(v) All parties which have had any interest in the Mortgage, whether as mortgagee, assignee, pledgee or otherwise, are (or, during the period in which they held and disposed of such interest, were) (A) in compliance with any and all applicable licensing requirements of the laws of the state wherein the Mortgaged Property is located, and (B) (1) organized under the laws of such state, or (2) qualified to do business in such state, or (3) federal savings and loan associations or national banks or a Federal Home Loan Bank or savings bank having principal offices in such state, or (4) not doing business in such state;

(w) The related Mortgage Note is not and has not been secured by any collateral except the lien of the corresponding Mortgage and the security interest of any applicable security agreement or chattel mortgage referred to above and such collateral does not serve as security for any other obligation;

(x) The Mortgagor has received and has executed, where applicable, all disclosure materials required by applicable law with respect to the making of such mortgage loans;

(y) The Mortgage Loan does not contain balloon or "graduated payment" features; No Mortgage Loan is subject to a buydown agreement or contains any buydown provision;

(z) The Mortgagor is not in bankruptcy and, the Mortgagor is not insolvent and the Company has no knowledge of any circumstances or conditions with respect to the Mortgage, the Mortgaged Property, the Mortgagor or the Mortgagor's credit standing that could reasonably be expected to cause investors to regard the Mortgage Loan as an unacceptable investment, cause the Mortgage Loan to become delinquent, or materially adversely affect the value or marketability of the Mortgage Loan;

(aa) Each Mortgage Loan bears interest based upon a thirty (30) day month and a three hundred and sixty (360) day year. The Mortgage Loans have an original term to maturity of not more than thirty (30) years, with interest payable in arrears on the first day of each month. As to each adjustable rate Mortgage Loan, on each applicable Adjustment Date, the Mortgage Interest Rate will be adjusted to equal the sum of the Index, plus the applicable Margin; provided, that the Mortgage Interest Rate, on each applicable Adjustment Date, will not increase by more than the Initial Rate Cap or Periodic Rate Cap, as applicable. Over the term of each adjustable rate Mortgage Loan, the Mortgage Interest Rate will not exceed such Mortgage Loan's Lifetime Rate Cap. None of the Mortgage Loans are “interest-only” Mortgage Loans or “negative amortization” Mortgage Loans. With the respect to each adjustable rate Mortgage Loan, each Mort-gage Note requires a monthly payment which is suffi-cient (a) during the period prior to the first adjust-ment to the Mortgage Interest Rate, to fully amortize the original principal balance over the original term thereof and to pay interest at the related Mortgage Interest Rate, and (b) during the period following each Adjust-ment Date, to fully amortize the outstanding principal balance as of the first day of such period over the then remaining term of such Mortgage Note and to pay interest at the related Mortgage Interest Rate. With the respect to each adjustable rate Mortgage Loan, the Mortgage Note provides that when the Mortgage Interest Rate changes on an Adjustment Date, the then outstanding principal balance will be reamortized over the remaining life of the Mortgage Loan. No Mortgage Loan contains terms or provi-sions which would result in negative amortization. None of the Mortgage Loans contain a conversion feature which would cause the Mortgage Loan interest rate to convert to a fixed interest rate. None of the Mortgage Loans are considered agricultural loans;

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(hh) Unless set forth in the related Term Sheet, in the event the Mortgage Loan had an LTV at origination greater than 80.00%, either (i) the excess of the principal balance of the Mortgage Loan over 75.0% of the Appraised Value of the Mortgaged Property with respect to a Refinanced Mortgage Loan, or the lesser of the Appraised Value or the purchase price of the Mortgaged Property with respect to a purchase money Mortgage Loan was insured as to payment defaults by a Primary Mortgage Insurance Policy issued by a Qualified Insurer or (ii) the Mortgage Loan was insured as to payment defaults by a Lender Primary Mortgage Insurance Policy issued by a Qualified Insurer. No Mortgage Loan has an LTV over 95%. All provisions of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, as applicable, have been and are being complied with, such policy is in full force and effect, and all premiums due thereunder have been paid. No Mortgage Loan requires payment of such premiums, in whole or in part, by the Purchaser. No action, inaction, or event has occurred and no state of facts exists that has, or will result in the exclusion from, denial of, or defense to coverage. Any Mortgage Loan subject to a Primary Mortgage Insurance Policy obligates the Mortgagor thereunder to maintain the Primary Mortgage Insurance Policy, subject to state and federal law, and to pay all premiums and charges in connection therewith. Any Mortgage Loan subject to a Lender Primary Mortgage Insurance Policy obligates the Company to maintain the Lender Primary Mortgage Insurance Policy and to pay all premiums and charges in connection therewith. No action has been taken or failed to be taken, on or prior to the Closing Date which has resulted or will result in an exclusion from, denial of, or defense to coverage under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy (including, without limitation, any exclusions, denials or defenses which would limit or reduce the availability of the timely payment of the full amount of the loss otherwise due thereunder to the insured) whether arising out of actions, representations, errors, omissions, negligence, or fraud of the Company or the Mortgagor, or for any other reason under such coverage; With respect to any Primary Mortgage Insurance Policy, the mortgage interest rate for the Mortgage Loan as set forth on the related Mortgage Loan Schedule is net of any such insurance premium;

(ii) The Assignment is in recordable form and is acceptable for recording under the laws of the jurisdiction in which the Mortgaged Property is located;

(jj) Unless otherwise specified in the related Term Sheet, none of the Mortgage Loans are secured by an interest in a leasehold estate. The Mortgaged Property is located in the state identified in the related Mortgage Loan Schedule and consists of a single parcel of real property with a detached single family residence erected thereon, or a townhouse, or a two-to four-family dwelling, or an individual condominium unit in a condominium project, or an individual unit in a planned unit development or a de minimis planned unit development, provided, however, that no residence or dwelling is a single parcel of real property with a manufactured home not affixed to a permanent foundation, or a mobile home. Any condominium unit or planned unit development conforms with the Company’s underwriting guidelines. As of the date of origination, no portion of any Mortgaged Property is used for commercial purposes, and since the Origination Date, no portion of any Mortgaged Property has been, or currently is, used for commercial purposes;

(kk) Payments on the Mortgage Loan commenced no more than sixty (60) days after the funds were disbursed in connection with the Mortgage Loan. The Mortgage Note is payable on the first day of each month in monthly installments of principal and interest, which installments are subject to change due to the adjustments to the Mortgage Interest Rate on each Adjustment Date, with interest calculated and payable in arrears. Each of the Mortgage Loans will amortize fully by the stated maturity date, over an original term of not more than thirty years from commencement of amortization;

(ll) As of the Closing Date of the Mortgage Loan, the Mortgage Property was lawfully occupied under applicable law, and all inspections, licenses and certificates required to be made or issued with respect to all occupied portions of the Mortgaged Property and, with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriting certificates, have been made or obtained from the appropriate authorities;

(mm) There is no pending action or proceeding directly involving the Mortgaged Property in which compliance with any environmental law, rule or regulation is an issue; there is no violation of any environmental law, rule or regulation with respect to the Mortgaged Property; and the Company has not received any notice of any environmental hazard on the Mortgaged Property and nothing further remains to be done to satisfy in full all requirements of each such law, rule or regulation constituting a prerequisite to use and enjoyment of said property;

(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Soldiers' and Sailors' Civil Relief Act of 1940;

(oo) No Mortgage Loan is a construction or rehabilitation Mortgage Loan or was made to facilitate the trade-in or exchange of a Mortgaged Property;

(pp) The Mortgagor for each Mortgage Loan is a natural person;

(qq) None of the Mortgage Loans are Co-op Loans;

(rr)  With respect to each Mortgage Loan that has a prepayment penalty feature, each such prepayment penalty is enforceable and will be enforced by the Company and each prepayment penalty is permitted pursuant to federal, state and local law. No Mortgage Loan will impose a prepayment penalty for a term in excess of five years from the date such Mortgage Loan was originated. Except as otherwise set forth on the Mortgage Loan Schedule, with respect to each Mortgage Loan that contains a prepayment penalty, such prepayment penalty is at least equal to the lesser of (A) the maximum amount permitted under applicable law and (B) six months interest at the related Mortgage Interest Rate on the amount prepaid in excess of 20% of the original principal balance of such Mortgage Loan;

(ss)  With respect to each Mortgage Loan either (i) the fair market value of the Mortgaged Property securing such Mortgage Loan was at least equal to 80 percent of the original principal balance of such Mortgage Loan at the time such Mortgage Loan was originated or (ii) (a) the Mortgage Loan is only secured by the Mortgage Property and (b) substantially all of the proceeds of such Mortgage Loan were used to acquire or to improve or protect the Mortgage Property. For the purposes of the preceding sentence, if the Mortgage Loan has been significantly modified other than as a result of a default or a reasonable foreseeable default, the modified Mortgage Loan will be viewed as having been originated on the date of the modification;

(tt) The Mortgage Loan was originated by a mortgagee approved by the Secretary of Housing and Urban Development pursuant to sections 203 and 211 of the National Housing Act, a savings and loan association, a savings bank, a commercial bank, credit union, insurance company or similar institution which is supervised and examined by a federal or state authority;

(uu) None of the Mortgage Loans are simple interest Mortgage Loans and none of the Mortgaged Properties are timeshares;

(vv) All of the terms of the Mortgage pertaining to interest rate adjustments, payment adjustments and adjustments of the outstanding principal balance are enforceable, all such adjustments have been properly made, including the mailing of required notices, and such adjustments do not and will not affect the priority of the Mortgage lien. With respect to each Mortgage Loan which has passed its initial Adjustment Date, Company has performed an audit of the Mortgage Loan to determine whether all interest rate adjustments have been made in accordance with the terms of the Mortgage Note and Mortgage; and

(ww) Each Mortgage Note, each Mortgage, each Assignment and any other documents required pursuant to this Agreement to be delivered to the Purchaser or its designee, or its assignee for each Mortgage Loan, have been, on or before the related Closing Date, delivered to the Purchaser or its designee, or its assignee.

Section 3.03 Repurchase; Substitution.

It is understood and agreed that the representations and warranties set forth in Sections 3.01 and 3.02 shall survive the sale of the Mortgage Loans and delivery of the Mortgage Loan Documents to the Purchaser, or its designee, and shall inure to the benefit of the Purchaser, notwithstanding any restrictive or qualified endorsement on any Mortgage Note or Assignment or the examination, or lack of examination, of any Mortgage File. Upon discovery by either the Company or the Purchaser of a breach of any of the foregoing representations and warranties which materially and adversely affects the value of the Mortgage Loans or the interest of the Purchaser in any Mortgage Loan, the party discovering such breach shall give prompt written notice to the other. The Company shall have a period of sixty (60) days from the earlier of its discovery or its receipt of notice of any such breach within which to correct or cure such breach. The Company hereby covenants and agrees that if any such breach is not corrected or cured within such sixty day period, the Company shall, at the Purchaser's option and not later than ninety (90) days of its discovery or its receipt of notice of such breach, repurchase such Mortgage Loan at the Repurchase Price or, with the Purchaser's prior consent and at Purchaser’s sole option, substitute a Mortgage Loan as provided below. In the event that any such breach shall involve any representation or warranty set forth in Section 3.01, and such breach is not cured within sixty (60) days of the earlier of either discovery by or notice to the Company of such breach, all Mortgage Loans shall, at the option of the Purchaser, be repurchased by the Company at the Repurchase Price. Any such repurchase shall be accomplished by wire transfer of immediately available funds to Purchaser in the amount of the Repurchase Price.

If the Company is required to repurchase any Mortgage Loan pursuant to this Section 3.03, the Company may, with the Purchaser's prior consent and at Purchaser’s sole option, within ninety (90) days from the related Closing Date, remove such defective Mortgage Loan from the terms of this Agreement and substitute another mortgage loan for such defective Mortgage Loan, in lieu of repurchasing such defective Mortgage Loan. Any substitute Mortgage Loan is subject to Purchaser acceptability. Any substituted Loans will comply with the representations and warranties set forth in this Agreement as of the substitution date

The Company shall amend the related Mortgage Loan Schedule to reflect the withdrawal of the removed Mortgage Loan from this Agreement and the substitution of such substitute Mortgage Loan therefor. Upon such amendment, the Purchaser shall review the Mortgage File delivered to it relating to the substitute Mortgage Loan. In the event of such a substitution, accrued interest on the substitute Mortgage Loan for the month in which the substitution occurs and any Principal Prepayments made thereon during such month shall be the property of the Purchaser and accrued interest for such month on the Mortgage Loan for which the substitution is made and any Principal Prepayments made thereon during such month shall be the property of the Company. The principal payment on a substitute Mortgage Loan due on the Due Date in the month of substitution shall be the property of the Company and the principal payment on the Mortgage Loan for which the substitution is made due on such date shall be the property of the Purchaser.

It is understood and agreed that the obligation of the Company set forth in this Section 3.03 to cure, repurchase or substitute for a defective Mortgage Loan, and to indemnify Purchaser pursuant to Section 8.01, constitute the sole remedies of the Purchaser respecting a breach of the foregoing representations and warranties. If the Company fails to repurchase or substitute for a defective Mortgage Loan in accordance with this Section 3.03, or fails to cure a defective Mortgage Loan to Purchaser's reasonable satisfaction in accordance with this Section 3.03, or to indemnify Purchaser pursuant to Section 8.01, that failure shall be an Event of Default and the Purchaser shall be entitled to pursue all remedies available in this Agreement as a result thereof. No provision of this paragraph shall affect the rights of the Purchaser to terminate this Agreement for cause, as set forth in Sections 10.01 and 11.01.

Any cause of action against the Company relating to or arising out of the breach of any representations and warranties made in Sections 3.01 and 3.02 shall accrue as to any Mortgage Loan upon (i) the earlier of discovery of such breach by the Company or notice thereof by the Purchaser to the Company, (ii) failure by the Company to cure such breach or repurchase such Mortgage Loan as specified above, and (iii) demand upon the Company by the Purchaser for compliance with this Agreement.

In the event that any Mortgage Loan is held by a REMIC, notwithstanding any contrary provision of this Agreement, with respect to any Mortgage Loan that is not in default or as to which no default is imminent, no substitution pursuant to Subsection 3.03 shall be made after the applicable REMIC's "start up day" (as defined in Section 860G(a) (9) of the Code), unless the Company has obtained an Opinion of Counsel to the effect that such substitution will not (i) result in the imposition of taxes on "prohibited transactions" of such REMIC (as defined in Section 860F of the Code) or otherwise subject the REMIC to tax, or (ii) cause the REMIC to fail to qualify as a REMIC at any time.

Section 3.04 Representations and Warranties of the Purchaser.

The Purchaser represents, warrants and convenants to the Company that, as of the related Closing Date or as of such date specifically provided herein:

(a)  The Purchaser is a corporation, dully organized validly existing and in good standing under the laws of the State of Delaware and is qualified to transact business in, is in good standing under the laws of, and possesses all licenses necessary for the conduct of its business in, each state in which any Mortgaged Property is located or is otherwise except or not required under applicable law to effect such qualification or license;

(b)  The Purchaser has full power and authority to hold each Mortgage Loan, to purchase each Mortgage Loan pursuant to this Agreement and the related Term Sheet and to execute, deliver and perform, and to enter into and consummate all transactions contemplated by this Agreement and the related Term Sheet and to conduct its business as presently conducted, has duly authorized the execution, delivery and performance of this Agreement and the related Term Sheet, has duly executed and delivered this Agreement and the related Term Sheet;

(c) None of the execution and delivery of this Agreement and the related Term Sheet, the purchase of the Mortgage Loans, the consummation of the transactions contemplated hereby, or the fulfillment of or compliance with the terms and conditions of this Agreement and the related Term Sheet will conflict with any of the terms, conditions or provisions of the Purchaser’s charter or by-laws or materially conflict with or result in a material breach of any of the terms, conditions or provisions of any legal restriction or any agreement or instrument to which the Purchaser is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the material violation of any law, rule, regulation, order, judgment or decree to which the Purchaser or its property is subject;

(d) There is no litigation pending or to the best of the Purchaser’s knowledge, threatened with respect to the Purchaser which is reasonably likely to have a material adverse effect on the purchase of the related Mortgage Loans, the execution, delivery or enforceability of this Agreement and the related Term Sheet, or which is reasonably likely to have a material adverse effect on the financial condition of the Purchaser;

(e) No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by the Purchaser of or compliance by the Purchaser with this Agreement and the related Term Sheet, the purchase of the Mortgage Loans or the consummation of the transactions contemplated by this Agreement and the related Term Sheet except for consents, approvals, authorizations and orders which have been obtained;

(f) The consummation of the transactions contemplated by this Agreement and the related Term Sheet is in the ordinary course of business of the Purchaser;

(h) The Purchaser will treat the purchase of the Mortgage Loans from the Company as a purchase for reporting, tax and accounting purposes; and

(i) The Purchaser does not believe, nor does it have any cause or reason to believe, that it cannot perform each and every of its covenants contained in this Agreement and the related Term Sheet.

The Purchaser shall indemnify the Company and hold it harmless against any claims, proceedings, losses, damages, penalties, fines, forfeitures, reasonable and necessary legal fees and related costs, judgments, and other costs and expenses resulting from a breach by the Purchaser of the representations and warranties contained in this Section 3.04. It is understood and agreed that the obligations of the Purchaser set forth in this Section 3.04 to indemnify the Seller as provided herein constitute the sole remedies of the Seller respecting a breach of the foregoing representations and warranties.

ARTICLE IV

ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 4.01 Company to Act as Servicer.

The Company, as independent contract servicer, shall service and administer the Mortgage Loans in accordance with this Agreement and the related Term Sheet and with Accepted Servicing Practices, and shall have full power and authority, acting alone, to do or cause to be done any and all things in connection with such servicing and administration which the Company may deem necessary or desirable and consistent with the terms of this Agreement and the related Term Sheet and with Accepted Servicing Practices and exercise the same care that it customarily employs for its own account. Except as set forth in this Agreement and the related Term Sheet, the Company shall service the Mortgage Loans in strict compliance with the servicing provisions of the Fannie Mae Guides (special servicing option), which include, but are not limited to, provisions regarding the liquidation of Mortgage Loans, the collection of Mortgage Loan payments, the payment of taxes, insurance and other charges, the maintenance of hazard insurance with a Qualified Insurer, the maintenance of mortgage impairment insurance, the maintenance of fidelity bond and errors and omissions insurance, inspections, the restoration of Mortgaged Property, the maintenance of Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies, insurance claims, the title, management and disposition of REO Property, permitted withdrawals with respect to REO Property, liquidation reports, and reports of foreclosures and abandonments of Mortgaged Property, the transfer of Mortgaged Property, the release of Mortgage Files, annual statements, and examination of records and facilities. In the event of any conflict, inconsistency or discrepancy between any of the servicing provisions of this Agreement and the related Term Sheet and any of the servicing provisions of the Fannie Mae Guides, the provisions of this Agreement and the related Term Sheet shall control and be binding upon the Purchaser and the Company.

Consistent with the terms of this Agreement and the related Term Sheet, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of any such term or in any manner grant indulgence to any Mortgagor if in the Company's reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Purchaser, provided, however, that unless the Company has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan that would change the Mortgage Interest Rate, defer for more than ninety days or forgive any payment of principal or interest, reduce or increase the outstanding principal balance (except for actual payments of principal) or change the final maturity date on such Mortgage Loan. In the event of any such modification which has been agreed to in writing by the Purchaser and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04, the difference between (a) such month's principal and one month's interest at the Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Notwithstanding anything herein to the contrary, the Company may not enter into a forbearance agreement or similar arrangement with respect to any Mortgage Loan which runs more than 180 days after the first delinquent Due Date. Any such agreement shall be approved by Purchaser and, if required, by the Primary Mortgage Insurance Policy insurer and Lender Primary Mortgage Insurance Policy insurer, if required.

Notwithstanding anything in this Agreement to the contrary, if any Mortgage Loan becomes subject to a Pass-Through Transfer, the Company (a) with respect to such Mortgage Loan, shall not permit any modification with respect to such Mortgage Loan that would change the Mortgage Interest Rate and (b) shall not (unless the Mortgagor is in default with respect to such Mortgage Loan or such default is, in the judgment of the Company, reasonably foreseeable) make or permit any modification, waiver or amendment of any term of such Mortgage Loan that would both (i) effect an exchange or reissuance of such Mortgage Loan under Section 1001 of the Code (or Treasury regulations promulgated thereunder) and (ii) cause any REMIC to fail to qualify as a REMIC under the Code or the imposition of any tax on “prohibited transactions” or “contriburions” after the startup date under the REMIC Provisions.

Prior to taking any action with respect to the Mortgage Loans subject to a Pass-Through Transfer, which is not contemplated under the terms of this Agreement, the Company will obtain an Opinion of Counsel acceptable to the trustee in such Pass-Through Transfer with respect to whether such action could result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code)(either such event, an “Adverse REMIC Event”), and the Company shall not take any such actions as to which it has been advised that an Adverse REMIC Event could occur.

The Company shall not permit the creation of any “interests” (within the meaning of Section 860G of the Code) in any REMIC. The Company shall not enter into any arrangement by which a REMIC will receive a fee or other compensation for services nor permit a REMIC to receive any income from assets other than “qualified mortgages” as defined in Section 860G(a)(3) of the Code or “permitted investments” as defined in Section 860G(a)(5) of the Code.

In servicing and administering the Mortgage Loans, the Company shall employ Accepted Servicing Practices, giving due consideration to the Purchaser's reliance on the Company. Unless a different time period is stated in this Agreement or the related Term Sheet, Purchaser shall be deemed to have given consent in connection with a particular matter if Purchaser does not affirmatively grant or deny consent within five (5) Business Days from the date Purchaser receives a second written request for consent for such matter from Company as servicer.

The Mortgage Loans may be subserviced by a Subservicer on behalf of the Company provided that the Subservicer is an entity that engages in the business of servicing loans, and in either case shall be authorized to transact business, and licensed to service mortgage loans, in the state or states where the related Mortgaged Properties it is to service are situated, if and to the extent required by applicable law to enable the Subservicer to perform its obligations hereunder and under the Subservicing Agreement, and in either case shall be a FHLMC or Fannie Mae approved mortgage servicer in good standing, and no event has occurred, including but not limited to a change in insurance coverage, which would make it unable to comply with the eligibility requirements for lenders imposed by Fannie Mae or for seller/servicers imposed by Fannie Mae or FHLMC, or which would require notification to Fannie Mae or FHLMC. In addition, each Subservicer will obtain and preserve its qualifications to do business as a foreign corporation and its licenses to service mortgage loans, in each jurisdiction in which such qualifications and/or licenses are or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform or cause to be performed its duties under the related Subservicing Agreement. The Company may perform any of its servicing responsibilities hereunder or may cause the Subservicer to perform any such servicing responsibilities on its behalf, but the use by the Company of the Subservicer shall not release the Company from any of its obligations hereunder and the Company shall remain responsible hereunder for all acts and omissions of the Subservicer as fully as if such acts and omissions were those of the Company. The Company shall pay all fees and expenses of the Subservicer from its own funds, and the Subservicer's fee shall not exceed the Servicing Fee. Company shall notify Purchaser promptly in writing upon the appointment of any Subservicer.

At the cost and expense of the Company, without any right of reimbursement from the Custodial Account, the Company shall be entitled to terminate the rights and responsibilities of the Subservicer and arrange for any servicing responsibilities to be performed by a successor subservicer meeting the requirements in the preceding paragraph, provided, however, that nothing contained herein shall be deemed to prevent or prohibit the Company, at the Company's option, from electing to service the related Mortgage Loans itself. In the event that the Company's responsibilities and duties under this Agreement are terminated pursuant to Section 4.13, 8.04, 9.01 or 10.01 and if requested to do so by the Purchaser, the Company shall at its own cost and expense terminate the rights and responsibilities of the Subservicer effective as of the date of termination of the Company. The Company shall pay all fees, expenses or penalties necessary in order to terminate the rights and responsibilities of the Subservicer from the Company's own funds without reimbursement from the Purchaser.

Notwithstanding any of the provisions of this Agreement relating to agreements or arrangements between the Company and the Subservicer or any reference herein to actions taken through the Subservicer or otherwise, the Company shall not be relieved of its obligations to the Purchaser and shall be obligated to the same extent and under the same terms and conditions as if it alone were servicing and administering the Mortgage Loans. The Company shall be entitled to enter into an agreement with the Subservicer for indemnification of the Company by the Subservicer and nothing contained in this Agreement shall be deemed to limit or modify such indemnification. The Company will indemnify and hold Purchaser harmless from any loss, liability or expense arising out of its use of a Subservicer to perform any of its servicing duties, responsibilities and obligations hereunder.

Any Subservicing Agreement and any other transactions or services relating to the Mortgage Loans involving the Subservicer shall be deemed to be between the Subservicer and Company alone, and the Purchaser shall have no obligations, duties or liabilities with respect to the Subservicer including no obligation, duty or liability of Purchaser to pay the Subservicer's fees and expenses. For purposes of distributions and advances by the Company pursuant to this Agreement, the Company shall be deemed to have received a payment on a Mortgage Loan when the Subservicer has received such payment.

Section 4.02 Collection of Mortgage Loan Payments.

Continuously from the date hereof until the date each Mortgage Loan ceases to be subject to this Agreement, the Company will proceed diligently to collect all payments due under each Mortgage Loan when the same shall become due and payable and shall, to the extent such procedures shall be consistent with this Agreement, Accepted Servicing Practices, and the terms and provisions of any related Primary Mortgage Insurance Policy and Lender Primary Mortgage Insurance Policy, follow such collection procedures as it follows with respect to mortgage loans comparable to the Mortgage Loans and held for its own account. Further, the Company will take special care in ascertaining and estimating annual escrow payments, and all other charges that, as provided in the Mortgage, will become due and payable, so that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

In no event will the Company waive its right to any prepayment penalty or premium without the prior written consent of Purchaser and Company will use diligent efforts to collect same when due except as otherwise provided in the prepayment penalty rider to the Mortgage.

Section 4.03 Realization Upon Defaulted Mortgage

The Company shall use its best efforts, consistent with the procedures that the Company would use in servicing loans for its own account, consistent with Accepted Servicing Practices, any Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies and the best interest of Purchaser, to foreclose upon or otherwise comparably convert the ownership of properties securing such of the Mortgage Loans as come into and continue in default and as to which no satisfactory arrangements can be made for collection of delinquent payments pursuant to Section 4.01. Foreclosure or comparable proceedings shall be initiated or a notice of default sent within ninety (90) days of default for Mortgaged Properties for which no satisfactory arrangements can be made for collection of delinquent payments, subject to state and federal law and regulation. The Company shall use its best efforts to realize upon defaulted Mortgage Loans in such manner as will maximize the receipt of principal and interest by the Purchaser, taking into account, among other things, the timing of foreclosure proceedings. The foregoing is subject to the provisions that, in any case in which a Mortgaged Property shall have suffered damage, the Company shall not be required to expend its own funds toward the restoration of such property unless it shall determine in its discretion (i) that such restoration will increase the proceeds of liquidation of the related Mortgage Loan to the Purchaser after reimbursement to itself for such expenses, and (ii) that such expenses will be recoverable by the Company through Insurance Proceeds or Liquidation Proceeds from the related Mortgaged Property, as contemplated in Section 4.05. Company shall obtain prior approval of Purchaser as to repair or restoration expenses in excess of ten thousand dollars ($10,000). The Company shall notify the Purchaser in writing of the commencement of foreclosure proceedings. The Company shall be responsible for all costs and expenses incurred by it in any such proceedings or functions; provided, however, that it shall be entitled to reimbursement thereof from the related property, as contemplated in Section 4.05. Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, in the event the Company has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Purchaser otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector at the Purchaser's expense. Upon completion of the inspection, the Company shall promptly provide the Purchaser with a written report of the environmental inspection. After reviewing the environmental inspection report, the Purchaser shall determine how the Company shall proceed with respect to the Mortgaged Property.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any Mortgage Loan which becomes ninety (90) days or greater delinquent in payment of a scheduled Monthly Payment, without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such delinquent Mortgage Loan notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such delinquent Mortgage Loan to the Purchaser or its designee.

In the event that a Mortgage Loan becomes part of a REMIC, and becomes REO Property, such property shall be disposed of by the Company, with the consent of Purchaser as required pursuant to this Agreement, before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, unless the Company provides to the trustee under such REMIC an opinion of counsel to the effect that the holding of such REO Property subsequent to the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO Property, will not result in the imposition of taxes on "prohibited transactions" as defined in Section 860F of the Code, or cause the transaction to fail to qualify as a REMIC at any time that certificates are outstanding. Company shall manage, conserve, protect and operate each such REO Property for the certificateholders solely for the purpose of its prompt disposition and sale in a manner which does not cause such property to fail to qualify as "foreclosure property" within the meaning of Section 860F(a)(2)(E) of the Code, or any "net income from foreclosure property" which is subject to taxation under the REMIC provisions of the Code. Pursuant to its efforts to sell such property, the Company shall either itself or through an agent selected by Company, protect and conserve such property in the same manner and to such an extent as is customary in the locality where such property is located.

Section 4.04 Establishment of Custodial Accounts; Deposits in Custodial Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts. The Custodial Account shall be an Eligible Account. Funds deposited in the Custodial Account, which shall be deposited within 24 hours of receipt, shall at all times be insured by the FDIC up to the FDIC insurance limits, or must be invested in Permitted Investments for the benefit of the Purchaser. Funds deposited in the Custodial Account may be drawn on by the Company in accordance with Section 4.05. The creation of any Custodial Account shall be evidenced by a letter agreement in the form shown in Exhibit B hereto. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon the request of any subsequent Purchaser.

The Company shall deposit in the Custodial Account on a daily basis, and retain therein the following payments and collections received or made by it subsequent to the Cut-off Date, or received by it prior to the Cut-off Date but allocable to a period subsequent thereto, other than in respect of principal and interest on the Mortgage Loans due on or before the Cut-off Date:

(i) all payments on account of principal, including Principal Prepayments on the Mortgage Loans;

(ii) all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii) all Liquidation Proceeds;

(iv) any amounts required to be deposited by the Company in connection with any REO Property pursuant to Section 4.13 and in connection therewith, the Company shall provide the Purchaser with written detail itemizing all of such amounts;

(v) all Insurance Proceeds including amounts required to be deposited pursuant to Sections 4.08, 4.10 and 4.11, other than proceeds to be held in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices, the Mortgage Loan Documents or applicable law;

(vi) all Condemnation Proceeds affecting any Mortgaged Property which are not released to the Mortgagor in accordance with Accepted Servicing Practices, the loan documents or applicable law;

(vii) any Monthly Advances;

(viii) with respect to each full or partial Principal Prepayment, any Prepayment Interest Shortfalls, to the extent of the Company’s aggregate Servicing Fee received with respect to the related Prepayment Period;

(ix) any amounts required to be deposited by the Company pursuant to Section 4.10 in connection with the deductible clause in any blanket hazard insurance policy, such deposit shall be made from the Company's own funds, without reimbursement therefor; and

(x) any amounts required to be deposited in the Custodial Account pursuant to Section 4.01, 4.13 or 6.02.

The foregoing requirements for deposit in the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges and assumption fees, to the extent permitted by Section 6.01, need not be deposited by the Company in the Custodial Account. Any interest paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Company and the Company shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 4.05 (iv). The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Custodial Account.

Section 4.05 Permitted Withdrawals From the Custodial Account.

The Company may, from time to time, withdraw from the Custodial Account for the following purposes:

(i) to make payments to the Purchaser in the amounts and in the manner provided for in Section 5.01;

(ii) to reimburse itself for Monthly Advances, the Company's right to reimburse itself pursuant to this subclause (ii) being limited to amounts received on the related Mortgage Loan which represent late collections (net of the related Servicing Fees) of principal and/or interest respecting which any such advance was made, it being understood that, in the case of such reimbursement, the Company's right thereto shall be prior to the rights of the Purchaser, except that, where the Company is required to repurchase a Mortgage Loan, pursuant to Section 3.03, the Company's right to such reimbursement shall be subsequent to the payment to the Purchaser of the Repurchase Price pursuant to such Section and all other amounts required to be paid to the Purchaser with respect to such Mortgage Loan;

(iii) to reimburse itself for unreimbursed Servicing Advances and any unpaid Servicing Fees(or REO administration fees described in Section 4.13), the Company's right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related proceeds from Liquidation Proceeds, Condemnation Proceeds and Insurance Proceeds in accordance with the relevant provisions of the Fannie Mae Guides or as otherwise set forth in this Agreement; any recovery shall be made upon liquidation of the REO Property;

(iv) to pay to itself as part of its servicing compensation (a) any interest earned on funds in the Custodial Account (all such interest to be withdrawn monthly not later than each Remittance Date), and (b) the Servicing Fee from that portion of any payment or recovery as to interest with respect to a particular Mortgage Loan;

(v) to pay to itself with respect to each Mortgage Loan that has been repurchased pursuant to Section 3.03 all amounts received thereon and not distributed as of the date on which the related repurchase price is determined,

(vi) to transfer funds to another Eligible Account in accordance with Section 4.09 hereof;

(vii) to remove funds inadvertently placed in the Custodial Account by the Company; and

(vi) to clear and terminate the Custodial Account upon the termination of this Agreement.

Section 4.06 Establishment of Escrow Accounts; Deposits in Escrow Accounts.

The Company shall segregate and hold all funds collected and received pursuant to each Mortgage Loan which constitute Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts. The Escrow Account shall be an Eligible Account. Funds deposited in each Escrow Account shall at all times be insured in a manner to provide maximum insurance under the insurance limitations of the FDIC, or must be invested in Permitted Investments. Funds deposited in the Escrow Account may be drawn on by the Company in accordance with Section 4.07. The creation of any Escrow Account shall be evidenced by a letter agreement in the form shown in Exhibit C. The original of such letter agreement shall be furnished to the Purchaser on the Closing Date, and upon request to any subsequent purchaser.

The Company shall deposit in the Escrow Account or Accounts on a daily basis, and retain therein:

(i) all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii) all Insurance Proceeds which are to be applied to the restoration or repair of any Mortgaged Property; and

(iii) all Servicing Advances for Mortgagors whose Escrow Payments are insufficient to cover escrow disbursements.

The Company shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, and for such other purposes as shall be as set forth or in accordance with Section 4.07. The Company shall be entitled to retain any interest paid on funds deposited in the Escrow Account by the depository institution other than interest on escrowed funds required by law to be paid to the Mortgagor and, to the extent required by law, the Company shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account is non-interest bearing or that interest paid thereon is insufficient for such purposes. The Purchaser shall not be responsible for any losses suffered with respect to investment of funds in the Escrow Account.

Section 4.07 Permitted Withdrawals From Escrow Account.

Withdrawals from the Escrow Account may be made by Company only:

(i) to effect timely payments of ground rents, taxes, assessments, water rates, Primary Mortgage Insurance Policy premiums, if applicable, fire and hazard insurance premiums, condominium assessments and comparable items;

(ii) to reimburse Company for any Servicing Advance made by Company with respect to a related Mortgage Loan but only from amounts received on the related Mortgage Loan which represent late payments or collections of Escrow Payments thereunder;

(iii) to refund to the Mortgagor any funds as may be determined to be overages;

(iv) for transfer to the Custodial Account in accordance with the terms of this Agreement;

(v) for application to restoration or repair of the Mortgaged Property;

(vi) to pay to the Company, or to the Mortgagor to the extent required by law, any interest paid on the funds deposited in the Escrow Account;

(vii)  to clear and terminate the Escrow Account on the termination of this Agreement. As part of its servicing duties, the Company shall pay to the Mortgagors interest on funds in Escrow Account, to the extent required by law, and to the extent that interest earned on funds in the Escrow Account is insufficient, shall pay such interest from its own funds, without any reimbursement therefor; and

(viii) to pay to the Mortgagors or other parties Insurance Proceeds deposited in accordance with Section 4.06.

Section 4.08 Payment of Taxes, Insurance and Other Charges; Maintenance of Primary Mortgage Insurance Policies; Collections Thereunder.

With respect to each Mortgage Loan, the Company shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates and other charges which are or may become a lien upon the Mortgaged Property and the status of primary mortgage insurance premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges, including renewal premiums and shall effect payment thereof prior to the applicable penalty or termination date and at a time appropriate for securing maximum discounts allowable, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Company in amounts sufficient for such purposes, as allowed under the terms of the Mortgage or applicable law. To the extent that the Mortgage does not provide for Escrow Payments, the Company shall determine that any such payments are made by the Mortgagor at the time they first become due. The Company assumes full responsibility for the timely payment of all such bills and shall effect timely payments of all such bills irrespective of the Mortgagor's faithful performance in the payment of same or the making of the Escrow Payments and shall make advances from its own funds to effect such payments.

The Company will maintain in full force and effect Primary Mortgage Insurance Policies and Lender Primary Mortgage Insurance Policies issued by a Qualified Insurer with respect to each Mortgage Loan for which such coverage is herein required. Such coverage will be terminated only with the approval of Purchaser, or as required by applicable law or regulation. The Company will not cancel or refuse to renew any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in effect on the Closing Date that is required to be kept in force under this Agreement unless a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy for such canceled or nonrenewed policy is obtained from and maintained with a Qualified Insurer. The Company shall not take any action which would result in non-coverage under any applicable Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy of any loss which, but for the actions of the Company would have been covered thereunder. In connection with any assumption or substitution agreement entered into or to be entered into pursuant to Section 6.01, the Company shall promptly notify the insurer under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any, of such assumption or substitution of liability in accordance with the terms of such policy and shall take all actions which may be required by such insurer as a condition to the continuation of coverage under the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy. If such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy is terminated as a result of such assumption or substitution of liability, the Company shall obtain a replacement Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy as provided above.

In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the insurer under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy in a timely fashion in accordance with the terms of such Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

Section 4.09 Transfer of Accounts.

The Company may transfer the Custodial Account or the Escrow Account to a different Eligible Account from time to time. Such transfer shall be made only upon obtaining the prior written consent of the Purchaser, which consent will not be unreasonably withheld.

Section 4.10 Maintenance of Hazard Insurance.

The Company shall cause to be maintained for each Mortgage Loan fire and hazard insurance with extended coverage as is acceptable to Fannie Mae or FHLMC and customary in the area where the Mortgaged Property is located in an amount which is equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan or (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan, and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor and/or the mortgagee from becoming a co-insurer. If required by the Flood Disaster Protection Act of 1973, as amended, each Mortgage Loan shall be covered by a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration in effect with an insurance carrier acceptable to Fannie Mae or FHLMC, in an amount representing coverage not less than the least of (i) the outstanding principal balance of the Mortgage Loan, (ii) the maximum insurable value of the improvements securing such Mortgage Loan or (iii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended. If at any time during the term of the Mortgage Loan, the Company determines in accordance with applicable law and pursuant to the Fannie Mae Guides that a Mortgaged Property is located in a special flood hazard area and is not covered by flood insurance or is covered in an amount less than the amount required by the Flood Disaster Protection Act of 1973, as amended, the Company shall notify the related Mortgagor that the Mortgagor must obtain such flood insurance coverage, and if said Mortgagor fails to obtain the required flood insurance coverage within forty-five (45) days after such notification, the Company shall immediately force place the required flood insurance on the Mortgagor’s behalf. The Company shall also maintain on each REO Property, fire and hazard insurance with extended coverage in an amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in an amount as provided above. Any amounts collected by the Company under any such policies other than amounts to be deposited in the Escrow Account and applied to the restoration or repair of the Mortgaged Property or REO Property, or released to the Mortgagor in accordance with Accepted Servicing Practices, shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05. It is understood and agreed that no other additional insurance need be required by the Company of the Mortgagor or maintained on property acquired in respect of the Mortgage Loan, other than pursuant to this Agreement, the Fannie Mae Guides or such applicable state or federal laws and regulations as shall at any time be in force and as shall require such additional insurance. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Company and its successors and/or assigns and shall provide for at least thirty days prior written notice of any cancellation, reduction in the amount or material change in coverage to the Company. The Company shall not interfere with the Mortgagor's freedom of choice in selecting either his insurance carrier or agent, provided, however, that the Company shall not accept any such insurance policies from insurance companies unless such companies are Qualified Insurers.

Section 4.11 Maintenance of Mortgage Impairment Insurance Policy.

In the event that the Company shall obtain and maintain a blanket policy issued by an insurer acceptable to Fannie Mae or FHLMC insuring against hazard losses on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 4.10 and otherwise complies with all other requirements of Section 4.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 4.10, it being understood and agreed that such policy may contain a deductible clause, in which case the Company shall, in the event that there shall not have been maintained on the related Mortgaged Property or REO Property a policy complying with Section 4.10, and there shall have been a loss which would have been covered by such policy, deposit in the Custodial Account the amount not otherwise payable under the blanket policy because of such deductible clause. In connection with its activities as servicer of the Mortgage Loans, the Company agrees to prepare and present, on behalf of the Purchaser, claims under any such blanket policy in a timely fashion in accordance with the terms of such policy. Upon request of the Purchaser, the Company shall cause to be delivered to the Purchaser a certified true copy of such policy and shall use its best efforts to obtain a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser.

Section 4.12 Fidelity Bond, Errors and Omissions Insurance.

The Company shall maintain, at its own expense, a blanket fidelity bond and an errors and omissions insurance policy, with broad coverage with responsible companies on all officers, employees or other persons acting in any capacity with regard to the Mortgage Loan to handle funds, money, documents and papers relating to the Mortgage Loan. The Fidelity Bond shall be in the form of the Mortgage Banker's Blanket Bond and shall protect and insure the Company against losses, including forgery, theft, embezzlement and fraud of such persons. The errors and omissions insurance shall protect and insure the Company against losses arising out of errors and omissions and negligent acts of such persons. Such errors and omissions insurance shall also protect and insure the Company against losses in connection with the failure to maintain any insurance policies required pursuant to this Agreement and the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby. No provision of this Section 4.12 requiring the Fidelity Bond or errors and omissions insurance shall diminish or relieve the Company from its duties and obligations as set forth in this Agreement. The minimum coverage under any such bond and insurance policy shall be at least equal to the corresponding amounts required by Fannie Mae in the Fannie Mae Guides. Upon request by the Purchaser, the Company shall deliver to the Purchaser a certificate from the surety and the insurer as to the existence of the Fidelity Bond and errors and omissions insurance policy and shall obtain a statement from the surety and the insurer that such Fidelity Bond or insurance policy shall in no event be terminated or materially modified without thirty (30) days' prior written notice to the Purchaser. The Company shall notify the Purchaser within five (5) business days of receipt of notice that such Fidelity Bond or insurance policy will be, or has been, materially modified or terminated. The Purchaser (or any party having the status of Purchaser hereunder) and any subsidiary thereof and their successors or assigns as their interests may appear must be named as loss payees on the Fidelity Bond and as additional insured on the errors and omissions policy. Upon request by Purchaser, Company shall provide Purchaser with an insurance certificate certifying coverage under this Section 4.12, and will provide an update to such certificate upon request, or upon renewal or material modification of coverage.

Section 4.13 Title, Management and Disposition of REO Property.

In the event that title to the Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Purchaser or its designee, or in the event the Purchaser or its designee is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the "doing business" or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of such Person or Persons as shall be consistent with an opinion of counsel obtained by the Company from an attorney duly licensed to practice law in the state where the REO Property is located. Any Person or Persons holding such title other than the Purchaser shall acknowledge in writing that such title is being held as nominee for the benefit of the Purchaser.

The Company shall notify the Purchaser in accordance with the Fannie Mae Guides of each acquisition of REO Property upon such acquisition (and, in any event, shall provide notice of the consummation of any foreclosure sale within three (3) Business Days of the date Company receives notice of such consummation), together with a copy of the drive by appraisal or brokers price opinion of the Mortgaged Property obtained in connection with such acquisition, and thereafter assume the responsibility for marketing such REO property in accordance with Accepted Servicing Practices. Thereafter, the Company shall continue to provide certain administrative services to the Purchaser relating to such REO Property as set forth in this Section 4.13. The fee for such administrative services shall be $2,000 to be paid upon liquidation of the REO Property. No Servicing Fee shall be assessed or otherwise accrue on any REO Property from and after the date on which it becomes an REO Property.

The Company shall, either itself or through an agent selected by the Company, and in accordance with the Fannie Mae Guides manage, conserve, protect and operate each REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed. The Company shall cause each REO Property to be inspected promptly upon the acquisition of title thereto and shall cause each REO Property to be inspected at least monthly thereafter or more frequently as required by the circumstances. The Company shall make or cause to be made a written report of each such inspection. Such reports shall be retained in the Mortgage File and copies thereof shall be forwarded by the Company to the Purchaser.

The Company shall use its best efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Company determines, and gives an appropriate notice to the Purchaser to such effect, that a longer period is necessary for the orderly liquidation of such REO Property. If a longer period than one (1) year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Company shall report monthly to the Purchaser as to the progress being made in selling such REO Property. No REO Property shall be marketed for less than the Appraised Value, without the prior consent of Purchaser. No REO Property shall be sold for less than ninety five percent (95%) of its Appraised Value, without the prior consent of Purchaser. All requests for reimbursement of Servicing Advances shall be in accordance with the Fannie Mae Guides. The disposition of REO Property shall be carried out by the Company at such price, and upon such terms and conditions, as the Company deems to be in the best interests of the Purchaser (subject to the above conditions) only with the prior written consent of the Purchaser. Company shall provide monthly reports to Purchaser in reference to the status of the marketing of the REO Properties.

Notwithstanding anything to the contrary contained herein, the Purchaser may, at the Purchaser's sole option, terminate the Company as servicer of any such REO Property without payment of any termination fee with respect thereto, provided that the Company shall on the date said termination takes effect be reimbursed for any unreimbursed advances of the Company's funds made pursuant to Section 5.03 and any unreimbursed Servicing Advances and Servicing Fees in each case relating to the Mortgage Loan underlying such REO Property notwithstanding anything to the contrary set forth in Section 4.05. In the event of any such termination, the provisions of Section 11.01 hereof shall apply to said termination and the transfer of servicing responsibilities with respect to such REO Property to the Purchaser or its designee. Within five Business Days of any such termination, the Company shall, if necessary convey such property to the Purchaser and shall further provide the Purchaser with the following information regarding the subject REO Property: the related drive by appraisal or brokers price opinion, and copies of any related Mortgage Impairment Insurance Policy claims. In addition, within five Business Days, the Company shall provide the Purchaser with the following information regarding the subject REO Property: the related trustee’s deed upon sale and copies of any related hazard insurance claims, or repair bids.

Section 4.14 Notification of Maturity Date.

With respect to each Mortgage Loan, the Company shall execute and deliver to the Mortgagor any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the maturity date if required under applicable law.

ARTICLE V

PAYMENTS TO THE PURCHASER

Section 5.01 Distributions.

On each Remittance Date, the Company shall distribute by wire transfer of immediately available funds to the Purchaser (i) all amounts credited to the Custodial Account as of the close of business on the preceding Determination Date, net of charges against or withdrawals from the Custodial Account pursuant to Section 4.05, plus (ii) all Monthly Advances, if any, which the Company is obligated to distribute pursuant to Section 5.03, plus, (iii) interest at the Mortgage Loan Remittance Rate on any Principal Prepayment from the date of such Principal Prepayment through the end of the month for which disbursement is made provided that the Company’s obligation as to payment of such interest shall be limited to the Servicing Fee earned during the month of the distribution, plus (iv) unless otherwise stated in the related Confirmation or related Term Sheet, any amount received by the Company that represents a prepayment penalty with respect to a Mortgage Loan, minus (v) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the preceding Determination Date, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts. It is understood that, by operation of Section 4.04, the remittance on the first Remittance Date with respect to Mortgage Loans purchased pursuant to the related Term Sheet is to include principal collected after the Cut-off Date through the preceding Determination Date plus interest, adjusted to the Mortgage Loan Remittance Rate collected through such Determination Date exclusive of any portion thereof allocable to the period prior to the Cut-off Date, with the adjustments specified in clauses (ii), (iii) and (iv) above.

With respect to any remittance received by the Purchaser after the Remittance Date, the Company shall pay to the Purchaser interest on any such late payment at an annual rate equal to the Prime Rate, adjusted as of the date of each change, plus three (3) percentage points, but in no event greater than the maximum amount permitted by applicable law. Such interest shall cover the period commencing with the day following the Business Day such payment was due and ending with the Business Day on which such payment is made to the Purchaser, both inclusive. The payment by the Company of any such interest shall not be deemed an extension of time for payment or a waiver of any Event of Default by the Company. On each Remittance Date, the Company shall provide a remittance report detailing all amounts being remitted pursuant to this Section 5.01.

Section 5.02 Statements to the Purchaser.

The Company shall furnish to Purchaser an individual loan accounting report, as of the last Business Day of each month, in the Company's assigned loan number order to document Mortgage Loan payment activity on an individual Mortgage Loan basis. With respect to each month, the corresponding individual loan accounting report shall be received by the Purchaser no later than the fifth Business Day of the following month on a disk or tape or other computer-readable format in such format as may be mutually agreed upon by both Purchaser and Company, and no later than the fifth Business Day of the following month in hard copy, and shall contain the following:

(i) With respect to each Monthly Payment, the amount of such remittance allocable to principal (including a separate breakdown of any Principal Prepayment, including the date of such prepayment, and any prepayment penalties or premiums, along with a detailed report of interest on principal prepayment amounts remitted in accordance with Section 4.04);

(ii) with respect to each Monthly Payment, the amount of such remittance allocable to interest;

(iii) the amount of servicing compensation received by the Company during the prior distribution period;

(iv) the aggregate Stated Principal Balance of the Mortgage Loans;

(v) the aggregate of any expenses reimbursed to the Company during the prior distribution period pursuant to Section 4.05;

(vi) The number and aggregate outstanding principal balances of Mortgage Loans (a) delinquent (1) 30 to 59 days, (2) 60 to 89 days, (3) 90 days or more; (b) as to which foreclosure has commenced; and (c) as to which REO Property has been acquired; and

The Company shall also provide a trial balance, sorted in Purchaser's assigned loan number order, in the form of Exhibit E hereto, with each such Report.

The Company shall prepare and file any and all information statements or other filings required to be delivered to any governmental taxing authority or to Purchaser pursuant to any applicable law with respect to the Mortgage Loans and the transactions contemplated hereby.

Section 5.03 Monthly Advances by the Company.

Not later than the close of business on the Business Day preceding each Remittance Date, the Company shall deposit in the Custodial Account an amount equal to all payments not previously advanced by the Company, whether or not deferred pursuant to Section 4.01, of principal (due after the Cut-off Date) and interest not allocable to the period prior to the Cut-off Date, adjusted to the Mortgage Loan Remittance Rate, which were due on a Mortgage Loan and delinquent at the close of business on the related Determination Date.

The Company's obligation to make such Monthly Advances as to any Mortgage Loan will continue through the last Monthly Payment due prior to the payment in full of the Mortgage Loan, or through the Remittance Date prior to the date on which the Mortgaged Property liquidates (including Insurance Proceeds, proceeds from the sale of REO Property or Condemnation Proceeds) with respect to the Mortgage Loan unless the Company deems such advance to be nonrecoverable. In such event, the Company shall deliver to the Purchaser an Officer's Certificate of the Company to the effect that an officer of the Company has reviewed the related Mortgage File and has made the reasonable determination that any additional advances are nonrecoverable.

Section 5.04 Liquidation Reports.

Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Purchaser pursuant to a deed-in-lieu of foreclosure, the Company shall submit to the Purchaser a liquidation report with respect to such Mortgaged Property in a form mutually acceptable to Company and Purchaser. The Company shall also provide reports on the status of REO Property containing such information as Purchaser may reasonably require.

ARTICLE VI

GENERAL SERVICING PROCEDURES

Section 6.01 Assumption Agreements.

The Company will, to the extent it has knowledge of any conveyance or prospective conveyance by any Mortgagor of the Mortgaged Property (whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains or is to remain liable under the Mortgage Note and/or the Mortgage), exercise its rights to accelerate the maturity of such Mortgage Loan under any "due-on-sale" clause to the extent permitted by law; provided, however, that the Company shall not exercise any such rights if prohibited by law or the terms of the Mortgage Note from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if any. If the Company reasonably believes it is unable under applicable law to enforce such "due-on-sale" clause, the Company, with the approval of the Purchaser, will enter into an assumption agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed, pursuant to which such person becomes liable under the Mortgage Note and, to the extent permitted by applicable state law, the Mortgagor remains liable thereon. Where an assumption is allowed pursuant to this Section 6.01, the Company, with the prior consent of the Purchaser and the primary mortgage insurer, if any, is authorized to enter into a substitution of liability agreement with the person to whom the Mortgaged Property has been conveyed or is proposed to be conveyed pursuant to which the original mortgagor is released from liability and such Person is substituted as mortgagor and becomes liable under the related Mortgage Note. Any such substitution of liability agreement shall be in lieu of an assumption agreement.

In connection with any such assumption or substitution of liability, the Company shall follow the underwriting practices and procedures of the Company. With respect to an assumption or substitution of liability, the Mortgage Interest Rate borne by the related Mortgage Note, the amount of the Monthly Payment and the maturity date may not be changed (except pursuant to the terms of the Mortgage Note). If the credit of the proposed transferee does not meet such underwriting criteria, the Company diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan. The Company shall notify the Purchaser that any such substitution of liability or assumption agreement has been completed by forwarding to the Purchaser the original of any such substitution of liability or assumption agreement, which document shall be added to the related Mortgage File and shall, for all purposes, be considered a part of such Mortgage File to the same extent as all other documents and instruments constituting a part thereof. All fees collected by the Company for entering into an assumption or substitution of liability agreement shall belong to the Company.

Notwithstanding the foregoing paragraphs of this Section or any other provision of this Agreement, the Company shall not be deemed to be in default, breach or any other violation of its obligations hereunder by reason of any assumption of a Mortgage Loan by operation of law or any assumption which the Company may be restricted by law from preventing, for any reason whatsoever. For purposes of this Section 6.01, the term "assumption" is deemed to also include a sale of the Mortgaged Property subject to the Mortgage that is not accompanied by an assumption or substitution of liability agreement.

Section 6.02 Satisfaction of Mortgages and Release of Mortgage Files.

Upon the payment in full of any Mortgage Loan, or the receipt by the Company of a notification that payment in full will be escrowed in a manner customary for such purposes, the Company will immediately notify the Purchaser by a certification, which certification shall include a statement to the effect that all amounts received or to be received in connection with such payment which are required to be deposited in the Custodial Account pursuant to Section 4.04 have been or will be so deposited, of a Servicing Officer and shall request delivery to it of the portion of the Mortgage File held by the Purchaser. The Purchaser shall no later than five Business Days after receipt of such certification and request, release or cause to be released to the Company, the related Mortgage Loan Documents and, upon its receipt of such documents, the Company shall promptly prepare and deliver to the Purchaser the requisite satisfaction or release. No later than five (5) Business Days following its receipt of such satisfaction or release, the Purchaser shall deliver, or cause to be delivered, to the Company the release or satisfaction properly executed by the owner of record of the applicable mortgage or its duly appointed attorney in fact. No expense incurred in connection with any instrument of satisfaction or deed of reconveyance shall be chargeable to the Custodial Account.

In the event the Company satisfies or releases a Mortgage without having obtained payment in full of the indebtedness secured by the Mortgage or should it otherwise prejudice any right the Purchaser may have under the mortgage instruments, the Company, upon written demand, shall remit within two (2) Business Days to the Purchaser the then outstanding principal balance of the related Mortgage Loan by deposit thereof in the Custodial Account. The Company shall maintain the Fidelity Bond and errors and omissions insurance insuring the Company against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

From time to time and as appropriate for the servicing or foreclosure of the Mortgage Loan, including for the purpose of collection under any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Purchaser shall, upon request of the Company and delivery to the Purchaser of a servicing receipt signed by a Servicing Officer, release the portion of the Mortgage File held by the Purchaser to the Company. Such servicing receipt shall obligate the Company to return the related Mortgage documents to the Purchaser when the need therefor by the Company no longer exists, unless the Mortgage Loan has been liquidated and the Liquidation Proceeds relating to the Mortgage Loan have been deposited in the Custodial Account or the Mortgage File or such document has been delivered to an attorney, or to a public trustee or other public official as required by law, for purposes of initiating or pursuing legal action or other proceedings for the foreclosure of the Mortgaged Property either judicially or non-judicially, and the Company has delivered to the Purchaser a certificate of a Servicing Officer certifying as to the name and address of the Person to which such Mortgage File or such document was delivered and the purpose or purposes of such delivery. Upon receipt of a certificate of a Servicing Officer stating that such Mortgage Loan was liquidated, the servicing receipt shall be released by the Purchaser to the Company.

Section 6.03 Servicing Compensation.

As compensation for its services hereunder, the Company shall be entitled to withdraw from the Custodial Account (to the extent of interest payments collected on the Mortgage Loans) or to retain from interest payments collected on the Mortgage Loans, the amounts provided for as the Company's Servicing Fee, subject to payment of compensating interest on Principal Prepayments as capped by the Servicing Fee pursuant to Section 5.01 (iii). Additional servicing compensation in the form of assumption fees, as provided in Section 6.01, and late payment charges or otherwise shall be retained by the Company to the extent not required to be deposited in the Custodial Account. No Servicing Fee shall be payable in connection with partial Monthly Payments. The Company shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement therefor except as specifically provided for.

Section 6.04 Annual Statement as to Compliance.

The Company will deliver to the Purchaser not later than 90 days following the end of each fiscal year of the Company beginning in March 2002, an Officers' Certificate stating, as to each signatory thereof, that (i) a review of the activities of the Company during the preceding calendar year and of performance under this Agreement has been made under such officers' supervision, and (ii) to the best of such officers' knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement throughout such year, or, if there has been a default in the fulfillment of any such obligation, specifying each such default known to such officers and the nature and status of cure provisions thereof. Copies of such statement shall be provided by the Company to the Purchaser upon request.

Section 6.05 Annual Independent Certified Public Accountants' Servicing Report.

Within ninety (90) days of Company's fiscal year end beginning in March 2002 the Company at its expense shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to the Purchaser to the effect that such firm has examined certain documents and records relating to the Company's servicing of mortgage loans of the same type as the Mortgage Loans pursuant to servicing agreements substantially similar to this Agreement, which agreements may include this Agreement, and that, on the basis of such an examination, conducted substantially in the uniform single audit program for mortgage bankers, such firm is of the opinion that the Company's servicing has been conducted in compliance with the agreements examined pursuant to this Section 6.05, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement. Copies of such statement shall be provided by the Company to the Purchaser. In addition, on an annual basis, Company shall provided Purchaser with copies of its audited financial statements.

Section 6.06 Purchaser's Right to Examine Company Records.

The Purchaser shall have the right to examine and audit upon reasonable notice to the Company, during business hours or at such other times as might be reasonable under applicable circumstances, any and all of the books, records, documentation or other information of the Company, or held by another for the Company or on its behalf or otherwise, which relates to the performance or observance by the Company of the terms, covenants or conditions of this Agreement.

The Company shall provide to the Purchaser and any supervisory agents or examiners representing a state or federal governmental agency having jurisdiction over the Purchaser, including but not limited to FDIC and other similar entities, access to any documentation regarding the Mortgage Loans in the possession of the Company which may be required by any applicable regulations. Such access shall be afforded without charge, upon reasonable request, during normal business hours and at the offices of the Company, and in accordance with the federal government, FDIC, or any other similar regulations.

ARTICLE VII

REPORTS TO BE PREPARED BY SERVICER

Section 7.01 Company Shall Provide Information as Reasonably Required.

The Company shall furnish to the Purchaser during the term of this Agreement such periodic, special or other reports, information or documentation, not provided for herein, as shall be necessary, reasonable or appropriate in respect to the Purchaser, or otherwise in respect to the Mortgage Loans and the performance of the Company under this Agreement, including any reports, information or documentation reasonably required to comply with any regulations regarding any supervisory agents or examiners of the Purchaser all such reports or information to be as provided by and in accordance with such applicable instructions and directions as the Purchaser may reasonably request in relation to this Agreement or the performance of the Company under this Agreement. Such periodic, special or other reports, information or documentation furnished to the Purchaser at the Purchaser’s request pursuant to the preceding sentence shall be at the expense of the Purchaser. The Company agrees to execute and deliver all such instruments and take all such action as the Purchaser, from time to time, may reasonably request in order to effectuate the purpose and to carry out the terms of this Agreement.

In connection with marketing the Mortgage Loans, the Purchaser may make available to a prospective purchaser audited financial statements of the Company for the most recently completed two (2) fiscal years for which such statements are available, as well as a Consolidated Statement of Condition at the end of the last two (2) fiscal years covered by any Consolidated Statement of Operations. If it has not already done so, the Company shall furnish promptly to the Purchaser or a prospective purchaser copies of the statements specified above.

The Company shall make reasonably available to the Purchaser or any prospective Purchaser a knowledgeable financial or accounting officer for the purpose of answering questions and to permit any prospective purchaser to inspect the Company’s servicing facilities for the purpose of satisfying such prospective purchaser that the Company has the ability to service the Mortgage Loans as provided in this Agreement.

ARTICLE VIII

THE SERVICER

Section 8.01 Indemnification; Third Party Claims.

The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the failure of the Company to observe and perform its duties, obligations, covenants, and agreements to service the Mortgage Loans in strict compliance with the terms of this Agreement. The Company agrees to indemnify the Purchaser and hold it harmless against any and all claims, losses, damages, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Purchaser may sustain in any way related to the breach of a representation or warranty set forth in Sections 3.01 or 3.02 of this Agreement. The Company shall immediately notify the Purchaser if a claim is made by a third party against Company with respect to this Agreement or the Mortgage Loans, assume (with the consent of the Purchaser) the defense of any such claim and pay all expenses in connection therewith, including counsel fees, whether or not such claim is settled prior to judgment, and promptly pay, discharge and satisfy any judgment or decree which may be entered against it or the Purchaser in respect of such claim. The Company shall follow any written instructions received from the Purchaser in connection with such claim. The Purchaser shall promptly reimburse the Company for all amounts advanced by it pursuant to the two preceding sentences except when the claim relates to the failure of the Company to service and administer the Mortgages in strict compliance with the terms of this Agreement, the breach of representation or warranty set forth in Sections 3.01 or 3.02, or the gross negligence, bad faith or willful misconduct of Company. The provisions of this Section 8.01 shall survive termination of this Agreement.

Section 8.02 Merger or Consolidation of the Company.

The Company will keep in full effect its existence, rights and franchises as a corporation under the laws of the state of its incorporation except as permitted herein, and will obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement, or any of the Mortgage Loans and to perform its duties under this Agreement.

Any Person into which the Company may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Company shall be a party, or any Person succeeding to the business of the Company whether or not related to loan servicing, shall be the successor of the Company hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding; provided, however, that the successor or surviving Person shall be an institution (i) having a GAAP net worth of not less than $25,000,000, (ii) the deposits of which are insured by the FDIC and/or BIF, and which is a HUD-approved mortgagee whose primary business is in origination and servicing of first lien mortgage loans, and (iii) who is a Fannie Mae or FHLMC approved seller/servicer in good standing; provided, further, however, that the Company shall give sixty (60) days written notice to the Purchaser of any merger, conversion or consolidation to which the Company shall be a party, or of any Person succeeding to the business of the Company, and the Purchaser, at it sole option, shall make the determination as to whether such successor of the Company shall continue to service the Mortgage Loans hereunder.

Section 8.03 Limitation on Liability of the Company and Others.

Neither the Company nor any of the officers, employees or agents of the Company shall be under any liability to the Purchaser for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment made in good faith; provided, however, that this provision shall not protect the Company or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement, or any liability which would otherwise be imposed by reason of negligence, bad faith or willful misconduct, or any breach of the terms and conditions of this Agreement. The Company and any officer, employee or agent of the Company may rely in good faith on any document of any kind prima facie properly executed and submitted by the Purchaser respecting any matters arising hereunder. The Company shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its reasonable opinion may involve it in any expenses or liability; provided, however, that the Company may, with the consent of the Purchaser, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto. In such event, the reasonable legal expenses and costs of such action and any liability resulting therefrom shall be expenses, costs and liabilities for which the Purchaser will be liable, and the Company shall be entitled to be reimbursed therefor from the Purchaser upon written demand.

Section 8.04 Company Not to Assign or Resign.

The Company shall not assign this Agreement or resign from the obligations and duties hereby imposed on it except by mutual consent of the Company and the Purchaser or upon the determination that its duties hereunder are no longer permissible under applicable law and such incapacity cannot be cured by the Company. Any such determination permitting the resignation of the Company shall be evidenced by an Opinion of Counsel to such effect delivered to the Purchaser which Opinion of Counsel shall be in form and substance acceptable to the Purchaser. No such resignation shall become effective until a successor shall have assumed the Company's responsibilities and obligations hereunder in the manner provided in Section 11.01.

Section 8.05 No Transfer of Servicing.

With respect to the retention of the Company to service the Mortgage Loans hereunder, the Company acknowledges that the Purchaser has acted in reliance upon the Company's independent status, the adequacy of its servicing facilities, plan, personnel, records and procedures, its integrity, reputation and financial standing and the continuance thereof. Without in any way limiting the generality of this Section, the Company shall not either assign this Agreement or the servicing hereunder or delegate its rights or duties hereunder or any portion thereof, or sell or otherwise dispose of all or substantially all of its property or assets, without the prior written approval of the Purchaser, which consent shall be granted or withheld in the Purchaser's sole discretion.

Without in any way limiting the generality of this Section 8.05, in the event that the Company either shall assign this Agreement or the servicing responsibilities hereunder or delegate its duties hereunder or any portion thereof without (i) satisfying the requirements set forth herein or (ii) the prior written consent of the Purchaser, then the Purchaser shall have the right to terminate this Agreement, without any payment of any penalty or damages and without any liability whatsoever to the Company (other than with respect to accrued but unpaid Servicing Fees and Servicing Advances remaining unpaid) or any third party.

ARTICLE IX

DEFAULT

Section 9.01 Events of Default.

In case one or more of the following Events of Default by the Company shall occur and be continuing, that is to say:

(i) any failure by the Company to remit to the Purchaser any payment required to be made under the terms of this Agreement which continues unremedied for a period of one (1) Business Day; or

(ii) failure on the part of the Company duly to observe or perform in any material respect any other of the covenants or agreements on the part of the Company set forth in this Agreement which continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by the Purchaser; or

(iii) a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against the Company and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

(iv) the Company shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, bankruptcy, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to the Company or of or relating to all or substantially all of its property; or

(v) the Company shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency or reorganization statute, make an assignment for the benefit of its creditors, or voluntarily suspend payment of its obligations; or

(vi) Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days; or

(vii) the Company attempts to assign its right to servicing compensation hereunder or the Company attempts, without the consent of the Purchaser, to sell or otherwise dispose of all or substantially all of its property or assets or to assign this Agreement or the servicing responsibilities hereunder or to delegate its duties hereunder or any portion thereof; or

(viii) the Company ceases to be (a) licensed to service first lien residential mortgage loans in any jurisdiction in which a Mortgaged Property is located and such licensing is required, and (b) qualified to transact business in any jurisdiction where it is currently so qualified, but only to the extent such non-qualification materially and adversely affects the Company's ability to perform its obligations hereunder; or

(ix) the Company fails to meet the eligibility criteria set forth in the last sentence of Section 8.02.

Then, and in each and every such case, so long as an Event of Default shall not have been remedied, the Purchaser, by notice in writing to the Company (except in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice) Company may, in addition to whatever rights the Purchaser may have under Sections 3.03 and 8.01 and at law or equity or to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the Company under this Agreement and in and to the Mortgage Loans and the proceeds thereof without compensating the Company for the same. On or after the receipt by the Company of such written notice (or, in the case of an Event of Default under clauses (iii), (iv) or (v) above, in which case, automatically and without notice), all authority and power of the Company under this Agreement, whether with respect to the Mortgage Loans or otherwise, shall pass to and be vested in the successor appointed pursuant to Section 11.01. Upon written request from the Purchaser, the Company shall prepare, execute and deliver, any and all documents and other instruments, place in such successor's possession all Mortgage Files, and do or accomplish all other acts or things necessary or appropriate to effect the purposes of such notice of termination, whether to complete the transfer and endorsement or assignment of the Mortgage Loans and related documents, or otherwise, at the Company's sole expense. The Company agrees to cooperate with the Purchaser and such successor in effecting the termination of the Company's responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all cash amounts which shall at the time be credited by the Company to the Custodial Account or Escrow Account or thereafter received with respect to the Mortgage Loans or any REO Property.

Section 9.02 Waiver of Defaults.

The Purchaser may waive only by written notice any default by the Company in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived in writing.

ARTICLE X

TERMINATION

Section 10.01 Termination.

The respective obligations and responsibilities of the Company shall terminate upon: (i) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan and the disposition of all remaining REO Property and the remittance of all funds due hereunder; or (ii) by mutual consent of the Company and the Purchaser in writing; or (iii) termination with cause under the terms of this Agreement.

ARTICLE XI

MISCELLANEOUS PROVISIONS

Section 11.01 Successor to the Company.

Prior to termination of Company's responsibilities and duties under this Agreement pursuant to Sections 4.13, 8.04, 9.01, 10.01 (ii) or (iii), the Purchaser shall (i) succeed to and assume all of the Company's responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 8.02 hereof and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Company under this Agreement prior to the termination of Company's responsibilities, duties and liabilities under this Agreement. In connection with such appointment and assumption, the Purchaser may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as the Purchaser and such successor shall agree. In the event that the Company's duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned Sections, the Company shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor. The resignation or removal of Company pursuant to the aforementioned Sections shall not become effective until a successor shall be appointed pursuant to this Section and shall in no event relieve the Company of the representations and warranties made pursuant to Sections 3.01, 3.02 and 3.03 and the remedies available to the Purchaser thereunder and under Section 8.01, it being understood and agreed that the provisions of such Sections 3.01, 3.02, 3.03 and 8.01 shall be applicable to the Company notwithstanding any such resignation or termination of the Company, or the termination of this Agreement.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Company and to the Purchaser an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Company, with like effect as if originally named as a party to this Agreement. Any termination or resignation of the Company or this Agreement pursuant to Section 4.13, 8.04, 9.01 or 10.01 shall not affect any claims that the Purchaser may have against the Company arising prior to any such termination or resignation.

The Company shall promptly deliver to the successor the funds in the Custodial Account and the Escrow Account and the Mortgage Files and related documents and statements held by it hereunder and the Company shall account for all funds. The Company shall execute and deliver such instruments and do such other things all as may reasonably be required to more fully and definitely vest and confirm in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Company. The successor shall make arrangements as it may deem appropriate to reimburse the Company for unrecovered Servicing Advances which the successor retains hereunder and which would otherwise have been recovered by the Company pursuant to this Agreement but for the appointment of the successor servicer.

Upon a successor's acceptance of appointment as such, the Company shall notify by mail the Purchaser of such appointment.

Section 11.02 Amendment.

This Agreement may be amended from time to time by the Company and the Purchaser by written agreement signed by the Company and the Purchaser.

Section 11.03 Recordation of Agreement.

To the extent permitted by applicable law, this Agreement is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any of the properties subject to the Mortgages are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by the Company at the Company's expense on direction of the Purchaser accompanied by an opinion of counsel to the effect that such recordation materially and beneficially affects the interest of the Purchaser or is necessary for the administration or servicing of the Mortgage Loans.

Section 11.04 Governing Law.

This Agreement and the related Term Sheet shall be governed by and construed in accordance with the laws of the State of New York except to the extent preempted by Federal law. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Section 11.05 Notices.

Any demands, notices or other communications permitted or required hereunder shall be in writing and shall be deemed conclusively to have been given if personally delivered at or mailed by registered mail, postage prepaid, and return receipt requested or certified mail, return receipt requested, or transmitted by telex, telegraph or telecopier and confirmed by a similar mailed writing, as follows:

(i) if to the Company:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Sheila N. Hansford
Telecopier No.: (937) 910-4137

Servicing contact:

National City Mortgage Company
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: T. Jackson Case

(ii)  if to the Purchaser:

EMC Mortgage Corporation
Mac Arthur Ridge II,
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

With a copy to:

Bear Stearns Mortgage Capital Corporation
245 Park Avenue
New York, New York 10167
Attention: Mary Haggerty

or such other address as may hereafter be furnished to the other party by like notice. Any such demand, notice or communication hereunder shall be deemed to have been received on the date delivered to or received at the premises of the addressee (as evidenced, in the case of registered or certified mail, by the date noted on the return receipt).

Section 11.06 Severability of Provisions.

Any part, provision, representation or warranty of this Agreement and the related Term Sheet which is prohibited or which is held to be void or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof. Any part, provision, representation or warranty of this Agreement which is prohibited or unenforceable or is held to be void or unenforceable in any jurisdiction shall be ineffective, as to such jurisdiction, to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction as to any Mortgage Loan shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, the parties hereto waive any provision of law that prohibits or renders void or unenforceable any provision hereof. If the invalidity of any part, provision, representation or warranty of this Agreement shall deprive any party of the economic benefit intended to be conferred by this Agreement, the parties shall negotiate, in good faith, to develop a structure the economic effect of which is nearly as possible the same as the economic effect of this Agreement without regard to such invalidity.

Section 11.07 Exhibits.

The exhibits to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement.

Section 11.08 General Interpretive Principles.

For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(i)  the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(ii)  accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(iii)  references herein to "Articles", "Sections", Subsections", "Paragraphs", and other subdivisions without reference to a document are to designated Articles, Sections, Subsections, Paragraphs and other subdivisions of this Agreement;

(iv)  a reference to a Subsection without further reference to a Section is a reference to such Subsection as contained in the same Section in which the reference appears, and this rule shall also apply to Paragraphs and other subdivisions;

(v)  the words "herein", "hereof ", "hereunder" and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(vi)  the term "include" or "including" shall mean without limitation by reason of enumeration; and

(viii)  headings of the Articles and Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

Section 11.09 Reproduction of Documents.

This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by any party at the closing, and (iii) financial statements, certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

Section 11.10 Confidentiality of Information.

Each party recognizes that, in connection with this Agreement, it may become privy to non-public information regarding the financial condition, operations and prospects of the other party. Each party agrees to keep all non-public information regarding the other party strictly confidential, and to use all such information solely in order to effectuate the purpose of the Agreement, provided that each party may provide confidential information to its employees, agents and affiliates who have a need to know such information in order to effectuate the transaction, provided further that such information is identified as confidential non-public information. In addition, confidential information may be provided to a regulatory authority with supervisory power over Purchaser, provided such information is identified as confidential non-public information.

Section 11.11 Recordation of Assignments of Mortgage.

To the extent permitted by applicable law, each of the Assignments is subject to recordation in all appropriate public offices for real property records in all the counties or other comparable jurisdictions in which any or all of the Mortgaged Properties are situated, and in any other appropriate public recording office or elsewhere, such recordation to be effected by and at the Company’s expense in the event recordation is either necessary under applicable law or requested by the Purchaser at its sole option.

Section 11.12 Assignment by Purchaser.

The Purchaser shall have the right, without the consent of the Company, to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Purchaser hereunder, by executing an Assignment and Assumption Agreement substantially in the form of Exhibit D hereto and the assignee or designee shall accede to the rights and obligations hereunder of the Purchaser with respect to such Mortgage Loans. In no event shall Purchaser sell a partial interest in any Mortgage Loan without the written consent of Company, which consent shall not be unreasonably denied. All references to the Purchaser in this Agreement shall be deemed to include its assignee or designee.

Section 11.13 No Partnership.

Nothing herein contained shall be deemed or construed to create a co-partnership or joint venture between the parties hereto and the services of the Company shall be rendered as an independent contractor and not as agent for Purchaser.

Section 11.14 Execution: Successors and Assigns.

This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. Subject to Section 8.04, this Agreement shall inure to the benefit of and be binding upon the Company and the Purchaser and their respective successors and assigns.

Section 11.15 Entire Agreement.

The Company acknowledges that no representations, agreements or promises were made to the Company by the Purchaser or any of its employees other than those representations, agreements or promises specifically contained herein and in the Confirmation. The Confirmation and this Agreement and the related Term Sheet sets forth the entire understanding between the parties hereto; provided, however, only this Agreement and the related Term Sheet shall be binding upon all successors of both parties. In the event of any inconsistency between the Confirmation and this Agreement, this Agreement and the related Term Sheet shall control.

Section 11.16. No Solicitation.

From and after the Closing Date, the Company agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, to personally, by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Purchaser. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Company or any affiliate of the Company which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements, and customer portfolio and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16. This Section 11.16 shall not be deemed to preclude the Company or any of its affiliates from soliciting any Mortgagor for any other financial products or services. From and after the Closing Date, the Purchaser agrees that it will not take any action or permit or cause any action to be taken by any of its agents or affiliates, or by any independent contractors on the Purchaser’s behalf, to personally by telephone or mail, solicit the borrower or obligor under any Mortgage Loan to refinance the Mortgage Loan, in whole or in part, without the prior written consent of the Company,. In addition, the Purchaser or any of its affiliates shall not solicit any Mortgagor for any other financial products or services. Notwithstanding the foregoing, it is understood and agreed that (i) promotions undertaken by the Purchasr or any affiliate of the Purchaser which are directed to the general public at large, or segments thereof, provided that no segment shall consist primarily of the Mortgage Loans, including, without limitation, mass mailing based on commercially acquired mailing lists, newspaper, radio and television advertisements and (ii) responses to unsolicited requests or inquiries made by a Mortgagor or an agent of a Mortgagor, shall not constitute solicitation under this Section 11.16 The Company shall use its best efforts to prevent the sale of the name of any Mortgagor to any Person who is not affiliate of the Company.

Section 11.17. Closing.

The closing for the purchase and sale of the Mortgage Loans shall take place on the related Closing Date. The closing shall be either: by telephone, confirmed by letter or wire as the parties shall agree, or conducted in person, at such place as the parties shall agree.

The closing for the Mortgage Loans to be purchased on the related Closing Date shall be subject to each of the following conditions:

(a) at least one (1) Business Day prior to the related Closing Date, the Company shall deliver to the Purchaser a magnetic diskette, or transmit by modem, a listing on a loan-level basis of the information contained in the related Mortgage Loan Schedule attached to the related Term Sheet;

(b) all of the representations and warranties of the Company under this Agreement shall be materially true and correct as of the related Closing Date and no event shall have occurred which, with notice or the passage of time, would constitute a material default under this Agreement;

(c) the Purchaser shall have received, or the Purchaser's attorneys shall have received in escrow, all documents required pursuant to this Agreement, the related Term Sheet, an opinion of counsel and an officer's certificate, all in such forms as are agreed upon and acceptable to the Purchaser, duly executed by all signatories other than the Purchaser as required pursuant to the terms hereof;

(d) the Company shall have delivered and released to the Purchaser (or its designee) on or prior to the related Closing Date all documents required pursuant to the terms of this Agreement and the related Term Sheet; and

(e) all other terms and conditions of this Agreement, the related Term Sheet and the Confirmation shall have been materially complied with.

Subject to the foregoing conditions, the Purchaser shall pay to the Company on the related Closing Date the Purchase Price, plus accrued interest pursuant to Section 2.02 of this Agreement, by wire transfer of immediately available funds to the account designated by the Company.

Section 11.18. Cooperation of Company with a Reconstitution.

The Company and the Purchaser agree that with respect to some or all of the Mortgage Loans, on or after the related Closing Date, on one or more dates (each a "Reconstitution Date") at the Purchaser's sole option, the Purchaser may effect a sale (each, a "Reconstitution") of some or all of the Mortgage Loans then subject to this Agreement, without recourse, to:

(a)  one or more third party purchasers in one or more in whole loan transfers (each, a "Whole Loan Transfer"); or

(b) one or more trusts or other entities to be formed as part of one or more pass-through transfers (each, a "Pass-Through Transfer").

The Company agrees to execute in connection with any agreements among the Purchaser, the Company, and any servicer in connection with a Whole Loan Transfer, an Assignment, Assumption and Recognition Agreement substantially in the form of Exhibit D hereto, or, at Purchaser’s request, a seller's warranties and servicing agreement or a participation and servicing agreement or similar agreement in form and substance reasonably acceptable to the parties, and in connection with a Pass-Through Transfer, a pooling and servicing agreement in form and substance reasonably acceptable to the parties, (collectively the agreements referred to herein are designated, the "Reconstitution Agreements"). It is understood that any such Reconstitution Agreements will not contain any greater obligations on the part of Company than are contained in this Agreement.

With respect to each Whole Loan Transfer and each Pass-Through Transfer entered into by the Purchaser, the Company agrees (1) to cooperate fully with the Purchaser and any prospective purchaser with respect to all reasonable requests and due diligence procedures; (2) to execute, deliver and perform all Reconstitution Agreements required by the Purchaser; (3) to restate the representations and warranties set forth in this Agreement as of the settlement or closing date in connection with such Reconstitution (each, a "Reconstitution Date"). In that connection, the Company shall provide to such servicer or issuer, as the case may be, and any other participants in such Reconstitution: (i) any and all information (including servicing portfolio information) and appropriate verification of information (including servicing portfolio information) which may be reasonably available to the Company, whether through letters of its auditors and counsel or otherwise, as the Purchaser or any such other participant shall request upon reasonable demand; and (ii) such additional representations, warranties, covenants, opinions of counsel, letters from auditors, and certificates of public officials or officers of the Company as are reasonably agreed upon by the Company and the Purchaser or any such other participant. In connection with each Pass-Through Transfer, the Company agrees to provide reasonable and customary indemnification to the Purchaser and its affiliates for disclosure contained in any offering document relating to the Company or its affiliates, the Mortgage Loans and the underwriting standards of the Mortgage Loans. The Purchaser shall be responsible for the costs relating to the delivery of such information. With respect to each Pass-Through Transfer, the Purchaser shall provide thirty (30) days notice of such transfer, unless otherwise agreed by the parties in the related Confirmation. With respect to each Whole Loan Transfer, limits on frequency of Reconstitution may be provided in the related Confirmation or related Term Sheet for the related Mortgage Loans.

All Mortgage Loans not sold or transferred pursuant to a Reconstitution shall remain subject to, and serviced in accordance with the terms of, this Agreement and the related Term Sheet, and with respect thereto this Agreement and the related Term Sheet shall remain in full force and effect.

IN WITNESS WHEREOF, the Company and the Purchaser have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

EMC MORTGAGE CORPORATION Purchaser

By:
Name:
Title:

NATIONAL CITY MORTGAGE COMPANY Company

By:
Name:
Title:

EXHIBIT A
CONTENTS OF MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items, which shall be available for inspection by the Purchaser, and which shall be retained by the Company in the Servicing File or delivered to the Purchaser or its designee pursuant to Sections 2.04 and 2.05 of the Purchase, Warranties and Servicing Agreement.

1. The original Mortgage Note endorsed "Pay to the order of ____________________________________________________, without recourse," and signed via original signature in the name of the Company by an authorized officer, with all intervening endorsements showing a complete chain of title from the originator to the Company, together with any applicable riders. In no event may an endorsement be a facsimile endorsement. If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the endorsement must be by "[Company] formerly known as [previous name]". Mortgage Notes may be in the form of a lost note affidavit subject to Purchaser acceptability.

2. The original Mortgage (together with a standard adjustable rate mortgage rider) with evidence of recording thereon, or a copy thereof certified by the public recording office in which such mortgage has been recorded or, if the original Mortgage has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

3. The original or certified copy, certified by the Company, of the Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, if required.

4. The original Assignment, from the Company to _____________________________________, or in accordance with Purchaser's instructions, which assignment shall, but for any blanks requested by Purchaser, be in form and substance acceptable for recording. If the Mortgage Loan was acquired or originated by the Company while doing business under another name, the Assignment must be by "[Company] formerly known as [previous name]". If the Mortgage Loan was acquired by the Company in a merger, the endorsement must be by "[Company], successor by merger to the [name of predecessor]". None of the Assignments are blanket assignments of mortgage.

5. The original policy of title insurance, including riders and endorsements thereto, or if the policy has not yet been issued, a written commitment or interim binder or preliminary report of title issued by the title insurance or escrow company.

6. Originals of all recorded intervening Assignments, or copies thereof, certified by the public recording office in which such Assignments have been recorded showing a complete chain of title from the originator to the Company, with evidence of recording thereon, or a copy thereof certified by the public recording office in which such Assignment has been recorded or, if the original Assignment has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

7. Originals, or copies thereof certified by the public recording office in which such documents have been recorded, of each assumption, extension, modification, written assurance or substitution agreements, if applicable, or if the original of such document has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

8. If the Mortgage Note or Mortgage or any other material document or instrument relating to the Mortgage Loan has been signed by a person on behalf of the Mortgagor, the original or copy of power of attorney or other instrument that authorized and empowered such person to sign bearing evidence that such instrument has been recorded, if so required in the appropriate jurisdiction where the Mortgaged Property is located, or a copy thereof certified by the public recording office in which such instrument has been recorded or, if the original instrument has not been returned from the applicable public recording office, a true certified copy, certified by the Company.

9. reserved.

10. Mortgage Loan closing statement (Form HUD-1) and any other truth-in-lending or real estate settlement procedure forms required by law.

11. Residential loan application.

12. Uniform underwriter and transmittal summary (Fannie Mae Form 1008) or reasonable equivalent.

13. Credit report on the mortgagor.

14. Business credit report, if applicable.

15. Residential appraisal report and attachments thereto.

16. The original of any guarantee executed in connection with the Mortgage Note.

17. Verification of employment and income except for Mortgage Loans originated under a limited documentation program, all in accordance with Company's underwriting guidelines.

18. Verification of acceptable evidence of source and amount of down payment, in accordance with Company's underwriting guidelines.

19. Photograph of the Mortgaged Property (may be part of appraisal).

20. Survey of the Mortgaged Property, if any.

21. Sales contract, if applicable.

22. If available, termite report, structural engineer’s report, water portability and septic certification.

23. Any original security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

24. Name affidavit, if applicable.

Notwithstanding anything to the contrary herein, Company may provide one certificate for all of the Mortgage Loans indicating that the documents were delivered for recording.

EXHIBIT B

CUSTODIAL ACCOUNT LETTER AGREEMENT

______________, 2001

To:	[_______________________]
(the "Depository")

As "Company" under the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as a Custodial Account pursuant to Section 4.04 of the Agreement, to be designated as " National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans". All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number [__________], at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]

By:
Name:
Title:

EXHIBIT C

ESCROW ACCOUNT LETTER AGREEMENT
_____________, 2001

To:	[_______________________]
(the "Depository")

As “Company” under the Purchase Warranties and Servicing Agreement, dated as of October 1, 2001 (the "Agreement"), we hereby authorize and request you to establish an account, as an Escrow Account pursuant to Section 4.06 of the Agreement, to be designated as "National City Mortgage Company, in trust for the [Purchaser], Owner of Mortgage Loans, and various Mortgagors." All deposits in the account shall be subject to withdrawal therefrom by order signed by the Company. This letter is submitted to you in duplicate. Please execute and return one original to us.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

The undersigned, as "Depository", hereby certifies that the above described account has been established under Account Number __________, at the office of the depository indicated above, and agrees to honor withdrawals on such account as provided above. The full amount deposited at any time in the account will be insured up to applicable limits by the Federal Deposit Insurance Corporation through the Bank Insurance Fund or the Savings Association Insurance Fund or will be invested in Permitted Investments as defined in the Agreement.

[___________________________]

By:
Name:
Title:

EXHIBIT D

FORM OF ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is a Purchase, Assignment, Assumption and Recognition Agreement (this “PAAR Agreement”) made as of __________, 200__, among EMC Mortgage Corporation (the “Assignor”), ___________________ (the “Assignee”), and _______________________ (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") now serviced by Company for Assignor and its successors and assigns pursuant to the Purchase, Warranties and Servicing Agreement, dated as of _________, 200__, between Assignor and Company (the “Purchase Agreement”) shall be subject to the terms of this PAAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Purchase, Assignment and Assumption

1. Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Purchase Agreement.

2. Simultaneously with the execution hereof, (i) Assignee shall pay to Assignor the “Funding Amount” as set forth in that certain letter agreement, dated as of _________ ____, between Assignee and Assignor (the “Confirmation”) and (ii) Assignor, at its expense, shall have caused to be delivered to Assignee or its designee the Mortgage File for each Assigned Loan in Assignor's or its custodian's possession, as set forth in the Purchase Agreement, along with, for each Assigned Loan, an endorsement of the Mortgage Note from the applicable Company, in blank, and an assignment of mortgage in recordable form from the applicable Company, in blank. Assignee shall pay the Funding Amount by wire transfer of immediately available funds to the account specified by Assignor. Assignee shall be entitled to all scheduled payments due on the Assigned Loans after ___________, 200__ and all unscheduled payments or other proceeds or other recoveries on the Assigned Loans received on and after _____________, 200__.

Representations, Warranties and Covenants

3. Assignor warrants and represents to Assignee and Company as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b) Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c) There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d) Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e) Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f) Assignor has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignor. This PAAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto.

4. Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a) Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire, own and purchase the Assigned Loans;

(b) Assignee has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This PAAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c) No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(d) Assignee agrees to be bound as “Purchaser” by all of the terms, covenants and conditions of the Purchase Agreement with respect to the Assigned Loans, and from and after the date hereof, Assignee assumes for the benefit of each of Assignor and Company all of Assignor's obligations as “Purchaser” thereunder but solely with respect to such Assigned Loans.

5. Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a) Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)
Company has full corporate power and authority to execute, deliver and perform its obligations under this PAAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this PAAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this PAAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Company. This PAAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Company of this PAAR Agreement, or the consummation by it of the transactions contemplated hereby; and

(e)
No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect.

Recognition of Assignee

6. From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans in accordance with the Purchase Agreement. It is the intention of Assignor, Company and Assignee that this PAAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

Miscellaneous

7. All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this PAAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a) In the case of Company,

With a copy to ______________________________________.

(b)	In the case of Assignor,

(c) In the case of Assignee,

EMC Mortgage Corporation
Mac Arthur Ridge II
909 Hidden Ridge Drive, Suite 200
Irving, Texas 75038
Attention: Mr. Edward Raice
Telecopier No.: (972) 444-2810

with a copy to:

___________________
245 Park Avenue
New York, New York 10167
Attention: ___________
Telecopier No.: (212) 272-____

8. Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this PAAR Agreement.

9. This PAAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

10. No term or provision of this PAAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

11. This PAAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

12. This PAAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

13. This PAAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

14. In the event that any provision of this PAAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this PAAR Agreement shall control. In the event that any provision of this PAAR Agreement conflicts with any provision of the Confirmation with respect to the Assigned Loans, the terms of this PAAR Agreement shall control.

[Modification of Purchase Agreement

15.	The Company and Assignor hereby amend the Purchase Agreement as follows:

(a) The following definitions are added to Section 1.01 of the Purchase Agreement:

Securities Administrator:     ________________________

Supplemental PMI Insurer:     ________________________

Supplemental PMI Policy: The primary guarantee insurance policy of the Supplemental PMI Insurer attached hereto as Exhibit J, or any successor Supplemental PMI Policy given to the Servicer by the Assignee.

Trustee:      ________________________

(b) The following definition is amended and restated:

Insurance Proceeds: Proceeds of any Primary Mortgage Insurance Policy or Lender Primary Mortgage Insurance Policy, the Supplemental PMI Policy, any title policy, any hazard insurance policy or any other insurance policy covering a Mortgage Loan or other related Mortgaged Property, including any amounts required to be deposited in the Custodial Account pursuant to Section 4.04, to the extent such proceeds are not to be applied to the restoration of the related Mortgaged Property or released to the Mortgagor in accordance with Accepted Servicing Practices.

(c) The following are added as the fourth, fifth and sixth paragraphs of Section 4.08:

“In connection with its activities as servicer, the Company agrees to prepare and present, on behalf of itself and the Purchaser, claims to the Supplemental PMI Insurer with respect to the Supplemental PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any Supplemental PMI Policy respecting a defaulted Mortgage Loan. Pursuant to Section 4.04, any amounts collected by the Company under any Supplemental PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 4.05.

In accordance with the Supplemental PMI Policy, the Company shall provide to the Supplemental PMI Insurer any required information regarding the Mortgage Loans.

The Company shall provide to the [Securities Administrator] on a monthly basis via computer tape, or other mutually acceptable format, the unpaid principal balance, insurer certificate number, lender loan number, and premium due the Supplemental PMI Insurer for each Mortgage Loan covered by the Supplemental PMI Policy. In addition, the Company agrees to forward to the Purchaser and the [Securities Administrator] any statements or other reports given by the Supplemental PMI Insurer to the Servicer in connection with a claim under the Supplemental PMI Policy.”

(d) Clause (vi) of Section 6.1 is amended to read as follows:

“Company ceases to be approved by either Fannie Mae or FHLMC as a mortgage loan seller or servicer for more than thirty days, or the Company fails to meet the servicer eligibility requirements of the Supplemental PMI Insurer; or”]

IN WITNESS WHEREOF, the parties hereto have executed this PAAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor

By:
Name:
Title:

Assignee

By:
Name:
Title:

Company

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

[TPW: NYLEGAL:505642.1] 17297-00436 05/12/2006 08:57 PM

ATTACHMENT 2

PURCHASE, WARRANTIES AND SERVICING AGREEMENT

EXHIBIT E

FORM OF TRIAL BALANCE

EXHIBIT G

REQUEST FOR RELEASE OF DOCUMENTS AND RECEIPT

RE: Mortgage Loan #___________________________________
BORROWER:__________________________________________________
PROPERTY: __________________________________________________

Pursuant to a Purchase, Warranties and Servicing Agreement (the "Agreement") between the Company and the Purchaser, the undersigned hereby certifies that he or she is an officer of the Company requesting release of the documents for the reason specified below. The undersigned further certifies that:

(Check one of the items below)

_____ On _________________, the above captioned mortgage loan was paid in full or that the Company has been notified that payment in full has been or will be escrowed. The Company hereby certifies that all amounts with respect to this loan which are required under the Agreement have been or will be deposited in the Custodial Account as required.

_____ The above captioned loan is being repurchased pursuant to the terms of the Agreement. The Company hereby certifies that the repurchase price has been credited to the Custodial Account as required under the Agreement.

_____ The above captioned loan is being placed in foreclosure and the original documents are required to proceed with the foreclosure action. The Company hereby certifies that the documents will be returned to the Purchaser in the event of reinstatement.

_____ Other (explain)

_______________________________________________________
_______________________________________________________

All capitalized terms used herein and not defined shall have the meanings assigned to them in the Agreement.

Based on this certification and the indemnities provided for in the Agreement, please release to the Company all original mortgage documents in your possession relating to this loan.

Dated:_________________

By:________________________________
Signature
___________________________________
Title

Send documents to: _____________________________________________
_____________________________________________
_____________________________________________

Acknowledgement:

Purchaser hereby acknowledges that all original documents previously released on the above captioned mortgage loan have been returned and received by the Purchaser.

Dated:________________

By:________________________________
Signature

_______________________________
Title

EXHIBIT H

COMPANY’S UNDERWRITING GUIDELINES

EXHIBIT I

TERM SHEET

This TERM SHEET (the "Term Sheet") dated _____________, between National City Mortgage Company, a ________ corporation, located at 3232 Newmark Drive, Miamisburg, Ohio 45342 (the “Company”) and EMC Mortgage Corporation, a Delaware corporation, located at ______________ (the "Purchaser") is made pursuant to the terms and conditions of that certain Purchase, Warranties and Servicing Agreement (the "Agreement") dated as of October 1, 2001, between the Company and the Purchaser, the provisions of which are incorporated herein as if set forth in full herein, as such terms and conditions may be modified or supplemented hereby. All initially capitalized terms used herein unless otherwise defined shall have the meanings ascribed thereto in the Agreement.

The Purchaser hereby purchases from the Company and the Company hereby sells to the Purchaser, all of the Company’s right, title and interest in and to the Mortgage Loans described on the Mortgage Loan Schedule annexed hereto as Schedule I, pursuant to and in accordance with the terms and conditions set forth in the Agreement, as same may be supplemented or modified hereby. Hereinafter, the Company shall service the Mortgage Loans for the benefit of the Purchaser and all subsequent transferees of the Mortgage Loans pursuant to and in accordance with the terms and conditions set forth in the Agreement.

1. Definitions

For purposes of the Mortgage Loans to be sold pursuant to this Term Sheet, the following terms shall have the following meanings:

Aggregate Principal Balance
(as of the Cut-Off Date):

Closing Date:

Custodian:

Cut-off Date:

Initial Weighted Average
Mortgage Loan Remittance Rate:

Mortgage Loan:

Purchase Price Percentage:

Servicing Fee Rate:

Additional Closing Conditions:

In addition to the conditions specified in the Agreement, the obligation of each of the Company and the Purchaser is subject to the fulfillment, on or prior to the applicable Closing Date, of the following additional conditions: [None].

Additional Loan Documents:

In addition to the contents of the Mortgage File specified in the Agreement, the following documents shall be delivered with respect to the Mortgage Loans: [None]

[Additional] [Modification] of Representations and Warranties:

[In addition to the representations and warranties set forth in the Agreement, as of the date hereof, the Company makes the following additional representations and warranties with respect to the Mortgage Loans: [None]. [Notwithstanding anything to the contrary set forth in the Agreement, with respect to each Mortgage Loan to be sold on the Closing Date, the representation and warranty set forth in Section ______ of the Agreement shall be modified to read as follows:]

Except as modified herein, Section ______ of the Agreement shall remain in full force and effect as of the date hereof.

IN WITNESS WHEREOF, the parties hereto have caused their names to be signed hereto by their respective duly authorized officers as of the date first above written.

NATIONAL CITY MORTGAGE COMPANY

By:
Name:
Title:

EMC MORTGAGE CORPORATION

By:
Name:
Title:

SCHEDULE I

MORTGAGE LOAN SCHEDULE

AMENDMENT REG AB
TO THE PURCHASE, WARRANTIES AND SERVICING AGREEMENT

This is Amendment Reg AB (the “Amendment Reg AB”), dated as of March 1, 2006 (the “Amendment Date”), by and between EMC Mortgage Corporation (the “Purchaser”), and National City Mortgage, Co. (the “Company”) to that certain Seller’s Purchase, Warranties and Servicing Agreement dated as of October 1, 2001 between the Company and the Purchaser (the “Agreement”).

W I T N E S S E T H

WHEREAS, the Company and the Purchaser have agreed, subject to the terms and conditions of this Amendment Reg AB that the Agreement be amended to reflect certain agreed upon revisions to the terms of the Agreement.

Accordingly, the Company and the Purchaser hereby agree, in consideration of the mutual premises and mutual obligations set forth herein, that the Agreement is hereby amended as follows:

DEFINED TERMS

[Capitalized terms not defined are presumed to be defined in the applicable Agreement.]

Commission: The United States Securities and Exchange Commission.

Company Information: As defined in Section 7(a).

Depositor: The depositor, as such term is defined in Regulation AB, with respect to any Securitization Transaction.

Exchange Act. The Securities Exchange Act of 1934, as amended.

Master Servicer: With respect to any Securitization Transaction, the “master servicer,” if any, identified in the related transaction documents.

Qualified Correspondent: Any Person from which the Company purchased Mortgage Loans, provided that the following conditions are satisfied: (i) such Mortgage Loans were originated pursuant to an agreement between the Company and such Person that contemplated that such Person would underwrite mortgage loans from time to time, for sale to the Company, in accordance with underwriting guidelines designated by the Company (“Designated Guidelines”) or guidelines that do not vary materially from such Designated Guidelines; (ii) such Mortgage Loans were in fact underwritten as described in clause (i) above and were acquired by the Company within 180 days after origination; (iii) either (x) the Designated Guidelines were, at the time such Mortgage Loans were originated, used by the Company in origination of mortgage loans of the same type as the Mortgage Loans for the Company’s own account or (y) the Designated Guidelines were, at the time such Mortgage Loans were underwritten, designated by the Company on a consistent basis for use by lenders in originating mortgage loans to be purchased by the Company; and (iv) the Company employed, at the time such Mortgage Loans were acquired by the Company, pre-purchase or post-purchase quality assurance procedures (which may involve, among other things, review of a sample of mortgage loans purchased during a particular time period or through particular channels) designed to ensure that Persons from which it purchased mortgage loans properly applied the underwriting criteria designated by the Company. For the avoidance of doubt, a “Qualified Correspondent” includes a “table broker” or mortgage lender that originates loans underwritten and funded by the Company or an Affiliate of the Company.

Reconstitution: Any Securitization Transaction or Whole Loan Transfer.

Reconstitution Agreement: Any servicing agreement relating to a Reconstitution.

Regulation AB: Subpart 229.1100 - Asset Backed Securities (Regulation AB), 17 C.F.R. §§229.1100-229.1123, as such may be amended from time to time, and subject to such clarification and interpretation as have been provided by the Commission in the adopting release (Asset-Backed Securities, Securities Act Release No. 33-8518, 70 Fed. Reg. 1,506, 1,531 (Jan. 7, 2005)) or by the staff of the Commission, or as may be provided by the Commission or its staff from time to time.

Securities Act: The Securities Act of 1933, as amended.

Securitization Transaction. Any transaction involving either (1) a sale or other transfer of some or all of the Mortgage Loans directly or indirectly to an issuing entity in connection with an issuance of publicly offered or privately placed, rated or unrated mortgage-backed securities or (2) an issuance of publicly offered or privately placed, rated or unrated securities, the payments on which are determined primarily by reference to one or more portfolios of residential mortgage loans consisting, in whole or in part, of some or all of the Mortgage Loans.

Servicer: As defined in Section 3(c).

Servicing Criteria: The “servicing criteria” set forth in Item 1122(d) of Regulation AB, as such may be amended from time to time.

Static Pool Information: Static pool information as described in Item 1105(a)(1)-(3) and 1105(c) of Regulation AB.

Subcontractor: Any vendor, subcontractor or other Person that is not responsible for the overall servicing (as “servicing” is commonly understood by participants in the mortgage-backed securities market) of Mortgage Loans but performs one or more discrete material functions identified in Item 1122(d) of Regulation AB with respect to Mortgage Loans under the direction or authority of the Company or a Subservicer.

Subservicer: Any Person that services Mortgage Loans on behalf of the Company or any Subservicer and is responsible for the performance (whether directly or through Subservicers or Subcontractors) of a substantial portion of the material servicing functions required to be performed by the Company under this Agreement or any Reconstitution Agreement that are identified in Item 1122(d) of Regulation AB; provided, however, that the term “Subservicer” shall not include any master servicer, or any special servicer other than the Company engaged at the request of a Depositor, Purchaser or investor in a Securitization Transaction, nor any “back-up servicer” or trustee performing servicing functions on behalf of a Securitization Transaction.

Third-Party Originator: Each Person, other than a Qualified Correspondent, that originated Mortgage Loans acquired by the Company and shall not include a mortgage broker that does not fund loans.

Whole Loan Transfer: Any sale or transfer of some or all of the Mortgage Loans, other than a Securitization Transaction.

ARTICLE 1
COMPLIANCE WITH REGULATION AB

Section 1 Intent of the Parties.

The Purchaser and the Company acknowledge and agree that the purpose of Article 1 of this Agreement is to facilitate compliance by the Purchaser and any Depositor with the provisions of Regulation AB and related rules and regulations of the Commission. Although Regulation AB is applicable by its terms only to offerings of asset-backed securities that are registered under the Securities Act, the Company acknowledges that investors in privately offered securities may require that the Purchaser or any Depositor provide comparable disclosure in unregistered offerings and will provide such comparable disclosure in unregistered offerings to the extent such disclosure becomes consistent with industry practice. References in this Agreement to compliance with Regulation AB include provision of comparable disclosure in private offerings. Neither the Purchaser nor any Depositor shall exercise its right to request (if any request is required) delivery of information or other performance under these provisions other than in good faith, or for purposes other than compliance with the provisions of the Securities Act, the Exchange Act and the rules and regulations of the Commission thereunder (or the provision in a private offering of disclosure comparable to that required under the Securities Act). The Company acknowledges that interpretations of the requirements of Regulation AB may change over time, whether due to interpretive guidance provided by the Commission or its staff, consensus among participants in the asset-backed securities markets, advice of counsel, or otherwise, and agrees to comply with reasonable requests made by the Purchaser, any Master Servicer or any Depositor in good faith for delivery of information under these provisions on the basis of evolving interpretations of Regulation AB. In connection with any Securitization Transaction, the Company shall cooperate as set forth herein with the Purchaser to deliver to the Purchaser (including any of its assignees or designees) and any Depositor, any and all statements, reports, certifications, records and any other information necessary in the good faith determination of the Purchaser or any Depositor to permit the Purchaser or such Depositor to comply with the provisions of Regulation AB, together with such disclosures relating to the Company, any Subservicer, any Third-Party Originator and the Mortgage Loans, or the servicing of the Mortgage Loans, reasonably believed by the Purchaser or any Depositor to be necessary in order to effect such compliance.

Section 2 Additional Representations and Warranties of the Company.

(a) The Company shall be deemed to represent to the Purchaser and to any Depositor, as of the date on which information is first provided to the Purchaser or any Depositor under Section 3 that, except as disclosed in writing to the Purchaser or such Depositor prior to such date and unless otherwise disclosed in such information provided under Section 3: (i) the Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company; (ii) the Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; (iii) no material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company; (iv) no material changes to the Company’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreement for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; (v) there are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement; (v) there are no material legal or governmental proceedings pending (or known to be contemplated by Government authorities) against the Company, or to the knowledge of the Company, any Subservicer or any Third-Party Originator; and (vi) there are no affiliations, relationships or transactions relating to the Company, any Subservicer or any Third-Party Originator with respect to any Securitization Transaction and any party thereto identified by the related Depositor of a type described in Item 1119 of Regulation AB.

(b) If so requested by the Purchaser or any Depositor on any date following the date on which information is first provided to the Purchaser or any Depositor under Section 3, the Company shall, within five business days following such request, confirm in writing the accuracy of the representations and warranties set forth in paragraph (a) of this Section or, if any such representation and warranty is not accurate as of the date of such request, provide reasonably adequate disclosure of the pertinent facts, in writing, to the requesting party.

Section 3 Information to Be Provided by the Company.

In connection with any Securitization Transaction the Company shall (i) within five business days following request by the Purchaser or any Depositor, provide to the Purchaser and such Depositor (or, as applicable, cause each Third-Party Originator and each Subservicer to provide), in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor, the information and materials specified in paragraphs (a), (b), (c) and (f) of this Section, and (ii) as promptly as practicable following notice to or discovery by the Company, provide to the Purchaser and any Depositor (in writing, or in a mutually agreed upon electronic format, and in form and substance reasonably satisfactory to the Purchaser and such Depositor) the information specified in paragraph (d) of this Section.

(a) If so requested by the Purchaser or any Depositor, the Company shall provide (or cause each Third-Party Originator or Subservicer, as applicable, to provide) such information, as mutually agreed upon by the Purchaser or any Depositor and the Company (or such Third-Party Originator or Subservicer, as applicable), regarding (i) the Company, as originator of the Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), or (ii) each Third-Party Originator, and (iii) as applicable, each Subservicer, as is requested for the purpose of compliance with Items 1103(a)(1), 1105, 1110, 1117 and 1119 of Regulation AB. Such information shall include, at a minimum:

(A) the originator’s form of organization;

(B) a description of the originator’s origination program and how long the originator has been engaged in originating residential mortgage loans, which description shall include a discussion of the originator’s experience in originating mortgage loans of a similar type as the Mortgage Loans; information regarding the size and composition of the originator’s origination portfolio; and information that may be materialin the good faith judgment of the Purchaser or any Depositor, to an analysis of the performance of the Mortgage Loans, including the originators’ credit-granting or underwriting criteria for mortgage loans of similar type(s) as the Mortgage Loans and such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1110(b)(2) of Regulation AB;

(C) a description of any material legal proceedings pending (or known to be contemplated by governmental authorities) against the Company, or to the knowledge of the Company, each Third-Party Originator and each Subservicer; and

(D) a description of any affiliation or relationship between the Company, each Third-Party Originator, each Subservicer and any of the following parties to a Securitization Transaction, as such parties are identified and noticed to the Company by the Purchaser or any Depositor in writing in advance of such Securitization Transaction:

(1) the sponsor;
(2) the depositor;
(3) the issuing entity;
(4) any servicer;
(5) any trustee;
(6) any originator;
(7) any significant obligor;
(8) any enhancement or support provider; and
(9) any other material transaction party.

(b) If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide) Static Pool Information with respect to the mortgage loans (of a similar type as the Mortgage Loans, as reasonably identified by the Purchaser as provided below) originated by (i) the Company, if the Company is an originator of Mortgage Loans (including as an acquirer of Mortgage Loans from a Qualified Correspondent), and/or (ii) each Third-Party Originator. Such Static Pool Information shall be prepared by the Company (or Third-Party Originator) on the basis of its reasonable, good faith interpretation of the requirements of Item 1105(a)(1)-(3) of Regulation AB. To the extent that there is reasonably available to the Company (or Third-Party Originator) Static Pool Information with respect to more than one mortgage loan type, the Purchaser or any Depositor shall be entitled to specify whether some or all of such information shall be provided pursuant to this paragraph. The content of such Static Pool Information may be in the form customarily provided by the Company, and need not be customized for the Purchaser or any Depositor. Such Static Pool Information for each vintage origination year or prior securitized pool, as applicable, shall be presented in increments no less frequently than quarterly over the life of the mortgage loans included in the vintage origination year or prior securitized pool. The most recent periodic increment must be as of a date no later than 135 days prior to the date of the prospectus or other offering document in which the Static Pool Information is to be included or incorporated by reference. The Static Pool Information shall be provided in an electronic format that provides a permanent record of the information provided, such as a portable document format (.pdf) file, or other such electronic format as mutually agreed upon by the Purchaser or the Depositor and the Company, as applicable.

Promptly following notice or discovery of a material error in Static Pool Information provided pursuant to the immediately preceding paragraph (including an omission to include therein information required to be provided pursuant to such paragraph), the Company shall provide corrected Static Pool Information to the Purchaser or any Depositor, as applicable, in the same format in which Static Pool Information was previously provided to such party by the Company.

If so requested by the Purchaser or any Depositor, the Company shall provide (or, as applicable, cause each Third-Party Originator to provide), at the expense of the Purchaser or Depositor, as applicable (to the extent of any additional incremental expense associated with delivery pursuant to this Agreement), such agreed-upon procedures letters of certified public accountants reasonably acceptable to the Purchaser or Depositor, as applicable, pertaining to Static Pool Information relating to prior securitized pools for securitizations closed on or after January 1, 2006 or, in the case of Static Pool Information with respect to the Company’s or Third-Party Originator’s originations or purchases, to calendar months commencing January 1, 2006, as the Purchaser or such Depositor shall reasonably request. Such statements and letters shall be addressed to and be for the benefit of such parties as the Purchaser or such Depositor shall designate, which may include, by way of example, any Sponsor, any Depositor and any broker dealer acting as underwriter, placement agent or initial purchaser with respect to a Securitization Transaction[, and shall also be addressed to and for the benefit of the Company, its assignees and such Third-Party Originator. Any such statement or letter may take the form of a standard, generally applicable document accompanied by a reliance letter authorizing reliance by the addressees designated by the Purchaser or such Depositor.

(c) If so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the Company, as servicer of the Mortgage Loans, and cause each Subservicer to so provide such information (each of the Company and each Subservicer, for purposes of this paragraph, a “Servicer”), as is requested for the purpose of compliance with Item 1108 of Regulation AB. Such information shall include, at a minimum:

(A) the Servicer’s form of organization;

(B) a description of how long the Servicer has been servicing residential mortgage loans; a general discussion of the Servicer’s experience in servicing assets of any type as well as a more detailed discussion of the Servicer’s experience in, and procedures for, the servicing function it will perform under this Agreement and any Reconstitution Agreements; information regarding the size, composition and growth of the Servicer’s portfolio of residential mortgage loans of a type similar to the Mortgage Loans and information on factors related to the Servicer that may be material, in the good faith judgment of the Purchaser or any Depositor, to any analysis of the servicing of the Mortgage Loans or the related asset-backed securities, as applicable, including, without limitation:

(1) whether any prior securitizations of mortgage loans of a type similar to the Mortgage Loans involving the Servicer have defaulted or experienced an early amortization or other performance triggering event because of servicing during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction;
(2) the extent of outsourcing the Servicer utilizes;
(3) whether there has been previous disclosure of material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Servicer as a servicer during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction; and
(4) whether the Servicer has been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger; and
(5) such other information as the Purchaser or any Depositor may reasonably request for the purpose of compliance with Item 1108(b)(2) of Regulation AB;

(C) a description of any material changes during the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction to the Servicer’s policies or procedures with respect to the servicing function it will perform under this Agreement and any Reconstitution Agreements for mortgage loans of a type similar to the Mortgage Loans;

(D) information regarding the Servicer’s financial condition, to the extent that there is a material risk that the effect on one or more aspects of servicing resulting from such financial condition would have a material impact on pool performance or on the performance by the Company of its servicing obligations under this Agreement or any Reconstitution Agreement;

(E) information regarding advances made by the Servicer on the Mortgage Loans and the Servicer’s overall servicing portfolio of residential mortgage loans for the three-year period immediately preceding the scheduled closing date of the related Securitization Transaction, which may be limited to a statement by an authorized officer of the Servicer to the effect that the Servicer has made all advances required to be made on residential mortgage loans serviced by it during such period, or, if such statement would not be accurate, information regarding the percentage and type of advances not made as required, and the reasons for such failure to advance;

(F) a description of the Servicer’s processes and procedures designed to address any special or unique factors involved in servicing loans of a similar type as the Mortgage Loans;

(G) a description of the Servicer’s processes for handling delinquencies, losses, bankruptcies and recoveries, such as through liquidation of mortgaged properties, sale of defaulted mortgage loans or workouts; and

(H) information as to how the Servicer defines or determines delinquencies and charge-offs, including the effect of any grace period, re-aging, restructuring, partial payments considered current or other practices with respect to delinquency and loss experience.

(d) For the purpose of satisfying the reporting obligation under the Exchange Act with respect to any class of asset-backed securities, at the time the Company knows or should have known of any of the circumstances in subsection (i) of this paragraph, the Company shall (or shall cause each Subservicer and Third-Party Originator to) (i) immediately notify the Purchaser, any Master Servicer and any Depositor in writing of (A) any material litigation proceedings pending or governmental proceedings known to be contemplated against the Company, any Subservicer or any Third-Party Originator, as applicable, (B) any affiliations or relationships that develop following the closing date of a Securitization Transaction between the Company, any Subservicer or any Third-Party Originator and any of the parties specified in clause (D) of paragraph (a) of this Section (and any other parties identified in writing by the requesting party) with respect to such Securitization Transaction, (C) any Event of Default under the terms of this Agreement or any Reconstitution Agreement, (D) any merger, consolidation or sale of substantially all of the assets of the Company, and (E) the Company’s entry into an agreement with a Subservicer to perform or assist in the performance of any of the Company’s obligations under this Agreement or any Reconstitution Agreement and (ii) provide to the Purchaser and any Depositor a description of such proceedings, affiliations or relationships.

All notification pursuant to this Section 3(d) should be sent to EMC by e-mail to regABnotifications@bear.com. In addition, each such notice other than those pursuant to Section 3(d)(i)(A), should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to Section 3(d)(i)(A) should be sent to:

EMC Mortgage Corporation
Two Mac Arthur Ridge
909 Hidden Ridge Drive, Suite 200
Irving, TX 75038
Attention: Associate General Counsel for Loan Administration
Facsimile: (972) 831-2555

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Conduit Seller Approval Dept.
Facsimile: (214) 626-3751
Email: sellerapproval@bear.com

(e) As a condition to the succession to the Company or any Subservicer as servicer or subservicer under this Agreement or any Reconstitution Agreement by any Person (i) into which the Company or such Subservicer may be merged or consolidated, or (ii) which may be appointed as a successor to the Company or any Subservicer, the Company shall provide to the Purchaser, any Master Servicer and any Depositor, at least fifteen calendar days prior to the effective date of such succession or appointment, (x) written notice to the Purchaser and any Depositor of such succession or appointment and (y) in writing and in form and substance reasonably satisfactory to the Purchaser and such Depositor, all information reasonably requested by the Purchaser or any Depositor in order to comply with its reporting obligation under Item 6.02 of Form 8-K with respect to the related Securitization Transaction.

(f) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, if so requested by the Purchaser or any Depositor, the Company shall provide such information regarding the performance or servicing of the Mortgage Loans as is reasonably required to facilitate preparation of distribution reports in accordance with Item 1121 of Regulation AB as applicable to the Company. The Company shall also provide a monthly report, in the form of Exhibit C hereto, or such other form as is mutually acceptable to the Company, the Purchaser and any Master Servicer, Exhibit D with respect to defaulted mortgage loans and Exhibit E, with respect to realized losses and gains, with each such report. Such information shall be provided concurrently with the monthly reports otherwise required to be delivered by the servicer under this Agreement, commencing with the first such report due not less than ten Business Days following such request.

(g) In addition to such information as the Company, as servicer, is obligated to provide pursuant to other provisions of this Agreement, not later than ten days prior to the deadline for the filing of any distribution report on Form 10-D in respect of any Securitization Transaction that includes any of the Mortgage Loans serviced by the Company or any Subservicer, the Company or such Subservicer, as applicable, shall, to the extent the Company or such Subservicer has knowledge, provide to the party responsible for filing such report (including, if applicable, the Master Servicer) notice of the occurrence of any of the following events along with all information, data, and materials related thereto as may be required to be included in the related distribution report on Form 10-D (as specified in the provisions of Regulation AB referenced below):
(i) any material modifications, extensions or waivers of pool asset terms, fees, penalties or payments during the distribution period or that have cumulatively become material over time (Item 1121(a)(11) of Regulation AB);

(ii) material breaches of pool asset representations or warranties or transaction covenants (Item 1121(a)(12) of Regulation AB); and

(iii) information regarding any pool asset changes (such as, additions, substitutions or repurchases), and any material changes in origination, underwriting or other criteria for acquisition or selection of pool assets (Item 1121(a)(14) of Regulation AB).

(h) The Company shall provide, as may be reasonably requested by the Purchaser, any Master Servicer or any Depositor, evidence of the authorization of the person signing any certification or statement, copies or other evidence of Fidelity Bond Insurance and Errors and Omission Insurance policy, financial information and reports, and such other information related to the Company or any Subservicer or the Company or such Subservicer’s performance hereunder to the Purchaser, any Master Servicer and any Depositor.

Section 4 Servicer Compliance Statement.

On or before March 1 of each calendar year, commencing in 2007, the Company shall deliver to the Purchaser, any Master Servicer and any Depositor a statement of compliance addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, to the effect that (i) a review of the Company’s activities as servicer during the immediately preceding calendar year (or applicable portion thereof) and of its performance under this Agreement and any applicable Reconstitution Agreement during such period has been made under such officer’s supervision, and (ii) to the best of such officers’ knowledge, based on such review, the Company has fulfilled all of its obligations under this Agreement and any applicable Reconstitution Agreement in all material respects throughout such calendar year (or applicable portion thereof) or, if there has been a failure to fulfill any such obligation in any material respect, specifically identifying each such failure known to such officer and the nature and the status thereof.

Section 5 Report on Assessment of Compliance and Attestation.

(a) On or before March 1 of each calendar year, commencing in 2007, the Company shall:

(i) deliver to the Purchaser, any Master Servicer and any Depositor a report (in form and substance reasonably satisfactory to the Purchaser, such Master Servicer and such Depositor) regarding the Company’s assessment of compliance with the Servicing Criteria during the immediately preceding calendar year, as required under Rules 13a-18 and 15d-18 of the Exchange Act and Item 1122 of Regulation AB. Such report shall be addressed to the Purchaser, such Master Servicer and such Depositor and signed by an authorized officer of the Company, and shall address each of the applicable Servicing Criteria specified on Exhibit B hereto;

(ii) deliver to the Purchaser, any Master Servicer and any Depositor a report of a registered public accounting firm reasonably acceptable to the Purchaser, such Master Servicer and such Depositor that attests to, and reports on, the assessment of compliance made by the Company and delivered pursuant to the preceding paragraph. Such attestation shall be in accordance with Rules 1-02(a)(3) and 2-02(g) of Regulation S-X under the Securities Act and the Exchange Act;

(iii) cause each Subservicer, and each Subcontractor determined by the Company pursuant to Section 6(b) to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, to deliver to the Purchaser, any Master Servicer and any Depositor an assessment of compliance and accountants’ attestation as and when provided in paragraphs (a) and (b) of this Section; and

(iv) deliver and cause each Subservicer and Subcontractor described in clause (iii) to provide to the Purchaser, any Master Servicer any Depositor and any other Person that will be responsible for signing the certification (a “Sarbanes Certification”) required by Rules 13a-14(d) and 15d-14(d) under the Exchange Act (pursuant to Section 302 of the Sarbanes-Oxley Act of 2002) on behalf of an asset-backed issuer with respect to a Securitization Transaction a certification signed by the appropriate officer of the Company in the form attached hereto as Exhibit A; provided that such certification delivered by the Company may not be filed as an exhibit to, or included in, any offering document or registration statement.

The Company acknowledges that the parties identified in clause (a)(iv) above may rely on the certification provided by the Company pursuant to such clause in signing a Sarbanes Certification and filing such with the Commission.

(b) Each assessment of compliance provided by a Subservicer pursuant to
Section 5(a)(i) shall address each of the Servicing Criteria specified on Exhibit B hereto. An assessment of compliance provided by a Subcontractor pursuant to Section 5(a)(iii) need not address any elements of the Servicing Criteria other than those specified by the Company pursuant to Section 6.

Section 6 Use of Subservicers and Subcontractors.

The Company shall not hire or otherwise utilize the services of any Subservicer to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (a) of this Section. The Company shall not hire or otherwise utilize the services of any Subcontractor, and shall not permit any Subservicer to hire or otherwise utilize the services of any Subcontractor, to fulfill any of the obligations of the Company as servicer under this Agreement or any Reconstitution Agreement unless the Company complies with the provisions of paragraph (b) of this Section.

(a) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subservicer. The Company shall cause any Subservicer used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of this Section and with Sections 2, 3(c), (e), (f) and (g), 4, 5, and 07 of this Agreement to the same extent as if such Subservicer were the Company, and to provide the information required with respect to such Subservicer under Section 3(d) of this Agreement. The Company shall be responsible for obtaining from each Subservicer and delivering to the Purchaser and any Depositor any servicer compliance statement required to be delivered by such Subservicer under Section 4, any assessment of compliance and attestation required to be delivered by such Subservicer under Section 5 and any certification required to be delivered to the Person that will be responsible for signing the Sarbanes Certification under Section 5 as and when required to be delivered.

(b) It shall not be necessary for the Company to seek the consent of the Purchaser, any Master Servicer or any Depositor to the utilization of any Subcontractor. The Company shall promptly upon request provide to the Purchaser, any Master Servicer and any Depositor (or any designee of the Depositor, such as a master servicer or administrator) a written description (in form and substance satisfactory to the Purchaser, any Master Servicer and such Depositor) of the role and function of each Subcontractor utilized by the Company or any Subservicer, specifying (i) the identity of each such Subcontractor, (ii) which (if any) of such Subcontractors are “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, and (iii) which elements of the Servicing Criteria will be addressed in assessments of compliance provided by each Subcontractor identified pursuant to clause (ii) of this paragraph.

As a condition to the utilization of any Subcontractor determined to be “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, the Company shall cause any such Subcontractor used by the Company (or by any Subservicer) for the benefit of the Purchaser and any Depositor to comply with the provisions of Sections 5 and 7 of this Agreement to the same extent as if such Subcontractor were the Company. The Company shall be responsible for obtaining from each Subcontractor and delivering to the Purchaser and any Depositor any assessment of compliance and attestation and the other certifications required to be delivered by such Subcontractor under Section 5, in each case as and when required to be delivered.

Section 7 Indemnification; Remedies.

(a) The Company shall indemnify the Purchaser and each of the following parties participating in a Securitization Transaction: each sponsor and issuing entity; each Person (including, but not limited to, any Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction; each broker dealer acting as underwriter, placement agent or initial purchaser, each Person who controls any of such parties or the Depositor (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing and the Depositor (each, an “Indemnified Party”), and shall hold each of them (each, an “Indemnified Party”) harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A) any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under this Article 1 by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii) any breach by the Company of its obligations under this Article I, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii) any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date; or

(iv) if the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of this Section, the Company shall promptly reimburse the Purchaser, any Depositor, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

(b) (i) Any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under this Article I, or any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date, shall, except as provided in clause (ii) of this paragraph, immediately and automatically, without notice or grace period, constitute an Event of Default with respect to the Company under this Agreement and any applicable Reconstitution Agreement, if such failure or breach is not cured within two (2) Business Days after the Company receives written notice of such failure or breach (which may be provided by e-mail), and shall entitle the Purchaser or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement or any applicable Reconstitution Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination (and if the Company is servicing any of the Mortgage Loans in a Securitization Transaction, appoint a successor servicer reasonably acceptable to any Master Servicer for such Securitization Transaction); provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(ii) Any failure by the Company, any Subservicer or any Subcontractor to deliver any information, report, certification or accountants’ letter when and as required under Section 4 or 5, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB, which continues unremedied for ten calendar days after the date of written notice from the Master Servicer shall constitute an Event of Default (notwithstanding any other provision in this Agreement or any Reconstitution Agreement to the contrary) with respect to the Company under this Agreement and any applicable Reconstitution Agreement, and shall entitle the Purchaser, any Master Servicer or any Depositor, as applicable, in its sole discretion to terminate the rights and obligations of the Company as servicer under this Agreement and/or any applicable Reconstitution Agreement without payment (notwithstanding anything in this Agreement to the contrary) of any compensation to the Company except for reimbursing the Company for any servicing advances that the Company actually made as servicer pursuant to this Agreement and rights arising prior to such termination; provided that to the extent that any provision of this Agreement and/or any applicable Reconstitution Agreement expressly provides for the survival of certain rights or obligations following termination of the Company as servicer, such provision shall be given effect.

(iii) The Company shall promptly reimburse the Purchaser (or any designee of the Purchaser, such as a master servicer) and any Depositor, as applicable, for all reasonable expenses incurred by the Purchaser (or such designee) or such Depositor, as such are incurred, in connection with the termination of the Company as servicer and the transfer of servicing of the Mortgage Loans to a successor servicer. The provisions of this paragraph shall not limit whatever rights the Purchaser or any Depositor may have under other provisions of this Agreement and/or any applicable Reconstitution Agreement or otherwise, whether in equity or at law, such as an action for damages, specific performance or injunctive relief.

(c) Notification and Cooperation. The parties hereto further agree, and any Indemnified Party not a party hereto is deemed to agree, as a condition to its reliance on such indemnification, that the Company’s indemnification obligations under this Section 7 are subject to the following terms and conditions:

(i) An Indemnified Party seeking indemnification hereunder shall give written notice to the Company within a reasonable time after the Indemnified Party receives notice of an indemnifiable claim provided that failure to give such notice within a reasonable time shall not invalidate the Company’s obligations to indemnify such Indemnified Party except if, and then only to the extent that, such failure materially prejudices the Indemnifying Party or its ability to defend such claim, and the Indemnifying Party shall have the burden of proving such material prejudice;
(ii) The Company shall undertake the defense of the action or claim with counsel or other representatives of its own choosing and reasonably acceptable to the Indemnified Party (which counsel shall not, except with the consent of the Indemnified Party, be counsel to the Indemnifying Party);
(iii) The Indemnified Party shall have the right to participate and assist in, but not control, the defense of such claim and employ separate counsel in any action or claim, at the expense of the Indemnified Party (i.e., at its own expense), provided that if the interests of the Company and the Indemnified Party diverge, the Indemnified Party shall be entitled to separate counsel at the Company’s expense, provided such expense is reasonable; and
(iv) The Company shall not settle or compromise any claim suit or action against the Indemnified Party without the express prior written consent of the Indemnified Party.

(d) Exclusive Remedy. Except for remedies under the Agreement and remedies that cannot be waived as a matter of law and injunctive relief, the rights under this Section 7 shall be the exclusive remedy for breaches of this Section 7 (including any covenant, obligation, representation or warranty contained herein or therein).

(e) Limitations. Notwithstanding anything in this Agreement to the contrary, in no event shall the Company be obligated under this Section 7 to indemnify an Indemnified Party otherwise entitled to indemnity hereunder in respect of any indemnifiable claims or losses to the extent that such claims or losses result directly from the willful misconduct, bad faith or negligent acts of the Indemnified Party.

(f) The parties hereto agree that any written notice under this Section 7 may be made via email.

Section 8 Third Party Beneficiary.

For purposes of this Article I and any related provisions thereto, each Master Servicer shall be considered a third-party beneficiary of this Agreement, entitled to all the rights and benefits hereof as if it were a direct party to this Agreement.

IN WITNESS WHEREOF, the Seller and the Purchaser have caused this Amendment to be executed and delivered by their duly authorized officers as of the day and year first above written.

NATIONAL CITY MORTGAGE CO. (Seller)

By:
Name:
Title:

EMC MORTGAGE CORPORATION (Purchaser)

By:
Name:
Title:

EXHIBIT A

FORM OF ANNUAL CERTIFICATION

Re:	The [ ] agreement dated as of [ ], 200[ ] (the “Agreement”), among [IDENTIFY PARTIES]

I, ________________________________, the _______________________ of [NAME OF COMPANY] (the “Company”), certify to [the Purchaser], [the Depositor], and the [Master Servicer] [Securities Administrator] [Trustee], and their officers, with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the servicer compliance statement of the Company provided in accordance with Item 1123 of Regulation AB (the “Compliance Statement”), the report on assessment of the Company’s compliance with the servicing criteria set forth in Item 1122(d) of Regulation AB (the “Servicing Criteria”), provided in accordance with Rules 13a-18 and 15d-18 under Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Item 1122 of Regulation AB (the “Servicing Assessment”), the registered public accounting firm’s attestation report provided in accordance with Rules 13a-18 and 15d-18 under the Exchange Act and Section 1122(b) of Regulation AB (the “Attestation Report”), and all servicing reports, officer’s certificates and other information relating to the servicing of the Mortgage Loans by the Company during 200[ ] that were delivered by the Company to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee] pursuant to the Agreement (collectively, the “Company Servicing Information”);

(2) Based on my knowledge, the Company Servicing Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in the light of the circumstances under which such statements were made , not misleading with respect to the period of time covered by the Company Servicing Information;

(3) Based on my knowledge, all of the Company Servicing Information required to be provided by the Company under the Agreement has been provided to the [Depositor] [Master Servicer] [Securities Administrator] [Trustee];

(4) I am responsible for reviewing the activities performed by the Company as servicer under the Agreement, and based on my knowledge and the compliance review conducted in preparing the Compliance Statement and except as disclosed in the Compliance Statement, the Servicing Assessment or the Attestation Report, the Company has fulfilled its obligations under the Agreement; and

(5) The Compliance Statement required to be delivered by the Company pursuant to this Agreement, and the Servicing Assessment and Attestation Report required to be provided by the Company and by any Subservicer and Subcontractor “participating in the servicing function” pursuant to the Agreement, have been provided to the [Depositor] [Master Servicer]. Any material instances of noncompliance described in such reports have been disclosed to the [Depositor] [Master Servicer]. Any material instance of noncompliance with the Servicing Criteria has been disclosed in such reports.

Date:
By:
Name:
Title:

EXHIBIT B

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by the Company [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations (A) are mathematically accurate; (B) were prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) were reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X
Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT C

REPORTING DATA FOR MONTHLY REPORT

EXHIBIT D

REPORTING DATA FOR DEFAULTED LOANS

Standard File Layout - Delinquency Reporting

Column/Header Name	Description	Decimal	Format Comment
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR
LOAN_NBR	A unique identifier assigned to each loan by the originator.
CLIENT_NBR	Servicer Client Number
SERV_INVESTOR_NBR	Contains a unique number as assigned by an external servicer to identify a group of loans in their system.
BORROWER_FIRST_NAME	First Name of the Borrower.
BORROWER_LAST_NAME	Last name of the borrower.
PROP_ADDRESS	Street Name and Number of Property
PROP_STATE	The state where the property located.
PROP_ZIP	Zip code where the property is located.
BORR_NEXT_PAY_DUE_DATE	The date that the borrower's next payment is due to the servicer at the end of processing cycle, as reported by Servicer.		MM/DD/YYYY
LOAN_TYPE	Loan Type (i.e. FHA, VA, Conv)
BANKRUPTCY_FILED_DATE	The date a particular bankruptcy claim was filed.		MM/DD/YYYY
BANKRUPTCY_CHAPTER_CODE	The chapter under which the bankruptcy was filed.
BANKRUPTCY_CASE_NBR	The case number assigned by the court to the bankruptcy filing.
POST_PETITION_DUE_DATE	The payment due date once the bankruptcy has been approved by the courts		MM/DD/YYYY
BANKRUPTCY_DCHRG_DISM_DATE	The Date The Loan Is Removed From Bankruptcy. Either by Dismissal, Discharged and/or a Motion For Relief Was Granted.		MM/DD/YYYY
LOSS_MIT_APPR_DATE	The Date The Loss Mitigation Was Approved By The Servicer		MM/DD/YYYY
LOSS_MIT_TYPE	The Type Of Loss Mitigation Approved For A Loan Such As;
LOSS_MIT_EST_COMP_DATE	The Date The Loss Mitigation /Plan Is Scheduled To End/Close		MM/DD/YYYY
LOSS_MIT_ACT_COMP_DATE	The Date The Loss Mitigation Is Actually Completed		MM/DD/YYYY
FRCLSR_APPROVED_DATE	The date DA Admin sends a letter to the servicer with instructions to begin foreclosure proceedings.		MM/DD/YYYY
ATTORNEY_REFERRAL_DATE	Date File Was Referred To Attorney to Pursue Foreclosure		MM/DD/YYYY
FIRST_LEGAL_DATE	Notice of 1st legal filed by an Attorney in a Foreclosure Action		MM/DD/YYYY
FRCLSR_SALE_EXPECTED_DATE	The date by which a foreclosure sale is expected to occur.		MM/DD/YYYY
FRCLSR_SALE_DATE	The actual date of the foreclosure sale.		MM/DD/YYYY
FRCLSR_SALE_AMT	The amount a property sold for at the foreclosure sale.	2	No commas(,) or dollar signs ($)
EVICTION_START_DATE	The date the servicer initiates eviction of the borrower.		MM/DD/YYYY
EVICTION_COMPLETED_DATE	The date the court revokes legal possession of the property from the borrower.		MM/DD/YYYY
LIST_PRICE	The price at which an REO property is marketed.	2	No commas(,) or dollar signs ($)
LIST_DATE	The date an REO property is listed at a particular price.		MM/DD/YYYY
OFFER_AMT	The dollar value of an offer for an REO property.	2	No commas(,) or dollar signs ($)
OFFER_DATE_TIME	The date an offer is received by DA Admin or by the Servicer.		MM/DD/YYYY
REO_CLOSING_DATE	The date the REO sale of the property is scheduled to close.		MM/DD/YYYY
REO_ACTUAL_CLOSING_DATE	Actual Date Of REO Sale		MM/DD/YYYY
OCCUPANT_CODE	Classification of how the property is occupied.
PROP_CONDITION_CODE	A code that indicates the condition of the property.
PROP_INSPECTION_DATE	The date a property inspection is performed.		MM/DD/YYYY
APPRAISAL_DATE	The date the appraisal was done.		MM/DD/YYYY
CURR_PROP_VAL	The current "as is" value of the property based on brokers price opinion or appraisal.	2
REPAIRED_PROP_VAL	The amount the property would be worth if repairs are completed pursuant to a broker's price opinion or appraisal.	2
If applicable:
DELINQ_STATUS_CODE	FNMA Code Describing Status of Loan
DELINQ_REASON_CODE	The circumstances which caused a borrower to stop paying on a loan. Code indicates the reason why the loan is in default for this cycle.
MI_CLAIM_FILED_DATE	Date Mortgage Insurance Claim Was Filed With Mortgage Insurance Company.		MM/DD/YYYY
MI_CLAIM_AMT	Amount of Mortgage Insurance Claim Filed		No commas(,) or dollar signs ($)
MI_CLAIM_PAID_DATE	Date Mortgage Insurance Company Disbursed Claim Payment		MM/DD/YYYY
MI_CLAIM_AMT_PAID	Amount Mortgage Insurance Company Paid On Claim	2	No commas(,) or dollar signs ($)
POOL_CLAIM_FILED_DATE	Date Claim Was Filed With Pool Insurance Company		MM/DD/YYYY
POOL_CLAIM_AMT	Amount of Claim Filed With Pool Insurance Company	2	No commas(,) or dollar signs ($)
POOL_CLAIM_PAID_DATE	Date Claim Was Settled and The Check Was Issued By The Pool Insurer		MM/DD/YYYY
POOL_CLAIM_AMT_PAID	Amount Paid On Claim By Pool Insurance Company	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_FILED_DATE	Date FHA Part A Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_A_CLAIM_AMT	Amount of FHA Part A Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_A_CLAIM_PAID_DATE	Date HUD Disbursed Part A Claim Payment		MM/DD/YYYY
FHA_PART_A_CLAIM_PAID_AMT	Amount HUD Paid on Part A Claim	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_FILED_DATE	Date FHA Part B Claim Was Filed With HUD		MM/DD/YYYY
FHA_PART_B_CLAIM_AMT	Amount of FHA Part B Claim Filed	2	No commas(,) or dollar signs ($)
FHA_PART_B_CLAIM_PAID_DATE	Date HUD Disbursed Part B Claim Payment		MM/DD/YYYY
FHA_PART_B_CLAIM_PAID_AMT	Amount HUD Paid on Part B Claim	2	No commas(,) or dollar signs ($)
VA_CLAIM_FILED_DATE	Date VA Claim Was Filed With the Veterans Admin		MM/DD/YYYY
VA_CLAIM_PAID_DATE	Date Veterans Admin. Disbursed VA Claim Payment		MM/DD/YYYY
VA_CLAIM_PAID_AMT	Amount Veterans Admin. Paid on VA Claim	2	No commas(,) or dollar signs ($)

Exhibit 2: Standard File Codes - Delinquency Reporting

The Loss Mit Type field should show the approved Loss Mitigation Code as follows:

•	ASUM-Approved Assumption

•	BAP-Borrower Assistance Program

•	CO- Charge Off

•	DIL- Deed-in-Lieu

•	FFA- Formal Forbearance Agreement

•	MOD- Loan Modification

•	PRE- Pre-Sale

•	SS- Short Sale

•	MISC-Anything else approved by the PMI or Pool Insurer

NOTE: Wells Fargo Bank will accept alternative Loss Mitigation Types to those above, provided that they are consistent with industry standards. If Loss Mitigation Types other than those above are used, the Servicer must supply Wells Fargo Bank with a description of each of the Loss Mitigation Types prior to sending the file.

The Occupant Code field should show the current status of the property code as follows:

•	Mortgagor

•	Tenant

•	Unknown

•	Vacant

The Property Condition field should show the last reported condition of the property as follows:

•	Damaged

•	Excellent

•	Fair

•	Gone

•	Good

•	Poor

•	Special Hazard

•	Unknown

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Reason Code field should show the Reason for Delinquency as follows:

Delinquency Code	Delinquency Description
001	FNMA-Death of principal mortgagor
002	FNMA-Illness of principal mortgagor
003	FNMA-Illness of mortgagor’s family member
004	FNMA-Death of mortgagor’s family member
005	FNMA-Marital difficulties
006	FNMA-Curtailment of income
007	FNMA-Excessive Obligation
008	FNMA-Abandonment of property
009	FNMA-Distant employee transfer
011	FNMA-Property problem
012	FNMA-Inability to sell property
013	FNMA-Inability to rent property
014	FNMA-Military Service
015	FNMA-Other
016	FNMA-Unemployment
017	FNMA-Business failure
019	FNMA-Casualty loss
022	FNMA-Energy environment costs
023	FNMA-Servicing problems
026	FNMA-Payment adjustment
027	FNMA-Payment dispute
029	FNMA-Transfer of ownership pending
030	FNMA-Fraud
031	FNMA-Unable to contact borrower
INC	FNMA-Incarceration

Exhibit 2: Standard File Codes - Delinquency Reporting, Continued

The FNMA Delinquent Status Code field should show the Status of Default as follows:

Status Code	Status Description
09	Forbearance
17	Pre-foreclosure Sale Closing Plan Accepted
24	Government Seizure
26	Refinance
27	Assumption
28	Modification
29	Charge-Off
30	Third Party Sale
31	Probate
32	Military Indulgence
43	Foreclosure Started
44	Deed-in-Lieu Started
49	Assignment Completed
61	Second Lien Considerations
62	Veteran’s Affairs-No Bid
63	Veteran’s Affairs-Refund
64	Veteran’s Affairs-Buydown
65	Chapter 7 Bankruptcy
66	Chapter 11 Bankruptcy
67	Chapter 13 Bankruptcy

EXHIBIT E

REPORTING DATA FOR REALIZED LOSSES AND GAINS

Calculation of Realized Loss/Gain Form 332- Instruction Sheet

NOTE: Do not net or combine items. Show all expenses individually and all credits as separate line items. Claim packages are due on the remittance report date. Late submissions may result in claims not being passed until the following month. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.
1.

2.  The numbers on the 332 form correspond with the numbers listed below.

Liquidation and Acquisition Expenses:

1.             The Actual Unpaid Principal Balance of the Mortgage Loan. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

2.             The Total Interest Due less the aggregate amount of servicing fee that would have been earned if all delinquent payments had been made as agreed. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

3.             Accrued Servicing Fees based upon the Scheduled Principal Balance of the Mortgage Loan as calculated on a monthly basis. For documentation, an Amortization Schedule from date of default through liquidation breaking out the net interest and servicing fees advanced is required.

4-12.        Complete as applicable. Required documentation:

* For taxes and insurance advances - see page 2 of 332 form - breakdown required showing period of coverage, base tax, interest, penalty. Advances prior to default require evidence of servicer efforts to recover advances.

* For escrow advances - complete payment history

(to calculate advances from last positive escrow balance forward)

* Other expenses -  copies of corporate advance history showing all payments

* REO repairs > $1500 require explanation

* REO repairs >$3000 require evidence of at least 2 bids.

* Short Sale or Charge Off require P&L supporting the decision and WFB’s approved Officer Certificate

* Unusual or extraordinary items may require further documentation.

13.           The total of lines 1 through 12.

3.            Credits:

14-21.     Complete as applicable. Required documentation:

* Copy of the HUD 1 from the REO sale. If a 3rd Party Sale, bid instructions and Escrow Agent / Attorney

Letter of Proceeds Breakdown.

* Copy of EOB for any MI or gov't guarantee

* All other credits need to be clearly defined on the 332 form

22.	The total of lines 14 through 21.

Please Note: For HUD/VA loans, use line (18a) for Part A/Initial proceeds and line (18b) for Part B/Supplemental proceeds.

Total Realized Loss (or Amount of Any Gain)

23.           The total derived from subtracting line 22 from 13. If the amount represents a realized gain, show the amount in parenthesis ( ).

Calculation of Realized Loss/Gain Form 332

Prepared by: __________________   Date: _______________
Phone: ______________________ Email Address:_____________________

Servicer Loan No.	Servicer Name	Servicer Address

WELLS FARGO BANK, N.A. Loan No._____________________________

Borrower's Name: _________________________________________________________
Property Address: _________________________________________________________

Liquidation Type: REO Sale   3rd Party Sale  Short Sale                     Charge Off

Was this loan granted a Bankruptcy deficiency or cramdown  Yes           No

If “Yes”, provide deficiency or cramdown amount _______________________________

Liquidation and Acquisition Expenses:

(1)	Actual Unpaid Principal Balance of Mortgage Loan	$(1)
(2)	Interest accrued at Net Rate	(2)
(3)	Accrued Servicing Fees	(3)
(4)	Attorney's Fees	(4)
(5)	Taxes (see page 2)	(5)
(6)	Property Maintenance	(6)
(7)	MI/Hazard Insurance Premiums (see page 2)	(7)
(8)	Utility Expenses	(8)
(9)	Appraisal/BPO	(9)
(10)	Property Inspections	(10)
(11)	FC Costs/Other Legal Expenses	(11)
(12)	Other (itemize)	(12)
	Cash for Keys	(12)
	HOA/Condo Fees	(12)
		(12)

	Total Expenses	$(13)
Credits:
(14)	Escrow Balance	$(14)
(15)	HIP Refund	(15)
(16)	Rental Receipts	(16)
(17)	Hazard Loss Proceeds	(17)
(18)	Primary Mortgage Insurance / Gov’t Insurance	(18a)
HUD Part A

HUD Part B		(18b)
(19)	Pool Insurance Proceeds	(19)
(20)	Proceeds from Sale of Acquired Property	(20)
(21)	Other (itemize)	(21)
		(21)

	Total Credits	$(22)
Total Realized Loss (or Amount of Gain)		$(23)

Escrow Disbursement Detail

Type (Tax /Ins.)	Date Paid	Period of Coverage	Total Paid	Base Amount	Penalties	Interest

EXHIBIT R-1

FORM OF COUNTRYWIDE
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This Assignment, Assumption and Recognition Agreement (the “Agreement”) is made and entered into as of April 30, 2007 (the “Effective Date”), among EMC Mortgage Corporation, having an address at 2780 Lake Vista Drive, Lewisville, Texas 75067 (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, having an address at 9062 Old Annapolis Road, Columbia, Maryland 21045 (the “Assignee”) and Countrywide Home Loans Servicing LP, having an address at 400 Countrywide Way, Simi Valley, California 93065 (the “Company”) and Countrywide Home Loans, Inc., having an address at 4500 Park Granada, Calabasas, California 91302 (the “Seller”).

WHEREAS, the Assignor has acquired certain mortgage loans set forth on Attachment 1 (the “Mortgage Loans”) from the Seller pursuant to (a) that certain Seller’s Warranties and Servicing Agreement, dated as of September 1, 2002, as amended by Amendment No. 1, dated January 1, 2003, Amendment No. 2, dated September 1, 2004 and as amended by Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement, dated as of January 1, 2006, by and between the Assignor and Countrywide Home Loans, Inc. (the “SWS Agreement”) and (b) the Term Sheet, dated March 29, 2007 between Assignor and Company.

WHEREAS, the Seller has assigned its rights and obligations under the SWS Agreement to the Company and the Company is currently servicing the Mortgage Loans for the benefit of the Assignor in accordance with the terms and conditions of the SWS Agreement.

For and in consideration of the mutual promises and agreements contained herein, and other valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and of the mutual covenants herein contained, the parties hereto hereby agree as follows:

1.  Defined terms used in this Agreement and not otherwise defined herein shall have the meaning set forth in the SWS Agreement.

2.  The Company recognizes the Assignor as owner of the Mortgage Loans and acknowledges that it is currently servicing the Mortgage Loans for the benefit of the Assignor. From and after the date hereof, the Company agrees that it will service the Mortgage Loans pursuant to the terms of the SWS Agreement (as modified herein) which terms are incorporated herein by reference.

3.  The Assignor hereby grants, transfers and assigns to the Assignee all of the right, title, interest and obligations of the Assignor, as purchaser, in, to and under (a) the Mortgage Loans and (b) the SWS Agreement with respect to the Mortgage Loans.

4.  The Assignor specifically reserves and does not assign to the Assignee hereunder any and all right, title and interest in, to and under any and all obligations of the Assignor with respect to any mortgage loans subject to the SWS Agreement which are not Mortgage Loans and are not the subject of this Agreement.

5.  The Assignor warrants and represents to, and covenants with, the Assignee that as of the date hereof:

(a)
Attached hereto as Attachment 2 is a true and accurate copy of the servicing provisions of the SWS Agreement (Articles IV, V, and VI). The SWS Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, nor has any notice of termination been given thereunder;

(b)
The Assignor is the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the SWS Agreement as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the SWS Agreement, except as otherwise set forth herein, as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no known offsets, counterclaims or other defenses available to the Company with respect to the Mortgage Loans or the SWS Agreement;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignor. This Agreement has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Agreement, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Seller and Company, and has delivered to the Assignee, all documents required to be delivered to the Assignor by the Company prior to the date hereof pursuant to the SWS Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Seller or Company, any additional documents.

6.  The Assignee warrants and represents to, and covenants with, the Assignor and the Company as of the date hereof:

(a)
The Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Mortgage Loans as trustee on behalf of the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4;

(b)
The Assignee has full corporate power and authority to execute and deliver this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Assignee. This Agreement has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Agreement, or the consummation by it of the transactions contemplated hereby; and

(d)
The Assignee assumes for the benefit of each of the Assignor and the Company all of the Assignor’s rights and obligations as “Purchaser” thereunder but solely with respect to such Mortgage Loans; provided however, that the Assignee is assuming such obligations solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 and not individually, and any recourse against the Assignee in respect of such obligations shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

7.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
The SWS Agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any material respect, except as contemplated herein, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to service the Mortgage Loans and otherwise to perform its obligations under the SWS Agreement;

(c)
The Company has full power and authority to execute, deliver and perform its obligations under this Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s formation documents or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this Agreement, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the SWS Agreement in favor of the Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established in favor of the Assignor; and

8.  The Company hereby restates the representations and warranties set forth in Section 2(b) of the Amendment Reg AB as of the date hereof.

Each such notice/update required to be sent to the Assignor as set forth in the Amendment Reg AB shall be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(b)(2) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Associate General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

9.  The Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that the Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of the Assignor set forth in this Agreement or the breach of any covenant or condition contained herein.

10.  The Seller guarantees the performance by the Company of the Company’s obligations under this Agreement and under the SWS Agreement.

Recognition of the Assignee

11.  From and after the date hereof, the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC, and will service the Mortgage Loans in accordance with the SWS Agreement. It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective permitted successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the SWS Agreement which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee, which shall not be unreasonably withheld.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

12.  Notwithstanding any term hereof to the contrary, the execution and delivery of this Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

Modification of the SWS Agreement:

13.  The Company and the Assignor hereby amend the SWS Agreement as follows:

(a)  Section 6.04, 6.05 and 6.07 and clause (x) of Section 10.01, all as added by Amendment No. 2 to the Servicing Agreement are deleted in their entirety.

(b)  Section 2(d) of the SWS Agreement as added by Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 2(d) or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(c)  Section 2(e) of the SWS Agreement as added by Amendment Reg AB to the Master Mortgage Loan Purchase and Servicing Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 2(e) or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(d)  The definition of Remittance Date is deleted in its entirety and replaced with the following:

Remittance Date: The 18th day (or if such 18th day is not a Business Day, the first Business Day immediately preceding) of any month, beginning with the First Remittance Date.

(e)  The definition of Master Servicer is deleted in its entirety and replaced with the following:

Master Servicer: EMC Mortgage Corporation, or its successors in interest.

(f)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.25%.

(g)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(h)  The second paragraph of Section 4.01 of the SWS Agreement shall be deleted in its entirety and replaced with the following:

Consistent with and in addition to the terms set forth in this Agreement, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Rate with respect to any Mortgage Loan, (5) convert the Mortgage Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Owner on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Owner a certification addressed to the Owner, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Owner, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

In the event of any such waiver, modification, postponement or indulgence which has been agreed to in writing by the Owner and which permits the deferral of interest or principal payments on any Mortgage Loan, the Company shall, on the Business Day immediately preceding the related Remittance Date in any month in which any such principal or interest payment has been deferred, deposit in the Custodial Account from its own funds, in accordance with Section 4.04 and Section 5.03, the difference between (a) such month's principal and one month's interest at the related Mortgage Loan Remittance Rate on the unpaid principal balance of such Mortgage Loan and (b) the amount paid by the Mortgagor. The Company shall be entitled to reimbursement for such advances to the same extent as for all other advances pursuant to Section 4.05. Without limiting the generality of the foregoing, the Company shall continue, and is hereby authorized and empowered, to prepare, execute and deliver, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties.

(i)  The first sentence of Section 5.02 of the SWS Agreement is hereby deleted and replaced with the following:

Not later than the 5th business day of each calendar month, the Company shall provide a monthly report substantially in the form of Exhibit I and Exhibit J, with respect to remittances, Exhibit K, with respect to realized losses and gains, Exhibit L, with respect to defaulted mortgage loans, Exhibit M, with respect to modified mortgage loans, Exhibit N, with respect to claims submitted and Exhibit O, with respect to loss severity, with each such report.

(j)  Exhibit F to the SWS Agreement is hereby deleted in its entirety and replaced with the reporting exhibits attached hereto as Attachment 3 in formats mutually agreeable to the Company and the Master Servicer. Notwithstanding the foregoing, the Company is not required to report data relating to prepayment charges or penalties.

(k)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit I, a copy of which is annexed hereto as Attachment 4, or such other format as mutually agreed upon between the Company and the Assignor for a period of seventy (70) days from the Effective Date.

(l)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit J, a copy of which is annexed hereto as Attachment 5, or such other format as mutually agreed upon between the Company and the Assignor for a period of seventy (70) days from the Effective Date.

(m)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Attachment 6.

(n)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit L, a copy of which is annexed hereto as Attachment 7, or such other format as mutually agreed upon between the Company and the Assignor for a period of seventy (70) days from the Effective Date.

(o)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit M, a copy of which is annexed hereto as Attachment 8.

(p)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit N, a copy of which is annexed hereto as Attachment 9.

(q)  The SWS Agreement is hereby amended as of the date hereof by inserting a new Exhibit O, a copy of which is annexed hereto as Attachment 10.

14.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the pooling and servicing agreement for the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, and therefore has the right to enforce on behalf of the Assignee all obligations of the Company under the SWS Agreement.  Such right will include, without limitation, the right to terminate the Servicer under the SWS Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the SWS Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the SWS Agreement, the right to examine the books and records of the Company and the right to exercise certain rights of consent and approval relating to actions taken by the Company; provided, however, all parties hereto agree that such enforcement of a right shall only be exercised by one party. Notwithstanding the foregoing, it is understood that the Company shall not be obligated to defend and indemnify and hold harmless the Master Servicer, the Assignor and the Assignee against any losses, damages, penalties, fines, forfeiture, judgments and any related costs including, without limitation, reasonable and necessary legal fees, resulting from (i) actions or inactions of the Company which were taken or omitted upon the instruction or direction of the Master Servicer or Assignee, as applicable, or (ii) the failure of the Assignee or the Assignee’s designee, as applicable, to perform the obligations of the “Purchaser” under the SWS Agreement, as modified by the Agreement.

The Company shall make all distributions under the SWS Agreement to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank:  Chase Bank of Texas
Branch:  Irving, Texas
Account Name:  EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance [date] Remit for  [name of Servicer].
Attention:  LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the SWS Agreement to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

15.  Notices:

The Assignor’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

The Assignee’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

The Company’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Countrywide Home Loans Servicing LP
400 Countrywide Way
Simi Valley, California 93065
Attention: John Lindberg, Rachel Meza, Eric Varnen and Yuan Li

The Seller’s address for purposes of all notices and correspondence related to the Mortgage Loans and this Agreement is:

Countrywide Home Loans, Inc.
4500 Park Granada
Calabasas, California 91302
Attention: Darren Bigby

Miscellaneous:

16.  Each party will pay any commissions it has incurred and the Assignor shall pay the fees of its attorneys and the reasonable fees of the attorneys of the Assignee and the Company in connection with the negotiations for, documenting of and closing of the transactions contemplated by this Agreement.

17.  This Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

18.  No term or provision of this Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

19.  This Agreement shall inure to the benefit of the permitted successors and assigns of the parties hereto. Any entity into which the Assignor, the Assignee, or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed the Assignor, the Assignee, or the Company, respectively, hereunder.

20.  This Agreement shall survive the conveyance of the Mortgage Loans, the assignment of the SWS Agreement to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the SWS Agreement.

21.  This Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

22.  In the event that any provision of this Agreement conflicts with any provision of the SWS Agreement with respect to the Mortgage Loans, the terms of this Agreement shall control.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

By:
Name:
Title:

COUNTRYWIDE HOME LOANS SERVICING LP

By:
Name:
Title:

COUNTRYWIDE HOME LOANS, INC.

By:
Name:
Title:

Acknowledged and Agreed:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

Attachment 1

Mortgage Loans

[Provided Upon Request]

Attachment 2

Articles IV, V, and VI of the SWS Agreement.

[Provided Upon Request]

Attachment 3

EXHIBIT F to the SWS Agreement

Standard File Layout - Master Servicing
Column Name	Description	Decimal	Format Comment	Max Size
SER_INVESTOR_NBR	A value assigned by the Servicer to define a group of loans.		Text up to 10 digits	20
LOAN_NBR	A unique identifier assigned to each loan by the investor.		Text up to 10 digits	10
SERVICER_LOAN_NBR	A unique number assigned to a loan by the Servicer. This may be different than the LOAN_NBR.		Text up to 10 digits	10
BORROWER_NAME	The borrower name as received in the file. It is not separated by first and last name.		Maximum length of 30 (Last, First)	30
SCHED_PAY_AMT	Scheduled monthly principal and scheduled interest payment that a borrower is expected to pay, P&I constant.	2	No commas(,) or dollar signs ($)	11
NOTE_INT_RATE	The loan interest rate as reported by the Servicer.	4	Max length of 6	6
NET_INT_RATE	The loan gross interest rate less the service fee rate as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_RATE	The servicer's fee rate for a loan as reported by the Servicer.	4	Max length of 6	6
SERV_FEE_AMT	The servicer's fee amount for a loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_PAY_AMT	The new loan payment amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
NEW_LOAN_RATE	The new loan rate as reported by the Servicer.	4	Max length of 6	6
ARM_INDEX_RATE	The index the Servicer is using to calculate a forecasted rate.	4	Max length of 6	6
ACTL_BEG_PRIN_BAL	The borrower's actual principal balance at the beginning of the processing cycle.	2	No commas(,) or dollar signs ($)	11
ACTL_END_PRIN_BAL	The borrower's actual principal balance at the end of the processing cycle.	2	No commas(,) or dollar signs ($)	11
BORR_NEXT_PAY_DUE_DATE	The date at the end of processing cycle that the borrower's next payment is due to the Servicer, as reported by Servicer.		MM/DD/YYYY	10
SERV_CURT_AMT_1	The first curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_1	The curtailment date associated with the first curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_1	The curtailment interest on the first curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_2	The second curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_2	The curtailment date associated with the second curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_ AMT_2	The curtailment interest on the second curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_AMT_3	The third curtailment amount to be applied.	2	No commas(,) or dollar signs ($)	11
SERV_CURT_DATE_3	The curtailment date associated with the third curtailment amount.		MM/DD/YYYY	10
CURT_ADJ_AMT_3	The curtailment interest on the third curtailment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
PIF_AMT	The loan "paid in full" amount as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PIF_DATE	The paid in full date as reported by the Servicer.		MM/DD/YYYY	10
ACTION_CODE	The standard FNMA numeric code used to indicate the default/delinquent status of a particular loan.		Action Code Key: 15=Bankruptcy, 30=Foreclosure, , 60=PIF, 63=Substitution, 65=Repurchase,70=REO	2
INT_ADJ_AMT	The amount of the interest adjustment as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
SOLDIER_SAILOR_ADJ_AMT	The Soldier and Sailor Adjustment amount, if applicable.	2	No commas(,) or dollar signs ($)	11
NON_ADV_LOAN_AMT	The Non Recoverable Loan Amount, if applicable.	2	No commas(,) or dollar signs ($)	11
LOAN_LOSS_AMT	The amount the Servicer is passing as a loss, if applicable.	2	No commas(,) or dollar signs ($)	11
SCHED_BEG_PRIN_BAL	The scheduled outstanding principal amount due at the beginning of the cycle date to be passed through to investors.	2	No commas(,) or dollar signs ($)	11
SCHED_END_PRIN_BAL	The scheduled principal balance due to investors at the end of a processing cycle.	2	No commas(,) or dollar signs ($)	11
SCHED_PRIN_AMT	The scheduled principal amount as reported by the Servicer for the current cycle -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
SCHED_NET_INT	The scheduled gross interest amount less the service fee amount for the current cycle as reported by the Servicer -- only applicable for Scheduled/Scheduled Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_PRIN_AMT	The actual principal amount collected by the Servicer for the current reporting cycle -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
ACTL_NET_INT	The actual gross interest amount less the service fee amount for the current reporting cycle as reported by the Servicer -- only applicable for Actual/Actual Loans.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ AMT	The penalty amount received when a borrower prepays on his loan as reported by the Servicer.	2	No commas(,) or dollar signs ($)	11
PREPAY_PENALTY_ WAIVED	The prepayment penalty amount for the loan waived by the servicer.	2	No commas(,) or dollar signs ($)	11
MOD_DATE	The Effective Payment Date of the Modification for the loan.		MM/DD/YYYY	10
MOD_TYPE	The Modification Type.		Varchar - value can be alpha or numeric	30
DELINQ_P&I_ADVANCE_AMT	The current outstanding principal and interest advances made by Servicer.	2	No commas(,) or dollar signs ($)	11

Attachment 4

EXHIBIT I to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer seventy (70) days from the Effective Date.

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Attachment 5

EXHIBIT J to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer for a period of seventy (70) days from the Effective Date.

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Attachment 6

EXHIBIT K to the SWS Agreement

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?   Yes   No
Has this loan been crammed down in a bankruptcy?  Yes   No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Attachment 7

EXHIBIT L to the SWS Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer for a period of seventy (70) days from the Effective Date.

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Attachment 8

EXHIBIT M to the SWS Agreement

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Attachment 9

EXHIBIT N to the SWS Agreement

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Attachment 10

EXHIBIT O to the SWS Agreement

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-2

FORM OF FIFTH THIRD
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

THIS ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT (the “Assignment”) is dated as of April 30, 2007, by and among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Assignee”) and Fifth Third Mortgage Company (the “Company”).

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree that the residential mortgage loans (the “Mortgage Loans”) listed on Exhibit A annexed hereto purchased by the Assignor from the Company and now serviced by Company for the Assignor and its successors and assigns pursuant to (a) that certain Purchase, Warranties and Servicing Agreement, dated as of September 1, 2002, between the Company and the Assignor, as amended by Amendment Number One, dated as of April 1, 2006, between the Company and the Assignor (the “Purchase Agreement”) and (b) the term sheet dated February 28, 2007, between the Company and the Assignor, (the “Term Sheet” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this Assignment. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

Assignment and Assumption

1.  Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Mortgage Loans and (b) the Agreements with respect to the Mortgage Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Agreements with respect to any mortgage loan other than the Mortgage Loans listed on Exhibit A. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheet, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections and in the Term Sheet against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company). Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Agreements or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

2.  The Assignor warrants and represents to the Assignee and to the Company as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Assignor was the lawful owner of the Mortgage Loans with full right to transfer the Mortgage Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Mortgage Loans to the Assignee as contemplated herein, the Assignee shall have good title to each and every Mortgage Loan, as well as any and all of the Assignor’s interests, rights and obligations under the Agreements as they relate to the Mortgage Loans, free and clear of any and all liens, claims and encumbrances;

(c)	There are no offsets, counterclaims or other defenses available to the Assignor with respect to the Mortgage Loans or the Agreements;

(d)	The Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Mortgage Loan;

(e)
The Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Mortgage Loans;

(f)
The Assignor has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignor or its property is subject. The execution, delivery and performance by the Assignor of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of the Assignor. This Assignment has been duly executed and delivered by the Assignor and, upon the due authorization, execution and delivery by the Assignee, and the Company, will constitute the valid and legally binding obligation of the Assignor enforceable against the Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignor in connection with the execution, delivery or performance by the Assignor of this Assignment, or the consummation by it of the transactions contemplated hereby. Neither the Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Mortgage Loans or any interest in the Mortgage Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Mortgage Loans, or any interest in the Mortgage Loans or otherwise approached or negotiated with respect to the Mortgage Loans, or any interest in the Mortgage Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Mortgage Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Mortgage Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto; and

(h)
The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to the Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Mortgage Loans and has not received, and has not requested from the Company, any additional documents.

3.  The Assignee represents, warrants and covenants with the Assignor and the Company that:

(a)
The Assignee is a national banking association, duly organized, validly existing and in good standing under the laws of the United States, and has all requisite power and authority to acquire, own and purchase the Mortgage Loans;

(b)
The Assignee has full power and authority to execute, deliver and perform under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Assignee’s charter or bylaws, or any legal restriction, or any material agreement or instrument to which the Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Assignee or its property is subject. The execution, delivery and performance by the Assignee of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action of the Assignee. This Assignment has been duly executed and delivered by the Assignee and, upon the due authorization, execution and delivery by the Assignor and the Company, will constitute the valid and legally binding obligation of the Assignee enforceable against the Assignee in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency, or reorganization or other similar laws now or hereinafter in effect relating to creditor’s rights generally and by general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or in law;

(c)
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Assignee of this Assignment, or the consummation by it of the transactions contemplated hereby;

(d)
There is no action, suit, proceeding, investigation or litigation pending or, to the Assignee’s knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to the Assignee, would adversely affect the Assignee’s execution or delivery of, or the enforceability of, this Assignment, or the Assignee’s ability to perform its obligations under this Assignment; and

(e)
The Assignee assumes for the benefit of the Trust, all of the rights of the Purchaser under the Agreements with respect to the Mortgage Loans listed on Exhibit A, other than the right to enforce the obligations of the Company under the Agreements.

4.  The Company warrants and represents to, and covenants with, the Assignor and the Assignee as of the date hereof:

(a)
Attached hereto as Exhibit B are true and accurate copy of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)
The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Mortgage Loans and to perform its obligations under the Agreements;

(c)
The Company has full corporate power and authority to execute, deliver and perform its obligations under this Assignment, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this Assignment is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of its charter or by-laws or any legal restriction, or any material agreement or instrument to which it is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this Assignment and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This Assignment has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by the Assignor and the Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against it in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Assignee in connection with the execution, delivery or performance by the Company of this Assignment, or the consummation by it of the transactions contemplated hereby;

(e)
The Company shall establish a Custodial Account and an Escrow Account under the Agreements in favor of Assignee with respect to the Mortgage Loans separate from the Custodial Account and Escrow Account previously established under the Agreements in favor of the Assignor; and

(f)
Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheet with respect to the Company and the Mortgage Loans as of the date hereof.

5.  The Company warrants and represents to, and covenants with, the Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

a.
The Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	The Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Agreements and this Assignment for mortgage loans of a type similar to the Mortgage Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Agreements and this Assignment;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify the Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Mortgage Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

6.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007, among BSABS I, the Assignee, the Master Servicer and the Assignor. The Company shall deliver all reports required to be delivered under the Agreements to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

Recognition of Assignee

7.  From and after the date hereof the Company shall recognize the Assignee as owner of the Mortgage Loans, and acknowledges that the Mortgage Loans will be part of a REMIC. The Company will service the Mortgage Loans in accordance with the Agreements, but in no event in a manner that would (i) cause the REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon the REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of the Assignor, the Company and the Assignee that this Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waiver, or otherwise alter any of the terms or provisions of the Agreements, which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

In addition, the Company hereby acknowledges that from and after the date hereof, the Mortgage Loans will be subject to the terms and conditions of the Pooling Agreement pursuant to which the Master Servicer is required to monitor the performance by the Company of its servicing obligations under the Agreements and has the right to enforce the obligations of the Company under the Purchase Sale and Servicing Agreement with respect to the servicing of the Mortgage Loans. Such right will include, without limitation, the right to terminate the Company under the Agreements upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Agreements, the right to receive all monthly reports and other data required to be delivered by the Company under the Agreements, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, the Company hereby agrees to make all remittances required under the Agreements with respect to the Mortgage Loans to the Master Servicer for the benefit of the Assignee in accordance with the following wire transfer instructions:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance April 1, 2007 Remit for Fifth Third Mortgage Company
Attention: LSBO Group-MS

It is the intention of the Assignor, the Company and the Assignee that this Agreement will be a separate and distinct servicing agreement between the Assignee and the Company, to the extent of the Mortgage Loans, and shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor the Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Mortgage Loans without the prior written consent of the Assignee.

8.  Modification of the Purchase Agreement :

The Company and the Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Section 1.01 of the Purchase Agreement:

REMIC Provisions: The provisions of the federal income tax law relating to REMICs, which appear at Sections 860A through 860G of the Code, and related provisions and regulations promulgated thereunder, as the foregoing may be in effect from time to time.

Master Servicer: EMC Mortgage Corporation.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Trustee: Wells Fargo Bank, National Association.

(b)  The definition of “Business Day” in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following definition:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of Maryland, Minnesota, New York or Ohio, or (iii) a day on which banks in the States of Maryland, Minnesota, New York or Ohio are authorized or obligated by law or executive order to be closed.

(c)  The definition of Eligible Account in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Eligible Account: Any of (i) an account or accounts maintained with a federal or state chartered depository institution or trust company, the long-term unsecured debt obligations and short-term unsecured debt obligations of which (or, in the case of a depository institution or trust company that is the principal subsidiary of a holding company, the debt obligations of such holding company, so long as Moody’s is not a Rating Agency) are rated by each Rating Agency in one of its two highest long-term and its highest short-term rating categories respectively, at the time any amounts are held on deposit therein, or (ii) an account or accounts in a depository institution or trust company in which such accounts are insured by the FDIC (to the limits established by the FDIC) and the uninsured deposits in which accounts are otherwise secured such that, as evidenced by an Opinion of Counsel delivered to the Trustee and to each Rating Agency, the Certificateholders have a claim with respect to the funds in such account or a perfected first priority security interest against any collateral (which shall be limited to Permitted Investments) securing such funds that is superior to claims of any other depositors or creditors of the depository institution or trust company in which such account is maintained, or (iii) a trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company having capital and surplus of not less than $50,000,000, acting in its fiduciary capacity or (iv) any other account acceptable to the Rating Agencies. Eligible Accounts may bear interest, and may include, if otherwise qualified under this definition, accounts maintained with the Trustee.

(d)  The definition of Principal Prepayment in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan full or partial which is received in advance of its scheduled Due Date, including any Prepayment Charge and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(e)  The definition of Servicing Fee Rate in Section 1.01 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.625%.

(f)  Section 3.01(s) of the Purchase Agreement is hereby amended by changing the reference in Section 3.01(s) of the Purchase Agreement from “15 calendar days” to “30 calendar days”.

(g)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Assignment and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliace with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

(h)  Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit T hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an Officer’s Certificate in accordance with Section 5.03.

(i)  Subsection 4.05(iii) of the Purchase Agreement is hereby amended by deleting “Liquidation Proceeds,” after “limited to related proceeds” in Subsection 4.05(iii) of the Purchase Agreement.

(j)  Section 4.05 of the Purchase Agreement is hereby amended by adding the following as Subsection 4.05(ix):

(vii) to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(k)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and Company, and” in the first paragraph.

(l)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit J and Exhibit K, with respect to remittances, Exhibit Q, with respect to realized losses and gains, Exhibit R and Exhibit S, with respect to defaulted mortgage loans, Exhibit T, with respect to modified mortgage loans, Exhibit U, with respect to claims submitted and Exhibit V, with respect to loss severity, with each such report.

(m)  Section 6.04 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(n)  Section 6.07 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.07 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(o)  The first paragrpah of Section 11.04 of the of the Purchase Agreement is hereby deleted and replaced with the following:

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit C.

(q)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit K to the Purchase Agreement, a copy of which is annexed hereto as Exhibit D.

(r)  The Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit E.

(s)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit F.

(t)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S to the Purchase Agreement, a copy of which is annexed hereto as Exhibit G.

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T to the Purchase Agreement, a copy of which is annexed hereto as Exhibit H.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U to the Purchase Agreement, a copy of which is annexed hereto as Exhibit I.

(w)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V to the Purchase Agreement, a copy of which is annexed hereto as Exhibit J.

9.  Notice Addresses.

If to the Assignee:

Wells Fargo Bank, National Association
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

If to the Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

If to the Company:

Fifth Third Mortgage Company
38 Fountain Square Plaza
MD 1MOB2Y
Cincinnatti, Ohio 45263
Attention:Stephen Johnson
Telecopy: (513) 358-0893

10.  This Assignment shall be construed in accordance with the substantive laws of the State of New York (without regard to conflict of laws principles other than Section 5-1401 of the New York General Obligations Law) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, except to the extent preempted by federal law.

11.  From and after the date hereof, the Company, as servicer shall recognize the Assignee as the owner of the Mortgage Loans, the Company will service the Mortgage Loans in accordance with the Agreements for the benefit of the Assignee, and shall look solely to the Assignee for performance of the obligations of Purchaser under the Agreements with respect to the Mortgage Loans. From and after the date hereof, the Assignee shall recognize the Company as the seller and servicer of the Mortgage Loans, and shall look solely to the Company for performance of the obligations of the Seller under the Agreements with respect to the Mortgage Loans.

12.  This Assignment shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which the Company, the Assignor or the Assignee may be merged or consolidated shall, without the requirement for any further writing, be deemed the Company, the Assignor or the Assignee, respectively, hereunder.

13.  No term or provision of this Assignment may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

14.  This Assignment shall survive the conveyance of the Mortgage Loans and the assignment of the Agreements to the extent of the Mortgage Loans by the Assignor to the Assignee and the termination of the Agreements.

15.  This Assignment may be executed simultaneously in any number of counterparts, each of which counterparts shall be deemed to be an original, and such counterparts shall constitute and be one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Assignment, Assumption and Recognition Agreement to be executed by their duly authorized officers as of the date first above written.

EMC MORTGAGE CORPORATIONthe Assignor and Master Servicer		WELLS FARGO BANK, NATIONAL ASSOICATION, the Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4
the Assignee
By:	By:

Name:	Name:
Title:	Title:

FIFTH THIRD MORTGAGE COMPANYthe Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKEDSECURITIES I LLC

By:
Name:
Title:

EXHIBIT A TO THE AAR

Mortgage Loan Schedule

[Provided Upon Request]

EXHIBIT B TO THE AAR

PURCHASE AGREEMENT

TERM SHEET

EXHIBIT C TO THE AAR
Exhibit J to the Purchase, Warranties and Servicing Agreement

EMC FORM - REMITTANCE OVERVIEW REPORT

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT D TO THE AAR
Exhibit K to the Purchase, Warranties and Servicing Agreement

EMC FORM - REMITTANCE SUMMARY REPORT

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT E TO THE AAR
Exhibit Q to the Purchase, Warranties and Servicing Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:      ____________________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                        Yes   No
Has this loan been crammed down in a bankruptcy?  Yes   No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT F TO THE AAR
Exhibit R to the Purchase, Warranties and Servicing Agreement

EMC FORM - DEFAULT OVERVIEW REPORT

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT G TO THE AAR
Exhibit S to the Purchase, Warranties and Servicing Agreement

EMC FORM - DELINQUENCY SUMMARY REPORT

Delinquency Summary Report: Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT H TO THE AAR
Exhibit T to the Purchase, Warranties and Servicing Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT I TO THE AAR
Exhibit U to the Purchase, Warranties and Servicing Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

EXHIBIT J TO THE AAR

Exhibit V to the Purchase, Warranties and Servicing Agreement

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-3

FORM OF GREENPOINT
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 30, 2007 (the “Closing Date”), among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Assignee”) and GreenPoint Mortgage Funding, Inc. (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the "Assigned Loan Schedule") purchased by the Assignor from the Company and now serviced by Company for Assignor and its successors and assigns pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of September 1, 2003, between Assignor and Company, as amended by Amendment Number One, dated as of January 1, 2006 (the “Purchase Agreement”) and (b) the term sheets dated September 9, 2005, July 25, 2006, October 11, 2006 and January 19, 2007 between Assignor and Company, (the “Term Sheets” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement and in the Term Sheets, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement and Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Assigned Loans and/or REO Properties by the Company). Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.   Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Purchase Agreement and the Term Sheets which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignee’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.   Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.   Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 are true and accurate copies of the Purchase Agreement and the Term Sheets which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the date of the Term Sheets to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement or in the Term Sheets to be untrue in any material respect;

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a material fact necessary to make the statements contained therein not misleading; and

(h)  Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets with respect to the Company and the Assigned Loans as of the Closing Date.

4.   Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

5.   Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.   From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Master Servicer for the benefit of the Assignee a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or cause to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Bear Stearns Asset Backed Securities I Trust, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

7.   Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including , but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any losses, claims, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)
(A)      any untrue statement of a material fact contained or alleged to be contained in any written information, written report, certification, data, accountants’ letter or other material provided under Section 11.18 of the Purchase Agreement by or on behalf of the Assignor, or provided under Section 11.18 of the Purchase Agreement by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under this section, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Section 11.18, including any failure by the Company to identify any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 3.01 of the Purchase Agreement or in a writing furnished pursuant to Section 3.01(q) of the Purchase Agreement and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 3.01(q) of the Purchaser Agreement to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence bad faith or willful misconduct of the Company in connection with its performance under this Section.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in Section 11.18 of the Purchase Agreement, the Company shall promptly reimburse the Assignor, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

This indemnification shall survive the termination of this Agreement or the termination of any party to this Agreement.

Modification of Purchase Agreement

8.   The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Assignee: Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2007, among BSABS I, the Trustee, EMC Mortgage Corporation, as the master servicer, the seller and the company.

Trustee: Wells Fargo Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of California, New York, Maryland or Minnesota, or (iii) a day on which banks in the States of California, New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250%.

(d)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(e)  Section 3.01(s) of the Purchase Agreement is hereby amended by changing the reference in Section 3.01(s) of the Purchase Agreement from “15 calendar days” to “30 calendar days”.

(f)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Loan to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICS and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

(g)  Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

On each Remittance Date, the Company shall remit to the Master Servicer all Liquidation Proceeds and Insurance Proceeds, along with any Servicing Advances and Advances, such that the sum of the foregoing at least equals in the aggregate the outstanding Stated Principal Balance of the related Mortgage Loans. The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit V hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim and all required supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(h)  Sections 4.05(vi), 4.05(vii) and 4.05(vi) are hereby renumbered as Sections 4.05(vi), 4.05(vii) and 4.05(viii), and the following is added as Section 4.05(ix):

“(ix) to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.”

(i)  The following is added as the last paragraph of Section 4.05:

“Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period. Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.”

(j)  The following is added to the first sentence of the fourth paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(k)  The following is added as Section 4.13A of the Purchase Agreement:

Section 4.13A REMIC Administration of REO Property.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

(l)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and Company, and” in the first paragraph.

(m)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit Q and Exhibit R, with respect to remittances, Exhibit J, with respect to realized losses and gains, Exhibit S and Exhibit T, with respect to defaulted mortgage loans, Exhibit U, with respect to modified mortgage loans, Exhibit V, with respect to claims submitted and Exhibit W, with respect to loss severity, with each such report.

(n)  Section 6.04 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 6.04 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(o)  Section 6.07 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

In the event the Company or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 6.05 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(p)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(q)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and inserting a new Exhibit E as follows: EXHIBIT E [RESERVED].

(r)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit F in its entirety and inserting a new Exhibit F as follows: EXHIBIT F [RESERVED].

(s)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit P in its entirety and inserting a new Exhibit P as follows: EXHIBIT P [RESERVED].

(t)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 1.

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 2.

(v)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit R to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 3.

(w)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 4.

(x)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 5.

(y)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 6.

(z)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 7.

(aa)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit W to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 8.

(bb)  Exhibit O to the Purchase Agreement is hereby amended as of the date hereof by deleting in its entirety and inserting a new Exhibit O to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 9.

Miscellaneous

9.   All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)  In the case of Company:
GreenPoint Mortgage Funding, Inc.
100 Wood Hollow Drive
Novato, California 94945
Attention: Susan Davia

With a copy to:
(b)  In the case of Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

with a copy to:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden
Telecopier No.: (212) 272-5591

(c)  In the case of Assignee:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

10.   The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007, among the Assignor, the Assignee, BSABS I and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, to the Master Servicer by wire transfer of immediately available funds to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance April 1, 2007 Remit for GreenPoint Mortgage Funding, Inc.
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

11.   A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.   Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.   This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.   No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.   This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.   This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Agreements to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Agreements.

17.   This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.   In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

19.   The Custodians for this transaction are the following:

(a)        Wells Fargo Bank, National Association
as Custodian
1015 10th Avenue Southeast, MS 0031
Minneapolis, MN 55414

(b)        Treasury Bank, a division of Countrywide Bank, FSB
as Custodian
4100 E. Los Angeles Ave.
Simi Valley, CA 93063

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION, as Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, as Assignee

By:
Name:
Title:

GREENPOINT MORTGAGE FUNDING, INC., as Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

TERM SHEETS

Exhibit 1
EXHIBIT J to the Purchase Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:     ____________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                       Yes   No
Has this loan been crammed down in a bankruptcy?  Yes   No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 2
EXHIBIT Q to the Purchase Agreement

EMC FORM - REMITTANCE OVERVIEW REPORT

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 3
EXHIBIT R to the Purchase Agreement

EMC FORM - REMITTANCE SUMMARY REPORT

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 4
EXHIBIT S to the Purchase Agreement

EMC FORM - DEFAULT OVERVIEW REPORT

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 5
EXHIBIT T to the Purchase Agreement

EMC FORM - DELINQUENCY SUMMARY REPORT

Delinquency Summary Report: Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

Exhibit 6
EXHIBIT U to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 7
EXHIBIT V to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 8
EXHIBIT W to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

Exhibit 9
EXHIBIT O to the Purchase Agreement

SERVICING CRITERIA TO BE ADDRESSED IN ASSESSMENT OF COMPLIANCE

The assessment of compliance to be delivered by [the Servicer] [Name of Subservicer] shall address, at a minimum, the criteria identified as below as “Applicable Servicing Criteria”:

Servicing Criteria		Applicable Servicing Criteria
Reference	Criteria
General Servicing Considerations
1122(d)(1)(i)	Policies and procedures are instituted to monitor any performance or other triggers and events of default in accordance with the transaction agreements.	X
1122(d)(1)(ii)	If any material servicing activities are outsourced to third parties, policies and procedures are instituted to monitor the third party’s performance and compliance with such servicing activities.	X
1122(d)(1)(iii)	Any requirements in the transaction agreements to maintain a back-up servicer for the mortgage loans are maintained.
1122(d)(1)(iv)
A fidelity bond and errors and omissions policy is in effect on the party participating in the servicing function throughout the reporting period in the amount of coverage required by and otherwise in accordance with the terms of the transaction agreements.
X
Cash Collection and Administration
1122(d)(2)(i)
Payments on mortgage loans are deposited into the appropriate custodial bank accounts and related bank clearing accounts no more than two business days following receipt, or such other number of days specified in the transaction agreements.
X
1122(d)(2)(ii)	Disbursements made via wire transfer on behalf of an obligor or to an investor are made only by authorized personnel.	X
1122(d)(2)(iii)
Advances of funds or guarantees regarding collections, cash flows or distributions, and any interest or other fees charged for such advances, are made, reviewed and approved as specified in the transaction agreements.
X
1122(d)(2)(iv)
The related accounts for the transaction, such as cash reserve accounts or accounts established as a form of overcollateralization, are separately maintained (e.g., with respect to commingling of cash) as set forth in the transaction agreements.
X
1122(d)(2)(v)
Each custodial account is maintained at a federally insured depository institution as set forth in the transaction agreements. For purposes of this criterion, “federally insured depository institution” with respect to a foreign financial institution means a foreign financial institution that meets the requirements of Rule 13k-1(b)(1) of the Securities Exchange Act.
X
1122(d)(2)(vi)	Unissued checks are safeguarded so as to prevent unauthorized access.	X
1122(d)(2)(vii)
Reconciliations are prepared on a monthly basis for all asset-backed securities related bank accounts, including custodial accounts and related bank clearing accounts. These reconciliations are (A) mathematically accurate; (B) prepared within 30 calendar days after the bank statement cutoff date, or such other number of days specified in the transaction agreements; (C) reviewed and approved by someone other than the person who prepared the reconciliation; and (D) contain explanations for reconciling items. These reconciling items are resolved within 90 calendar days of their original identification, or such other number of days specified in the transaction agreements.
X
Investor Remittances and Reporting
1122(d)(3)(i)
Reports to investors, including those to be filed with the Commission, are maintained in accordance with the transaction agreements and applicable Commission requirements. Specifically, such reports (A) are prepared in accordance with timeframes and other terms set forth in the transaction agreements; (B) provide information calculated in accordance with the terms specified in the transaction agreements; (C) are filed with the Commission as required by its rules and regulations; and (D) agree with investors’ or the trustee’s records as to the total unpaid principal balance and number of mortgage loans serviced by the Servicer.
X
1122(d)(3)(ii)	Amounts due to investors are allocated and remitted in accordance with timeframes, distribution priority and other terms set forth in the transaction agreements.	X
1122(d)(3)(iii)	Disbursements made to an investor are posted within two business days to the Servicer’s investor records, or such other number of days specified in the transaction agreements.	X
1122(d)(3)(iv)	Amounts remitted to investors per the investor reports agree with cancelled checks, or other form of payment, or custodial bank statements.	X

Pool Asset Administration
1122(d)(4)(i)	Collateral or security on mortgage loans is maintained as required by the transaction agreements or related mortgage loan documents.	X
1122(d)(4)(ii)	Mortgage loan and related documents are safeguarded as required by the transaction agreements	X
1122(d)(4)(iii)	Any additions, removals or substitutions to the asset pool are made, reviewed and approved in accordance with any conditions or requirements in the transaction agreements.	X
1122(d)(4)(iv)
Payments on mortgage loans, including any payoffs, made in accordance with the related mortgage loan documents are posted to the Servicer’s obligor records maintained no more than two business days after receipt, or such other number of days specified in the transaction agreements, and allocated to principal, interest or other items (e.g., escrow) in accordance with the related mortgage loan documents.
X
1122(d)(4)(v)	The Servicer’s records regarding the mortgage loans agree with the Servicer’s records with respect to an obligor’s unpaid principal balance.	X
1122(d)(4)(vi)
Changes with respect to the terms or status of an obligor's mortgage loans (e.g., loan modifications or re-agings) are made, reviewed and approved by authorized personnel in accordance with the transaction agreements and related pool asset documents.
X
1122(d)(4)(vii)
Loss mitigation or recovery actions (e.g., forbearance plans, modifications and deeds in lieu of foreclosure, foreclosures and repossessions, as applicable) are initiated, conducted and concluded in accordance with the timeframes or other requirements established by the transaction agreements.
X
1122(d)(4)(viii)
Records documenting collection efforts are maintained during the period a mortgage loan is delinquent in accordance with the transaction agreements. Such records are maintained on at least a monthly basis, or such other period specified in the transaction agreements, and describe the entity’s activities in monitoring delinquent mortgage loans including, for example, phone calls, letters and payment rescheduling plans in cases where delinquency is deemed temporary (e.g., illness or unemployment).
X
1122(d)(4)(ix)	Adjustments to interest rates or rates of return for mortgage loans with variable rates are computed based on the related mortgage loan documents.	X
1122(d)(4)(x)
Regarding any funds held in trust for an obligor (such as escrow accounts): (A) such funds are analyzed, in accordance with the obligor’s mortgage loan documents, on at least an annual basis, or such other period specified in the transaction agreements; (B) interest on such funds is paid, or credited, to obligors in accordance with applicable mortgage loan documents and state laws; and (C) such funds are returned to the obligor within 30 calendar days of full repayment of the related mortgage loans, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xi)
Payments made on behalf of an obligor (such as tax or insurance payments) are made on or before the related penalty or expiration dates, as indicated on the appropriate bills or notices for such payments, provided that such support has been received by the servicer at least 30 calendar days prior to these dates, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xii)
Any late payment penalties in connection with any payment to be made on behalf of an obligor are paid from the servicer’s funds and not charged to the obligor, unless the late payment was due to the obligor’s error or omission.
X
1122(d)(4)(xiii)
Disbursements made on behalf of an obligor are posted within two business days to the obligor’s records maintained by the servicer, or such other number of days specified in the transaction agreements.
X
1122(d)(4)(xiv)	Delinquencies, charge-offs and uncollectible accounts are recognized and recorded in accordance with the transaction agreements.	X
1122(d)(4)(xv)	Any external enhancement or other support, identified in Item 1114(a)(1) through (3) or Item 1115 of Regulation AB, is maintained as set forth in the transaction agreements.

EXHIBIT R-4

FORM OF HSBC
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 30, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Assignee”), and HSBC Mortgage Corporation (USA) (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by Company for Assignor and its successors and assigns pursuant to the Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of September 1, 2005, between Assignor and Company, as amended (the “Purchase Agreement”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and Company as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans.

3.  Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Sections 3.01 and 3.02 of the Purchase Agreement with respect to the Company and the Assigned Loans; and

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading.

4.  Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

(a)  Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

(b)  No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

(c)  Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

(d)  No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

(e)  There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

(f)  There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

(g)  There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, New York 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

5.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

6.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement) but in no event in a manner that would (i) cause any REMIC to fail to qualify as a REMIC or (ii) result in the imposition of a tax upon any REMIC (including but not limited to the tax on prohibited transactions as defined in Section 860F(a)(2) of the Code and the tax on contributions to a REMIC set forth in Section 860G(d) of the Code). It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee shall have been supplied with an opinion of counsel addressed to the Assignee rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Assignee) to the effect that the holding by Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

7.  Notwithstanding any term hereof to the contrary, the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)(A)
any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, data, accountants’ letter or other material provided in written or electronic form under Amendment Reg AB to the Amended and Restated Purchase, Warranties and Servicing Agreement, dated as of November 7, 2005 by and between the Assignor and the Company (the “Reg AB Amendment”) by or on behalf of the Assignor, or provided under the Reg AB Amendment by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information;

(ii)
any breach by the Company of its obligations under the Reg AB Amendment, including particularly any failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under the Reg AB Amendment, including any failure by the Company to identify pursuant toSection 2(e)(ii) of the Reg AB Amendment any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB;

(iii)
any breach by the Company of a representation or warranty set forth in Section 2(a)(i) of the Reg AB Amendment or in a writing furnished pursuant to Section 2(a)(ii) of the Reg AB Amendment and made as of a date prior to the date hereof, to the extent that such breach is not cured by the date hereof, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(a)(ii) of the Reg AB Amendment to the extent made as of a date subsequent to the date hereof; or

(iv)	the negligence, bad faith or willful misconduct of the Company in connection with its performance under the Reg AB Amendment.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as determined by a court of competent jurisdiction or arbitrator appointed pursuant to the Purchase Agreement to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (ii) above, the Company shall promptly reimburse the Assignor, the Underwriter, BSABS I and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The following definitions are added to Article I of the Purchase Agreement:

Assignee: Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2007, among BSABS I, the Trustee and EMC Mortgage Corporation as seller, company and master servicer.

BSABS I: Bear Stearns Asset Backed Securities I LLC.

Trustee: Wells Fargo Bank, National Association, or its successor in interest, or any successor trustee appointed as provided in the Pooling and Servicing Agreement.

(b)  The definition of Business Day is deleted in its entirety and replaced with the following:

Business Day: Any day other than: (i) a Saturday or Sunday, or (ii) a legal holiday in the States of New York, Maryland or Minnesota, or (iii) a day on which banks in the States of New York, Maryland or Minnesota are authorized or obligated by law or executive order to be closed.

(c)  The definition of Custodial Account is deleted in its entirety and replaced with the following:

Custodial Account: Each separate demand account or accounts created and maintained pursuant to Section 4.04 which shall be entitled "HSBC Mortgage Corporation (USA), as Servicer, in trust for Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4”, and shall be established in an Eligible Account.

(d)  The definition of Escrow Account is deleted in its entirety and replaced with the following:

Escrow Account: Each separate trust account or accounts created and maintained pursuant to Section 4.06 which shall be entitled "HSBC Mortgage Corporation (USA), as Servicer, in trust for Wells Fargo Bank, National Association, as trustee for the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4”, and shall be established in an Eligible Account.

(e)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date, excluding any prepayment penalties and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. The Principal Prepayment, full or partial, shall be applied in accordance with the terms of the related Mortgage Note and or the Agreement.

(f)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250% or 0.375%.

(g)  Section 3.02(nn) is deleted in its entirety and replaced with the following:

“(nn) The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;”

(h)  Section 2(f)(v) of the Purchase Agreement is hereby amended effective as of the date hereof by changing the reference in Section 2(f)(v) from “15 calendar days” to “30 calendar days”.

(i)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company’s reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

(j)  4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit K hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(k)  Section 4.05(iii) of the Purchase Agreement is hereby amended by deleting “Liquidation Proceeds,” after “limited to related” in Subsection 4.05(iii).

(l)  The following is added as Subsection 4.05(ix) of the Purchase Agreement:

“(ix) to reimburse itself for any Nonrecoverable Advances;”

(m)  The following is added to the second sentence of the third paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(n)  The first two paragraphs of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

Not later than the fifth Business Day of each month, the Company shall furnish to the Master Servicer in a format as outlined below (or in such other formats mutually agreed between the Servicer and the Master Servicer) (i) a monthly report in the form of Exhibit L, with respect to remittances, Exhibit K, with respect to realized losses and gains, Exhibit M, with respect to defaulted mortgage loans, Exhibit N, with respect to modified mortgage loans, Exhibit O, with respect to claims submitted, and Exhibit P, with respect to loss severity, with each such report, in each case relating to the period ending on the last day of the preceding month, (ii) all such information required pursuant to clause (i) above on a magnetic tape, electronic mail, or other similar media reasonably acceptable to the Master Servicer and (iii) all supporting documentation with respect to the information required pursuant to Exhibit K above. The monthly report in the form of Exhibit L shall contain the following:

(o)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit K, a copy of which is annexed hereto as Attachment 3, or such other format as mutually agreed upon between the Company and the Assignor.

(q)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit L, a copy of which is annexed hereto as Attachment 4, or such other format as mutually agreed upon between the Company and the Assignor.

(r)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit M, a copy of which is annexed hereto as Attachment 5, or such other format as mutually agreed upon between the Company and the Assignor for a period of six (6) months from the Closing Date.

(s)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit N, a copy of which is annexed hereto as Attachment 6.

(t)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit O, a copy of which is annexed hereto as Attachment 7.

(u)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit P, a copy of which is annexed hereto as Attachment 8.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)      In the case of Company:
HSBC MORTGAGE CORPORATION (USA)
Michael T Stilb/Senior Vice President
2929 Walden Avenue
Depew, New York 14042

(b)      In the case of Assignor:
EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

with a copy to:
Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Deirdre Burke
Telecopier No.: (212) 272-7646

(c)      In the case of Assignee:
Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

10.  The Company hereby acknowledges that EMC Mortgage Corporation (the “Master Servicer”) has been appointed as the master servicer of the Assigned Loans pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007, among the Assignor, the Assignee, Bear Stearns Asset Backed Securities I LLC and the Master Servicer, and therefor has the right to enforce all obligations of the Company, as they relate to the Assigned Loans, under the Purchase Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company shall make all distributions under the Purchase Agreement, as they relate to the Assigned Loans, by wire transfer of immediately available funds to:

BSABS I 2007-AC4
EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance [date] Remit for  HSBC Mortgage Corporation (USA)
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 8 herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 Assignee

By:
Name:
Title:

HSBC MORTGAGE CORPORATION (USA) Company

By:
Name:
Title:

Acknowledged and Agreed:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

(Available upon request)

ATTACHMENT 3

Exhibit K to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:     ___________________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?                       Yes   No
Has this loan been crammed down in a bankruptcy?  Yes   No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	------------------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

ATTACHMENT 4

EXHIBIT L to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM -Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

REMITTANCE OVERVIEW REPORT

FIELD	FIELD	FIELD
#	NAME	DEFINITION

Current Monthly Remit File reported by Investor Services to Master Servicers & Investors:

1	S50YDATE	Cutoff Date
2	CLIENT	WF Client Number
3	INVNUM	WF Investor Number
4	CATNUM	WF Category Number
5	POOLNUM	Pool Number
6	LOANNUMBER	WF Loan Number
7	INVLNNO	Investor Loan Number
8	SCHPRIN	Scheduled Principal Payment
9	SCHNETINT	Scheduled Net Interest Amount
10	CURTDATE	Curtailment Date
11	CURTCOL	Total Curtailment Amount
12	CURTADJ	Total Curtailment Int Adjustment Amount
13	CURTREMIT	Total Curtailment Remittance Amount
14	INTRATE	Interest Rate
15	SFRATE	Service Fee Rate
16	YIELD	Pass Through Rate
17	PANDI	Principal and Interest Payment
18	BEGSCHPB	Beginning Scheduled Balance
19	ENDSCHPB	Ending Scheduled Balance
20	BEGPB	Beginning Principal Balance
21	ENDPB	Ending Principal Balance
22	DUEDATE	Due Date
23	PRINCOL	Principal Collected
24	INTCOL	Interest Collected
25	SFCOL	Service Fee Collected
26	BUYDOWN	Buydown Amount
27	SCHREMIT	Schedule Principal and Net Interest Remittance Amount
28	TYPE	Populated if "ARM" loan
29	PIFDATEPAID	Payoff Date
30	PIFPRINPAID	Payoff Principal Paid
31	PIFNETINTPAID	Payoff Net Interest Paid
32	PIFPENALTYINTPAID	Payoff Prepayment Penalty Paid
33	PIFREMIT	Total Payoff Remittance Amount
34	PENDING	Pending Transfer Flag
35	MESSAGE	Messages
36	SORTABLELOANNUMBER	Loan Number
37	NOTES	Loan Notes from Reporter
38	PRINDIFF	Loan Sale Difference
39	PRINADJ	Loan Sale Difference Interest Adjustment

Additional Fields to be added as a result of REG AB (per CTS):

40	SSCRAREMIT	Soldiers and Sailors Remittance Amount
41	CLAIMSREMIT	Claims Remittance Amount
42	MISCREMIT	Miscellaneous Remittance Amount
43	TOTALREMIT	Total Remittance Amount
44	PPPAMOUNT	Prepayment Penalty Calculated Amount
45	PPPWAIVED	Prepayment Penalty Waived Amount
46	PPPPAIDBYBORROWER	Prepayment Penalty Paid by the Borrower
47	PPPPAIDBYSERVICER	Prepayment Penalty Paid by the Servicer
48	MODEFFDATE	Modification Effective Date
49	MODTYPE	Modification Type (See Mod Type tab)
50	ACTIONCODE	Action Code (See Action Code Tab - Just 63 & 65)
51	ACTUALDUEDATE	Actual loan due date
52	ACTUALPRINBAL	Actual Loan Principal Balance

Calculation:
TotalRemit = Remit + PIFRemit + CurtRemit + SSCRARemit + ClaimsRemit + MiscRemit

ATTACHMENT 5

EXHIBIT M to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

REPORTING DATA FOR DEFAULTED LOANS

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

ATTACHMENT 6

EXHIBIT N to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

ATTACHMENT 7

EXHIBIT O to the Purchase Agreement

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

ATTACHMENT 8

EXHIBIT P to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report: Provides final loan liquidation summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-5

FORM OF MID AMERICA
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 30, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Assignee”) and Mid America Bank, fsb (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto purchased by the Assignor from the Company and now serviced by the Company for Assignor and its successors and assigns pursuant (a) to the Purchase, Warranties and Servicing Agreement, dated as of February 1, 2006, between Assignor and the Company, as amended by Amendment No. 1, dated as February 1, 2006 (the “Purchase Agreement”) and (b) the Term Sheets dated February 2, 2007 and February 13, 2007, between Assignor and the Company (the “Term Sheets” and together with the Purchase Agreement, the “Agreements”) shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

Except as expressly provided for herein, the Assignor hereby grants, transfers and assigns to the Assignee all of its right, title and interest as in, to and under (a) the Assigned Loans and (b) the Purchase Agreement with respect to the Assigned Loans; provided, however, that the Assignor is not assigning to the Assignee any of its right, title or interest, in, to and under the Purchase Agreement with respect to any mortgage loan other than the Assigned Loans listed on Attachment 1. Notwithstanding anything to the contrary contained herein, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under the representations and warranties contained in Section 3.01 and Section 3.02 of the Purchase Agreement, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement, and the Assignor is retaining the right to enforce the representations and warranties and the obligations of the Company set forth in those sections against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under (a) Section 2.09 of the Purchase Agreement and (b) Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Mortgage Loans and/or REO Properties by the Company), and the Assignor is retaining the right to enforce such sections against the Company. Except as is otherwise expressly provided herein, the Assignor makes no representations, warranties or covenants to the Assignee and the Assignee acknowledges that the Assignor has no obligations to the Assignee under the terms of the Purchase Agreement or otherwise relating to the transaction contemplated herein (including, but not limited to, any obligation to indemnify the Assignee).

Representations, Warranties and Covenants

1.  Assignor warrants and represents to Assignee and the Company as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear from any and all claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor’s interests, rights and obligations under the Purchase Agreement as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

(c)  There are no offsets, counterclaims or other defenses available to the Company with respect to the Assigned Loans or the Purchase Agreement;

(d)  Assignor has no knowledge of, and has not received notice of, any waivers under, or any modification of, any Assigned Loan;

(e)  Assignor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

(f)  Assignor has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and the Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(g)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(h)  Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept a transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

(i)  The Assignor has received from the Company, and has delivered to the Assignee, all documents required to be delivered to Assignor by the Company prior to the date hereof pursuant to the Purchase Agreement with respect to the Assigned Loans and has not received, and has not requested from the Company, any additional documents; and

(j)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignor's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement.

2.  Assignee warrants and represents to, and covenants with, Assignor and the Company as of the date hereof:

(a)  Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to hold the Assigned Loans as trustee on behalf of the holders of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4;

(b)  Assignee has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and the Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(c)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(d)  There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement; and

(e)  Assignee assumes for the benefit of each of the Assignor and the Company all of the rights of the Purchaser under the Purchase Agreement with respect to the Assigned Loans, except as set forth herein.

3.  The Company warrants and represents to, and covenant with, Assignor and Assignee as of the date hereof:

(a)  Attached hereto as Attachment 2 is a true and accurate copy of the Purchase Agreement, which agreement is in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

(b)  The Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Purchase Agreement;

(c)  The Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of the Company’s business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of the Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which the Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Company or its property is subject. The execution, delivery and performance by the Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company. This AAR Agreement has been duly executed and delivered by the Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

(d)  No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by the Company in connection with the execution, delivery or performance by the Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

(e)  The Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of the Assignee with respect to the Assigned Loans separate from the Custodial Account and Escrow Account previously established under the Purchase Agreement in favor of Assignor;

(f)  No event has occurred from the Closing Date to the date hereof which would render the representations and warranties as to the related Assigned Loans made by the Company in Sections 3.01 and 3.02 of the Purchase Agreement to be untrue in any material respect;

(g)  Neither this AAR Agreement nor any certification, statement, report or other agreement, document or instrument furnished or to be furnished by the Company pursuant to this AAR Agreement contains or will contain any materially untrue statement of fact or omits or will omit to state a fact necessary to make the statements contained therein not misleading; and

(h)  The Company hereby restates the representations and warranties set forth in Section 3.01(p) of the Purchase Agreement.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear Stearns Asset Backed Securities I LLC c/o
Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear Stearns Asset Backed Securities I LLC c/o
Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New, York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, TX 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

4.  Assignor hereby agrees to indemnify and hold the Assignee (and its successors and assigns) harmless against any and all claims, losses, penalties, fines, forfeitures, legal fees and related costs, judgments, and any other costs, fees and expenses that Assignee (and its successors and assigns) may sustain in any way related to any breach of the representations or warranties of Assignor set forth in this AAR Agreement or the breach of any covenant or condition contained herein.

Recognition of Assignee

5.  From and after the date hereof, the Company shall recognize Assignee as owner of the Assigned Loans, and acknowledges that the Assigned Loans will be part of a REMIC, and will service the Assigned Loans in accordance with the Purchase Agreement (as modified by this AAR Agreement). It is the intention of Assignor, the Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither the Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Purchase Agreement which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

6.  Notwithstanding any term hereof to the contrary, it is expressly understood and agreed to by the parties hereto that the execution and delivery of the AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

7.  BSABS I and the Assignor each agree to indemnify and hold harmless the Company, each director of the Company, each officer of the Company and each person, if any, who controls the Company within the meaning of Section 15 of the 1933 Act (collectively, the “Company Indemnified Party”) against any and all losses, claims, expenses, damages or liabilities to which the Company Indemnified Party may become subject, under the 1933 Act or otherwise, including without limitation, with respect to disputes between parties, insofar as such losses, claims, expenses, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Prospectus Supplement, or the omission or the alleged omission to state in the Prospectus Supplement a material fact necessary in order to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission is other than the Company Information.

Modification of Purchase Agreement

8.  The Company and Assignor hereby amend the Purchase Agreement as follows:

(a)  The definition of Servicing Fee Rate is deleted in its entirety and replaced with the following:

Servicing Fee Rate: A per annum rate equal to 0.250%.

(b)  The definition of Principal Prepayment is deleted in its entirety and replaced with the following:

Principal Prepayment: Any payment or other recovery of principal on a Mortgage Loan in full or partial which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon, and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment. Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(c)  Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth in this Agreement and the related Term Sheets, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Note to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a mortgage loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that, in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICs and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

(d)  Section 4.03 is hereby amended by adding the following paragraph to the end of the section:

The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(e)  Section 4.05(iii) is hereby amended by deleting “Liquidation Proceeds,” after “limited to related” in Subsection 4.05(iii).

(f)  Section 4.05(ix) is hereby deleted in its entirety and replaced with the following:

“(ix) to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.”

(g)  The following is added to the first sentence of the fourth paragraph of Section 4.13 of the Purchase Agreement:

“; provided, however, that any REO property shall be disposed of by the Company before the close of the third taxable year following the taxable year in which the Mortgage Loan became an REO property, unless the Company is otherwise directed by the Assignee.”

(h)  Section 5.02 of the Purchase Agreement is hereby amended by deleting “no later than the fifth Business Day of the following month in hard copy, and” after “mutually agreed upon by both Purchaser and the Company, and” in the first paragraph.

(i)  The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit E and Exhibit S, with respect to remittances, Exhibit P, with respect to realized losses and gains, Exhibit F, with respect to defaulted mortgage loans, Exhibit T, with respect to modified mortgage loans, Exhibit U, with respect to claims submitted and Exhibit V, with respect to loss severity, with each such report. For a period of 90 days from the date hereof, the Company may provide monthly reports in other formats as mutually agreed upon between the Company and the Master Servicer.  After the expiration of that time, the Company shall provide the reports in the forms of the exhibits attached hereto.

(j)  Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York without giving effect to principles of conflicts of laws (other than Section 5-1401 of the New York General Obligations Law) and except to the extent preempted by Federal law and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(k)  Section 11.18 (ix) is hereby amended effective as of the date hereof by changing the reference in Section 11.18 (ix) from “15 calendar days” to “30 calendar days”.

(l)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit F in its entirety and inserting a new Exhibit F, a copy of which is annexed hereto as Exhibit 1.

(m)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit P in its entirety and inserting a new Exhibit P, a copy of which is annexed hereto as Exhibit 2.

(n)  The Purchase Agreement is hereby amended as of the date hereof by deleting Exhibit E in its entirety and inserting a new Exhibit E, a copy of which is annexed hereto as Exhibit 3.

(o)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit S, a copy of which is annexed hereto as Exhibit 4.

(p)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit T, a copy of which is annexed hereto as Exhibit 5.

(q)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit U, a copy of which is annexed hereto as Exhibit 6.

(r)  The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit V, a copy of which is annexed hereto as Exhibit 7.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Purchase Agreement and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, as follows:

(a)	In the case of the Company:

Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Theresa Mann
Telecopier No.: (630) 799-7964

With a copy to:
Mid America Bank, fsb
2650 Warrenville Road, Suite 500
Downers Grove, Illinois 60515
Attention: Ann Ryan
Telecopier No.: (630) 799-7964

(b)   In the case of Assignor:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Fascimilie.: (214) 626-4889
Email: mviner@bear.com

(c)   In the case of Assignee:

Wells Fargo Bank, National Association,
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

10.  The Company hereby acknowledges that EMC Mortgage Corporation and any successor thereto (the “Master Servicer”), has been appointed as master servicer of the Mortgage Loans pursuant to the Pooling and Servicing Agreement dated as of April 1, 2007 (the “Pooling and Servicing Agreement”), among BSABS I, the Assignor, as seller, company and Master Servicer and the Assignee, and therefore has the right to enforce all obligations of the Company under the Purchase Agreement. Such right will include, without limitation, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. The Company hereby acknowledges that the Master Servicer shall be obligated to notify the Assignee in accordance with the Pooling and Servicing Agreement upon the discovery of an event of default by the Company of its obligations under the Purchase Agreement and the Assignee shall have the right to terminate the Company as servicer under the Purchase Agreement upon the occurrence of such an event of default. All remittances to be provided to the Master Servicer should be sent to:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance April 1, 2007 Remit for Mid America Bank, fsb
Attention: LSBO Group-MS

and the Company shall deliver all reports required to be delivered under the Purchase Agreement, as they relate to the Assigned Loans, to the Assignee at the address set forth in Section 9(c) herein and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
mviner@bear.com

11.  A copy of all assessments, attestations, reports and certificates required to be delivered by the Servicer under this AAR Agreement and the Purchase Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein, and where such documents are required to be addressed to any party, such addresses shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

12.  Each party will pay any commissions it has incurred and the fees of its attorneys in connection with the negotiations for, documenting of and closing of the transactions contemplated by this AAR Agreement.

13.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles (other than Section 5-1401 of the New York General Obligations Law), and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

14.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

15.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or the Company may be merged or consolidated shall, without the requirement for any further writing, be deemed Assignor, Assignee or the Company, respectively, hereunder.

16.  This AAR Agreement shall survive the conveyance of the Assigned Loans, the assignment of the Purchase Agreement to the extent of the Assigned Loans by Assignor to Assignee and the termination of the Purchase Agreement.

17.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

18.  In the event that any provision of this AAR Agreement conflicts with any provision of the Purchase Agreement with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not individually but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4

By:
Name:
Title:

MID AMERICA BANK, FSB

By:
Name:
Title:

Acknowledged and Agreed:

BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT 1

ASSIGNED LOAN SCHEDULE

(Available upon request)

ATTACHMENT 2

PURCHASE AGREEMENT

(Available upon request)

Exhibit 1
EXHIBIT F to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 2
EXHIBIT P to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:            ____________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No

If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	-------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	------------------------------------

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 3

EXHIBIT E to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - REMITTANCE OVERVIEW REPORT

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 4
EXHIBIT S to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - REMITTANCE SUMMARY REPORT

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 5
EXHIBIT T to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 6

EXHIBIT U to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 7

EXHIBIT V to the Purchase Agreement

The Company shall provide the Master Servicer with this Exhibit in the format below or such other format as mutually agreed upon between the Company and the Master Servicer.

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT R-6

FORM OF NATIONAL CITY
ASSIGNMENT AGREEMENT

ASSIGNMENT, ASSUMPTION AND RECOGNITION AGREEMENT

This is an Assignment, Assumption and Recognition Agreement (this “AAR Agreement”) made as of April 30, 2007, among EMC Mortgage Corporation (the “Assignor”), Wells Fargo Bank, National Association, not individually but solely as trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 (the “Assignee”), and National City Mortgage Co. (the “Company”).

In consideration of the mutual promises contained herein the parties hereto agree that the residential mortgage loans (the “Assigned Loans”) listed on Attachment 1 annexed hereto (the “Assigned Loan Schedule”) purchased by Assignor from Company pursuant to (a) the Purchase, Warranties and Servicing Agreement, dated as of October 1, 2001, between Assignor and Company as amended by Amendment Reg AB to the Purchase, Warranties and Servicing Agreement, dated as of March 1, 2006 (the “Purchase Agreement”) and (b) those certain Term Sheets, dated August 14, 2006, March 13, 2007 and March 23, 2007 between Assignor and Company (the “Term Sheets” and together with the Purchase Agreement, the “Agreements”), shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Agreements.

In consideration of the mutual promises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree that the Assigned Loans shall be subject to the terms of this AAR Agreement. Capitalized terms used herein but not defined shall have the meanings ascribed to them in the Purchase Agreement.

Assignment and Assumption

1.  Assignor hereby grants, transfers and assigns to Assignee all of the right, title and interest of Assignor in the Assigned Loans and, as they relate to the Assigned Loans, all of its right, title and interest in, to and under the Agreements. Assignor specifically reserves and does not assign to Assignee any right title and interest in, to or under any Mortgage Loans subject to the Agreements other than those set forth on Attachment l. Notwithstanding anything to the contrary contained herein, the Assignor is retaining the right to enforce the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets, and any obligation of the Company to cure, repurchase or substitute for a mortgage loan and to indemnify the Assignor with respect to a breach of such representations and warranties pursuant to Section 3.03 and Section 8.01 of the Purchase Agreement against the Company. In addition, the Assignor specifically reserves and does not assign to the Assignee any right, title and interest in, to or under Section 2.09 of the Purchase Agreement and Section 4.03 and Section 4.13 of the Purchase Agreement (but only insofar as such Sections grant to the Purchaser the right to terminate the servicing of defaulted Assigned Loans and/or REO Properties by the Company).

Representations; Warranties and Covenants

2.  Assignor warrants and represents to Assignee and Company as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Assignor is the lawful owner of the Assigned Loans with full right to transfer the Assigned Loans and any and all of its interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances; and upon the transfer of the Assigned Loans to Assignee as contemplated herein, Assignee shall have good title to each and every Assigned Loan, as well as any and all of Assignor's interests, rights and obligations under the Agreements as they relate to the Assigned Loans, free and clear of any and all liens, claims and encumbrances;

c.	Assignor has not received notice of, and has no knowledge of, any offsets, counterclaims or other defenses available to Company with respect to the Assigned Loans or the Agreements;

d.
Assignor has not waived or agreed to any waiver under, or agreed to any amendment or other modifications of, the Agreements. Assignor has no knowledge of, and has not received notice of, any waivers under or any amendments or other modifications of, or assignment of rights or obligations under the Agreements;

e.
Assignor is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, and has all requisite power and authority to acquire, own and sell the Assigned Loans;

f.
Assignor has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignor's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignor's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignor is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignor or its property is subject. The execution, delivery and performance by Assignor of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignor. This AAR Agreement has been duly executed and delivered by Assignor and, upon the due authorization, execution and delivery by Assignee and Company, will constitute the valid and legally binding obligation of Assignor enforceable against Assignor in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

g.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignor in connection with the execution, delivery or performance by Assignor of this AAR Agreement, or the consummation by it of the transactions contemplated hereby. Neither Assignor nor anyone acting on its behalf has offered, transferred, pledged, sold or otherwise disposed of the Assigned Loans or any interest in the Assigned Loans, or solicited any offer to buy or accept transfer, pledge or other disposition of the Assigned Loans, or any interest in the Assigned Loans, or otherwise approached or negotiated with respect to the Assigned Loans, or any interest in the Assigned Loans, with any Person in any manner, or made any general solicitation by means of general advertising or in any other manner, or taken any other action which would constitute a distribution of the Assigned Loans under the Securities Act of 1933, as amended (the “1933 Act”) or which would render the disposition of the Assigned Loans a violation of Section 5 of the 1933 Act or require registration pursuant thereto;

h.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignor's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignor, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignor's ability to perform its obligations under this AAR Agreement; and

i.
Assignor has received from Company, and has delivered to Assignee, all documents required to be delivered to Assignor by Company prior to the date hereof pursuant to Section 2.07 of the Purchase Agreement with respect to the Assigned Loans.

3.  Assignee warrants and represents to, and covenants with, Assignor and Company as of the date hereof:

a.
Assignee is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to acquire and hold the Assigned Loans as trustee on behalf of the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4;

b.
Assignee has full power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Assignee's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Assignee's charter or by-laws or any legal restriction, or any material agreement or instrument to which Assignee is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Assignee or its property is subject. The execution, delivery and performance by Assignee of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary action on the part of Assignee. This AAR Agreement has been duly executed and delivered by Assignee and, upon the due authorization, execution and delivery by Assignor and Company, will constitute the valid and legally binding obligation of Assignee enforceable against Assignee in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

c.
No material consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Assignee in connection with the execution, delivery or performance by Assignee of this AAR Agreement, or the consummation by it of the transactions contemplated hereby; and

d.
There is no action, suit, proceeding, investigation or litigation pending or, to Assignee's knowledge, threatened, which either in any instance or in the aggregate, if determined adversely to Assignee, would adversely affect Assignee's execution or delivery of, or the enforceability of, this AAR Agreement, or the Assignee's ability to perform its obligations under this AAR Agreement.

4.  Company warrants and represents to, and covenants with, Assignor and Assignee as of the date hereof:

a.
Attached hereto as Attachment 2 are true and accurate copies of the Agreements, which agreements are in full force and effect as of the date hereof and the provisions of which have not been waived, amended or modified in any respect, nor has any notice of termination been given thereunder;

b.
Company is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all requisite power and authority to service the Assigned Loans and otherwise to perform its obligations under the Agreements;

c.
Company has full corporate power and authority to execute, deliver and perform its obligations under this AAR Agreement, and to consummate the transactions set forth herein. The consummation of the transactions contemplated by this AAR Agreement is in the ordinary course of Company's business and will not conflict with, or result in a breach of, any of the terms, conditions or provisions of Company’s charter or by-laws or any legal restriction, or any material agreement or instrument to which Company is now a party or by which it is bound, or result in the violation of any law, rule, regulation, order, judgment or decree to which Company or its property is subject. The execution, delivery and performance by Company of this AAR Agreement and the consummation by it of the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Company. This AAR Agreement has been duly executed and delivered by Company, and, upon the due authorization, execution and delivery by Assignor and Assignee, will constitute the valid and legally binding obligation of Company, enforceable against Company in accordance with its terms except as enforceability may be limited by bankruptcy, reorganization, insolvency, moratorium or other similar laws now or hereafter in effect relating to creditors’ rights generally, and by general principles of equity regardless of whether enforceability is considered in a proceeding in equity or at law;

d.
No consent, approval, order or authorization of, or declaration, filing or registration with, any governmental entity is required to be obtained or made by Company in connection with the execution, delivery or performance by Company of this AAR Agreement, or the consummation by it of the transactions contemplated hereby;

e.
Company shall establish a Custodial Account and an Escrow Account under the Purchase Agreement in favor of Assignee with respect to the Assigned Loans separate from the Custodial Account and the Escrow Account previously established under the Purchase Agreement in favor of Assignor;

f.
No event has occurred from the applicable Closing Date to the date hereof which would render the representations and warranties as to the related Mortgage Loans made by the Company in Section 3.02 of the Purchase Agreement or in the related Term Sheets to be untrue in any material respect; and

g.
Pursuant to Section 11.18 of the Purchase Agreement, the Company hereby restates the representations and warranties set forth in Article III of the Purchase Agreement and in the Term Sheets with respect to the Company and the Assigned Loans as of the Closing Date.

5.  Company warrants and represents to, and covenants with, Assignor and Bear Stearns Asset Backed Securities I LLC (“BSABS I”) as of the date hereof:

a.
Company is not aware and has not received notice that any default, early amortization or other performance triggering event has occurred as to any other securitization due to any act or failure to act of the Company;

b.
No material noncompliance with the applicable servicing criteria with respect to other securitizations of residential mortgage loans involving the Company as servicer has been disclosed or reported by the Company;

c.	Company has not been terminated as servicer in a residential mortgage loan securitization, either due to a servicing default or to application of a servicing performance test or trigger;

d.
No material changes to the Company’s policies or procedures with respect to the servicing function it will perform under the Purchase Agreement and this AAR Agreement for mortgage loans of a type similar to the Assigned Loans have occurred during the three-year period immediately preceding the date hereof;

e.
There are no aspects of the Company’s financial condition that could have a material adverse effect on the performance by the Company of its servicing obligations under the Purchase Agreement and this AAR Agreement;

f.	There are no material legal or governmental proceedings pending (or known to be contemplated) against the Company, any Subservicer or any third-party originator; and

g.
There are no affiliations, relationships or transactions relating to the Company or any Subservicer with respect to this Securitization Transaction and any party thereto of a type described in Item 1119 of Regulation AB.

Notwithstanding anything to the contrary in the Agreement, the Company shall (or shall cause any Third-Party Originator to) (i) immediately notify Assignor and BSABS I in writing of (A) legal proceedings pending against the Company, or proceedings known to be contemplated by governmental authorities against the Company which in the judgment of the Company would be, in each case, material to purchasers of securities backed by the Assigned Loans, (B) any affiliations or relationships of the type described in Item 1119(b) of Regulation AB that develop following the date hereof between the Company and any of the above listed parties or other parties identified in writing by the Assignor or BSABS I with respect to the Securitization Transaction and (ii) provide to the Assignor and BSABS I a description of such proceedings, affiliations or relationships.

Each such notice/update should be sent to the Assignor by e-mail to regABnotifications@bear.com. Additionally, all such notifications, other than those pursuant to (i)(A) above, should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

With a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

Notifications pursuant to (i)(A) above should be sent to:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

With copies to:

Bear, Stearns & Co. Inc.
383 Madison Avenue, 3rd Floor
New York, NY 10179
Attention: Global Credit Administration
Facsimile: (212) 272-6564

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

6.  Notwithstanding any term hereof to the contrary, the execution and delivery of this AAR Agreement by the Assignee is solely in its capacity as trustee for Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 and not individually, and any recourse against the Assignee in respect of any obligations it may have under or pursuant to the terms of this AAR Agreement shall be limited solely to the assets it may hold as trustee of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4.

Recognition of Assignee

7.  From and after the date hereof, Company shall recognize Assignee as owner of the Assigned Loans and will service the Assigned Loans for Assignee as if Assignee and Company had entered into a separate servicing agreement for the servicing of the Assigned Loans in the form of the Purchase Agreement (as modified herein), the terms of which are incorporated herein by reference. In addition, Company hereby acknowledges that from and after the date hereof, the Assigned Loans will be subject to the Pooling and Servicing Agreement (the “Pooling and Servicing Agreement”), dated as of April 1, 2007, by and among, Bear Stearns Asset Backed Securities I LLC as depositor, EMC Mortgage Corporation as seller, master servicer (the “Master Servicer”) and company, and Wells Fargo Bank, National Association as trustee. Pursuant to the Pooling and Servicing Agreement, the Master Servicer has the right to monitor and enforce, on behalf of the Assignee, the performance by Company of its servicing obligations under this AAR Agreement. Such right will include, without limitation, the right to terminate the Company under the Purchase Agreement upon the occurrence of an event of default thereunder, the right to receive all remittances required to be made by the Company under the Purchase Agreement, the right to receive all monthly reports and other data required to be delivered by the Company under the Purchase Agreement, the right to examine the books and records of the Company, indemnification rights, and the right to exercise certain rights of consent and approval relating to actions taken by the Company. In connection therewith, Company hereby agrees that all remittances required to be made with respect to the Assigned Loans pursuant to the Purchase Agreement will be made in accordance with the following wire transfer instructions:

EMC Master Servicing Remittances
Bank: Chase Bank of Texas
Branch: Irving, Texas
Account Name: EMC Mortgage Corporation
ABA # 113000609
ACCOUNT # 000000709377717
Reference: M/S Remittance April 1, 2007 Remit for National City Mortgage Company
Attention: LSBO Group-MS

and the Company shall deliver all reports and other notices required to be delivered under the Purchase Agreement to the Assignee and to the Master Servicer at:

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: Michelle Viner
Facsimile: (469) 759-4714
Email: mviner@bear.com

It is the intention of Assignor, Company and Assignee that this AAR Agreement shall be binding upon and for the benefit of the respective successors and assigns of the parties hereto. Neither Company nor Assignor shall amend or agree to amend, modify, waive, or otherwise alter any of the terms or provisions of the Agreements which amendment, modification, waiver or other alteration would in any way affect the Assigned Loans without the prior written consent of Assignee.

The Company shall prepare for and deliver to the Assignee and the Master Servicer (and the securities administrator, if any) a statement with respect to each mortgaged property acquired through foreclosure or deed-in-lieu of foreclosure in connection with a defaulted Assigned Loan (“REO Property”) that has been rented showing the aggregate rental income received and all expenses incurred in connection with the management and maintenance of such REO Property at such times as is necessary to enable the Assignee (or the securities administrator, if any) to comply with the reporting requirements of the REMIC provisions of the Code. The net monthly rental income, if any, from such REO Property shall be deposited in the related collection account no later than the close of business on each determination date. The Company shall perform, or caused to be performed, the tax reporting and withholding related to foreclosures, abandonments and cancellation of indebtedness income as specified by Sections 1445, 6050J and 6050P of the Code by preparing and filing such tax and information returns, as may be required. In the event that the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 acquires any REO Property as aforesaid or otherwise in connection with a default or default becoming reasonably foreseeable on an Assigned Loan, the Company shall cause such REO Property to be disposed prior to three years after its acquisition by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 or, at the expense of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, request more than 60 days prior to the day on which such three-year period would otherwise expire, an extension of the three-year grace period unless the Assignee (or the securities administrator, if any) shall have been supplied with an opinion of counsel addressed to the Assignee (and the securities administrator, if any) rendered by nationally recognized tax counsel specializing in such matters (such opinion not to be an expense of the Trustee or the Securities Administrator) to the effect that the holding by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 of such REO Property subsequent to such three-year period will not result in the imposition of taxes on “prohibited transactions” of any REMIC as defined in Section 860F of the Code or cause any REMIC to fail to qualify as a REMIC, in which case the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 may continue to hold such REO Property (subject to any conditions contained in such opinion of counsel). Notwithstanding any other provision of the Servicing Agreement, no REO Property acquired by the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 shall be rented (or allowed to continue to be rented) or otherwise used for the production of income by or on behalf of the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 in such a manner or pursuant to any terms that would (i) cause such REO Property to fail to qualify as “foreclosure property” within the meaning of Section 860G(a)(8) of the Code or (ii) subject any REMIC to the imposition of any federal, state or local income taxes on the income earned from such REO Property under Section 860G(c) of the Code or otherwise, unless the Company has agreed to indemnify and hold harmless the Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4 with respect to the imposition of any such taxes.

Company shall indemnify and hold harmless the Assignor, each affiliate of the Assignor, BSABS I, the Assignee, Bear, Stearns & Co. Inc. (the “Underwriter”) and each affiliate of the Underwriter, each Person (including, but not limited to, the Master Servicer) responsible for the preparation, execution or filing of any report required to be filed with the Commission, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act, each Person who controls the Assignor, BSABS I, the Assignee or the Underwriter (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act); and the respective present and former directors, officers, employees, agents and affiliates of each of the foregoing (each, an “Indemnified Party”), and shall hold each of them harmless from and against any claims, losses, damages, penalties, fines, forfeitures, legal fees and expenses and related costs, judgments, and any other costs, fees and expenses that any of them may sustain arising out of or based upon:

(i)  (A)  any untrue statement of a material fact contained or alleged to be contained in any information, report, certification, accountants’ letter or other material provided under Article 1 of Amendment Reg AB by or on behalf of the Company, or provided under this Article 1 by or on behalf of any Subservicer, Subcontractor or Third-Party Originator (collectively, the “Company Information”), or (B) the omission or alleged omission to state in the Company Information a material fact required to be stated in the Company Information or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, by way of clarification, that clause (B) of this paragraph shall be construed solely by reference to the Company Information and not to any other information communicated in connection with a sale or purchase of securities, without regard to whether the Company Information or any portion thereof is presented together with or separately from such other information; or

(ii)  any breach by the Company of its obligations under Article I of Amendment Reg AB, including particularly the failure by the Company, any Subservicer, any Subcontractor or any Third-Party Originator to deliver any information, report, certification, accountants’ letter or other material when and as required under Article I of Amendment Reg AB, including any failure by the Company to identify pursuant to Section 6(b) any Subcontractor “participating in the servicing function” within the meaning of Item 1122 of Regulation AB; or

(iii)  any breach by the Company of a representation or warranty set forth in Section 2(a) or in a writing furnished pursuant to Section 2(b) and made as of a date prior to the closing date of the related Securitization Transaction, to the extent that such breach is not cured by such closing date, or any breach by the Company of a representation or warranty in a writing furnished pursuant to Section 2(b) to the extent made as of a date subsequent to such closing date.

If the indemnification provided for herein is unavailable or insufficient to hold harmless an Indemnified Party, then the Company agrees that it shall contribute to the amount paid or payable by such Indemnified Party as a result of any claims, losses, damages or liabilities incurred by such Indemnified Party in such proportion as is appropriate to reflect the relative fault of such Indemnified Party on the one hand and the Company on the other.

In the case of any failure of performance described in clause (a)(ii) of Section 7 of Amendment Reg AB, the Company shall promptly reimburse the Assignor, each affiliate of the Assignor and BSABS I, as applicable, and each Person responsible for the preparation, execution or filing of any report required to be filed with the Commission with respect to such Securitization Transaction, or for execution of a certification pursuant to Rule 13a-14(d) or Rule 15d-14(d) under the Exchange Act with respect to such Securitization Transaction, for all costs reasonably incurred by each such party in order to obtain the information, report, certification, accountants’ letter or other material not delivered as required by the Company, any Subservicer, any Subcontractor or any Third-Party Originator.

Modification of the Purchase Agreement

8.  The Purchase Agreement, as it relates to the Assigned Loans, shall be amended by the Company and the Assignor as follows:

(a) Section 1.01 of the Purchase Agreement shall be amended by adding the following definitions thereto:

Master Servicer: EMC Mortgage Corporation, or its successors in interest who meet the qualifications of the Pooling and Servicing Agreement and this Agreement.

Nonrecoverable Advance: Any advance previously made by the Company pursuant to Section 5.03 or any Servicing Advance which, in the good faith judgment of the Company, may not be ultimately recoverable by the Company from Liquidation Proceeds or otherwise. The determination by the Company that it has made a Nonrecoverable Advance, shall be evidenced by an Officer’s Certificate of the Company delivered to the Purchaser and the Master Servicer and detailing the reasons for such determination.

Pooling and Servicing Agreement: That certain pooling and servicing agreement, dated as of April 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, the Master Servicer, and company, and Wells Fargo Bank, National Association, as trustee.

(b) The definition of “Servicing Fee Rate” is deleted in its entirety and replaced with the following definition:

Servicing Fee Rate: a per annum rate equal to 0.25%.

(c) Subsection 3.02(nn) of the Purchase Agreement shall be deleted in its entirety and replaced with the following:

The Mortgagor has not notified the Company, and the Company has no knowledge of any relief requested or allowed to the Mortgagor under the Servicemembers Civil Relief Act;

(d) The following sentence is added as the last sentence of the definition of Principal Prepayment:

Partial principal Prepayments shall be applied in accordance with the terms of the related Mortgage Note.

(e) Section 4.01 of the Purchase Agreement is hereby amended by changing the first sentence of the second paragraph to the following:

Consistent with and in addition to the terms set forth this Agreement and the related Term Sheet, if a Mortgage Loan is in default or such default is reasonably foreseeable, the Company may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor, including without limitation, to (1) capitalize any amounts owing on the Mortgage Loan by adding such amount to the outstanding principal balance of the Mortgage Loan, (2) defer such amounts to a later date or the final payment date of such Mortgage Loan, (3) extend the maturity of any such Mortgage Loan, (4) amend the related Mortgage Loan to reduce the related Mortgage Interest Rate with respect to any Mortgage Loan, (5) convert the Mortgage Interest Rate on any Mortgage Loan from a fixed rate to an adjustable rate or vice versa, (6) with respect to a Mortgage Loan with an initial fixed rate period followed by an adjustable rate period, extend the fixed period and reduce the adjustable rate period, and/or (7) forgive the amount of any interest and principal owed by the related Mortgagor; provided that in the Company's reasonable and prudent determination, such waiver, modification, postponement or indulgence: (A) is not materially adverse to the interests of the Purchaser on a present value basis using reasonable assumptions (including taking into account any estimated Realized Loss that might result absent such action); and (B) does not amend the related Mortgage Note to extend the maturity thereof later than the date of the Latest Possible Maturity Date (as such term is defined in the related pooling and servicing agreement); provided, further, with respect to any Mortgage Loan that is not in default or if default is not reasonably foreseeable, unless the Company has provided to the Purchaser a certification addressed to the Purchaser, based on the advice of counsel or certified public accountants that have a national reputation with respect to taxation of REMICs that a modification of such Mortgage Loan will not result in the imposition of taxes on or disqualify from REMIC status any of the REMICS and has obtained the prior written consent of the Purchaser, the Company shall not permit any modification with respect to any Mortgage Loan. Notwithstanding the foregoing, for any modification which may result in a realized loss of 20% or more of the outstanding principal balance of a Mortgage Loan, the Company shall present such proposed modification, together with any supporting documentation, to the Master Servicer for consideration and approval.

(f) Section 4.03 of the Purchase Agreement is hereby amended by adding the following paragraph to the end of the section:

On each Remittance Date, the Company shall remit to the Master Servicer all Liquidation Proceeds and Insurance Proceeds, along with any Servicing Advances and Advances, such that the sum of the foregoing at least equals in the aggregate the outstanding Stated Principal Balance of the related Mortgage Loans. The Master Servicer shall fully reimburse the Company for Servicing Advances and Monthly Advances related to Liquidation Proceeds on the Remittance Date after such Servicing Advances and Monthly Advances are approved; provided, however, the Company must provide documentation in the form of Exhibit P hereto to the Master Servicer seeking approval within 90 days of final liquidation of a Mortgage Loan. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim and all required supporting documentation. The Company’s obligation to make such Servicing Advances and Monthly Advances as to any Mortgage Loan shall continue through the final liquidation of the Mortgaged Property, unless the Company deems such advance nonrecoverable and submits an officer’s certificate in accordance with Section 5.03.

(g) Sections 4.05(vi), 4.05(vii) and 4.05(vi) are hereby renumbered as Sections 4.05(vi), 4.05(vii) and 4.05(viii), and the following is added as Section 4.05(ix):

(ix) to reimburse itself for Nonrecoverable Advances, to the extent not reimbursed pursuant to clause (ii) or clause (iii), upon prior approval from the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, such claim must be complete with all supporting documentation.

(h) The following is added as the last paragraph of Section 4.05:

“Notwithstanding the foregoing, the Company’s right to reimbursement pursuant to clauses (ii), (iii) and (ix) above shall be subject to the prior approval of the Master Servicer. The Master Servicer shall provide such approval or denial to the Company no later than thirty (30) days after receipt of such claim; provided, however, the Company must submit such claim with all supporting documentation in order for the Master Servicer to approve or deny such claim within such time period. Pending such approval, such funds shall be remitted by the Company to the Master Servicer to the extent such funds, in addition to any Servicing Advances and Advances, constitute an amount equal to the outstanding Stated Principal Balance of the related Mortgage Loan plus any accrued interest due and owing on such Mortgage Loan.”

(i) The second sentence of the second paragraph of Section 5.02 of the Purchase Agreement is hereby deleted and replaced with the following:

The Company shall also provide a monthly report in the form of Exhibit K and Exhibit L, with respect to remittances, Exhibit J (within fifteen (15) calendar days from remittance of liquidation proceeds), with respect to realized losses and gains, Exhibit M (within five (5) business days of month end), with respect to defaulted mortgage loans, Exhibit N, with respect to delinquent mortgage loans, Exhibit O, with respect to modified mortgage loans, Exhibit P, with respect to claims submitted and Exhibit Q, with respect to loss severity, with each such report.

(j) Section 6.02 of the Purchase Agreement is hereby amended by including the words “(or if the Company does not, the Master Servicer may)” after the word “will” and before the word “immediately” in the third line thereof.

(k) Section 6.04 of the Purchase Agreement shall be deleted in its entirety.

(l) Section 6.05 of the Purchase Agreement shall be deleted in its entirety.

(m) Section 9.01 of the Purchase Agreement is hereby amended by adding the word “or” at the end of clause (ix) thereof and inserting the following as clause (x):

(x) failure by the Company to duly perform, within the required time period, its obligations under Section 4 and Section 5 of Article 1 of Amendment Reg. AB to the Servicing Agreement which failure continues unremedied for a period of ten (10) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by any party to this Agreement or by any Master Servicer. This paragraph shall supersede any other provision of this Agreement or other Agreement to the contrary.

(n) The following is added as Subsection 4.05(vii) of the Purchase Agreement:

(vii) to reimburse itself for any Nonrecoverable Advances;

(o) Section 11.04 of the Purchase Agreement is deleted in its entirety and replaced with the following:

Section 11.04  Governing Law.

This Agreement and the related Term Sheets shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws other than Section 5-1401 of the New York General Obligations Law which shall govern. The obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

(p) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit J to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 1.

(q) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit K to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 2.

(r) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit L to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 3.

(s) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit M to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 4.

(t) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit N to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 5.

(u) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit O to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 6.

(v) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit P to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 7.

(w) The Purchase Agreement is hereby amended as of the date hereof by inserting a new Exhibit Q to the Purchase Agreement, a copy of which is annexed hereto as Exhibit 8.

(x) The following is added as the last sentence of Section 4 of the Amendment Reg AB:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Annual Statement of Compliance pursuant to this Section 4 or to the related section of such other applicable agreement, as the case may be, as to the performance of its obligations with respect to the period of time it was subject to this Agreement or any other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

(y) The following is added as the last sentence of Section 5 of the Amendment Reg AB:

In the event the Servicer or any subservicer or subcontractor engaged by it is terminated, assigns its rights and obligations under, or resigns pursuant to, the terms of this Agreement, or any other applicable agreement in the case of a subservicer or subcontractor, as the case may be, such party shall provide an Assessment of Compliance and cause to be provided an Attestation Report pursuant to this Section 5 or to the related section of such other applicable agreement, as the case may be, notwithstanding any such termination, assignment or resignation.

Miscellaneous

9.  All demands, notices and communications related to the Assigned Loans, the Agreements and this AAR Agreement shall be in writing and shall be deemed to have been duly given if personally delivered or mailed by registered mail, postage prepaid, as follows:

a. In the case of Company,

National City Mortgage Co.
3232 Newmark Drive
Miamisburg, Ohio 45342
Attention: Mary Beth Criswell

b. In the case of Assignor,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067
Attention: Michelle Viner
Facsimile: (214) 626-4889
Email: mviner@bear.com

with a copy to:

Bear, Stearns & Co. Inc.
383 Madison Avenue
New York, New York 10179
Attention: Robert Durden
Telecopier No.: (212) 272-2453

c. In the case of Assignee,

Wells Fargo Bank, National Association
as Trustee
9062 Old Annapolis Road
Columbia, Maryland 21045
Attention: Client Manager BSABS I 2007-AC4
Telecopier No.: (410) 715-2380

d.  In the case of the Master Servicer,

EMC Mortgage Corporation
2780 Lake Vista Drive
Lewisville, Texas 75067-3884
Attention: General Counsel
Facsimile: (469) 759-4714

10.  This AAR Agreement shall be construed in accordance with the laws of the State of New York, without regard to conflicts of law principles, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

11.  No term or provision of this AAR Agreement may be waived or modified unless such waiver or modification is in writing and signed by the party against whom such waiver or modification is sought to be enforced.

12.  This AAR Agreement shall inure to the benefit of the successors and assigns of the parties hereto. Any entity into which Assignor, Assignee or Company may be merged or consolidated shall without the requirement for any further writing, be deemed Assignor, Assignee or Company, respectively hereunder. Any Master Servicer shall be considered a third party beneficiary of this AAR Agreement, entitled to all the rights and benefits accruing to any Master Servicer herein as if it were a direct party to this AAR Agreement. A copy of all assessments, attestations, reports and certifications required to be delivered by the servicer under the Purchase Agreement and this AAR Agreement shall be delivered to the Master Servicer by the date(s) specified herein or therein and where such documents are required to be addressed to such party, such addressee shall include the Master Servicer and the Master Servicer shall be entitled to rely on such documents.

13.  This AAR Agreement shall survive the conveyance of the Assigned Loans as contemplated in this AAR Agreement.

14.  This AAR Agreement may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original and all such counterparts shall constitute one and the same instrument.

15.  In the event that any provision of this AAR Agreement conflicts with any provision of the Agreements with respect to the Assigned Loans, the terms of this AAR Agreement shall control.

IN WITNESS WHEREOF, the parties hereto have executed this AAR Agreement as of the day and year first above written.

EMC MORTGAGE CORPORATION Assignor and Master Servicer

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
not in its individual capacity but solely as Trustee for the holders of Bear Stearns Asset Backed Securities I Trust 2007-AC4, Asset-Backed Certificates, Series 2007-AC4, as Assignee

By:
Name:
Title:

NATIONAL CITY MORTGAGE CO. Company

By:
Name:
Title:

Acknowledged and Agreed: BEAR STEARNS ASSET BACKED SECURITIES I LLC

By:
Name:
Title:

ATTACHMENT l

ASSIGNED LOAN SCHEDULE

(Provided upon request)

ATTACHMENT 2

PURCHASE AGREEMENT AND TERM SHEETS

(Provided upon request)

Exhibit 1
EXHIBIT J to the Purchase Agreement

EMC FORM - CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date:

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?   Yes   No
Has this loan been crammed down in a bankruptcy?  Yes   No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

 Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits

Total Realized Loss (or Amount of Gain)   $________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

Exhibit 2
EXHIBIT K to the Purchase Agreement

EMC FORM - REMITTANCE OVERVIEW REPORT

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

Exhibit 3
EXHIBIT L to the Purchase Agreement

EMC FORM - REMITTANCE SUMMARY REPORT

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

Exhibit 4
EXHIBIT M to the Purchase Agreement

EMC FORM - DEFAULT OVERVIEW REPORT

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

Exhibit 5
EXHIBIT N to the Purchase Agreement

EMC FORM - DELINQUENCY SUMMARY REPORT

Delinquency Summary Report: Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

Exhibit 6
EXHIBIT O to the Purchase Agreement

EMC FORM - MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

Exhibit 7
EXHIBIT P to the Purchase Agreement

EMC FORM - CLAIMS SUBMITTED REPORT

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)
Claim Amount Submitted	NUMERIC (12,2)

Exhibit 8
EXHIBIT Q to the Purchase Agreement

EMC FORM - LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT S

REMITTANCE OVERVIEW REPORT

Remittance Overview Report: Provides loan level detail regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal Name	VARCHAR (15)
Master Servicer Loan Number	NUMERIC (9,0)
Current Investor Category	VARCHAR (5)
Original Investor Category	VARCHAR (5)
Servicer Loan Number	VARCHAR (15)
Cutoff Date	DATE (MM/DD/YYYY)
Loan Next Due Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Pending Interest Rate	NUMERIC (7,7)
Servicing Fee Rate	NUMERIC (7,7)
MI Rate	NUMERIC (7,7)
Scheduled P&I Amount (P & I Constant)	NUMERIC (12,2)
ARM Index	NUMERIC (7,7)
Pending ARM Index	NUMERIC (7,7)
Beginning Scheduled Principal Balance	NUMERIC (12,2)
Actual Principal Remitted	NUMERIC (12,2)
Actual Principal Curtailment Remitted	NUMERIC (12,2)
Curtailment Adjustment Remitted	NUMERIC (12,2)
Liquidation Principal Remitted	NUMERIC (12,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (12,2)
Scheduled Gross Interest	NUMERIC (12,2)
Actual Interest Remitted	NUMERIC (12,2)
Scheduled Service Fee Amount	NUMERIC (12,2)
Soldiers and Sailors Variance	NUMERIC (12,2)
Net Interest Not Advanced	NUMERIC (12,2)
Prepayment Penalty Remitted	NUMERIC (12,2)
PMI Premium Remitted	NUMERIC (12,2)
Additional Fees Remitted	NUMERIC (12,2)
Ending Scheduled Balance	NUMERIC (12,2)
Actual Amount Remitted Total (each loan)	NUMERIC (12,2)
Beginning Actual Balance	NUMERIC (12,2)
Actual Principal Collected	NUMERIC (12,2)
Actual Curtailments Collected	NUMERIC (12,2)
Curtailment Adjustment Collected	NUMERIC (12,2)
Gross Interest Collected	NUMERIC (12,2)
Net Interest Collected	NUMERIC (12,2)
Service Fee Collected	NUMERIC (12,2)
Actual Ending Principal Balance	NUMERIC (12,2)
Liquidation Date	DATE (MM/DD/YYYY)
Liquidation Type	VARCHAR (1)
Gross Liquidation Proceeds	NUMERIC (12,2)
Liquidation Expenses	NUMERIC (12,2)
Principal and Interest Advanced Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Calculated Loss to Trust	NUMERIC (12,2)
Net Interest Remitted	NUMERIC (12,2)
Collected Interest Not Remitted	NUMERIC (12,2)
Ending Advance Balance	NUMERIC (12,2)
Soldiers and Sailors Flag	VARCHAR (1)
Soldiers and Sailors Old Rate	NUMERIC (7,7)
Soldiers and Sailors Old P & I	NUMERIC (12,2)
Modified Date	DATE (MM/DD/YYYY)
Stop Advance Flag
Stop Advance Date	DATE (MM/DD/YYYY)
BPO Value	NUMERIC (12,2)
Cash Flow Group	VARCHAR (2)
MSP Principal Balance	NUMERIC (12,2)
Debt Forgiven / Charged Off	NUMERIC (12,2)
Mortgagor PITI Payment	NUMERIC (12,2)
Bankruptcy Status	VARCHAR (2)
Foreclosure Status	VARCHAR (2)
Modification Status
Interest Only Loan	VARCHAR (2)
Escrowed Loan	VARCHAR (2)
Monthly Escrow Deposit	NUMERIC (12,2)
Escrow Balance	NUMERIC (12,2)
Escrow Advance Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Mortgagor Recoverable Corporate Expense Balance	NUMERIC (12,2)
Non-Recoverable Corporate Expense Balance	NUMERIC (12,2)
HUD 235 Loan Status	VARCHAR (2)
HUD 235 Balance	NUMERIC (12,2)
Late Charge Balance	NUMERIC (12,2)
Buydown Loan Status	VARCHAR (2)
Monthly Buydown Amount	NUMERIC (12,2)
Monthly Buydown Funds Balance	NUMERIC (12,2)
Prepayment Penalty Amount Waived	NUMERIC (12,2)
Prepayment Penalty Waived Reason Code	VARCHAR (3)
Material Breach Status	VARCHAR (3)
Material Breach Code	VARCHAR (3)
Prefunding Date	DATE (MM/DD/YYYY)
3rd Party Recoverable Expenses	NUMERIC (12,2)

EXHIBIT T

REMITTANCE SUMMARY REPORT

Remittance Summary Report: Provides summary data at a deal (investor/category) level regarding the remittance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Deal	VARCHAR (15)
Investor	VARCHAR (5)
Category	VARCHAR (5)
Principal Remitted	NUMERIC (15,2)
Curtailments Remitted	NUMERIC (15,2)
Curtailment Adjustments Remitted	NUMERIC (15,2)
Liquidation Proceeds Remitted	NUMERIC (15,2)
Principal Not Advanced (stop advance loans only)	NUMERIC (15,2)
Principal Amounts Called/Collapsed	NUMERIC (15,2)
Total Principal Remitted	NUMERIC (15,2)
Interest Remitted	NUMERIC (15,2)
PMI Premiums Remitted	NUMERIC (15,2)
Soldiers and Sailors Difference	NUMERIC (15,2)
Net Interest Not Advanced	NUMERIC (15,2)
Non Comp Interest Remitted	NUMERIC (15,2)
Prepayment Penalties Remitted	NUMERIC (15,2)
Total Interest Remitted	NUMERIC (15,2)
Arrearage Amount Remitted	NUMERIC (15,2)
Aggregate Loss to Trust Total Manual Adjustments	NUMERIC (15,2)
Debt Forgiven/ Charged Off	NUMERIC (15,2)
Additional Fees Collected	NUMERIC (15,2)
Total Remittance	NUMERIC (15,2)

EXHIBIT U

CALCULATION OF GAIN-LOSS DELINQUENT LOANS

EMC Master Servicing Calculation of Gain/Loss on Delinquent Loan Worksheet

Date: ________________________

Prepared By	Phone Number	Email Address

Servicer Loan Number	Servicer Address	EMC Loan Number

Borrower Name	Property Address

Liquidation Type	REO	Third Party	Short Sale	Charge off	Deed In Lieu

Has this loan been previously modified?	Yes	No
Has this loan been crammed down in a bankruptcy?	Yes	No
If “Yes”, provide amount _______________________________

Liquidation and Acquisition Expenses:

Amounts requiring Amortization Schedule for backup:

Actual Unpaid Principal Balance of Mortgage Loan
Interest Accrued at Net Rate Less Servicing Fees
Accrued Servicing Fees

Amounts requiring Additional backup:

Attorney’s Fees	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Attorney’s Costs	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Taxes	Payment history showing disbursements
Property Maintenance	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Property Inspection	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
PMI/Hazard Insurance Premiums	Payment history showing disbursements
Utility Expenses	Payment history showing disbursements
Appraisal/BPO Expenses	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
HOA Dues	Payment history showing disbursements
Cash For Keys	Corporate advance history defining amounts paid, reimbursed, payee and reason codes
Miscellaneous (itemized)	Requires Itemization and supporting detail
Total Expenses	-------------------------------------

Credits to Loan:

Escrow Balance/Advance	Payment history showing disbursements and ending balance
Rental Receipts	Payment history showing application of funds to loan
Hazard Claim Proceeds	Payment history showing credit to account
PMI Funds	EOB document
Government Insurance Funds (Part A Funds)	EOB document
REO Proceeds	HUD 1 Settlement Statement
Government Insurance Funds (Part B Funds)	EOB document
Pool Insurance Proceeds	Payment history showing credit to account
Other Credits (itemized)	Payment history showing credit to account
Total Credits	--------------------------------------
Total Realized Loss (or Amount of Gain)                                                                                                                                                                        $_______________________

NOTE: Do not combine or net remit items. All expenses and credits should be documented individually. Claim packages are due by the fifth business day of the month following receipt of liquidation proceeds. Late claims may result in delayed claim payment. The Servicer is responsible to remit all funds pending loss approval and /or resolution of any disputed items.

EXHIBIT V

FORM OF CERTIFICATION TO BE
PROVIDED BY THE TRUSTEE TO DEPOSITOR

Re:
Bear Stearns Asset Backed Securities I Trust 2007-AC4 (the “Trust”), Mortgage Pass-Through Certificates, Series 2007-AC4, issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007 among Bear Stearns Asset Backed Securities I LLC, as Depositor, EMC Mortgage Corporation, as master servicer, seller and company and Wells Fargo Bank, National Association, as trustee.

The Trustee hereby certifies to the Depositor, and its officers, directors and affiliates, and with the knowledge and intent that they will rely upon this certification, that:

(1) I have reviewed the annual report on Form 10-K for the fiscal year [____] (the “Annual Report”), and all reports on Form 10-D required to be filed in respect of period covered by the Annual Report (collectively with the Annual Report, the “Reports”), of the Trust;

(2) To my knowledge, (a) the Reports, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by the Annual Report, and (b) the Trustee’s assessment of compliance and related attestation report referred to below, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such assessment of compliance and attestation report;

(3) To my knowledge, the distribution information required to be provided by the Trustee under the Pooling and Servicing Agreement for inclusion in the Reports is included in the Reports;

(4) I am responsible for reviewing the activities performed by the Trustee under the Pooling and Servicing Agreement, and based on my knowledge and the compliance review conducted in preparing the compliance statement of the Trustee required by the Pooling and Servicing Agreement, and except as disclosed in the Reports, the Trustee has fulfilled its obligations under the Pooling and Servicing Agreement in all material respects; and

(5) The report on assessment of compliance with servicing criteria applicable to the Trustee for asset-backed securities of the Trustee and each Subcontractor utilized by the Trustee and related attestation report on assessment of compliance with servicing criteria applicable to it required to be included in the Annual Report in accordance with Item 1122 of Regulation AB and Exchange Act Rules 13a-18 and 15d-18 has been included as an exhibit to the Annual Report. Any material instances of non-compliance are described in such report and have been disclosed in the Annual Report.

In giving the certifications above, the Trustee has reasonably relied on information provided to it by the following unaffiliated parties: [names of servicer(s), master servicer, subservicer, depositor, trustee, custodian(s)]

Date:

[Signature]
[Title]

EXHIBIT W

[Reserved]

EXHIBIT X

CLAIMS SUBMITTED

Claims Submitted Report: Provides loan level detail regarding claims submitted by the servicer’s investor number that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Loan Number	VARCHAR (15)
Mortgage Group	VARCHAR (1)
Liquidation Type	VARCHAR (1)
Escrow Balance or Advance Balance	NUMERIC (12,2)
Corporate Expense Balance	NUMERIC (12,2)
Restricted Escrow Balance	NUMERIC (12,2)
Replacement Reserve Balance	NUMERIC (12,2)
Suspense Balance	NUMERIC (12,2)
Third Party Expense Balance	NUMERIC (12,2)
Charge Off Amount	NUMERIC (12,2)
Side Note Collections	NUMERIC (12,2)

EXHIBIT Y

DEFAULT OVERVIEW REPORT

Default Overview Report: Provides loan level detail regarding the defaulted loans that are being serviced and reported to EMC Master Servicing. The report contains the following data fields in the order below:

Field	Field Description
Servicer loan number	VARCHAR (15)
SBO loan number	VARCHAR (9)
Zip Code	VARCHAR (5)
Original loan amount	NUMERIC (12,2)
Original value amount	NUMERIC (12,2)
Origination date	DATE (MM/DD/YYYY)
Loan type	VARCHAR (2)
Actual due date	DATE (MM/DD/YYYY)
Current loan amount	NUMERIC (12,2)
Corporate expense balance	NUMERIC (12,2)
Escrow balance/advance balance	NUMERIC (12,2)
Suspense balance	NUMERIC (12,2)
Restricted escrow balance	NUMERIC (12,2)
Current Value date	DATE (MM/DD/YYYY)
Current value amount	NUMERIC (12,2)
Current value source	VARCHAR (15)
VA LGC/ FHA Case number	VARCHAR (15)
% of MI coverage	NUMERIC (7,7)
MI certificate number	VARCHAR (15)
LPMI Cost	NUMERIC (7,7)
Occupancy status	VARCHAR (1)
First vacancy date	DATE (MM/DD/YYYY)
Property condition	VARCHAR (2)
Property type	VARCHAR (2)
Delinquency flag	VARCHAR (2)
Reason for default	VARCHAR (2)
FNMA action code	VARCHAR (3)
FNMA delinquency reason code	VARCHAR (3)
Loss mit flag	VARCHAR (2)
Loss mit type	VARCHAR (2)
Loss mit approval date	DATE (MM/DD/YYYY)
Loss mit removal date	DATE (MM/DD/YYYY)
Repay first due date	DATE (MM/DD/YYYY)
Repay next due date	DATE (MM/DD/YYYY)
Repay plan broken/reinstated/closed date	DATE (MM/DD/YYYY)
Repay plan created date	DATE (MM/DD/YYYY)
Foreclosure flag	VARCHAR (2)
Foreclosure attorney referral date	DATE (MM/DD/YYYY)
Actual first legal date	DATE (MM/DD/YYYY)
Date FC sale scheduled	DATE (MM/DD/YYYY)
Foreclosure actual sale date	DATE (MM/DD/YYYY)
Actual redemption end date	DATE (MM/DD/YYYY)
Actual eviction complete date	DATE (MM/DD/YYYY)
Actual eviction start date	DATE (MM/DD/YYYY)
Bankruptcy flag	VARCHAR (2)
Actual bankruptcy start date	DATE (MM/DD/YYYY)
Bankruptcy chapter	VARCHAR (2)
Bankruptcy Case Number	VARCHAR (15)
Post petition due date	DATE (MM/DD/YYYY)
Actual discharge date	DATE (MM/DD/YYYY)
Date relief/dismissal granted	DATE (MM/DD/YYYY)
Actual MI claim filed date	DATE (MM/DD/YYYY)
Actual MI claim amount filed	NUMERIC (12,2)
MI claim amount paid	NUMERIC (12,2)
MI claim funds received date	DATE (MM/DD/YYYY)
Title approval letter received date	DATE (MM/DD/YYYY)
Title package HUD/VA date	DATE (MM/DD/YYYY)
FHA 27011A transmitted date	DATE (MM/DD/YYYY)
FHA Part A funds received date	DATE (MM/DD/YYYY)
FHA 27011 B transmitted date	DATE (MM/DD/YYYY)
FHA Part B funds received date	DATE (MM/DD/YYYY)
VA NOE submitted date	DATE (MM/DD/YYYY)
VA first funds received amount	NUMERIC (12,2)
VA first funds received date	DATE (MM/DD/YYYY)
VA claim funds received date	DATE (MM/DD/YYYY)
VA claim submitted date	DATE (MM/DD/YYYY)
VA claims funds received amount	NUMERIC (12,2)
REO flag	VARCHAR (2)
REO repaired value	NUMERIC (12,2)
REO value (as is)	NUMERIC (12,2)
REO value date	DATE (MM/DD/YYYY)
REO value source	VARCHAR (15)
REO original list date	DATE (MM/DD/YYYY)
REO original list price	NUMERIC (12,2)
REO list price adjustment amount	NUMERIC (12,2)
REO list price adjustment date	DATE (MM/DD/YYYY)
Date REO offer received	DATE (MM/DD/YYYY)
Date REO offer accepted	DATE (MM/DD/YYYY)
REO scheduled close date	DATE (MM/DD/YYYY)
REO actual closing date	DATE (MM/DD/YYYY)
REO sales price	NUMERIC (12,2)
REO net sales proceeds	NUMERIC (12,2)
Estimated loss	NUMERIC (12,2)

EXHIBIT Z

DELINQUENT SUMMARY REPORT

Delinquency Summary Report: Provides summary data at the servicer investor level regarding loan performance that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Servicer Investor Number	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Performance type (Current, 30 days, 60 days, 90+ days, Foreclosure, Bankruptcy or PIF)	VARCHAR (6)
Count of Loans	NUMERIC (10,0)
Percent of Investor Number	NUMERIC (7,7)
Deal UPB	NUMERIC (14,2)
Percent of Deal UPB	NUMERIC (7,7)
Arrears Balance	NUMERIC (14,2)
Percent of Arrears Balance	NUMERIC (7,7)
Foreclosure Quick Sale	NUMERIC (12,2)
REO Book Value	NUMERIC (12,2)

EXHIBIT AA

LOSS SEVERITY SUMMARY REPORT

Loss Severity Summary Report: Provides summary data at the deal level regarding loss severity that will be submitted to EMC Master Servicing and contains the following data fields in the order below:

Field	Field Description
Month End	DATE (MM/DD/YYYY)
Deal Name	VARCHAR (15)
Servicer Investor Number	VARCHAR (5)
Servicer Investor Category	VARCHAR (5)
Mortgage Group	VARCHAR (1)
Loan Number	VARCHAR (15)
Liquidation Type	VARCHAR (1)
Loan Due Date	DATE (MM/DD/YYYY)
PIF Date	DATE (MM/DD/YYYY)
Gross Interest Rate	NUMERIC (7,7)
Net Interest Rate	NUMERIC (7,7)
Service Fee Rate	NUMERIC (7,7)
P & I Constant	NUMERIC (12,2)
Scheduled Beginning Balance	NUMERIC (12,2)
Arrearage Balance	NUMERIC (12,2)
Total Legal and Other Expenses	NUMERIC (12,2)
Scheduled Advanced Interest	NUMERIC (12,2)
Scheduled Liquidated Amount	NUMERIC (12,2)
Gross Liquidation Proceeds	NUMERIC (12,2)
P & I Advance Balance	NUMERIC (12,2)
Delinquent Service Fee	NUMERIC (12,2)
Net Liquidation Proceeds	NUMERIC (12,2)
Scheduled Net Interest	NUMERIC (12,2)
Net Liquidated Funds Remitted	NUMERIC (12,2)
Total Loss (Gain) Amount	NUMERIC (12,2)
Total Loss (Gain) to Trust	NUMERIC (12,2)
Total Loss (Gain) to Servicer	NUMERIC (12,2)
Total Loss Severity %	NUMERIC (7,7)
Total Loss Severity % to Trust	NUMERIC (7,7)
Total Liquidated Remitted	NUMERIC (12,2)
Claim on Trust Loss	NUMERIC (12,2)
Claim on Servicer Loss	NUMERIC (12,2)
Total Claim Amount	NUMERIC (12,2)

EXHIBIT BB

MODIFIED LOANS REPORT

Modified Loans Report: Provides loan level data regarding all loans that the Servicer has modified with the first modified payment due within thirty days following the end of the reporting cycle. The report contains the following data fields in the order below:

Field Description	Field Description
Loan	VARCHAR (15)
Investor	VARCHAR (5)
Original Category	VARCHAR (5)
Current Category	VARCHAR (5)
Stop Adv Flag	VARCHAR (3)
Modified Due Date	DATE (MM/DD/YYYY)
Mod Loan Curtailment	NUMERIC (15,2)
Mod Loan Curt Adjustment	NUMERIC (15,2)
Principal Advanced Capped	NUMERIC (15,2)
Net Interest Advanced Capped	NUMERIC (15,2)
Service Fee Advanced Capped	NUMERIC (15,2)
Third Party Bal Capped	NUMERIC (15,2)
Amount of Other Capped	NUMERIC (15,2)
Borrower Interest Contribution	NUMERIC (15,2)
Borrower Fee Code Arrearage Contribution	NUMERIC (15,2)
Borrower Principal Contribution	NUMERIC (15,2)
Amt Forgiven	NUMERIC (15,2)
Beg Delq Prin Bal	NUMERIC (15,2)
Beg Delq Int Bal	NUMERIC (15,2)
Beg Pre Prin Bal	NUMERIC (15,2)
Beg Pre Int Bal	NUMERIC (15,2)
Excess Int Adjust	NUMERIC (15,2)
Excess Interest on Mod	NUMERIC (15,2)

EXHIBIT CC

FORM OF TRANSFEROR AFFIDAVIT

STATE OF NEW YORK	)
	)	ss.:
COUNTY OF NEW YORK	)

The undersigned is the [Title of Officer] of [Name of Transferor] (the “Owner”), the proposed transferor of an Ownership Interest in the Bear Stearns Asset Backed Securities I LLC Asset-Backed Certificates, Series 2007-AC4, Class [R-1][R-2][R-3][R-4][RX] Certificate (the “Certificate”) issued pursuant to the Pooling and Servicing Agreement, dated as of April 1, 2007 (the “Agreement”), among Bear Stearns Asset Backed Securities I LLC, as depositor, EMC Mortgage Corporation, as seller, master servicer and company and Wells Fargo Bank, National Association, as trustee (the “Trustee”), and makes this affidavit on behalf of the Owner for the benefit of the Depositor and the Trustee. Capitalized terms used, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

1.  The Owner is not transferring the Certificate to impede the assessment or collection of any tax.

2.  The Owner has no actual knowledge that the proposed transferee of the Certificate: (i) has insufficient assets to pay any taxes that would be owed by such transferee as Holder of the Certificate; (ii) may become insolvent or subject to a bankruptcy proceeding for so long as the Certificate remains outstanding; and (iii) is not a Permitted Transferee.

3.  The Owner understands that the proposed transferee has delivered to the Trustee and the Depositor a transfer affidavit and agreement in the form attached to the Agreement as Exhibit C. The Owner does not know or believe that any representation contained therein is false.

4.  At the time of transfer, the Owner has conducted a reasonable investigation of the financial condition of the proposed transferee as contemplated by Treasury Regulation Section 1.860E-1(c)(4)(i) and, as a result of that investigation, the Owner has determined that the proposed transferee has historically paid its debts as they became due and has found no significant evidence to indicate that the proposed transferee will not continue to pay its debts as they become due in the future. The Owner understands that the transfer of the Certificate may not be respected for U.S. federal income tax purposes (and the Owner may continue to be liable for U.S. federal income taxes associated therewith) unless the Owner has conducted such an investigation.

IN WITNESS WHEREOF, the Investor has caused this instrument to be executed on its behalf, pursuant to authority of its Board of Directors, by its [Title of Officer] this ____ day of _________, 20__.

[NAME OF OWNER]

By:
Name:	[Name of Officer]
Title:	[Title of Officer]

Personally appeared before me the above-named [Name of Officer], known or proved to me to be the same person who executed the foregoing instrument and to be the [Title of Officer] of the Owner, and acknowledged to me that he/she executed the same as his/her free act and deed and the free act and deed of the Owner.

Subscribed and sworn before me this ___ day of _________, 20___.

NOTARY PUBLIC

COUNTY OF

STATE OF

My commission expires the ___ day of ___________________, 20___.